As filed with the Securities and Exchange Commission on June 14, 2021.

Registration No. 333-254279

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6

TO

FORM S-4

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

LEISURE ACQUISITION CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	82-2755287
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

250 West 57th Street, Suite 415

New York, NY 10107

(646) 565-6940

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

A. Lorne Weil

Executive Chairman

250 West 57th Street, Suite 415

New York, NY 10107

(646) 565-6940

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Jeffrey A. Horwitz, Esq. Daniel I. Ganitsky, Esq. Daniel L. Forman, Esq. Proskauer Rose LLP Eleven Times Square New York, NY 10036 Tel: (212) 969-3000	David I. Meyers, Esq. Troutman Pepper Hamilton Sanders LLP 1001 Haxall Point, 15th Floor Richmond, VA 23219 Tel: (804) 697-1200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(2)
Common Stock, par value $0.0001 per share	18,000,000	(3)	N/A	$2,733,485	(4)	$0.00	(5)

(1)	Pursuant to Rule 416 under the Securities Act, the registrant is also registering an indeterminate number of additional shares of common stock that may become issuable to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	The registration fee is calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.

(3)	Consists of 18,000,000 shares of common stock to be issued in connection with the Merger (as defined herein), including the maximum number of shares which may be issued in respect of the Newly Issued Ensysce Convertible Notes (as defined herein).

(4)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. Ensysce Biosciences, Inc. (“Ensysce”), a Delaware corporation, is a private company, no market exists for its securities, and Ensysce has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the Ensysce common stock expected to be exchanged in the business combination, including Ensysce common stock issuable in respect of the maximum number of Newly Issued Ensysce Convertible Notes. This calculation results in an offering price per share of less than $.01 per share, therefore, the value of each share of common stock of Ensysce has been rounded up to $.01 for purposes of calculating the filing fee.

(5)	A filing fee of $298.22 was paid in connection with the filing of the Registration Statement on Form S-4 on March 15, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED JUNE 14, 2021

PROXY STATEMENT OF
LEISURE ACQUISITION CORP.

PROSPECTUS FOR UP TO

18,000,000 SHARES OF COMMON STOCK

Dear Leisure Acquisition Corp. Stockholders,

On behalf of the board of directors (the “Board”) of Leisure Acquisition Corp., a Delaware corporation (“LACQ,” “we” or “our”), we cordially invite you to a special meeting (the “special meeting”) of stockholders to be held at 9:00 a.m. eastern time, on June 28, 2021, at the offices of LACQ at 250 West 57th Street, Suite 415, New York, New York 10107. You will be able vote your shares of LACQ common stock by either signing and returning the enclosed proxy card or attending the special meeting and voting in person.

On January 31, 2021, LACQ entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among LACQ, EB Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LACQ (“Merger Sub”), and Ensysce Biosciences, Inc., a Delaware corporation (“Ensysce”), providing for, among other things, and subject to the terms and conditions therein, the business combination between LACQ and Ensysce pursuant to the merger of Merger Sub with and into Ensysce, with Ensysce continuing as the surviving entity (the “Merger”). The Merger, together with the other transactions contemplated by the Merger Agreement and the related agreements, are referred to herein as the “Transactions.”

The proposed Merger is expected to be consummated after the required approval by the stockholders of LACQ, and the satisfaction or waiver of certain other conditions summarized below. At the reference price of $10.00 per share of LACQ common stock, the total Merger Consideration of 17,336,655 shares of LACQ common stock (based on the number of shares of Ensysce common stock outstanding at May 21, 2021 and excluding the shares underlying the Ensysce Options and Ensysce Warrants and shares which may be issuable with respect to the Newly Issued Ensysce Convertible Notes (as those terms are defined herein)) would have a value of $173,336,550.

Pursuant to the Merger Agreement, at the effective time of the Merger:

(a) each outstanding share of Ensysce common stock, including shares issuable upon conversion of certain convertible notes of Ensysce that will convert into Ensysce common stock immediately prior to the effective time of the Merger, will be cancelled and automatically converted into the right to receive a number of shares of LACQ common stock calculated pursuant to the Merger Agreement (the “Merger Consideration”); and

(b) each option to acquire Ensysce common stock that is outstanding immediately prior to the effective time of the Merger, will be assumed and automatically converted into an option to purchase a number of shares of LACQ common stock at the exercise price calculated pursuant to the Merger Agreement and each warrant to acquire Ensysce common stock that is outstanding immediately prior to the effective time of the Merger, will be assumed and automatically converted into a warrant to purchase a number of shares of LACQ common stock at the exercise price calculated pursuant to the Merger Agreement.

Upon completion of the Transactions it is expected that: (a) LACQ’s public stockholders (other than the initial stockholders and their respective affiliates) will own approximately 0.9% in the post-combination company; (b) the initial stockholders of LACQ and their respective affiliates, including the Sponsors (which are entities affiliated with A. Lorne Weil, LACQ’s Executive Chairman, and Daniel B. Silvers, LACQ’s Chief Executive Officer), and HG Vora Capital Management LLC on behalf of one or more funds or accounts managed by it (the “Strategic Investor”), will own approximately 24.6% of the post-combination company; (c) Other Stockholders (consisting of the underwriter in LACQ’s initial public offering and an Ensysce vendor which have agreed to receive LACQ common stock instead of cash) and the parties to Ensysce’s GEM Agreement (as defined herein), which has agreed to provide an equity line) will own approximately 3.4% of the post-combination company; and (d) current holders of Ensysce Stock, including holders of shares issued on conversion of Ensysce Convertible Notes, will collectively own approximately 71.1% of the post-combination company. These levels of ownership interests: (i) exclude the impact of the shares of LACQ common stock underlying the warrants and those reserved for issuance under the Incentive Plan (as defined herein), (ii) assume that no LACQ public stockholder exercises redemption rights with respect to its public shares for a pro rata portion of the funds in LACQ’s trust account and that 17,336,655 shares of LACQ common stock are issued as Merger Consideration and are outstanding as of the closing (including shares of LACQ common stock issued on conversion of Ensysce Convertible Notes (other than up to 500,000 shares of LACQ common stock which may be issued in respect of Newly Issued Ensysce Convertible Notes) and exclude shares underlying the Ensysce Options and Ensysce Warrants); and (iii) exclude the impact of warrants to acquire LACQ common stock anticipated to be issued pursuant to the Expense Advancement Agreement and Ensysce’s GEM Agreement (as those terms are defined herein).

As described in this proxy statement/prospectus, LACQ’s stockholders are being asked to consider and vote upon the Merger and the other proposals set forth herein. Each of the proposals is more fully described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of LACQ’s common stock at 5:00 p.m. (New York City time) on May 21, 2021 (the “record date”) are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof.

After careful consideration, the Board has determined that the Merger and the other proposals described in this proxy statement/prospectus are fair to and in the best interests of LACQ and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the approval of the Merger and the other proposals. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Transactions that are different from, or in addition to, the interests of LACQ’s stockholders generally. Please see the section entitled “The Merger — Interests of Certain Persons in the Business Combination” for additional information. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to LACQ’s stockholders that they vote in favor of the proposals presented at the special meeting.

Consummation of the Transactions is conditioned on the approval of LACQ’s stockholders by an affirmative vote of the holders of a majority of the outstanding shares of LACQ common stock of the business combination proposal, and (b) the consent of the requisite Ensysce stockholders (as described herein) to adopt the Merger Agreement and thereby approve the Transactions, including the Merger. The Ensysce stockholders have already provided the requisite consent to adopt the Merger Agreement and approve the Transactions. If such proposal is not approved by the LACQ stockholders, we will not consummate the Transactions. LACQ is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.

All LACQ stockholders are cordially invited to attend the special meeting and we are providing the proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement thereof). To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote, obtain a proxy from your broker or bank.

This proxy statement/prospectus covers: up to 17,500,000 shares of LACQ common stock (including shares of LACQ common stock issued on conversion of Ensysce Convertible Notes (other than Newly Issued Ensysce Convertible Notes) (of which 17,336,655 shares would be issued based on the outstanding Ensysce common stock on May 21, 2021) and up to 500,000 shares of LACQ common stock which may be issued in respect of Newly Issued Ensysce Convertible Notes as the Merger Consideration pursuant to the Merger Agreement. LACQ’s units, shares of LACQ common stock and LACQ’s public warrants are currently listed on the Nasdaq Stock Market (the “Nasdaq”) under the symbols LACQU, LACQ, and LACQW, respectively.

LACQ has filed an application to continue the listing of the combined entity on Nasdaq concurrent with consummation of the Transactions and believes the combined entity will satisfy all criteria for initial listing upon completion of the Transactions.

On June 1, 2021, Nasdaq notified LACQ that trading in LACQ’s securities on Nasdaq would be suspended effective with the open of the market on June 3, 2021 due to the failure to complete the Transactions by June 1, 2021 (the “Suspension Notice”). Although trading, if any, will occur in the over-the-counter market, LACQ will remain technically listed on Nasdaq pending the expiration of all Nasdaq review and appeal processes. LACQ believes completion of the Merger will enable it to evidence Nasdaq listing compliance by June 30, 2021.

In addition, and prior to the issuance of Suspension Notice, on May 25, 2021, LACQ received formal notice from Nasdaq’s Listing Qualifications Department (the “Staff”) indicating that LACQ’s failure to timely file its Form 10-Q for the period ended March 31, 2021 (the “Form 10-Q”) with the SEC, as required by Nasdaq Listing Rule 5250(c)(1) (the “Filing Requirement”), could serve as a separate basis for suspension and delisting of LACQ’s securities from Nasdaq. LACQ was granted the opportunity to submit a plan to regain compliance with the Filing Requirement for the Panel’s review by no later than June 1, 2021 and, notwithstanding the Suspension Notice, submitted that plan, and has filed the Form 10-Q in accordance with that plan.

While LACQ expects to obtain Nasdaq listing approval prior to closing the transactions, LACQ can provide no assurances that Nasdaq will approve the listing application for the combined entity. Nasdaq’s determination will not be known at the time stockholders vote on the Transactions and the closing is not conditioned on Nasdaq’s approval of the continued listing. If LACQ’s application for listing is not approved, the combined company could face significant material adverse consequences including a limited availability of market quotations for LACQ’s securities; reduced liquidity for LACQ’s securities; a determination that the LACQ common stock is a “penny stock” which will require brokers trading in such securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for LACQ’s securities; a limited amount of news and analyst coverage; and a decreased ability to issue additional securities or obtain additional financing in the future, including the inability of Ensysce to obtain financing under the GEM Agreement.

Pursuant to LACQ’s current certificate of incorporation, a holder of public shares may demand that LACQ redeem such shares for cash if the business combination is consummated. To exercise your redemption rights, you must elect to have LACQ redeem your shares for a pro rata portion of the funds held in the trust account and tender your shares to LACQ’s transfer agent at least two (2) business days prior to the vote at the special meeting. You are not required to vote on the Transactions (either for or against) to exercise your redemption rights. You may tender your shares by either delivering your share certificate to the transfer agent or by delivering your shares electronically using the depository trust company DWAC (deposit and withdrawal custodian) system. If the business combination is not completed, then these shares will not be redeemed for cash. If you hold the shares in street name, you will need to instruct the account executive at your bank or broker to withdraw the shares from your account in order to exercise your redemption rights.

If a holder of public shares properly demands redemption, LACQ will redeem each public share for a full pro rata portion of the funds held in the trust account holding the proceeds from LACQ’s initial public offering, calculated as of two business days prior to the consummation of the business combination.

If the business combination is not completed, these shares will not be redeemed.

LACQ is, and, immediately following consummation of the Transactions, will continue to be, an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus provides you with detailed information about the Transactions and other matters to be considered at the special meeting of LACQ’s stockholders. We encourage you to carefully read this entire document, including the Annexes attached hereto. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 31.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

The Transactions described in this proxy statement/prospectus have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the merits or fairness of the business combination or related Transactions, or passed upon the accuracy or adequacy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

A. Lorne Weil
Chairman of the Board of Directors

This proxy statement/prospectus is dated [●], 2021 and is first being mailed to LACQ stockholders on or about [●], 2021.

ADDITIONAL INFORMATION

This document is the proxy statement of LACQ for the special meeting and the prospectus for up to 17,500,000 shares of LACQ common stock being issued (of which 17,336,655 shares would be issued based on the outstanding Ensysce common stock on May 21, 2021), and up to 500,000 shares of LACQ common stock which may be issued in respect of Newly Issued Ensysce Convertible Notes, as the Merger Consideration pursuant to the Merger Agreement. This registration statement and this proxy statement/prospectus is available without charge to stockholders of LACQ upon written or oral request. This document and other filings by LACQ with the Securities and Exchange Commission may be obtained by either written or oral request to:

George Peng

Chief Financial Officer and Secretary

Leisure Acquisition Corp.

250 West 57th Street, Suite 415

New York, New York 10107

Tel: (646) 565-6940

The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. You may obtain copies of the materials described above at the commission’s internet site at www.sec.gov.

In addition, if you have questions about the proposals to be voted on at the special meeting or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact LACQ at (646) 565-6940. You will not be charged for any of the documents that you request.

See the section entitled “Where You Can Find More Information” of this proxy statement/prospectus for further information.

Information contained on the LACQ website, or any other website, is expressly not incorporated by reference into this proxy statement/prospectus.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the special meeting, or no later than June 21, 2021.

LEISURE ACQUISITION CORP.

250 West 57th Street, Suite 415

New York, New York 10107

NOTICE OF

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON June 28, 2021

TO THE STOCKHOLDERS OF LEISURE ACQUISITION CORP.

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Leisure Acquisition Corp, a Delaware corporation (“LACQ,” “we” or “our”), will be held at 9:00 a.m. eastern time, on June 28, 2021, at the offices of LACQ at 250 West 57th Street, Suite 415, New York, New York 10107. If you wish to attend the special meeting in person, you must reserve your attendance at least two (2) business days in advance of the special meeting by contacting George Peng, Chief Financial Officer, Leisure Acquisition Corp., 250 West 57th Street, Suite 415, New York, New York 10107, telephone number (646) 565-6940. See “Questions and Answers about the Proposals — How do I attend the special meeting in person?” for more information.

On behalf of LACQ’s board of directors (the “Board”), you are cordially invited to attend the special meeting, to conduct the following business items:

(1) Proposal No. 1 — To consider and vote upon a proposal to approve the business combination described in this proxy statement/prospectus, including (a) approving the Agreement and Plan of Merger, dated as of January 31, 2021 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Merger Agreement”) by and among LACQ, EB Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LACQ (“Merger Sub”) and Ensysce Biosciences, Inc. a Delaware corporation (“Ensysce”), a copy of which is attached to this proxy statement/prospectus as Annex A, which provides for, among other things, and subject to the terms and conditions therein, a business combination between Ensysce and LACQ pursuant to the merger of Merger Sub with and into Ensysce, with Ensysce continuing as the surviving entity (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”) and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus — we refer to this proposal as the “business combination proposal”;

(2) Proposal No. 2 — To consider and vote upon a proposal to approve and adopt the third amended and restated certificate of incorporation of LACQ in the form attached to this proxy statement/prospectus as Annex B (the “third amended and restated certificate of incorporation”) — we refer to this proposal as the “charter proposal”;

(3) Proposal No. 3 — To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the third amended and restated certificate of incorporation, presented separately in accordance with the U.S. Securities and Exchange Commission (“SEC”) requirements — we refer to this proposal as the “governance proposal”;

(4) Proposal No. 4 — To consider and vote upon a proposal to approve and adopt the 2021 Omnibus Incentive Plan, in the form attached to this proxy statement/prospectus as Annex C (the “Incentive Plan”), and the material terms thereunder, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “incentive plan proposal.”;

(5) Proposal No. 5 — To consider and vote upon a proposal to elect seven (7) directors to the Board following the consummation of the Transactions until their respective successors are duly elected and qualified or until their earlier resignation, removal or death — we refer to this proposal as the “Director Election Proposal”;

(6) Proposal No. 6 — To consider and vote upon a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq (as defined below) Rules 5635(a), (b) and (d), the issuance of more than 20% of LACQ’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the issuance of shares of LACQ common stock as Merger Consideration (which may constitute a change of control under the Nasdaq Rules) — we refer to this proposal as the “Nasdaq proposal”; and

(7) Proposal No. 7 — To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the Nasdaq proposal — we refer to this proposal as the “adjournment proposal.”

Each of these proposals is more fully described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of LACQ common stock at 5:00 p.m. (New York City time) on May 21, 2021 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof.

After careful consideration, the Board has determined that the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal, the Nasdaq proposal and the adjournment proposal are fair to and in the best interests of LACQ and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the director election proposal, “FOR” the Nasdaq proposal and “FOR” the adjournment proposal, if presented.

When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of LACQ stockholders generally. Please see the section entitled “The Merger — Interests of Certain Persons in the Business Combination” for additional information. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the LACQ stockholders that they vote in favor of the proposals presented at the special meeting.

Consummation of the Transactions is conditioned on the approval of LACQ’s stockholders by an affirmative vote of the holders of a majority of the outstanding shares of LACQ common stock of the business combination proposal. LACQ’s directors, officers and other initial stockholders and their respective affiliates (including the Sponsors and Strategic Investor) have agreed to vote in favor of the business combination and own a sufficient number of shares of LACQ common stock to approve the business combination. As of the record date for the special meeting, these holders together beneficially owned and were entitled to vote an aggregate of 6,000,000 shares of common stock, which currently constitutes approximately 96.4% of the outstanding shares of common stock. Accordingly, the business combination proposal can be approved even if every holder of outstanding shares of common stock sold in LACQ’s initial public offering (“public shares”) votes against such proposal.

Pursuant to LACQ’s current certificate of incorporation, a holder of public shares may demand that LACQ redeem such shares for cash if the business combination is consummated. To exercise your redemption rights, you must elect to have LACQ redeem your shares for a pro rata portion of the funds held in the trust account and tender your shares to LACQ’s transfer agent at least two (2) business days prior to the vote at the special meeting. You are not required to vote on the Transactions (either for or against) to exercise your redemption rights. You may tender your shares by either delivering your share certificate to the transfer agent or by delivering your shares electronically) using the depositary trust company’s DWAC (deposit and withdrawal at custodian) system. If the business combination is not completed, then these shares will not be redeemed for cash. If you hold the shares in street name, you will need to instruct the account executive at your bank or broker to withdraw the shares from your account in order to exercise your redemption rights.

If a holder of public shares properly demands redemption LACQ will redeem each public share for a full pro rata portion of the funds held in the trust account holding the proceeds from LACQ’s initial public offering, calculated as of two business days prior to the consummation of the business combination.

If the business combination is not completed, these shares will not be redeemed.

All LACQ stockholders are cordially invited to attend the special meeting and we are providing this proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement thereof). To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote, obtain a proxy from your broker or bank.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

A. Lorne Weil
Chairman of the Board of Directors

[●], 2021

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE LACQ REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO LACQ’s TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU ARE NOT REQUIRED TO VOTE ON THE TRANSACTIONS (EITHER FOR OR AGAINST) TO EXERCISE YOUR REDEMPTION RIGHTS. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. PLEASE SEE THE SECTION ENTITLED “SPECIAL MEETING OF LACQ STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

ii

FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

“Additional LACQ Stock Consideration” are to the Merger Consideration per share of Ensysce common stock resulting from the conversion of Newly Issued Ensysce Convertible Notes in accordance with the Merger Agreement;

“Board” or “LACQ Board” are to the board of directors of LACQ, or a committee thereof, as applicable;

“business combination” are to the combination of Ensysce and LACQ into a single business;

“closing” are to the consummation of the Merger;

“closing date” are to the date on which the Transactions are consummated;

“completion window” are to the period following the completion of LACQ IPO at the end of which, if LACQ has not completed an initial business combination, it will redeem 100% of the public shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $75,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to applicable law and certain conditions. The completion window, as extended pursuant to amendments to LACQ’s second amended and restated articles of incorporation, as amended, ends on June 30, 2021;

“current certificate of incorporation” are to LACQ’s second amended and restated certificate of incorporation, as amended, in effect as of the date of this proxy statement/prospectus;

“DGCL” are to the Delaware General Corporation Law, as amended;

“Ensysce” are to Ensysce Biosciences, Inc., a Delaware corporation;

“Ensysce common stock” are to the shares of Ensysce’s common stock, par value $0.000025 per share, other than Ensysce common stock as to which dissenter’s rights are exercised, and including outstanding principal and accrued but unpaid interest due on Ensysce’s Convertible Notes to be converted into the applicable number of shares of Ensysce common stock provided for under the terms of such Ensysce Convertible Notes;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Ensysce Convertible Notes” are to convertible promissory notes issued by Ensysce, including Newly Issued Ensysce Convertible Notes;

“Ensysce Option” is to an option to acquire Ensysce common stock that will be converted into an option to acquire a number of shares of LACQ common stock in accordance with the Merger Agreement, equal to (i) the number of shares of Ensysce common stock subject to such Ensysce Option immediately prior to the Merger Effective Time, multiplied by (ii) the exchange ratio of 0.06585, at an exercise price per share equal to (A) the exercise price per share of Ensysce common stock subject to such Ensysce Option immediately prior to the Merger Effective Time, divided by (B) 0.06585;

“Ensysce Warrant” are to a warrant to acquire a number of shares of Ensysce common stock that will automatically convert into a warrant to acquire LACQ common stock in accordance with the Merger Agreement, equal to (i) the number of shares of Ensysce common stock subject to such Ensysce Warrant immediately prior to the Merger Effective Time, multiplied by (ii) the exchange ratio of 0.06585, at an exercise price per share equal to (A) the exercise price per share of Ensysce common stock subject to such Ensysce Warrant immediately prior to the Merger Effective Time, divided by (B) 0.06585;

“Expense Advancement Agreement” are to the Expense Advancement Agreement dated December 1, 2017 among LACQ, the Sponsors and the Strategic Investor, as amended;

“founder shares” are to the 7,187,500 shares of LACQ common stock initially purchased by LACQ’s initial stockholders in a private placement prior to the LACQ IPO (of which a total of 2,187,500 were previously forfeited);

“GTWY Expense Advancement Agreement” are to the Expense Advancement Agreement dated December 5, 2019 between LACQ and Gateway Holdings Limited, as amended;

“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“LACQ” are to Leisure Acquisition Corp, a Delaware corporation, which will be renamed Ensysce Biosciences, Inc. in connection with the consummation of the Transactions;

“LACQ common stock” are to LACQ’s Common Stock, par value $0.0001 per share;

“LACQ IPO” are to the initial public offering by LACQ which closed on December 5, 2017;

“Merger” are to the merger of Merger Sub with and into Ensysce, with Ensysce continuing as the surviving entity and a wholly-owned subsidiary of LACQ;

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“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of January 31, 2021, by and among LACQ, Merger Sub and Ensysce, providing for, among other things, and subject to the terms and conditions therein, a business combination between Ensysce and LACQ pursuant to the proposed merger of Merger Sub with and into Ensysce, as the same has been or may be amended, modified, supplemented or waived from time to time;

“Merger Consideration” are to (i) the shares of LACQ common stock to be issued as consideration for the outstanding shares of Ensysce common stock (other than Ensysce common stock issuable on conversion of Newly Issued Ensysce Convertible Notes) pursuant to the Merger Agreement plus (ii) the Additional LACQ Stock Consideration, excluding options and warrants to acquire LACQ common stock issued in exchange for Ensysce Options and Ensysce Warrants;

“Merger Effective Time” are to the effective time of the Merger;

“Merger Sub” are to EB Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LACQ;

“Net Tangible Assets” are to the net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of LACQ immediately following the closing (after giving effect to the exercise by LACQ’s public stockholders of their right to redeem their shares of LACQ common stock into their pro rata share of the funds held in LACQ’s trust account in accordance with LACQ’s current certificate of incorporation);

“Newly Issued Ensysce Convertible Notes” are to Ensysce Convertible Notes that may be issued by Ensysce after January 31, 2021 and prior to the closing, in an aggregate principal amount of up to $5,000,000, which may be issued only in accordance with the conditions set forth in the Merger Agreement;

“Other Stockholders” are to (i) the underwriter of the LACQ IPO, to which, pursuant to an agreement entered into on January 31, 2021, LACQ is entitled, in certain circumstances, to pay a portion of the deferred underwriting commission in shares of LACQ common stock (at $10.00 per LACQ share) instead of cash and which is assumed to be settled in LACQ common stock for purposes of this proxy statement/prospectus, (ii) an Ensysce vendor that previously had entered into an engagement letter with Ensysce that will receive 500,000 shares of LACQ common stock and warrants to purchase 500,000 shares of LACQ common stock on closing in connection with the modification of a brokerage fee and release of certain claims by the party and (iii) the parties under the GEM Agreement (as hereinafter defined) which will be issued an estimated 120,000 shares of LACQ common stock after the closing on account of a commitment fee of $1.2 million payable under Ensysce’s GEM Agreement.

“Private Placement Warrants” are to the warrants issued by LACQ to the Sponsors and the Strategic Investor in a private placement simultaneously with the closing of the LACQ IPO and the warrants exchanged for the Private Placement Warrants as described under “Description of LACQ’s Securities—Warrants—Private Placement Warrants”;

“private warrants” are to the (i) Private Placement Warrants, (ii) warrants issued to the Sponsors and the Strategic Investor to purchase 1,000,001 shares of LACQ common stock in exchange for previously outstanding loans under the Expense Advancement Agreement and the warrants exchanged for such private warrants as described under “Description of LACQ’s Securities—Warrants—Other Private Warrants”, and (iii) warrants issued to Gateway Casinos & Entertainment Limited to purchase 566,288 shares of LACQ common stock issued in exchange for previously outstanding loans under the GTWY Expense Advancement Agreement and the warrants exchanged for such private warrants as described under “Description of LACQ’s Securities—Warrants—Other Private Warrants”.

“public shares” are to the 20,000,000 shares of LACQ common stock sold as part of the units in the LACQ IPO (whether they were purchased in the LACQ IPO or thereafter in the open market), of which 18,775,732 shares had been previously redeemed as of the record date;

“public stockholders” are to the holders of LACQ’s public shares, including LACQ’s directors, officers and other initial stockholders and their respective affiliates (including Sponsors and Strategic Investor) to the extent they purchase public shares, provided that each of their status as a “public stockholder” shall only exist with respect to such public shares;

“Public Warrants” are to the redeemable warrants issued by LACQ and sold as part of the units in the LACQ IPO (whether they were purchased in the LACQ IPO or thereafter in the open market). The Public Warrants are exercisable for an aggregate of 10,000,000 shares of LACQ common stock at a purchase price of $11.50 per share;

“SEC” are to the U.S. Securities and Exchange Commission;

“Sponsors” are to (i) Hydra Management, LLC, a Delaware limited liability company and an affiliate of A. Lorne Weil, the Executive Chairman of LACQ and (ii) Matthews Lane Capital Partners LLC, a Delaware limited liability company and an affiliate of Daniel B. Silvers, the Chief Executive Officer of LACQ;

“Strategic Investor” is to HG Vora Capital Management LLC on behalf of one or more funds or accounts managed by it;

“Transactions” are to the Merger, together with the other transactions contemplated by the Merger Agreement and the related agreements;

“trust account” are to the trust account of LACQ that holds the proceeds from the LACQ IPO, less amounts previously redeemed subsequent to the LACQ IPO;

“units” are to the 20,000,000 units sold in the LACQ IPO on December 5, 2017, with each unit consisting of one public share and one-half (1/2) of one Public Warrant, each whole Public Warrant entitling the holder thereof to purchase one share of LACQ common stock for $11.50 per share; and

“warrants” are to the Public Warrants and the private warrants.

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SUMMARY OF THE MATERIAL TERMS OF THE TRANSACTIONS

This summary term sheet, together with the sections entitled “Questions and Answers” and “Summary,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the attached Annexes, for a more complete understanding of the matters to be considered at the special meeting. In addition, for definitions used commonly throughout this proxy statement/prospectus, including this summary term sheet, please see the section entitled “Frequently Used Terms.”

●	Leisure Acquisition Corp, a Delaware corporation, which we refer to as “LACQ,” “we,” “us,” or “our,” is a blank check company incorporated as a Delaware corporation on September 11, 2017 and formed solely for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

●	On December 5, 2017, LACQ closed its initial public offering of 20,000,000 units, with each unit consisting of one share of LACQ common stock and one-half (1/2) of one warrant, each whole warrant to purchase one share of its common stock at a purchase price of $11.50 commencing upon the later of (i) 30 days after LACQ’s completion of a business combination and (ii) December 5, 2018 (collectively, the “LACQ Public Warrants”). The units from the LACQ IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $200,000,000. Simultaneously with the consummation of the LACQ IPO, LACQ consummated the private sale of 6,825,000 warrants at $1.00 per warrant for an aggregate purchase price of $6,825,000 (the “LACQ Private Placement Warrants”). A total of $200,000,000, was deposited into the trust account and the remaining net proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The LACQ IPO was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-221330) that became effective on December 1, 2017. In connection with special stockholders meetings at which the completion window was extended, an aggregate of 18,775,732 public shares were redeemed for cash from the trust account, for an aggregate redemption amount of approximately $196.360 million. As of the record date, additional contributions totaling approximately $2.265 million have been deposited into the trust account. As of May 31, 2021, there was approximately $12.7 million held in the trust account.

●	Ensysce is a clinical stage pharmaceutical company seeking to develop innovative solutions for severe pain relief while reducing the fear of and the potential for addiction, opioid misuse, abuse and overdose. Ensysce has also incorporated a 79.2%-owned subsidiary, Covistat Inc. (“Covistat”), a clinical stage pharmaceutical company that is developing a compound utilized in Ensysce’s overdose protection program for the treatment of COVID-19. See the sections entitled “Information About Ensysce,”, “Ensysce’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management after the Business Combination.”

●	On January 31, 2021, LACQ entered into the Merger Agreement with Merger Sub, a wholly-owned subsidiary of LACQ, and Ensysce, providing for, among other things, and subject to the terms and conditions therein, a business combination between Ensysce and LACQ pursuant to the proposed merger of Merger Sub with and into Ensysce, with Ensysce continuing as the surviving entity.

●	Subject to the terms of the Merger Agreement, at the reference price of $10.00 per share of LACQ common stock, the total Merger Consideration of 17,336,655 shares of LACQ common stock (based on the number of shares of Ensysce common stock outstanding at May 21, 2021) and excluding the shares underlying the Ensysce Options and Ensysce Warrants and shares of LACQ common stock which may be issuable with respect to the Newly Issued Ensysce Convertible Notes would have a value of $173,336,550.

●	In connection with the Merger Agreement, (i) officers and directors of Ensysce entered into Lock-up Agreements pursuant to which they have agreed not to sell, transfer, pledge or otherwise dispose of shares of LACQ common stock they receive for certain time periods specified therein. Further, LACQ and Sponsors entered into a Warrant Surrender Agreement. For more information about the Lock-up and Warrant Surrender Agreements, please see the section entitled “Certain Other Agreements Relating to the Transactions.”

●	It is anticipated that, upon completion of the business combination: (a) LACQ’s public stockholders (other than initial stockholders, and their respective affiliates) will own approximately 0.9% in the post-combination company; (b) the initial stockholders and their respective affiliates, including the Sponsors and the Strategic Investor will own approximately 24.6% of the post-combination company; (c) Other Stockholders will own approximately 3.4% of the post-combination company; and (d) current holders of Ensysce Stock, including holders of shares issued on conversion of Ensysce Convertible Notes will collectively own approximately 71.1% of the post-combination company. These levels of ownership interest: (i) exclude the impact of the shares of LACQ common stock underlying the warrants and those reserved for issuance under the Incentive Plan, (ii) assume that no LACQ public stockholder exercises redemption rights with respect to public shares for a pro rata portion of the funds in LACQ’s trust account, (iii) assume that 17,336,655 shares of LACQ common stock are issued as Merger Consideration and are outstanding as of the closing (including shares of LACQ common stock issued on conversion of Ensysce Convertible Notes (other than up to 500,000 shares of LACQ common stock which may be issued in respect of Newly Issued Ensysce Convertible Notes) and excluding shares underlying the Ensysce Options and Ensysce Warrants) and (iv) exclude the impact of the shares of LACQ common stock underlying the warrants anticipated to be issued pursuant to the Expense Advancement Agreement and Ensysce’s GEM Agreement.

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●	LACQ management and the Board considered various factors in determining whether to approve the Merger Agreement and the Transactions, including the Merger. For more information about the reasons that the Board considered in determining its recommendation, please see the section entitled “The Merger — LACQ’s Board of Directors’ Reasons for the Approval of the Transactions.” When you consider the Board’s recommendation of these proposals, you should keep in mind that LACQ’s directors, officers and other initial stockholders and their respective affiliates (including Sponsors and Strategic Investor) have interests in the business combination that are different from, or in addition to, the interests of LACQ stockholders generally. Please see the section entitled “The Merger — Interests of Certain Persons in the Business Combination” for additional information. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the LACQ stockholders that they vote “FOR” the proposals presented at the special meeting.

●	At the special meeting, LACQ’s stockholders will be asked to consider and vote on the following proposals:

●	a proposal to approve the business combination described in this proxy statement/prospectus, including approving the Merger Agreement and the Transactions described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

●	a proposal to approve and adopt the third amended and restated certificate of incorporation of LACQ. Please see the section entitled “Proposal No. 2 — The Charter Proposal”;

●	a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the third amended and restated certificate of incorporation, presented separately in accordance with requirements of the SEC. Please see the section entitled “Proposal No. 3 — The Governance Proposal”;

●	a proposal to approve and adopt the 2021 Omnibus Incentive Plan (the “Incentive Plan”) and the material terms thereunder, including the authorization of the initial share reserve thereunder. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal”;

●	a proposal to elect seven (7) directors to serve until their respective successors are duly elected and qualified or until their earlier resignation, removal or death. Please see the section entitled “Proposal No. 5 — The Director Election Proposal”;

●	a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Rules 5635(a), (b) and (d), the issuance of more than 20% of LACQ’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the Merger Consideration (which may constitute a change of control under the Nasdaq Rules). Please see the section entitled “Proposal No. 6 — The Nasdaq Proposal”; and

●	a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the Nasdaq proposal. Please see the section entitled “Proposal No. 7 — The Adjournment Proposal.”

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QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions, which are grouped into the following two categories: (a) Questions and Answers About the Proposed Business Combination and (b) Questions and Answers About the Special Meeting and the Proposals to be Presented at the Special Meeting. The following questions and answers do not include all the information that is important to you. LACQ and Ensysce stockholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed business combination and the voting procedures for the special meeting.

Questions and Answers About the Proposed Business Combination

Q.	Why am I receiving this proxy statement/prospectus?

	A.	LACQ and Ensysce have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached hereto as Annex A, and LACQ and Ensysce encourage their stockholders to read it in its entirety.

This document constitutes a proxy statement of LACQ and a prospectus of LACQ.

This document is a proxy statement because the Board is soliciting from LACQ stockholders proxies for the special meeting using this proxy statement/prospectus. At the special meeting, LACQ’s stockholders are being asked to consider and vote upon, among other proposals set forth herein, a proposal to approve the Merger Agreement and the Transactions, which, among other things, includes provisions for a business combination between Ensysce and LACQ pursuant to the proposed merger of Merger Sub with and into Ensysce, with Ensysce continuing as the surviving entity. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

This document is a prospectus because LACQ, in connection with the Merger, is offering up to 17,500,000 shares of LACQ common stock (including shares of LACQ common stock issued on conversion of Ensysce Convertible Notes (other than Newly Issued Ensysce Convertible Notes)) (of which 17,336,655 shares would be issued based on the outstanding Ensysce common stock on May 21, 2021), and up to 500,000 shares of LACQ common stock which may be issued in respect of Newly Issued Ensysce Convertible Notes as part of the Merger Consideration.

This proxy statement/prospectus and its Annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. LACQ stockholders are encouraged to submit your proxy, as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q.	Why is LACQ proposing the business combination?

	A.	LACQ was formed solely for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On December 5, 2017, LACQ consummated its initial public offering of 20,000,000 units, with each unit consisting of one share of LACQ common stock and one-half (1/2) of one Public Warrant, each whole Public Warrant entitling the holder thereof to purchase one share of LACQ common stock for $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $200,000,000. Simultaneously with the consummation of the LACQ IPO, LACQ consummated the private placement of 6,825,000 Private Placement Warrants at a price of $1.00 per warrant, generating total proceeds of $6,825,000. Since the LACQ IPO, LACQ’s activity has been limited to the evaluation of business combination candidates and seeking to complete an initial business combination.

Ensysce is a clinical stage pharmaceutical company seeking to develop innovative solutions for severe pain relief while reducing the fear of and the potential for addiction, opioid misuse, abuse and overdose. Ensysce has also incorporated a 79.2%-owned subsidiary, Covistat, a clinical stage pharmaceutical company that is developing a compound utilized in Ensysce’s overdose protection program for the treatment of COVID-19.

Based on its due diligence investigations of Ensysce and the industry in which it operates, including the financial and other information provided by Ensysce in the course of their negotiations in connection with the Merger Agreement, LACQ believes that Ensysce, utilizing its two technology platforms, has the potential to develop opioid products that deter abuse and drug overdoses and may have advantages over abuse-deterrent opioid drugs currently on the market. Therefore, if Ensysce is successful in developing its lead product candidates, it could potentially address a large market. Additionally, as a publicly-traded company, the Board believes that Ensysce would be in a better position than it currently is as a private company to raise capital to fund the development of its product candidates.

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As a result, LACQ believes that a business combination with Ensysce will provide LACQ’s stockholders with an opportunity to participate in the ownership of a company with significant future potential growth if it can successfully complete the development and commercialization of its product candidates. Please see the section entitled “The Merger — LACQ’s Board of Directors’ Reasons for Approval of the Transactions.”

Q.	What will happen in the business combination?

	A.	Pursuant to the Merger Agreement, and upon the terms and subject to the conditions set forth therein, LACQ will acquire Ensysce through the merger of Merger Sub with and into Ensysce, with Ensysce continuing as the surviving entity, which merger we refer to as the “Merger.”

As a result of the Merger, LACQ will own 100% of the outstanding common stock of Ensysce and each share of Ensysce common stock, including Ensysce common stock issued on conversion of Ensysce Convertible Notes will be cancelled and automatically converted into the right to receive a number of shares of LACQ common stock calculated pursuant to the Merger Agreement (the “Merger Consideration”).

Each option to acquire Ensysce common stock that is outstanding immediately prior to the effective time of the Merger, will be assumed and automatically converted into an option to purchase a number of shares of LACQ common stock at the exercise price calculated pursuant to the Merger Agreement and each warrant to acquire Ensysce Common Stock that is outstanding immediately prior to the effective time of the Merger, will be assumed and automatically converted into a warrant to purchase a number of shares of LACQ common stock at the exercise price calculated pursuant to the Merger Agreement. For more information, see “The Merger” and “The Merger Agreement — Treatment of Ensysce Securities.”

We also use the term “business combination” in this proxy statement/prospectus statement to refer to the combination of Ensysce and LACQ into a single business.

Q.	Following the business combination, will LACQ’s securities continue to trade on a stock exchange?

	A.	LACQ has filed an application to continue the listing of the combined entity on Nasdaq concurrent with consummation of the Transactions and believes the combined entity will satisfy all criteria for initial listing upon completion of the Transactions. As such, LACQ expects to obtain Nasdaq listing approval prior thereto; notwithstanding, LACQ can provide no assurances that Nasdaq will approve the listing application for the combined entity. In connection with the business combination, LACQ will change its name to Ensysce Biosciences, Inc. and, assuming approval of the application for continued listing, the LACQ common stock and Public Warrants will begin trading on the Nasdaq under the symbols “ENSC” and “ENSCW”, respectively. As a result, our publicly traded units will separate into the component securities upon consummation of the business combination and will no longer trade as a separate security. However, Nasdaq’s determination will not be known at the time stockholders are asked to vote on the Transactions and the closing is not conditioned on Nasdaq’s approval of the continued listing.

Q.	How will the business combination impact the shares of LACQ outstanding after the business combination?

	A.	As a result of the business combination and the consummation of the Transactions the amount of LACQ common stock outstanding will increase by approximately 287% to approximately 24,380,923 shares of LACQ common stock (assuming that no shares of LACQ common stock are elected to be redeemed by LACQ stockholders and the other assumptions described under “Unaudited Pro Forma Condensed Combined Financial Information”). Additional shares of LACQ common stock may be issuable in the future as a result of the issuance of additional shares that are not currently outstanding, including issuance of shares of LACQ common stock upon exercise of the warrants and Ensysce Warrants and issuances under the Incentive Plan. The issuance and sale of such shares in the public market could adversely impact the market price of the LACQ common stock, even if our business is doing well. Pursuant to the Incentive Plan, a copy of which is attached hereto as Annex C, following the closing and subject to the approval of the applicable award agreements by the post-combination Board, LACQ may grant an aggregate amount of up to 1,000,000 additional shares of LACQ common stock.

Q.	Will the management of Ensysce change in the business combination?

	A.	We anticipate that all of the executive officers of Ensysce will remain with the post-combination company. In addition, Bob Gower, William Chang, Andrew Benton, Steve R. Martin and Lynn Kirkpatrick will be nominated by Ensysce and Adam Levin and Curtis Rosebraugh will be nominated by LACQ to serve as directors of LACQ following completion of the business combination. Please see the sections entitled “Proposal No. 5 — The Director Election Proposal” and “Management After the Business Combination” for additional information.

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Q.	What equity stake will current stockholders of Ensysce, LACQ’s Public Stockholders and the Sponsors hold in the post-combination company after the closing?

	A.	Upon completion of Transactions it is expected that: (a) LACQ’s public stockholders (other than the initial stockholders and their respective affiliates) will own approximately 0.9% in the post-combination company; (b) the initial stockholders and their respective affiliates, including the Sponsors and the Strategic Investor, will own approximately 24.6% of the post-combination company; (c) Other Stockholders will own approximately 3.4% of the post-combination company; and (d) current holders of Ensysce Stock, including holders of shares issued on conversion of Ensysce Convertible Notes, will collectively own approximately 71.1% of the post-combination company. These levels of ownership interests: (i) exclude the impact of the shares of LACQ common stock underlying the warrants and those reserved for issuance under the Incentive Plan, (ii) assume that no LACQ public stockholder exercises redemption rights with respect to its public shares for a pro rata portion of the funds in LACQ’s trust account and that 17,336,655 shares of LACQ common stock are issued as Merger Consideration and are outstanding as of the closing (including shares of LACQ common stock issued on conversion of Ensysce Convertible Notes (other than up to 500,000 shares of LACQ common stock which may be issued in respect of Newly Issued Ensysce Convertible Notes) and exclude shares underlying the Ensysce Options and Ensysce Warrants); and (iii) exclude the impact of warrants to acquire LACQ common stock anticipated to be issued pursuant to the Expense Advancement Agreement and Ensysce’s GEM Agreement. If LACQ stockholders seek to redeem more than 63,691 shares of LACQ common stock, the conditions to the Merger Agreement and the requirement under LACQ’s current certificate of incorporation that LACQ have at least $5,000,001 of Net Tangible Assets would not be satisfied.

For more information, please see the sections entitled “Summary — Impact of the Business Combination on the Post-Combination Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 4 — The Incentive Plan Proposal.”

Q.	Can Ensysce issue additional Ensysce common stock or securities convertible into Ensysce common stock after January 31, 2021, the date the Merger Agreement was entered into?

A.

Under the provisions of the Merger Agreement, Ensysce may raise up to $5,000,000 prior to the closing of the Merger through the issuance of Newly Issued Ensysce Convertible Notes. The Newly Issued Ensysce Convertible Notes may not be issued to Ensysce’s affiliates, officers or directors. The Newly Issued Convertible Notes are convertible into Ensysce common stock at the Exchange Ratio multiplied by the greater of (i) $10.00 per share, or (ii) the price of the LACQ common stock on the date of issuance of the Newly Issued Convertible Notes. To date, Ensysce has not issued any of the Newly Issued Convertible Notes.

In addition, Ensysce issued 4,325,381 shares of Ensysce common stock (which will be exchangeable for 284,825 shares of LACQ common stock at the closing) after January 31, 2021 on exercise of outstanding Ensysce options, which LACQ provided its consent to under the Merger Agreement.

Q.	What conditions must be satisfied to complete the business combination?

	A.	There are a number of closing conditions in the Merger Agreement, including the approval of LACQ’s stockholders by an affirmative vote of the holders of a majority of the outstanding shares of LACQ common stock of the business combination proposal. In addition, Ensysce’s stockholders must adopt the Merger Agreement and thereby approve the Transactions, including the Merger, which adoption has been completed. LACQ’s directors, officers and other initial stockholders and their respective affiliates (including Sponsors and Strategic Investor) have agreed to vote in favor of the business combination and own a sufficient number of shares of LACQ common stock to approve the business combination. Each of the parties may waive any of the conditions to its obligation to close the Merger Agreement and LACQ, Ensysce and Merger Sub may together waive the conditions to all of the parties’ obligations. However, pursuant to LACQ’s current second amended and restated certificate of incorporation, LACQ cannot consummate the proposed business combination if it would have less than $5,000,001 of Net Tangible Assets remaining after the closing. For a description of the conditions to the completion of the business combination, please see the section entitled “The Merger Agreement — Conditions to the Closing of the Transactions.”

Q.	When do you expect the business combination to be completed?

	A.	It is currently anticipated that the business combination will be consummated promptly following the LACQ special meeting which is set for June 28, 2021, subject to the satisfaction of customary closing conditions; however, such meeting could be adjourned, as described herein.

Q.	What do I need to do now?

	A.	LACQ urges you to read carefully and consider the information contained in this proxy statement/ prospectus, including the Annexes, and to consider how the business combination will affect you as a stockholder and/or warrant holder of LACQ. LACQ stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/ prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or other nominee.

Questions and Answers About the Special Meeting and the Proposals to be Presented at the Special Meeting

Q.	When and where is the Special Meeting?

	A.	The special meeting will be held at 9:00 a.m. eastern time, on June 28, 2021, at the offices of LACQ at 250 West 57th Street, Suite 415, New York, New York 10107.

Q.	I am a LACQ stockholder. How do I attend the special meeting in person?

	A.	In-person attendance at the special meeting is limited due to the coronavirus pandemic and mandated social distancing protocols in New York City. If you would like to attend the special meeting in person, you must reserve your attendance at least two (2) business days in advance of the special meeting by contacting George Peng, Chief Financial Officer, Leisure Acquisition Corp., 250 West 57th Street, Suite 415, New York, New York 10107, telephone number (646) 565-6940. Reservations will be accepted in the order in which they are received.

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For security reasons, be prepared to show a form of government-issued photo identification upon arrival. If you do not reserve your attendance in advance, you will be admitted only if space is available and you provide photo identification and satisfactory evidence that you were a stockholder as of the record date. Additionally, in accordance with federal and local guidelines, we require all persons attending the special meeting to wear face masks. Social distancing and city and state requirements concerning occupancy will be enforced.

Q.	What are the proposals on which I am being asked to vote at the special meeting?

	A.	The stockholders of LACQ will be asked to consider and vote on the following proposals at the special meeting:

		1.	a proposal to approve the business combination described in this proxy statement/prospectus, including approving the Merger Agreement and approving the Transactions described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

		2.	a proposal to approve and adopt the third amended and restated certificate of incorporation of LACQ. Please see the section entitled “Proposal No. 2 — The Charter Proposal”;

		3.	a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the third amended and restated certificate of incorporation, presented separately, in accordance with the requirements of the SEC. Please see the section entitled “Proposal No. 3 — The Governance Proposal”;

		4.	a proposal to approve and adopt the Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve thereunder. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal”;

		5.	a proposal to elect seven (7) directors to serve until their respective successors are duly elected and qualified or until their earlier resignation, removal or death. Please see the section entitled “Proposal No. 5 — The Director Election Proposal”;

		6.	a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Rules 5635(a), (b) and (d), the issuance of more than 20% of LACQ’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the Merger Consideration (which may constitute a change of control under the Nasdaq Rules). Please see the section entitled “Proposal No. 6 — The Nasdaq Proposal”; and

		7.	a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the Nasdaq proposal. Please see the section entitled “Proposal No. 7 — The Adjournment Proposal.”

LACQ will hold the special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed business combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.

Consummation of the Transactions is conditioned on the approval of the business combination proposal. If this proposal is not approved, we will not consummate the Transactions.

The vote of LACQ’s stockholders is important. LACQ stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.	Why is LACQ providing stockholders with the opportunity to vote on the business combination?

	A.	Under LACQ’s current certificate of incorporation, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, including those described under “Proposal No. 6 — The Nasdaq Proposal,” we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the business combination proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the closing.

Q.	What constitutes a quorum at the special meeting?

	A.	A majority of the voting power of all issued and outstanding shares of LACQ’s common stock entitled to vote as of the record date at the special meeting must be present in person, or represented by proxy, at the special meeting to constitute a quorum and in order to conduct business at the special meeting. Abstentions will be counted as present for the purpose of determining a quorum. As of the record date for the special meeting, 3,112,135 shares of our common stock would be required to be present at the special meeting to achieve a quorum.

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LACQ’s directors, officers and other initial stockholders and their respective affiliates (including Sponsors and the Strategic Investor) will count toward this quorum and have agreed to vote the founder shares and any public shares purchased during or after the LACQ IPO in favor of the business combination proposal and own a sufficient number of shares of LACQ common stock to approve the business combination and other proposals.

Q.	What vote is required to approve the proposals presented at the special meeting?

	A.	The approval of the business combination proposal requires the affirmative vote of holders of a majority of LACQ’s outstanding shares of common stock entitled to vote at the special meeting in order to satisfy the condition to closing in the Merger Agreement. Accordingly, if a valid quorum is established, a LACQ stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal will have the same effect as a vote “AGAINST” such proposal.

The approval of the charter proposal requires the affirmative vote of holders of a majority of LACQ’s outstanding shares of common stock entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a LACQ stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “AGAINST” such proposal.

The approval of each of the governance proposal (which is a non-binding advisory vote), the incentive plan proposal, the Nasdaq proposal and the adjournment proposal require the affirmative vote of a majority of the votes cast by holders of LACQ’s outstanding shares of common stock represented at the special meeting by attendance in person or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a LACQ stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the governance proposal, the incentive plan proposal and the Nasdaq proposal will have no effect on such proposals and include a LACQ stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the adjournment proposal will have no effect on such proposals, which may be approved, whether or not a valid quorum is present.

Directors are elected by a plurality of all of the votes cast by holders of shares of LACQ’s common stock represented at the special meeting by attendance in person or by proxy and entitled to vote at the special meeting. This means that the seven (7) director nominees who receive the most affirmative votes will be elected. LACQ stockholders may not cumulate their votes with respect to the election of directors. Accordingly, if a valid quorum is established, a LACQ stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the director election proposal will have no effect on such proposal.

LACQ’s directors, officers and other initial stockholders and their respective affiliates (including Sponsors and Strategic Investor) own of record and are entitled to vote an aggregate of 6,000,000 shares (or 96.4%) of LACQ’s common stock as of the record date. LACQ’s directors, officers and other initial stockholders and their respective affiliates (including Sponsors and Strategic Investor) have agreed to vote in favor of the business combination and own a sufficient number of shares of LACQ common stock to approve the business combination. These parties have interests in the business combination that may conflict with your interests as a stockholder. Please see the sections entitled “Summary — Interests of Certain Persons in the Business Combination” and “The Merger — Interests of Certain Persons in the Business Combination.”

Q.	How many votes do I have at the special meeting?

	A.	LACQ stockholders are entitled to one vote on each proposal presented at the special meeting for each share of common stock held of record as of May 21, 2021, the record date for the special meeting. As of 5:00 p.m. (New York City time) on the record date, there were 6,224,268 outstanding shares of our common stock.

Q.	What happens if I sell my shares of LACQ common stock before the special meeting?

	A.	The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your shares of LACQ common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of LACQ common stock because you will no longer be able to deliver them for cancellation upon consummation of the business combination. If you transfer your shares of LACQ common stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account.

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Q.	Why is LACQ proposing the governance proposal?

	A.	As required by applicable SEC guidance, LACQ is requesting that its stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the third amended and restated certificate of incorporation that materially affect stockholder rights. This separate vote is not otherwise required by Delaware law separate and apart from the charter proposal, but pursuant to SEC guidance, LACQ is required to submit these provisions to its stockholders separately for approval. However, the stockholder vote regarding this proposal is an advisory vote, and is not binding on LACQ or the Board (separate and apart from the approval of the charter proposal). Furthermore, the business combination is not conditioned on the separate approval of the governance proposal (separate and apart from approval of the charter proposal). Please see the section entitled “Proposal No. 3 — The Governance Proposal.”

Q.	Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination?

	A.	The Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the business combination with Ensysce. While the officers and directors’ primary industry experience relates to the leisure sector and they do not have experience with companies in the biotechnology sector, the officers and directors of LACQ have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries. Additionally, the Board retained a subject matter consultant to assist them in the evaluation of Ensysce’s lead product candidate and technology. The Board also considered the fact that the completion window would expire if a transaction were not completed by June 30, 2021 and that public stockholders could redeem their LACQ common stock if they did not want to be stockholders of the post-combination company. In addition, LACQ’s officers and directors and LACQ’s advisors have substantial experience with mergers and acquisitions. The Board considered these factors, among others, and concluded that their experience and backgrounds, together with the experience and the input of their subject matter consultant, enabled them to perform the necessary analyses and make determinations regarding the Transactions. Accordingly, investors will be relying solely on the judgment of the Board in valuing Ensysce’s business, and assuming the risk that the Board may not have properly valued such business.

Q.	What are the material U.S. federal income tax consequences of the Merger to Ensysce stockholders?

	A.	Ensysce and LACQ intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes. If the Merger so qualifies, Ensysce stockholders generally should not recognize gain or loss for U.S. federal income tax purposes on the receipt of shares of LACQ common stock issued in connection with the Merger.

The obligations of Ensysce and LACQ to complete the Merger are not conditioned on the receipt of opinions from Proskauer Rose LLP (counsel to LACQ), Troutman Pepper Hamilton Sanders LLP (counsel to Ensysce), or any other U.S. tax counsel to the effect that the Merger will qualify as a reorganization for U.S. federal income tax purposes. If the Merger does not qualify as a reorganization, it will be treated as a taxable stock sale and each Ensysce stockholder will generally recognize capital gain or loss, for U.S. federal income tax purposes, on the receipt of LACQ common stock issued to such Ensysce stockholder and on any cash received in lieu of fractional shares in connection with the Merger.

The consequences of the Merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the Merger, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

For a more detailed discussion of the material U.S. federal income tax consequences of the Merger, see “The Merger — Material U.S. Federal Income Tax Consequences of the Business Combination.”

Q.	Do the Sponsors and/or any of the LACQ directors or officers have interests in the business combination proposal and the other proposals that may differ from or be in addition to the interests of LACQ’s stockholders?

	A.	The initial stockholders and their respective affiliates, including the Sponsors and the Strategic Investor and the directors and officers, have interests in the business combination proposal and the other proposals that may be different from, or in addition to, the interests of LACQ’s stockholders generally. These interests may cause them to view the business combination proposal and the other proposals differently than LACQ’s stockholders generally may view them. The Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Merger Agreement and the Merger, and in recommending that the business combination proposal and other proposals be approved by LACQ’s stockholders. For more information on the interests of the Sponsors and/or LACQ’s directors and executive officers in the Merger, see “The Merger — Interests of Certain Persons in the Business Combination.”

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Q.	Do I have redemption rights?

	A.	If you are a holder of public shares, you have the right to demand that LACQ redeem such shares for a pro rata portion of the cash held in the trust account, whether or not you vote your public shares for or against the business combination proposal or do not vote your public shares. LACQ sometimes refers to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of its or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 20% of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

Under the Merger Agreement, the consummation of the Transactions is conditioned upon, among other things, following payment to all stockholders who have exercised their redemption rights (and after giving effect to the payment of expenses related to the Transactions that are to be paid at or after closing (provided that LACQ can pay such expenses in equity securities and not cash)), LACQ having cash of at least $5,000,000. In addition, under LACQ’s current certificate of incorporation, the business combination may be consummated only if LACQ has at least $5,000,001 of Net Tangible Assets. If LACQ stockholders seek to redeem more than 63,691 shares of LACQ common stock, this condition would not be satisfied.

Q.	How do I exercise my redemption rights?

	A.	If you are a holder of public shares and wish to exercise your redemption rights, you must demand that LACQ redeem your shares into cash no later than the second business day preceding the vote on the business combination proposal by delivering your stock to LACQ’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system prior to the vote at the special meeting. You are not required to vote on the Transactions (either for or against) to exercise your redemption rights. Any holder of public shares will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of the amount then in the trust account (which, for illustrative purposes, was approximately $12.7 million, or $10.37 per public share, as of May 31, 2021). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the business combination. However, under Delaware law, the proceeds held in the trust account could be subject to claims which could take priority over those of LACQ’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the business combination proposal.

Therefore, the per share distribution from the trust account in such a situation may be less than originally anticipated due to such claims.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the business combination proposal at the special meeting. If you deliver your shares for redemption to LACQ’s transfer agent and later decide prior to the special meeting not to elect redemption, you may request that LACQ’s transfer agent return the shares (physically or electronically). You may make such request by contacting LACQ’s transfer agent at the address listed at the end of this section.

Any corrected or changed proxy card or written demand of redemption rights must be received by LACQ’s transfer agent prior to the vote taken on the business combination proposal at the special meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to the vote at the special meeting.

If demand is properly made as described above, then, if the business combination is consummated, LACQ will redeem these shares for a pro rata portion of funds deposited in the trust account. If you exercise your redemption rights, then you will be exchanging your shares of LACQ common stock for cash and will not be entitled to continue as a stockholders of LACQ upon consummation of the Transactions.

If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any LACQ Public Warrants that you may hold.

Q.	Do I have appraisal rights if I object to the proposed business combination?

	A.	No. Neither LACQ stockholders nor its unit or warrant holders have appraisal rights in connection with the business combination under the DGCL. Please see the section entitled “Special Meeting of LACQ Stockholders — Appraisal Rights.”

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Q.	What happens to the funds deposited in the trust account after consummation of the business combination?

	A.	The net proceeds of the LACQ IPO together with the amount raised from the private sale of warrants simultaneously with the consummation of the LACQ IPO, for a total of $200,000,000, was placed in the trust account immediately following the LACQ IPO. At May 31, 2021, there was approximately $12.7 million held in the trust account. In connection with the consummation of the business combination, a portion of the funds in the trust account will be used for transaction expenses and general corporate purposes.

Q.	What happens if a substantial number of public stockholders exercise their redemption rights?

	A.	LACQ’s public stockholders may vote in favor of the business combination and still exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. In the event a substantial number of public stockholders exercise their redemption rights, fewer funds in the trust account will be available to the post-combination company to fund future growth. In addition, if LACQ would be left with less than $5,000,001 of Net Tangible Assets as a result of the holders of public shares properly demanding redemption of their shares for cash, LACQ will not be able to consummate the business combination. If LACQ stockholders seek to redeem more than 63,691 shares of LACQ common stock, the conditions to the Merger Agreement and the requirement under LACQ’s current certificate of incorporation that LACQ have at least $5,000,001 of Net Tangible Assets would not be satisfied.

Q.	What effect does LACQ’s restatement of its financial statements with respect to warrant liabilities have on its ability to meet the requirement that it have at least $5,000,001 of Net Tangible Assets?

	A.	Following the release of a statement by the SEC on April 12, 2021 concerning SPAC accounting for warrants, LACQ’s financial statements have been restated to classify its private warrants as liabilities. The classification of any of its warrants as a liability would reduce LACQ’s Net Tangible Assets below $5,000,001, which would prevent LACQ from closing the transaction with Ensysce. However, LACQ believes that, as result of the exchange agreements LACQ entered into with the holders of the private warrants, it will be able to treat its private warrants as equity following completion of the Transactions and will have Net Tangible Assets in an amount exceeding $5 million at the time of the closing (assuming stockholders do not seek redeem more than 63,691 shares of LACQ common stock). If LACQ were required to treat any of its warrants as liabilities, it would reduce its stockholders’ equity and could result in the LACQ shares not meeting the continued or initial listing requirements of Nasdaq and could affect LACQ’s ability to close the proposed transaction with Ensysce. The accounting treatment of warrants issued by SPACs is subject to substantial uncertainty and there can be no assurance that, either prior to or subsequent to the business combination, future guidance might not require LACQ to change its position and restate its financial statements or treat its warrants as liabilities, which could have a material adverse effect on LACQ. See ““Risk Factors-- While LACQ has determined that its Public Warrants should be classified as equity and its private warrants will be treated as equity on a pro forma basis, due to the uncertainty with respect to classification of warrants issued by SPACs as equity or indebtedness, there can be no assurance that future guidance might not require LACQ to change its position and restate its financial statements and have other adverse consequences.”

Q.	What happens if the business combination is not consummated?

	A.	If LACQ does not complete a business combination with Ensysce by June 30, 2021 (the end of the completion window), LACQ must redeem 100% of the outstanding public shares, at a per share price, payable in cash, equal to the amount then held in the trust account interest (less up to $75,000 of interest to pay dissolution expenses), divided by the number of outstanding public shares. The initial stockholders and their respective affiliates (including Sponsors and Strategic Investor) have no redemption rights with respect to their founders shares in the event a business combination is not effected in the completion window, and, accordingly, the founder shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to LACQ’s outstanding warrants. Accordingly, the warrants will be worthless.

Q.	How do the initial stockholders and their respective affiliates (including Sponsors and Strategic Investor) intend to vote on the proposals?

	A.	LACQ’s directors, officers and other initial stockholders and their respective affiliates (including Sponsors and Strategic Investor) own of record and are entitled to vote an aggregate of 6,000,000 shares (or 96.4%) of LACQ’s common stock as of the record date. LACQ’s directors, officers and other initial stockholders and their respective affiliates (including Sponsors and Strategic Investor) have agreed to vote in favor of the business combination and own a sufficient number of shares of LACQ common stock to approve the business combination. These parties have interests in the business combination that may conflict with your interests as a stockholder. Please see the sections entitled “Summary — Interests of Certain Persons in the Business Combination” and “The Merger — Interests of Certain Persons in the Business Combination.”

Q.	How do I vote?

	A.	The special meeting will be held at 9:00 a.m. eastern time, on June 28, 2021, at the offices LACQ, 250 West 57th Street, Suite 415, New York, New York 10107.

If you are a holder of record of LACQ common stock on May 21, 2021, the record date for the special meeting, you may vote at the special meeting by in person attendance or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote, obtain a proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

	A.	No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the stockholders at the special meeting will be considered non-routine and therefore, your broker, bank or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. If you do not provide instructions with your proxy, your broker, bank or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares: this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

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Q.	How will a broker non-vote impact the results of each proposal?

	A.	Broker non-votes will count as a vote “AGAINST” the business combination proposal and the charter proposal but will not have any effect on the outcome of any other proposals.

Q.	May I change my vote after I have mailed my signed proxy card?

	A.	Yes. Stockholders of record may send a later-dated, signed proxy card to LACQ’s transfer agent at the address set forth at the end of this section so that it is received prior to the vote at the special meeting or attend the special meeting and vote. Stockholders also may revoke their proxy by sending a notice of revocation to LACQ’s transfer agent, which must be received prior to the vote at the special meeting.

Q.	What happens if I fail to take any action with respect to the special meeting?

	A.	If you fail to take any action with respect to the special meeting and the business combination is approved by stockholders, the business combination will be consummated in accordance with the terms of the Merger Agreement. If you fail to take any action with respect to the special meeting and the business combination is not approved, we will not consummate the business combination.

Q.	What will happen if I sign and return my proxy card without indicating how I wish to vote?

	A.	Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the special meeting.

Q.	What should I do if I receive more than one set of voting materials?

	A.	Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares of LACQ common stock are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of LACQ common stock.

Q.	Who can help answer my questions?

	A.	If you have questions about the proposals to be voted on at the Special Meeting or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Leisure Acquisition Corp.
250 West 57th Street
Suite 415
New York, New York 10107
Attention: George Peng, Chief Financial Officer
Tel: (646) 565-6940

To obtain timely delivery, LACQ stockholders must request any additional materials no later than five business days prior to the special meeting. You may also obtain additional information about LACQ from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your stock (either physically or electronically) to LACQ’s transfer agent at the address below at least two (2) business days prior to the vote at the Special Meeting. See the section entitled “The Merger — Redemption Rights for LACQ Stockholders.”

If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mark Zimkind
Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004
Tel: (212) 509-4000
Email: mzimkind@continentialstock.com

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SUMMARY

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the business combination proposal, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Transactions that will be undertaken in connection with the business combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Merger Agreement.”

The Parties

LACQ

Leisure Acquisition Corp. is a blank check company incorporated as a Delaware corporation on September 11, 2017 and formed solely for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. LACQ is sponsored by the Sponsors, Hydra Management, LLC, a Delaware limited liability company and an affiliate of A. Lorne Weil, LACQ’s Executive Chairman and Matthews Lane Capital Partners LLC, a Delaware limited liability company and an affiliate of Daniel B. Silvers, LACQ’s Chief Executive Officer.

On December 5, 2017, LACQ closed its initial public offering of 20,000,000 units, with each unit consisting of one share of its common stock and one-half (1/2) of one warrant, each whole warrant to purchase one share of its common stock at a purchase price of $11.50 commencing upon the later of (i) 30 days after LACQ’s completion of a business combination and (ii) December 5, 2018 (collectively, the “LACQ Public Warrants”). The units from the LACQ IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $200,000,000. Simultaneously with the consummation of the LACQ IPO, LACQ consummated the private sale of 6,825,000 warrants at $1.00 per warrant for an aggregate purchase price of $6,825,000 (the “LACQ Private Placement Warrants”). A total of $200,000,000 was deposited into the trust account and the remaining net proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The LACQ IPO was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-221330) that became effective on December 1, 2017. In connection with special stockholders meetings at which the completion window was extended, an aggregate of 18,775,732 public shares were redeemed for cash from the trust account, for an aggregate redemption amount of approximately $196.360 million. As of the record date, additional contributions totaling approximately $2.265 million have been deposited into the trust account. At May 31, 2021, there was approximately $12.7 million held in the trust account. Except as described in the prospectus for the LACQ IPO, these proceeds will not be released until the earlier of the completion of an initial business combination and LACQ’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the completion window.

The units, LACQ’s Common Stock and Public Warrants are listed on the Nasdaq under the symbols LACQU, LACQ, and LACQW, respectively.

LACQ has filed an application to continue the listing of the combined entity on Nasdaq concurrent with consummation of the Transactions and believes the combined entity will satisfy all criteria for initial listing upon completion of the Transactions.

On June 1, 2021, Nasdaq notified LACQ that trading in LACQ’s securities on Nasdaq would be suspended effective with the open of the market on June 3, 2021 due to the failure to complete the Transactions by June 1, 2021 (the “Suspension Notice”). Although trading, if any, will occur in the over-the-counter market, LACQ will remain technically listed on Nasdaq pending the expiration of all Nasdaq review and appeal processes. LACQ believes completion of the Merger will enable it to evidence Nasdaq listing compliance by June 30, 2021.

In addition, and prior to the issuance of Suspension Notice, on May 25, 2021, LACQ received formal notice from Nasdaq’s Listing Qualifications Department (the “Staff”) indicating that LACQ’s failure to timely file its Form 10-Q for the period ended March 31, 2021 (the “Form 10-Q”) with the SEC, as required by Nasdaq Listing Rule 5250(c)(1) (the “Filing Requirement”), could serve as a separate basis for suspension and delisting of LACQ’s securities from Nasdaq. LACQ was granted the opportunity to submit a plan to regain compliance with the Filing Requirement for the Panel’s review by no later than June 1, 2021 and, notwithstanding the Suspension Notice, submitted that plan, and has filed the Form 10-Q in accordance with that plan.

While LACQ expects to obtain Nasdaq listing approval prior to closing the Transactions, LACQ can provide no assurances that Nasdaq will approve the listing application for the combined entity. Nasdaq’s determination will not be known at the time stockholders vote on the Transactions and the closing is not conditioned on Nasdaq’s approval of the continued listing. If LACQ’s application for listing is not approved, the combined company could face significant material adverse consequences including a limited availability of market quotations for LACQ’s securities; reduced liquidity for LACQ’s securities; a determination that the LACQ common stock is a “penny stock” which will require brokers trading in such securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for LACQ’s securities; a limited amount of news and analyst coverage; and a decreased ability to issue additional securities or obtain additional financing in the future, including the inability of Ensysce to obtain financing under the GEM Agreement.

The mailing address of LACQ’s principal executive office is 250 West 57th Street, Suite 415, New York, New York 10107. Its telephone number is (646) 565-6940. After the consummation of the business combination, its principal executive office will be that of Ensysce.

Ensysce

Ensysce is a clinical stage pharmaceutical company seeking to develop innovative solutions for severe pain relief while reducing the fear of and the potential for addiction, opioid misuse, abuse and overdose. Ensysce has also incorporated a 79.2%-owned subsidiary, Covistat, a clinical stage pharmaceutical company that is developing a compound utilized in Ensysce’s overdose protection program for the treatment of COVID-19. Ensysce was incorporated in the State of Delaware in April 2003 as PharmacoFore, Inc. and, in January 2012, changed its name from PharmacoFore, Inc. to Signature Therapeutics Inc. (“Signature”). On December 28, 2015, Signature, Signature Acquisition Corp., a wholly-owned subsidiary of Signature (“SAQ”), and Ensysce Biosciences, Inc. (“EBI”) entered into an Agreement and Plan of Merger (“EB-ST Agreement”). Pursuant to the EB-ST Agreement, SAQ merged with and into EBI with EBI surviving the merger as a wholly-owned subsidiary of Signature. As part of the transaction, Signature changed its name to Ensysce Biosciences, Inc. and changed EBI’s name to EBI Operating Inc.

The mailing address of Ensysce’s principal executive office is 7946 Ivanhoe Avenue, Suite 201, La Jolla, California. Its telephone number is (858) 263-4196.

Merger Sub

Merger Sub is a wholly-owned subsidiary of LACQ formed solely for the purpose of effectuating the Merger described herein. Merger Sub was incorporated under the laws of Delaware as a corporation on January 27, 2021. Merger Sub owns no material assets and does not operate any business. The mailing address of Merger Sub’s principal executive office is 250 West 57th Street, Suite 415, New York, New York 10107. Its telephone number is (646) 565-6940. After the consummation of the business combination, Merger Sub will cease to exist as a separate legal entity.

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Emerging Growth Company

LACQ is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, it is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find LACQ’s securities less attractive as a result, there may be a less active trading market for LACQ’s securities and the prices of its securities may be more volatile.

LACQ will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following December 5, 2022, the fifth anniversary of the completion of the LACQ IPO, (b) in which LACQ has total annual gross revenue of at least $1.07 billion, or (c) in which LACQ is deemed to be a large accelerated filer, which means the market value of LACQ’s common stock that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which LACQ has issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

LACQ will continue to be an “emerging growth company” immediately following consummation of the Transactions.

The Business Combination Proposal

Structure of the Transactions

Pursuant to the Merger Agreement, and subject to the terms and conditions therein, a business combination between LACQ and Ensysce will be effected through the merger of Merger Sub with and into Ensysce, with Ensysce surviving such merger as a wholly-owned subsidiary of LACQ. In connection with the consummation of the Transactions, LACQ will change its name to “Ensysce Biosciences, Inc.”

Merger Consideration

Subject to the terms of the Merger Agreement, the total Merger Consideration will consist of no more than (i) 17,500,000 shares of LACQ common stock (including shares issuable on conversion of the Ensysce Convertible Notes (other than the Newly Issued Ensysce Convertible Notes) and excluding the shares underlying the Ensysce Options and Ensysce Warrants) plus (ii) the Additional LACQ Stock, which consists of up to 500,000 shares, of LACQ common stock issuable in respect of the Newly Issued Ensysce Convertible Notes. At the reference price of $10.00 per share and based on the number of shares of Ensysce common stock outstanding at May 21, 2021, the total Merger Consideration of 17,336,655 shares of LACQ common stock would have a value of $173,336,550 (excluding the Additional LACQ Stock, which would have a value of up to $5,000,000 at the reference price of $10.00 per share).

For more information, please see the summary of the Merger Agreement in the section entitled “The Merger — Certain Agreements Related to the Business Combination —Merger Agreement” below.

Related Agreements

Lock-Up Agreements

On January 31, 2021, in connection with entering into the Merger Agreement, certain initial stockholders of Ensysce have agreed, subject to certain exceptions, not to transfer, pledge, assign, sell or otherwise dispose of any of their LACQ Shares held immediately after the Merger Effective Time until the earlier to occur of (a) one year after the completion of our initial business combination and (b) the date on which we complete a liquidation, merger, share exchange or other similar transaction after closing that results in all of our stockholders having the right to exchange their common shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements as the Ensysce stockholder. Notwithstanding, if the closing price of our common shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after closing, the Ensysce stockholder’s shares will be released from the lock-up.

Warrant Surrender Agreement

On January 31, 2021, in connection with entering into the Merger Agreement, LACQ entered into a Warrant Surrender Agreement, by and among LACQ, Hydra LAC, LLC (“Hydra”) and MLCP GLL Funding LLC (“MLCP”), pursuant to which each of Hydra and MLCP agreed to irrevocably forfeit and surrender 250,000 LACQ warrants immediately prior to, and contingent upon the closing.

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Incentive Plan

On May 26, 2021, the Board adopted, subject to stockholder approval, the Incentive Plan for the purpose of providing a means through which to attract, motivate and retain key personnel and to provide a means whereby, after the business combination, LACQ’s directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in LACQ, or be paid incentive compensation, including incentive compensation measured by reference to the value of the LACQ common stock, thereby strengthening their commitment to LACQ’s welfare and aligning their interests with those of LACQ’s stockholders. Stockholders are being asked to consider and approve the Incentive Plan, under which 5,444,068 shares of LACQ common stock will be reserved for issuance, consisting of (i) 4,444,068 shares underlying outstanding awards under the Ensysce Biosciences, Inc. 2016 Stock Incentive Plan and the 2019 Directors Plan (the “Prior Plans”) that will be converted into awards under the Omnibus Incentive Plan subject to the consummation of the business combination and (ii) 1,000,000 additional shares of common stock reserved for issuance under the Omnibus Incentive Plan. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal — Material Terms of the Incentive Plan.”

Impact of the Business Combination on the Post-Combination Company’s Public Float

The following table illustrates varying ownership levels in the post-combination company, assuming no redemptions by LACQ’s public stockholders and the maximum redemptions by LACQ’s public stockholders as described above:

	Assuming No Redemptions (1)(4)	Assuming Maximum Redemptions(1)(2)(4)
LACQ’s public stockholders (other than the initial stockholders and their respective affiliates)	0.9%	0.7%
Initial stockholders and their respective affiliates, including the Sponsors and the Strategic Investor	24.6%	24.6%
Other Stockholders	3.4%	3.4%
Current holders of Ensysce common stock(3)	71.1%	71.3%

(1)	Assumes 17,336,655 shares of LACQ common stock are issued as Merger Consideration including LACQ common stock issued in respect of the Ensysce Convertible Notes (other than up to 500,000 shares of LACQ common stock which may be issued in respect of Newly Issued Ensysce Convertible Notes).

(2)	Assumes that 63,691 shares of LACQ common stock are redeemed, representing the maximum number of public shares of LACQ that can be redeemed without violation the conditions of the Merger Agreement or the requirements of LACQ’s current certificate of incorporation. See “Risk Factors — LACQ will be unable to close the Transactions if the redemptions of public shares result in its Tangible Net Assets being less than $5,000,001 unless it is able to obtain sufficient equity financing.”

(3)	Includes holders of Ensysce Convertible Notes, which will be converted into Ensysce common stock and converted into LACQ common stock in the Merger (other than holders of Newly Issued Ensysce Convertible Notes, which may be converted into Ensysce common stock and converted into LACQ common stock in the Merger as Additional LACQ Stock Consideration).

(4)	Excludes (i) outstanding warrants issued by LACQ to acquire 18,391,289 shares of LACQ common stock (as adjusted for warrants to be surrendered at the closing), (ii) Ensysce Options which will be automatically converted to options to acquire 4,444,068 shares of LACQ common stock following the closing, (iii) Ensysce Warrants will be automatically converted to warrants to acquire 19,755 shares of LACQ common stock following the closing, (iv) warrants to acquire 460,000 shares which are expected to be issued in exchange for outstanding loan under the Expense Advancement Agreement at the time of the closing and (v) warrants to purchase shares of LACQ common stock in an amount equal to 4% of the total number of common stock outstanding as of the closing calculated on a fully diluted basis which may be issuable under Ensysce’s GEM Agreement at the time of the closing.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 4 — The Incentive Plan Proposal.”

Matters Being Voted On

The stockholders of LACQ will be asked to consider and vote on the following proposals at the special meeting:

1.	a proposal to approve the business combination described in this proxy statement/prospectus, including approving the Merger Agreement and approving the Transactions described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

2.	a proposal to approve and adopt the third amended and restated certificate of incorporation of LACQ. Please see the section entitled “Proposal No. 2 — The Charter Proposal”;

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3.	a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the third amended and restated certificate of incorporation, presented separately in accordance with requirements of the SEC. Please see the section entitled “Proposal No. 3 — The Governance Proposal”;

4.	a proposal to approve and adopt the Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve thereunder. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal”;

5.	a proposal to elect seven (7) directors to serve until their respective successors are duly elected and qualified or until their earlier resignation, removal or death. Please see the section entitled “Proposal No. 5 — The Director Election Proposal”;

6.	a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Rules 5635(a), (b) and (d), the issuance of more than 20% of LACQ’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the Merger Consideration (which may constitute a change of control under the Nasdaq Rules). Please see the section entitled “Proposal No. 6 — The Nasdaq Proposal”; and

7.	a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the Nasdaq proposal. Please see the section entitled “Proposal No. 7 — The Adjournment Proposal.”

Date, Time and Place of Special Meeting of LACQ’s Stockholders

The special meeting of stockholders of LACQ will be held 9:00 a.m. eastern time, on June 28, 2021, at the offices LACQ, 250 West 57th Street, Suite 415, New York, New York 10107. If you wish to attend the special meeting in person, you must reserve your attendance at least two (2) business days in advance of the special meeting by contacting George Peng, Chief Financial Officer, Leisure Acquisition Corp., 250 West 57th Street, Suite 415, New York, New York 10107, telephone number (646) 565-6940. See “Questions and Answers about the Proposals — How do I attend the special meeting in person?” for more information.

At the special meeting, stockholders will be asked to consider and vote upon the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal, the Nasdaq proposal and, if necessary, the adjournment proposal to permit further solicitation and vote of proxies if LACQ is not able to consummate the Transactions. The special meeting is in lieu of an annual meeting of stockholders for 2021 and, if the Transactions are consummated, the first annual meeting after the closing will held in 2022.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of LACQ common stock at 5:00 p.m. (New York City time) on May 21, 2021, which is the record date for the special meeting. Stockholders will have one vote for each share of LACQ common stock owned at 5:00 p.m. (New York City time) on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. LACQ warrants do not have voting rights. On the record date, there were 6,224,268 shares of LACQ common stock outstanding.

Quorum and Vote of LACQ Stockholders

A quorum of LACQ stockholders is necessary to hold a valid meeting. A quorum will be present at the LACQ special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting.

LACQ’s directors, officers and other initial stockholders and their respective affiliates (including Sponsors and Strategic Investor) own of record and are entitled to vote an aggregate of 6,000,000 shares (or 96.4%) of LACQ’s common stock as of the record date. LACQ’s directors, officers and other initial stockholders and their respective affiliates (including Sponsors and Strategic Investor) have agreed to vote in favor of the business combination and own a sufficient number of shares of LACQ common stock to approve the business combination.

The proposals presented at the special meeting will require the following votes:

●	the approval of the business combination proposal requires the affirmative vote of holders of a majority of LACQ’s outstanding shares of common stock entitled to vote at the special meeting in order to satisfy the condition to closing in the Merger Agreement. Accordingly, if a valid quorum is established, a LACQ stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal will have the same effect as a vote “AGAINST” such proposal;

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●	the approval of the charter proposal requires the affirmative vote of holders of a majority of LACQ’s outstanding shares of common stock entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a LACQ stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “AGAINST” such proposal;

●	the approval of each of the governance proposal (which is a non-binding advisory vote), the incentive plan proposal, the Nasdaq proposal and the adjournment proposal require the affirmative vote of a majority of the votes cast by holders of LACQ’s outstanding shares of common stock represented at the special meeting by in person attendance or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a LACQ stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the governance proposal, the incentive plan proposal and the Nasdaq proposal will have no effect on such proposals. A LACQ stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the adjournment proposal will have no effect on such proposals, which may be approved, whether or not a valid quorum is present;

●	directors are elected by a plurality of all of the votes cast by holders of shares of LACQ’s common stock represented at the special meeting by attendance in person or by proxy and entitled to vote at the special meeting. This means that the seven (7) director nominees who receive the most affirmative votes will be elected. LACQ stockholders may not cumulate their votes with respect to the election of directors. Accordingly, if a valid quorum is established, a LACQ stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the director election proposal will have no effect on such proposal.

Abstentions will have the same effect as a vote “AGAINST” the business combination proposal and the charter proposal, but will have no effect on the other proposals.

Consummation of the Transactions is conditioned on the approval of LACQ’s stockholders by an affirmative vote of the holders of a majority of the outstanding shares of LACQ common stock of the business combination proposal. If this proposal is not approved, we will not consummate the Transactions.

Redemption Rights

To exercise your redemption rights, you must elect to have LACQ redeem your shares for a pro rata portion of the funds held in the trust account and tender your shares to LACQ’s transfer agent at least two (2) business days prior to the vote at the special meeting. You are not required to vote on the Transactions (either for or against) to exercise your redemption rights.

You may tender your shares by either delivering your share certificate to the transfer agent or by delivering your shares electronically using the depository trust company’s DWAC (deposit and withdrawal at custodian) system. If the business combination is not completed, then these shares will not be redeemed for cash. If you hold the shares in street name, you will need to instruct the account executive at your bank or broker to withdraw the shares from your account in order to exercise your redemption rights. If the business combination is not completed, these shares will not be redeemed. If a holder of public shares properly demands redemption, LACQ will redeem each public share for a full pro rata portion of the funds held in the trust account, calculated as of two business days prior to the consummation of the business combination. As of May 31, 2021, this would amount to approximately $10.37 per public share. If a holder of public shares exercises its redemption rights, then it will be exchanging its shares of LACQ common stock for cash and will no longer own the shares. Please see the section entitled “Special Meeting of LACQ Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of its or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 20% of the public shares.

Accordingly, all public shares in excess of 20% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or was a “group,” will not be redeemed for cash.

The business combination will not be consummated unless LACQ has Net Tangible Assets of at least $5,000,001. If LACQ stockholders seek to redeem more than 63,691 shares of LACQ common stock, this condition would not be satisfied.

Holders of warrants will not have redemption rights with respect to such securities.

Appraisal Rights

LACQ stockholders, unitholders and warrantholders do not have appraisal rights in connection with the Transactions under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person by certain of LACQ’s directors, officers and employees without additional compensation. If a stockholder grants a proxy, it may still vote its shares during the meeting if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of LACQ Stockholders — Revoking Your Proxy.”

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Interests of Certain Persons in the Business Combination

In considering the recommendation of the Board to vote in favor of approval of the business combination proposal and the other proposals, stockholders should keep in mind that the initial stockholders and their respective affiliates, including the Sponsors and the Strategic Investor and officers and directors have interests in such proposals that are different from, or in addition to, those of LACQ stockholders generally. In particular:

●	If the Transactions are not consummated by June 30, 2021 (the end of the completion window), LACQ will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and the Board, dissolving and liquidating. In such event, the founder shares held by the initial stockholders and their respective affiliates, including the Sponsors and the Strategic Investor and officers and directors, would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $80,940,000 based upon the closing price of $13.49 per share on the Nasdaq on May 21, 2021, the record date for the special meeting.

●	The initial stockholders and their respective affiliates, including the Sponsors and the Strategic Investor and officers and directors, purchased an aggregate of 6,825,000 Private Placement Warrants from LACQ for an aggregate purchase price of $6,825,000 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the LACQ IPO. In addition, LACQ issued warrants to the Sponsors and the Strategic Investor to purchase 1,000,0001 shares of LACQ common stock in exchange for previously outstanding loans under the Expense Advancement Agreement and issued warrants to Gateway Casinos & Entertainment Limited to purchase 566,288 shares of LACQ common stock in exchange for outstanding loans under the GTWY Expense Advancement Agreement. The Private Placement Warrants and the other private warrants held by the initial stockholders and their respective affiliates, including the Sponsors and the Strategic Investor and officers and directors, will also become worthless if LACQ does not consummate a business combination by June 30, 2021 (the end of the completion window).

●	LACQ’s Sponsors and Strategic Investor have an outstanding balance of $460,000 at March 10, 2021 on unsecured promissory notes on loans made to fund LACQ’s expenses prior to the business combination. The notes may be repaid out of the proceeds of the trust account released upon completion of the business combination or converted to warrants to purchase LACQ common stock upon completion of the business combination. If a business combination is not completed, LACQ would, most likely, not be able to repay such loans.

●	If LACQ is unable to complete a business combination within the completion window, the Sponsors will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by LACQ for services rendered or contracted for or products sold to LACQ. If LACQ consummates a business combination, on the other hand, LACQ will be liable for all such claims.

●	LACQ’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on LACQ’s behalf, such as identifying and investigating possible business targets and business combinations. However, if LACQ fails to consummate a business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, LACQ may not be able to reimburse these expenses if the Transactions are not completed within the completion window.

●	All rights specified in LACQ’s second amended and restated certificate of incorporation, as amended, relating to the right of officers and directors to be indemnified by LACQ, and of LACQ’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If the business combination is not approved and LACQ liquidates, LACQ will not be able to perform its obligations to its officers and directors under those provisions.

●	The Registration Rights Agreement provides for certain demand and piggyback registration rights for the Sponsors and Strategic Investor (and their respective affiliates and permitted transferees).

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In addition, Ensysce’s officers and directors have certain interests in the transaction, including the following:

●	Five of Ensysce’s existing officers and directors are expected to become directors, and Ensysce’s officers will become officers, of the post-combination company upon the closing.

●	Ensysce’s Chairman, Bob Gower, holds Ensysce Convertible Notes that will accelerate as a result of the Merger and automatically convert into shares of common stock of LACQ in connection with the Merger.

●	Pursuant to an offer letter with Dave Humphrey, Ensysce’s Chief Financial Officer, following the Merger, Mr. Humphrey will receive, subject to approval by the LACQ stockholders of the Incentive Plan, (i) options to purchase 275,000 shares of LACQ common stock and 50,000 restricted stock units and (ii) his base salary will increase (as set forth under the section entitled “Executive Compensation of Ensysce prior to the Business Combination and the Combined Company after the Business Combination”).

●	Richard Wright, Ensysce’s Chief Business Officer, holds unvested options to purchase 583,343 shares of Ensysce common stock which will vest on closing.

●	Existing Ensysce directors and officers will continue to be entitled to indemnification and directors’ and officers’ liability insurance coverage after the Merger closes.

Board of Directors following the Business Combination

Upon consummation of the Transactions, the Board anticipates each Class I director will have a term that expires immediately following LACQ’s annual meeting of stockholders for the calendar year ending December 31, 2022, each Class II director will have a term that expires immediately following LACQ’s annual meeting of stockholders for the calendar year ending December 31, 2023 and each Class III director will have a term that expires immediately following LACQ’s annual meeting of stockholders for the calendar year ending December 31, 2024, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. Adam Levin and Curtis Rosebraugh were designated as director nominees by LACQ and the remaining director nominees were designated by Ensysce.

We are proposing William Chang and Andrew Benton to serve as the Class I directors, Curtis Rosebraugh and Bob Gower to serve as Class II directors and Steve R. Martin, Adam Levin and Lynn Kirkpatrick to serve as Class III directors. Bob Gower is expected to serve as Chairman of the Board.

Please see the sections entitled “Proposal No. 5 — The Director Election Proposal” and “Management After the Business Combination” for additional information.

Recommendation of the LACQ Board of Directors

The Board believes that the business combination proposal and the other proposals to be presented at the special meeting are fair to and in the best interest of LACQ’s stockholders and unanimously recommends that its stockholders vote “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the director election proposal, “FOR” the Nasdaq proposal and “FOR” the adjournment proposal, if presented.

When you consider the Board’s recommendation of these proposals, you should keep in mind that the initial stockholders and their respective affiliates, including the Sponsors and the Strategic Investor and officers and directors, have interests in the business combination that are different from, or in addition to, the interests of LACQ stockholders generally. Please see the section entitled “The Merger — Interests of Certain Persons in the Business Combination” for additional information. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the LACQ stockholders that they vote “FOR” the proposals presented at the special meeting.

Conditions to the Closing of the Business Combination

General Conditions

Consummation of the Transactions is conditioned on the approval of the business combination proposal as described in this proxy statement/prospectus.

In addition, consummation of the Transactions is subject to customary conditions of the respective parties, including, among others:

●	the approval of the Transactions by LACQ stockholders by the vote of a majority of the outstanding shares of the LACQ common stock;

●	the approval of the Transactions by the Ensysce stockholders having been obtained and in full force and effect, which approval has been given;

●	the termination or expiration of any waiting period applicable to the Merger, none of which are currently expected to apply;

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●	no governmental order, statute, rule or regulation being in effect which enjoins or prohibits the consummation of the Transactions; and

●	the delivery by each party to the other party of a certificate with respect to (i) the truth and accuracy of such party’s representations and warranties as of date of the Merger Agreement and as of the closing date (subject to customary bring-down standards), (ii) the performance by such party in all material respects of covenants contained in the Merger Agreement required to be complied with by such party prior to the closing and (iii) no occurrence of any material adverse effect with respect to such party since the date of the Merger Agreement through the closing date.

LACQ’s Conditions to Closing

The obligations of LACQ to consummate the Transactions contemplated by the Merger Agreement also are conditioned upon, among other things:

●	the accuracy of the representations and warranties of Ensysce (subject to customary bring-down standards);

●	the covenants of Ensysce having been performed in all material respects;

●	the delivery by Ensysce to LACQ of an affidavit certifying that an interest in Ensysce is not a U.S. real property holding corporation interest at any time during the previous five years;

●	the absence of any material adverse effect with respect to Ensysce since the date of the Merger Agreement through the closing date; and

●	the delivery by Ensysce to LACQ of lock-up agreements executed by Ensysce directors and officers who are also Ensysce stockholders.

Ensysce’s Conditions to Closing

The obligations of Ensysce to consummate the Transactions contemplated by the Merger Agreement also are conditioned upon, among other things:

●	the accuracy of the representations and warranties of LACQ (subject to customary bring-down standards);

●	the covenants of LACQ having been performed in all material respects;

●	the absence of any material adverse effect with respect to LACQ since the date of the Merger Agreement through the closing date;

●	the approval of the Transactions by LACQ, in its capacity as the sole stockholder of Merger Sub, having been obtained;

●	following payment by LACQ to its stockholders who have validly elected to have their shares of LACQ common stock redeemed for cash pursuant to the LACQ governing documents as part of a LACQ Share Redemption (as defined in the Merger Agreement) and after giving effect to the payment of LACQ’s transaction expenses, LACQ having an aggregate amount of cash of at least $5,000,000 (with LACQ’s management having, in its sole discretion, the right to direct that some or all of such transaction expenses be paid through the issuance of equity securities of LACQ rather than through direct cash payments); and

●	LACQ having made all necessary arrangements with Continental Stock Transfer & Trust Company to have the funds contained in the trust account disbursed or available to LACQ, in accordance with the Trust Agreement and the Merger Agreement, immediately prior to the closing, and all such funds released from the trust account to LACQ are available to LACQ (and, following the Merger, the combined company).

For more information, see “The Merger Agreement — Conditions to the Closing of the Transactions” and “Certain Other Agreements Relating to the Transactions.”

Tax Consequences of the Business Combination

For a description of certain U.S. federal income tax consequences of the Transactions and the exercise of redemption rights, please see the information set forth in “The Merger — Material U.S. Federal Income Tax Consequences of the Business Combination.”

Anticipated Accounting Treatment

The business combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, LACQ will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of Ensysce expecting to have a majority of the voting power of the post-combination company, Ensysce senior management comprising substantially all of the senior management of the post-combination company, the relative size of Ensysce compared to LACQ, and Ensysce operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Ensysce issuing stock for the net assets of LACQ, accompanied by a recapitalization. The net assets of LACQ will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Ensysce.

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Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. Based on Ensysce’s balance sheet as of December 31, 2020, Ensysce does not satisfy the “size of person” test to trigger the filing requirement under the HSR Act, thus the transaction is not expected to be subject to the reporting and waiting period requirements of the HSR Act. However, at any time before or after consummation of the Transactions, the applicable competition authorities could take such action under other applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Neither LACQ nor Ensysce is aware of any material regulatory approvals or actions that are required for completion of the Transactions. It is presently contemplated that if any such regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Risk Factors

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider all of the risks and uncertainties described in the section of this proxy statement/prospectus captioned “Risk Factors” following this Summary. These risks include, but are not limited to, the following:

Risks Related to Ensysce’s Business, Financial Condition and Capital Requirements

●	Ensysce is a clinical stage pharmaceutical company with a limited operating history. It has incurred significant financial losses since its inception and anticipates that it will continue to incur significant financial losses for the foreseeable future.

●	Ensysce’s ability to generate revenue from product is subject to its ability to obtain regulatory approval and fulfill numerous other requirements.

●	Even if Ensysce consummates the Merger, Ensysce will need substantial additional funding.

●	The issuances of additional shares of LACQ common stock under the GEM Agreement and the anti-dilution protection granted to GEM Global in connection therewith, may result in dilution of existing LACQ stockholders and have a negative impact on the market price of LACQ common stock.

●	Ensysce may fail to expend its limited resources on product candidates or indications that may have been more profitable or for which there is a greater likelihood of success.

●	Ensysce’s business is highly dependent on the success of its product candidates, particularly PF614, and any failure or delay in completing clinical development, obtaining regulatory approval or commercializing one or more of its product candidates could materially harm its business.

●	Ensysce’s PF614 and PF614-MPAR™ product candidates may not be successful in limiting or impeding abuse, overdose or misuse or providing additional safety upon commercialization.

●	Business interruptions resulting from the COVID-19 pandemic or similar public health crises could cause a disruption of the development of Ensysce’s product candidates.

●	Ensysce’s competitors might develop technologies or product candidates more rapidly than Ensysce does.

●	Ensysce might lose the services of its key personnel.

Risks Related to Product Development, Regulatory Approval, Manufacturing and Commercialization

●	Ensysce might not be able to obtain regulatory approval for its product candidates.

●	Ensysce’s clinical trials may fail to replicate positive results from earlier preclinical studies or clinical trials conducted by Ensysce or third parties.

●	Ensysce could be subject to substantial penalties, including withdrawal of its product from the market, if it fails to comply with all regulatory requirements.

●	Fast track designation by the FDA for PF614 may not lead to a faster development or regulatory review or approval process and does not assure FDA approval. The Section 505(b)(2) regulatory approval pathway for certain product candidates of Ensysce may not be successful.

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●	Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

●	Ensysce’s product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval.

●	Ensysce uses contract research organizations for research and development and clinical trials and will be dependent on third parties for development of its product candidates, clinical trials and manufacturing.

●	Ensysce may fail to comply with the Controlled Substance Act or its state equivalents.

Risks Related to Ensysce’s Intellectual Property

●	Absent a broad patent protection, Ensysce’s competitors could develop and commercialize product candidates that are similar or identical to Ensysce’s product candidates.

●	Ensysce may face intellectual property infringement claims from third parties.

●	Ensysce may not be able to protect its intellectual property rights throughout the world.

●	The expiration or loss of patent protection may adversely affect future revenues and operating earnings.

●	If Ensysce does not obtain protection under the Hatch-Waxman Amendments by obtaining data exclusivity, Ensysce’s business may be harmed.

●	Cyber-attacks or other failures in Ensysce’s telecommunications or information technology systems, or those of its collaborators, could result in information theft, data corruption and significant disruption of its business operations.

Risks Related to the Ownership of Common Stock and Financial Reporting

●	Ensysce does not anticipate paying any cash dividends on its capital stock in the foreseeable future.

●	Raising additional capital may cause dilution to the stockholders of the combined entity or require Ensysce to relinquish rights to its technologies or product candidates.

●	Absent an effective system of internal control over financial reporting, Ensysce may not be able to accurately report its financial results or prevent fraud.

Risks Related to the Business Combination and Ownership of LACQ’s Common Stock and Warrants

●	LACQ’s directors, officers and other initial stockholders and their respective affiliates (including Sponsors and Strategic Investor) have agreed to vote in favor of the business combination and own a sufficient number of shares of LACQ common stock to approve the business combination, and have interests in the business combination that may be different from or are in addition to the other stockholders.

●	Prior to or following the consummation of the Transactions, the Nasdaq may not continue to list LACQ’s securities and/or an active market for LACQ’s securities may not continue or develop.

●	LACQ common stock has been suspended from trading on Nasdaq and there can be no assurance that it will be listed on consummation of the Transactions.

●	LACQ was required to restate its financial statements due to certain of its warrants being required to be accounted for as liabilities and the restatement could have a material adverse effect on LACQ.

●	The Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination.

●	LACQ’s officers’ and directors’ primary industry experience relates to the leisure sector and they do not have experience with companies in the biotechnology sector.

●	LACQ’s public stockholders will experience dilution and have reduced influence on LACQ as a consequence of, among other transactions, the issuance of LACQ common stock as consideration in the business combination.

●	A significant portion of the outstanding LACQ common stock following the business combination will be restricted, but may be sold into the market in the future which could cause the market price of LACQ common stock to drop significantly.

●	If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, if any, the market price of LACQ’s securities may decline.

Risks Related to the Redemption

●	A failure to timely tender your shares of LACQ common stock will make your shares of LACQ common stock ineligible for redemption.

In evaluating the proposals to be presented at the special meeting, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

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LACQ’S SUMMARY HISTORICAL FINANCIAL INFORMATION

LACQ is providing the following summary historical financial information to assist you in your analysis of the financial aspects of the Transactions.

LACQ’s balance sheet data as of December 31, 2020 and statement of operations data for the years ended December 31, 2019 and December 31, 2020 are derived from LACQ’s audited financial statements, included elsewhere in this proxy statement/prospectus. LACQ’s balance sheet data as of March 31, 2021 and statement of operations data for the three months ended March 31, 2021 and 2020 are derived from LACQ’s unaudited financial statements, included elsewhere in this proxy statement/prospectus.

This information is only a summary and should be read in conjunction with LACQ’s financial statements and related notes and “Information About LACQ” and “LACQ’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of LACQ.

	Year Ended December 31,
	2020 (As Restated)	2019 (As Restated)
Statement of Operations Data:
Revenues	$-	$-
Loss from operations	(1,368,841)	(3,328,674)
Interest income	719,646	4,249,828
Net income (loss)	$4,310,769	$(1,067,296)
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	3,949,616	18,270,950
Basic and diluted net income (loss) per share, Common stock subject to possible redemption	$0.00	$0.17
Basic and diluted weighted average shares outstanding, Common stock	6,642,759	6,621,293
Basic and diluted net income (loss) per share, Common stock	$0.65	$(0.63)

	Three Months Ended March 31,
	2021		2020 (As Restated)
Statement of Operations Data:
Revenues	$		$
Loss from operations		(292,027)		(915,183)
Interest income		229		639,954
Net (loss) income		$(1,711,607)		$1,792,718
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption		-		15,885,267
Basic and diluted net income (loss) per share, Common stock subject to possible redemption		$-		$0.01
Basic and diluted weighted average shares outstanding, Non-redeemable common stock		6,224,268		6,375,178
Basic and diluted net income (loss) per share, Non-redeemable common stock		$(0.27)		$0.24

	As of March 31, 2021	As of December 31, 2020 (As Restated)
Balance Sheet Data:
Total current assets	$228,213	$226,464
Cash and marketable securities held in trust account	12,690,899	12,628,170
Total assets	12,980,390	12,854,634
Total liabilities	11,086,555	14,061,692
Total stockholders’ equity (deficit)	1,893,835	(1,207,058)

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ENSYSCE’S SUMMARY HISTORICAL FINANCIAL INFORMATION

The following tables present summary historical consolidated financial information of Ensysce for the periods presented. The consolidated statement of operations data for the years ended December 31, 2019 and 2020 and the consolidated balance sheet data as of December 31, 2020 have been derived from Ensysce’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The consolidated statement of operations data for the three months ended March 31, 2020 and 2021 and the consolidated balance sheet data as of March 31, 2021 have been derived from Ensysce’s unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus.

You should read the summary financial data presented below in conjunction with “Ensysce’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Ensysce’s consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. Historical operating results are not necessarily indicative of future operating results.

	Year Ended December 31,
Consolidated Statement of Operations Data:	2020	2019

Federal grants	$3,931,209	$1,763,961
Operating expenses:
Research and development	4,389,579	3,402,301
General and administrative	1,154,917	6,929,904
Total operating expenses	5,544,496	10,332,205
Loss from operations	(1,613,287)	(8,568,244)
Other income (expense):
Change in fair value of derivative liability	2,447,908	(575,087)
Interest expense	(995,496)	(958,949)
Total other income (expense), net	1,452,412	(1,534,036)
Net loss	$(160,875)	$(10,102,280)

Net loss attributable to noncontrolling interests	$(217,645)	$-
Net income (loss) attributable to common stockholders	$56,770	$(10,102,280)

Net income (loss) per share attributable to common stockholders, basic	$0.00	$(0.04)
Weighted average common shares outstanding, basic	239,465,160	239,465,160

Net income (loss) per share attributable to common stockholders, diluted	$0.00	$(0.04)
Weighted average common shares outstanding, diluted	250,682,575	239,465,160

	Three Months Ended March 31,
Consolidated Statement of Operations Data:	2021	2020

Federal grants	$250,576	$862,400
Operating expenses:
Research and development	524,378	838,970
General and administrative	490,471	277,693
Total operating expenses	1,014,849	1,116,663
Loss from operations	(764,273)	(254,263)
Other income (expense):
Change in fair value of derivative liability	(39,585)	(439,334)
Interest expense	(347,834)	(329,650)
Total other income (expense), net	(387,419)	(768,984)
Net loss	$(1,151,692)	$(1,023,247)

Net loss attributable to noncontrolling interests	$(3,961)	$-
Net loss attributable to common stockholders	$(1,147,731)	$(1,023,247)

Net loss per share attributable to common stockholders, basic and diluted	$(0.00)	$(0.00)
Weighted average common shares outstanding, basic and diluted	240,421,807	239,465,160

	As of March 31,	As of December 31,
Consolidated Balance Sheet Data:	2021	2020

Total assets	$1,187,065	$351,807
Total liabilities	$8,690,502	$7,010,234
Total stockholders’ deficit	$(7,503,437)	$(6,658,427)

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SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

LACQ is providing the following summary unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Transactions.

The following selected unaudited pro forma condensed combined statement of position combines the audited historical consolidated balance sheet of Ensysce as of March 31, 2021 with the audited historical balance sheet of LACQ as of March 31, 2021, giving effect to the Transactions as if they had been consummated as of that date.

The following selected unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 combines the unaudited historical condensed consolidated statement of operations of Ensysce for the three months ended March 31, 2021 with the unaudited condensed consolidated statement of operations of LACQ for the three months ended March 31, 2021, giving effect to the Transactions as if they had occurred as of January 1, 2020. The following selected unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the audited historical consolidated statement of operations of Ensysce for the year ended December 31, 2020 with the audited statement of operations of LACQ for the year ended December 31, 2020, giving effect to the Transactions as if they had occurred as of January 1, 2020.

The selected unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of LACQ common stock into cash:

●	Assuming No Redemptions: This presentation assumes that no LACQ public stockholders exercise redemption rights with respect to their shares of LACQ common stock upon consummation of the business combination; and

●	Assuming Maximum Redemptions: This presentation assumes that LACQ public stockholders exercise their redemption rights with respect to 63,691 shares of common stock upon consummation of the business combination at a redemption price of approximately $10.37 per share. The maximum redemption amount reflects the maximum number of LACQ’s public shares that can be redeemed without violating the conditions of the Merger Agreement or the requirement of LACQ’s current certificate of incorporation that LACQ cannot redeem public shares if it would result in LACQ having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming stockholders and payment of transaction expenses.

The adjustments presented in the selected unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Transactions.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The historical financial information of LACQ was derived from the historical unaudited consolidated financial statements of LACQ for the three months ended March 31, 2021, which are included elsewhere in this proxy statement/prospectus. The historical financial information of Ensysce was derived from the historical unaudited consolidated financial statements of Ensysce for the three months ended March 31, 2021, which are included elsewhere in this proxy statement/prospectus. The historical financial information of LACQ was derived from the historical audited financial statements of LACQ for the year ended December 31, 2020, which are included elsewhere in this proxy statement/prospectus. The historical financial information of Ensysce was derived from the historical audited consolidated financial statements of Ensysce for the year ended December 31, 2020, which are included elsewhere in this proxy statement/prospectus. This information should be read together with LACQ’s and Ensysce’s financial statements and related notes, “Information About LACQ — LACQ’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Ensysce’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the post-combination company will experience. Ensysce and LACQ have not had any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

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SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

	Assuming No Redemptions	Assuming Maximum Redemptions
Summary Unaudited Pro Forma Condensed Combined Statement of Operations - Three Months Ended March 31, 2021
Total revenues	$250,576	$250,576
Total expenses	$9,683,391	$9,683,391
Operating loss	$(9,432,815)	$(9,432,815)
Net loss	$(9,432,815)	$(9,432,815)
Loss per share - basic and diluted	$(0.39)	$(0.39)
Weighted average shares outstanding - basic and diluted	24,380,923	24,317,232

Summary Unaudited Pro Forma Condensed Combined Statement of Operations - Year Ended December 31, 2020
Total revenues	$3,931,209	$3,931,209
Total expenses	$15,289,852	$15,289,852
Operating loss	$(11,358,643)	$(11,358,643)
Net loss	$(8,060,436)	$(8,060,436)
Loss per share - basic and diluted	$(0.33)	$(0.33)
Weighted average shares outstanding - basic and diluted	24,380,923	24,317,232

Summary Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021
Total current assets	$7,898,951	$7,238,720
Total assets	$7,964,109	$7,303,878
Total current liabilities	$2,303,877	$2,303,877
Total liabilities	$2,303,877	$2,303,877
Total stockholders’ equity	$5,660,232	$5,000,001

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SUMMARY COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for Ensysce and LACQ on a stand-alone basis and the unaudited pro forma combined per share information after giving effect to the business combination, (1) assuming no LACQ stockholders exercise redemption rights with respect to their shares of common stock upon the consummation of the business combination; and (2) assuming that LACQ stockholders exercise their redemption rights with respect to a maximum of 63,691 shares of common stock upon consummation of the business combination.

The historical information should be read in conjunction with the information in the sections entitled “LACQ’s Summary Historical Financial Information” and “Ensysce’s Summary Historical Financial Information” and the historical financial statements of LACQ and Ensysce incorporated by reference in or included elsewhere in this proxy statement. The unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the information contained in the section of this proxy statement/prospectus entitled “Summary Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would been had the companies been combined during the period presented, nor to project the Company’s results of operations or earnings per share for any future date or period. The unaudited pro forma combined stockholders’ equity per share information below does not purport to represent what the value of LACQ and Ensysce would have been had the companies been combined during the periods presented.

	Ensysce	LACQ	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Three Months Ended March 31, 2021
Net loss	$(1,151,692)	$(1,711,607)	$(9,432,815)	$(9,432,815)
Stockholders’ (deficit) equity	(7,503,437)	1,893,835	5,660,232	5,000,001
Weighted average shares outstanding — basic and diluted	240,421,807	—	24,380,923	24,317,232
Basic and diluted net loss per share	(0.00)	—	(0.39)	(0.39)
Stockholders’ equity per share — basic and diluted	(0.03)	—	0.23	0.21

Year Ended December 31, 2020
Net (loss) income	$(160,875)	$4,310,769	$(8,060,436)	$(8,060,436)
Weighted average shares outstanding — basic and diluted	250,682,575 (1)	3,949,616	24,380,923	24,317,232
Basic and diluted net loss per share	(0.00)	0.00	(0.33)	(0.33)

(1) Weighted average shares outstanding, diluted

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes statements that express LACQ’s and Ensysce’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the Transactions, the benefits of the Transactions, results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which Ensysce operates. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting LACQ and Ensysce. Factors that may impact such forward-looking statements include:

●	the risk that Ensysce’s lead product candidate PF614 and PF614-MPAR™ may not be successful in limiting or impeding abuse, overdose or misuse or providing additional safety upon commercialization;

●	reliance by Ensysce on third party contract research organizations, or CROs, for its research and development activities and clinical trials;

●	the need for substantial additional funding after consummation of Merger to complete the development and commercialization of Ensysce’s product candidates;

●	the risk that Ensysce’s clinical trials may fail to replicate positive results from earlier preclinical studies or clinical trials conducted by Ensysce or third parties;

●	the risk that the potential product candidates that Ensysce develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all;

●	the risk that clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this proxy statement/prospectus;

●	the risk that Ensysce will be unable to successfully market or gain market acceptance of its product candidates;

●	the risk that Ensysce’s product candidates may not be beneficial to patients or successfully commercialized;

●	the risk that Ensysce has overestimated the size of the target market, patients’ willingness to try new therapies and the willingness of physicians to prescribe these therapies;

●	effects of competition;

●	the risk that third parties on which Ensysce depends for laboratory, clinical development, manufacturing and other critical services will fail to perform satisfactorily;

●	the risk that Ensysce’s business, operations, clinical development plans and timelines, and supply chain could be adversely affected by the effects of health epidemics, including the ongoing COVID-19 pandemic;

●	the risk that Ensysce will be unable to obtain and maintain sufficient intellectual property protection for its investigational products or will infringe the intellectual property protection of others;

●	the loss of key members of Ensysce’s management team;

●	changes in Ensysce’s regulatory environment;

●	Ensysce’s need for additional financing to fund its operations and research and development;

●	the ability to attract and retain key scientific, medical, commercial or management personnel;

●	changes in Ensysce’s industry;

●	Ensysce’s ability to remediate any material weaknesses or maintain effective internal controls over financial reporting;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

●	the inability to complete the Transactions due to the conditions to closing in the Merger Agreement;

●	the risk that LACQ common stock has been suspended from trading on Nasdaq and may not be listed on consummation of the Transactions;

●	the ability to meet applicable listing standards prior to or following the consummation of the Transactions;

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●	the risk that the proposed Transactions disrupt current plans and operations of Ensysce as a result of the announcement and consummation of the Transactions;

●	the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the factors described above;

●	pending or potential litigation associated with the proposed business combination;

●	other factors disclosed in this proxy statement/prospectus; and

●	other factors beyond LACQ’s or Ensysce’s control.

The forward-looking statements contained in this proxy statement/prospectus are based on LACQ’s and Ensysce’s current expectations and beliefs concerning future developments and their potential effects on the Transactions and Ensysce. There can be no assurance that future developments affecting LACQ and/or Ensysce will be those that LACQ or Ensysce has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond either LACQ’s or Ensysce’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. LACQ and Ensysce will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before a LACQ stockholder grants its proxy or instructs how its vote should be cast at the special meeting, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect LACQ and Ensysce.

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RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. The following risk factors apply to the business and operations of Ensysce and will also apply to the business and operations of the post-combination company following the completion of the business combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the business combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of the post-combination company. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” LACQ or Ensysce may face additional risks and uncertainties that are not presently known to us or Ensysce, or that we or Ensysce currently deem immaterial, which may also impair our or Ensysce’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements of both LACQ and Ensysce included herein.

Risks Related to Ensysce’s Business, Financial Condition and Capital Requirements

Ensysce is a clinical-stage pharmaceutical company with a limited operating history. It has incurred significant financial losses since its inception and anticipates that it will continue to incur significant financial losses for the foreseeable future.

Ensysce is a clinical-stage pharmaceutical company with a limited operating history. Ensysce has not yet demonstrated an ability to generate revenues, obtain regulatory approvals, engage in clinical development beyond Phase 1 trials, manufacture any product on a commercial scale or arrange for a third party to do so on Ensysce’s behalf or enter into licensing arrangements to commercialize a product, or conduct sales and marketing activities necessary for successful product commercialization.

Ensysce has no products approved for commercial sale and has not generated any revenue from product sales to date, nor does it expect to generate any significant revenue from product sales for the next few years. Ensysce will continue to incur significant research and development and other expenses related to its product development, preclinical and clinical activities and ongoing operations. As a result, Ensysce is not profitable and has incurred losses in each period since its inception. Net losses and negative cash flows have had, and will continue to have, an adverse effect on Ensysce’s stockholders’ equity and working capital. Ensysce’s net loss was $10.1 million for the year ended December 31, 2019, and $160,875 for the year ended December 31, 2020 and $1.2 million for the three months ended March 31, 2021. As of December 31, 2020 and March 31, 2021, Ensysce had an accumulated deficit of $56.0 million and $57.1 million, respectively. Ensysce expects to continue to incur significant losses for the foreseeable future, and it expects these losses to increase as it continues its research and development of, and seeks regulatory approvals for, its product candidates.

If Ensysce continues to suffer losses as it has since inception, investors may not receive any return on their investment and may lose their entire investment.

In addition, as part of a public company, Ensysce will incur significant additional legal, accounting and other expenses that it did not incur as a private company and anticipates that its expenses will increase substantially if, and as, it:

●	meets the requirements and demands of being a public company;

●	expands its operational, financial and management systems and increases personnel to support its operations;

●	hires additional clinical, quality control, medical, scientific and other technical personnel to support its clinical operations;

●	advances its clinical-stage product candidate PF614 through clinical development;

●	advance its preclinical stage product candidates into clinical development;

●	seeks regulatory approvals for any product candidates that successfully complete clinical trials;

●	undertakes any pre-commercialization activities to establish sales, marketing and distribution capabilities for any product candidates for which it may receive regulatory approval in regions where it choose to commercialize its products on its own or jointly with third parties;

●	maintains, expands and protects its intellectual property portfolio; and

●	makes milestone, royalty or other payments due under any future in-license or collaboration agreements.

Pharmaceutical product development entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval, secure market access and reimbursement and become commercially viable. Therefore any investment in the combined company would be highly speculative. Ensysce’s prospects are subject to the costs, uncertainties, delays and difficulties frequently encountered by companies in clinical development, especially clinical-stage pharmaceutical companies such as Ensysce’s. Any predictions you make about Ensysce’s future success or viability may not be as accurate as they would otherwise be if Ensysce had a longer operating history or a history of successfully developing and commercializing pharmaceutical products. Ensysce will likely encounter unforeseen expenses, difficulties, complications, delays and other known or unknown factors in achieving its business objectives.

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Additionally, Ensysce’s expenses could increase beyond its expectations if it is required by the U.S. Food and Drug Administration, or FDA, or other regulatory authorities to perform clinical trials in addition to those that it currently expects to conduct, or if there are any delays in establishing appropriate manufacturing arrangements for or in completing its clinical trials or the development of any of its product candidates.

Ensysce’s ability to generate revenue from any of its potential products is subject to its ability to obtain regulatory approval and fulfill numerous other requirements and it may never be successful in generating revenues or becoming profitable.

Ensysce’s ability to become and remain profitable depends on its ability to generate revenue or execute other business development arrangements. Ensysce does not expect to generate significant revenue, if any, unless and until it is able to obtain regulatory approval for, and successfully commercialize the product candidates it is developing or may develop. Successful commercialization, to the extent it occurs, will require achievement of many key milestones, including demonstrating safety and efficacy in clinical trials, obtaining regulatory approval for these product candidates, manufacturing, marketing and selling, or entering into other agreements to commercialize, those products for which Ensysce may obtain regulatory approval, satisfying any post-marketing requirements and obtaining reimbursement for its products from private insurance or government payors. Because of the uncertainties and risks associated with these activities, Ensysce cannot accurately and precisely predict the timing and amount, if any, of revenues, the extent of any further losses or when it might achieve profitability. Ensysce may never succeed in these activities and, even if it does, Ensysce may never generate revenues that are sufficient enough for Ensysce to achieve profitability. Even if Ensysce does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

Ensysce’s failure to become and remain profitable may depress the market price of its common stock and could impair its ability to raise capital, expand its business, diversify its product offerings or continue its operations.

Even if Ensysce consummates the Merger, it will need substantial additional funding. If Ensysce is unable raise capital when needed, it could be forced to delay, reduce or terminate its product discovery and development programs or commercialization efforts.

Ensysce’s operations have consumed substantial amounts of cash since inception. Ensysce expects to continue to spend substantial amounts to continue the clinical and preclinical development of Ensysce’s product candidates, including its planned Phase 2 program for nafamostat and planned clinical trials for PF614 and PF614-MPAR™. The proceeds from this transaction are expected to be approximately $5,000,000 and will not be sufficient to meet Ensysce’s total expected capital requirements. Accordingly, Ensysce will need to raise additional capital to complete its currently planned clinical trials and any future clinical trials. Other unanticipated costs may arise in the course of its development efforts. If Ensysce is able to obtain marketing approval for product candidates that it develops, it would require significant additional amounts of funding in order to launch and commercialize such product candidates. Ensysce cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of any product candidate it develops and it may require substantial additional funding after consummation of the Merger to complete the development and commercialization of its product candidates.

Ensysce’s future need for additional funding depends on many factors, including:

●	the scope, progress, results and costs of researching and developing its current product candidates, as well as other additional product candidates it may develop and pursue in the future, including the costs related to preclinical and clinical development of the product;

●	the timing of, and the costs involved in, obtaining marketing approvals for its product candidates and any other additional product candidates Ensysce may develop and pursue in the future;

●	the number of future product candidates that it may pursue and their development requirements;

●	subject to receipt of regulatory approval, the costs of commercialization activities for Ensysce’s product candidates, to the extent such costs are not the responsibility of any future collaborators, including the costs and timing of establishing product sales, marketing, distribution and manufacturing capabilities;

●	subject to receipt of regulatory approval, the amount of revenue, if any, received from commercial sales of its product candidates or any other additional product candidates it may develop and pursue in the future;

●	the extent to which it in-licenses or acquires rights to other products, product candidates or technologies;

●	its ability to establish collaboration arrangements for the development of its product candidates on favorable terms, if at all;

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●	its headcount growth and associated costs as it expands its research and development and establishes a commercial infrastructure;

●	the costs of preparing, filing and prosecuting patent applications, maintaining and protecting its intellectual property rights, including enforcing and defending intellectual property related claims; and

●	the costs of operating as a public company.

Ensysce cannot be certain that additional funding will be available on acceptable terms, or at all. Please see the risk factors under “Risks Related to the Ownership of Common Stock and Financial Reporting.”

Ensysce believes that the net proceeds from this transaction, together with its existing cash and cash equivalents including subsequent draw downs, if, to the extent, available, under the Share Purchase Agreement between the Company, GEM Global Yield LLC SCS (“GEM Global”) and GEM Yield Bahamas Limited (“GYBL”), dated as of December 29, 2020, including a Registration Rights Agreement between the same parties and dated as of the same date (the “GEM Agreement”) (as described in the following risk factor), will enable Ensysce to fund its operating expenses and capital expenditure requirements through the end of 2021 while advancing its main product candidates such as, PF614 and PF614 MPAR™ and nafamostat through their respective next phases of clinical development. Ensysce’s estimate may prove to be wrong, and Ensysce could use its available capital resources, if any, sooner than it currently expects. Further, changing circumstances, some of which may be beyond its control, could cause Ensysce to consume capital significantly faster than Ensysce currently anticipates, and Ensysce may need to seek additional funds sooner than planned. To the extent this occurred, it could impose significant dilution on the shareholders of the combined entity.

The proceeds under the GEM Agreement may be less than anticipated. The issuances of common stock pursuant to the GEM Agreement would result in dilution of existing LACQ stockholders and could have a negative impact on the market price of LACQ common stock. Additionally, the negative covenants under the GEM Agreement are onerous and any breach by Ensysce thereunder may entitle GEM Global and GYBL to indemnification payments, reimbursements of legal and other expenses and other compensation thereby diverting Ensysce’s time and resources.

Ensysce is entitled to draw down up to $60 million of gross proceeds from GEM Global in exchange for shares of LACQ common stock at a price equal to 90% of the average closing bid price of the shares of LACQ common stock on Nasdaq for a 30 day period, subject to meeting the terms and conditions of the GEM Agreement. This equity line facility is available for a period of 36 months from the closing date of the Merger. Please see the section entitled “Information About Ensysce” for additional information. The limitations on the amount and frequency of the draws that Ensysce can make under the GEM facility, which include the requirement that (i) there be an effective registration statement and (ii) size restrictions relating to LACQ’s trading volume, may affect the ability to draw under the GEM Agreement and result in proceeds that are less than anticipated.

In addition, the occurrence of the Merger would trigger (i) payment of a commitment fee of $1.2 million to GEM Global payable in either LACQ common stock or cash and (ii) issuance of a warrant granting the right to purchase shares of LACQ common stock in an amount equal to 4% of the total number of common shares outstanding as of the closing date, calculated on a fully diluted basis, at a strike price per share equal to the closing bid price for such common shares on the closing date of the Merger. The number of shares underlying the warrant as well as the strike price is subject to adjustments for recapitalizations, reorganizations, change of control, stock split, stock dividend, reverse stock splits and certain issuances of additional shares of LACQ common stock.

The issuances of shares at discount under the GEM Agreement and the anti-dilution protection granted to GEM Global in connection with issuances of additional shares of LACQ common stock, would result in dilution of existing LACQ stockholders and have a negative impact on the market price of LACQ common stock and LACQ’s ability to obtain equity financing.

In addition, the negative covenants under the GEM Agreement are onerous and any breach thereof may trigger indemnification, reimbursement of losses and other liability for Ensysce thereby diverting Ensysce’s time and resources.

Ensysce’s business is highly dependent on the success of its product candidates. If Ensysce is unable to successfully complete clinical development, obtain regulatory approval for or commercialize one or more of Ensysce’s product candidates, or if Ensysce experiences delays in doing so, its business will be materially harmed.

Ensysce’s future success and ability to generate significant revenue from its product candidates, which it does not expect will occur for several years, is dependent on its ability to successfully develop, obtain regulatory approval for and commercialize one or more of its product candidates. Ensysce completed its Phase 1 clinical study for its most advanced product candidate, PF614, in February 2018. A Phase 1 study for nafamostat was completed in December 2020. A Phase 1 study for PF614-MPAR™ is expected to be initiated during 2021, to the extent of sufficient available funding. All of Ensysce’s other product candidates are in earlier stages of development and will require substantial additional investment for manufacturing, preclinical testing, clinical development, regulatory review and approval in one or more jurisdictions. If any of Ensysce’s product candidates encounters safety or efficacy problems, development delays or regulatory issues or other problems, its development plans and business would be materially harmed.

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Ensysce may not have the financial resources to continue development of its product candidates. Even if clinical trials are completed, Ensysce may experience other issues that may delay or prevent regulatory approval of, or its ability to commercialize, Ensysce’s product candidates, including:

●	inability to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that its product candidates are safe and effective;

●	insufficiency of its financial and other resources to complete the necessary clinical trials and preclinical studies;

●	negative or inconclusive results from its clinical trials, preclinical studies or the clinical trials of others for product candidates that are similar to Ensysce’s, leading to a decision or requirement to conduct additional clinical trials or preclinical studies or abandon a program;

●	product-related adverse events experienced by subjects in its clinical trials, including unexpected toxicity results, or by individuals using drugs or therapeutic biologics similar to Ensysce’s product candidates;

●	delays in submitting an Investigational New Drug application, or IND, or comparable foreign applications or delays or failure in obtaining the necessary approvals from regulators to commence a clinical trial or a suspension or termination, or hold, of a clinical trial once commenced;

●	conditions imposed by the FDA, the European Medicines Agency, or EMA, or comparable foreign regulatory authorities regarding the scope or design of its clinical trials;

●	poor effectiveness of its product candidates during clinical trials;

●	better than expected performance of control arms, such as placebo groups, which could lead to negative or inconclusive results from its clinical trials;

●	delays in enrolling subjects in clinical trials;

●	high drop-out rates of subjects from clinical trials;

●	inadequate supply or quality of product candidates or other materials necessary for the conduct of its clinical trials;

●	greater than anticipated clinical trial or manufacturing costs;

●	unfavorable FDA, EMA or comparable regulatory authority inspection and review of a clinical trial site;

●	failure of its third-party contractors or investigators to comply with regulatory requirements or the clinical trial protocol or otherwise meet their contractual obligations in a timely manner, or at all;

●	unfavorable FDA, EMA or comparable regulatory authority inspection and review of manufacturing facilities or inability of those facilities to maintain a compliance status acceptable to the FDA, EMA or comparable regulatory authorities;

●	delays and changes in regulatory requirements, policy and guidelines, including the imposition of additional regulatory oversight around clinical testing generally or with respect to its therapies in particular; or

●	varying interpretations of data by the FDA, EMA and comparable foreign regulatory authorities.

Ensysce’s product candidates will require additional, time-consuming development efforts prior to commercial sale, including preclinical studies, clinical trials and approval by the FDA and applicable foreign regulatory authorities. All product candidates are prone to the risks of failure that are inherent in pharmaceutical product development, including the possibility that such product candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, Ensysce cannot assure stockholders that any such products that are approved will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace or be more effective than other commercially available alternatives.

Ensysce depends heavily on the success of its lead product candidate PF614, which is currently in clinical trials. Ensysce’s clinical trials of PF614 may not be successful. If Ensysce is unable to commercialize PF614 or experience significant delays in doing so, its business will be materially harmed.

Ensysce has invested a significant portion of its efforts and financial resources in the research and development of its lead product candidate, PF614 and expects to continue to do so. Ensysce’s ability to generate revenues from the sale of abuse-deterrent opioid products, which may not occur at a significant level for several years, will depend heavily on the successful development, regulatory approval and eventual commercialization of PF614.

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Ensysce cannot commercialize product candidates in the United States without first obtaining regulatory approval for the product from the U.S. Food and Drug Administration, or FDA; similarly, Ensysce cannot commercialize product candidates outside of the United States without obtaining regulatory approval from similar regulatory authorities outside of the United States. Even if PF614 or another product candidate were to successfully obtain approval from the FDA and non-U.S. regulatory authorities, any approval might contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements. If Ensysce is unable to obtain regulatory approval for PF614 in one or more jurisdictions, or any approval contains significant limitations, it may not be able to obtain sufficient funding or generate sufficient revenue to continue the development, marketing and/or commercialization of PF614 or any other product candidate that Ensysce may discover, in-license, develop or acquire in the future. Furthermore, even if Ensysce obtains regulatory approval for P614, it will still need to develop a commercial organization, or collaborate with third parties for the commercialization of PF614, establish commercially viable pricing and obtain approval for adequate reimbursement from third-party and government payors. If Ensysce or its commercialization collaborators are unable to successfully commercialize PF614, Ensysce may not be able to generate sufficient revenues to continue its business.

Due to the significant resources required for the development of Ensysce’s product pipeline, and depending on its ability to access capital, Ensysce must prioritize the development of certain product candidates over others. Moreover, Ensysce may fail to expend its limited resources on product candidates or indications that may have been more profitable or for which there is a greater likelihood of success.

Ensysce currently has three clinical-stage product candidates as well as certain other product candidates that are at various stages of preclinical development. Ensysce seek to maintain a process of prioritization and resource allocation to maintain an optimal balance between aggressively pursuing its more advanced clinical-stage product candidates, such as nafamostat, PF614 and PF614-MPAR™, and ensuring the development of additional potential product candidates.

Due to the significant resources required for the development of Ensysce’s product candidates, Ensysce must focus on specific diseases and disease pathways and decide which product candidates to pursue and advance and the amount of resources to allocate to each. Ensysce’s decisions concerning the allocation of research, development, collaboration, management and financial resources toward particular product candidates or therapeutic areas may not lead to the development of any viable commercial products and may divert resources away from better opportunities. If Ensysce makes incorrect determinations regarding the viability or market potential of any of its product candidates or misinterprets trends in the pharmaceutical industry, in particular for opioid abuse and drug overdose, its business, financial condition, and results of operations could be materially adversely affected. As a result, Ensysce may (i) fail to capitalize on viable commercial products or profitable market opportunities, (ii) be required to forego or delay pursuit of opportunities with other product candidates or other diseases and disease pathways that may later prove to have greater commercial potential than those it chooses to pursue, or (iii) relinquish valuable rights to such product candidates through collaboration, licensing, or other royalty arrangements in cases in which it would have been advantageous for it to invest additional resources to retain sole development and commercialization rights.

Ensysce’s PF614 and PF614-MPAR™ product candidates may not be successful in limiting or impeding abuse, overdose or misuse or providing additional safety upon commercialization.

Ensysce is committing a substantial majority of its resources to the development of products utilizing its TAAPTM and MPARTM. There can be no assurance that Ensysce’s products will perform as tested and limit or impede the actual abuse, overdose or misuse of such products or provide other benefits in commercial settings. Moreover, there can be no assurance that if Ensysce’s products are approved by the FDA, the post-approval epidemiological studies required by the FDA as a condition of any such approvals of the products will show a reduction in the consequences of abuse and misuse by patients for whom the applicable product is prescribed. The failure of Ensysce’s products to limit or impede actual abuse, overdose or misuse or provide other safety benefits in practice will have a material adverse impact on market acceptance for such products and on Ensysce’s financial condition and results of operations.

If Ensysce fails to discover, develop and commercialize other product candidates, it may be unable to grow its business and Ensysce’s ability to achieve its strategic objectives would be impaired. In addition, Ensysce may also seek to commercialize certain treatments that may not be proprietary to Ensysce.

Although the development and commercialization of its current product candidates are Ensysce’s initial focus, as part of its longer-term growth strategy, Ensysce plans to develop other product candidates. Ensysce may also seek to commercialize treatments that may not be proprietary to Ensysce. Ensysce intends to evaluate internal opportunities from its existing product candidates or other potential product candidates. While Ensysce’s’ technology platforms have potential applicability to other uses, Ensysce has not conducted any clinical trials on these other uses and Ensysce may not be successful in developing product candidates for other uses.

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In addition, Ensysce intends to devote capital and resources for basic research to discover and identify additional product candidates. These research programs require technical, financial and human resources, whether or not any product candidates are ultimately identified. Ensysce’s research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including the following:

●	the research methodology used may not be successful in identifying potential product candidates;

●	competitors may develop alternatives that render Ensysce’s product candidates obsolete;

●	product candidates that Ensysce develops may nevertheless be covered by third parties’ patents or other exclusive rights;

●	a product candidate may, on further study, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

●	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

●	a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors.

In the future, Ensysce may also seek to in-license or acquire product candidates or the underlying technology. The process of proposing, negotiating and implementing a license or acquisition is lengthy and complex. Other companies, including many with substantially greater financial, marketing and sales resources, may compete with Ensysce for the license or acquisition of product candidates. Ensysce has limited resources to identify and execute the acquisition or in-licensing of third-party products, businesses and technologies and integrate them into its current infrastructure. Moreover, Ensysce may devote resources to potential acquisitions or in-licensing opportunities that are never completed, or it may fail to realize the anticipated benefits of such efforts. Ensysce may not be able to acquire the rights to additional product candidates on terms that it finds acceptable, or at all.

In addition, future acquisitions may entail numerous operational and financial risks, including:

●	exposure to unknown liabilities;

●	disruption of Ensysce’s business and diversion of its management’s time and attention to develop acquired products or technologies;

●	incurrence of substantial debt, dilutive issuances of securities or depletion of cash to pay for acquisitions;

●	higher than expected acquisition and integration costs;

●	difficulty in combining the operations and personnel of any acquired businesses with Ensysce’s operations and personnel;

●	increased amortization expenses;

●	impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and

●	inability to motivate key employees of any acquired businesses.

If Ensysce is unsuccessful in identifying and developing additional product candidates, either through internal development or licensing or acquisition from third parties, its potential for growth and achieving its strategic objectives may be impaired.

If Ensysce does not achieve its projected development and commercialization goals within the timeframes it expects, the development and commercialization of its product candidates may be delayed, and its business and results of operations may be harmed.

For planning purposes, Ensysce seeks to estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development objectives. These milestones may include its expectations regarding the commencement or completion of scientific studies and clinical trials, the submission of regulatory filings, or commercialization objectives. From time to time, Ensysce may publicly announce the expected timing of some of these milestones, such as the completion of an ongoing clinical trial, the initiation of other clinical programs, receipt of marketing approval or a commercial launch of a product. The potential achievement of many of these milestones may be outside of Ensysce’s control. Each of these milestones is based on a variety of assumptions which, if not realized as expected, may cause the timing of such potential achievement of the respective milestones to vary considerably from Ensysce’s estimates, including:

●	its available capital resources or capital constraints Ensysce experiences;

●	the rate of progress, costs and results of its clinical trials and research and development activities, including the extent of scheduling conflicts with participating clinicians and collaborators;

●	its ability to identify and enroll patients who meet clinical trial eligibility criteria;

●	its receipt of approvals by the FDA and other regulatory authorities and the timing thereof;

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●	clinical outcomes;

●	other actions, decisions or rules issued by regulators;

●	its ability to access sufficient, reliable and affordable supplies of materials used in the manufacture of Ensysce’s product candidates;

●	the efforts of its collaborators with respect to the commercialization of Ensysce’s product candidates; and

●	the securing of, costs related to, and timing issues associated with, product manufacturing as well as sales and marketing activities.

If Ensysce fails to achieve any announced milestones in the timeframes it expects, the development and commercialization of its product candidates may be delayed, and its business and results of operations may be harmed and it could negatively impact our share price performance. Please see “Information about Ensysce” for more information.

Competitive products may reduce or eliminate commercial opportunity for Ensysce’s product candidates, if approved. If its competitors develop technologies or product candidates more rapidly than Ensysce does, or their technologies or product candidates are more effective or safer than any such technologies or product candidate of Ensysce, Ensysce’s ability to develop and successfully commercialize its own technologies or product candidates may be adversely affected.

The clinical and commercial landscapes for the solution of opioid abuse and drug overdose are highly competitive and subject to rapid and significant technological change. Ensysce faces competition with respect to its indications for Ensysce’s product candidates and will face competition with respect to any other product candidates that it may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. There are a number of large pharmaceutical and biotechnology companies that currently market and sell drugs or are pursuing the development of product candidates for the treatment of the indications that Ensysce is pursuing. These companies include, but are not limited to, Purdue Pharma, LP, and Collegium Pharmaceutical, Inc. Potential competitors include not only pharmaceutical companies but also academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

Ensysce believes that a significant number of product candidates are currently under development for the same indications that it is currently pursuing, and some or all may become commercially available in the future for the treatment of conditions for which it is trying or may try to develop product candidates. Ensysce’s potential competitors include large pharmaceutical and biotechnology companies, specialty pharmaceutical and generic drug companies, academic institutions, government agencies and research institutions. See the section entitled “Information About Ensysce — Competition” for examples of the competition that Ensysce’s product candidates face.

Ensysce’s competitors may have significantly greater financial resources, established presence in the market, expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and reimbursement and marketing approved products than Ensysce does. Accordingly, its competitors may be more successful than Ensysce may be in obtaining regulatory approval for therapies and achieving widespread market acceptance. Ensysce’s competitors’ products may be more effective, or more effectively marketed and sold, than any product candidate Ensysce may commercialize and may render its therapies obsolete or non-competitive before Ensysce can recover development and commercialization expenses. If any of Ensysce’s product candidates, including PF614, is approved, these product candidates could compete with a range of therapeutic treatments that are in development. In addition, Ensysce’s competitors may succeed in developing, acquiring or licensing technologies and products that are more effective or less costly than PF614, its other product candidates or any other product candidates that Ensysce may develop, which could render its product candidates obsolete and noncompetitive.

If Ensysce obtains approval for any of its product candidates, it may face competition based on many different factors, including the efficacy, safety and tolerability of its products, the ease with which its products can be administered, the timing and scope of regulatory approvals for these products, the availability and cost of manufacturing, marketing and sales capabilities, price, reimbursement coverage and patent position. Existing and future competing products could present superior treatment alternatives, including being more effective, safer, less expensive or marketed and sold more effectively than any products Ensysce may develop.

Competitive products may make any products Ensysce develops obsolete or noncompetitive before it is able to recover the expense of developing and commercializing Ensysce’s product candidates. Such competitors could also recruit its employees, which could negatively impact Ensysce’s level of expertise and its ability to execute its business plan.

In addition, Ensysce’s competitors may obtain patent protection, regulatory exclusivities or FDA approval and commercialize products more rapidly than Ensysce does, if it is successful at all, which may impact future approvals or sales of any of Ensysce’s product candidates that receive regulatory approval. If the FDA approves the commercial sale of PF614 or any other product candidate, Ensysce will also be competing with respect to marketing capabilities and manufacturing efficiency. Ensysce expects any such competition among products will be based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capabilities, product price, reimbursement coverage by government and private third-party payors, regulatory exclusivities and patent position. Ensysce’s profitability and financial position will suffer if its product candidates receive regulatory approval but cannot compete effectively in the marketplace.

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Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of its competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with Ensysce in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites, as well as in acquiring technologies complementary to, or necessary for, its programs.

Ensysce’s business could be harmed if it loses the services of its key personnel or is unable to hire additional employees.

Ensysce’s business depends upon its ability to attract and retain highly qualified personnel, including managerial, sales and technical personnel. Ensysce competes for key personnel with other companies, healthcare institutions, academic institutions, government entities and other organizations. Ensysce does not have written employment agreements with its chief executive officer. Ensysce’s ability to maintain and expand its business may be impaired if it is unable to retain its current key personnel or hire or retain other qualified personnel in the future.

Ensysce currently only has four full-time employees and three consultants and expects to add additional employees. Ensysce’s future success also depends on its ability to identify, attract, hire or engage, retain and motivate other well-qualified managerial, technical, clinical and regulatory personnel.

Competition for such individuals, particularly in the United States, is intense, and Ensysce may not be able to hire sufficient personnel to support its efforts. There can be no assurance that such professionals will be available in the market, or that Ensysce will be able to retain existing professionals or to meet or to continue to meet their compensation requirements. Furthermore, the combined entity’s cost base with respect to such compensation, which may include equity compensation, may increase significantly, which could have a material adverse effect on Ensysce’s financial results, including the potential for additional dilution to the combined entity’s shareholders. Failure to establish and maintain an effective management team and work force could adversely affect Ensysce’s ability to operate, grow and manage its business.

Ensysce’s employees, independent contractors, principal investigators, consultants, commercial collaborators, service providers and other vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have an adverse effect on Ensysce’s results of operations.

Ensysce is exposed to the risk that its and its CROs’ employees and contractors, including principal investigators, consultants, commercial collaborators, service providers and other vendors may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or other unauthorized activities that violate the laws and regulations of the FDA and other similar regulatory bodies, including those laws that require the reporting of true, complete and accurate information to such regulatory bodies; manufacturing standards; federal and state healthcare fraud and abuse and health regulatory laws and other similar foreign fraudulent misconduct laws; or laws that require the true, complete and accurate reporting of financial information or data. Activities subject to these laws also involve the improper use or misrepresentation of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to Ensysce’s reputation. It is not always possible to identify and deter third-party misconduct, and the precautions Ensysce takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Ensysce from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against Ensysce, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on Ensysce’s business and financial results, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, reputational harm, diminished profits and future earnings, and curtailment of Ensysce’s operations, any of which could adversely affect Ensysce’s ability to operate its business and its results of operations

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Business interruptions resulting from the COVID-19 pandemic or similar public health crises could cause a disruption of the development of Ensysce’s product candidates and adversely impact Ensysce’s business.

Public health crises such as pandemics or similar outbreaks could adversely impact Ensysce’s business. In December 2019, a novel strain of a virus named SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), or coronavirus, which causes coronavirus disease (COVID-19), was reported to have surfaced in Wuhan, China and has since reached multiple other regions and countries worldwide. The COVID-19 pandemic is evolving, and to date has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures.

The continued spread of COVID-19 or other global health matters, such as pandemics, could adversely impact Ensysce’s clinical trials or preclinical studies. For instance, the COVID-19 pandemic could impair Ensysce’s ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if a pandemic occurs in their geography or due to prioritization of hospital resources toward the pandemic and restrictions on travel. Furthermore, some patients may be unwilling to enroll in Ensysce’s trials or be unable to comply with clinical trial protocols if quarantines or travel restrictions impede patient movement or interrupt healthcare services. COVID-19 may also negatively affect the operations of third-party contract research organizations that Ensysce relies upon to carry out its clinical trials or the operations of its third-party manufacturers, which could result in delays or disruptions in the supply of its product candidates. For instance, while Ensysce has taken measures to revise clinical trial protocols in its Phase 2 program of nafamostat, including home delivery of study medication, home health care visits to collect safety data and telemedicine visits to collect clinician-based trial assessments, such measures may not be sufficient to prevent missing data from impacting trial outcomes or delays in enrollment and trial completion caused by COVID-19. If patients are reluctant to participate in these trials due to fears of COVID-19 infection resulting from regular visits to a healthcare facility, Ensysce may not be able to meet its current trial completion timelines. Any negative impact COVID-19 has to patient enrollment or treatment or the timing and execution of its clinical trials could cause costly delays to its clinical trial activities, which could adversely affect its ability to obtain regulatory approval for the commercialization of Ensysce’s product candidates, increase its operating expenses, and have a material adverse effect on its business and financial results. Ensysce may also take temporary precautionary measures intended to help minimize the risk of COVID-19 to its employees, including temporarily requiring all employees to work remotely, suspending all non-essential travel worldwide for its employees and discouraging employee attendance at industry events and in-person work-related meetings. These measures could negatively affect its business. COVID-19 has also caused volatility in the global financial markets and threatened a slowdown in the global economy, which may negatively affect its ability to raise additional capital on attractive terms or at all.

The extent to which the ongoing COVID-19 pandemic impacts Ensysce’s business, results of operation and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the pandemic, new information that may emerge concerning the severity of COVID-19, or the effectiveness of actions to contain COVID-19 or treat its impact, among others. Ensysce cannot presently predict the scope and severity of any potential business shutdowns or disruptions. If Ensysce or any of the third parties with whom it engages, however, were to experience shutdowns or other business disruptions, Ensysce’s ability to conduct its business in the manner and on the timelines presently planned could be materially and negatively affected, which could have a material adverse impact on its business, results of operation and financial condition.

Some of Ensysce’s programs are partially supported by government grant awards, which may not be available to Ensysce in the future.

Ensysce has received funding under grant award programs funded by governmental agencies, such as the NIH and NIDA. To fund a portion of Ensysce’s future research and development programs, it may apply for additional grant funding from these or similar governmental agencies in the future. However, funding by these, and other, governmental agencies may be significantly reduced or eliminated in the future for a number of reasons. For example, some programs are subject to a yearly appropriations process in Congress. In addition, Ensysce may not receive full funding under current or future grants because of budgeting constraints of the agency administering the program or unsatisfactory progress on the study being funded. Also, the continued spread of COVID-19 could affect governmental priorities in the future or prospective funding for Ensysce’s product candidates. Therefore, Ensysce cannot provide any assurance that it will receive any future grant funding from any government agencies, or, that if received, it will receive the full amount of the particular grant award. Any such reductions could delay the development of Ensysce’s product candidates and the introduction of new products.

Social issues around the abuse of opioids, including law enforcement concerns over diversion of opioid and regulatory efforts to combat abuse, could decrease the potential market for Ensysce’s product candidates.

Media stories regarding prescription drug abuse and the diversion of opioids and other controlled substances have become commonplace. Law enforcement and regulatory agencies may apply additional policies that further seek to limit the availability of opioids. Such efforts may inhibit Ensysce’s ability to commercialize its product candidates. Aggressive enforcement and unfavorable publicity regarding, for example, the use or misuse of oxycodone or other opioid drugs, the limitations of abuse resistant formulations, public inquiries and investigations into prescription drug abuse, litigation or regulatory activity, sales, marketing, distribution or storage of Ensysce’s drug products could harm its reputation. Such negative publicity could reduce the potential size of the market for Ensysce’s product candidates and decrease the revenues and royalties, if any, it is able to generate from their sale. Similarly, to the extent opioid abuse becomes less prevalent or a less urgent public health issue, regulators and third-party payers may not be willing to pay a premium for abuse deterrent formulations of opioids.

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In addition, efforts by the FDA and other regulatory bodies to combat abuse of opioids may negatively impact the market for Ensysce’s product candidates. For example, in February 2016, as part of a broader initiative led by U.S. Department of Health and Human Services to address opioid-related overdose, death and dependence, the FDA released an action plan to address the opioid abuse epidemic and reassess the FDA’s approach to opioid medications. The plan identifies the FDA’s focus on implementing policies to reverse the opioid abuse epidemic, while maintaining access to effective treatments. The actions set forth in the FDA’s plan include strengthening post marketing study requirements to evaluate the benefit of long-term opioid use, changing the Risk Evaluation and Mitigation Strategy (REMS) requirements to provide additional funding for physician education courses, releasing a draft guidance setting forth approval standards for generic abuse-deterrent opioid formulations, and seeking input from the FDA’s Scientific Board to broaden the understanding of the public risks of opioid abuse. Many of these changes could require Ensysce to expend additional resources in developing and commercializing its product candidates to meet additional requirements. In October 2017, the acting director of HHS under the directive of former President Trump, declared the opioid crisis a national health emergency and initiated a five point plan including (i) improving access to prevention, treatment, and recovery support services; (ii) targeting the availability and distribution of overdose-reversing drugs; (iii) strengthening public health data reporting and collection; (iv) supporting cutting-edge research on addiction and pain; and (v) advancing the practice of pain management. The impact that this five-point plan will have on Ensysce is unclear at this time, especially after the change in administrations following the 2020 elections.

Risks Related to Ensysce’s Dependence on Third-Party Providers

Ensysce currently relies on and expects to rely in the future on third parties to conduct its clinical trials, and those third parties may not perform satisfactorily, including failing to meet deadlines for completing such trials, failing to satisfy legal or regulatory requirements or terminating the relationship.

Ensysce currently relies on and expects to rely in the future on third-party contract research organizations, or CROs, to conduct research and development activities and its clinical trials for its product candidates. Agreements with these CROs might terminate for a variety of reasons, including for their failure to perform. Entry into alternative arrangements, if necessary, could significantly delay Ensysce’s product development activities.

Ensysce’s reliance on these CROs for research and development activities and clinical trials will reduce its control over these activities but will not relieve Ensysce of any of its responsibilities. For example, Ensysce will remain responsible for ensuring that each of its clinical trials is conducted in accordance with the general investigational plan and protocols in the applicable IND. Moreover, the FDA requires compliance with standards, commonly referred to as good clinical practices, or GCPs, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected.

If these CROs do not successfully carry out their contractual duties, meet expected deadlines or conduct the clinical trials in accordance with regulatory requirements or its stated protocols, it could adversely affect the development of Ensysce’s product candidates and it could result in Ensysce not being able to obtain, or being delayed in obtaining, marketing approvals for its product candidates and it could adversely affect Ensysce’s efforts to successfully commercialize its product candidates.

Ensysce expects to be completely dependent on third parties to manufacture its product candidates, and its commercialization of its product candidates could be halted, delayed or made less profitable if those third parties fail to maintain a compliance status acceptable to the FDA or comparable foreign regulatory authorities, fail to provide to Ensysce with sufficient quantities of its product candidates or fail to do so at acceptable quality levels or prices.

Ensysce does not currently have, nor does it plan to acquire, the capability or infrastructure to manufacture the ingredients in its product candidates for use in its clinical trials or for commercial product, if any. Ensysce has entered into a Manufacturing Agreement (the “Recro Agreement”) with Recro Gainesville LLC (“Recro”) for the production of PF614 capsules and other materials and services with respect to Ensysce’s clinical studies. In addition, Ensysce does not have the capability to encapsulate any of its product candidates as a finished product for commercial distribution. As a result, Ensysce expects to be obligated to rely on contract manufacturers, like Recro, if and when any of its product candidates are approved for commercialization. In the event that Recro is unable to perform its obligations under the Recro Agreement, Ensysce may be unable to replace the Recro Agreement on terms as favorable to it. Ensysce has not entered into an agreement with any contract manufacturers for commercial supply and may not be able to engage a contract manufacturer for commercial supply of any of its product candidates on favorable terms to Ensysce, or at all.

The processes used by Ensysce’s contract manufacturers to manufacture its product candidates must be approved by the FDA or comparable foreign regulatory authorities and the facilities at which the product candidates are manufactured must maintain a compliance status acceptable to the FDA and foreign regulatory authorities. FDA and foreign regulatory authorities will conduct inspections after Ensysce submits an NDA to the FDA or its equivalent to other relevant regulatory authorities. Ensysce will not control the manufacturing process of, and will be completely dependent on, its contract manufacturing partners for compliance with cGMPs for manufacture of both active drug substances and finished products. These cGMP regulations cover all aspects of the manufacturing, testing, quality control and record keeping relating to Ensysce’s product candidates. If Ensysce’s contract manufacturers, including Recro, do not successfully manufacture material that conforms to its specifications and the strict regulatory requirements of the FDA or others, Ensysce’s product candidates may not be approved. If these facilities do not maintain a compliance status acceptable to the FDA, DEA or comparable regulatory authorities, Ensysce may need to find alternative manufacturing facilities, which would significantly impact its ability to develop, obtain regulatory approval for or market its product candidates, if approved.

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Ensysce’s contract manufacturers, including Recro, will be subject to ongoing periodic unannounced inspections by the FDA, DEA and corresponding state and foreign agencies for compliance with cGMPs, security, recordkeeping and similar regulatory requirements. Although Ensysce will not have control over its contract manufacturers’ compliance with these regulations and standards, it is nonetheless responsible for assuring such compliance. Failure by any of Ensysce’s contract manufacturers to comply with applicable regulations could result in sanctions being imposed on Ensysce, including fines, injunctions, civil penalties, failure to grant approval to market any of its product candidates, delays, suspensions or withdrawals of approvals, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect Ensysce’s business. Failure by Ensysce’s contract manufacturers to comply with or maintain any of these standards could adversely affect Ensysce’s ability to develop, obtain regulatory approval for or market any of Ensysce’s product candidates.

If, for any reason, these third parties, including Recro, are unable or unwilling to perform, Ensysce may not be able to terminate its agreements with them, and it may not be able to locate alternative manufacturers or formulators or enter into favorable agreements with them and it cannot be certain that any such third parties will have the manufacturing capacity to meet future requirements. If these manufacturers or any alternate manufacturer of finished drug product experiences any significant difficulties in its respective manufacturing processes for Ensysce’s ingredients or finished products or should cease doing business with Ensysce, Ensysce could experience significant interruptions in the supply of any of its product candidates or may not be able to create a supply of its product candidates at all. Ensysce’s inability to coordinate the efforts of its third-party manufacturing partners, or the lack of capacity available at its third-party manufacturing partners, could impair Ensysce’s ability to supply any of its product candidates at required levels. Because of the significant regulatory requirements that Ensysce would need to satisfy in order to qualify a new bulk or finished product manufacturer, if it faces these or other difficulties with its current manufacturing partners, Ensysce could experience significant interruptions in the supply of any of its product candidates if it decided to transfer the manufacture of any of its product candidates to one or more alternative manufacturers in an effort to deal with the difficulties.

Any manufacturing problem or the loss of a contract manufacturer, including Recro, could be disruptive to Ensysce’s operations and delay development of its investigational products. Additionally, Ensysce relies on third parties to supply the raw materials needed to manufacture its potential products. Any reliance on suppliers may involve several risks, including a potential inability to obtain critical materials and reduced control over production costs, delivery schedules, reliability and quality. Any unanticipated disruption to a future contract manufacturer caused by problems at suppliers could delay shipment of any of Ensysce’s investigational products and, if approved, product candidates.

Ensysce cannot guarantee that its future manufacturing and supply partners will be able to reduce the costs of commercial scale manufacturing of any of Ensysce’s product candidates over time. If the commercial-scale manufacturing costs of any of Ensysce’s product candidates are higher than expected, these costs may significantly impact its operating results. In order to reduce costs, Ensysce may need to develop and implement process improvements. However, in order to do so, Ensysce will need, from time to time, to notify or make submissions with regulatory authorities, and the improvements may be subject to approval by such regulatory authorities.

Ensysce cannot be sure that it will receive these necessary approvals or that these approvals will be granted in a timely fashion. Ensysce also cannot guarantee that it will be able to enhance and optimize output in its commercial manufacturing process. If Ensysce cannot enhance and optimize output, it may not be able to reduce its costs over time.

If Ensysce is unable to develop its sales, marketing and distribution capability on its own or through collaborations with marketing partners, it will not be successful in commercializing its product candidates.

Ensysce currently has no marketing, sales or distribution capabilities. Ensysce intends to establish a sales and marketing organization, either on its own or in collaboration with third parties, with technical expertise and supporting distribution capabilities to commercialize PF614 or one or more of its other product candidates that may receive regulatory approval in key territories. These efforts will require substantial additional resources, some or all of which may be incurred in advance of any approval of the product candidate. Any failure or delay in the development of Ensysce’s or third parties’ internal sales, marketing and distribution capabilities would adversely impact the commercialization of PF614, its other product candidates and other future product candidates.

Factors that may inhibit Ensysce’s efforts to commercialize its product candidates on its own include:

●	its inability to recruit and retain effective sales and marketing personnel;

●	the inability of sales personnel to obtain access to or persuade physicians to prescribe any future products;

●	the lack of complementary products to be offered by sales personnel, which may put Ensysce at a competitive disadvantage relative to companies with more extensive product lines; and

●	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

With respect to its existing and future product candidates, Ensysce may choose to collaborate with third parties that have direct sales forces and established distribution systems to serve as an alternative to its own sales force and distribution systems. Ensysce’s future product revenue may be lower than if it directly marketed or sold its product candidates, if approved. In addition, any revenue Ensysce receives will depend in whole or in part upon the efforts of these third parties, which may not be successful and are generally not within its control. If Ensysce is not successful in commercializing any approved products, its future product revenue will suffer and it may incur significant additional losses.

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If Ensysce does not establish sales and marketing capabilities successfully, either on its own or in collaboration with third parties, Ensysce will not be successful in commercializing its product candidates.

Risks Related to Product Development, Regulatory Approval, Manufacturing and Commercialization

The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time- consuming and inherently unpredictable, and if Ensysce is ultimately unable to obtain regulatory approval for its product candidates, its business will be substantially harmed.

Ensysce is not permitted to commercialize, market, promote or sell any product candidate in the United States without obtaining regulatory approval from the FDA. Foreign regulatory authorities, such as the EMA, impose similar requirements. The time required to obtain approval by the FDA and comparable foreign authorities is inherently unpredictable, but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including substantial discretion of the regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. To date, Ensysce has not submitted an NDA to the FDA or similar drug approval submissions to comparable foreign regulatory authorities for its most advanced product candidate, PF614, or any other product candidate. Ensysce must complete additional preclinical studies and clinical trials to demonstrate the safety and efficacy of its product candidates in humans before it will be able to obtain these approvals.

Clinical testing is expensive, difficult to design and implement, can take many years to complete and is inherently uncertain as to outcome. Ensysce cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. The clinical development of its initial and potential additional product candidates is susceptible to the risk of failure inherent at any stage of development, including failure to demonstrate efficacy in a clinical trial or across a broad population of patients, the occurrence of adverse events that are severe or medically or commercially unacceptable, failure to comply with protocols or applicable regulatory requirements, and determination by the FDA or any comparable foreign regulatory authority that a product candidate may not continue development or is not approvable. It is possible that even if any of Ensysce’s product candidates has a beneficial effect, that effect will not be detected during clinical evaluation as a result of one or more of a variety of factors, including the size, duration, design, measurements, conduct or analysis of its clinical trials. Conversely, as a result of the same factors, its clinical trials may indicate an apparent positive effect of such product candidate that is greater than the actual positive effect, if any. Similarly, in its clinical trials Ensysce may fail to detect toxicity of, or intolerability caused by, such product candidate, or mistakenly believe that its product candidates are toxic or not well tolerated when that is not in fact the case. Serious adverse events, or SAEs, or other AEs, as well as tolerability issues, could hinder or prevent market acceptance of the product candidate at issue.

Ensysce’s current and future product candidates could fail to receive regulatory approval for many reasons, including the following:

●	the FDA or comparable foreign regulatory authorities may disagree as to the design or implementation of its clinical trials;

●	Ensysce may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication;

●	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

●	Ensysce may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

●	the FDA or comparable foreign regulatory authorities may disagree with its interpretation of data from clinical trials or preclinical studies;

●	the data collected from clinical trials of Ensysce’s product candidates may not be sufficient to support the submission of an NDA to the FDA or other submission or to obtain regulatory approval in the United States, the European Union or elsewhere;

●	the FDA or comparable foreign regulatory authorities may find deficiencies with the manufacturing processes of third-party manufacturers with which Ensysce contracts for clinical and commercial supplies; and

●	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering its clinical data insufficient for approval.

This lengthy approval process as well as the unpredictability of clinical trial results may result in its failing to obtain regulatory approval to market any product candidate Ensysce develops, which would substantially harm its business, results of operations and prospects. The FDA and other comparable foreign authorities have substantial discretion in the approval process and determining when or whether regulatory approval will be granted for any product candidate that Ensysce develops. Even if Ensysce believes the data collected from future clinical trials of its product candidates are promising, such data may not be sufficient to support approval by the FDA or any other regulatory authority.

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In addition, even if Ensysce were to obtain approval, regulatory authorities may approve any of its product candidates for fewer or more limited indications than it requests, may not approve the price it intends to charge for its products, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with labeling that does not include the claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for Ensysce’s product candidates.

The FDA may recommend scheduling with respect to any of Ensysce’s current or future product candidates. In such event, prior to a product launch, the U.S. Drug Enforcement Administration, or DEA, will need to determine the controlled substance schedule of the product, taking into account the recommendation of the FDA. The timing of the scheduling process is uncertain and may delay Ensysce’s ability to market any product candidate that is successfully developed and approved.

The FDA has the authority to grant an Emergency Use Authorization (“EUA”) to allow unapproved medical products to be used in an emergency to diagnose, treat, or prevent serious or life-threatening diseases or conditions when, based on the totality of scientific evidence, there is evidence of effectiveness of the medical product, and there are no adequate, approved, and available alternatives. Based on the outcomes of Ensysce’s clinical testing for nafamostat, Ensysce expects to apply for an EUA for use against coronaviral infections, which would permit Ensysce to commercialize nafamostat prior to FDA approval of an NDA. However, commercialization under an EUA is permitted only during the period of time that FDA determines that the statutory criteria for EUA are met, meaning that Ensysce would be required to obtain NDA approval to continue marketing the product. Furthermore, the FDA may revoke an EUA based on a determination that the product no longer satisfies the criteria for issuance of an EUA—for example, if there is no longer evidence of effectiveness of the product or there are other adequate, approved alternatives. Accordingly, Ensysce cannot predict how long, if at all, an EUA for nafamostat or any other product candidates may remain in place. Any termination or revocation of an EUA (if any) for nafamostat or any other product candidates could adversely impact Ensysce’s business in a variety of ways, including if nafamostat is not yet approved by the FDA and if Ensysce and its manufacturing partners have invested in the supply chain to provide nafamostat under an EUA.

If Ensysce’s clinical trials fail to replicate positive results from earlier preclinical studies or clinical trials conducted by Ensysce or third parties, Ensysce may be unable to successfully develop, obtain regulatory approval for, or commercialize its product candidates.

The results observed from preclinical studies or early-stage clinical trials of Ensysce’s product candidates may not necessarily be predictive of the results of later-stage clinical trials that Ensysce conducts. Similarly, positive results from such preclinical studies or early-stage clinical trials may not be replicated in its subsequent preclinical studies or clinical trials. For example, preclinical studies showed that PF614 does not readily convert into oxycodone in the blood stream and the Phase 1 trial Ensysce has conducted with TAAP prodrug (a medication or compound that, after administration, is metabolized (i.e., converted within the body) into a pharmacologically active drug, or “prodrug”) PF614, demonstrated that, after oral administration of the TAAP prodrug, the corresponding opioid was measured in the subjects’ blood. Furthermore, Ensysce’s product candidates may not be able to demonstrate similar activity or adverse event profiles as other product candidates that it believes may have similar profiles.

There can be no assurance that any of Ensysce’s clinical trials will ultimately be successful or support further clinical development of any of its product candidates. There is a high failure rate for drugs proceeding through clinical trials. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in early-stage development, and Ensysce cannot be certain that it will not face similar setbacks. These setbacks have been caused by, among other things, preclinical findings made while clinical trials were underway or safety or efficacy observations made in preclinical studies and clinical trials, including previously unreported adverse events.

Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA, EMA or comparable foreign regulatory authority approval.

The FDA, EMA or comparable foreign regulatory authorities may disagree with Ensysce’s regulatory plan for its product candidates.

Ensysce has submitted IND applications for PF614 and nafamostat and completed a Phase 1 trial for each product candidate. Ensysce has applied for and received fast track designation for PF614. However, fast track designation does not guaranty a faster development or regulatory review or approval process and does not assure FDA approval. Ensysce has received feedback from the FDA on requirements to achieve abuse deterrent labeling claims for PF614. Ensysce has submitted an IND for PF614-MPAR™ and has received feedback on required pre-clinical, manufacturing and clinical studies that will be required for an NDA.

Ensysce’s clinical trial results may not support approval of Ensysce’s product candidates. The general approach for FDA approval of a new drug is dispositive data from two or more well-controlled Phase 3 clinical trials of the product candidate in the relevant patient population. Phase 3 clinical trials typically involve a large number of patients, have significant costs, and take years to complete. In addition, there is no assurance that the endpoints and trial designs that Ensysce intends to use for its planned clinical trials, including those that Ensysce has developed based on feedback from regulatory agencies or those that have been used for the approval of similar drugs, will be acceptable for future approvals. For example, while Ensysce has designed its Phase 2 clinical trials of nafamostat for coronaviral infections after receiving input and feedback from the FDA, there can be no assurance that the design of its planned clinical trials will be satisfactory to the FDA, the FDA will not require Ensysce to modify its trials, these trials will enable Ensysce to conduct the required Phase 3 studies or other testing or that completing these trials will result in regulatory approval.

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Interim topline and preliminary data from Ensysce’s clinical trials that it announces or publishes from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, Ensysce may publish interim topline or preliminary data from its clinical trials. Interim data from clinical trials that it may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data Ensysce previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm its reputation and business prospects.

Even if Ensysce completes the necessary preclinical studies and clinical trials, the marketing approval process is expensive, time-consuming and uncertain and may prevent it from obtaining approvals for the commercialization of its product candidates.

Any product candidate Ensysce develops and the activities associated with such development and commercialization, including its design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale, and distribution, are subject to comprehensive regulation by the FDA and other regulatory authorities in the United States and by comparable authorities in other countries. Failure to obtain marketing approval for a product candidate will prevent Ensysce from commercializing the product candidate in a given jurisdiction. Ensysce has not received approval to market any product candidates from regulatory authorities in any jurisdiction and it is possible that none of the product candidates Ensysce is developing or may seek to develop in the future will ever obtain regulatory approval. Ensysce has no experience in submitting and supporting the applications necessary to gain marketing approvals and expects to rely on third-party CROs or regulatory consultants to assist Ensysce in this process. Securing regulatory approval requires the submission of extensive preclinical and clinical data and supporting information to the various regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing regulatory approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the relevant regulatory authority. Any product candidates Ensysce develops may not be effective, may be only moderately effective, or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude its obtaining marketing approval or prevent or limit commercial use.

The process of obtaining marketing approvals, both in the United States and abroad, is expensive, may take many years if additional clinical trials are required, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity, and novelty of the product candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. The FDA and comparable authorities in other countries have substantial discretion in the approval process and may refuse to accept any application or may decide that Ensysce’s data are insufficient for approval and requires additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit, or prevent marketing approval of a product candidate. Any marketing approval that Ensysce may ultimately obtain could be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable. For example, during the product approval process, the FDA will determine whether a REMS plan is necessary to assure the safe use of the product. All opioid analgesic products currently on the market in the U.S. are subject to a REMS. A REMS may be required to include various elements, such as a medication guide or patient package insert, a communication plan to educate health care providers of the risks, limitations on who may prescribe or dispense the drug or other measures that the FDA deems necessary to assure the safe use of the drug. In addition, the REMS plan must include a timetable to assess the strategy at eighteen months, three years and seven years after approval. We may be required to develop a REMS for the product, or participate in a REMS with other manufacturers, or to develop a similar strategy as required by a regulatory authority.

Even if approved, Ensysce’s contract manufacturers will need to obtain quota from DEA to manufacture sufficient quantities and maintain inventories of product to be commercially distributed.

If Ensysce experiences delays in obtaining manufacturing approval or if it fails to obtain manufacturing approval of any product candidates it may develop, the commercial prospects for those product candidates may be harmed, and its ability to generate revenues will be materially impaired.

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Any product candidate for which Ensysce obtains marketing approval will be subject to ongoing enforcement of post-marketing requirements by regulatory agencies, and Ensysce could be subject to substantial penalties, including withdrawal of its product from the market, if it fails to comply with all regulatory requirements or if it experiences unanticipated problems with its products, when and if any of them are approved.

Any product candidate for which Ensysce obtains marketing approval, as well as the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and other regulatory authorities. These requirements include, but are not limited to, restrictions governing promotion of an approved product, submissions of safety and other post-marketing information and reports, registration and listing requirements, cGMP requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, and requirements regarding drug distribution and the distribution of samples to physicians and recordkeeping.

The FDA also may impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of a product, including the adoption and implementation of risk evaluation and mitigation strategies. The FDA and other federal and state agencies, including the Department of Justice, closely regulate compliance with all requirements governing drug products, including requirements pertaining to marketing and promotion of drugs in accordance with the provisions of the approved labeling and manufacturing of products in accordance with cGMP requirements. For example, the FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. Violations of such requirements may lead to investigations alleging violations of the Federal Food, Drug, and Cosmetic Act and other statutes, including the False Claims Act and other federal and state healthcare fraud and abuse laws as well as state consumer protection laws. Ensysce’s failure to comply with all regulatory requirements, and later discovery of previously unknown adverse events or other problems with its products, manufacturers or manufacturing processes, may yield various results, including:

●	litigation involving patients using its products;

●	restrictions on such products, manufacturers or manufacturing processes;

●	restrictions on the labeling or marketing of a product;

●	restrictions on distribution or use;

●	requirements to conduct post-marketing studies or clinical trials;

●	warning or untitled letters;

●	withdrawal or recall of the product from the market;

●	refusal to approve pending applications or supplements to approved applications that Ensysce submits;

●	fines, restitution or disgorgement of profits or revenues;

●	suspension or withdrawal of marketing approvals;

●	damage to relationships with any potential collaborators;

●	unfavorable press coverage and damage to Ensysce’s reputation;

●	refusal to permit the import or export of Ensysce’s products;

●	product seizure; or

●	injunctions or the imposition of civil or criminal penalties.

Non-compliance by Ensysce or any future collaborator with regulatory requirements, including safety monitoring or pharmacovigilance, and with requirements related to the development of its products can also result in significant financial penalties.

Ensysce’s employees, independent contractors, principal investigators, consultants, commercial collaborators, service providers and other vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have an adverse effect on Ensysce’s results of operations.

Ensysce is exposed to the risk that its employees and contractors, including principal investigators, consultants, commercial collaborators, service providers and other vendors may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or other unauthorized activities that violate the laws and regulations of the FDA and other similar regulatory bodies, including those laws that require the reporting of true, complete and accurate information to such regulatory bodies; manufacturing standards; federal and state healthcare fraud and abuse and health regulatory laws and other similar foreign fraudulent misconduct laws; or laws that require the true, complete and accurate reporting of financial information or data. Activities subject to these laws also involve the improper use or misrepresentation of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to Ensysce’s reputation. It is not always possible to identify and deter third-party misconduct, and the precautions Ensysce takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Ensysce from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against Ensysce, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on Ensysce’s business and financial results, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, reputational harm, diminished profits and future earnings, and curtailment of Ensysce’s operations, any of which could adversely affect Ensysce’s ability to operate its business and its results of operations.

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Ensysce may incur unexpected costs or experience delays in completing, or ultimately be unable to complete, the preclinical and clinical studies necessary for development and commercialization of Ensysce’s product candidates.

To obtain the requisite regulatory approvals to commercialize any of Ensysce’s product candidates, Ensysce must demonstrate through extensive preclinical studies and clinical trials that Ensysce’s product candidates are safe and effective in humans. Ensysce may experience delays in completing its clinical trials or preclinical studies and initiating or completing additional clinical trials or preclinical studies, including as a result of regulators not allowing or delay in allowing clinical trials to proceed under an IND, or not approving or delaying approval for any clinical trial grant or similar approval that Ensysce needs to initiate a clinical trial. Ensysce may also experience numerous unforeseen events during its clinical trials that could delay or prevent its ability to receive marketing approval or commercialize the product candidates it develops, including:

●	regulators, or institutional review boards, or IRBs, or other reviewing bodies may not authorize Ensysce or its investigators to commence a clinical trial, or to conduct or continue a clinical trial at a prospective or specific trial site;

●	it may not reach agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	Ensysce may experience challenges or delays in recruiting principal investigators or study sites to lead its clinical trials;

●	the number of subjects or patients required for clinical trials of Ensysce’s product candidates may be larger than Ensysce anticipates, enrollment in these clinical trials may be insufficient or slower than Ensysce anticipates, and the number of clinical trials being conducted at any given time may be high and result in fewer available patients for any given clinical trial, or patients may drop out of these clinical trials at a higher rate than it anticipates;

●	its third-party contractors, including those manufacturing its product candidates or conducting clinical trials on its behalf, may fail to comply with regulatory requirements or meet their contractual obligations to Ensysce in a timely manner, or at all;

●	Ensysce may have to amend clinical trial protocols submitted to regulatory authorities or conduct additional studies to reflect changes in regulatory requirements or guidance, which it may be required to resubmit to an IRB and regulatory authorities for re-examination;

●	regulators or other reviewing bodies may find deficiencies with or subsequently find fault with the manufacturing processes or facilities of third-party manufacturers with which Ensysce enter into agreement for clinical and commercial supplies, or the supply or quality of any product candidate or other materials necessary to conduct clinical trials of Ensysce’s product candidates may be insufficient, inadequate or not available at an acceptable cost, or it may experience interruptions in supply; and

●	the potential for approval policies or regulations of the FDA or the applicable foreign regulatory agencies to significantly change in a manner rendering Ensysce’s clinical data insufficient for approval.

Regulators or IRBs of the institutions in which clinical trials are being conducted may suspend, limit or terminate a clinical trial, or data monitoring committees may recommend that Ensysce suspend or terminate a clinical trial, due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or its clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions, or lack of adequate funding to continue the clinical trial. Negative or inconclusive results from Ensysce’s clinical trials or preclinical studies could mandate repeated or additional clinical trials and, to the extent it chooses to conduct clinical trials in other indications, could result in changes to or delays in clinical trials of Ensysce’s product candidates in such other indications. Ensysce does not know whether any clinical trials that it conducts will demonstrate adequate efficacy and safety to result in regulatory approval to market Ensysce’s product candidates for the indications that Ensysce is pursuing. If later-stage clinical trials do not produce favorable results, Ensysce’s ability to obtain regulatory approval for Ensysce’s product candidates will be adversely impacted.

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Ensysce’s failure to successfully initiate and complete clinical trials and to demonstrate the efficacy and safety necessary to obtain regulatory approval to market Ensysce’s product candidates would significantly harm its business. The development costs of Ensysce’s product candidates will also increase if Ensysce experiences delays in testing or regulatory approvals and it may be required to obtain additional funds to complete clinical trials. Ensysce cannot assure to the stockholders that its clinical trials will begin as planned or be completed on schedule, if at all, or that it will not need to restructure or otherwise modify its trials after they have begun. Significant clinical trial delays also could shorten any periods during which Ensysce may have the exclusive right to commercialize Ensysce’s product candidates or allow its competitors to bring products to market before Ensysce does and impair its ability to successfully commercialize Ensysce’s product candidates, which may harm its business and results of operations. In addition, many of the factors that cause, or lead to, delays of clinical trials may ultimately lead to the denial of regulatory approval of Ensysce’s product candidates.

If Ensysce encounters difficulties enrolling patients in its clinical trials, its clinical development activities could be delayed or otherwise adversely affected.

The timely completion of clinical trials in accordance with their protocols depends, among other things, on Ensysce’s ability to enroll a sufficient number of patients who remain in the study until its conclusion.

Ensysce may experience difficulties in patient enrollment in its clinical trials for a variety of factors, including:

●	the effects of COVID-19 on Ensysce’s ability to recruit and retain patients, including as a result of potential heightened exposure to COVID-19, prioritization of hospital resources toward the pandemic and unwillingness by patients to enroll or comply with clinical trial protocols if quarantines or travel restrictions impede patient movement or interrupt healthcare services;

●	the patient eligibility criteria defined in the protocol;

●	the size of the patient population required for analysis of the trial’s primary endpoints;

●	the proximity of patients to study sites;

●	the design of the trial;

●	Ensysce’s ability to recruit clinical trial investigators with the appropriate competencies and experience;

●	competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages and risks of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications that Ensysce is investigating;

●	Ensysce’s ability to obtain and maintain patient consents; and

●	the risk that patients enrolled in clinical trials will drop out of the trials before completion.

In addition, Ensysce’s clinical trials may compete with other clinical trials for product candidates that are in the same therapeutic areas as Ensysce’s product candidates, and this competition will reduce the number and types of patients available to Ensysce, because some patients who might have opted to enroll in its trials may instead opt to enroll in a trial being conducted by one of its competitors. Since the number of qualified clinical investigators is limited, Ensysce may conduct some of its clinical trials at the same clinical trial sites that some of its competitors use, which will reduce the number of patients who are available for its clinical trials in such clinical trial site. Furthermore, if significant adverse events or other side effects are observed in any of its clinical trials, Ensysce may have difficulty recruiting patients to its trials and patients may drop out of its trials.

Ensysce’s inability to enroll a sufficient number of patients for its clinical trials would result in significant delays or might require Ensysce to abandon one or more clinical trials or its development efforts altogether. Delays in patient enrollment may result in increased costs, negatively affect the timing or outcome of the planned clinical trials, delay the product candidate development and approval process and jeopardize its ability to seek and obtain the regulatory approval required to commence product sales and generate revenue, which could cause the value of the company to decline and limit its ability to obtain additional financing if needed.

Fast track designation by the FDA for PF614 may not lead to a faster development or regulatory review or approval process and does not assure FDA approval.

Ensysce has obtained fast track designation for PF614 that will enable Ensysce to facilitate the development and expedite the review of PF614. Fast track designation does not ensure that PF614 will receive marketing approval or that approval will be granted within any particular timeframe. As a result, Ensysce may not experience a faster development process, review or approval compared to conventional FDA procedures. In addition, the FDA may withdraw fast track designation if it believes that the designation is no longer supported by data from Ensysce’s clinical development program. Fast track designation does not guarantee that an NDA will obtain priority review designation. If any of these events occur, it could require Ensysce to conduct more extensive clinical trials and go through more extensive FDA review, which could substantially delay the time for commercializing Ensysce’s products.

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If the FDA does not conclude that certain of Ensysce’s product candidates satisfy the requirements for the Section 505(b)(2) regulatory approval pathway, or if the requirements for such product candidates under Section 505(b)(2) are not as Ensysce expects, the approval pathway for those product candidates will likely take significantly longer, cost significantly more and entail significantly greater complications and risks than anticipated, and in either case may not be successful.

Ensysce may seek FDA approval through the Section 505(b)(2) regulatory pathway for its product candidate PF614. Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act, or FDCA, permits the submission of an NDA where at least some of the information required for approval comes from studies that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference. Section 505(b)(2), if applicable to Ensysce under the FDCA, would allow an NDA Ensysce submits to FDA to rely in part on data in the public domain or on the FDA’s prior conclusions regarding the safety and effectiveness of an approved product, or listed drug, which could expedite the development program for Ensysce’s product candidates by potentially decreasing the amount of data that Ensysce would need to generate in order to obtain FDA approval. If the FDA does not agree that the 505(b)(2) regulatory pathway is appropriate or scientifically justified for PF614, Ensysce may need to conduct additional preclinical and clinical trials, provide additional data and information, and meet additional standards for regulatory approval. For example, the FDA may not agree that Ensysce has provided a scientific bridge, through, for example, comparative bioavailability data, to demonstrate that reliance on the prior findings of safety or efficacy for a listed drug is justified. If this were to occur, the time and financial resources required to obtain FDA approval for this product candidate, and complications and risks associated with this product candidate, would likely substantially increase. Ensysce could need to obtain additional funding, which could result in significant dilution to the ownership interests of Ensysce’s then existing stockholders to the extent Ensysce issues equity securities or convertible debt. Ensysce cannot assure you that Ensysce would be able to obtain such additional financing on terms acceptable to Ensysce, if at all. Moreover, inability to pursue the Section 505(b)(2) regulatory pathway would likely result in new competitive products reaching the market more quickly than Ensysce’s product candidates, which would likely materially adversely impact Ensysce’s competitive position and prospects. Even if Ensysce is allowed to pursue the Section 505(b)(2) regulatory pathway, Ensysce cannot assure the stockholders that its product candidates will receive the requisite approvals for commercialization.

In addition, notwithstanding the approval of a number of products by the FDA under Section 505(b)(2) over the last few years, certain brand-name pharmaceutical companies and others have objected to the FDA’s interpretation of Section 505(b)(2). If the FDA’s interpretation of Section 505(b)(2) is successfully challenged, the FDA may change its 505(b)(2) policies and practices, which could delay or even prevent the FDA from approving any NDA that Ensysce submits under Section 505(b)(2). In addition, the pharmaceutical industry is highly competitive, and Section 505(b)(2) NDAs are subject to special requirements designed to protect the patent rights of sponsors of previously approved drugs that are referenced in a Section 505(b)(2) NDA. These requirements may give rise to patent litigation and mandatory delays in approval of Ensysce’s NDAs for up to 30 months or longer depending on the outcome of any litigation. It is not uncommon for a manufacturer of an approved product to file a citizen petition with the FDA seeking to delay approval of, or impose additional approval requirements for, pending competing products. If successful, such petitions can significantly delay, or even prevent, the approval of the new product. Even if the FDA ultimately denies such a petition, the FDA may substantially delay approval while it considers and responds to the petition. In addition, even if Ensysce is able to utilize the Section 505(b)(2) regulatory pathway, there is no guarantee this would ultimately lead to accelerated product development or earlier approval.

Moreover, even if Ensysce’s product candidates are approved under Section 505(b)(2), the approval may be subject to limitations on the indicated uses for which the products may be marketed or to other conditions of approval, or may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the products.

If Ensysce submits a 505(b)(2) application that references a third-party product, Ensysce may be subject to a patent infringement suit and the approval of Ensysce’s product may be delayed.

If Ensysce submits a 505(b)(2) application that relies in whole or in FDA’s findings for a listed drug, Ensysce will be required to certify to the FDA that either: (1) there is no patent information listed in the FDA’s publication Approved Drug Products with Therapeutic Equivalence Evaluations, which Ensysce refers to as the Orange Book, with respect to the listed drug; (2) the patents listed in the Orange Book have expired; (3) the listed patents have not expired, but will expire on a particular date and approval is sought after patent expiration; or (4) the listed patents are invalid or will not be infringed by the manufacture, use or sale of Ensysce’s product. A certification that Ensysce’s new drug will not infringe the Orange Book-listed patents for the applicable listed drug, or that such patents are invalid, is called a paragraph IV certification. If Ensysce submits a paragraph IV certification to the FDA, a notice of the paragraph IV certification must also be sent to the NDA holder once Ensysce’s 505(b)(2) application is filed by the FDA. The third party may then initiate a lawsuit to defend the patents identified in the notice. The filing of a patent infringement lawsuit within 45 days of receipt of the notice automatically prevents the FDA from approving the Ensysce’s 505(b)(2) application until the earliest of 30 months or the date on which the patent expires, the lawsuit is settled, or the court reaches a decision in the infringement lawsuit in favor of Ensysce. If the third party does not file a patent infringement lawsuit within the required 45-day period, Ensysce’s 505(b)(2) application will not be subject to the 30-month stay of FDA approval.

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Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates proceed through preclinical studies to late-stage clinical trials towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause Ensysce’s product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the materials manufactured using altered processes. Such changes may also require additional testing, FDA notification or FDA approval. This could delay or prevent completion of clinical trials, require conducting bridging clinical trials or repeating one or more clinical trials, increase clinical trial costs, delay or prevent approval of Ensysce’s product candidates and jeopardize its ability to commence sales and generate revenue.

Ensysce’s product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following regulatory approval, if obtained.

Undesirable side effects caused by any of Ensysce’s product candidates could cause Ensysce or regulatory authorities to interrupt, delay or halt clinical trials and could result in restrictive warnings or contraindication or the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities. In Ensysce’s planned and future clinical trials of Ensysce’s product candidates, it may observe a less favorable safety and tolerability profile than was observed in earlier-stage testing of these candidates.

Undesirable side effects have been observed in Ensysce’s product candidates to date. For example, in clinical trials of PF614, opioid side effects were observed. Many compounds that initially showed promise in clinical or earlier-stage testing are later found to cause undesirable or unexpected side effects that prevented further development of the compound. Results of future clinical trials of Ensysce’s product candidates could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics, despite a favorable tolerability profile observed in earlier-stage testing. If unacceptable side effects arise in the development of Ensysce’s product candidates, Ensysce, the FDA or comparable foreign regulatory authorities, the IRBs, or independent ethics committees at the institutions in which its trials are conducted, could suspend, limit or terminate its clinical trials, or the independent safety monitoring committee could recommend that Ensysce suspend, limit or terminate its trials, or the FDA or comparable foreign regulatory authorities could order Ensysce to cease clinical trials or deny approval of Ensysce’s product candidates for any or all targeted indications. Treatment-emergent side effects that are deemed to be drug-related could delay recruitment of clinical trial subjects or may cause subjects that enroll in its clinical trials to discontinue participation in its clinical trials. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff. Ensysce may need to train medical personnel using Ensysce’s product candidates to understand the side effect profiles for its clinical trials and upon any commercialization of any of Ensysce’s product candidates. Inadequate training in recognizing or managing the potential side effects of Ensysce’s product candidates could result in harm to patients that are administered Ensysce’s product candidates. Any of these occurrences may adversely affect Ensysce’s business, financial condition and prospects significantly.

Moreover, clinical trials of Ensysce’s product candidates are conducted in carefully defined sets of patients who have agreed to enter into clinical trials. Consequently, it is possible that its clinical trials may indicate an apparent positive effect of a product candidate that is greater than the actual positive effect, if any, or alternatively fail to identify undesirable side effects.

Even if any of Ensysce’s product candidates receives regulatory approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success, in which case Ensysce may not generate significant revenues, if any, or become profitable.

Ensysce has never commercialized a product, and even if any of Ensysce’s product candidates is approved by the appropriate regulatory authorities for marketing and sale, it may nonetheless fail to achieve sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. Many of the indications for Ensysce’s product candidates have well-established standards of care that physicians, patients and payors are familiar with and, in some cases, are available generically. Even if Ensysce’s product candidates are successful in clinical trials, they may not be successful in displacing these current standards of care if Ensysce is unable to demonstrate superior efficacy, safety, ease of administration and/or cost-effectiveness. For example, physicians may be reluctant to take their patients off their current medications and switch their treatment regimen to Ensysce’s product candidates. Further, patients often acclimate to the treatment regimen that they are currently taking and do not want to switch unless their physicians recommend switching products or they are required to switch due to lack of coverage and adequate reimbursement. Even if Ensysce is able to demonstrate Ensysce’s product candidates’ safety and efficacy to the FDA and other regulators, safety or efficacy concerns in the medical community may hinder market acceptance.

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Ensysce has not commercialized any products and therefore is not known in the medical community and third-party payors. Efforts to educate the medical community and third-party payors on the benefits of Ensysce’s product candidates may require significant resources, including management time and financial resources, and may not be successful. If any product candidate is approved but does not achieve an adequate level of market acceptance, Ensysce may not generate significant revenues and it may not become profitable. The degree of market acceptance of Ensysce’s product candidates, if approved for commercial sale, will depend on a number of factors, including:

●	the efficacy and safety of the product;

●	the potential advantages of the product compared to competitive therapies;

●	the prevalence and severity of any side effects;

●	whether the product is designated under physician treatment guidelines as a first-, second- or third-line therapy;

●	Ensysce’s ability, or the ability of any future collaborators, to offer the product for sale at competitive prices;

●	the product’s convenience and ease of administration compared to alternative treatments;

●	the willingness of the target patient population to try, and of physicians to prescribe, the product;

●	limitations or warnings, including distribution or use restrictions contained in the product’s approved labeling;

●	the strength of sales, marketing and distribution support;

●	changes in the standard of care for the targeted indications for the product; and

●	availability and adequacy of coverage and reimbursement from government payors, managed care plans and other third-party payors.

Any failure by one or more of Ensysce’s product candidates that obtains regulatory approval to achieve market acceptance or commercial success would adversely affect its business prospects.

Product liability lawsuits against Ensysce or any of its future collaborators could divert its resources and attention, cause Ensysce to incur substantial liabilities and limit commercialization of Ensysce’s product candidates.

Ensysce is exposed to potential product liability and professional indemnity risks that are inherent in the research, development, manufacturing, marketing and use of pharmaceutical products. Currently, Ensysce has no products that have been approved for commercial sale; however, the use of Ensysce’s product candidates by Ensysce and any collaborators in clinical trials, and the sale of these product candidates, if approved, in the future, may expose Ensysce to liability claims. Ensysce faces an inherent risk of product liability lawsuits related to the use of Ensysce’s product candidates in patients and will face an even greater risk if product candidates are approved by regulatory authorities and introduced commercially. Product liability claims may be brought against Ensysce by participants enrolled in Ensysce’s clinical trials, patients, health care providers, pharmaceutical companies, its collaborators or others using, administering or selling any of its future approved products. If Ensysce cannot successfully defend itself against any such claims, Ensysce may incur substantial liabilities or be required to limit commercialization of Ensysce’s product candidates. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for any of its future approved products;

●	injury to Ensysce’s reputation;

●	withdrawal of clinical trial participants;

●	termination of clinical trial sites or entire trial programs;

●	significant litigation costs;

●	substantial monetary awards to, or costly settlements with, patients or other claimants;

●	product recalls or a change in the indications for which they may be used;

●	loss of revenue;

●	diversion of management and scientific resources from Ensysce’s business operations; and

●	the inability to commercialize Ensysce’s product candidates.

Although the clinical trial process is designed to identify and assess potential side effects, clinical development does not always fully characterize the safety and efficacy profile of a new medicine, and it is always possible that a drug, even after regulatory approval, may exhibit unforeseen side effects. If Ensysce’s product candidates were to cause adverse side effects during clinical trials or after approval, Ensysce may be exposed to substantial liabilities. Physicians and patients may not comply with any warnings that identify known potential adverse effects and patients who should not use Ensysce’s product candidates. If any of Ensysce’s product candidates are approved for commercial sale, Ensysce will be highly dependent upon consumer perceptions of Ensysce and the safety and quality of its products. Ensysce could be adversely affected if it is subject to negative publicity associated with illness or other adverse effects resulting from patients’ use or misuse of its products or any similar products distributed by other companies.

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Although Ensysce maintains product liability insurance coverage consistent with industry norms, including clinical trial liability, this insurance may not fully cover potential liabilities that Ensysce may incur. The cost of any product liability litigation or other proceeding, even if resolved in its favor, could be substantial. Ensysce will need to increase its insurance coverage if Ensysce commercializes any product that receives regulatory approval. In addition, insurance coverage is becoming increasingly expensive. If Ensysce is unable to maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims, it could prevent or inhibit the development and commercial production and sale of Ensysce’s product candidates, which could harm Ensysce’s business, financial condition, results of operations and prospects.

Oxycodone is a Schedule II controlled substance under the federal CSA, and any failure to comply with the CSA or its state equivalents would have a negative impact on Ensysce’s business.

Oxycodone, the ingredient in PF614, is classified as a Schedule II controlled substance under the Controlled Substances Act, or CSA and regulations promulgated by the Drug Enforcement Administration (DEA). The law and regulations classify substances as Schedule I, II, III, IV or V controlled substances, with Schedule I controlled substances considered to present the highest risk of substance abuse and Schedule V controlled substances the lowest risk. Scheduled controlled substances are subject to DEA regulations relating to supply, procurement, manufacturing, storage, shipment, sale, use, distribution and physician prescription procedures. For example, Schedule II controlled substances are subject to various restrictions, including, but not limited to, mandatory written prescriptions and the prohibition of refills. In addition to federal scheduling, oxycodone is subject to state-controlled substance laws and regulations, and in some cases, with additional requirements than those imposed by federal law and regulations. Though state controlled substances laws often mirror federal law, because the states are separate jurisdictions, they may schedule products separately.

Entities must register annually with the DEA to manufacture, distribute, dispense, import, export and conduct research using controlled substances. In addition, the DEA requires entities handling controlled substances to maintain complete and accurate records and file reports, including reports related to thefts or losses of any controlled substances, and to obtain authorization to destroy any controlled substances. Registered entities also must follow specific labeling and packaging requirements. Facilities must maintain appropriate security measures to control against diversion of controlled substances. Security requirements vary by controlled substance schedule with the most stringent requirements applying to Schedule I and Schedule II controlled substances. Required security measures include background checks on employees and physical control of inventory through measures such as vaults and inventory reconciliations.

Ensysce’s contract manufacturing organizations, or CMOs who manufacture and distribute PF614 are required to be registered with DEA and relevant state authorities and comply with all security, recordkeeping and reporting requirements. Manufacturers and distributors are subject to routine inspections and audits by the DEA related to compliance with security, recordkeeping and reporting requirements. Failure to maintain the required registrations or to comply and follow these requirements can lead to significant civil and/or criminal penalties and possibly even lead to a revocation of a DEA registration to manufacture or distribute such products.

Manufacturing of oxycodone is subject to annual quotas that limit the amount of API and dosage forms that can be produced in any given year; the failure of Ensysce’s contract manufacturers to obtain the necessary manufacturing and/or procurement quota would have a negative impact on our business.

The CSA and DEA regulations establish an annual aggregate production quota for Schedule I and II controlled substances, including oxycodone and other narcotic drugs. In addition, each manufacturer of active pharmaceutical ingredient, or API or dosage forms must obtain an individual manufacturing or production quota that limits the amount of product that a company can produce and/or distribute in a given year. DEA allocates manufacturing quota issued to companies so as to not exceed the aggregate quota established for a given year. Moreover, companies must demonstrate the need for procurement quota based on expected demand and sales of the controlled substance The DEA requires the submission of substantial evidence of expected legitimate medical and scientific need for the drug product before assigning its aggregate production quotas, or manufacturing and procurement quotas to manufacturers. The DEA has decreased the aggregate quota for certain narcotic drugs, including oxycodone over the last five years. Also, in October 2018, Congress passed the SUPPORT Act which requires DEA to consider potential diversion in establishing quotas for narcotic drugs which could lead to continued decreases in quota available to API manufacturers and dosage form manufacturers of these substances.

In future years, Ensysce may need greater amounts of controlled substances that are subject to DEA’s quota system to sustain its development program. Ensysce may also need significantly greater amounts to implement its commercialization plans if the FDA approves Ensysce’s proposed formulations. If any of Ensysce’s manufacturers of API or dosage forms are unable to obtain the necessary annual quota to meet the research and development or commercial demand for PF614, Ensysce’s business would be negatively impacted. Any delay or refusal by the DEA in establishing a quota, a reduction in quota, or a failure to increase quota over time could delay or stop the clinical development or commercial sale of some of Ensysce’s products or product candidates. This could have a material adverse effect on Ensysce’s business, results of operations, financial condition and prospects.

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Prescription drug abuse, especially involving opioids has been declared a national epidemic causing limits in prescribing and adverse publicity for the entire class of drugs.

Federal and state authorities, including United States Department of Health and Human Services, or HHS, the Centers of Disease Control and Prevention, or CDC and DEA have identified opioid and narcotic prescription drug abuse as a national epidemic. Products containing narcotic controlled substances may generate public controversy. As a result, these products may have their marketing approvals withdrawn. Also, federal and state authorities have recommended limitations on prescribing and dispensing of such products. Regulatory action, political pressures and adverse publicity could lead to delays in, and increased expenses for, and limit or restrict, the introduction and marketing of Ensysce’s product candidates.

Risks Related to Ensysce’s Intellectual Property

If Ensysce is unable to obtain and maintain patent protection for its products candidates, or if the scope of the patent protection obtained is not sufficiently broad, its competitors could develop and commercialize product candidates that are similar or identical to Ensysce’s product candidates, and Ensysce’s ability to successfully commercialize its product candidates may be adversely affected.

Ensysce’s commercial success will depend, in part, on Ensysce’s ability to obtain and maintain patent protection in the United States and other countries with significant commercial markets with respect to its product candidates. Ensysce seeks to protect Ensysce’s proprietary position by filing patent applications in the United States and abroad related to Ensysce’s product candidates that are important to Ensysce’s business, as appropriate. Ensysce cannot be certain that patents will be issued or granted with respect to applications that are currently pending or that Ensysce may apply for in the future with respect to one or more of Ensysce’s product candidates, or that issued or granted patents will not later be found to be invalid and/or unenforceable.

The patent prosecution process is expensive and time-consuming, and Ensysce may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that Ensysce will fail to identify patentable aspects of Ensysce’s research and development output before it is too late to obtain patent protection. Although Ensysce may enter into non-disclosure and confidentiality agreements with parties who have access to patentable aspects of Ensysce’s research and development output, such as Ensysce’s employees, distribution partners, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing Ensysce’s ability to seek patent protection.

Ensysce currently owns patents in the U.S. and other countries that are directed to PF614, PF614-MPAR™ and uses thereof that would expire between 2030 and 2032, subject to any potential patent term extension that may be available in a jurisdiction. Ensysce also owns a pending provisional application directed to oral formulations of PF614-MPAR™, which if pursued and issued, would expire in 2042, subject to any potential patent term adjustment or extension that may be available in a jurisdiction.

Ensysce currently owns a patent in Europe that is directed to the use of nafamostat for treating respiratory diseases, which will expire in 2028, subject to any potential patent term extension that might be available. Ensysce does not own or license any pending patent applications or issued patents outside of Europe for this use. Ensysce also owns pending provisional applications directed to methods of treating COVID-19 with orally-administered nafamostat and oral formulations of nafamostat, which if pursued and issued, would expire in 2041 and 2042, respectively, subject to any potential patent term adjustment or extension that may be available in a jurisdiction. Currently, Ensysce does not have any issued patent or pending application directed to methods of treating infections caused by coronaviruses, including COVID-19, with inhaled nafamostat, but intends to file patent applications upon development of a suitable inhalation formulation of nafamostat.

The patent position of pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of Ensysce’s patent rights are highly uncertain. Ensysce’s pending and future patent applications may not result in patents being issued, and even if issued, the patents may not meaningfully protect Ensysce’s product candidates, effectively prevent competitors and third parties from commercializing competitive products or otherwise provide Ensysce with any competitive advantage. Even if the patent applications that Ensysce owns or licenses issue as patents, they may not issue in a form that will provide Ensysce with any meaningful protection, prevent competitors from competing with Ensysce or otherwise provide Ensysce with any competitive advantage. For product candidates for which Ensysce does not hold or does not obtain composition of matter patents, competitors who obtain the requisite regulatory approval can offer products with the same composition as Ensysce’s product candidate so long as the competitors do not infringe any method patents that Ensysce may hold. Method patents protect the product when used or sold for the specified method. However, this type of patent protection can be more difficult to enforce and does not limit a competitor from making and marketing a product that is identical to Ensysce’s product candidate that is either labeled or marketed for an indication that is outside of the patented method, or for which there is a substantial use in commerce outside the patented method. Ensysce’s competitors or other third parties may be able to circumvent Ensysce’s patents by developing similar or alternative products in a non-infringing manner.

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Changes in either the patent laws, implementing regulations or interpretation of the patent laws in the U.S. and other countries may also diminish the value of Ensysce’s patents or narrow the scope of Ensysce’s patent protection. The laws of foreign countries may not protect Ensysce’s rights to the same extent as the laws of the U.S., and many companies have encountered significant difficulties in protecting and defending such rights in foreign jurisdictions.

Ensysce cannot be certain that Ensysce’s patents and patent rights will be effective in protecting Ensysce’s product candidates and technologies. Failure to protect such assets may have a material adverse effect on Ensysce’s business, operations, financial condition and prospects.

Ensysce may face litigation from third parties claiming that Ensysce’s products or business infringe, misappropriate, or otherwise violate their intellectual property rights, or seeking to challenge the validity of Ensysce’s patents.

Ensysce’s future success is also dependent in part on the strength of Ensysce’s intellectual property, trade secrets and know-how, which have been developed from years of research and development, and on Ensysce’s ability, and the ability of Ensysce’s future collaborators, to develop, manufacture, market and sell its product candidates, if approved, and use Ensysce’s proprietary technologies without alleged or actual infringement, misappropriation or other violation of the patents and other intellectual property rights of third parties.

Ensysce may be exposed to, or be threatened with, adversarial proceedings or additional future litigation by third parties regarding intellectual property rights with respect to Ensysce’s current and any future product candidates and technology, including interference or derivation proceedings, post grant review and inter partes review before the USPTO or similar adversarial proceedings or litigation in other jurisdictions seeking to challenge the validity of Ensysce’s intellectual property rights, claiming that Ensysce has misappropriated the trade secrets of others, or claiming that Ensysce’s technologies, products or activities infringe the intellectual property rights of others.

There have been many lawsuits and other proceedings involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions, post grant review, inter partes review and reexamination proceedings before the USPTO, and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which Ensysce is developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that Ensysce’s product candidates may be subject to claims of infringement of the intellectual property rights of third parties.

Ensysce is aware of patents owned by third parties, including potential competitors, that are directed to compositions comprising a chemically modified opioid, such as oxycodone, which decreases the potential of the opioid to be abused or cause overdose and related methods of use. Third parties, including potential competitors, may assert infringement claims against Ensysce based on existing patents or patents that may be granted in the future including, perhaps, the aforementioned patents, regardless of their merit. There is a risk that third parties may choose to engage in litigation with Ensysce to enforce or to otherwise assert their patent rights against Ensysce.

Even if Ensysce believes such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, and the holders of any such patents may be able to block Ensysce’s ability to commercialize such product candidate unless Ensysce obtained a license under the applicable patents, or until such patents expire or are finally determined to be invalid or unenforceable. Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of Ensysce’s compositions, formulations, or methods of treatment, prevention or use, the holders of any such patents may be able to block Ensysce’s ability to develop and commercialize the applicable product candidate unless Ensysce obtained a license or until such patent expires or is finally determined to be invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms, or at all. Even if Ensysce were able to obtain a license, it could be non-exclusive, thereby giving Ensysce’s competitors access to the same technologies licensed to Ensysce. Some claimants may have substantially greater resources than Ensysce does and may be able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than Ensysce could. In addition, patent holding companies that focus solely on extracting royalties and settlements by enforcing patent rights may target Ensysce.

Furthermore, even in the absence of litigation, Ensysce may need to obtain licenses from third parties to advance Ensysce’s research or to enable the commercialization of Ensysce’s product candidates. Ensysce may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In such an event, Ensysce would be unable to further practice Ensysce’s technologies or develop and commercialize any of Ensysce’s product candidates at issue, which could harm Ensysce’s business significantly.

Parties making claims against Ensysce may obtain injunctive or other equitable relief, which could effectively block Ensysce’s ability to further develop and commercialize one or more of Ensysce’s product candidates, if approved. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and employee time and resources from Ensysce’s business. Third parties making such claims may have the ability to dedicate substantially greater resources to these legal actions than Ensysce or its licensors or collaborators can. In the event of a successful claim of infringement, misappropriation or other violation against Ensysce, Ensysce may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign Ensysce’s infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

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Patent litigation and other proceedings may also absorb significant management time. The cost to Ensysce of any patent litigation or other proceeding, even if resolved in Ensysce’s favor, could be substantial. During the course of any patent or other intellectual property litigation or other proceeding, there could be public announcements of the results of hearings, rulings on motions, and other interim proceedings or developments and if securities analysts or investors regard these announcements as negative, the perceived value of Ensysce’s product candidates or intellectual property could be diminished. Accordingly, the market price of Ensysce’s common stock may decline. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on Ensysce’s business, ability to compete in the marketplace, financial condition, results of operations and growth prospects.

Ensysce may become involved in lawsuits to protect or enforce Ensysce’s patents or other intellectual property, which could be expensive, time consuming and unsuccessful.

Competitors may infringe, misappropriate or otherwise violate Ensysce’s patents, trademarks, copyrights or other intellectual property, or those of Ensysce’s licensors. To counter infringement, misappropriation, unauthorized use or other violations, Ensysce may be required to file legal claims, which can be expensive and time consuming and divert the time and attention of Ensysce’s management and scientific personnel.

There can be no assurances that Ensysce will be successful with respect to any litigation matters which may arise in the ordinary course of Ensysce’s business. Such a failure may have a material impact on Ensysce’s business, results of operations and financial condition in the future.

Ensysce may not be able to prevent, alone or with any future licensors, infringement, misappropriation or other violations of Ensysce’s intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States. Any claims Ensysce asserts against perceived infringers could provoke these parties to assert counterclaims against Ensysce alleging that Ensysce infringes their patents. In addition, in a patent infringement proceeding, there is a risk that a court will decide that a patent of Ensysce is invalid or unenforceable, in whole or in part, and that Ensysce does not have the right to stop the other party from using the invention at issue. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that Ensysce does not have the right to stop the other party from using the invention at issue on the grounds that Ensysce’s patents do not cover the invention. An adverse outcome in a litigation or proceeding involving Ensysce’s patents could limit Ensysce’s ability to assert Ensysce’s patents against those parties or other competitors, and may curtail or preclude Ensysce’s ability to exclude third parties from making and selling similar or competitive products. Any of these occurrences could adversely affect Ensysce’s competitive business position, business prospects and financial condition. Similarly, if Ensysce asserts trademark infringement claims, a court may determine that the marks Ensysce has asserted are invalid or unenforceable, or that the party against whom Ensysce has asserted trademark infringement has superior rights to the marks in question. In this case, Ensysce could ultimately be forced to cease use of such trademarks.

In any infringement, misappropriation or other intellectual property litigation, any award of monetary damages Ensysce receives may not be commercially valuable. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Ensysce’s confidential information could be compromised by disclosure during litigation. Moreover, there can be no assurance that Ensysce will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. Even if Ensysce ultimately prevails in such claims, the monetary cost of such litigation and the diversion of the attention of Ensysce’s management and scientific personnel could outweigh any benefit Ensysce receives as a result of the proceedings.

The expiration or loss of patent protection may adversely affect Ensysce’s future revenues and operating earnings.

Ensysce relies on patent, trademark, trade secret and other intellectual property protection in the discovery, development, manufacturing and sale of its product candidates. In particular, patent protection is important in the development and eventual commercialization of Ensysce’s product candidates. Patents covering Ensysce’s product candidates normally provide market exclusivity, which is important in order to improve the probability that Ensysce’s product candidates are able to become profitable.

Certain of Ensysce’s patents relating to PF614 will expire in the next nine years. In addition, certain of Ensysce’s patents relating to the use of nafamostat for treating respiratory diseases will expire in the next seven years. While Ensysce is seeking additional patent coverage which may protect the technology underlying these patents, there can be no assurances that such additional patent protection will be granted, or if granted, that these patents will not be infringed upon or otherwise held enforceable. Even if Ensysce is successful in obtaining a patent, patents have a limited lifespan. In the U.S., the natural expiration of a utility patent is generally 20 years after it is filed. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Without patent protection of Ensysce’s product candidates, Ensysce may be open to competition from generic versions of such methods and compositions.

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If Ensysce does not obtain protection under the Hatch-Waxman Amendments by extending the patent term, Ensysce’s business may be harmed.

Ensysce’s commercial success will largely depend on its ability to obtain and maintain patent and other intellectual property in the United States and other countries with respect to Ensysce’s product candidates. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting Ensysce’s product candidates might expire before or shortly after such candidates begin to be commercialized. Ensysce expects to seek extensions of patent terms in the United States and, if available, in other countries where Ensysce is prosecuting patents.

Depending upon the timing, duration and specifics of FDA marketing approval of Ensysce’s product candidates, one or more of Ensysce’s U.S. patents may be eligible for limited patent term extension, or PTE, under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years beyond the normal expiration of the patent as compensation for patent term lost during development and the FDA regulatory review process, which is limited to the approved indication (and potentially additional indications approved during the period of extension) covered by the patent. This extension is limited to only one patent that covers the approved product, the approved use of the product, or a method of manufacturing the product. However, the applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with Ensysce’s assessment of whether such extensions are available, and may refuse to grant extensions to Ensysce’s patents, or may grant more limited extensions than Ensysce requests. Ensysce may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time-period or the scope of patent protection afforded could be less than Ensysce requests. Even if Ensysce is able to obtain an extension, the patent term may still expire before or shortly after Ensysce receives FDA marketing approval. If Ensysce is unable to extend the expiration date of its existing patents or obtain new patents with longer expiry dates, Ensysce’s competitors may be able to take advantage of Ensysce’s investment in development and clinical trials by referencing Ensysce’s clinical and preclinical data to obtain approval of competing products following Ensysce’s patent expiration and launch their product earlier than might otherwise be the case.

Ensysce may not be able to protect its intellectual property rights throughout the world, which could negatively impact its business.

Filing, prosecuting and defending patents covering Ensysce’s product candidates in all countries throughout the world would be prohibitively expensive, and Ensysce’s intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Further, licensing partners may not prosecute patents in certain jurisdictions in which Ensysce may obtain commercial rights, thereby precluding the possibility of later obtaining patent protection in these countries. Consequently, Ensysce may not be able to prevent third parties from practicing Ensysce’s inventions in all countries outside the United States, or from selling or importing products made using Ensysce’s inventions in and into the United States or other jurisdictions. Competitors may use Ensysce’s technologies in jurisdictions where Ensysce has not obtained patent protection to develop their own products and may also export infringing products to territories where Ensysce has patent protection, but enforcement is not as strong as that in the United States. These products may compete with Ensysce’s product candidates, and Ensysce’s patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for Ensysce to stop the infringement of Ensysce’s patents or marketing of competing products in violation of Ensysce’s proprietary rights generally. Proceedings to enforce Ensysce’s patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert Ensysce’s efforts and attention from other aspects of Ensysce’s business, could put Ensysce’s patents at risk of being invalidated or interpreted narrowly and Ensysce’s patent applications at risk of not issuing, and could provoke third parties to assert claims against Ensysce. Ensysce may not prevail in any lawsuits that Ensysce initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Ensysce’s efforts to enforce Ensysce’s intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Ensysce develop or license. Furthermore, while Ensysce intends to protect Ensysce’s intellectual property rights in Ensysce’s expected significant markets, Ensysce cannot ensure that Ensysce will be able to initiate or maintain similar efforts in all jurisdictions in which Ensysce may wish to market Ensysce’s product candidates. Accordingly, Ensysce’s efforts to protect Ensysce’s intellectual property rights in such countries may be inadequate, which may have an adverse effect on Ensysce’s ability to successfully commercialize Ensysce’s product candidates in all of Ensysce’s expected significant foreign markets.

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Additionally, the requirements for patentability may differ in certain countries, particularly developing countries. For example, unlike other countries, China has a heightened requirement for patentability, and specifically requires a detailed description of medical uses of a claimed drug. In India, unlike the United States, there is no link between regulatory approval of a drug and its patent status. Furthermore, generic or biosimilar drug manufacturers or other competitors may challenge the scope, validity or enforceability of Ensysce’s or Ensysce’s licensors’ patents, requiring Ensysce or Ensysce’s licensees or any future licensors to engage in complex, lengthy and costly litigation or other proceedings. In addition, certain countries in Europe and developing countries, including China and India, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, Ensysce and Ensysce’s licensees or any future licensors may have limited remedies if patents are infringed or if Ensysce or Ensysce’s licensees or any future licensors are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit Ensysce’s potential revenue opportunities. Accordingly, Ensysce’s and its licensees’ or any future licensors’ efforts to enforce intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Ensysce owns or license.

Changes in U.S. patent law or the patent law of other countries or jurisdictions could diminish the value of patents in general, thereby impairing Ensysce’s ability to protect its products.

The United States has enacted and implemented wide-ranging patent reform legislation, and that legislation could increase the uncertainties and costs surrounding the prosecution of Ensysce’s patent applications and the enforcement or defense of Ensysce’s issued patents. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The United States Patent Office recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of Ensysce’s business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of Ensysce’s patent applications and the enforcement or defense of Ensysce’s issued patents, all of which could have a material adverse effect on Ensysce’s business and financial condition. In addition, patent reform legislation may pass in the future that could lead to additional uncertainties and increased costs surrounding the prosecution, enforcement and defense of Ensysce’s patents and pending patent applications.

The United States Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. For example, the Federal Circuit has recently expanded its doctrine of obviousness-type double patenting by holding that a later-granted patent (which may expire earlier) can, in some circumstances, render an earlier-granted patent invalid under the doctrine unless a terminal disclaimer is timely filed in the earlier granted patent over the later-granted patent. While issued patents are generally granted a term of 20 years from the earliest claimed non-provisional filing date, in certain instances, patent term can be adjusted to recapture a portion of delay by the USPTO in examining the patent application (patent term adjustment). The expansion of this doctrine could result in the loss of patent term adjustment and ultimately result in the loss of patent term. In addition to increasing uncertainty with regard to Ensysce’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on actions by the United States Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken Ensysce’s ability to obtain new patents or to enforce patents that Ensysce has licensed or that Ensysce might obtain in the future. Similarly, changes in patent law and regulations in other countries or jurisdictions or changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may weaken Ensysce’s ability to obtain new patents or to enforce patents that Ensysce may obtain in the future. Ensysce cannot predict future changes in the interpretation of patent laws or changes to patent laws that might be enacted into law by United States and foreign legislative bodies. Those changes may materially affect Ensysce’s patents or patent applications and Ensysce’s ability to obtain additional patent protection in the future.

The United States federal government retains certain rights in inventions produced with its financial assistance under the Bayh-Dole Act. The federal government retains a “nonexclusive, nontransferable, irrevocable, paid-up license” for its own benefit. The Bayh-Dole Act also provides federal agencies with “march-in rights.” March-in rights allow the government, in specified circumstances, to require the contractor or successors in title to the patent to grant a “nonexclusive, partially exclusive, or exclusive license” to a “responsible applicant or applicants.” If the patent owner refuses to do so, the government may grant the license itself. Having a mandatory non-exclusive license grant may diminish the value of Ensysce’s patents as well as making it more difficult to protect Ensysce’s product candidates.

Ensysce may be subject to claims that Ensysce or its employees, consultants, contractors or advisors have infringed, misappropriated or otherwise violated the intellectual property of a third party, or claiming ownership of what Ensysce regard as its own intellectual property.

Many of the contributors to Ensysce’s intellectual property, including patents and applications, were previously employed at universities or other biotechnology or pharmaceutical companies, including Ensysce’s competitors or potential competitors. Although Ensysce tries to ensure that Ensysce’s employees do not use the intellectual property and other proprietary information, know-how or trade secrets of others in their work for Ensysce, Ensysce may be subject to claims that Ensysce or these employees have used or disclosed such intellectual property or other proprietary information. Litigation may be necessary to defend against these claims.

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In addition, while Ensysce typically requires its employees, consultants and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to Ensysce, Ensysce may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that Ensysce regards as its own. For example, Ensysce has not obtained assignments for certain patent applications relating to abuse-resistant amphetamines. To the extent that Ensysce fails to obtain such assignments, such assignments do not contain a self-executing assignment of intellectual property rights or such assignments are breached, Ensysce may be forced to bring claims against third parties, or defend claims they may bring against Ensysce, to determine the ownership of what Ensysce regards as its intellectual property. If Ensysce fails in prosecuting or defending any such claims, in addition to paying monetary damages, Ensysce may lose valuable intellectual property rights or personnel. Such intellectual property rights could be awarded to a third party, and Ensysce could be required to obtain a license from such third party to commercialize Ensysce’s technology or products. Such a license may not be available on commercially reasonable terms or at all. Even if Ensysce is successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to Ensysce’s management and scientific personnel.

Obtaining and maintaining Ensysce’s patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Ensysce’s patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance and annuity fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If Ensysce or Ensysce’s future collaborators fail to maintain the patents and patent applications covering Ensysce’s products, Ensysce’s competitors might be able to enter the market, which would have a material adverse effect on Ensysce’s business, financial conditions, results of operations and growth prospects.

Ensysce’s reliance on third parties requires Ensysce to share its trade secrets, which increases the possibility that a competitor will discover them or that Ensysce’s trade secrets will be misappropriated or disclosed and if Ensysce is unable to protect the confidentiality of its trade secrets, the value of its technology could be materially adversely affected and its business would be harmed.

In addition to seeking patents for some of Ensysce’s technology and products, Ensysce also relies on trade secrets, including unpatented know-how, technology and other proprietary information, in seeking to develop and maintain a competitive position. Because Ensysce expects to rely on third parties to manufacture its product candidates and Ensysce expects to collaborate with third parties on the development of its product candidates, Ensysce must, at times, share trade secrets with them. Ensysce seeks to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as Ensysce’s employees, consultants, independent contractors, advisors, corporate collaborators, outside scientific collaborators, contract manufacturers, suppliers and other third parties. Ensysce also enters into confidentiality and invention or patent assignment agreements with employees and certain consultants. Ensysce also seeks to preserve the integrity and confidentiality of its data, trade secrets and know-how by maintaining physical security of its premises and physical and electronic security of its information technology systems. Monitoring unauthorized uses and disclosures is difficult, and Ensysce does not know whether the steps Ensysce has taken to protect Ensysce’s proprietary technologies will be effective.

Since Ensysce’s inception, Ensysce has sought to contract with manufacturers to supply commercial quantities of pharmaceutical formulations and products. As a result, Ensysce has disclosed, under confidentiality agreements, various aspects of Ensysce’s technology with potential manufacturers and suppliers. Ensysce believes that these disclosures, while necessary for Ensysce’s business, may have resulted and may result in the attempt by potential manufacturers and suppliers to improperly assert ownership claims to Ensysce’s technology in an attempt to gain an advantage in negotiating manufacturing and supplier rights.

Ensysce cannot guarantee that its trade secrets and other proprietary and confidential information will not be disclosed or that competitors will not otherwise gain access to Ensysce’s trade secrets. Any party with whom Ensysce has executed such an agreement may breach that agreement and disclose Ensysce’s proprietary information, including Ensysce’s trade secrets, and Ensysce may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts both within and outside the United States may be less willing or unwilling to protect trade secrets. Further, if any of Ensysce’s trade secrets were to be lawfully obtained or independently developed by a competitor, Ensysce would have no right to prevent such third party, or those to whom they communicate such technology or information, from using that technology or information to compete with Ensysce. If any of Ensysce’s trade secrets were to be disclosed to or independently developed by a competitor, Ensysce’s business and competitive position could be harmed.

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Trade secrets and know-how can be difficult to protect as trade secrets and know-how will over time be disseminated within the industry through independent development, the publication of journal articles, and the movement of personnel skilled in the art from company to company or academic to industry scientific positions. If Ensysce fails to prevent material disclosure of the know-how, trade secrets and other intellectual property related to Ensysce’s technologies to third parties, Ensysce will not be able to establish or maintain a competitive advantage in Ensysce’s market, which could materially adversely affect Ensysce’s business, results of operations and financial condition. Even if Ensysce is able to adequately protect its trade secrets and proprietary information, Ensysce’s trade secrets could otherwise become known or could be independently discovered by its competitors. For example, Ensysce is aware that certain of its former employees founded Elysium Therapeutics, which appears to be developing orally administered abuse deterrent opioids. Additionally, competitors could purchase Ensysce’s products and attempt to replicate some or all of the competitive advantages Ensysce derives from Ensysce’s development efforts, design around Ensysce’s protected technology or develop their own competitive technologies that fall outside of Ensysce’s intellectual property rights. If any of Ensysce’s trade secrets were to be lawfully obtained or independently developed by a competitor, in the absence of patent protection, Ensysce would have no right to prevent them, or those to whom they communicate, from using that technology or information to compete with Ensysce.

Ensysce may not be able to prevent misappropriation of Ensysce’s intellectual property, trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Ensysce’s confidential information could be compromised by disclosure during this type of litigation.

Ensysce may be subject to claims challenging the inventorship or ownership of its patents and other intellectual property.

Ensysce may be subject to claims that former employees, collaborators or other third parties have an ownership interest in the patents and intellectual property that Ensysce owns or that Ensysce may own or license in the future. While it is Ensysce’s policy to require its employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to Ensysce, Ensysce may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that Ensysce regards as its own; Ensysce’s licensors may face similar obstacles. In addition, Ensysce has not updated the records in the patent offices to reflect Ensysce’s ownership of its patent filings relating to PF614 and other technologies. Failure to update such ownership may result in an innocent purchaser potentially acquiring rights in such patents that are adverse to Ensysce’s interests. Furthermore, as noted above, Ensysce has not obtained assignments for certain patent applications relating to abuse-resistant amphetamines. Ensysce could be subject to ownership disputes arising, for example, from conflicting obligations of consultants or others who are involved in developing Ensysce’s product candidates. Litigation may be necessary to defend against any claims challenging inventorship or ownership. If Ensysce fails in defending any such claims, Ensysce may have to pay monetary damages and may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property, which could adversely impact Ensysce’s business, results of operations and financial condition.

Ensysce may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect Ensysce’s ability to develop and market its product candidates.

To the extent undertaken, Ensysce cannot guarantee that any of its patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can Ensysce be certain that it has identified each and every third-party patent and pending application in the United States and abroad that is or may be relevant to or necessary for the commercialization of Ensysce’s product candidates in any jurisdiction. Patent applications in the United States and elsewhere are not published until approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. In addition, certain U.S. patent applications can remain confidential until patents issue. Therefore, patent applications covering Ensysce’s products could have been filed by others without Ensysce’s knowledge. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover Ensysce’s product candidates or the use of Ensysce’s product candidates.

The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Ensysce’s interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact Ensysce’s ability to market its product candidates. Ensysce may incorrectly determine that its product candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. Ensysce’s determination of the expiration date of any patent in the United States or abroad that Ensysce considers relevant may be incorrect, and Ensysce’s failure to identify and correctly interpret relevant patents may negatively impact its ability to develop and market its product candidates.

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If Ensysce fails to identify and correctly interpret relevant patents, Ensysce may be subject to infringement claims. Ensysce cannot guarantee that Ensysce will be able to successfully settle or otherwise resolve such infringement claims. If Ensysce fails in any such dispute, in addition to being forced to pay damages, Ensysce may be temporarily or permanently prohibited from commercializing any of its product candidates that are held to be infringing. Ensysce might, if possible, also be forced to redesign product candidates or services so that Ensysce no longer infringes the third-party intellectual property rights. Any of these events, even if Ensysce were ultimately to prevail, could require Ensysce to divert substantial financial and management resources that Ensysce would otherwise be able to devote to its business.

Ensysce’s intellectual property agreements with third parties may be subject to disagreements over contract interpretation, which could narrow the scope of Ensysce’s rights to the relevant intellectual property or technology or increase Ensysce’s financial or other obligations to its licensors.

Certain provisions in Ensysce’s intellectual property agreements may be susceptible to multiple interpretations. Disputes may arise between Ensysce and any of these counterparties regarding intellectual property rights that are subject to such agreements, including, but not limited to:

●	the scope of rights granted under the agreement and other interpretation-related issues;

●	whether and the extent to which Ensysce’s technology and processes infringe on intellectual property of the licensor that is not subject to the agreement;

●	Ensysce’s right to sublicense patent and other rights to third parties;

●	Ensysce’s diligence obligations with respect to the use of the licensed technology in relation to Ensysce’s development and commercialization of its product candidates, and what activities satisfy those diligence obligations;

●	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Ensysce’s licensors and Ensysce and its partners;

●	Ensysce’s right to transfer or assign its license; and

●	the effects of termination.

The resolution of any contract interpretation disagreement that may arise could affect the scope of Ensysce’s rights to the relevant intellectual property or technology, or affect financial or other obligations under the relevant agreement, either of which could have a material adverse effect on Ensysce’s business, financial condition, results of operations and prospects.

If Ensysce fails to comply with Ensysce’s obligations under any agreements, Ensysce may be required to pay damages and could lose intellectual property rights that are necessary or useful for developing and protecting its product candidates.

Ensysce has acquired all intellectual property rights from Signature and Mucokinetica, Ltd. (“Mucokinetica”), with the exception of its pending application directed to the use of orally administered nafamostat to treat coronaviruses. Any future collaboration agreements or license agreements Ensysce enters into are likely to impose various development, commercialization, funding, milestone, royalty, diligence, sublicensing, insurance, patent prosecution and enforcement or other obligations on Ensysce. If Ensysce breaches any such material obligations, or use the intellectual property licensed to Ensysce in an unauthorized manner, Ensysce may be required to pay damages and the licensor may have the right to terminate the license, which could result in Ensysce being unable to develop, manufacture and sell products that are covered by the licensed technology, or having to negotiate new or reinstated licenses on less favorable terms, or enable a competitor to gain access to the licensed technology.

Intellectual property rights do not necessarily address all potential threats to Ensysce’s business.

Once granted, patents may remain open to opposition, interference, re-examination, post-grant review, inter partes review, nullification or derivation action in court or before patent offices or similar proceedings for a given period after allowance or grant, during which time third parties can raise objections against such grant. In the course of such proceedings, which may continue for a protracted period of time, the patent owner may be compelled to limit the scope of the allowed or granted claims thus attacked, or may lose the allowed or granted claims altogether. In addition, the degree of future protection afforded by Ensysce’s intellectual property rights is uncertain because even granted intellectual property rights have limitations, and may not adequately protect Ensysce’s business. The following examples are illustrative:

●	others may be able to make formulations that are similar to Ensysce’s product candidates or other formulations but that are not covered by the claims of Ensysce’s patent rights;

●	the patents of third parties may have an adverse effect on Ensysce’s business;

●	Ensysce or any future strategic partners might not have been the first to conceive or reduce to practice the inventions covered by the issued patent or pending patent application that Ensysce owns;

●	Ensysce or any future strategic partners might not have been the first to file patent applications covering certain of Ensysce’s inventions;

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●	others may independently develop similar or alternative technologies or duplicate any of Ensysce’s technologies without infringing Ensysce’s intellectual property rights;

●	it is possible that Ensysce’s pending patent applications will not lead to issued patents;

●	issued patents that Ensysce may own or that Ensysce exclusively licenses in the future may not provide Ensysce with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by Ensysce’s competitors;

●	Ensysce’s competitors might conduct research and development activities in countries where Ensysce does not have patent rights and then use the information learned from such activities to develop competitive products for sale in Ensysce’s major commercial markets;

●	third parties performing manufacturing or testing for Ensysce using Ensysce’s product candidates or technologies could use the intellectual property of others without obtaining a proper license;

●	Ensysce may not develop additional proprietary technologies that are patentable; and

●	the patents of others may have an adverse effect on Ensysce’s business.

Should any of these events occur, they could have a material adverse effect on Ensysce’s business, financial condition, results of operations and prospects.

The validity, scope and enforceability of any patents listed in the Orange Book that cover Ensysce’s product candidates can be challenged by third parties.

If one of Ensysce’s product candidates is approved by the FDA, one or more third parties may challenge the current patents, or patents that may issue in the future, within Ensysce’s portfolio which could result in the invalidation of, or render unenforceable, some or all of the relevant patent claims or a finding of non-infringement. For example, if a third party submits an application under Section 505(b)(2) or an ANDA for a generic drug containing any of Ensysce’s product candidates, and relies in whole or in part on studies conducted by or for Ensysce, the third party will be required to certify to the FDA that either: (1) there is no patent information listed in the Orange Book with respect to Ensysce’s NDA for the applicable approved drug candidate; (2) the patents listed in the Orange Book have expired; (3) the listed patents have not expired, but will expire on a particular date and approval is sought after patent expiration; or (4) the listed patents are invalid or will not be infringed by the manufacture, use or sale of the third party’s generic drug. A certification that the new drug will not infringe the Orange Book-listed patents for the applicable approved drug candidate, or that such patents are invalid, is called a paragraph IV certification. If the third party submits a paragraph IV certification to the FDA, a notice of the paragraph IV certification must also be sent to Ensysce once the third party’s ANDA is accepted for filing by the FDA. Ensysce may then initiate a lawsuit to defend the patents identified in the notice. The filing of a patent infringement lawsuit within 45 days of receipt of the notice automatically prevents the FDA from approving the third party’s ANDA until the earliest of 30 months or the date on which the patent expires, the lawsuit is settled, or the court reaches a decision in the infringement lawsuit in favor of the third party. If Ensysce does not file a patent infringement lawsuit within the required 45-day period, the third party’s ANDA will not be subject to the 30-month stay of FDA approval.

Moreover, a third party may challenge the current patents, or patents that may issue in the future, within Ensysce’s portfolio which could result in the invalidation of some or all of the patents that might otherwise be eligible for listing in the Orange Book for one of Ensysce’s products. If a third party successfully challenges all of the patents that might otherwise be eligible for listing in the Orange Book for one of Ensysce’s products, Ensysce will not be entitled to the 30-month stay of FDA approval upon the filing of an ANDA for a generic drug containing any of Ensysce’s product candidates, and relies in whole or in part on studies conducted by or for Ensysce. Litigation or other proceedings to enforce or defend intellectual property rights are often very complex in nature, may be very expensive and time-consuming, may divert Ensysce’s management’s attention from Ensysce’s core business, and may result in unfavorable results that could limit Ensysce’s ability to prevent third parties from competing with Ensysce’s product candidates.

If Ensysce does not obtain protection under the Hatch-Waxman Amendments by obtaining data exclusivity, Ensysce’s business may be harmed.

Ensysce’s commercial success will largely depend on Ensysce’s ability to obtain and market exclusivity in the United States and other countries with respect to Ensysce’s product candidates. Depending upon the timing, duration and specifics of FDA marketing approval of Ensysce’s product candidates, certain of Ensysce’s product candidates may be eligible for marketing exclusivity.

The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA or 505(b)(2) NDA for a new chemical entity, or NCE. A drug is an NCE if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. If market exclusivity is granted for an NCE, during the exclusivity period, the FDA may not accept for review or approve an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed in the FDA’s publication Approved Drug Products with Therapeutic Equivalence Evaluations, which Ensysce refers to as the Orange Book, with the FDA by the innovator NDA holder.

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The FDCA also provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages, dosage forms or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and prohibits the FDA from approving an ANDA, or a 505(b)(2) NDA submitted by another company with overlapping conditions associated with the new clinical investigations for the three-year period. Three-year exclusivity does not prohibit the FDA from approving ANDAs for drugs containing the original conditions of use. Five-year and three-year exclusivity will not delay the submission or approval of an NDA for the same drug. However, an applicant submitting an NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

If Ensysce is unable to obtain such marketing exclusivity for Ensysce’s product candidates, its competitors may be able to take advantage of Ensysce’s investment in development and clinical trials by referencing Ensysce’s approval to obtain approval of competing products and launch their product earlier than might otherwise be the case.

Cyber-attacks or other failures in Ensysce’s telecommunications or information technology systems, or those of its collaborators, CROs, third-party logistics providers, distributors or other contractors or consultants, could result in information theft, data corruption and significant disruption of its business operations.

Ensysce, its collaborators, CROs, third-party logistics providers, distributors and other contractors and consultants utilize information technology, or IT, systems and networks to process, transmit and store electronic information in connection with its business activities. As use of digital technologies has increased, cyber incidents, including third parties gaining access to employee accounts using stolen or inferred credentials, computer malware, viruses, spamming, phishing attacks or other means, and deliberate attacks and attempts to gain unauthorized access to computer systems and networks, have increased in frequency and sophistication. These threats pose a risk to the security of Ensysce’s, its collaborators’, CROs’, third-party logistics providers’, distributors’ and other contractors’ and consultants’ systems and networks, and the confidentiality, availability and integrity of its data. There can be no assurance that Ensysce will be successful in preventing cyber-attacks or successfully mitigating their effects. Similarly, there can be no assurance that Ensysce’s collaborators, CROs, third-party logistics providers, distributors and other contractors and consultants will be successful in protecting its clinical and other data that is stored on their systems. Like other companies, Ensysce has on occasion experienced, and will continue to experience, threats to its data and systems, including malicious codes and viruses, phishing, business email compromise attacks or other cyber-attacks. Any cyber-attack, data breach or destruction or loss of data could result in a violation of applicable U.S. and international privacy, data protection and other laws and subject Ensysce to litigation and governmental investigations and proceedings by federal, state and local regulatory entities in the United States and by international regulatory entities, resulting in exposure to material civil and/or criminal liability. Further, Ensysce’s general liability insurance and corporate risk program may not cover all potential claims to which it is exposed and may not be adequate to indemnify Ensysce for all liability that may be imposed, which could have a material adverse effect on its business and prospects. For example, the loss of clinical trial data from completed or ongoing clinical trials for any of Ensysce’s product candidates could result in delays in its development and regulatory approval efforts and significantly increase its costs to recover or reproduce the data. In addition, Ensysce may suffer reputational harm or face litigation or adverse regulatory action as a result of cyber-attacks or other data security breaches and may incur significant additional expense to implement further data protection measures.

Risks Related to the Ownership of Common Stock and Financial Reporting

Ensysce does not anticipate paying any cash dividends on its capital stock in the foreseeable future. Accordingly, stockholders must rely on capital appreciation, if any, for any return on their investment.

Ensysce has never declared nor paid cash dividends on its capital stock. Ensysce currently plans to retain all of its future earnings, if any, to finance the operation, development and growth of its business. In addition, the terms of any future debt or credit agreements may preclude Ensysce from paying dividends. As a result, capital appreciation, if any, of its common stock will be the stockholders’ sole source of gain for the foreseeable future.

Raising additional capital could cause dilution to the stockholders of the combined entity after the consummation of the Merger, restrict Ensysce’s operations or require Ensysce to relinquish rights to its technologies or product candidates.

Ensysce expects its expenses to increase in connection with its planned operations. Unless and until Ensysce can generate a substantial amount of revenue from its product candidates, Ensysce expects to finance its future cash needs through public or private equity offerings, debt financings, collaborations, licensing arrangements or other sources, or any combination of the foregoing. In addition, Ensysce may seek additional capital due to favorable market conditions or strategic considerations, even if Ensysce believes that it has sufficient funds for its current or future operating plans.

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To the extent that Ensysce raises additional capital through the sale of common stock, convertible securities or other equity securities, the stockholders’ ownership interest may be diluted. In addition, debt financing, if available, may result in fixed payment obligations and may involve agreements that include restrictive covenants that limit Ensysce’s ability to take specific actions, such as incurring additional debt, making capital expenditures, creating liens, redeeming stock or declaring dividends, that could adversely impact Ensysce’s ability to conduct its business. In addition, securing financing could require a substantial amount of time and attention from its management and may divert a disproportionate amount of their attention away from day-to-day activities, which may adversely affect Ensysce’s management’s ability to oversee the development of Ensysce’s product candidates.

If Ensysce raises additional capital through collaborations or marketing, distribution or licensing arrangements with third parties, Ensysce may have to relinquish valuable rights to its technologies, future revenue streams or product candidates or grant licenses on terms that may not be favorable to Ensysce. If Ensysce is unable to raise additional capital when needed, Ensysce may be required to grant to third parties rights to develop and market its product candidates that Ensysce would otherwise prefer to develop and market itself.

In addition, any issuances of common stock pursuant to the GEM Agreement would result in dilution of the ownership interest of the combined entity’s stockholders. Any such issuances may also have a negative impact on the market price of LACQ common stock because of the discount at issuance. See “— Even if Ensysce consummates the Merger, it will need substantial additional funding. If Ensysce is unable raise capital when needed, it could be forced to delay, reduce or terminate its product discovery and development programs or commercialization efforts” for description of risks related to additional funding.

Ensysce’s internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could impair Ensysce’s ability to produce timely and accurate financial statements or comply with applicable regulations and have a material adverse effect on Ensysce’s business.

Ensysce has been operating as a private company. In connection with the preparation of Ensysce’s consolidated financial statements for the years ended December 31, 2020 and 2019, Ensysce concluded that there were material weaknesses in its internal controls over financial reporting. A material weakness is a significant deficiency, or a combination of significant deficiencies, in internal controls over financial reporting such that it is reasonably possible that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified are insufficient internal controls because of inadequate technical accounting expertise and inappropriate level of supervision and review due to the limited number of accounting personnel. While Ensysce is taking steps to remediate the material weaknesses in its internal controls over financial reporting, including hiring a Chief Financial Officer in February 2021, Ensysce may not be successful in remediating such weaknesses.

Following the business combination, Ensysce management will have significant requirements for enhanced financial reporting and internal controls as a public company. The process of designing and implementing effective internal controls is a continuous effort that will require Ensysce to anticipate and react to changes in its business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy its reporting obligations as a public company. If Ensysce is unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause Ensysce to fail to meet its reporting obligations on a timely basis or result in material misstatements in its consolidated financial statements, which could harm its operating results. In addition, Ensysce will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of its internal controls over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by Ensysce management in its internal control over financial reporting. The rules governing the standards that must be met for Ensysce management to assess its internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. Testing and maintaining internal controls may divert management’s attention from other matters that are important to its business. Ensysce’s independent registered public accounting firm will be required to attest to the effectiveness of Ensysce’s internal control over financial reporting on an annual basis. However, while Ensysce remains an emerging growth company, Ensysce will not be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. If Ensysce is not able to complete an initial assessment of its internal controls and otherwise implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, Ensysce’s independent registered public accounting firm may not be able to certify as to the adequacy of its internal controls over financial reporting.

Matters impacting Ensysce’s internal controls may cause Ensysce to be unable to report its financial information on a timely basis and thereby subject Ensysce to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, which may result in a breach of the covenants under existing or future financing arrangements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in Ensysce and the reliability of its financial statements. Confidence in the reliability of Ensysce’s financial statements also could suffer if Ensysce or its independent registered public accounting firm continue to report a material weakness in Ensysce’s internal controls over financial reporting. This could materially adversely affect Ensysce and lead to a decline in the market price of Ensysce’s common stock.

Risks Related to Tax Matters

Prospective tax legislation could adversely affect Ensysce’s business and financial condition.

The U.S. government in the future may enact additional legislation that affect the taxation of business entities, including with respect to the treatment of NOLs. This proxy statement/prospectus does not discuss any such tax legislation or the manner in which it might affect holders of the combined entity’s Common Stock. Holders of the combined entity’s Common Stock are urged to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of holding the combined entity’s Common Stock.

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Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

Ensysce is subject to income taxes in the United States, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

●	tax effects of stock-based compensation;

●	costs related to intercompany restructurings;

●	changes in tax laws, regulations or interpretations thereof; or

●	lower than anticipated future earnings in jurisdictions where Ensysce has lower statutory tax rates and higher than anticipated future earnings in jurisdictions where Ensysce has higher statutory tax rates.

Risks Related to the Business Combination and Ownership of LACQ’s Common Stock and Warrants

LACQ’s initial stockholders and their respective affiliates, including the Sponsors and the Strategic Investor and the directors and officers, have agreed to vote in favor of the business combination, regardless of how LACQ’s public stockholders vote.

Unlike many other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, LACQ’s initial stockholders and their respective affiliates, including the Sponsors and the Strategic Investor and the directors and officers, are not required to vote their founder shares in this manner. LACQ’s initial stockholders and their respective affiliates, including the Sponsors and the Strategic Investor and the directors and officers, have agreed to vote their founder shares and public shares in favor of the business combination and own a sufficient number of shares of LACQ common stock to approve the business combination, regardless of how LACQ’s public stockholders vote and own a sufficient number of shares of LACQ common stock to approve the business combination whether or not other LACQ stockholders vote to approve the business combination.

LACQ’s initial stockholders and their respective affiliates, including the Sponsors and the Strategic Investor and the directors and officers, have interests in the business combination that are different from or are in addition to other LACQ stockholders in recommending that LACQ stockholders vote in favor of approval of the business combination proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering the Board’s recommendation that our stockholders vote in favor of the approval of the business combination proposal and the other proposals described in this proxy statement/prospectus, our stockholders should be aware that LACQ’s initial stockholders and their respective affiliates, including the Sponsors and the Strategic Investor and the directors and officers, have interests in the business combination that may be different from, or in addition to, the interests of our stockholders generally. These interests include:

●	the fact that LACQ’s directors, officers and other initial stockholders and their respective affiliates (including Sponsors and Strategic Investor) have waived their redemption rights with respect to any founder shares held by them in connection with a stockholder vote to approve a proposed initial business combination;

●	the continued right of the initial stockholders and their respective affiliates, including Sponsors and Strategic Investor and the directors and officers, to hold LACQ common stock and the shares of LACQ common stock to be issued to them upon exercise of its private warrants following the Transactions, subject to certain lock-up periods;

●	if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the completion window, the Sponsors have agreed to indemnify us to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

●	the fact that of our existing directors and officers will continue to be entitled to indemnification and directors’ and officers’ liability insurance coverage after the business combination closes;

●	the fact that LACQ’s directors, officers and other initial stockholders and their respective affiliates (including Sponsors and Strategic Investor) will lose their entire investment in us and will not be reimbursed for any previously unreimbursed out-of-pocket expenses if the business combination is not consummated within the completion window;

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●	the fact that LACQ’s directors, officers and other initial stockholders and their respective affiliates (including Sponsors and Strategic Investor) have agreed to waive their rights to liquidating distributions from the trust account with respect to the founder shares if we fail to complete the business combination within the completion window; and

●	the fact that initial stockholders and their respective affiliates, including Sponsors and Strategic Investor and the directors and officers paid an aggregate of $6,825,000 for their 6,825,000 Private Placement Warrants and, in addition, Sponsors and the Strategic Investor acquired warrants to purchase 1,000,001 shares of LACQ common stock in exchange for outstanding loans under the Expense Advancement Agreement. For a detailed description of these interests, see “The Merger —Interests of Certain Persons in the Business Combinations.”

The personal and financial interests of our officers and directors may have influenced their motivation in identifying and selecting Ensysce, completing a business combination with Ensysce and may influence their operation of the post-combination company following the business combination. This risk is more acute because the deadline for completing an initial business combination expires if the Transactions do not close by June 30, 2021 and, in such case, LACQ would be required to be liquidated and the founder shares and private warrants held by the initial stockholders and their respective affiliates, including Sponsors and Strategic Investor and the directors and officers, would be worthless.

The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the LACQ stockholders that they vote “FOR” the proposals presented at the special meeting.

The Nasdaq may not continue to list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

The LACQ common stock and Public Warrants are currently listed on the Nasdaq and LACQ expects to apply to continue to be listed on the Nasdaq upon consummation of the business combination.

On November 30, 2020, LACQ received a notice (the “Nasdaq Notice”) from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) stating that LACQ was not in compliance with Listing Rule IM-5101-2 (the “Rule”), which requires that a special purpose acquisition company complete one or more business combinations within 36 months of the effectiveness of the registration statement filed in connection with its initial public offering. Since LACQ’s registration statement became effective on December 1, 2017, it was required to complete an initial business combination by no later than December 1, 2020. The Rule also provides that failure to comply with this requirement will result in the Listing Qualifications Department issuing a Staff Delisting Determination under Rule 5810 to delist LACQ’s securities. In addition, the Nasdaq Notice stated that LACQ was not in compliance with Nasdaq’s minimum publicly held shares requirement under Listing Rule 5550(a)(4), which requires a listed company’s primary equity security to maintain a minimum of 500,000 publicly held shares. The Listing Qualifications Department advised LACQ that its securities would be subject to delisting unless LACQ timely requested a hearing before an independent Hearings Panel (the “Nasdaq Panel”). Following a hearing on LACQ’s appeal, the Nasdaq panel granted LACQ’s request for continued listing through June 1, 2021 on the condition that (i) on or before January 31, 2021, LACQ will have executed a definitive merger agreement; (ii) on or before March 15, 2021 (which had been extended by Nasdaq from March 1, 2021), LACQ will file a joint proxy/registration statement on Form S-4; (iii) on or before May 28, 2021, LACQ will obtain stockholder approval for the Merger; and (iv) on or before June 1, 2021, LACQ will complete the merger and evidence compliance with all initial listing standards as required under Nasdaq’s listing qualifications rules. In addition, LACQ will need to comply with and continue to maintain compliance with the requirement as to number of public stockholders. LACQ is not currently in compliance with the listing condition.

While the Company continues to work towards completion of the proposed business combination with Ensysce, the Merger had not yet been consummated on June 1, 2021. As a result, on June 1, 2021, Nasdaq notified the Company that trading in the Company’s securities on Nasdaq would be suspended effective with the open of the market on June 3, 2021. The Company’s securities are eligible to trade on the OTC Markets system. Although trading, if any, will occur in the over-the-counter market, the Company will remain technically listed on Nasdaq pending the expiration of all Nasdaq review and appeal processes. The Company believes completion of the Merger will enable it to evidence Nasdaq listing compliance by June 30, 2021. The Company originally announced that it planned to appeal the Nasdaq delisting determination, but has concluded that an appeal was unnecessary due to the timing of the completion of the Merger, if consummated.

In addition, and prior to the issuance of Suspension Notice, on May 25, 2021, the Company received formal notice from Nasdaq’s Listing Qualifications Department (the “Staff”) indicating that the Company’s failure to timely file its Form 10-Q for the period ended March 31, 2021 (the “Form 10-Q”) with the SEC, as required by Nasdaq Listing Rule 5250(c)(1) (the “Filing Requirement”), could serve as a separate basis for suspension and delisting of the Company’s securities from Nasdaq. The Company was granted the opportunity to submit a plan to regain compliance with the Filing Requirement for the Panel’s review by no later than June 1, 2021 and, notwithstanding the Suspension Notice, submitted that plan, and has filed the Form 10-Q in accordance with that plan.

There can be no assurance that LACQ will be able to meet the continued listing standards on the closing date of the business combination, or comply with the continued listing standards of Nasdaq following the business combination. LACQ has filed an application to continue the listing of the combined entity on Nasdaq concurrent with consummation of the Transactions and believes the combined entity will satisfy all criteria for initial listing upon completion of the Transactions. However, LACQ can provide no assurances that Nasdaq will approve the listing application for the combined entity. Nasdaq’s determination will not be known at the time stockholders are asked to vote on the Transactions and the closing is not conditioned on Nasdaq’s approval of the continued listing.

If Nasdaq delists the LACQ common stock and/or Public Warrants from trading on its exchange for failure to meet the listing standards either prior to or after the closing date of the business combination, LACQ’s securityholders could face significant material adverse consequences including:

●	a limited availability of market quotations for LACQ’s securities;

●	reduced liquidity for LACQ’s securities;

●	a determination that the LACQ common stock is a “penny stock” which will require brokers trading in such securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for LACQ’s securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future, including the inability of Ensysce to obtain financing under the GEM Agreement.

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Certain of our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Statement, we reevaluated the accounting treatment of our 10,000,000 public warrants and 7,825,001 private warrants, and determined to classify the private warrants as derivative liabilities measured at fair value, with changes in fair value for each period reported in earnings.

As a result, included on our consolidated balance sheet as of December 31, 2020 are derivative liabilities related to embedded features contained within our private warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our consolidated financial statements and results of operations would fluctuate quarterly, based on factors which are outside of our control. Due to the recurring fair value measurement, this would require us to recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material. See “—While LACQ has determined that its public warrants should be classified as equity and its private warrants will be treated as equity on a pro forma basis, due to the uncertainty with respect to classification of warrants issued by SPACs as equity or indebtedness, there can be no assurance that future guidance might not require LACQ to change its position and restate its financial statements and have other adverse consequences.”

We have identified a material weakness in our internal control over financial reporting as of December 31, 2020. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Following this issuance of the SEC Statement, on May 13, 2021, after consultation with our independent registered public accounting firm, our management and our audit committee concluded that, in light of the SEC Statement, it was appropriate to restate our previously issued audited financial statements as of and for the period ended December 31, 2020 (the “Restatement”). See “—Certain of Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of such process, we identified a material weakness in our internal controls over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

Following the issuance of the SEC Statement, after consultation with our independent registered public accounting firm, our management and our audit committee concluded that it was appropriate to restate our previously issued audited financial statements as of December 31, 2020 and for the period from September 11, 2017 (inception) through December 31, 2020. See “—Certain of our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of the Restatement, we identified a material weakness in our internal controls over financial reporting.

As a result of such material weakness, the Restatement, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we face the potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete our proposed business combination with Ensysce.

While LACQ has determined that its Public Warrants should be classified as equity and its private warrants will be treated as equity on a pro forma basis, due to the uncertainty with respect to classification of warrants issued by SPACs as equity or indebtedness, there can be no assurance that future guidance might not require LACQ to change its position and restate its financial statements and have other adverse consequences.

While LACQ’s financial statements have been restated to classify its private warrants as liabilities, it has determined that it is appropriate to continue to classify its Public Warrants as equity. LACQ reviewed the terms of the warrant agreement related to its Public Warrants and concluded that they do not include any provision requiring the Public Warrants to be classified as liabilities. In this respect, it should be noted that the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of common shares, all holders of the warrants could be entitled to receive cash for their warrants (the “tender offer provision”). This tender offer provision is similar to one of the examples referred to in the SEC Statement as a basis for concluding that warrants issued by a SPAC should be classified as liabilities and not equity. LACQ has concluded that, while the SEC Statement did not expressly refer to a multi-class structure (such as a structure where a SPAC had two classes of common stock), the SEC Statement with respect to a tender offer provision in a warrant agreement applied to a multi-class structure (such as a Class A and Class B structure) and not a single class structure like LACQ’s. Certain other SPACs, including those with single class structures, have taken different approaches in their recent public filings with the SEC and have classified similar warrants as liabilities.

LACQ classified its private warrants as liabilities because they provide for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant (i.e., certain rights differ if the warrants are held by the original holder and its permitted transferees or by a subsequent transferee). LACQ has entered into agreements with the holders of its private warrants under which each holder will exchange its private warrants for warrants on the same terms as the private warrants, except that they are non-transferable except to certain permitted transferees. LACQ believes that as a result of the exchange, the private warrants would be appropriately classified as equity and not liabilities subsequent to the date of such agreements.

The classification of any of the warrants as a liability would reduce LACQ’s Net Tangible Assets below $5,000,001, which could prevent LACQ from redeeming any of the LACQ common stock under the provision in its charter that provides that LACQ shall not redeem or repurchase any LACQ common stock to the extent that such redemption would result in LACQ’s failure to have Net Tangible Assets in excess of $5 million and would prevent LACQ from closing the transaction with Ensysce. However, LACQ believes that, as result of the exchange agreements LACQ entered into with the holders of the private warrants, it will have Net Tangible Assets in an amount exceeding $5 million at the time of the closing. In addition, If LACQ were required to treat any of its warrants as liabilities, it would reduce its stockholders’ equity and could result in the LACQ shares not meeting the continued or initial listing requirements of Nasdaq and could affect our ability to close the proposed transaction with Ensysce. See “—We could be delisted from Nasdaq and may become subject to “penny stock” rules, which could damage our reputation and the ability of investors to sell their shares.”

The accounting treatment of warrants issued by SPACs is subject to substantial uncertainty and there can be no assurance that, either prior to or subsequent to the business combination, future guidance might not require LACQ to change its position and restate its financial statements or treat its private warrants as liabilities following completion of the Merger, which could have a material adverse effect on LACQ.

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We could be delisted from Nasdaq and may become subject to “penny stock” rules, which could damage our reputation and the ability of investors to sell their shares and could affect our ability to close the Transactions with Ensysce.

The closing of the Transactions with Ensysce is not conditioned on listing of the post-combination company on Nasdaq. If our private warrants were treated as liabilities, we would not satisfy the initial listing requirements, which we must meet upon the closing of our business combination with Ensysce. If the LACQ common stock is delisted by Nasdaq, the LACQ common stock may be eligible for quotation on an over-the-counter quotation system or on the pink sheets. While LACQ believes that the exchange agreements entered into by the holders of its private warrants will result in the private warrants being classified as equity on a pro forma basis and result in LACQ being in compliance with the Nasdaq’s minimum stockholders’ equity requirements, there can be no assurance that the LACQ common stock will be approved for listing on completion of the business combination with Ensysce or maintain its listing on Nasdaq which could have a material adverse effect on LACQ.

Upon any delisting, our common stock could become subject to the regulations of the SEC relating to the market for penny stocks. Penny stocks are securities with a price of less than $5.00 per share unless (i) the securities are traded on a “recognized” national exchange or (ii) the issuer has Net Tangible Assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average annual revenues of less than $6,000,000 for the last three years.

The procedures applicable to penny stocks requires a broker-dealer to (i) obtain from the investor information concerning his financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit the ability of stockholders to sell the LACQ common stock in the secondary market.

The Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination.

The Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the business combination with Ensysce. While the officers and directors of LACQ’s primary industry experience relates to the leisure sector and they do not have experience with companies in the biotechnology sector, the officers and directors have substantial experience with mergers and acquisitions and in evaluating the operating and financial merits of companies from a wide range of industries. Additionally, the Board retained a subject matter consultant to assist them in the evaluation of Ensysce’s lead product and technology. The Board also considered the fact that the completion window would expire if a transaction were not completed by June 30, 2021 and that public stockholders could redeem their LACQ common stock if they did not want to be stockholders of the post-combination company. The Board considered these factors and other factors described under “LACQ’s Board of Directors’ Reasons for Approval of the Transactions”, among others, and concluded that their experience and backgrounds, together with the experience of a subject matter consultant retained by the Company, enabled them to perform the necessary analyses and make determinations regarding the Transactions. Accordingly, investors will be relying solely on the judgment of the Board in valuing Ensysce’s business, and assuming the risk that the Board may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed business combination or demand redemption of their shares for cash, which could affect the liquidity available to LACQ following the closing.

The Business Combination with Ensysce is outside of LACQ’s original investment strategy.

LACQ was organized as a blank check company to identify and build a company in the leisure sector that would complement and benefit from LACQ’s management teams experience in this sector. LACQ’s officers and directors have substantial experience in evaluation the operating and financial merits of companies from a wide range of industries, but do not have experience with companies in the biotechnology sector. While the LACQ Board believes that the Transactions are in the best interests of LACQ, there can be no assurance that the review of the proposed business combination with Ensysce, a biotechnology company developing a pharmaceutical product, and the ability to identify the potential benefits and risks associated with Ensysce’s business, was not affected by this proposed target being outside of the primary area of expertise of both the LACQ management team and the LACQ Board.

Subsequent to the completion of the business combination, LACQ may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on LACQ’s financial condition, results of operations and LACQ’s stock price, which could cause you to lose some or all of your investment.

Although LACQ has conducted due diligence on the Ensysce business, LACQ cannot assure you that this diligence will surface all material issues that may be present in such business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Ensysce business and outside of LACQ’s and Ensysce’s control will not later arise. As a result of these factors, LACQ may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if LACQ’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with LACQ’s risk analysis. Even though some of these charges may be non-cash items and not have an immediate impact on LACQ’s liquidity, charges of this nature could contribute to negative market perceptions about LACQ or its securities. Accordingly, LACQ’s stockholders following the business combination could suffer a reduction in the value of their shares.

In certain circumstances, the Sponsors would be liable to ensure that proceeds of the trust are not reduced by vendor claims in the event a business combination is not consummated. Such liability may have influenced the Sponsors’ decision to approve the Transactions.

If the Transactions are not consummated by LACQ within the completion window, the Sponsors will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by LACQ for services rendered or contracted for or products sold to LACQ. If LACQ consummates a business combination, including the Transactions, on the other hand, LACQ will be liable for all such claims. Neither LACQ nor the Sponsors have any reason to believe that the Sponsors will not be able to fulfill their indemnity obligations to LACQ. Please see the section entitled “Information About LACQ — Redemption of Public Shares and Liquidation if no Initial Business Combination” for further information. These obligations of the Sponsors may have influenced their decision to approve the Transactions.

The exercise of LACQ’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transactions may result in a conflict of interest when determining whether such changes to the terms of the Transactions or waivers of conditions are appropriate and in LACQ’s stockholders’ best interest.

In the period leading up to the closing, events may occur that, pursuant to the Merger Agreement, would require LACQ to agree to amend the Merger Agreement, to consent to certain actions taken by Ensysce or to waive rights that LACQ is entitled to under the Merger Agreement.

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Such events could arise because of changes in the course of Ensysce’s business, a request by Ensysce to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Ensysce’s business and would entitle LACQ to terminate the Merger Agreement. In any of such circumstances, it would be at LACQ’s discretion, acting through the Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for LACQ and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, LACQ does not believe there will be any material changes or waivers that LACQ’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. LACQ will circulate a new or amended proxy statement/prospectus or supplement thereto if changes to the terms of the Transactions that would have a material impact on its stockholders are required prior to the vote on the business combination proposal.

If LACQ is unable to complete the Transactions by June 30, 2021, LACQ will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and the Board, dissolving and liquidating. In such event, third parties may bring claims against LACQ and, as a result, the proceeds held in the trust account could be reduced and the per share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of LACQ’s current certificate of incorporation, LACQ must complete a business combination before the end of the completion window, or LACQ must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and the Board, dissolving and liquidating. In such event, third parties may bring claims against LACQ. Although LACQ believes it has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of LACQ’s public stockholders. If LACQ is unable to complete a business combination within the completion window, the Sponsors have agreed that they will be liable to LACQ if and to the extent any claims by a vendor for services rendered or products sold to LACQ, or a prospective target business with which LACQ has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsors will not be responsible to the extent of any liability for such third-party claims. LACQ has not independently verified whether the Sponsors have sufficient funds to satisfy its indemnity obligations and believe that the Sponsors’ only assets are securities of LACQ. LACQ has not asked the Sponsors to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsors would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if LACQ is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if LACQ otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, LACQ may not be able to return to its public stockholders at least $10.00 per share.

LACQ’s stockholders may be held liable for claims by third parties against LACQ to the extent of distributions received by them.

Our current certificate of incorporation provides that we must complete our initial business combination by June 30, 2021. If the business combination does not close within such time period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $75,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares), which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may only receive $10.00 per share, our founder shares will be worthless and our warrants will expire worthless. In certain circumstances, our public stockholders may receive less than $10.00 per share on the redemption of their shares. See “— If LACQ is unable to complete the Transactions by June 30, 2021, LACQ will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and the Board, dissolving and liquidating. In such event, third parties may bring claims against LACQ and, as a result, the proceeds held in the trust account could be reduced and the per share liquidation price received by stockholders could be less than $10.00 per share” and other risk factors in this section.

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LACQ cannot assure you that it will properly assess all claims that may be potentially brought against LACQ. As such, LACQ’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, LACQ cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by LACQ.

If LACQ is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by LACQ’s stockholders.

Furthermore, because LACQ intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the Board may be viewed as having breached their fiduciary duties to LACQ’s creditors and/or may have acted in bad faith, and thereby exposing itself and LACQ to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. LACQ cannot assure you that claims will not be brought against it for these reasons.

LACQ’s stockholders will experience dilution as a consequence of, among other transactions, the issuance of LACQ common stock as Merger Consideration. Having a minority share position may reduce the influence that LACQ’s current stockholders have on the management of LACQ.

It is anticipated that, upon completion of the business combination, assuming that no shares of LACQ common stock are elected to be redeemed by LACQ’s public stockholders, the concentration of ownership of LACQ immediately following the consummation of the business combination will be as follows:

	Assuming No Redemptions(1)(3)	Ownership Percentage
LACQ’s public stockholders (other than the initial stockholders and their respective affiliates)	224,268	0.9%
Initial stockholders and their respective affiliates, including the Sponsors and the Strategic Investor	6,000,000	24.6%
Other Stockholders	820,000	3.4%
Current holders of Ensysce common stock(2)	17,336,655	71.1%

(1)	Assumes 17,336,655 shares of LACQ common stock are issued as Merger Consideration including LACQ common stock issued in respect of the Ensysce Convertible Notes (other than up to 500,000 shares of LACQ common stock which may be issued in respect of Newly Issued Ensysce Convertible Notes).

(2)	Includes holders of Ensysce Convertible Notes, which will be converted into Ensysce common stock and converted into LACQ common stock in the Merger (other than holders of Newly Issued Ensysce Convertible Notes, which may be converted into Ensysce common stock and converted into LACQ common stock in the Merger as Additional LACQ Stock Consideration).

(3)	Excludes (i) outstanding warrants issued by LACQ to acquire 18,391,289 shares of LACQ common stock (as adjusted for warrants to be surrendered at the closing), (ii) Ensysce Options which will be automatically converted to options to acquire 4,444,068 shares of LACQ common stock following the closing, (iii) Ensysce Warrants will be automatically converted to warrants to acquire 19,755 shares of LACQ common stock following the closing, (iv) warrants to acquire 460,000 shares which are expected to be issued in exchange for outstanding loan under the Expense Advancement Agreement at the time of the closing and (v) warrants to purchase shares of LACQ common stock in an amount equal to 4% of the total number of common stock outstanding as of the closing on a fully diluted basis which may be issuable under Ensysce’s GEM Agreement at the time of the closing.

Having a minority ownership interest in the post-combination company may reduce the influence that LACQ’s public stockholders have on the management of LACQ.

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Future resales of our outstanding shares may cause the market price of our securities to drop significantly, even if our business is doing well.

There will be approximately 24,380,923 shares of LACQ common stock outstanding immediately following the consummation of the business combination (assuming that no shares of LACQ common stock are elected to be redeemed by public stockholders and the other assumptions described under “Unaudited Pro Forma Condensed Combined Financial Information”), and there may be a large number of shares of LACQ common stock sold in the market following the consummation of the business combination, or shortly thereafter.

Under registration rights agreements entered into with the initial stockholders, including the Sponsors and Strategic Investor, and other parties named therein, among other things, stockholders will be entitled to customary registration rights following their respective lock-up periods. The sale or possibility of sale of these securities could have the effect of increasing the volatility in our share price or putting significant downward pressure on the price of our common stock.

We may issue additional shares of LACQ common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

We may issue additional shares of LACQ common stock or other equity securities of equal or senior rank in the future without stockholder approval in connection with, among other things, meeting funding requirements of Ensysce’s business, future acquisitions, LACQ common stock and common stock issuable on exercise of warrants which will be issuable to GEM, subject to the terms and conditions of the GEM Agreement, repayment of outstanding indebtedness or our Incentive Plan and in a number of other circumstances.

Our issuance of additional shares of LACQ common stock or other equity securities of equal or senior rank could have the following effects:

●	your proportionate ownership interest in LACQ will decrease;

●	the relative voting strength of each previously outstanding share of common stock may be diminished; or

●	the market price of shares of LACQ’s common stock may decline.

Our results of operations and those of the post-combination company may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

LACQ is a blank check company and LACQ’s activity has been limited to the evaluation of business combination candidates and seeking to complete an initial business combination.

This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for the post-combination company. The unaudited pro forma condensed combined statement of operations data of the post-combination company combines the historical audited results of operations of LACQ for the year ended December 31, 2020, with the historical audited results of operations of Ensysce for the year ended December 31, 2020, and gives pro forma effect to the Transactions as if they had been consummated on January 1, 2020. The unaudited pro forma condensed combined balance sheet of the post-combination company combines the historical unaudited balance sheet of LACQ as of December 31, 2020 and historical audited balance sheet of Ensysce as of December 31, 2020 and gives pro forma effect to the Transactions as if they had been consummated on December 31, 2020.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only, is based on certain assumptions, addresses a hypothetical situation and reflects limited historical financial data. Therefore, the unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations and financial position that would have been achieved had the Transactions been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the post-combination company. Accordingly, the post-combination company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Ensysce’s financial forecasts, which were provided to the Board and are included in this proxy statement/prospectus, may not prove accurate.

In connection with the Transactions, certain forecasted financial information for Ensysce was provided to the Board, which was internally prepared and provided by Ensysce. The forecasts were based on numerous variables and assumptions known to Ensysce at the time of preparation. Such variables and assumptions are inherently uncertain and many are beyond the control of Ensysce. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of Ensysce (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology and general business and economic conditions. Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

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LACQ and Ensysce have incurred and expect to incur significant costs associated with the business combination. Whether or not the business combination is completed, the incurrence of these costs by LACQ will reduce the amount of cash available to be used for other corporate purposes by LACQ if the business combination is not completed.

LACQ and Ensysce expect to incur significant costs associated with the business combination. LACQ and Ensysce expect to incur approximately $13.2 million in expenses, of which $8.2 million is assumed to be paid in shares of LACQ common stock to the Other Stockholders. Certain of these expenses will be payable even if the business combination is not completed and expenses paid by LACQ will reduce the amount of cash available to be used for other corporate purposes by LACQ and Ensysce. As of the date hereof, LACQ has a minimal amount of cash held outside of the trust account that is available to pay such expenses.

Even if LACQ consummates the business combination, there is no guarantee that the Public Warrants will ever be in the money, and they may expire worthless.

The exercise price for Public Warrants and other warrants is $11.50 per share of LACQ common stock. There is no guarantee that the Public Warrants and the other warrants will ever be in the money prior to their expiration, and as such, the Public Warrants and other warrants may expire worthless.

If LACQ is unable to complete the business combination, LACQ’s Public Warrants and other warrants may expire worthless.

If LACQ is unable to complete an initial business combination, LACQ’s warrants Public Warrants and other warrants may expire worthless.

Our ability to successfully effect the business combination and to be successful thereafter will be dependent upon the efforts of the key personnel of Ensysce whom we expect to stay with the post-combination business following the business combination. The loss of key personnel could negatively impact the operations and profitability of our post-combination business and its financial condition could suffer as a result.

Our ability to successfully effect the business combination is dependent upon the efforts of key personnel of Ensysce. Two of the directors of the post-combination company will be selected by LACQ. Except to this extent, following the closing, directors, officers and key personnel of LACQ will not continue with the post-combination business. We anticipate that all of the management of Ensysce will remain in place.

Our success depends to a significant degree upon the continued contributions of senior management of Ensysce, certain of whom would be difficult to replace. Departure by certain of Ensysce’s officers could have a material adverse effect on Ensysce’s business, financial condition, or operating results.

LACQ and Ensysce will be subject to business uncertainties and contractual restrictions while the business combination is pending.

Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on LACQ and Ensysce. These uncertainties may impair our or Ensysce’s ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the business combination, our or Ensysce’s business could be harmed.

Following the consummation of the business combination, LACQ’s only significant asset will be its ownership interest in the Ensysce business and such ownership may not be sufficiently profitable or valuable to enable LACQ to pay any dividends on the LACQ common stock or satisfy LACQ’s other financial obligations.

Following the consummation of the business combination, LACQ will have no direct operations and no significant assets other than its ownership interest in the Ensysce business. LACQ will depend on the Ensysce business for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and to pay dividends, if any, with respect to the LACQ common stock. The earnings from, or other available assets of, the Ensysce business may not be sufficient to enable LACQ to satisfy its other financial obligations. Additionally, Ensysce’s current business plan is to invest any available capital in research and development of its products and Ensysce does not expect to pay any dividends in the foreseeable future.

Please see the sections titled “LACQ’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “Ensysce’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for more information.

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The LACQ charter that will be effective following the completion of the business combination designates a state court within the State of Delaware, to the fullest extent permitted by law, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by LACQ stockholders, which could limit the ability of LACQ stockholders to obtain a favorable judicial forum for disputes with LACQ or with directors, officers or employees of LACQ and may discourage stockholders from bringing such claims.

Under the LACQ charter that will be effective following the completion of the business combination, unless LACQ consents in writing to the selection of an alternative forum, subject to certain limitation, the sole and exclusive forum will be the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) for:

●	any derivative action or proceeding brought on behalf of LACQ;

●	any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of LACQ to LACQ or LACQ’s stockholders;

●	any action asserting a claim against LACQ arising pursuant to any provision of the DGCL, the LACQ charter or the bylaws (as either may be amended, restated, modified, supplemented or waived from time to time);

●	any action to interpret, apply, enforce or determine the validity of the LACQ charter or the bylaws; and

●	any action asserting a claim against LACQ governed by the internal affairs doctrine.

For the avoidance of doubt, the foregoing provisions of the LACQ charter will not apply to any action or proceeding asserting a claim under the Securities Act or the Exchange Act. These provisions of the LACQ charter could limit the ability of LACQ stockholders to obtain a favorable judicial forum for certain disputes with LACQ or with its current or former directors, officers or other employees, which may discourage such lawsuits against LACQ and its current or former directors, officers and employees. Alternatively, if a court were to find these provisions of the LACQ charter inapplicable to, or unenforceable in respect of, one or more of the types of actions or proceedings listed above, LACQ may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition and results of operations.

A market for LACQ’s securities may not continue, which would adversely affect the liquidity and price of LACQ’s securities.

Following the business combination, the price of LACQ’s securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for LACQ’s securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of LACQ’s securities after the business combination can vary due to general economic conditions and forecasts, LACQ’s general business condition and the release of LACQ’s financial reports. Additionally, if LACQ’s securities become delisted from the Nasdaq for any reason, including prior to consummation of the business combination, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of LACQ’s securities may be more limited than if LACQ was quoted or listed on the Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained. See “Risk Factors —The Nasdaq may not continue to list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.”

If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, if any, the market price of LACQ’s securities may decline.

If the benefits of the business combination do not meet the expectations of investors, stockholders or securities analysts, if any, the market price of LACQ’s securities following the consummation of the business combination may decline. The market values of LACQ’s securities at the time of the business combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which LACQ’s stockholders vote on the business combination.

In addition, following the business combination, fluctuations in the price of LACQ’s securities could contribute to the loss of all or part of your investment. Immediately prior to the business combination, there has not been a public market for stock relating to the Ensysce business and trading in shares of LACQ common stock has not been active. Accordingly, the valuation ascribed to the Ensysce business and LACQ common stock issued in the business combination may not be indicative of the price that will prevail in the trading market following the business combination.

The trading price of LACQ common stock following the business combination may fluctuate substantially and may be lower than its current price. This may be especially true for companies like ours with a limited public float. If an active market for LACQ’s securities develops and continues, the trading price of LACQ’s securities following the business combination could be volatile and subject to wide fluctuations. The trading price of LACQ common stock following the business combination will depend on many factors, including those described in this “Risk Factors” section, many of which are beyond LACQ’s control and may not be related to LACQ’s operating performance. These fluctuations could cause you to lose all or part of your investment in LACQ common stock since you might be unable to sell your shares at or above the price attributed to them in the business combination. Any of the factors listed below could have a material adverse effect on your investment in LACQ’s securities and LACQ’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of LACQ’s securities may not recover and may experience a further decline.

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Factors affecting the trading price of LACQ’s securities following the business combination may include:

●	changes in the market’s expectations about our operating results;

●	the public’s reaction to our press releases, other public announcements and filings with the SEC;

●	speculation in the media or investment community;

●	actual or anticipated developments in the post-combination company’s business, competitors’ businesses or the competitive landscape generally;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

●	operating and stock price performance of other companies that investors deem comparable to ours;

●	changes in laws and regulations affecting the post-combination company’s business;

●	commencement of, or involvement in, litigation involving the post-combination company;

●	changes in the post-combination company’s capital structure, such as future issuances of securities or the incurrence of indebtedness;

●	the volume of LACQ common stock available for public sale, which may be affected by, among other things, the limited number of publicly held shares of LACQ common stock and whether the LACQ common stock continues to be listed on Nasdaq as described under “– The Nasdaq may not continue to list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions”;

●	any major change in the post-combination company’s board of directors or management;

●	sales of substantial amounts of LACQ common stock by our directors, officers or significant stockholders or the perception that such sales could occur;

●	general economic and political conditions such as recessions, interest rates, “trade wars,” pandemics (such as COVID-19) and acts of war or terrorism;

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to ours; and

●	other risk factors listed under “Risk Factors.”

Broad market and industry factors may materially harm the market price of LACQ’s securities irrespective of LACQ’s operating performance. The stock market in general and the Nasdaq have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of LACQ’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to LACQ’s could depress LACQ’s stock price regardless of LACQ’s business, prospects, financial conditions or results of operations. Broad market and industry factors, including, most recently, the impact of the novel coronavirus, COVID-19, and any other global pandemics, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of LACQ common stock, regardless of LACQ’s actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following the business combination. A decline in the market price of LACQ’s securities also could adversely affect LACQ’s ability to issue additional securities and LACQ’s ability to obtain additional financing in the future.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

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LACQ’s quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors, if any, due to a variety of factors, some of which are beyond LACQ’s control, resulting in a decline in LACQ’s stock price.

If, following the business combination, securities or industry analysts do not publish or cease publishing research or reports about LACQ, its business, or its market, or if they change their recommendations regarding the LACQ common stock adversely, then the price and trading volume of LACQ common stock could decline.

The trading market for LACQ common stock could be influenced by the research and reports, if any, that industry or securities analysts may publish about us, LACQ’s business and operations, LACQ’s market, or LACQ’s competitors. Securities and industry analysts do not currently, and may never, publish research on LACQ. If no securities or industry analysts commence coverage of LACQ, LACQ’s stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover LACQ change their recommendation regarding the LACQ common stock adversely, or provide more favorable relative recommendations about LACQ’s competitors, the price of the LACQ common stock would likely decline. If any analyst who may cover LACQ were to cease coverage of LACQ or fail to regularly publish reports on LACQ, we could lose visibility in the financial markets, which could cause LACQ’s stock price or trading volume to decline.

There is no guarantee that an active and liquid public market for shares of LACQ common stock will develop following consummation of the business combination.

LACQ is currently a blank check company and there has not been a public market for shares of Ensysce common stock since it is a private company. A liquid trading market for LACQ common stock following the consummation of the business combination may never develop or, if developed, may not be maintained.

In the absence of a liquid public trading market:

●	you may not be able to liquidate your investment in shares of the LACQ common stock;

●	you may not be able to resell your shares of LACQ common stock at or above the price attributed to them in the business combination;

●	the market price of shares of the LACQ common stock may experience significant price volatility; and

●	there may be less efficiency in carrying out your purchase and sale orders.

Legal proceedings in connection with the business combination, the outcomes of which are uncertain, could delay or prevent the completion of the business combination.

Lawsuits may be filed against LACQ or its directors and officers in connection with the Transactions.

Defending such lawsuits could require LACQ to incur significant costs and draw the attention of LACQ’s management team away from the Transactions. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Transactions are consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the business combination from becoming effective within the agreed upon timeframe.

The post-combination company will qualify as an emerging growth company as well as a smaller reporting company within the meaning of the Securities Act, and if the post-combination company takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make the post-combination company’s securities less attractive to investors and may make it more difficult to compare the post-combination company’s performance with other public companies.

Following the consummation of the business combination, the post-combination company will qualify as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as the post-combination company continues to be an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in the post-combination company’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the post-combination company’s stockholders may not have access to certain information they may deem important. The post-combination company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of common stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the post-combination company has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the post-combination company has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2022. Investors may find the post-combination company’s securities less attractive because the post-combination company will rely on these exemptions. If some investors find the post-combination company’s securities less attractive as a result of its reliance on these exemptions, the trading prices of the post-combination company’s securities may be lower than they otherwise would be, there may be a less active trading market for its securities and the trading prices of its securities may be more volatile.

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In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the post-combination company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The post-combination company has elected not to opt out of such extended transition period and, therefore, the post-combination company may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of its financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Additionally, the post-combination company will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The post-combination company will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of common stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of common stock held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent the post-combination company takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect LACQ’s business, investments and results of operations.

LACQ will be subject to laws, regulations and rules enacted by national, regional and local governments and the Nasdaq. In particular, LACQ will be required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on LACQ’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on LACQ’s business and results of operations.

Risks Related to the Redemption

LACQ will be unable to close the Transactions if the redemptions of public shares result in its Tangible Net Assets being less than $5,000,001 unless it is able to obtain sufficient equity financing.

LACQ’s current certificate of incorporation does not provide a specified maximum redemption threshold, except that in no event will LACQ redeem its public shares in an amount that would cause its Net Tangible Assets to be less than $5,000,001 (such that LACQ is not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to an initial business combination. It is also a condition to closing under the Merger Agreement that, among other things, following payment to all stockholders who have exercised their redemption rights (and after giving effect to the payment of expenses related to the Transactions that are to be paid at or after closing (provided that LACQ can pay such expenses in equity securities and not cash)), LACQ having cash of at least $5,000,000. If redemptions by LACQ’s public stockholders cause LACQ to be unable to meet this closing condition, then Ensysce will not be required to consummate the business combination, although it may, in their sole discretion, waive this condition. In the event that Ensysce waives this condition, LACQ does not intend to seek additional stockholder approval or to extend the time period in which its public stockholders can exercise their redemption rights. In no event, however, will LACQ close the Transactions if redemptions of public shares would cause LACQ’s Net Tangible Assets to be less than $5,000,001. LACQ estimates that if more than holders of approximately 97,000 shares of LACQ public common stock (out of approximately 224,000 public shares held by public stockholders other than the Strategic Investor and 1,000,000 public shares held by the Strategic Investor), elect to redeem it will not be able to close the Transactions unless it is able to obtain a sufficient amount of equity financing to meet the Net Tangible Asset test. There can be no assurance that it will be able to do so. See “The Merger – Impact of the Business Combination on the Post-Combination Company’s Public Float.”

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 20% of the public shares.

A public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 20% of the public shares. Accordingly, if you hold more than 20% of the public shares and the business combination proposal is approved, you will not be able to seek redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 20% or sell them in the open market. LACQ cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of shares of LACQ common stock will exceed the per share redemption price.

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If LACQ’s stockholders fail to properly demand redemption rights, they will not be entitled to redeem their shares of LACQ common stock for a pro rata portion of the trust account.

LACQ stockholders holding public shares may demand that LACQ redeem their shares for a pro rata portion of the trust account, calculated as of two business days prior to the consummation of the business combination. LACQ stockholders who seek to exercise this redemption right must deliver their stock (either physically or electronically) to LACQ’s transfer agent prior to the vote at the meeting. Any LACQ stockholder who fails to properly demand redemption rights will not be entitled to redeem his, her or its shares for a pro rata portion of the trust account. See the section entitled “Special Meeting of LACQ Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

There is no guarantee that a LACQ stockholder’s decision to redeem its shares for a pro rata portion of the trust account will put the stockholder in a better future economic position.

There is no assurance as to the price at which a LACQ stockholder may be able to sell its shares of LACQ common stock in the future following the completion of the Transactions. Certain events following the consummation of the Transactions, may cause an increase in the share price, and may result in a lower value realized now than a stockholder of LACQ might realize in the future had the stockholder not redeemed his, her or its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of the Transactions, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

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SPECIAL MEETING OF LACQ STOCKHOLDERS

General

LACQ is furnishing this proxy statement/prospectus to LACQ stockholders as part of the solicitation of proxies by the Board for use at the special meeting of LACQ stockholders to be held on June 28, 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus provides LACQ’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting. The special meeting is in lieu of an annual meeting of stockholders for 2021 and, if the Transactions are consummated, the first annual meeting after the closing will held in 2022.

Date, Time and Place

The special meeting of stockholders of LACQ will be held at 9:00 a.m. eastern time, on June 28, 2021, at the offices LACQ, 250 West 57th Street, Suite 415, New York, New York 10107. If you wish to attend the special meeting in person, you must reserve your attendance at least two (2) business days in advance of the special meeting by contacting George Peng, Chief Financial Officer, Leisure Acquisition Corp., 250 West 57th Street, Suite 415, New York, New York 10107, telephone number (646) 565-6940. See “Questions and Answers about the Proposals — How do I attend the special meeting in person?” for more information.

Purpose of the LACQ Special Meeting

At the special meeting, LACQ is asking holders of LACQ’s common stock to consider and vote upon:

●	a proposal to approve the business combination described in this proxy statement/prospectus, including approving the Merger Agreement and approving the Transactions described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

●	a proposal to approve and adopt the third amended and restated certificate of incorporation of LACQ. Please see the section entitled “Proposal No. 2 — The Charter Proposal”;

●	a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the third amended and restated certificate of incorporation, presented separately in accordance with requirements of the SEC. Please see the section entitled “Proposal No. 3 — The Governance Proposal”;

●	a proposal to approve and adopt the Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve thereunder. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal”;

●	a proposal to elect seven (7) directors to serve until their respective successors are duly elected and qualified or until their earlier resignation, removal or death. Please see the section entitled “Proposal No. 5 — The Director Election Proposal”;

●	a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Rules 5635(a), (b) and (d), the issuance of more than 20% of LACQ’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the Merger Consideration (which may constitute a change of control under the Nasdaq Rules). Please see the section entitled “Proposal No. 6 — The Nasdaq Proposal”; and

●	a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the Nasdaq proposal. Please see the section entitled “Proposal No. 7 — The Adjournment Proposal.”

Recommendation of the Board

The Board unanimously recommends that stockholders vote “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the director election proposal, “FOR” the Nasdaq proposal and “FOR” the adjournment proposal, if presented.

When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of LACQ stockholders generally. Please see the section entitled “The Merger — Interests of Certain Persons in the Business Combination” for additional information. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the LACQ stockholders that they vote “FOR” the proposals presented at the special meeting.

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Record Date; Persons Entitled to Vote

LACQ has fixed 5:00 p.m. (New York City time) on May 21, 2021, as the record date for determining LACQ stockholders entitled to notice of and to attend and vote at the special meeting. As of 5:00 p.m. (New York City time) on the record date, there were 6,224,268 shares of LACQ common stock outstanding and entitled to vote. Each share of LACQ common stock is entitled to one vote per share at the special meeting.

Quorum

The presence at the special meeting by in person attendance or by proxy, of a majority of the voting power of all the outstanding shares of common stock as of the record date entitled to vote constitutes a quorum at the special meeting. Proxies that are marked “ABSTAIN” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting.

Vote Required

The approval of each of the business combination proposal, the governance proposal (which is a non-binding advisory vote), the incentive plan proposal, the Nasdaq proposal and the adjournment proposal require the affirmative vote of a majority of the votes cast by holders of LACQ’s outstanding shares of common stock represented at the special meeting by in person attendance or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a LACQ stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the governance proposal, the incentive plan proposal and the Nasdaq proposal will have no effect on such proposals and include a LACQ stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the adjournment proposal will have no effect on such proposals, which may be approved, whether or not a valid quorum is present.

In addition, the approval of the business combination proposal requires the affirmative vote of holders of a majority of LACQ’s outstanding shares of common stock entitled to vote at the special meeting in order to satisfy the condition to closing in the Merger Agreement. Accordingly, if a valid quorum is established, a LACQ stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal will have the same effect as a vote “AGAINST” such proposal.

The approval of the charter proposal requires the affirmative vote of holders of a majority of LACQ’s outstanding shares of common stock entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a LACQ stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “AGAINST” such proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of LACQ’s common stock represented at the special meeting by attendance in person or by proxy and entitled to vote at the special meeting. This means that the seven (7) director nominees who receive the most affirmative votes will be elected. LACQ stockholders may not cumulate their votes with respect to the election of directors. Accordingly, if a valid quorum is established, a LACQ stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the director election proposal will have no effect on such proposal.

Consummation of the Transactions is conditioned on the approval of the business combination proposal. It is important for you to note that in the event that the business combination proposal does not receive the requisite vote for approval, we will not consummate the business combination.

Effect of Abstentions and Broker Non-Votes

Abstentions will count as a vote “AGAINST” the business combination proposal and the charter proposal. Abstentions will have no effect on the outcome of each of, the governance proposal, the incentive plan proposal, the director election proposal, the Nasdaq proposal and the adjournment proposal.

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the stockholders at the special meeting will be considered non-routine and, therefore, your broker, bank or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.”

Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

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Broker non-votes will count as a vote “AGAINST” the business combination proposal and the charter proposal, but will not have any effect on the outcome of any other proposals.

Voting Your Shares

Each share of LACQ common stock that you own in your name entitles you to one vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares of LACQ common stock at the special meeting:

●	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the director election proposal, “FOR” the Nasdaq proposal and “FOR” the adjournment proposal, if presented. Votes received after a matter has been voted upon at the special meeting will not be counted.

●	You Can Attend the Special Meeting and Vote in Person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way LACQ can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify LACQ’s Secretary in writing before the special meeting that you have revoked your proxy; or

●	you may attend the special meeting, revoke your proxy, and vote at the special meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of LACQ common stock, you may call LACQ at (646) 565-6940.

Redemption Rights

Holders of public shares may seek to redeem their shares for cash, regardless of whether they vote for or against the business combination proposal or do not vote their public shares. Any stockholder holding public shares as of the record date may demand that LACQ redeem such shares for a full pro rata portion of the trust account (which, for illustrative purposes, was $10.37 per public share as of the record date), calculated as of two business days prior to the anticipated consummation of the business combination. If a holder properly seeks redemption as prior to the anticipated consummation of the business combination. If a holder properly seeks redemption as described in this section and the business combination is consummated, LACQ will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the business combination.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of its or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 20% of the public shares.

Accordingly, all public shares in excess of 20% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to LACQ’s transfer agent not later than the second business day preceding the vote at the special meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

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Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the business combination proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the business combination is not approved or completed for any reason, then LACQ’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the trust account, as applicable. In such case, LACQ will promptly return any shares delivered by public holders. If LACQ would be left with less than $5,000,001 of Net Tangible Assets, or does not satisfy the closing condition under the Merger Agreement that it have at least $5,000,000 of cash after giving effect to redemption and payment of expenses related to the Transactions, as a result of the holders of public shares properly demanding redemption of their shares for cash, LACQ will not be able to consummate the business combination. If LACQ stockholders seek to redeem more than 63,691 shares of LACQ common stock, this condition would not be satisfied.

The closing price of LACQ common stock on the record date, was $13.49 per share. The cash held in the trust account at May 31, 2021 was approximately $12.7 million ($10.37 per public share). Prior to exercising redemption rights, stockholders should verify the market price of LACQ common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. LACQ cannot assure its stockholders that they will be able to sell their shares of LACQ common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of public shares exercises its redemption rights, then it will be exchanging its shares of LACQ common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the close of the vote on the business combination proposal by delivering your stock certificate (either physically or electronically) to LACQ’s transfer agent prior to the vote at the special meeting, and the business combination is consummated.

Appraisal Rights

Neither stockholders, unitholders nor warrant holders of LACQ have appraisal rights in connection the business combination under the DGCL.

Proxy Solicitation Costs

LACQ is soliciting proxies on behalf of its Board. This solicitation is being made by mail. LACQ and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means without additional compensation. LACQ will bear the cost of the solicitation.

LACQ will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. LACQ will reimburse them for their reasonable expenses.

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THE MERGER

General

Structure of the Transactions

Pursuant to the Merger Agreement, a business combination between LACQ and Ensysce will be effected through the merger of Merger Sub with and into Ensysce, with Ensysce surviving such merger as a wholly-owned subsidiary of LACQ.

Merger Consideration

Subject to the terms of the Merger Agreement, the total Merger Consideration will consist of (i) no more than 17,500,000 shares of LACQ common stock (includes shares issuable on conversion of the Ensysce Convertible Notes (other than the Newly Issued Ensysce Convertible Notes and the shares underlying the Ensysce Options and Ensysce Warrants) plus (ii) the Additional LACQ Stock, which consists of up to 500,000 shares of LACQ common stock issuable in respect of the Newly Issued Ensysce Convertible Notes. At the reference price of $10.00 (the “Reference Price”) per share of LACQ common stock and based on the outstanding Ensysce common stock on May 21, 2021, the total Merger Consideration of 17,336,655 shares of LACQ common stock (excluding the shares underlying the Ensysce Options and Ensysce Warrants and shares of LACQ common stock which may be issuable with respect to the Newly Issued Ensysce Convertible Notes) would have a value of $173,336,550. For more information, please see the summary of the Merger Agreement in the section entitled “The Merger Agreement”.

Impact of the Business Combination on the Post-Combination Company’s Public Float

The following table illustrates varying ownership levels upon completion of the business combination, assuming no redemptions by LACQ’s public stockholders and the maximum redemptions by LACQ’s public stockholders as described above:

	Assuming No Redemptions(1)(4)	Assuming Maximum Redemptions(1)(2)(4)
LACQ’s public stockholders (other than the initial stockholders and their respective affiliates)	0.9%	0.7%
Initial stockholders and their respective affiliates, including the Sponsors and the Strategic Investor	24.6%	24.6%
Other Stockholders	3.4%	3.4%
Current holders of Ensysce common stock(3)	71.1%	71.3%

(1)	Assumes 17,336,655 shares of LACQ common stock are issued as Merger Consideration including LACQ common stock issued in respect of the Ensysce Convertible Notes (other than up to 500,000 shares of LACQ common stock which may be issued in respect of Newly Issued Ensysce Convertible Notes).

(2)	Assumes that 63,691 shares of LACQ common stock are redeemed, representing the maximum number of public shares of LACQ that can be redeemed without violation the conditions of the Merger Agreement or the requirements of LACQ’s current certificate of incorporation. See “Risk Factors —LACQ will be unable to close the Transactions if the redemptions of public shares result in its Tangible Net Assets being less than $5,000,001 unless it is able to obtain sufficient equity financing.”

(3)	Includes holders of Ensysce Convertible Notes, which will be converted into Ensysce common stock and converted into LACQ common stock in the Merger (other than holders of Newly Issued Ensysce Convertible Notes, which may be converted into Ensysce common stock and converted into LACQ common stock in the Merger as Additional LACQ Stock Consideration).

(4)	Excludes (i) outstanding warrants issued by LACQ to acquire 18,391,289 shares of LACQ common stock (as adjusted for warrants to be surrendered at the closing), (ii) Ensysce Options which will be automatically converted to options to acquire 4,444,068 shares of LACQ common stock following the closing, (iii) Ensysce Warrants will be automatically converted to warrants to acquire 19,755 shares of LACQ common stock following the closing, (iv) warrants to acquire 460,000 shares which are expected to be issued in exchange for outstanding loans under the Expense Advancement Agreement at the time of the closing and (v) warrants to purchase shares of LACQ common stock in an amount equal to 4% of the total number of common stock outstanding as of the closing calculated on a fully diluted basis which may be issuable under Ensysce’s GEM Agreement at the time of the closing.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 4 — The Incentive Plan Proposal.”

Name, Headquarters; Stock Symbols

The name of the post-combination company after the consummation of the Transactions will be Ensysce Biosciences, Inc. and our headquarters will be located at 7946 Ivanhoe Avenue, Suite 201, La Jolla, California. We intend to apply to continue the listing of the LACQ common stock and Public Warrants on Nasdaq and the LACQ common stock and Public Warrants will begin trading on the Nasdaq under the symbols “ENSC” and “ENSCW” respectively.

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Background of the Transactions

The terms of the business combination are the result of negotiations between the representatives of LACQ and Ensysce. The following is a brief description of the background of these negotiations and the resulting business combination. The following does not purport to list every conversation among representatives of LACQ, Ensysce and other parties.

LACQ is a blank check company incorporated in Delaware on September 11, 2017 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. The proposed business combination with Ensysce is the result of an extensive search for a potential transaction drawing upon the network and investing experience of LACQ’s management team and the LACQ Board.

On December 5, 2017, LACQ completed its initial public offering of LACQ Units, with each unit consisting of one share of its common stock and one-half of one warrant, each whole warrant to purchase one share of common stock at a price of $11.50, raising total gross proceeds of approximately $200,000,000. Since the LACQ IPO, LACQ’s activity has been limited to the evaluation of business combination candidates and seeking to complete an initial business combination.

Prior to the consummation of LACQ IPO, neither LACQ, nor anyone on its behalf, contacted any prospective targets or had any substantive discussions, formal or otherwise, with respect to a transaction with LACQ.

Since the completion of its initial public offering, LACQ considered a number of potential target businesses with the objective of consummating its initial business combination. Representatives of LACQ contacted and were contacted by a number of individuals and entities who offered to present ideas for business combination opportunities, including financial advisors and companies in a broad range of sectors, primarily focused on the leisure sector.

LACQ executed an Agreement and Plan of Merger, dated December 27, 2019 (the “GTWY Merger Agreement”), with GTWY Holdings Limited, a Canadian corporation. At the time of executing the GTWY Merger Agreement, LACQ had approximately $195.3 million in its trust account. The GTWY Merger Agreement was terminated on July 16, 2020. The termination was the result of, at the outside date for closing the merger under the GTWY Merger Agreement, a number of conditions to closing, including regulatory approval, not being satisfied, due in part to the effect of the COVID-19 pandemic.

On March 26, 2020, LACQ held a special meeting of its stockholders, at which the stockholders approved a second amendment to LACQ’s Second Amended and Restated Certificate of Incorporation to extend the date by which LACQ must consummate a business combination from April 5, 2020 to June 30, 2020. Following such stockholder approval, LACQ had approximately $21.3 million in its trust account.

On June 23, 2020, LACQ held a special meeting of its stockholders, at which the stockholders approved a third amendment to LACQ’s Second Amended and Restated Certificate of Incorporation to extend the date by which LACQ must consummate a business combination from June 30, 2020 to December 1, 2020. Following such stockholder approval, LACQ had approximately $13.2 million in its trust account.

In the process that led to identifying Ensysce as an attractive investment opportunity and despite having entered into the GTWY Merger Agreement which was subsequently terminated and the uncertainties caused by the COVID-19 pandemic, LACQ and its representatives reviewed at least 115 potential business combination targets in addition to GTWY and Ensysce (the “Other Potential Targets”) (including at least 30 Other Potential Targets after July 16, 2020); engaged in preliminary discussions with 98 Other Potential Targets or their advisors (including with 23 Other Potential Targets or their advisors after July 16, 2020); entered into non-disclosure agreements with 72 Other Potential Targets (including with 21 Other Potential Targets after July 16, 2020) and performed due diligence (subject to the respective non-disclosure agreements) on many of these targets; and submitted letters of intent and commenced further substantive due diligence with respect to 18 Other Potential Targets (including 13 Other Potential Targets after July 16, 2020).

On November 24, 2020, LACQ held a special meeting of its stockholders, at which the stockholders approved a fourth amendment to LACQ’s Second Amended and Restated Certificate of Incorporation to extend the date by which LACQ must consummate a business combination from December 1, 2020 to June 30, 2021. Following such stockholder approval, LACQ had approximately $12.8 million in its trust account.

On November 30, 2020, LACQ received the Nasdaq Notice from the Listing Qualifications Department of Nasdaq stating that LACQ was not in compliance with Listing Rule IM-5101-2 (the “Rule”), which requires that a special purpose acquisition company complete one or more business combinations within 36 months of the effectiveness of the registration statement filed in connection with its initial public offering. Since LACQ’s registration statement became effective on December 1, 2017, it was required to complete an initial business combination by no later than December 1, 2020. The Rule also provides that failure to comply with this requirement will result in the Listing Qualifications Department issuing a Staff Delisting Determination under Rule 5810 to delist LACQ’s securities. In addition, the Nasdaq Notice stated that LACQ was not in compliance with Nasdaq’s minimum publicly held shares requirement under Listing Rule 5550(a)(4), which requires a listed company’s primary equity security to maintain a minimum of 500,000 publicly held shares. The Listing Qualifications Department advised LACQ that its securities would be subject to delisting unless LACQ timely requested a hearing before the Nasdaq Panel.

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On December 1, 2020, LACQ appealed Nasdaq’s determination by requesting a hearing with the Nasdaq Panel to seek continued listing of LACQ’s equity securities. The hearing request stayed any suspension or delisting action pending the completion of the hearing and the expiration of any additional extension period granted by the Nasdaq Panel following the hearing.

On January 14, 2021, the chief executive officer of a company with which LACQ had engaged in discussions concerning a potential business combination made LACQ aware of Ensysce as a potential business combination target.

On January 15, 2021, LACQ had an initial call with Dr. D. Lynn Kirkpatrick, Chief Executive Officer of Ensysce, during which LACQ and Ensysce had a discussion concerning a possible business combination transaction which included an overview of Ensysce’s business, a general discussion of the structure and terms of such potential business combination and a timeline for such potential business combination. Among other things, LACQ advised Ensysce of its need to have an executed definitive agreement for such business combination by January 31, 2021 and Ensysce indicated its willingness to meet this timeline. Following that call, LACQ executed a non-disclosure agreement with Ensysce and LACQ sent Ensysce an illustrative draft of what a letter of intent could look like.

On January 16, 2021, LACQ received an email from Dr. Kirkpatrick, advising LACQ that she would discuss a potential transaction with LACQ with Ensysce’s board of directors and requesting a call on January 17, 2021. On the same date, Dr. Kirkpatrick also sent LACQ an overview deck concerning Ensysce’s business.

On January 17, 2021, Mr. Silvers, Mr. Weil and other members of LACQ management had a call with Dr. Kirkpatrick and other members of Ensysce management during which Ensysce provided a more detailed overview of its business and began a discussion of its valuation expectations. Also on January 17, 2021 Ensysce provided LACQ with access to Ensysce’s virtual data room.

Following that discussion between LACQ and Ensysce on January 17, 2021, Mr. Silvers and Mr. Weil discussed engaging a subject matter consultant with knowledge of Ensysce’s product area to assist in the technical due diligence review of Ensysce’s regulatory path and product candidates. Officers of LACQ were familiar with Adam S. Levin, MD, an associate professor at Johns Hopkins University School of Medicine, who had relevant academic and medical background experience through his specialties, oncology and orthopedic surgery, in (i) the application and utilization of pharmaceutical products similar to Ensysce’s lead product candidate and (ii) novel compound development, as well as a familiarity with FDA processes. Mr. Weil and Mr. Silvers discussed retaining Dr. Levin as a subject matter consultant to assist LACQ with this technical diligence. Later that day, Mr. Silvers contacted Dr. Levin and provided him with materials concerning Ensysce’s technology and products so that he could commence his review.

On January 18, 2021, LACQ commenced its due diligence review of materials in the Ensysce virtual data room and LACQ’s due diligence review continued throughout the period from January 18, 2021 to January 31, 2021. Also on that date, officers of LACQ had a call with Dr. Levin to discuss his preliminary review of the technical documents relating to Ensysce’s products, technology and FDA approval process.

On January 19, 2021, LACQ’s hearing before the Nasdaq Panel occurred.

Also on January 19, 2021, Mr. Silvers, Mr. Weil and other members of LACQ management had a call with Dr. Kirkpatrick and other members of Ensysce management to discuss the terms of the potential business combination, in the course of which Dr. Kirkpatrick provided LACQ with Ensysce’s initial view of valuation. Following that call, LACQ provided Ensysce with a revised draft letter of intent, which provided for total consideration valued at $210 million, a portion of which would be subject to an earnout.

Also on January 19, 2021, the LACQ Board held a special board meeting to discuss the potential business combination opportunity with Ensysce. At such meeting, the LACQ Board was presented with an overview regarding Ensysce’s business, which provided a summary of Ensysce’s pipeline of developmental biopharmaceuticals, primarily focused on opioid addiction and overdose reduction. LACQ management also informed the Board that LACQ intended to engage Dr. Levin as a subject matter consultant to assist LACQ with technical diligence regarding Ensysce’s primary products and associated regulatory approval path.

On January 20, 2021, Ensysce sent a revised draft of the letter of intent, which proposed adjustments to the terms of the earnout portion of the consideration.

Also on January 21, 2021, management of LACQ and Ensysce had a financial due diligence call. Also on January 21, 2021, management of LACQ and Ensysce had a call to discuss the terms of the transaction as outlined in the draft letter of intent.

Also on January 21, 2021, Proskauer began conducting legal due diligence and reviewing materials in the Ensysce virtual data room established by Ensysce and Proskauer continued to review diligence materials during the period between January 21, 2021 and January 31, 2021. Representatives from LACQ, Proskauer, Ensysce and Troutman held various telephonic meetings between January 21, 2021 and January 31, 2021 to discuss Ensysce’s business.

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On January 22, 2021, Mr. Silvers had a call with Dr. Kirkpatrick to discuss matters relating to the documentation of the proposed business combination. In addition, on the same day, LACQ, Ensysce and their respective legal counsel had a call to discuss next steps in the transaction, deliverables and timing.

On January 24, 2021, Troutman delivered an initial draft of the Merger Agreement to Proskauer. Also on January 24, 2021, Proskauer delivered to Troutman an initial draft of the representations, warranties and covenants relating to regulatory matters and intellectual property. Also on January 24, 2021, LACQ made a follow-up request for financial and business due diligence materials in addition to those included in the Ensysce virtual data room.

On January 25, 2021, Ensysce provided LACQ with a revised draft of the letter of intent, which eliminated the earnout and made the entire purchase price, valued at $210 million, payable at the closing of the proposed business combination. Subsequently, the parties determined not to execute a letter of intent and to proceed directly to definitive agreements.

Also on January 25, 2021, LACQ executed an engagement letter with Dr. Levin to retain him as a subject matter consultant.

Also on January 25, 2021, the LACQ Board held a special board meeting to discuss the potential business combination opportunity with Ensysce. At the meeting, the LACQ Board received (i) an update on the continuing discussions between the respective management teams of LACQ and Ensysce, (ii) an overview of Ensysce’s business, drug pipeline and management team, (iii) an update on LACQ’s diligence process, including business, financial, accounting and legal diligence, and (iv) an overview of the clinical and regulatory review and analysis of PF614, Ensysce’s lead product candidate, conducted to date by Dr. Levin, including its potential path to regulatory approval. Representatives of Proskauer reviewed with the LACQ Board its fiduciary duties to LACQ and its stockholders in connection with evaluating a business combination transaction. Dr. Levin discussed his preliminary views concerning his review of Ensysce’s technology, products and FDA approval process and the additional questions on which he intended to seek additional information from Ensysce. LACQ management recommended to the LACQ Board that LACQ continue its review and pursuit of a business combination transaction with Ensysce.

On January 26, 2021, Ensysce provided 10 year financial projections to LACQ. In addition, on that date, management of Ensysce and LACQ discussed the terms of Ensysce’s equity financing facility pursuant to which it had the right to draw down up to $60 million of gross proceeds under the circumstances set forth therein and LACQ, Dr. Levin, LACQ management and Ensysce had a due diligence call to discuss Ensysce’s technology and lead product candidate.

Also on January 26, 2021, representatives of LACQ, Proskauer, Ensysce and Troutman met telephonically to discuss the initial draft of the Merger Agreement delivered by Troutman on January 24, 2021, including the conditions to closing, consideration mechanics, covenants relating to the LACQ registration statement, the non-solicitation and exclusivity provisions, the scope of the interim operating covenants and the treatment of the issued and outstanding options and warrants of Ensysce.

On January 27, 2021, Proskauer delivered a revised draft of the Merger Agreement to Troutman. From and after January 27, 2021, the parties continued to negotiate the Merger Agreement and the related ancillary agreements.

Also on January 27, 2021, Troutman delivered an initial draft of Ensysce’s disclosure schedules to the Merger Agreement to Proskauer. From January 27, 2021 through January 31, 2021, the parties continued to discuss the disclosures provided in Ensysce’s disclosure schedules.

Also on January 27, 2021, LACQ received a notice from the Nasdaq Panel granting LACQ’s request for continued listing of LACQ’s equity securities on the Nasdaq Capital Market pursuant to an extension, subject to certain milestones, through June 1, 2021 so that LACQ may seek to complete an initial business combination and regain compliance with the listing rules.

Also on January 27, 2021, the LACQ Board held a special board meeting to discuss the potential business combination opportunity with Ensysce. At the meeting, the LACQ Board received (i) an update on the continuing discussions between the respective management teams of LACQ and Ensysce, (ii) an overview of Ensysce’s business, drug pipeline and management team, (iii) LACQ management’s preliminary financial analysis of the proposed business combination with Ensysce, (iv) an overview of selected comparable companies, (v) an overview of certain key provisions of Ensysce’s equity financing facility pursuant to which it had the right to draw down up to $60 million of gross proceeds under the circumstances set forth therein, (vi) Ensysce’s projected summary financials, (vii) an update on LACQ’s diligence process, including business, financial, accounting and legal diligence, and (viii) an update regarding LACQ’s management’s discussions with Nasdaq regarding the continued public listing of LACQ’s securities.

On January 29, 2021, representatives of LACQ, Proskauer, Ensysce and Troutman met telephonically to discuss the Merger Agreement and other ancillary documentation related to the Merger Agreement, including lockup agreements, potential forfeiture of securities by LACQ’s Sponsors, the treatment of transaction expenses and the mechanics regarding the conversion of the issued and outstanding options and warrants of Ensysce into options and warrants of LACQ at the closing, and certain of the conditions to closing.

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Also on January 29, 2021, the LACQ Board held a special board meeting to discuss the potential business combination opportunity with Ensysce. At the meeting, the LACQ Board received (i) an update on the continuing discussions between the respective management teams of LACQ and Ensysce, (ii) an update on LACQ’s diligence process, including business, financial, accounting and legal diligence, (iii) an update on LACQ management’s financial analysis, including with respect to valuation and Ensysce’s liquidity position, and (iv) a written summary from Dr. Levin regarding his clinical and regulatory review and analysis of PF614. In addition, Proskauer reviewed with the LACQ Board a draft of the Merger Agreement, a copy of which had been provided to the LACQ Board in advance of the meeting. Dr. Levin participated in the meeting and updated his analysis for the Board, including a review of the responses he had received to the additional questions he had previously discussed with the Board. Following the LACQ Board meeting, the LACQ independent directors met in executive session and following such executive session communicated to Mr. Silvers regarding additional information they wanted presented at the next Board meeting.

Also on January 29, 2021, Ensysce management and LACQ management had a call regarding Ensysce’s disclosure to LACQ of a brokerage fee which would have been payable in cash and warrant issuance following the closing of the proposed business combination. Ensysce and LACQ continued to discuss the brokerage fee over the next two days and LACQ advised Ensysce that the brokerage commission as then payable was not likely to be acceptable to LACQ. On January 31, 2021, Ensysce entered into an agreement which modified the brokerage fee to provide for a fixed amount of LACQ common stock and warrants to be issued to the counterparty on closing of the proposed business combination in exchange for a release of claims, including claims pursuant to the original agreement. In connection with LACQ’s acceptance of the modified agreement, Ensysce agreed that the consideration would be reduced from a value of $210 million to $207 million and Mr. Weil and Mr. Silvers agreed to forfeit an aggregate of 500,000 warrants, which is the same number of warrants to be issued to the counterparty.

On January 30, 2021 and January 31, 2021, LACQ, Proskauer, Ensysce and Troutman held a series of telephonic meetings to finalize the Merger Agreement and the ancillary documentation with respect to the proposed business combination.

On January 31, 2021, the LACQ Board held a special board meeting to discuss the potential business combination opportunity with Ensysce. At the meeting, the LACQ Board received a final version of a presentation detailing LACQ’s financial analysis of a potential business combination with Ensysce, a substantially final draft of the proposed Merger Agreement (along with a comparison to the previous draft provided to the LACQ Board), a draft of proposed resolutions for the LACQ Board to consider with respect to approval of the business combination and a draft of a proposed press release. The LACQ Board was also provided with Dr. Levin’s written advice that had been previously provided to the LACQ Board at the special board meeting held on January 29, 2021. At such meeting, representatives of Proskauer reminded the LACQ Board of its fiduciary duties owed to LACQ and its stockholders in connection with evaluating a business combination transaction and reviewed with the LACQ Board the proposed terms of the business combination, including the Merger Agreement and the related documentation, which included Mr. Silvers’ and Mr. Weil’s agreement to surrender an aggregate of 500,000 warrants on closing. LACQ management also provided the LACQ Board with its final financial analysis of the business combination with Ensysce and the additional information requested by the independent directors after its executive session. Management of LACQ also advised the LACQ Board concerning the agreement by the underwriters of the LACQ IPO to waive a portion of the deferred underwriting spread from the IPO payable upon the closing of the proposed Business Combination. The LACQ Board concluded, after a thorough review of other business combination opportunities reasonably available to LACQ, that the proposed business combination represented the best potential business combination for LACQ based upon the process utilized to evaluate and assess other potential acquisition targets, and the LACQ Board’s and management’s belief that such processes had not presented a better alternative. After discussion and upon a motion duly made and seconded, the LACQ Board unanimously resolved that the Merger Agreement, each of the related documentation and the proposed business combination transaction be approved.

During this process, the valuation of Ensysce, which was initially $210 million and was subsequently reduced to $207 million, was based on LACQ management’s arm’s length negotiation with Ensysce. In determining the reasonableness of this valuation for Ensysce, LACQ management considered, and provided to the Board, LACQ’s financial analysis of the proposed Transactions, which was based on financial information provided by Ensysce, the projections provided by Ensysce and an analysis of the trading prices (and implied valuations) of certain public companies engaged in the (i) development of neuro-psychological pharmaceutical products and/or (ii) clinical stage development of novel pharmaceutical products. See “Comparable Company Analysis” below. In connection with its review of the Ensysce transaction, the financial projections prepared by Ensysce was one of the factors relied on by LACQ management and the Board, although no specific weight was given to any of the factors. LACQ management reviewed and discussed with Ensysce the calculation of the projections and the assumptions used by Ensysce in preparing the projections and the potential impact of not meeting the assumptions underlying the projections, but neither LACQ management nor the Board made any adjustments to Ensysce’s projections. LACQ’s management and the Board considered the uncertainties of meeting these projections, including those resulting from the early stage of development of Ensysce’s product candidates. Accordingly, while the projections were utilized by the Board, the Board also considered the possibilities that the projections might not be achieved.

Following the LACQ Board meeting, the parties entered into the Merger Agreement. In addition, on January 31, 2021, (i) LACQ entered into a Warrant Surrender Agreement with MLCP and Hydra and (ii) the underwriters of the LACQ IPO agreed to waive a portion of the deferred underwriting spread from the IPO to be paid to the underwriters upon the closing of the proposed business combination and agreed that, subject to certain conditions, LACQ had the right to pay all or a portion of the remaining portion of the deferred underwriting spread from the IPO in LACQ common stock.

On February 1, 2021, the parties issued a joint press release and LACQ filed a Current Report on Form 8-K announcing the proposed business combination.

On February 2, 2021, LACQ filed a Current Report on Form 8-K.

On February 3, 2021, LACQ filed a Current Report on Form 8-K with an investor presentation providing information on Ensysce and the business combination. Later in the day, LACQ and Ensysce jointly held an investor conference call to discuss the proposed business combination.

Subsequent to the execution of the Merger Agreement, LACQ management and Ensysce management discussed the exercise by holders of Ensysce options of Ensysce options to acquire 4,325,381 shares of Ensysce common stock, which will convert into 284,825 shares of LACQ common stock at the closing (for an aggregate exercise price of $263,862) and Ensysce borrowing $300,000 from Bob Gower and Lynn Kirkpatrick, the proceeds of which would be used to meet Ensysce’s working capital requirements. On April 14, 2021, LACQ executed a consent to these actions.

The parties and their respective representatives have continued and expect to continue regular discussions regarding the closing of the proposed business combination.

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LACQ’s Board of Directors’ Reasons for Approval of the Transactions

The LACQ Board, in evaluating the Transactions, consulted with LACQ’s management and its legal advisor and a subject matter consultant who was experienced in (i) the application and utilization of pharmaceutical products similar to Ensysce’s lead product candidate and (ii) novel compound development, as well as having a familiarity with FDA processes. In unanimously (i) resolving that it is in the best interests of LACQ and its stockholders, and declaring it advisable, to enter into the Merger Agreement, (ii) approving the Merger Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of the Merger Agreement, and (iii) adopting a resolution recommending the Merger Agreement be adopted by LACQ’s stockholders, the LACQ Board considered and evaluated a number of factors, including the factors discussed below. The LACQ Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The LACQ Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of LACQ’s reasons for the Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The LACQ Board considered a number of factors pertaining to the Transactions as generally supporting its decision to enter into the Merger Agreement and the Transactions, including but not limited to, the following material factors:

Financial Terms

●	LACQ stockholder’s ownership. Holders of outstanding LACQ common stock immediately prior to completion of the business combination are expected to hold approximately 26% of the outstanding LACQ common stock immediately after completion of the business combination (assuming no redemption of LACQ common stock by LACQ stockholders and assuming no Ensysce Newly Issued Convertible Notes are issued and converted into shares of LACQ common stock), and LACQ stockholders will have the opportunity to participate in any growth and the future performance of the combined company.

●	Fixed Consideration. The number of shares of LACQ common stock to be issued by LACQ in the business combination to existing Ensysce stockholders is fixed and will not be increased if the share price of LACQ common stock declines prior to the effective time or by any other change.

●	Financial analysis conducted by LACQ. The financial analysis conducted by LACQ’s management team and reviewed by the Board supported the valuation of Ensysce.

The financial analysis presented by LACQ’s management to the Board included a review of Ensysce’s financial statements, the combined company’s projected post-combination liquidity position and capitalization, including the impact of potential draws, to the extent available, under the GEM Agreement, the estimated timeline for Ensysce’s product candidates and the potential addressable market size for Ensysce’s product candidates, if successfully developed.

In connection with its review of the transaction, the financial projections prepared by Ensysce was one of the factors relied on by LACQ’s management and the Board, although no specific weight was given to any of the factors. LACQ’s management reviewed and discussed with Ensysce the calculation of the projections and the assumptions used by Ensysce in preparing the projections and the potential impact of not meeting the assumptions underlying the projections, but neither LACQ’s management nor the Board made any adjustments to Ensysce’s projections. LACQ’s management and the Board considered the uncertainties of meeting these projections, including those resulting from the early stage of development of Ensysce’s product candidates. Accordingly, while the projections were utilized by the Board, the Board also considered the possibilities that the projections might not be achieved.

In evaluating the information provided by Ensysce and reviewing the proposed Transactions, the board considered, among other factors, (i) the analysis of Ensysce’s lead product provided by Dr. Levin, LACQ’s subject matter consultant, and (ii) the potential for and uncertainty of achieving the projections resulting from Ensysce’s early stage of product development.

Strategic Terms

●	Market Opportunity. The Board considered Ensysce’s business and growth potential in light of a perceived vast unmet need for Ensysce’s product candidates based on its TAAP and MPAR™ technology platforms. Ensysce believes that there are only a few opioids on the market that are designated as abuse-deterrent, that Ensysce’s TAAP technology platform, which differs from current strategies, is designed to provide advantages over those products in reducing the potential for abuse, and that there are no other current products that have an anti-overdose mechanism competitive with Ensysce’s MPAR™ technology platform. Accordingly, if Ensysce is successful in developing its lead product candidates, there is the potential for a large market for these product candidates. LACQ’s Board concluded that the potential upside from Ensysce’s lead product candidates outweighed the risk that Ensysce might not be successful in developing and obtaining regulatory approval for these product candidates.

●	Ensysce’s TAAP technology platform. The Board considered that Ensysce, through its TAAP technology platform, which is designed to release clinically effective drugs only when exposed to specific physiological conditions, has the potential to produce an opioid that could provide effective pain relief without the potential for abuse that currently accompanies opioid use.

●	Ensysce’s Phase 1 results. Ensysce’s initial lead product candidate, PF614, which uses the TAAP technology platform completed Phase 1 testing in February 2018, and Ensysce believes that its Phase 1 data supports PF614 being abuse-resistant and safe without sacrificing efficacy.

●	Accelerated FDA Timetable. Ensysce has secured fast track designation for FDA approval of PF614. This designation may accelerate the FDA approval process and substantially reduce the time required to obtain regulatory approval, and, as a result, may reduce the time required to achieve a commercial launch of PF614. However, fast track designation does not guaranty a faster development or regulatory review or approval process and does not assure FDA approval.

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●	Ensysce’s MPAR™ technology platform. Ensysce is also currently developing its MPAR™ technology platform. This technology, which would complement its TAAP technology, is designed to prevent drug overdoses by inhibiting the release of a drug when excessive amounts are taken, further enhancing the potential for Ensysce’s initial product candidates. Ensysce expects to initiate a Phase 1 study for PF614 incorporating the MPAR™ technology during 2021.

●	Other Potential Products. The Board also considered that Ensysce’s TAAP and MPAR™ technology platforms may have the potential for pharmaceutical uses in addition to their use for opioids, including potential uses in amphetamines and methadone, and that Ensysce currently has an additional product under development utilizing nafamostat for a Covid-19 drug therapy, which completed a Phase 1 study in December 2020.

●	Experienced management team. The Board believes that Ensysce has a management team comprised of proven and experienced members that can effectively build a publicly-traded biotechnology company and lead the combined company after the business combination. Ensysce’s chief executive, Dr. Kirkpatrick, has experience in founding start-up biotechnology companies and has been involved in the development of three small molecule oncology drugs from discovery to clinical and Ensysce’s management team has broad experience in taking pharmaceutical products through development, the FDA approval process, licensing and commercial launch.

●	Benefits of Ensysce operating as a publicly-traded company. As a publicly-traded company, the Board believes that Ensysce would be in a better position than it currently is as a private company to raise capital to fund the research and development of its technology and its initial product candidate.

Transaction Terms

●	Terms of the Merger Agreement and the Related Agreements. The Board considered the terms and conditions of the Merger Agreement and the related agreements and the Transactions, including the Merger, including each party’s representations, warranties and covenants, the conditions to each party’s obligations and the termination provisions as well as the strong commitment by each of Ensysce and LACQ to complete the Transactions.

●	Likelihood of Closing. The financial and other terms and conditions of the Merger Agreement were reviewed by the Board, and the Board believed that such terms and conditions are reasonable and were the product of arm’s-length negotiations among the parties. Further, the Merger Agreement contains limited conditions to closing and the Board believes that the Transactions are able to be completed in a timely manner.

●	Post-Combination Board of Directors. The Board considered the fact that the board of directors of the post-combination company would be a balanced and independent board of directors, which would include five directors selected by Ensysce and two directors selected by LACQ.

●	Lock up Agreements. Ensysce’s directors and officers have executed lock-up agreements, agreeing not to sell their LACQ common stock for one year after the closing, subject to early release under certain circumstances.

●	Other Alternatives. The Board believes, after a thorough review of other business combination opportunities reasonably available to LACQ, that the proposed business combination represents the best potential business combination for LACQ and its stockholders and LACQ’s Board’s and management’s respective belief that such processes had not presented a better alternative. LACQ’s Board also considered the fact that, while Ensysce’s business is outside of the leisure sector which had been LACQ’s primary focus, LACQ’s completion window would have been likely to expire if this business combination were not completed and, in such a case, LACQ would be liquidated. The Board considered that, under the terms of the business combination transaction, public stockholder may elect to have their LACQ common stock redeemed if they did not want to participate in the business combination. Public stockholders that chose to redeem their Common Stock would receive approximately the same amount as they would have received if the business combination were not completed and LACQ were liquidated.

The LACQ Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Transactions, including, but not limited to, the following:

●	Product Development Efforts May Not Be Successful. The risk that Ensysce’s drug development efforts may not prove to be successful or may not be achieved within the expected timeframe, including the risks inherent in clinical development of a drug candidate and the FDA regulatory approval process and the possibility that Ensysce would not successfully develop a commercial product.

●	No Third-Party Valuation. The risk that LACQ did not obtain a third-party valuation or fairness opinion in connection with the Transactions and that LACQ may not have properly valued Ensysce.

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●	Macroeconomic Risks. Macroeconomic uncertainty, including the ongoing and potential impact of the COVID-19 pandemic, and the effects they could have on the combined company’s business and revenues, including the potential that prospective government resources may be redirected away from Ensysce’s area of focus.

●	Closing Conditions. The fact that completion of the Transactions is conditioned on the satisfaction of certain closing conditions that are not within LACQ’s control.

●	LACQ Stockholders Holding a Minority Position in the Post-Combination Company. The risk that LACQ stockholders’ minority position in the post-combination company, combined with the agreement that Ensysce will appoint five out of the seven directors on the post-combination Board of Directors, will reduce the influence that LACQ’s current stockholders have on the management of the post-combination company.

●	Litigation. The possibility of litigation challenging the Transactions or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Transactions.

●	Fees and Expenses. The fees and expenses associated with completing the Transactions.

●	Other Risks. Various other risks associated with the business of Ensysce, as described in the section entitled “Risk Factors,” appearing elsewhere in this proxy statement/prospectus/consent solicitation statement.

●	Interests of Certain Persons. Some officers and directors of LACQ as well as the Sponsors and their affiliates have interests in the Transactions as individuals that are in addition to, and that may be different from, the interests of LACQ’s stockholders (see section entitled “The Merger — Interests of Certain Persons in the Business Combination”). LACQ’s independent directors reviewed and considered these interests during the negotiation of the Transactions and in evaluating and unanimously approving, as members of the LACQ Board, the Merger Agreement and the Transactions.

The LACQ Board concluded that the potential benefits that it expected LACQ and its stockholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. The LACQ Board also noted that LACQ stockholders would have a substantial economic interest in the combined company. Accordingly, the LACQ Board unanimously determined that the Merger Agreement and the Transactions, were advisable, fair to, and in the best interests of LACQ and its stockholders.

Certain Forecasted Financial Information for Ensysce

Prior to approval by the Board of the Transactions and the execution of the Merger Agreement and related agreements, Ensysce provided LACQ with internally prepared forecasts, including for calendar years 2021 through 2030.

This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP with respect to forward looking financial information. The forecasts include Adjusted EBITDA which is a non-GAAP financial measure. Due to the forward-looking nature of these projections, specific quantifications of the amounts that would be required to reconcile these projections to GAAP measures are not available and LACQ’s management believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by LACQ’s management may not be comparable to similarly titled amounts used by other companies.

Ensysce believes that the assumptions used to derive its forecasts are both reasonable and supportable but subject to significant uncertainties described below and elsewhere in this document. Revenue forecasts are based on Ensysce’s estimate of when its products, PF614 and PF614-MPARTM, could obtain regulatory approval and be marketed, and on actual branded and generic opioid prescriptions filled for chronic pain in the United States (2019 data). Revenue forecasts for PF614 assume commercialization in 2024 with market share ranging from 3% to 30% of branded prescriptions and 1% to 7% of generic prescriptions. Revenue forecasts for PF614-MPARTM assume commercialization in 2025 with market share ranging from 1% to 20% of branded prescriptions and 1% to 6% of generic prescriptions. Product pricing assumptions include the share of sales subject to rebates ranging from 90% in 2024 to 80% in 2030, and rebate percentages ranging from 30% in 2024 to 20% in 2030. The assumptions for sales volume, product pricing and costs of sales and marketing activities were developed based on review of actual results from product launches of several pain and neurological pharmaceuticals representing a therapy with an enhanced safety profile. The assumptions for expenses include appropriate increases in headcount and other expenses to support the development process through regulatory approval and subsequent growth of the company following the commercialization of Ensysce’s products.

LACQ management reviewed Ensysce’s projections and the underlying assumptions and discussed the projections with Ensysce’s management. In determining that the assumptions could potentially be achieved, LACQ considered, among other things, the potential that Ensysce’s lead product candidate could be successfully developed and commercialized and the potential addressable market size for Ensysce’s product candidates, if successfully developed, while taking into account the uncertainty of achieving the projections resulting from Ensysce’s early stage of product development.

In preparing the forecasts, Ensysce management relied on a number of factors, including the executive team’s significant experience in development of pharmaceutical drugs and the FDA approval process and the historical performance of Ensysce. The forecasts, while presented with numerical specificity, reflect numerous assumptions with respect to Ensysce’s performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond Ensysce’s control. Multiple factors, including those described could cause the forecasts or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the forecasts will be realized or that actual results will not be significantly higher or lower than projected.

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Marcum LLP (“Marcum”) and Mayer Hoffman McCann P.C. (“MHM”) have not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying selected forecasted financial information and, accordingly, Marcum and MHM do not express an opinion or any other form of assurance with respect to the forecasted financial information. The Marcum and MHM reports included in this proxy statement/prospectus relate to LACQ’s and Ensysce’s previously issued financial statements, respectively. They do not extend to the selected forecasted financial information and should not be read to do so.

The following table presents the selected forecasted financial information that LACQ management reviewed with the Board:

Year Ended December 31,

(Amounts in millions)	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
Revenue:
Revenue Upon Commercialization	$-	$-	$-	$80.0	$254.5	$540.9	$685.9	$949.5	$1,289.2	$1,480.4
Grant Income	6.6	6.0	2.9	2.2	-	-	-	-	-	-
Total Revenue	$6.6	$6.0	$2.9	$82.3	$254.5	$540.9	$685.9	$949.5	$1,289.2	$1,480.4

COGS	-	-	-	14.8	40.8	86.7	109.2	150.4	203.3	232.8
Gross Profit	$6.6	$6.0	$2.9	$67.5	$213.6	$454.2	$576.7	$799.0	$1,085.9	$1,247.5
Gross Margin %(1)	N/M	N/M	N/M	82.0%	84.0%	84.0%	84.1%	84.2%	84.2%	84.3%

Expenses:
Development	17.1	23.4	30.7	21.2	16.1	6.6	3.5	-	-	-
Sales/marketing/ personnel	2.4	4.9	13.6	36.2	54.7	67.4	68.6	70.0	71.4	72.8
General & Administrative(2)	1.6	2.2	3.1	6.8	7.5	7.8	8.2	9.1	10.7	11.6
Total Expenses	$21.0	$30.5	$47.4	$64.1	$78.3	$81.8	$80.2	$79.0	$82.1	$84.4

Operating Income	$(14.4)	$(24.5)	$(44.4)	$3.4	$135.4	$372.4	$496.4	$720.0	$1,003.7	$1,163.1
Margin %(3)	N/M	N/M	N/M	4.1%	53.2%	68.8%	72.4%	75.8%	77.9%	78.6%

1)	Gross Profit as a percentage of Total Revenue.
2)	Excludes incremental public company costs.
3)	Operating Income as a percentage of Total Revenue.

This summary of forecasted information is not being included in this proxy statement/prospectus to influence your decision whether to vote in favor of any proposal. None of Ensysce, LACQ, or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from the forecasts, and none of them undertake any obligation to update or otherwise revise or to reflect circumstances existing after the date the forecasts were generated, including in respect of the potential impact of the COVID-19 pandemic (or any escalation thereof), or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasts are shown to be in error, in each case, except as may be required under applicable law. While presented with numerical specificity, these forecasts were based on numerous variables and assumptions known to Ensysce or LACQ at the time of preparation. These variables and assumptions are inherently uncertain and many are beyond the control of Ensysce or LACQ. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the business of Ensysce (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions and other factors described or referenced under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts. For all of these reasons, the forward-looking financial information described above and the assumptions upon which they are based (i) are not guarantees of future results, (ii) are inherently speculative and (iii) are subject to a number of risks and uncertainties, and readers of this proxy statement/prospectus are cautioned not to rely on them.

Comparable Company Analysis

In connection with evaluating the valuation of Ensysce, LACQ’s Board reviewed certain financial information of certain publicly traded companies (the “Comparables”), which, with the exception of one company which had recently launched its initial product, were clinical stage companies focused on development and commercialization of (i) neuro-psychological pharmaceutical products and/or (ii) other novel pharmaceutical products. The Comparables were selected based on the judgment of LACQ’s management and include:

Trevena, Inc.

Collegium Pharmaceuticals, Inc.

Relmada Therapeutics, Inc.

NeuroBo Pharmaceuticals, Inc.

Athira Pharma, Inc.

Cortexyme, Inc.

Cytokinetics, Inc.

Karuna Therapeutics

Rezolute, Inc.

Syros Pharmaceuticals, Inc.

Viridian Therapeutics

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While none of the Comparables has characteristics identical to Ensysce, LACQ believes that the Comparables provide a basis to evaluate the proposed valuation of Ensysce. The Comparables were selected because they have a combination of early stage of drug development of novel pharmaceutical products or comparable product focus. The Comparables generally have product candidates that are farther along in their clinical trial process than Ensysce does and some of the Comparables have more product candidates than Ensysce does. Additionally, while one of the Comparables is a commercial stage company and another of the Comparables has a product candidate that is ready to launch, LACQ considered these Comparables because one is focused on an abuse-deterrent extended-release oral formulation of oxycodone and is in a relatively early stage of commercial development and the other is developing an intravenous opioid (targeted at more serious cases). An analysis of Comparables is not purely quantitative; rather it involves complex consideration and judgements concerning differences in financial and operating characteristics of the Comparables and other factors that could affect the public trading values of any of the companies reviewed. LACQ believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of its analysis of the Comparables.

LACQ reviewed the market capitalization, implied total enterprise value and projected revenues of each of the Comparables, which LACQ management deemed relevant based on its judgment, and compared the same to the implied enterprise value and projected revenues, of Ensysce in the course of LACQ management’s internal valuation analysis.

The following table shows the information as to Comparables presented to the Board in connection with its consideration of the proposed transaction with Ensysce:

Company	Stage of Lead Product	Share Price	Market Cap	Net Debt	TEV	2020E		2021E		2022E		2025E	2026E	2027E	2028E	2029E	2030E
Trevena, Inc.	Lead product approved by FDA and ready to launch shortly	$2.19	$344	$(105)	$239	*		15.2	x	4.4	x	0.8 x	0.6 x	0.6 x	0.6 x	0.6 x	0.5	x
Athira Pharma, Inc.	Phase 3	$21.21	$785	$(340)	$445	*		*		*		18.0 x	1.7 x	0.8 x	0.4 x	0.2 x	0.1	x
Collegium Pharmaceutical, Inc.	Commercial launch 2016	$24.60	$883	$102	$985	3.2	x	2.9	x	2.6	x	*	*	*	*	*	*
Cortexyme, Inc.	Phase 3	$38.88	$1,203	$(184)	$1,019	*		*		*		3.4 x	1.9 x	0.9 x	0.4 x	0.3 x	0.2	x
Cytokinetics, Inc.	Phase 2	$20.00	$1,416	$(402)	$1,014							8.1 x	3.9 x	2.1 x	1.2 x	0.9 x	0.7	x
Karuna Therapeutics	Phase 3	$98.58	$2,983	$(345)	$2,638							4.9 x	2.7 x	1.8 x	1.6 x	1.3 x	0.9	x
Relmada Therapeutics	Commencing Phase 3	$32.61	$626	$(123)	$503	*		*		*		*	*	*	*	*	*
Rezolute, Inc.	Phase 3	$15.96	$173	$(43)	$131							0.7 x	0.4 x	0.3 x	0.3 x	0.3 x	0.3	x
Syros Pharmaceuticals, Inc.	Phase 2	$10.65	$680	$(204)	$476							0.8 x	0.3 x	0.2 x	0.2 x	0.2 x	0.1	x
NeuroBo Pharmaceuticals	Phase 2	$5.72	$127	(22)	$105	*		*		*		*	*	*	*	*	*
Viridian Therapeutics	expects to initiate Phase 2	$17.88	$546	$(21)	$525	*		*				N/A	79.4 x	4.3 x	2.4 x	1.3 x	1.1	x
Average Median												5.2x 3.4x	11.4x 1.8x	1.4x 0.8x	0.9x 0.5x	0.6x 0.4x	0.5x 0.4x
Ensysce (Pro Forma)		$10.00	$286	$(18)	$269	N/A		N/A		N/A		1.1x	0.5 x	0.4 x	0.3 x	0.2 x	0.2	x

*Information not available

Source: JMP Securities Equity Research. As of market close on January 29, 2021.

Notes:

●	Market capitalizations shown with treasury method effect on in-the-money options and warrants.

●	Ratios in the table are ratios of total enterprise value to projected revenue.

●	Components of drug pipeline for respective companies are generally at different stages of relevant regulatory approvals and/or commercialization.

●	Relmada Therapeutics and Neurbo Pharmaceuticals were included on the list of Comparables presented to the Board, but were not used in calculating the average or median because information as to projected revenues was not available.

●	Ensysce (Pro Forma) assumed $10 million drawn under the GEM Agreement and 700,000 shares issued to third party vendors. The Ensysce (pro forma) does not reflect changes subsequent to the information as to Comparables presented to the Board.

When compared to the implied enterprise value as a multiple of projected revenue of Ensysce, as determined in accordance with LACQ management’s internal valuation analysis, the comparative analysis showed that Ensysce’s implied valuation would represent a significant discount to each of the mean (average) and median implied valuations of the Comparables.

Satisfaction of the 80% Test

It is a requirement under LACQ’s current certificate of incorporation that any business acquired by LACQ have a fair market value equal to at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions, and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial business combination. As of January 31, 2021, the date of the execution of the Merger Agreement, the balance of the funds in the trust account was approximately $12.7 million (excluding up to $2,000,000 of deferred underwriting commissions) and 80% thereof represents approximately $10.2 million. In reaching its conclusion on the 80% asset test, the Board used as a fair market value of $207 million of enterprise value for Ensysce, which was implied based on the value of the consideration to be issued in the Merger to Ensysce equityholders (including the holders of Ensysce Convertible Notes).

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The Board considered factors such as Ensysce’s historical financial results, the future growth outlook and financial plan, as well as valuation ratios and trading multiples of publicly traded companies in similar and adjacent sectors, and recent biotech SPAC transactions. The Board determined that the consideration being paid in the Merger, which amount was negotiated at arm’s-length, was fair to, and in the best interests of, LACQ and its stockholders and appropriately reflected Ensysce’s value.

The Board believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of Ensysce met the 80% requirement. Based on the fact that the $207 million fair market value of Ensysce as described above is in excess of the threshold of approximately $10.2 million, representing 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions), the Board determined that the fair market value of Ensysce was substantially in excess of 80% of the funds in the trust account and that the 80% test was met.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the Board to vote in favor of approval of the business combination proposal and the other proposals, stockholders should keep in mind that the initial stockholders and their respective affiliates, including the Sponsors and the Strategic Investor and officers and directors, have interests in such proposals that are different from, or in addition to, those of LACQ stockholders generally. In particular:

●	If the Transactions are not consummated by June 30, 2021 (the end of the completion window), LACQ will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and the Board, dissolving and liquidating. In such event, the founder shares held by initial stockholders and their respective affiliates, including the Sponsors and the Strategic Investor and officers and directors would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $80,940,000 based upon the closing price of $13.49 per share on the Nasdaq on May 21, 2021, the record date for the special meeting.

●	The initial stockholders and their respective affiliates, including the Sponsors and the Strategic Investor and officers and directors, purchased an aggregate of 6,825,000 Private Placement Warrants from LACQ for an aggregate purchase price of $6,825,000 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the LACQ IPO. In addition, LACQ issued warrants to the Sponsors and the Strategic Investor to purchase 1,000,0001 shares of LACQ common stock in exchange for previously outstanding loans under the Expense Advancement Agreement and issued warrants to GTWY Holdings Limited to purchase 566,288 shares of LACQ common stock in exchange for outstanding loans under the GTWY Expense Advancement Agreement. The Private Placement Warrants and the other private warrants held by the initial stockholders and their respective affiliates, including the Sponsors and the Strategic Investor and officers and directors, will also become worthless if LACQ does not consummate a business combination by June 30, 2021 (the end of the completion window).

●	LACQ’s Sponsors and Strategic Investor have an outstanding balance of $460,000 at March 10, 2021 on unsecured promissory notes on loans made to fund LACQ’s expenses prior to the business combination. The notes may be repaid out of the proceeds of the trust account released upon completion of the business combination or converted to warrants to purchase LACQ common stock upon completion of the business combination. If a business combination is not completed, LACQ would, most likely, not be able to repay such loans.

●	If LACQ is unable to complete a business combination within the completion window, the Sponsors will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by LACQ for services rendered or contracted for or products sold to LACQ. If LACQ consummates a business combination, on the other hand, LACQ will be liable for all such claims.

●	LACQ’s officers and directors and their affiliates are entitled to reimbursement of any previously unreimbursed out-of-pocket expenses incurred by them in connection with certain activities on LACQ’s behalf, such as identifying and investigating possible business targets and business combinations. However, if LACQ fails to consummate a business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, LACQ may not be able to reimburse these expenses if the Transactions are not completed within the completion window.

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●	All rights specified in LACQ’s amended and restated certificate of incorporation, as amended, relating to the right of officers and directors to be indemnified by LACQ, and of LACQ’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If the business combination is not approved and LACQ liquidates, LACQ will not be able to perform its obligations to its officers and directors under those provisions.

●	The Registration Rights Agreement provides for certain demand and piggyback registration rights for the Sponsors and Strategic Investor (and their respective affiliates and permitted transferees).

●	LACQ has continuing obligations to indemnify LACQ’s current directors and officers and continue its directors’ and officers’ liability insurance after the business combination.

In addition, Ensysce’s officers and directors have certain interests in the transaction, including the following:

●	Five of Ensysce’s existing officers and directors are expected to become directors, and Ensysce’s officers will become officers, of the post-combination company upon the closing.

●	Ensysce’s Chairman, Bob Gower, holds Ensysce Convertible Notes that will accelerate as a result of the Merger and automatically convert into shares of common stock of LACQ in connection with the Merger.

●	Pursuant to an offer letter with Dave Humphrey, Ensysce’s Chief Financial Officer, following the Merger, Mr. Humphrey will receive, subject to approval by the LACQ stockholders of the Incentive Plan, (i) options to purchase 275,000 shares of LACQ common stock and 50,000 restricted stock units and (ii) his base salary will increase (as set forth under the section entitled “Executive Compensation of Ensysce Prior to the Business Combination and the Combined Company after the Business Combination”).

●	Richard Wright, Ensysce’s Chief Business Officer, holds unvested options to purchase 583,343 shares of Ensysce common stock which will vest on closing.

●	Existing Ensysce directors and officers will continue to be entitled to indemnification and directors’ and officers’ liability insurance coverage after the Merger closes.

Recommendation of the Board

After careful consideration of the matters described above, the Board determined unanimously that each of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal, the Nasdaq proposal and the adjournment proposal, if presented, is fair to and in the best interests of LACQ and its stockholders. The Board has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.

Board of Directors Following the Business Combination

Upon consummation of the Transactions, the Board anticipates each Class I director will have a term that expires immediately following LACQ’s annual meeting of stockholders for the calendar year ending December 31, 2022, each Class II director will have a term that expires immediately following LACQ’s annual meeting of stockholders for the calendar year ending December 31, 2023 and each Class III director will have a term that expires immediately following LACQ’s annual meeting of stockholders for the calendar year ending December 31, 2024, or, in each case, until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. Adam Levin and Curtis Rosebraugh were designated as director nominees by LACQ and the remaining director nominees were designated by Ensysce.

We are proposing William Chang and Andrew Benton to serve as the Class I directors, Curtis Rosebraugh and Bob Gower to serve as Class II directors and Steve R. Martin, Adam Levin and Lynn Kirkpatrick to serve as Class III directors. Bob Gower is expected to serve as Chairman of the Board.

Please see the sections entitled “Proposal No. 5 — The Director Election Proposal” and for additional information.

Redemption Rights for LACQ Stockholders

Holders of public shares may seek to redeem their shares for cash, regardless of whether they vote for or against the business combination proposal or do not vote their public shares. Any stockholder holding public shares as of the record date may demand that LACQ redeem such shares for a full pro rata portion of the trust account (which, for illustrative purposes, was $10.37 per public share as of May 31, 2021), calculated as of two business days prior to the anticipated consummation of the business combination. If a holder properly seeks redemption as described in this section and the business combination is consummated, LACQ will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the business combination.

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Notwithstanding the foregoing, a holder of public shares, together with any affiliate of its or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 20% of the public shares.

Accordingly, all public shares in excess of 20% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to LACQ’s transfer agent no later than the second business day preceding the vote at the special meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the business combination proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the business combination is not approved or completed for any reason, then LACQ’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the trust account, as applicable. In such case, LACQ will promptly return any shares delivered by public holders. Under the Merger Agreement, the consummation of the Transactions is conditioned upon, among other things, following payment to all stockholders who have exercised their redemption rights (and after giving effect to the payment of expenses related to the Transactions that are to be paid at or after closing (provided that LACQ can pay such expenses in equity securities and not cash)) and LACQ having cash of at least $5,000,000. In addition, if LACQ would be left with less than $5,000,001 of Net Tangible Assets as a result of the holders of public shares properly demanding redemption of their shares for cash, LACQ will not be able to consummate the business combination.

The closing price of shares of LACQ common stock on the record date, was $13.49 per share. The cash held in the trust account at May 31, 2021 was approximately $12.7 million ($10.37 per public share). Prior to exercising redemption rights, stockholders should verify the market price of shares of LACQ common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. LACQ cannot assure its stockholders that they will be able to sell their shares of LACQ common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of public shares exercises its redemption rights, then it will be exchanging its shares of LACQ common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the close of the vote on the business combination proposal by delivering your stock certificate (either physically or electronically) to LACQ’s transfer agent prior to the vote at the special meeting, and the business combination is consummated.

Sources and Uses for the Business Combination

The following table summarizes the estimated sources and uses for funding the Transactions (all amounts in millions):

Sources(1)		Uses(1)
Equity issued to existing holders of Ensysce Stock(2)	$173.4	Equity issued to existing holders of Ensysce stock(2)	$173.4
Cash available in LACQ trust account(3)	12.7	Estimated fees, issuance and other expenses(4)	13.2
Estimated equity issued to the Other Stockholders	8.2	Repayment of Ensysce Promissory Notes	0.4
		Estimated net cash to balance sheet(5)	7.3
Total Sources	$194.3	Total Uses	$194.3

(1)	Expected balances at closing

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(2)	Assumes the issuance of 17,336,655 shares of LACQ common stock at a reference price of $10.00 per share (including shares of LACQ common stock issued on conversion of Ensysce Convertible Notes (other than up to 500,000 shares of LACQ common stock which may be issued in respect of Newly Issued Ensysce Convertible Notes) and excluding shares underlying the Ensysce Options and Ensysce Warrants).

(3)

Cash available in the LACQ trust account assumes (a) no shares of LACQ common stock are redeemed in connection with the business combination and (b) the amount held in LACQ’s trust account was $12.7 million, or approximately $10.37 per public share, which was based on the amount held in the trust account at May 31, 2021.

(4)	Includes $2.0 million in deferred underwriting fees, $5.0 million in settlement of an Ensysce vendor agreement and $1.2 million payable under Ensysce’s GEM Agreement after the closing, all of which are assumed to be paid in shares of LACQ common stock, and estimated fees and expenses related to the Transactions.

(5)	Assumes no shares of LACQ common stock are redeemed in connection with the business combination.

Material U.S. Federal Income Tax Consequences of the Business Combination

The following is a discussion of material U.S. federal income tax considerations for (i) in connection with the Merger for holders of shares of Ensysce common stock, and (ii) holders of shares of LACQ common stock that elect to have their LACQ common stock redeemed for cash if the business combination is completed. This discussion applies only to Ensysce common stock or LACQ common stock that is held as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to the holders of Ensysce common stock or LACQ common stock in light of their personal circumstances, including any tax consequences arising under the Medicare contribution tax on net investment income. In addition, it does not address holders of Ensysce common stock or LACQ common stock that are subject to special treatment under the Code, such as:

●	financial institutions;

●	real estate investment trusts and regulated investment companies;

●	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

●	tax-exempt organizations, pension funds or governmental organizations;

●	brokers or dealers in securities or currencies;

●	individual retirement and other deferred accounts;

●	traders in securities that elect to use a mark-to-market method of accounting;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	U.S. expatriates and former citizens or former long-term residents of the United States;

●	holders owning or treated as owning 5% or more of Ensysce or LACQ’s common stock;

●	“S corporations,” or other pass-through entities (and investors therein);

●	grantor trusts;

●	“passive foreign investment companies,” referred to as “PFICs,” or “controlled foreign corporations,” and corporations that accumulate earnings to avoid U.S. federal income tax; and

●	“persons holding Ensysce or LACQ common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.

For purposes of this section, a “U.S. holder” is a beneficial owner of Ensysce common stock or LACQ common stock who or which is any of the following for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (a) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (b) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this section, a “Non-U.S. holder” is a beneficial owner of Ensysce or LACQ common stock who or which is any of the following for U.S. federal income tax purposes:

●	a non-resident alien individual, other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates;

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●	a foreign corporation; or

●	an estate or trust that is not a U.S. holder;

but does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of a redemption.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Ensysce common stock or LACQ common stock, the U.S. federal income tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, the partners in a partnership that holds Ensysce common stock or LACQ common stock are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them.

This discussion is based upon the Code, applicable Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax laws (such as gift and estate taxes), are not addressed herein.

No assurance can be given that the U.S. Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ANY EXCHANGE OF YOUR ENSYSCE COMMON STOCK OR A REDEMPTION OF YOUR LACQ COMMON STOCK.

U.S. Federal Income Tax Consequences of the Merger to Holders of Ensysce Common Stock if the Merger Qualifies as a Reorganization

The parties intend for the Merger to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. Neither Ensysce nor LACQ has requested, and neither intends to request, any ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Furthermore, the obligations of Ensysce and LACQ to complete the Merger are not conditioned on the receipt of opinions from Troutman Pepper Hamilton Sanders LLP (counsel to Ensysce) or Proskauer Rose LLP (counsel to LACQ) or other U.S. tax counsel to the effect that the Merger will qualify as a reorganization for U.S. federal income tax purposes. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, you are urged to consult your tax advisor with respect to the particular tax consequence of the Merger to you.

Assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, Ensysce stockholders will not recognize gain or loss upon the exchange of their Ensysce stock for LACQ common stock. Ensysce stockholders will obtain a basis in the LACQ common stock they receive in the Merger equal to their basis in the Ensysce capital stock exchanged therefor. The holding period of the shares of LACQ common stock received by an Ensysce stockholder in the Merger will include the holding period of the shares of Ensysce stock surrendered in exchange therefor. In addition, for purposes of the above discussion of the bases and holding periods in LACQ common stock received in exchange for shares of Ensysce stock acquired by Ensysce stockholders at different times for different prices, such Ensysce stockholders must calculate their bases and holding periods separately for each identifiable block of such stock exchanged in the Merger.

Certain information reporting requirements may apply to each U.S. holder that is a “significant holder” of Ensysce stock. A “significant holder” is a holder of Ensysce stock that, immediately before the Merger, owned at least 1% (by vote or value) of the outstanding Ensysce stock (or, in certain instances, Ensysce stock with a basis of at least $1 million). You are urged to consult your tax advisor as to the potential application of these information reporting requirements.

U.S. Federal Income Tax Consequences of the Merger to Holders of Ensysce Stock if the Merger Fails to Qualify as a Reorganization and for Ensysce Stockholders That Elect to Exercise Dissenters’ Rights

If any requirement for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code is not satisfied, or if an Ensysce stockholder elects to exercise Dissenters’ Rights as described in Section 4.3(a) of the Merger Agreement, a U.S. holder of Ensysce stock generally would recognize gain or loss for U.S. federal income tax purposes on each share of Ensysce stock surrendered in the Merger in an amount equal to the difference between (1) the fair market value of the Merger consideration, including consideration received upon the exercise of Dissenter’s Rights, received in exchange for such surrendered share upon completion of the Merger, and (2) the holder’s basis in the share of Ensysce stock surrendered. Gain or loss must be calculated separately for shares of Ensysce stock acquired by Ensysce stockholders at different times for different prices and exchanged by such U.S. holder in connection with the Merger. Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of Ensysce stock exceeds one year at the effective time. Long-term capital gain of non-corporate U.S. holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in shares of LACQ common stock received in the Merger would be equal to the fair market value thereof as of the effective time, and such U.S. holder’s holding period in those shares would begin on the day following the Merger.

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If the Merger does not qualify as a “reorganization” under Section 368(a) of the Code (or if an Ensysce stockholder elects to exercise Dissenters’ Rights as described in Section 4.3(a) of the Merger Agreement), a Non-U.S. holder is not generally expected to be subject to U.S. federal income tax on any gain recognized as a result of the Merger (or as a result of the exercise of the Dissenters’ Rights) unless any gain recognized in the Merger (or exercise) is treated as effectively connected with a trade or business in the United States. Any such gain would generally be subject to U.S. federal income tax on a net income basis at regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

All holders of Ensysce common stock are urged to consult their tax advisors with respect to the tax consequences of the Merger in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any Federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

U.S. Federal Income Tax Consequences for LACQ Stockholders Exercising Redemption Rights

In the event that a holder’s shares of LACQ common stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus/consent solicitation statement under the section entitled “Special Meeting of LACQ Stockholders — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of LACQ common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of LACQ common stock, a U.S. holder will be treated as described below under the section entitled “U.S. holders — taxation of redemption treated as a sale of LACQ common stock,” and a Non-U.S. holder will be treated as described under the section entitled “Non-U.S. holders — taxation of redemption treated as a sale of LACQ common stock.” If the redemption does not qualify as a sale of shares of LACQ common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “U.S. holders — taxation of redemption treated as a distribution,” and the tax consequences to a Non-U.S. holder described below under the section entitled “Non-U.S. holders — taxation of redemption treated as a distribution.”

Whether a redemption of shares of LACQ common stock qualifies for sale treatment will depend largely on the total number of shares of LACQ common stock treated as held by the redeemed holder before and after the redemption relative to all shares of LACQ common stock outstanding both before and after the redemption. The redemption of LACQ common stock generally will be treated as a sale of LACQ common stock (rather than as a corporate distribution) if the redemption: (i) is “substantially disproportionate” with respect to the holder; (ii) results in a “complete termination” of the holder’s interest in LACQ; or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of LACQ common stock actually owned by the holder, but also shares of LACQ common stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals or entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option (including, for this purpose, the Public Warrants).

To meet the substantially disproportionate test, the percentage of LACQ outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of LACQ common stock must, among other requirements, be less than 80% of the percentage of LACQ outstanding voting stock actually and constructively owned by the holder immediately before the redemption.

A holder’s interest will be completely terminated if either (i) all of the shares of LACQ common stock actually and constructively owned by the holder are redeemed or (ii) (x) all of the shares of LACQ common stock actually owned by the holder are redeemed, (y) the holder is eligible to, and does in fact waive (in accordance with specific rules), the attribution of stock owned by certain family members, and (z) the holder does not constructively own any other stock.

The redemption of LACQ common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in LACQ. Whether the redemption will result in a “meaningful reduction” in a holder’s proportionate interest in LACQ will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

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If none of the foregoing tests is satisfied, then the redemption of shares of LACQ common stock will be treated as a corporate distribution to the redeemed holder. In such case, the tax effects to such U.S. holder will be as described below under the section entitled “U.S. holders — taxation of redemption treated as a distribution,” and the tax effects to such Non-U.S. holder will be as described below under the section entitled “Non-U.S. holders — taxation of redemption treated as a distribution.” After the application of those rules, any remaining tax basis of the holder in the redeemed LACQ common stock will be added to the holder’s adjusted tax basis in its remaining stock, or possibly in other stock constructively owned by it.

A holder of LACQ common stock should consult with its own tax advisors as to the tax consequences of a redemption.

U.S. holders — taxation of redemption treated as a distribution

If the redemption of a U.S. holder’s shares of LACQ common stock is treated as a distribution, as discussed above under the section entitled “U.S. Federal Income Tax Consequences for LACQ Stockholders Exercising Redemption Rights,” such a distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from LACQ’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of LACQ’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in LACQ common stock. Any remaining excess distribution will be treated as gain recognized on the sale or other taxable disposition of the LACQ common stock and will be treated as described below under the section entitled “U.S. holders — taxation of redemption treated as a sale of LACQ common stock.”

Dividends paid to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period has been satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the LACQ common stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

U.S. holders — taxation of redemption treated as a sale of LACQ common stock

If the redemption of a U.S. holder’s shares of LACQ common stock is treated as a sale, as discussed above under the section entitled “U.S. Federal Income Tax Consequences for LACQ Stockholders Exercising Redemption Rights,” the U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of LACQ common stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the LACQ common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the LACQ common stock described in this proxy statement/prospectus/consent solicitation statement may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of LACQ common stock (i.e., shares of LACQ common stock purchased or acquired on different dates or at different prices) should consult their tax advisor to determine how the above rules apply to them.

Non-U.S. holders — taxation of redemption treated as a distribution

If the redemption of a Non-U.S. holder’s shares of LACQ common stock is treated as a distribution, as discussed above under the section entitled “U.S. Federal Income Tax Consequences for LACQ Stockholders Exercising Redemption Rights,” such a distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of LACQ’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Distributions in excess of LACQ’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in the LACQ common stock redeemed. Any remaining excess distribution will be treated as gain recognized on the sale or other taxable disposition of the LACQ common stock and will be treated as described below under the section entitled “Non-U.S. holders — taxation of redemption treated as a sale of LACQ common stock.”

The withholding tax described above does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on the repatriation from the United States of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

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Non-U.S. holders — taxation of redemption treated as a sale of LACQ common stock

If LACQ’s redemption of a Non-U.S. holder’s shares of LACQ common stock is treated as a sale, as discussed above under the section entitled “U.S. Federal Income Tax Consequences for LACQ Stockholders Exercising Redemption Rights,” subject to the discussion of backup withholding below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with such redemption, unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder); or

●	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period that the Non-U.S. holder held LACQ common stock, and in the case where shares of LACQ common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of LACQ common stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of LACQ common stock.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. A Non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on certain amounts of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder in connection with a redemption treated as a sale will be subject to tax at generally applicable U.S. federal income tax rates. In addition, unless LACQ common stock is regularly traded on an established securities market, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption. There can be no assurance that LACQ common stock will be treated as regularly traded on an established securities market. However, LACQ believes that they are not and have not been at any time since its formation a U.S. real property holding company and we do not expect to be a U.S. real property holding corporation immediately after the Merger is completed.

FATCA withholding taxes

Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on payments of dividends to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be able to obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Proposed U.S. Treasury regulations on which taxpayers may rely eliminate FATCA withholding on payments of gross proceeds from the sale or other disposition of securities. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply (i) to dividends received by U.S. holders of LACQ common stock, and the proceeds received on the sale, exchange or redemption of LACQ common stock effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations), (ii) to proceeds from the sale, exchange, redemption or other disposition of LACQ common stock and (iii) in certain circumstances upon the exchange of Ensysce stock for LACQ Class A common stock (for example, in the event that the Merger does not qualify as a “reorganization” under Section 368(a) of the Code). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and Non-U.S. holders may be subject to backup withholding on, amounts received in respect of their LACQ common stock, unless the Non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to LACQ common stock and proceeds from the sale of other disposition of LACQ common stock or, in certain circumstances, upon the exchange of Ensysce stock for LACQ Class A common stock (for example, in the event that the Merger does not qualify as a “reorganization” under Section 368(a) of the Code) received in the United States by a Non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the U.S. information reporting and backup withholding rules.

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Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

THE CONCLUSIONS EXPRESSED ABOVE ARE BASED ON CURRENT LAW. FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THOSE CONCLUSIONS. THIS DISCUSSION IS INTENDED TO PROVIDE ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IT DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES.

Anticipated Accounting Treatment

The business combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, LACQ will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of Ensysce expecting to have a majority of the voting power of the post-combination company, Ensysce senior management comprising substantially all of the senior management of the post-combination company, the relative size of Ensysce compared to LACQ, and Ensysce operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Ensysce issuing stock for the net assets of LACQ, accompanied by a recapitalization. The net assets of LACQ will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Ensysce.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. Based on Ensysce’s balance sheet as of December 31, 2020, Ensysce does not satisfy the “size of person” test to trigger the filing requirement under the HSR Act, thus the transaction is not expected to be subject to the reporting and waiting period requirements of the HSR Act. However, at any time before or after consummation of the Transactions, the applicable competition authorities could take such action under other applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Neither LACQ nor Ensysce is aware of any material regulatory approvals or actions that are required for completion of the Transactions. It is presently contemplated that if any such regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

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THE MERGER AGREEMENT

For a discussion of the merger structure and merger consideration provisions of the Merger Agreement, see the sections entitled “The Merger” and “The Business Combination Proposal.” Such discussion and the following summary of other material provisions of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. All stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the business combination.

Structure of the Merger

On January 31, 2021, LACQ and Merger Sub entered into the Merger Agreement with Ensysce, which provides for, among other things, the business combination between LACQ and Ensysce, which will be effected by the merger of Merger Sub with and into Ensysce with Ensysce continuing as the surviving entity and a wholly-owned subsidiary of LACQ (the “Surviving Company”). As a result of the Merger, all of the shares of Ensysce Common Stock issued and outstanding as of immediately prior to the effective time of the Merger (the “Merger Effective Time”) will be cancelled and automatically converted into the right to receive a number of LACQ common stock pursuant to the terms of the Merger Agreement calculated based on an exchange ratio of 0.06585 (the “Exchange Ratio”), and each Ensysce Option and Ensysce Warrants issued and outstanding as of immediately prior to the Merger Effective Time, whether vested or unvested, will be automatically converted into an option or a warrant, as applicable, to acquire shares of LACQ common stock, in each case, as summarized below.

Merger Consideration

Pursuant to the Merger Agreement, the aggregate merger consideration to be paid in the Merger to the Ensysce stockholders and convertible noteholders will not exceed 17,500,000 shares of LACQ common stock plus the Additional LACQ Stock Consideration.

Treatment of Ensysce Securities

In connection with the consummation of the Merger, at the Merger Effective Time:

●	Each issued and outstanding share of Ensysce Common Stock that is outstanding as of immediately prior to the Merger Effective Time, excluding any Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive a fraction of a share of LACQ common stock equal to the Exchange Ratio and subject to rounding as set forth in the Merger Agreement.

●	Each issued and outstanding Ensysce Warrant that is outstanding as of immediately prior to the Merger Effective Time will automatically convert into a warrant to acquire a number of shares of LACQ common stock equal to (A) the number of shares of Ensysce Common Stock subject to such Ensysce Warrant immediately prior to the Merger Effective Time, multiplied by (B) the Exchange Ratio (which resulting number of shares of LACQ common stock shall be rounded down to the nearest whole number), at an exercise price per share equal to (x) the exercise price per share of Ensysce Common Stock subject to such Ensysce Warrant immediately prior to the Merger Effective Time, divided by (y) the Exchange Ratio (which exercise price shall be rounded up to the nearest whole cent).

●	Each issued and outstanding Ensysce Option that is outstanding as of immediately prior to the Merger Effective Time will automatically convert into an option to acquire a number of shares of LACQ common stock equal to (A) the number of shares of Ensysce Common Stock subject to such Ensysce Option immediately prior to the Merger Effective Time, multiplied by (B) the Exchange Ratio (which resulting number of shares of LACQ common stock shall be rounded down to the nearest whole number), at an exercise price per share equal to (x) the exercise price per share of Ensysce Common Stock subject to such Ensysce Option immediately prior to the Merger Effective Time, divided by (y) the Exchange Ratio (which exercise price shall be rounded up to the nearest whole cent).

Immediately prior to the Merger Effective Time, Ensysce will also cause the outstanding principal and accrued but unpaid interest due on any Ensysce Convertible Notes (which may include up to $5 million of principal plus accrued interest attributable to Newly Issued Ensysce Convertible Notes) to be converted into the applicable number of shares of Ensysce Common Stock, and the holders of Ensysce Common Stock resulting from such conversion shall be entitled to participate in the conversion of such Ensysce Common Stock to LACQ common stock calculated based on the Exchange Ratio at the consummation of the Merger.

Under the provisions of the Merger Agreement, Ensysce may raise up to $5,000,000 prior to the closing of the Merger through the issuance of Newly Issued Ensysce Convertible Notes. The Newly Issued Ensysce Convertible Notes may not be issued to Ensysce’s affiliates, officers or directors. The Newly Issued Convertible Notes are convertible into Ensysce common stock at the Exchange Ratio multiplied by the greater of (i) $10.00 per share, or (ii) the price of the LACQ common stock on the date of issuance of the Newly Issued Convertible Notes. To date, Ensysce has not issued any of the Newly Issued Convertible Notes.

Closing and Effective Time of the Transactions

The closing will take place on the date which is three business days following the satisfaction of the conditions set forth in the Merger Agreement and summarized below under the subsection entitled “Conditions to Closing of the Transactions,” unless LACQ and Ensysce agree in writing to another time or unless the Merger Agreement is terminated pursuant to its terms. The Transactions are expected to be consummated promptly after the special meeting of LACQ’s stockholders described in this proxy statement/prospectus.

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Representations and Warranties

The Merger Agreement contains representations and warranties of each of LACQ and Merger Sub relating, among other things, to:

●	the authorization, delivery and enforceability of the Merger Agreement;

●	governmental authorities and consents;

●	corporate organization;

●	capitalization;

●	material contracts;

●	business activities;

●	no conflict;

●	litigation and proceedings;

●	compliance with laws;

●	internal controls;

●	NASDAQ listing;

●	financial statements;

●	absence of undisclosed liabilities;

●	absence of certain changes;

●	taxes;

●	employee matters; benefits;

●	brokers’ fees;

●	anti-corruption compliance;

●	affiliate transactions;

●	Investment Company Act;

●	JOBS Act;

●	indebtedness;

●	SEC filings;

●	Trust Account;

●	title to assets;

●	this proxy statement/prospectus;

●	absence of outside reliance; and

●	absence of additional representations or warranties.

The Merger Agreement contains representations and warranties of Ensysce relating, among other things, to:

●	the authorization, delivery and enforceability of the Merger Agreement;

●	governmental authorities and consents;

●	proper corporate organization;

●	capitalization;

●	subsidiaries;

●	contracts;

●	no conflict;

●	legal compliance;

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●	financial statements;

●	absence of undisclosed liabilities;

●	absence of certain changes;

●	litigation and proceedings;

●	taxes;

●	intellectual property;

●	real and personal property;

●	licenses, permits and authorizations;

●	insurance;

●	environmental matters;

●	employment matters;

●	pensions and employee benefits;

●	brokers’ fees;

●	affiliate transactions;

●	privacy and security;

●	anti-corruption compliance;

●	the Form S-4;

●	product development and clinical trials;

●	regulatory filings and data integrity;

●	FDA approvals;

●	healthcare laws; and

●	absence of additional representations or warranties.

Covenants

The parties have each agreed to use reasonable best efforts to obtain any required consents and approvals and to take such other actions as may reasonably be necessary to consummate the Transactions. LACQ and Ensysce have each also agreed to continue to operate their respective businesses in the ordinary course and substantially in accordance with past practice through the earlier of the closing date or the valid termination of the Merger Agreement pursuant to its terms. LACQ and Ensysce have agreed that, unless otherwise required or permitted under the Merger Agreement, and subject to certain disclosed exceptions, neither Ensysce nor its subsidiaries will take the following actions during the interim period from the date of the Merger Agreement through the earlier of the closing date or the valid termination of the Merger Agreement pursuant to its terms, among others, without the prior written consent of LACQ (which consent will not be unreasonably conditioned, withheld, delayed or denied):

●	change or amend its or any of its subsidiaries’ certificate of incorporation, bylaws or other organizational documents;

●	make, declare or pay any dividend or distribution in respect of Ensysce’s or any of its subsidiaries’ capital stock;

●	split, combine, reclassify or otherwise amend any terms of Ensysce’s or any of its subsidiaries’ capital stock;

●	purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity securities of Ensysce or its subsidiaries;

●	materially and/or adversely modify, accelerate, waive or terminate (i) any Material Contract (as defined in the Merger Agreement) or (ii) any contract with a term of longer than twelve months that cannot be terminated without material penalty upon notice of ninety days or less, or enter into any contract that would be a Material Contract;

●	except in the ordinary course of business, sell, assign, transfer, convey, lease, license, abandon or otherwise dispose of any material assets or properties;

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●	except as otherwise required by law or any existing employee benefit plan, (i) take any action with respect to the grant or increase of any severance, retention, change in control or termination or similar pay; (ii) make any material change in the management structure of Ensysce or any of its subsidiaries, including the promoting or hiring of employees or officers or the termination of existing employees, other than termination of employees for “cause” and hiring or promotions of non-officer employees in the ordinary course of business; (iii) terminate, adopt, supplement, renew, enter into or materially amend any employee benefit plan, other than in the ordinary course of business or as required by any contract as in existence on the date of the Merger Agreement; (iv) increase the compensation, bonus opportunity or other remuneration benefits of any of employees, independent contractors or directors of Ensysce or its subsidiaries (other than as disclosed pursuant to the Merger Agreement or increases in the ordinary course of business to any such individuals who are not directors or officers and whose annual compensation does not exceed $100,000 pursuant to a bona fide arms’ length agreement in the ordinary course of business, not to exceed $100,000 per individual or $500,000 in the aggregate); (v) establish any trust or make any deposits or contributions of cash or other property to or take any other action to secure the payment of any compensation or benefits, other than in the ordinary course consistent with past practice; or (vi) take any action to accelerate the time of payment or vesting of any compensation or benefit;

●	directly or indirectly acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association or other business organization or division thereof;

●	make, enter into, forgive, renew or amend in any respect any loans or advances to any person in excess of $100,000, except for advances to employees or officers of Ensysce or any of its subsidiaries for expenses incurred in the ordinary course of business and repaid prior to the closing;

●	except in the ordinary course of business or as required by applicable law, (i) make a material change in any tax or accounting methods, (ii) make, revoke or amend any material tax election, (iii) enter into any material tax closing agreement, (iv) settle or compromise any material tax liability of Ensysce or any of its subsidiaries, (v) make or surrender any right to claim a material refund of taxes, (vi) consent to any waiver or extension of the statute of limitations applicable to any material taxes or any material tax return or (vii) file any amended material tax return;

●	(i) incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Ensysce or any subsidiary or guaranty any debt securities of another person, other than any indebtedness or guarantee (x) incurred in the ordinary course of business in an aggregate amount not to exceed $100,000, (y) incurred between Ensysce and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries or (z) evidenced by a Newly Issued Ensysce Convertible Note, or (ii) amend, modify, terminate or seek any waiver of any of the terms and conditions under any Material Debt Contract (as defined in the Merger Agreement) which would result in Ensysce’s ability to make a distribution not otherwise permitted under the Merger Agreement;

●	(i) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeds $200,000, except as otherwise contemplated by the Merger Agreement or pursuant to any Material Debt Contract;

●	authorize for issuance, issue, transfer, grant, pledge, encumber, subject to any lien, sell or deliver any Ensysce Common Stock, other equity securities, equity securities exercisable for or convertible into Ensysce Common Stock or call, subscription rights or other rights of any kind to acquire additional equity securities, other than any Newly Issued Ensysce Convertible Notes;

●	form or cause to be formed any new subsidiary that is not a wholly-owned subsidiary;

●	other than claims covered by insurance, waive, release, assign, settle, compromise or otherwise resolve any investigation, claim (excluding customer claims in the ordinary course of business that have not resulted in litigation), action, litigation or other legal proceedings, except where such waivers, releases, assignments, settlements or compromises involve only the payment of monetary damages (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution) in any amount not in excess of $200,000 individually, or $1,000,000 in the aggregate;

●	acquire, lease, in-license, out-license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse any intellectual property rights owned or purported to be owned, or licensed, to Ensysce or any of its subsidiaries except (A) any patent expiring at the end of its statutory term and not capable of being extended, (B) pursuant to a Standard Contract (as defined in the Merger Agreement) or in the ordinary course of business or (C) granting a non-exclusive license for a person to perform services for Ensysce or any of its subsidiaries pursuant to any contract research, contract manufacturing, molecular testing or similar contracts entered into in the ordinary course of business;

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●	except as expressly contemplated by the Merger Agreement, change any method of accounting, accounting practice or cash management method used by Ensysce or its subsidiaries or change the certified public accountants currently engaged by Ensysce;

●	materially and adversely amend or modify or allow to lapse or consent to the termination of any material permit;

●	permit the lapse of any existing policy of insurance relating to the business or assets of Ensysce and its subsidiaries unless such insurance policy is replaced with a policy that provides substantially similar coverage;

●	take, agree to take, or fail to take, any action that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment (as defined in the Merger Agreement); and

●	enter into any agreement, or otherwise become obligated, to do any of the foregoing.

The Merger Agreement also contains additional covenants of the parties, including among other things, covenants providing for:

●	cooperation with respect to any debt or equity financing efforts of Ensysce in connection with the Transactions;

●	the parties to prepare and file this proxy statement/prospectus and to solicit proxies from the LACQ stockholders to vote on the proposals that will be presented for consideration at the special meeting;

●	customary indemnification of, and provision of insurance with respect to, former and current officers and directors of LACQ and current and former officers and directors of Ensysce;

●	each party to use commercially reasonable efforts to cause the Merger to qualify for the Intended Tax Treatment (as defined in the Merger Agreement);

●	maintenance, perfection and renewal of existing intellectual property rights owned or licensed by Ensysce or any of its Subsidiaries, or used or held for use in the business, whether registered or unregistered or domestic or foreign; and

●	Ensysce to use best efforts to cause its directors and officers who are also Ensysce Stockholders to enter into lock-up agreements.

Subsequent to the execution of the Merger Agreement, holders of Ensysce options exercised options to acquire 4,325,381 shares of Ensysce common stock, which will convert into 284,825 shares of LACQ common stock at the closing (for an aggregate exercise price of $263,862) and Ensysce borrowed $300,000 from Bob Gower and Lynn Kirkpatrick, the proceeds of which will be used to meet Ensysce’s working capital requirements. On April 14, 2021, LACQ executed a consent to these actions.

Conditions to the Closing of the Transactions

General Conditions

Consummation of the Transactions is conditioned on the approval of the business combination proposal as described in this proxy statement/prospectus.

In addition, the consummation of the Transactions contemplated by the Merger Agreement is conditioned upon, among other things:

●	the approval of the Transactions by LACQ stockholders by the vote of a majority of the outstanding shares of the LACQ common stock;

●	the approval of the Transactions by the Ensysce stockholders having been obtained and in full force and effect, which approval has been given;

●	the termination or expiration of any waiting period applicable to the Merger, none of which are currently expected to apply;

●	no governmental order, statute, rule or regulation being in effect which enjoins or prohibits the consummation of the Transactions; and

●	the delivery by each party to the other party of a certificate with respect to (i) the truth and accuracy of such party’s representations and warranties as of date of the Merger Agreement and as of the closing date (subject to customary bring-down standards), (ii) the performance by such party in all material respects of covenants contained in the Merger Agreement required to be complied with by such party prior to the closing and (iii) no occurrence of any material adverse effect with respect to such party since the date of the Merger Agreement through the closing date.

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LACQ’s Conditions to Closing

The obligations of LACQ to consummate the Transactions contemplated by the Merger Agreement also are conditioned upon, among other things:

●	the accuracy of the representations and warranties of Ensysce (subject to customary bring-down standards);

●	the covenants of Ensysce having been performed in all material respects;

●	the delivery by Ensysce to LACQ of an affidavit certifying that an interest in Ensysce is not a U.S. real property holding corporation interest at any time during the previous five years;

●	the absence of any material adverse effect with respect to Ensysce since the date of the Merger Agreement through the closing date; and

●	the delivery by Ensysce to LACQ of lock-up agreements executed by Ensysce directors and officers who are also Ensysce stockholders.

Ensysce’s Conditions to Closing

The obligations of Ensysce to consummate the Transactions contemplated by the Merger Agreement also are conditioned upon, among other things:

●	the accuracy of the representations and warranties of LACQ (subject to customary bring-down standards);

●	the covenants of LACQ having been performed in all material respects;

●	the absence of any material adverse effect with respect to LACQ since the date of the Merger Agreement through the closing date;

●	the approval of the Transactions by LACQ, in its capacity as the sole stockholder of Merger Sub, having been obtained;

●	following payment by LACQ to its stockholders who have validly elected to have their shares of LACQ common stock redeemed for cash pursuant to the LACQ governing documents as part of a LACQ Share Redemption (as defined in the Merger Agreement) and after giving effect to the payment of LACQ’s transaction expenses, LACQ having an aggregate amount of cash of at least $5,000,000 (with LACQ’s management having, in its sole discretion, the right to direct that some or all of such transaction expenses be paid through the issuance of equity securities of LACQ rather than through direct cash payments); and

●	LACQ having made all necessary arrangements with Continental Stock Transfer & Trust Company to have the funds contained in the trust account disbursed or available to LACQ, in accordance with the Trust Agreement and the Merger Agreement, immediately prior to the closing, and all such funds released from the trust account to LACQ are available to LACQ (and, following the Merger, the combined company).

Waiver

Any party to the Merger Agreement may, at any time prior to the closing, by action taken by its board of directors, board of managers or others performing similar functions with respect to such party, or officers thereunto duly authorized, waive any of the terms or conditions of the Merger Agreement. Notwithstanding the foregoing, pursuant to LACQ’s current second amended and restated certificate of incorporation, LACQ cannot consummate the proposed business combination if it would have less than $5,000,001 of Net Tangible Assets remaining after the closing.

Termination

The Merger Agreement may be terminated as follows:

●	by mutual written consent of LACQ and Ensysce;

●	by either LACQ or Ensysce if, at the LACQ stockholder special meeting (or any adjournment or postponement of the meeting), the Transactions fail to be approved by the LACQ stockholders;

●	by either LACQ or Ensysce if the other party has materially breached any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, such that a condition to closing would not be satisfied and such other party has not cured such breach, if curable, within thirty days of the receipt of a notice of such breach;

●	by either LACQ or Ensysce if the consummation of the Transaction is permanently enjoined, prohibited or otherwise restrained or made illegal by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction;

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●	by LACQ if the Transactions are not consummated on or before June 30, 2021, and the delay in closing beyond such date is not primarily due to the willful breach of the Merger Agreement by LACQ;

●	by LACQ at any time prior to the adoption and approval of the Merger Agreement by LACQ’s stockholders if the LACQ Board of directors determines to accept a Superior Business Combination Proposal (as defined in the Merger Agreement), provided that LACQ has complied with the provisions of Section 8.1 of the Merger Agreement;

●	by Ensysce if the Transactions are not consummated on or before June 30, 2021, and the delay in closing beyond such date is not primarily due to the willful breach of the Merger Agreement by Ensysce; or

●	by Ensysce if the LACQ Board has made a Change of Board Recommendation (as defined in the Merger Agreement).

Effect of Termination

LACQ will be obligated to pay Ensysce a one-time termination fee equal to $5,250,000 if (i) the Merger Agreement is terminated due to the LACQ Board of directors determining to accept a Superior Business Combination Proposal or a Change of Board Recommendation and (ii) LACQ enters into a definitive merger or purchase agreement with respect to the applicable Superior Business Combination Proposal.

In the event of the termination of the Merger Agreement pursuant to the termination provisions of the Merger Agreement by either LACQ or Ensysce, the Merger Agreement will become void and have no effect (other than with respect to certain surviving obligations specified in the Merger Agreement and, if applicable, the termination fees payable by LACQ described above), without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of any party thereto for any intentional and willful breach of the Merger Agreement by such party occurring prior to such termination or any liability arising out of any party’s breach of any covenant of the Merger Agreement prior to such termination or willful and material breach of any representation and warranty set forth in the Merger Agreement prior to such termination, except that neither LACQ nor Ensysce will bear any liability for transaction expenses incurred by the other party in excess of $1,000,000.

Survival and Indemnification

The Merger Agreement does not provide for contractual indemnification rights for breaches of the representations, warranties, covenants and agreements contained in the Merger Agreement, which representations, warranties, covenants and agreements will not survive the closing (see the above subsection entitled “Effect of Termination”). There are no remedies available for any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the closing, except for covenants and agreements that require performance in whole or in part after the closing. The Merger Agreement does not limit any party’s liability for such party’s fraud.

Company (Ensysce) Material Adverse Effect

Under the Merger Agreement, a “Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, properties, results of operations or financial condition of Ensysce and its subsidiaries, taken as a whole or (b) the ability of Ensysce to perform its obligations under the Merger Agreement or to consummate the Transactions; provided, however, in respect of the preceding clause (a), that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” on or in respect of Ensysce and its subsidiaries: (i) any change in applicable laws or GAAP or any interpretation thereof, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) any change generally affecting the industry in which Ensysce and its subsidiaries, taken as a whole, operate or the economy as a whole, (iv) the announcement of the Merger Agreement or the consummation of the Transactions, (v) the compliance with the terms of the Merger Agreement or the taking of any action required by the Merger Agreement, (vi) any natural disaster, (vii) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions or (viii) any failure of Ensysce to meet any projections or forecasts, provided that clause (viii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect); or (ix) any action taken (or omitted to be taken) at the written request of, or with written consent of, LACQ; provided, further, that any event, state of facts, condition, change, development, circumstance, occurrence or effect referred to in clauses (i), (ii), (iii), (vi), or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, properties, results of operations or financial condition of Ensysce and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Ensysce and its subsidiaries conduct their respective operations.

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LACQ Material Adverse Effect

Under the Merger Agreement, a “LACQ Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, properties, results of operations or financial condition of LACQ or (b) the ability of LACQ to perform its obligations under the Merger Agreement or to consummate the Transactions; provided, however, in respect of the preceding clause (a), that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “LACQ Material Adverse Effect” on or in respect of LACQ: (i) any change in applicable laws or GAAP or any interpretation thereof, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) any change generally affecting the industry in which LACQ operates or the economy as a whole, (iv) the announcement of the Merger Agreement, any Ancillary Agreement or the consummation of the Transactions or any exercise of LACQ stockholders’ right to redeem their public shares, either individually or in the aggregate, (v) the compliance with the terms of the Merger Agreement or the taking of any action required by the Merger Agreement, (vi) any natural disaster, (vii) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions; or (viii) any action taken (or omitted to be taken) at the written request of, or with written consent of, Ensysce; provided, further, that any event, state of facts, change, development, circumstance, occurrence or effect referred to in clauses (i), (ii), (iii), (vi), or (vii) above may be taken into account in determining if a LACQ Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, properties, results of operations or financial condition of LACQ relative to similarly situated companies in the industry in which LACQ conducts its operations.

Fees and Expenses

Except as provided for in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions contemplated thereby will be paid by the party incurring such expenses regardless of whether the Transactions are consummated.

Amendments

The Merger Agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties; provided, however, that from and after the approval of the Merger Agreement and the Transactions by an affirmative vote of the holders of a majority of the outstanding shares of LACQ common stock, no amendment shall be made to the Merger Agreement that, pursuant to applicable law, would require further approval or adoption by the stockholders of LACQ without such further approval or adoption.

Governing Law; Consent to Jurisdiction

The Merger Agreement is governed by the laws of the State of Delaware. The parties to the Merger Agreement have irrevocably submitted to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware.

Tax Consequences

For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, and the Merger Agreement shall constitute a “plan of reorganization” within the meaning of Section 368(a) of the Code.

For a description of the material U.S. federal income tax consequences of the Merger, see the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Business Combination.”

Trust Account Waiver

Ensysce has agreed to waive any claim it may have in the future as a result of, or arising out of, the Merger Agreement or any Ancillary Agreement with LACQ which would reduce, encumber or otherwise adversely affect the trust account and will not seek recourse against the trust account for any reason whatsoever.

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CERTAIN OTHER AGREEMENTS RELATING TO THE TRANSACTIONS

This section describes the material provisions of the Lock-up Agreements and Warrant Surrender Agreement, but does not purport to describe all of the terms therein. Stockholders and other interested parties are urged to read each agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is a legal document that governs certain aspects of the Transactions.

Lock-Up Agreements

On January 31, 2021, in connection with entering into the Merger Agreement, certain initial stockholders of Ensysce have agreed, subject to certain exceptions, not to transfer, pledge, assign, sell or otherwise dispose of any of their LACQ Shares held immediately after the Merger Effective Time until the earlier to occur of (a) one year after the completion of our initial business combination and (b) the date on which we complete a liquidation, merger, share exchange or other similar transaction after closing that results in all of our stockholders having the right to exchange their common shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements as the Ensysce stockholder. Notwithstanding, if the closing price of our common shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after closing, the Ensysce stockholder’s shares will be released from the lock-up.

Warrant Surrender Agreement

On January 31, 2021, in connection with entering into the Merger Agreement, LACQ entered into a Warrant Surrender Agreement, by and among LACQ, Hydra and MLCP, pursuant to which each of Hydra and MLCP agreed to irrevocably forfeit and surrender 250,000 LACQ warrants immediately prior to, and contingent upon, the closing.

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PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

LACQ’s stockholders are being asked to approve the business combination with Ensysce described in this proxy statement/prospectus, including (a) approving the Merger Agreement and (b) approving the Transactions described in this proxy statement/prospectus. The discussion in this proxy statement/prospectus of the business combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A hereto.

You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement. Please see the section entitled “The Merger Agreement” for additional information and a summary of certain terms of the Merger Agreement.

To satisfy the conditions of the Merger Agreements, we may consummate the business combination only if it is approved by the affirmative vote of the holders of a majority of the votes cast by holders of our outstanding shares of common stock entitled to vote herein at the special meeting by attendance in person or by proxy and entitled to vote at the special meeting.

Vote Required

The approval of the business combination proposal requires the affirmative vote of holders of a majority of LACQ’s outstanding shares of common stock entitled to vote at the special meeting in order to satisfy the condition to closing in the Merger Agreement. A majority of the voting power of all issued and outstanding shares of LACQ’s common stock entitled to vote as of the record date at the special meeting must be present in person, or represented by proxy, at the special meeting to constitute a quorum and in order to conduct business at the special meeting. Abstentions will be counted as present for the purpose of determining a quorum. Accordingly, if a valid quorum is established, a LACQ stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal and broker non-votes will have the same effect as a vote “AGAINST” such proposal.

Additionally, the business combination will not be consummated if LACQ has less than $5,000,001 of Net Tangible Assets.

Consummation of the Transactions is conditioned on the approval of the business combination proposal. It is important for you to note that in the event that the business combination proposal does not receive the requisite vote for approval, we will not consummate the Transactions.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE LACQ STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

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PROPOSAL NO. 2 — THE CHARTER PROPOSAL

Overview

LACQ stockholders are also being asked to adopt the third amended and restated certificate of incorporation in the form attached hereto as Annex B, which, in the judgment of the Board, is necessary to adequately address the needs of LACQ following the consummation of the Transactions.

The following is a summary of the key changes effected by the third amended and restated certificate of incorporation, but this summary is qualified in its entirety by reference to the full text of the third amended and restated certificate of incorporation, a copy of which is included as Annex B:

●	change LACQ’s name to “Ensysce Biosciences, Inc.”;

●	change the purpose of LACQ to “any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware”;

●	increase the total number of authorized shares of all classes of our capital stock from 101,000,000 shares to 151,500,000 shares, which would consist of (i) increasing the authorized (i) LACQ common stock from 100,000,000 shares to 150,000,000 shares and (ii) preferred stock from 1,000,000 shares to 1,500,000 shares;

●	in addition to including in LACQ’s amended and restated certificate of incorporation provisions for indemnification and advancement of expenses which are similar to those currently in LACQ’s by-laws, require LACQ to maintain insurance on behalf of any person who is or was a director or officer of the Corporation, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such;

●	require a vote of a majority of the outstanding LACQ common stock to amend the by-laws and, notwithstanding that a lesser percentage may be permitted from time to time, requiring at least a majority of the outstanding LACQ common stock to amend certain provisions of the third amended and restated certificate of incorporation;

●	delete the provisions relating to our status as a blank check company;

●	provide that the Delaware chancery court has the exclusive jurisdiction for any for any derivative action or proceeding brought on behalf of the LACQ, any action asserting a claim of breach of a fiduciary duty, any action asserting a claim against the LACQ arising pursuant to any provision of the DGCL, this third amended and restated certificate of incorporation or the bylaws, and other stockholder claims, subject to certain limitations; and

●	make conforming and other technical changes to effect the changes summarized above and otherwise address the needs of LACQ following the consummation of the Transactions.

Reasons for the Amendments

Each of these amendments was negotiated as part of the Transactions. The Board’s reasons for proposing each of these amendments to the certificate of incorporation are set forth below.

●	Changing the corporate name from “Leisure Acquisition Corp.” to “Ensysce Biosciences, Inc.” is desirable to reflect the business combination and to clearly identify the combined company as the publicly traded entity;

●	Changing the purpose of LACQ as “to engage in any lawful act activity for which corporations may be organized under the DGCL” is appropriate to remove language applicable to a blank check company;

●	Increasing our total number of authorized shares of capital stock is necessary to consummate the Transactions. The increase in authorized shares allows for issuances of LACQ common stock upon exercise of Ensysce Options and Ensysce Warrants and is necessary to allow future equity awards to be made under the Incentive Plan after the closing, as well as flexibility for future issuances of common stock determined by the Board to be in the best interests of LACQ without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance;

●	Including the indemnification and advancement of expenses provisions in the amended and restated certificate of incorporation and requiring LACQ to maintain liability insurance for directors and officers is appropriate because it furthers the interests of LACQ in attracting qualified officers and directors;

●	Deleting the provisions specific to our status as a blank check company are desirable because they will serve no purpose following the Transactions;

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●	The addition to the new provision which makes Delaware the exclusive jurisdiction for certain actions is intended to assist the combined company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter, as the ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our Board believes that the Delaware courts are best suited to address disputes involving such matters given that Delaware law generally applies to such matters involving a Delaware corporation and the Delaware courts have considerable expertise in corporate law matters with a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance; and

●	The provisions requiring a majority of the outstanding LACQ common stock to amend the by-laws and certain provisions of the third amended and restated certificate of incorporation maintains the required vote to amend the by-laws and maintains the current required vote for an amendment to the third amended and restated certificate of incorporation even if the required vote is changed by subsequent statute. These provisions are desirable to enhance the continuity and stability of the board of directors and protect the stockholders from actions that may be harmful to other stockholders being approved by less than a majority of the outstanding LACQ common stock.

Vote Required

If the business combination proposal is not approved, the charter proposal will not be presented at the special meeting.

The approval of the charter proposal will require the affirmative vote of the holders of a majority of the outstanding shares of LACQ common stock on the record date. A majority of the voting power of all issued and outstanding shares of LACQ’s common stock entitled to vote as of the record date at the special meeting must be present in person, or represented by proxy, at the special meeting to constitute a quorum and in order to conduct business at the special meeting. Abstentions will be counted as present for the purpose of determining a quorum. Accordingly, a LACQ stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “AGAINST” such proposal. Abstentions and broker non-votes will count as a vote “AGAINST” the charter proposal.

Recommendation of the Board

THE BOARD RECOMMENDS THAT LACQ STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

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PROPOSAL NO. 3 — THE GOVERNANCE PROPOSAL

Overview

LACQ stockholders are also being asked to vote on the governance provisions referred to below, which are included in the third amended and restated certificate of incorporation. In accordance with SEC guidance, this proposal is being presented separately and will be voted upon on a non-binding advisory basis.

In the judgment of the Board, these provisions are necessary to adequately address the needs of LACQ and its stockholders following the consummation of the Transactions. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, LACQ intends that the third amended and restated certificate of incorporation in the form set forth on Annex B will take effect at consummation of the business combination, assuming adoption of the charter proposal.

Proposal No. 3A: Change in Authorized Shares

Description of Amendment

The amendment would increase our total number of authorized shares of all classes of capital stock from 101,000,000 shares to 151,500,000 shares, which would consist of (i) increasing the authorized LACQ common stock from 100,000,000 shares to 150,000,000 shares and (ii) increasing LACQ’s authorized preferred stock from 1,000,000 to 1,500,000 shares.

Reasons for the Amendment

The amendment provides for the increase necessary to consummate the Transactions and also provides shares of LACQ common stock to reserve for issuance upon exercise of Ensysce Options and Ensysce Warrants and necessary to allow future equity awards to be made under the Incentive Plan after the closing, as well as flexibility for future issuances of LACQ common stock determined by the Board to be in the best interests of LACQ without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Proposal No. 3B: Selection of the Court of Chancery of the State of Delaware as Exclusive Forum

Description of Amendment

The amendment provides that the Delaware chancery court has the exclusive jurisdiction for any derivative action or proceeding brought on behalf of the LACQ, any action asserting a claim of breach of a fiduciary duty, any action asserting a claim against the LACQ arising pursuant to any provision of the DGCL, this third amended and restated certificate of incorporation or the bylaws, and other stockholder claims, subject to certain limitations.

Reasons for the Amendment

This amendment is intended to assist the post-combination company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter, as the ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our Board believes that the Delaware courts are best suited to address disputes involving such matters given that Delaware law generally applies to such matters involving a Delaware corporation and the Delaware courts have considerable expertise in corporate law matters with a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance.

Proposal No. 3C: Required Vote to Amend the By-laws of LACQ and certain provisions of the Third Amended and Restated Certificate of Incorporation

Description of Amendment

This amendment, which requires a majority of the outstanding LACQ common stock to amend the by-laws and certain provisions of the third amended and restated certificate of incorporation maintains the required vote to amend the by-laws and maintains the current required vote for an amendment to the third amended and restated certificate of incorporation for certain provisions even if the required vote is changed by subsequent statute.

Reasons for the Amendment

This amendment is intended to enhance the continuity and stability of the board of directors and protect the stockholders from actions that may be harmful to other stockholders being approved by less than a majority of the outstanding LACQ common stock.

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Vote Required

The approval of the governance proposal will require the affirmative vote of a majority of the votes cast by holders of LACQ’s outstanding shares of common stock represented at the special meeting by in person attendance or by proxy and entitled to vote at the special meeting. A majority of the voting power of all issued and outstanding shares of LACQ’s common stock entitled to vote as of the record date at the special meeting must be present in person, or represented by proxy, at the special meeting to constitute a quorum and in order to conduct business at the special meeting. Abstentions will be counted as present for the purpose of determining a quorum. Accordingly, if a valid quorum is established, a LACQ stockholder’s failure to vote by proxy or to vote at the special meeting, abstentions and broker non-votes with regard to the governance proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the governance proposal.

As discussed above, a vote to approve the governance proposal is an advisory vote, and therefore, is not binding on LACQ or the Board. Accordingly, regardless of the outcome of the non-binding advisory vote, LACQ intends that the proposed third amended and restated certificate of incorporation, in the form set forth on Annex B and containing the provisions noted above, will take effect at consummation of the business combination, assuming adoption of the charter proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT LACQ’s STOCKHOLDERS VOTE “FOR” THE GOVERNANCE PROPOSAL.

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PROPOSAL NO. 4 — THE INCENTIVE PLAN PROPOSAL

Overview

Our stockholders are being asked to approve the Ensysce Biosciences, Inc. 2021 Omnibus Incentive Plan (the “Omnibus Incentive Plan”). On May 26, 2021, our Board of Directors, on the recommendation of the Compensation Committee, approved the Omnibus Incentive Plan, subject to, and to be effective upon, stockholder approval at the special meeting.

The Omnibus Incentive Plan includes the following key provisions designed to protect stockholder interests, promote effective corporate governance and reflect use of corporate governance best practices:

●	Aggregate Share Reserve. A total of 5,444,068 shares of Ensysce Bioscience, Inc. common stock will be reserved for issuance under the Omnibus Incentive Plan, consisting of (i) 71,813,169 shares of Ensysce common stock underlying outstanding awards under the Ensysce Biosciences, Inc. 2004 Stock Incentive Plan, 2008 Stock Incentive Plan, 2016 Stock Incentive Plan and the 2019 Directors Plan (the “Prior Plans”) that will be converted into 4,444,068 shares of LACQ common stock underlying awards under the Omnibus Incentive Plan subject to the consummation of the business combination and (ii) 1,000,000 additional shares of common stock reserved for issuance under the Omnibus Incentive Plan. The Board believes that the approval of the Omnibus Incentive Plan by LACQ stockholders will benefit the compensation structure and strategy of the Company. The Company’s ability to attract, retain and motivate top quality management, employees and non-employee directors is material to its success, and the Board has concluded that this would be enhanced by the ability to make grants under the Omnibus Incentive Plan. In addition, the Board believes that the interests of the Company and the post-combination company’s stockholders will be advanced if the Company can offer employees, consultants and non-employee directors the opportunity to acquire or increase their proprietary interests in the Company.

●	Non-Employee Director Compensation Limit. The Omnibus Incentive Plan limits the aggregate amount of stock-based and cash-based awards which may be granted to any non-employee member of our Board in respect of any fiscal year, solely with respect to his or her service to the Board, at $250,000.

●	No Discounted Options. Stock options may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

●	No Repricing of Under-water Options. The terms of the Omnibus Incentive Plan do not allow for the repricing of “under-water” stock options, including the cancellation and reissuance of new options in exchange for stock options whose strike price is above the then-current fair value of LACQ common stock.

●	No Cash Buyout without Stockholder Approval. No cash buyouts of outstanding stock options are permitted under the Omnibus Incentive Plan where the option strike price exceeds the then-current fair value of LACQ common stock.

●	No Automatic Vesting on a Change in Control. The terms of the Omnibus Incentive Plan do not provide for automatic vesting on a change in control for any awards.

●	Minimum Vesting Requirements. Awards granted to employees and consultants under the Omnibus Incentive Plan generally will not vest prior to the first anniversary of the date of grant, except in certain limited circumstances, including a change in control and a participant’s death, disability or other termination.

●	No Dividends on Unvested Awards. Stock options granted under the Omnibus Incentive Plan are not eligible to receive dividends, and other awards may only receive dividends upon vesting of the underlying shares subject to the award.

●	No Share Recycling for Net Exercises or Tax Withholding. Shares surrendered or withheld to pay either the exercise price of an award or to withhold taxes in respect of an award do not become available for issuance as future awards under the Omnibus Incentive Plan.

●	No Evergreen Provision. There is no “evergreen” or automatic replenishment provision pursuant to which the shares authorized for issuance under the Omnibus Incentive Plan are automatically replenished.

●	No Automatic Grants. The Omnibus Incentive Plan does not provide for automatic grants to any participant.

If approved by the LACQ stockholders, the Incentive Plan will become effective upon the closing.

LACQ will file a Registration Statement on Form S-8 with the SEC with respect to the shares of LACQ common stock to be offered and sold pursuant to the Incentive Plan as soon as reasonably practicable following the closing and prior to the offering or sale of any such shares. In accordance with applicable Form S-8 requirements, such Registration Statement will not be filed prior to 60 days following the closing date.

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Summary of the Omnibus Incentive Plan

The following is a brief summary of the principal provisions of the Omnibus Incentive Plan, and is qualified in its entirety by reference to the full text of the Omnibus Incentive Plan, a copy of which is included in this registration statement as Annex C.

Purpose

The purpose of the Omnibus Incentive Plan are to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer employees, directors and other service providers of the Company and its affiliates stock and stock-based incentive awards to create a means to raise the level of stock ownership by employees, directors and service providers in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and LACQ common stockholders.

Administration

The Omnibus Incentive Plan is administered by a committee (referred to as the “Committee”). With respect to application of the Omnibus Incentive Plan to employees and consultants, the Committee will be comprised of not less than two individuals appointed by our Board, each of whom is an “independent director” as defined under Nasdaq Listing Rule 5605(a)(2) and at least two of whom are “non-employee directors” to the extent required by Rule 16b-3 of the Exchange Act. The Compensation Committee of the Board, which will meet these requirements, will be appointed by the Board as the Committee that administers the Omnibus Incentive Plan with regard to employees and consultants. The Board will serve as the Committee with respect to the application of the Omnibus Incentive Plan to non-employee directors. The Committee may make rules and regulations and establish procedures for the administration of the Omnibus Incentive Plan as it deems advisable.

A member of the Compensation Committee who does not meet the “non-employee director” standard within the meaning of Rule 16b-3 of the Exchange Act is required to abstain from the actions of the Compensation Committee, as the Compensation Committee may determine, in order to comply with Rule 16b-3 of the Exchange Act. The Compensation Committee may also establish a subcommittee of the Compensation Committee that is intended to qualify as a committee consisting solely of two or more “non-employee directors,” and may delegate to the subcommittee all approvals, certifications and administrative and other determinations with respect to compensation intended to be exempt under Rule 16b-3 of the Exchange Act.

Eligibility

All current and prospective eligible employees and consultants, as well as non-employee directors, of the Company and its affiliates are eligible to receive grants of non-qualified stock options, restricted stock and other stock-based awards under the Omnibus Incentive Plan. Only employees of the Company, its subsidiaries and its parent are eligible to receive grants of stock options that are intended to qualify as “incentive stock options” under the Code.

Ensysce estimates that immediately after the closing there will be approximately eight eligible employees, six eligible consultants and four non-employee directors who are eligible to participate in and receive awards under the Omnibus Incentive Plan. However, eligibility for awards under the Omnibus Incentive Plan is determined by the Committee its sole discretion.

Available Shares

The aggregate number of shares of LACQ common stock that may be subject to awards under the Omnibus Incentive Plan will not exceed 5,444,068 shares, consisting of (i) 4,444,068 shares subject to outstanding awards under the Prior Plans that will be converted into awards under the Omnibus Incentive Plan subject to the consummation of the business combination and (ii) 1,000,000 additional shares of common stock reserved for issuance under the Omnibus Incentive Plan. The foregoing aggregate share limitation is subject to adjustment in the event of a recapitalization, stock split, stock dividend or similar corporate transaction. The shares subject to awards under the Omnibus Incentive Plan may be either authorized or unissued shares or shares held in treasury. The maximum number of shares of LACQ common stock that may be issued pursuant to stock options intended to be incentive stock options is 5,444,068. The closing market price of a share of LACQ common stock reported on the Nasdaq Global Stock Market on May 21, 2021 was $13.49 per share.

Shares of LACQ common stock that are subject to awards will be counted against the overall limit as one share for every share granted or covered by an award. If any award is cancelled, expires or terminates unexercised for any reason, the shares covered by that award will again be available for the grant under the Omnibus Incentive Plan, except that any shares that are not issued as the result of a net exercise or settlement or that are used to pay any exercise price or tax withholding obligation will not be available for the grant of awards. Shares of common stock that we repurchase on the open market with the proceeds of an option exercise price also will not be available for the grant of awards. Awards that may be settled solely in cash will not be deemed to use any shares.

The aggregate value of stock-based awards and cash-based compensation granted to any non-employee director in any fiscal year of the Company solely with respect to his or her service as a non-employee director may not exceed $250,000 based on the fair market value of stock-based awards and the aggregate value of cash-based compensation, each of which is determined as of the date of grant.

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Minimum Vesting Limitations

Awards granted under the Omnibus Incentive Plan to employees and consultants will have a minimum vesting period of one year. However, the Committee may provide for earlier vesting upon a change of control or a participant’s death, disability or other termination retirement. In addition, awards may be granted with respect to up to 5% of the total number of shares reserved for awards under the Omnibus Incentive Plan which are not subject to such minimum vesting provisions.

Term of the Omnibus Incentive Plan

Awards under the Omnibus Incentive Plan may not be made after May 26, 2031, which is the tenth anniversary of the date the Board adopted the Omnibus Incentive Plan, although awards granted prior to that date may remain outstanding in accordance with their terms and conditions.

Types of Awards under the Omnibus Incentive Plan

The Omnibus Incentive Plan provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options and non-qualified stock options; (ii) restricted stock; and (iii) other stock-based awards, including restricted stock units.

Stock Options. Stock options granted under the Omnibus Incentive Plan entitle the participant to purchase a specified number of shares of LACQ common stock, subject to vesting provisions, at an exercise price set by the Committee at the time of grant. The Omnibus Incentive Plan authorizes the Committee to grant stock options that are intended to qualify as “incentive stock options” under the Code to eligible employees of the Company, its subsidiaries or its parent (if any) and non-qualified stock options to current and prospective employees and consultants and to non-employee directors. The exercise price of a stock option may not be less than 100% of the fair market value of LACQ common stock on the grant date (not less than 110% in the case of incentive stock options granted to owners of stock possessing more than 10% of the Company’s total combined voting power). The term of each stock option is established by the Committee at grant, but may not exceed ten years from the grant date (five years in the case of incentive stock options granted to owners of stock possessing more than 10% of the Company’s total combined voting power). The Committee determines when each stock option may be exercised.

Unless otherwise specified in an award agreement, an option may be exercised only during the participant’s employment, consultancy or directorship or within thirty days after termination. However, if the participant’s termination occurs as a result of death or disability, then the participant (or his or her legal representative or estate) may exercise vested options for one year after termination and if the participant’s termination is other than for Cause (as defined in the Omnibus Incentive Plan), then the participant may exercise vested options for 90 days after termination. Notwithstanding the foregoing, in the event of a participant’s termination for Cause or a voluntary termination within 90 days after the occurrence of an event which would be grounds for a termination for Cause, any stock option held by the participant at the time of occurrence of the event which would be grounds for a termination for Cause will immediately terminate and expire.

The Omnibus Incentive Plan provides that optionees may pay the exercise price in cash or check; by delivery to the Company of shares of LACQ common stock owned by the participant; solely to the extent permitted by law and authorized by the Committee, through the delivery of irrevocable instructions to a broker reasonably acceptable to the Committee to promptly deliver to the Company an amount equal to the purchase price; on such other terms and conditions as may be acceptable to the Committee (which may include a reduction in the number of shares of stock issuable upon exercise); or any combination of the foregoing.

Restricted Stock. The Committee may grant “restricted” shares of LACQ common stock to eligible participants. Restricted stock awards are grants of shares of LACQ common stock that are subject to risk of forfeiture or other restrictions. Upon the award of restricted stock, the participant generally has the rights of a stockholder with respect to the right to receive dividends and the right to vote the shares. The payment of dividends or other distributions, if any, will not be paid unless and until the shares of restricted stock to which the dividends or distributions relate are no longer subject to a risk of forfeiture. Participants who receive restricted stock are required to enter into a restricted stock agreement with the Company, which sets forth the restrictions to which the shares are subject, including, as applicable, the date or dates on which the restrictions will lapse or any performance goals that must be satisfied for the restrictions to lapse. Awards of restricted stock may or may not be performance-based.

If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Committee will establish for each participant the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of the goals or satisfaction of the formulas or standards while the outcome of the performance goals are substantially uncertain. Unless otherwise determined by the Committee on the date of grant, upon a participant’s termination all unvested restricted stock will be forfeited.

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Other Stock-Based Awards. The Committee may grant other stock-based awards to eligible participants that are payable in, or valued in whole or part by reference to, or otherwise based on or related to shares of LACQ common stock. Other stock-based awards may be granted, among others, as shares of common stock awarded as a bonus and not subject to restrictions or conditions, as shares of common stock paid in respect of an amount due under an incentive or performance plan sponsored by the Company or an affiliate or as restricted stock units. The Committee determines the terms and conditions of any other stock-based awards, which may include continued employment or service over a period of time or the achievement of performance goals. Unless otherwise determined at grant, participants who receive other stock-based awards will not be entitled to receive dividends or dividend equivalents with respect to the shares of common stock covered by the award. The exercise price for any exercisable other stock-based award that is not a full share award may not be less than the fair market value of the common stock on the date of grant and the award may not be exercised later than the date specified by the Committee, which will be a maximum of ten years from the date of grant.

Performance Goals

As noted above, performance-based awards granted under the Omnibus Incentive Plan will be granted or vest based on attainment of specified performance goals established by the Committee. These awards may be made in the form of restricted stock or other stock-based awards. The performance goals relating to such awards may include the following criteria, among others: (i) the attainment of certain target levels of, or a specified percentage increase in, revenues, earnings, income before taxes and non-recurring items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) earnings per share or the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in return on, capital employed or return on invested capital; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders’ equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in, or specified increases in, the fair market value of the shares of LACQ common stock; (x) the growth in the value of an investment in LACQ common stock assuming the reinvestment of dividends; (xi) the filing of a new drug application (“NDA”) or the approval of the NDA by the Food and Drug Administration; (xii) the achievement of a launch of a new drug; (xiii) research and development milestones; (xiv) the successful completion of clinical trial phases, (xv) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in, all or a portion of controllable expenses or costs or other expenses or costs; (xvi) gross or net sales, revenue and growth of sales revenue (either before or after cost of goods, selling and general administrative expenses, research and development expenses and any other expenses or interest); (xvii) total stockholder return; (xviii) return on assets or net assets; (xix) return on sales; (xx) operating profit or net operating profit; (xxi) operating margin; (xxii) gross or net profit margin; (xxiii) cost reductions or savings or other expense control targets; (xxiv) productivity or productivity ratios; (xxv) operating efficiency; (xxvi) customer satisfaction; (xxvii) working capital; (xxviii) market share; (xxix) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures; (xxx) aggregate product price and other product price measures; (xxxi) safety record; (xxxii) personal management objectives or achievement of objective business and operational goals, such as market share, new products, and/or business development; and (xxxiii) achievement of specified milestones in the manufacturing or commercialization of one or more of our products. The foregoing list of potential performance goals is not exhaustive and the Committee has discretion to determine other performance goals as it deems appropriate from time to time.

Change in Control

Unless otherwise determined by the Committee at grant, in the event of a Change in Control (as defined in the Omnibus Incentive Plan), awards granted under the Omnibus Incentive Plan will not vest on a Change in Control. Outstanding awards will be treated in accordance with one of the following methods, as determined by the Committee in its sole discretion:

●	Awards, whether or not then vested, may be continued, assumed, have new rights substituted for them, or with respect to awards of restricted stock, receive the same distribution as other holders of shares of LACQ common stock on the terms as determined by the Committee;

●	Awards may be canceled in exchange for an amount of cash equal to the price per share paid in the Change in Control (less, in the case of stock options or other appreciation awards, the exercise or base price per share of common stock covered by the award), as adjusted by the Committee for any contingent purchase price, escrow obligations, indemnification obligations or other adjustments to the purchase price after the consummation of the Change in Control; or

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●	Stock options or other stock-based appreciation awards may be cancelled if the change in control price is less than the applicable exercise or base price per share of common stock subject to the award.

The Committee may in its sole discretion accelerate the vesting and lapse of restrictions of an award at any time in connection with a change in control.

In the event of a merger or consolidation in which the Company is not the surviving corporation or in the event of a transaction that results in the acquisition of all or substantially all of LACQ’s common stock or assets, the Committee may elect to terminate all outstanding exercisable awards granted under the Omnibus Incentive Plan, provided that during the period from notification of termination to the date of consummation of the relevant transaction (which must be at least 20 days) each participant shall have the right to exercise all of his or her exercisable awards in full (without regard to any restrictions on exercisability), contingent on the consummation of the transaction.

Miscellaneous

Awards granted under the Omnibus Incentive Plan generally are not transferable, except that the Committee may, in its sole discretion and subject to certain limitations, permit the transfer of non-qualified stock options at the time of grant or thereafter to certain “family members” of the participant.

The Board may from time to time amend, suspend or terminate the Omnibus Incentive Plan in whole or in part, except that the rights of a participant with respect to an award granted prior to the amendment, suspension or termination may not be impaired without the participant’s consent. Without approval of LACQ common stockholders, no amendment to the Omnibus Incentive Plan may be made that would increase the aggregate number of shares that may be issued under the Omnibus Incentive Plan; increase the maximum individual limitations; change the classification of individuals eligible to receive awards; extend the maximum term of a stock option; amend the Omnibus Incentive Plan or an outstanding award to reduce the exercise price of an exercisable award or cancel out-of-the-money outstanding exercisable awards in exchange for cash, other awards or exercisable awards with an exercise price that is less than the exercise price of the original exercisable award; or otherwise require stockholder approval. The Board may amend the Omnibus Incentive Plan or any award agreement at any time without a participant’s consent to comply with applicable law, including Code Section 409A.

Material U.S. Federal Income Tax Consequences Relating to the Omnibus Incentive Plan

The following discussion of the principal U.S. federal income tax consequences with respect to stock options granted under the Omnibus Incentive Plan is based on statutory authority and judicial and administrative interpretations as of the date of this registration statement, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances. The discussion is limited to the U.S. federal income tax consequences (state, local and other tax consequences are not addressed below) to individuals who are citizens or residents of the U.S., other than those individuals who are taxed on a residence basis in a foreign country. In addition, the following discussion does not set forth any gift, estate, social security or state or local tax consequences that may be applicable.

The U.S. federal income tax law is technical and complex and the discussion below represents only a general summary. The following summary is included for general information only and does not purport to address all the tax considerations that may be relevant. Each recipient of a grant is urged to consult his or her own tax advisor as to the specific tax consequences to the grantee and the disposition of common stock.

Incentive Stock Options. The grant or exercise of an incentive stock option generally has no income tax consequences for the optionee or the Company. No taxable income results to the optionee upon the grant or exercise of an incentive stock option. However, the amount by which the fair market value of the stock acquired pursuant to the exercise of an incentive stock option exceeds the exercise price is an adjustment item and will be considered income for purposes of alternative minimum tax.

The aggregate fair market value of common stock (determined at the time of grant) with respect to which incentive stock options can be exercisable for the first time by an optionee during any calendar year cannot exceed $100,000. Any excess will be treated as a non-qualified stock option.

The sale of common stock received pursuant to the exercise of an option that satisfied all of the incentive stock option requirements, as well as the holding period requirement described below, will result in a long-term capital gain or loss equal to the difference between the amount realized on the sale and the exercise price. To receive incentive stock option treatment, an optionee must be an employee of the Company (or certain affiliates) at all times during the period beginning on the date of the grant of the incentive stock option and ending on the day three months before the date of exercise, and the optionee must not dispose of the common stock purchased pursuant to the exercise of the stock option either (i) within two years from the date the incentive stock option was granted, or (ii) within one year from the date of exercise of the incentive stock option. Any gain or loss realized upon a subsequent disposition of the shares will be treated as a long-term capital gain or loss to the optionee (depending on the applicable holding period). The Company will not be entitled to a tax deduction upon the exercise of an incentive stock option, or upon a subsequent disposition of the shares, unless the disposition occurs prior to the expiration of the holding periods described above.

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In general, if the optionee does not satisfy the foregoing holding periods, any gain (in an amount equal to the lesser of the fair market value of the common stock on the date of exercise (or, with respect to officers subject to Section 16(b) of the Exchange Act, the date that sale of the common stock would not create liability, referred to as Section 16(b) liability, under Section 16(b) of the Exchange Act) minus the exercise price, or the amount realized on the disposition minus the exercise price) will constitute ordinary income. In the event of such a disposition before the expiration of the holding periods described above, subject to the limitations under the Code Sections 162(m) and 280G (as described below), the Company is generally entitled to a deduction at that time equal to the amount of ordinary income recognized by the optionee. Any gain in excess of the amount recognized by the optionee as ordinary income would be taxed to the optionee as short-term or long-term capital gain (depending on the applicable holding period).

Non-Qualified Stock Options. In general, an optionee will realize no taxable income upon the grant of a non-qualified stock option and the Company will not receive a deduction at the time of grant unless the option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a non-qualified stock option, an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. Upon a subsequent sale of the stock by the optionee, the optionee will recognize short- or long-term capital gain or loss depending the optionee’s holding period for the stock. Subject to the limitations under Code Sections 162(m) and 280G, the Company will generally be allowed a deduction equal to the amount of ordinary income recognized by the optionee.

Section 16(b). Any of our officers and directors subject to Section 16(b) of the Exchange Act may be subject to Section 16(b) liability with regard to both incentive stock options and non-qualified stock options as a result of special tax rules regarding the income tax consequences concerning their stock options.

Code Section 162(m). In general, Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in its taxable year to the extent that such compensation exceeds $1,000,000. “Covered employees” are a company’s chief executive officer and the chief financial officer at any time during the taxable year and certain former and current executive officers of the company, including certain individuals whose compensation is or was required to be reported to stockholders in the Company’s proxy statement under the Exchange Act.

Parachute Payments. In the event that the payment or vesting of any award under the Omnibus Incentive Plan is accelerated because of a change in ownership (as defined in Section 280G(b)(2) of the Code) and such payment of an award, either alone or together with any other payments made to certain participants, constitute parachute payments under Section 280G of the Code, then subject to certain exceptions, a portion of such payments would be nondeductible to the Company and the participant would be subject to a 20% excise tax on such portion of the payment.

Section 409A of the Code. Section 409A of the Code provides that all amounts deferred under a nonqualified deferred compensation plan are includible in a participant’s gross income to the extent such amounts are not subject to a substantial risk of forfeiture, unless certain requirements are satisfied. If the requirements are not satisfied, in addition to current income inclusion, interest at the underpayment rate plus 1% will be imposed on the participant’s underpayments that would have occurred had the deferred compensation been includible in gross income for the taxable year in which first deferred or, if later, the first taxable year in which such deferred compensation is not subject to a substantial risk of forfeiture. The amount required to be included in income is also subject to an additional 20% tax. While most awards under the Omnibus Incentive Plan are anticipated to be exempt from the requirements of Section 409A of the Code, awards that are not exempt are intended to comply with Section 409A of the Code.

Outstanding Awards

Subject to the consummation of the business combination and the conversion of outstanding awards under the Prior Plans to awards under the Omnibus Incentive Plan, the following awards, previously granted under the Prior Plans, will be outstanding under the Omnibus Incentive Plan to the named executive officers of Ensysce, all executive officers of Ensysce as a group, all non-employee directors of Ensysce as a group, and all other employees of Ensysce as a group.

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Ensysce Biosciences, Inc. 2021 Omnibus Incentive Plan
Name and Position	Number of Shares Underlying Stock Options	Number of Shares Underlying Restricted Stock/Restricted Stock Unit Awards
D. Lynn Kirkpatrick, PhD. Chief Executive Officer	2,316,939	0
Richard Wright Chief Business Officer	1,386,730	0
Geoff Birkett Chief Commercial Officer	349,005	0
David Humphrey Chief Financial Officer	0	0
William Schmidt Chief Medical Officer	69,142	0
All Executive Officers Group	4,121,816	0
Non-Executive Officer Directors as a Group	408,118	0
Non-Executive Officer Employees as a Group	0	0

Other than grants to be made to David Humphrey, our new Chief Financial Officer (as set forth below), the benefits that will be awarded or paid under the Omnibus Incentive Plan in the future are not currently determinable. Awards to be granted under the Omnibus Incentive Plan are within the discretion of the Board or Compensation Committee, and neither the Board nor the Compensation Committee has determined future awards or who might receive them.

Ensysce Biosciences, Inc. 2021 Omnibus Incentive Plan Award to be granted – Contingent upon approval of the Omnibus Incentive Plan
Name and Position	Dollar value ($)(1)	Number of Shares Underlying Stock Options	Number of Shares Underlying Restricted Stock/Restricted Stock Unit Awards
D. Lynn Kirkpatrick, PhD. Chief Executive Officer	—	0	0
Richard Wright Chief Business Officer	—	0	0
Geoff Birkett Chief Commercial Officer	—	0	0
David Humphrey Chief Financial Officer	—	275,000	50,000
All Executive Officers as a Group	—	275,000	50,000
Non-Executive Officer Director as a Group	—	0	0
Non-Executive Officer Employees as a Group	—	0	0

(1)	The dollar value of the stock option and restricted stock unit awards to be granted to Mr. Humphrey under the Omnibus Incentive Plan is not currently determinable as the value will depend on the fair market value of LACQ common stock on the date of grant.

Vote Required

The approval of Proposal No. 4 will require the affirmative vote of a majority of the votes cast by holders of the Company’s outstanding shares of common stock represented at the special meeting by in person attendance or by proxy and entitled to vote at the special meeting. A majority of the voting power of all issued and outstanding shares of LACQ common stock entitled to vote as of the record date at the special meeting must be present in person, or represented by proxy, at the special meeting to constitute a quorum and in order to conduct business at the special meeting. Abstentions will be counted as present for the purpose of determining a quorum. Accordingly, if a valid quorum is established, the failure of a Company stockholder to vote by proxy or to vote at the special meeting and broker non-votes with regard to this Proposal No. 4 will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of Proposal No. 4.

Recommendation of the Board

THE BOARD RECOMMENDS THAT LACQ STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE OMNIBUS INCENTIVE PLAN.

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PROPOSAL NO. 5 — THE DIRECTOR ELECTION PROPOSAL

Overview

Assuming the business combination proposal is approved at the special meeting, we are requesting that stockholders approve and adopt a proposal to elect seven (7) directors to the Board, effective immediately upon the closing, with each Class I director having a term that expires immediately following LACQ’s annual meeting of stockholders for the calendar year ending December 31, 2022, each Class II director having a term that expires immediately following LACQ’s annual meeting of stockholders for the calendar year ending December 31, 2023 and each Class III director having a term that expires immediately following LACQ’s annual meeting of stockholders for the calendar year ending December 31, 2024, or, in each case, until their respective successor is duly elected and qualified, or until their earlier resignation, removal or death.

We are proposing William Chang and Andrew Benton to serve as the Class I directors, Curtis Rosebraugh and Bob Gower to serve as Class II directors and Steve R. Martin, Adam Levin and Lynn Kirkpatrick to serve as Class III directors. Bob Gower is expected to serve as Chairman of the Board.

Pursuant to the Merger Agreement, five of the director nominees were designated by Ensysce and two of the director nominees were designated by LACQ,

For more information on the experience of the director nominees, please see the section entitled “Management After the Business Combination.”

Vote Required

A majority of the voting power of all issued and outstanding shares of LACQ’s common stock entitled to vote as of the record date at the special meeting must be present in person, or represented by proxy, at the special meeting to constitute a quorum and in order to conduct business at the special meeting. Abstentions will be counted as present for the purpose of determining a quorum. If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the seven nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event that any nominee is unable to serve. Accordingly, if a valid quorum is established, a LACQ stockholder’s failure to vote by proxy or to vote at the special meeting and broker non-votes with regard to the director election proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the director election proposal.

Recommendation of the Board

THE BOARD RECOMMENDS THAT LACQ STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTOR NOMINEES TO THE BOARD.

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PROPOSAL NO. 6 — THE NASDAQ PROPOSAL

Overview

Assuming the business combination proposal is approved, the aggregate consideration to be paid in the Merger to the Ensysce stockholders will consist of up to 17,500,000 shares of LACQ common stock, of which 17,336,655 shares of LACQ common stock (including shares of LACQ common stock issued on conversion of Ensysce Convertible Notes (other than shares of LACQ common stock which may be issued in respect of Newly Issued Ensysce Convertible Notes)), would be issued based on the number of shares of Ensysce common stock outstanding at May 21, 2021 up to 500,000 shares of LACQ common stock, of which may be issued in respect of Newly Issued Ensysce Convertible Notes, and up to 4,463,628 shares of LACQ common stock issuable on exercise of the Ensysce Options and Ensysce Warrants.

As contemplated by the incentive plan proposal, we intend to reserve 1,000,000 shares of LACQ common stock for grants of awards under the Incentive Plan. For more information on the incentive plan proposal, please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal.”

The terms of the Merger and the Incentive Plan are complex and only briefly summarized above.

For further information, please see the full text of the Merger Agreement, which is attached as Annex A hereto. A copy of the form of the Incentive Plan is attached as Annex C hereto. The discussion herein is qualified in its entirety by reference to such documents.

Why LACQ Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Rules 5635(a), (b) and (d). Under Nasdaq Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. The LACQ common stock which may be issuable pursuant to the Transactions will exceed 20% or more of our outstanding common stock and 20% or more of the voting power, in each case outstanding before the issuance of such shares in connection with the Transactions.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. Because shares of LACQ common stock will be issued in exchange for all of the equity interests of Ensysce, the deemed issuance price of the shares of LACQ common stock may be less than the lower of (i) the closing price immediately preceding the signing of the Merger Agreement or (ii) the average closing price of the LACQ common stock for the five trading days immediately preceding the signing of the Merger Agreement. If the business combination proposal is approved, the issuance of the shares of LACQ common stock will exceed 20% of the shares of LACQ common stock currently outstanding. Because the issuance price may be deemed to be below the lower of (i) the closing price immediately preceding the signing of the Merger Agreement or (ii) the average closing price of the LACQ common stock for the five trading days immediately preceding the signing of the Merger Agreement, the Nasdaq Rules may require that LACQ obtain stockholder approval of the issuance of the shares of LACQ common stock in connection with the consummation of the Transactions.

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It is anticipated that, upon completion of the business combination: (a) LACQ’s public stockholders (other than the initial stockholders and their respective affiliates) will own approximately 0.9% in the post-combination company; (b) the initial stockholders and their respective affiliates, including the Sponsors and the Strategic Investor will own approximately 24.6% of the post-combination company; (c) Other Stockholders will own approximately 3.4% of the post-combination company; and (d) current holders of Ensysce Stock, including holders of shares issued on conversion of Ensysce Convertible Notes will collectively own approximately 71.1% of the post-combination company. These levels of ownership interest: (i) exclude the impact of the shares of LACQ common stock underlying the warrants and those reserved for issuance under the Incentive Plan, (ii) assume that no LACQ public stockholder exercises redemption rights with respect to its public shares for a pro rata portion of the funds in LACQ’s trust account, (iii) assume that 17,336,655 shares of LACQ common stock are issued as Merger Consideration and are outstanding as of the closing (including shares of LACQ common stock issued on conversion of Ensysce Convertible Notes (other than up to 500,000 shares of LACQ common stock which may be issued in respect of Newly Issued Ensysce Convertible Notes) and excluding shares underlying the Ensysce Options and Ensysce Warrants) and (iv) exclude the impact of the shares of LACQ common stock underlying the warrants anticipated to be issued pursuant to the Expense Advancement Agreement and Ensysce’s GEM Agreement. For the reasons described above, we are seeking the approval of our stockholders for the issuance of shares of our common stock pursuant to the Transactions, including, without limitation, the issuance of the Merger Consideration.

Vote Required

The approval of the Nasdaq proposal will require the affirmative vote of a majority of the votes cast by holders of LACQ’s outstanding shares of common stock represented at the special meeting by in person attendance or by proxy and entitled to vote at the special meeting. A majority of the voting power of all issued and outstanding shares of LACQ’s common stock entitled to vote as of the record date at the special meeting must be present in person, or represented by proxy, at the special meeting to constitute a quorum and in order to conduct business at the special meeting. Abstentions will be counted as present for the purpose of determining a quorum. Accordingly, if a valid quorum is established, a LACQ stockholder’s failure to vote by proxy or to vote at the special meeting and broker non-votes with regard to the Nasdaq proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is outstanding, but will have no effect on the outcome of the Nasdaq proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT LACQ STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

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PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL

The adjournment proposal allows the Board to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the Nasdaq proposal.

In no event will LACQ solicit proxies to adjourn the special meeting or consummate the business combination beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law. The purpose of the adjournment proposal is to provide more time for the Sponsors, LACQ and/or their respective affiliates to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on such proposal and to meet the requirements that are necessary to consummate the business combination. See the section entitled “The Merger — Interests of Certain Persons in the Business Combination.”

In addition to an adjournment of the special meeting upon approval of an adjournment proposal, the Board is empowered under Delaware law to postpone the meeting at any time prior to the special meeting being called to order. In such event, LACQ will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented at the special meeting and is not approved by the stockholders, the Board may not be able to adjourn the special meeting to a later date. In such event, the business combination would not be completed.

Vote Required

The approval of the adjournment proposal will require the affirmative vote of a majority of the votes cast by holders of LACQ’s outstanding shares of common stock represented at the special meeting by in person attendance or by proxy and entitled to vote at the special meeting. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals and may be approved, whether or not a valid quorum is present. A LACQ stockholder’s failure to vote by proxy or to vote at the special meeting and broker non-votes with regard to the adjournment proposal will have no effect on such proposal and a LACQ stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the adjournment proposal will have no effect on the business combination proposal, the governance proposal, the incentive plan proposal and the Nasdaq proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT LACQ STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

LACQ is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the business combination.

The unaudited pro forma combined balance sheet as of March 31, 2021 gives pro forma effect to the business combination as if it had been consummated as of that date. The unaudited pro forma combined statements of operations for the three months ended March 31, 2021 give pro forma effect to the business combination as if it had occurred as of January 1, 2020. The unaudited pro forma combined statements of operations for the year ended December 31, 2020 give pro forma effect to the business combination as if it had occurred as of January 1, 2020. This information should be read together with Ensysce’s and LACQ’s respective audited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ensysce,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LACQ” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined balance sheet as of March 31, 2021 has been prepared using the following:

●	Ensysce’s unaudited historical condensed consolidated balance sheet as of March 31, 2021, as included elsewhere in this proxy statement/prospectus; and

●	LACQ’s unaudited historical condensed consolidated balance sheet as of March 31, 2021, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the three months ended March 31, 2021 has been prepared using the following:

●	Ensysce’s unaudited historical condensed consolidated statement of operations for the three months ended March 31, 2021, as included elsewhere in this proxy statement/prospectus; and

●	LACQ’s unaudited historical condensed consolidated statement of operations for the three months ended March 31, 2021, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the year ended December 31, 2020 has been prepared using the following:

●	Ensysce’s audited historical consolidated statement of operations for the year ended December 31, 2020, as included elsewhere in this proxy statement/prospectus; and

●	LACQ’s audited historical statement of operations for the year ended December 31, 2020, as included elsewhere in this proxy statement/prospectus.

Description of the Transactions

On January 31, 2021, LACQ entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among LACQ, EB Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LACQ (“Merger Sub”), and Ensysce, providing for, among other things, and subject to the terms and conditions therein, the business combination between LACQ and Ensysce pursuant to the merger of Merger Sub with and into Ensysce, with Ensysce surviving as a wholly-owned subsidiary of LACQ (the “Merger”). The Merger, together with the other transactions contemplated by the Merger Agreement and the related agreements, are referred to herein as the “Transactions.”

Pursuant to the Merger Agreement, at the effective time of the Merger:

●	each outstanding share of Ensysce common stock, including shares issuable upon conversion of certain convertible notes of Ensysce that will convert into Ensysce common stock immediately prior to the effective time of the Merger, will be cancelled and automatically converted into the right to receive a number of shares of LACQ common stock calculated pursuant to the Merger Agreement; and

●	each option to acquire Ensysce common stock that is outstanding immediately prior to the effective time of the Merger, will be assumed and automatically converted into an option to purchase a number of shares of LACQ common stock at the exercise price calculated pursuant to the Merger Agreement and each warrant to acquire Ensysce common stock that is outstanding immediately prior to the effective time of the Merger, will be assumed and automatically converted into a warrant to purchase a number of shares of LACQ common stock at the exercise price calculated pursuant to the Merger Agreement.

The Merger Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Merger and the other transactions contemplated thereby.

For more information about the business combination, please see the sections entitled “The Merger” and “The Merger Agreement”. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Accounting for the Business Combination

The business combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, LACQ will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of Ensysce expecting to have a majority of the voting power of the post-combination company, Ensysce senior management comprising substantially all of the senior management of the post-combination company, the relative size of Ensysce compared to LACQ, and Ensysce operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Ensysce issuing stock for the net assets of LACQ, accompanied by a recapitalization. The net assets of LACQ will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Ensysce.

124

Basis of Pro Forma Presentation

The adjustments presented on the pro forma combined financial statements have been identified and presented to provide an understanding of the combined company upon consummation of the business combination for illustrative purposes.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the post-combination company will experience. Ensysce and LACQ have not had any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to Merger Sub, and accordingly, no adjustments were required with respect to this entity in the pro forma combined financial statements.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of LACQ shares:

●	Scenario 1 — Assuming no redemptions for cash: This presentation assumes that no LACQ public shareholders exercise redemption rights with respect to their shares of LACQ common stock upon consummation of the business combination; and

●	Scenario 2 — Assuming redemptions of 63,691 shares of common stock for cash: This presentation assumes that LACQ public stockholders exercise their redemption rights with respect to a maximum of 63,691 shares of common stock upon consummation of the business combination at a redemption price of approximately $10.37 per share. The maximum redemption amount reflects the maximum number of LACQ’s public shares that can be redeemed without violating the conditions of the Merger Agreement or the requirement of LACQ’s current certificate of incorporation that LACQ cannot redeem public shares if it would result in LACQ having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming stockholders and payment of transaction expenses.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are 17,336,655 shares of common stock to be issued to Ensysce stockholders in connection with the Merger Agreement.

Scenario 1: Ensysce will own approximately 71.1% of the outstanding Company common stock, the initial stockholders (including the Sponsors and the Strategic Investor) will own approximately 24.6% of the outstanding Company common stock, LACQ’s public stockholders (excluding the initial stockholders and their respective affiliates) will own approximately 0.9% of the outstanding Company common stock and Other Stockholders will own approximately 3.4% of the outstanding Company stock as of March 31, 2021 as a result of the business combination and immediately following the closing, assuming (i) 17,336,655 shares of LACQ common stock are issued as Merger Consideration including LACQ common stock issued in respect of the Ensysce Convertible Notes (based on 239,465,168 shares of outstanding Ensysce common stock and 19,485,408 shares of common stock issuable on conversion of Ensysce Convertible Notes (assuming no Newly Issued Ensysce Convertible Notes are issued) and ii) no LACQ shareholders elect to redeem their shares for cash, (in each case, not giving effect to any shares issuable to them upon the exercise of warrants issued by LACQ and excluding shares that may be issued in respect of shares underlying the Ensysce Options, the Ensysce Warrants and the GEM warrants).

Scenario 2: Ensysce will own approximately 71.3% of the outstanding Company common stock, the initial stockholders will own approximately 24.6% of the outstanding Company common stock, LACQ’s public stockholders will own approximately 0.7% of the outstanding Company common stock and Other Stockholders will own approximately 3.4% of the outstanding Company common stock, as of December 31, 2020 as a result of the business combination and immediately following the closing, assuming (i) 17,336,655 shares of LACQ common stock are issued as Merger Consideration including LACQ common stock issued in respect of the Ensysce Convertible Notes (based on 239,465,168 shares of outstanding Ensysce common stock and 19,485,408 shares of common stock issuable on conversion of Ensysce Convertible Notes (assuming no Newly Issued Ensysce Convertible Notes are issued) and (ii) 63,691 shares of common stock are redeemed for cash, which assumes the maximum redemption of LACQ shares providing for a minimum net tangible asset value of $5,000,001, after giving effect to payments to redeeming shareholders and payment of transaction expenses, (in each case, not giving effect to any shares issuable to them upon the exercise of warrants issued by LACQ and excluding shares that may be issued in respect of Newly Issued Ensysce Convertible Notes and shares underlying the Ensysce Options and Ensysce Warrants).

125

PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2021

(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Ensysce (Historical)	(B) LACQ (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$289,927	$18,034	$12,690,899	(1)
			(405,444	)(3)
			(5,000,000	)(5)	$7,593,416	$(660,231	)(5)	$6,933,185
Right of use asset	16,476	-	-		16,476	-		16,476
Prepaid expenses and other current assets	78,880	210,179	-		289,059	-		289,059
Deferred transaction costs	797,902	-	(797,902	)(5)	-			-
Total Current Assets	1,183,185	228,213	6,487,553		7,898,951	(660,231)		7,238,720
Marketable securities held in Trust Account	-	12,690,899	(12,690,899	)(1)	-	-		-
Property and equipment, net	100	-	-		100	-		100
Other assets	3,780	61,278	-		65,058	-		65,058
Total Assets	$1,187,065	$12,980,390	$(6,203,346)		$7,964,109	$(660,231)		$7,303,878

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$3,083,931	$319,180	$(1,117,082	)(5)	$2,286,029	$-		$2,286,029
Lease liability	17,848	-	-		17,848	-		17,848
Note payable, current portion	4,526,552	-	(4,121,108	)(7)
			(405,444	)(3)	-	-		-
Derivative liabilities, current portion	709,583	-	(709,583	)(7)	-	-		-
Total Current Liabilities	8,337,914	319,180	(6,353,217)		2,303,877	-		2,303,877
Note payable, net of current portion	349,272	-	-
			(349,272	)(7)	-	-		-
Convertible promissory note	-	460,000	(460,000	)(2)	-	-		-
Derivative liabilities, net of current portion	3,316	8,307,375	(3,316	)(7)
			(8,307,375	)(4)	-	-		-
Deferred underwriting fees	-	2,000,000	(2,000,000	)(5)	-	-		-
Total Liabilities	8,690,502	11,086,555	(17,473,180)		2,303,877	-		2,303,877

Commitments and Contingencies

Stockholders’ (Deficit) Equity
Preferred stock	-	-	-		-	-		-
Common stock	6,095	622	82	(5)
			(4,362	)(7)	2,437	(6	)(6)	2,431
Additional paid-in capital	49,818,501	4,812,500	460,000	(2)
			8,307,375	(4)
			8,199,918	(5)
			1,555,455	(7)
			8,376,515	(8)	81,530,264	(660,225	)(6)	80,870,039
(Accumulated deficit) Retained earnings	(57,106,447)	(2,919,287)	(10,880,820	)(5)
			3,632,186	(7)
			(8,376,515	)(8)	(75,650,883)	-		(75,650,883)
Stockholders’ (Deficit) Equity	(7,281,851)	1,893,835	11,269,834		5,881,818	(660,231)		5,221,587
Noncontrolling interest	(221,586)	-	-		(221,586)	-		(221,586)
Total Stockholders’ (Deficit) Equity	(7,503,437)	1,893,835	11,269,834		5,660,232	(660,231)		5,000,001
Total Liabilities and Stockholders’ Equity	$1,187,065	$12,980,390	$(6,203,346)		$7,964,109	$(660,231)		$7,303,878

126

PRO FORMA ADJUSTMENTS TO THE UNAUDITED COMBINED BALANCE SHEET

A.	Derived from the unaudited consolidated balance sheet of Ensysce as of March 31, 2021. See Ensysce’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

B.	Derived from the unaudited consolidated balance sheet of LACQ as of March 31, 2021. See LACQ’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(1)	Reflects the release of cash from marketable securities held in the trust account.

(2)	Reflects the conversion of convertible promissory notes due to the Sponsors in the aggregate amount of $460,000 into warrants of the combined company. In addition, assumes that the warrants issued in connection with such conversion will be on the terms set forth in the note (4) below and, accordingly, will meet the criteria to be classified as equity instruments, in accordance with Accounting Standards Codification (“ASC”) No. 815, “Derivatives and Hedging” (“ASC 815”) and ASC No. 480 “Distinguishing Liabilities from Equity” (“ASC 480”).

(3)	Reflects the repayment of promissory notes in the aggregate amount of $405,444 for cash.

(4)	Reflects the reclassification of 6,825,000 Private Placement Warrants, 1,000,000 warrants issued to the Sponsors and HG Vora and 566,288 warrants issued to GTWY Holdings for an aggregate amount of $8,307,375 to equity. The reclassification is the result of the exchange of the original warrants for new warrants that are non-transferable except to permitted transferees, such that the warrants will be classified as equity instruments, in accordance with ASC 815 and ASC 480.

(5)

The $10,880,820 reflects fees and expenses related to the business combination consisting of (a) the sum of (i) $1,117,082 of accounts payable and accrued expenses directly attributable to business combination related to legal, financial advisory, accounting and other professional fees, (ii) an additional $4,680,820 of legal, financial advisory, accounting and other professional fees, (iii) a commitment fee of $1.2 million payable under Ensysce’s GEM Agreement after the closing plus (iv) $5,000,000 payable to one of Ensysce’s vendors, net of (b) $319,180 which is accrued on LACQ’s balance sheet and (c) $797,902 which is accrued on Ensysce’s balance sheet.

LACQ will pay $5,000,000 of cash in satisfaction of $1,117,082 of accounts payable and $4,680,820 of additional legal, financial advisory, accounting and other professional fees. In payment of the receivables in clause (iii) and (iv) in the preceding paragraph. LACQ will issue 500,000 shares of LACQ common stock (which will be on the terms set forth in note 4 above and, accordingly, will meet the criteria to be classified as equity instruments, in accordance with ASC 815 and ASC 480) to such Ensysce vendors valued at $10.00 per share, and private warrants to purchase 500,000 shares of LACQ common stock, and an estimated 120,000 shares of LACQ common stock on account of a commitment fee of $1.2 million payable under Ensysce’s GEM Agreement after the closing, valued at $10.00 per share, for services rendered. These amounts are payable in LACQ common stock in accordance with rights provided under existing agreements. No value has been given to the private warrants to be issued to the Ensysce vendor in clause (iv), because there was a corresponding reduction in the private warrants to be issued by LACQ to the Sponsors pursuant to the Warrant Surrender Agreement. The total value of these shares, amounting to $6,200,000, will be recorded as legal, financial advisory, accounting and other professional fees. The direct, incremental costs of the business combination related to the legal, financial advisory, accounting and other professional fees of approximately $10,880,820 is reflected as an adjustment to accumulated deficit. In addition to the amounts above, LACQ will also issue 200,000 shares of common stock to the underwriter in satisfaction of $2,000,000 of deferred underwriting fees payable (reduced from the $6,750,000 referenced above through agreement with the underwriters dated January 31, 2021).

(6)	In Scenario 1, which assumes no LACQ stockholders exercise their redemption rights, there is no adjustment to common stock subject to redemption. In Scenario 2, which assumes the same facts as described in Items 1 through 3 above, but also assumes the maximum number of shares are redeemed for cash by the LACQ stockholders, $660,231 would be paid out in cash. The $660,231, or 63,691 shares of common stock, represents the maximum redemption amount, assuming a minimum net tangible asset value of $5,000,001, after giving effect to payments to redeeming stockholders and payment of transaction expense, based on a consummation of the business combination on March 31, 2021.

(7)	Reflects the recapitalization of LACQ through (a) the contribution of all the share capital in Ensysce to LACQ in the amount of $49,824,596, (b) the conversion of promissory notes into common stock in the amount of $4,470,380, (c) the elimination of the derivative liability associated with the promissory notes in the amount of $712,899, (c) the issuance of 17,336,655 newly issued shares of common stock in connection with the business combination and (d) the elimination of the historical accumulated deficit of LACQ, the legal acquiree, in the amount of $2,919,287.

(8)

Reflects the issuance of 1,153,790 warrants under the GEM Agreement, representing the right to purchase an estimated 1,153,790 shares of LACQ common stock (which amount is equal to 4% of the total number of common shares expected to be outstanding as of the closing date, calculated on a fully diluted basis), at a strike price of approximately $10.37 per share. The warrants were valued at $7.26 per share, or $8,376,515, utilizing the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 0.38%, (ii) an expected term of 3.00 years, (iii) an assumed volatility of 126.6% and (iv) no dividends. The warrants were recorded as a direct, incremental cost of the business combination with an adjustment to accumulated deficit and a corresponding credit to additional paid in capital. The estimated number of shares and strike price for the warrants under the GEM Agreement assumed for this purpose may vary significantly from those that will be issued upon consummation of the Transaction.

127

PRO FORMA COMBINED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Ensysce (Historical)	(B) LACQ (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined

Federal grants	$250,576	$-	$-		$250,576	$-		$250,576

Research and development	524,378	-	-		524,378	-		524,378
Stock based compensation expense	-	-	8,376,515	(1)	8,376,515	-		8,376,515
General and administrative	490,471	292,027	-		782,498	-		782,498
Operating expenses	1,014,849	292,027	8,376,515		9,683,391	-		9,683,391

Loss from operations	(764,273)	(292,027)	(8,376,515)		(9,432,815)	-		(9,432,815)

Other income (expense):
Change in fair value of derivative liabilities	(39,585)	(1,481,087)	1,520,672	(2)	-	-		-
Interest income	-	229	(229	)(3)	-	-		-
Interest expense	(347,834)	-	347,834	(4)	-	-		-
(Loss) income before income taxes	(1,151,692)	(1,772,885)	(6,508,238)		(9,432,815)	-		(9,432,815)
Provision (Benefit) for income taxes	-	(61,278)	61,278	(5)	-	-		-
Net (loss) income	$(1,151,692)	$(1,711,607)	$(6,569,516)		$(9,432,815)	$-		$(9,432,815)

Basic and diluted weighted average shares outstanding		6,224,268	24,380,923	(6)	24,380,923	(63,691	)(6)	24,317,232
Basic and diluted net loss per share		$(0.27)			$(0.39)			$(0.39)

128

PRO FORMA COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2020

(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(C) Ensysce (Historical)	(D) LACQ (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined

Federal grants	$3,931,209	$-	$-		$3,931,209	$-		$3,931,209

Research and development	4,389,579	-	-		4,389,579	-		4,389,579
Stock based compensation expense	-	-	8,376,515	(1)	8,376,515	-		8,376,515
General and administrative	1,154,917	1,368,841	-		2,523,758	-		2,523,758
Operating expenses	5,544,496	1,368,841	8,376,515		15,289,852	-		15,289,852

Loss from operations	(1,613,287)	(1,368,841)	(8,376,515)		(11,358,643)	-		(11,358,643)

Other income (expense):
Change in fair value of derivative liabilities	2,447,908	2,126,250	(4,574,158	)(2)	-	-		-
Forgiveness of debt	-	3,298,207	-		3,298,207	-		3,298,207
Interest income	-	719,646	(719,646	)(3)	-	-		-
Interest expense	(995,496)	(220,000)	1,215,496	(4)	-	-		-
(Loss) income before income taxes	(160,875)	4,555,262	(12,454,823)		(8,060,436)	-		(8,060,436)
Provision for income taxes	-	244,493	(244,493	)(5)	-	-		-
Net (loss) income	$(160,875)	$4,310,769	$(12,210,330)		$(8,060,436)	$-		$(8,060,436)

Basic and diluted weighted average shares outstanding		3,949,616	20,431,307	(6)	24,380,923	(63,691	)(6)	24,317,232
Basic and diluted net loss per share		$-			$(0.33)			$(0.33)

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PRO FORMA ADJUSTMENTS TO THE UNAUDITED COMBINED STATEMENTS OF OPERATIONS

A.	Derived from the unaudited consolidated statement of operations of Ensysce for the three months ended March 31, 2021. See Ensysce’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

B.	Derived from the unaudited consolidated statement of operations of LACQ for the three months ended March 31, 2021. See LACQ’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

C.	Derived from the audited consolidated statement of operations of Ensysce for the year ended December 31, 2020. See Ensysce’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

D.	Derived from the audited statement of operations of LACQ for the year ended December 31, 2020. See LACQ’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(1)

Represents an adjustment of $8,376,515 to record the issuance of 1,153,790 warrants under the GEM Agreement, representing the right to purchase an estimated 1,153,790 shares of LACQ common stock (which amount is equal to 4% of the total number of common shares expected to be outstanding as of the closing date, calculated on a fully diluted basis), at a strike price of approximately $10.37 per share. The estimated number of shares and strike price for the warrants under the GEM Agreement assumed for this purpose may vary significantly from those that will be issued upon consummation of the Transaction.

(2)	Represents an adjustment to eliminate change in fair value of derivative liabilities in the amount of $(1,520,672) and $4,574,158 for the three months ended March 31, 2021 and for the year ended December 31, 2020, respectively, as of the beginning of the period.

(3)	Represents an adjustment to eliminate interest income on marketable securities in the amount of $229 and $719,646 for the three months ended March 31, 2021 and for the year ended December 31, 2020, respectively, held in the trust account as of the beginning of the period.

(4)	Represents an adjustment to eliminate interest expense on notes payable in the amount of $347,834 and $1,215,496 for the three months ended March 31, 2021 and for the year ended December 31, 2020, respectively, as of the beginning of the period.

(5)	To record normalized blended statutory income tax benefit rate of 21% for pro forma financial presentation purposes resulting in the recognition of an income tax benefit, which however, has been offset by a full valuation allowance as the combined company expects to incur continuing losses.

(6)	The calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that LACQ’s initial public offering occurred as of the earliest period presented. In addition, as the business combination is being reflected as if it had occurred as of the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the business combination for the entire period.

The following presents the calculation of basic and diluted weighted average ordinary shares outstanding. The computation of diluted loss per share excludes the effect of 3,418,534 options and 20,005,079 warrants because the inclusion of these securities would be anti-dilutive.

	Scenario 1 Combined (Assuming No Redemptions Into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions Into Cash)
Weighted average shares calculation, basic
LACQ public shares (excluding the Strategic Investor)	224,268	160,577
LACQ Initial Stockholder shares (Sponsors and Strategic Investor)	6,000,000	6,000,000
LACQ shares issued to Other Stockholders	820,000	820,000
Combined company shares issued to current holders of Ensysce stock	17,336,655	17,336,655
Weighted average shares outstanding	24,380,923	24,317,232
Percent of shares owned by Ensysce	71.1%	71.3%
Percent of shares owned by Initial Stockholders	24.6%	24.6%
Percent of shares owned by Other Stockholders	3.4%	3.4%
Percent of shares owned by LACQ public stockholders	0.9%	0.7%

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INFORMATION ABOUT LACQ

References in this “Information About LACQ” section to “we,” “us” or the “Company” refer to Leisure Acquisition Corp.

Introduction

LACQ is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities. LACQ was incorporated under the laws of Delaware on September 11, 2017. LACQ’s efforts to identify a prospective target business were not limited to any particular industry or geographic region.

Initial Public Offering and Simultaneous Private Placement

On December 5, 2017, LACQ closed its initial public offering of 20,000,000 units, with each unit consisting of one share of its common stock and one-half of one warrant, each whole warrant to purchase one share of its common stock at a purchase price of $11.50 commencing upon the later of (i) 30 days after LACQ’s completion of a business combination and (ii) December 5, 2020. The units from the LACQ IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $200,000,000. Simultaneously with the consummation of the LACQ IPO, LACQ consummated the private sale of 6,825,000 warrants at $1.00 per warrant for an aggregate purchase price of $6,825,000.

After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to LACQ from the LACQ IPO and private placement were $196,000,000 (of which up to an additional $7,000,000 of deferred underwriting expenses may be paid upon the completion of a business combination) and $4,000,000, respectively. Of these amounts, $200,000,000 was deposited into a U.S.-based trust account at JPMorgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee. Except as described in the prospectus for LACQ’s initial public offering and described in “—LACQ’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and LACQ’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the required time period.

The prospectus for the LACQ IPO and its Charter originally provided that LACQ had only until December 1, 2019 to complete a business combination. LACQ was not able to consummate an initial business combination by such date and on each of November 26, 2019, March 26, 2020, June 26, 2020 and November 24, 2020, LACQ’s stockholders approved an amendment to the Charter extending the amount of time that LACQ would have to consummate its initial business combination. LACQ’s Charter, as amended, currently provides that it will have until June 30, 2021 to complete a business combination. In connection with these amendments, LACQ offered public stockholders the right to have their public shares converted into a pro rata portion of the trust account and holders of public shares representing approximately $196.4 million held in the trust account exercised such conversion rights. Additionally, contributions were made to trust account totaling approximately $2.3 million. Accordingly, as of May 31, 2021, LACQ has approximately $12.7 million of cash in the trust account.

LACQ’s units, warrants and common stock are traded on the Nasdaq under the symbols LACQU, LACQ and LACQW, respectively.

Fair Market Value of Target Business

The target business or businesses that LACQ acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for its initial business combination, although LACQ may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. The LACQ Board determined that this test was met in connection with the proposed business combination with the Company as described in “The Business Combination Proposal” above.

Stockholder Approval of Business Combination

Under LACQ’s amended and restated certificate of incorporation, as amended, in connection with any proposed business combination, LACQ must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their public shares for cash, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for LACQ’s initial public offering. Accordingly, in connection with the business combination with the Company, the LACQ public stockholders may seek to redeem their public shares for cash in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the business combination proposal, LACQ’s directors, officers and other initial stockholders and their respective affiliates (including the Sponsors and Strategic Investor), have agreed to vote the founder shares as well as any shares of common stock acquired in the aftermarket in favor of such proposed business combination.

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At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding LACQ or its securities, LACQ’s directors, officers and other initial stockholders and their respective affiliates (including the Sponsors and Strategic Investor) may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of LACQ’s common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the business combination be approved where it appears that such requirements would otherwise not be met. All shares repurchased by LACQ’s affiliates pursuant to such arrangements would be voted in favor of the proposed business combination. As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into by any of the LACQ Board, LACQ’s officers or other initial stockholders and their respective affiliates (including the Sponsors and Strategic Investor).

Liquidation if No Business Combination

Under LACQ’s second amended and restated certificate of incorporation, as amended, if LACQ does not complete a business combination by June 30, 2021, LACQ would (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of LACQ’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to LACQ’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the warrants would expire. Holders of warrants would receive nothing upon a liquidation with respect to such rights and the warrants would be worthless.

LACQ’s directors, officers and other initial stockholders and their respective affiliates (including the Sponsors and Strategic Investor) have each agreed to waive its rights to participate in any distribution from the trust account or other assets with respect to the founder shares. There would be no distribution from the trust account with respect to LACQ’s warrants, which would expire worthless if LACQ is liquidated.

The proceeds deposited in the trust account could, however, become subject to the claims of LACQ’s creditors which would be prior to the claims of the LACQ public stockholders. Although LACQ has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses LACQ has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although LACQ will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Accordingly, the actual per-share redemption price could be less than approximately $10.00, (plus any pro rata interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes), due to claims of creditors. Additionally, if LACQ is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in LACQ’s bankruptcy estate and subject to the claims of third parties with priority over the claims of LACQ’s stockholders. To the extent any bankruptcy claims deplete the trust account, LACQ cannot assure you it will be able to return to the LACQ public stockholders at least approximately $10.00 per share. LACQ’s public stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the required time periods or if the stockholders properly seek to have LACQ redeem their respective shares for cash upon a business combination which is actually completed by LACQ. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of the trust account distributed to the LACQ public stockholders upon the redemption of 100% of its outstanding public shares in the event LACQ does not complete its initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

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Furthermore, if the portion of the trust account distributed to the LACQ public stockholders upon the redemption of 100% of its public shares in the event LACQ does not complete its initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six-years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If LACQ is unable to complete a business combination within the prescribed time frame, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish the LACQ public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of LACQ’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, if a business combination does not occur, it is LACQ’s intention to redeem its public shares as soon as reasonably possible following the expiration of the time periods described above and, therefore, LACQ does not intend to comply with the procedures required by Section 280 of the DGCL, which would limit the amount and duration of LACQ’s stockholders’ liability with respect to liquidating distributions as described above. As such, LACQ’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of LACQ’s stockholders may extend well beyond the third anniversary of such date.

Because LACQ will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires LACQ to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because LACQ is a blank check company, rather than an operating company, and LACQ’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

LACQ expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account ($12.7 million at May 31, 2021) or through additional advances from its Sponsors and Strategic Investor under our Expense Advancement Agreement (all available amounts of which had been drawn as of the record date). If those funds are not sufficient to cover the costs and expenses associated with implementing the plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay franchise and income taxes on interest income earned on the trust account balance, LACQ may request the trustee to release to an additional amount of up to $75,000 of such accrued interest to pay those costs and expenses.

Facilities

LACQ currently maintains its principal executive offices at 250 West 57th Street, Suite 415, New York, New York 10107. Effective June 30, 2020, the Hydra sponsor agreed to stop charging us the $10,000 monthly administrative fee that we had agreed to pay for office space, utilities and general office, receptionist and secretarial and administrative support, following the LACQ IPO. We consider our current office space adequate for our current operations. Upon consummation of the business combination, the principal executive offices of LACQ will be those of the Ensysce.

Employees

LACQ has four executive officers. These individuals are not obligated to devote any specific number of hours to LACQ’s matters and intend to devote only as much time as they deem necessary to its affairs. LACQ does not intend to have any full time employees prior to the consummation of a business combination.

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LACQ’s MANAGEMENT’S DISCUSSION AND

ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this “LACQ’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “we,” “us” or the “Company” refer to Leisure Acquisition Corp. References to our “management” or our “management team” refer to LACQ’s officers and directors, and references to the “Sponsors” refer to Hydra Management, LLC, a Delaware limited liability company and an affiliate of A. Lorne Weil, our Executive Chairman and Matthews Lane Capital Partners LLC, a Delaware limited liability company and an affiliate of Daniel B. Silvers, our Chief Executive Officer.

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the audited financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”.

Overview

LACQ is a blank check company incorporated on September 11, 2017 in Delaware and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more target businesses. LACQ intends to effectuate a business combination using cash from the proceeds of the LACQ IPO, the sale of the Private Placement Warrants that occurred simultaneously with the completion of the LACQ IPO, the sale of the private placement units under the Contingent Forward Purchase Contract, if any (which has been waived in connection with the business combination with Ensysce), our capital stock, debt or a combination of cash, stock and debt.

We are incurring significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Recent Developments

On November 26, 2019, the Company held a special meeting of stockholders at which our stockholders approved extending our Combination Period deadline from December 5, 2019 to April 5, 2020 (the “First Extension”). Our public stockholders were able to elect to redeem their shares in connection with the First Extension for a pro rata portion of the amount then on deposit in the trust account ($10.00 per share, plus any pro rata interest earned on the funds held in the trust account and not previously released to us to pay franchise and income taxes). With respect to public shares not redeemed in connection with the Special Meeting, we agreed to make Contributions of $0.03 for each public share that was not redeemed by stockholders for each of the four monthly periods covered by the extension (commencing on December 6, 2019 through the end of the First Extension), subject to certain conditions. The number of shares of redeemed by public stockholders in connection with the First Extension was 1,123,749 for an aggregate cash redemption amount of $11,583,473.

On December 5, 2019, the Company entered into the GTWY Expense Advancement Agreement with GTWY Holdings pursuant to which GTWY Holdings committed to provide $566,288 to fund Contributions to the trust account, representing the amount needed to fund the first monthly Contribution during the First Extension. The Company drew down the full amount under the Expense Advancement Agreement to fund the required Contribution to the trust account for the period December 6, 2019 to January 5, 2020 by issuing an unsecured promissory note to GTWY Holdings. The note does not bear interest. If we complete our initial business combination, the amount borrowed under the Expense Advancement Agreement would be repaid out of the proceeds of the trust account released to it. Otherwise, amounts borrowed under the Expense Advancement Agreement would be repaid only out of funds held outside the trust account. Amounts borrowed pursuant to the Expense Advancement Agreement were deposited to the trust account on December 6, 2019. The note was converted into warrants on January 31, 2021 at a price of $1.00 per warrant and subject to the same terms and conditions as our Private Placement Warrants.

On January 6, 2020, the Company deposited $566,288 to the trust account to fund the required Contribution to the trust account for the period January 6, 2020 to February 5, 2020.

On January 15, 2020, we drew down $1,000,000 under the Expense Advancement Agreement with our Sponsors and Strategic Investor dated December 1, 2017 to fund general corporate purposes in exchange for issuing unsecured promissory notes. The holders had the option to convert the promissory notes into warrants at a price of $1.00 per warrant subject to the same terms and conditions as Private Placement Warrants. The notes were converted into warrants on June 25, 2020. Notes issued under the Expense Advancement Agreement do not bear interest. If we complete an initial business combination, we would repay amounts borrowed under the Expense Advancement Agreement out of the proceeds of the trust account released to us; provided, however, that the Sponsors and Strategic Investor have the option to convert promissory notes into warrants at a price of $1.00 per warrant subject to the same terms and conditions as our Private Placement Warrants. Otherwise, amounts borrowed under the Expense Advancement Agreement would be repaid only out of funds held outside the trust account. The Expense Advancement Agreement was amended to increase the total amount of advances available to us under the agreement by $125,000 on June 29, 2020 and by an additional $75,000 on October 26, 2020 and an additional $25,000 on November 30, 2020, for a total of $300,000, of which the Company drew down $225,000 pursuant to promissory notes issued in October and November 2020, with a resulting balance of $225,000 under the promissory notes as of December 31, 2020. On February 23, 2021, the Company entered into the Fourth Amendment to the Expense Advancement Agreement to increase the total amount of advances available to the Company under the agreement to $1,460,000. The November 2020 Promissory Notes were amended and restated on February 24, 2021 in order to reflect the incremental increase of the total amount of advances available to the Company thereunder to $460,000 from $300,000, and all of such increase was drawn on February 24, 2021.

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On each of February 4, 2020 and March 4, 2020, we deposited $566,288 into the trust account to fund the required Contribution to the trust account for the remaining monthly periods covered by the Extension.

On March 26, 2020, we held a special meeting pursuant to which our stockholders approved extending the Combination Period from April 5, 2020 to June 30, 2020 (the “Second Extension Date”). In connection with the approval of the extension, stockholders elected to redeem an aggregate of 16,837,678 shares of our common stock. As a result, an aggregate of $176,283,492 (or approximately $10.47 per share) was released from our trust account to pay such stockholders. Of the amount paid to redeeming stockholders, $136,283,492 was paid as of March 31, 2020 and the balance of $40,000,000 was paid on April 1, 2020.

On June 26, 2020, we held a special meeting pursuant to which our stockholders approved extending the Combination Period from June 30, 2020 to December 1, 2020 (the “Third Extension Date”). In connection with the approval of the extension, stockholders elected to redeem an aggregate of 776,290 shares of our common stock. As a result, an aggregate of $8,099,292 (or approximately $10.43 per share) was released from our trust account to pay such stockholders.

On July 16, 2020, we elected to terminate the Agreement and Plan of Merger, dated December 27, 2019 (the “GTWY Merger Agreement”), with GTWY Holdings, and a related subsidiary, GTWY Merger Sub Corp. Pursuant to its terms, we had the ability to terminate the GTWY Merger Agreement to the extent the business combination had not been completed by July 15, 2020.

On November 24, 2020, our stockholders approved extending the Combination Period from December 1, 2020 to June 30, 2021 (the “Fourth Extension Date”). In connection with the approval of the extension, stockholders elected to redeem an aggregate of 38,015 shares of the Company’s common stock. As a result, an aggregate of $393,380 (or approximately $10.34 per share) was released from our trust account to pay such stockholders and 6,224,268 shares of common stock were issued and outstanding at March 15, 2021.

On January 31, 2021, the underwriters agreed to waive $4,750,000 of the deferred fee which had been held in the trust account and was to be paid upon consummation of the business combination, resulting in an aggregate of $2,000,000 deferred underwriting fee payable as of March 31, 2021.

On January 31, 2021, the Company and GTWY Holdings entered into an amendment to the Gateway Promissory Note to permit conversion of all or a portion of the promissory note into warrants at a price of $1.00 per warrant. In connection with such amendment, Gateway Casinos & Entertainment Limited elected to convert the full principal balance of the Gateway Promissory Note into 566,288 warrants.

On February 23, 2021, LACQ entered into a fourth amendment to our Expense Advancement Agreement with the Sponsors and Strategic Investor to increase the total amount of advances available to us under the agreement by $160,000. The promissory note covering the prior loan balance in the aggregate amount of $300,000 was amended and restated on February 24, 2021 in order to reflect the incremental increase of the total amount of advances available to us thereunder to $460,000 all of which increase was drawn on February 24, 2021.

Nasdaq Notice

On November 30, 2020, we received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC stating that we were not in compliance with Listing Rule IM-5101-2 (the “Rule”), which requires that a special purpose acquisition company complete one or more business combinations within 36 months of the effectiveness of the registration statement filed in connection with its initial public offering, and that we were also not in compliance with Nasdaq`s minimum publicly held shares requirement under Listing Rule 5550(a)(4), which requires a listed company`s primary equity security to maintain a minimum of 500,000 publicly held shares.

On January 27, 2021, the Panel granted our request for continued listing of our equity securities on the Nasdaq Capital Market pursuant to an extension, subject to certain milestones, including completion of the Company’s merger with Ensysce, through June 1, 2021.

On June 1, 2021, Nasdaq notified the Company that trading in the Company’s securities on Nasdaq will be suspended effective with the open of the market on Thursday, June 3, 2021. The Company’s securities were immediately eligible to trade on the OTC Markets system beginning that same day. Although trading, if any, will occur in the over-the-counter market beginning June 3, 2021, the Company will remain technically listed on Nasdaq pending the expiration of all Nasdaq review and appeal processes. The Company believes completion of the Merger will enable it to evidence Nasdaq listing compliance by June 30, 2021.

In addition, and prior to the issuance of Suspension Notice, on May 25, 2021, the Company received formal notice from the Staff indicating that the Company’s failure to timely file its Form 10-Q with the SEC, as required by Nasdaq Listing Rule 5250(c)(1) could serve as a separate basis for suspension and delisting of the Company’s securities from Nasdaq. The Company was granted the opportunity to submit a plan to regain compliance with the Filing Requirement for the Panel’s review by no later than June 1, 2021 and, notwithstanding the Suspension Notice, submitted that plan, and has filed the Form 10-Q in accordance with that plan. See “Risk Factors —The Nasdaq may not continue to list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.”

Merger Agreement

On January 31, 2021, we entered into a Merger Agreement with Ensysce and Merger Sub, relating to a proposed business combination transaction between us and Ensysce.

Pursuant to the Merger Agreement, Merger Sub will merge with and into Ensysce, with Ensysce surviving such merger as a wholly-owned subsidiary of the Company and the stockholders of Ensysce becoming stockholders of the Company.

Ensysce’s issued and outstanding shares of common stock as of immediately prior to the closing (including shares issuable on conversion of Ensysce Convertible Notes) will, at the closing contemplated by the Merger Agreement, be canceled and converted into the right to receive the LACQ common stock, par value $.0001 per share (the “LACQ common stock”) calculated based on the Exchange Ratio.

The Transaction will be consummated subject to the deliverables and provisions as further described in the Merger Agreement.

We are incurring significant costs in the pursuit of its acquisition plans. We may be required to seek additional resources in the future to fund general corporate purposes and cannot assure you that our plans to complete the Transactions will be successful.

Restatement and Revision of Previously Issued Financial Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations has been amended and restated to give effect to the restatement and revision of LACQ’s original financial statements. We are restating our historical financial results to reclassify our convertible promissory notes and private warrants (together, the “Derivative Instruments”) as derivative liabilities pursuant to ASC 815-40. We have continued to classify our Public Warrants as components of equity. The impact of the restatement is reflected in this Management’s Discussion and Analysis of Financial Condition and Results of Operations. The impact of this restatement is more fully described in Note 2 to our financial statements included in this proxy statement/prospectus.

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Results of Operations

Our only activities from inception through December 31, 2020 were organizational activities and those necessary to prepare for the Initial Public Offering, identifying a target for a business combination and seeking to complete an initial business combination, including activities in connection with the proposed acquisition of Ensysce and the announced and subsequently terminated acquisition of GTWY Holdings. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence and transaction expenses in connection with completing a business combination.

For the three months ended March 31, 2021, LACQ had a net loss of $1,711,607, which consists of a change in the fair value of the warrant liability of $1,481,087 and operating costs of $292,027, offset by interest income on marketable securities held in the trust account of $229 and a benefit for income taxes of $61,278.

For the three months ended March 31, 2020, LACQ had a net income of $1,792,718, which consists of a change in the fair value of the warrant liability of $2,184,000 and interest income on marketable securities held in the trust account of $639,954, offset by operating costs of $915,813, a provision for income taxes of $74,625, amortization of the debt discount on convertible promissory note of $31,428 and a change in the fair value of conversion option liability of $10,000.

For year ended December 31, 2020, we had a net income of $4,310,769, which consists of interest income on marketable securities held in the trust account of $719,646, a non-cash change in the fair value of warrant liability of $1,906,250, change in value of conversion option liability of $220,000 and the forgiveness of accounts payable of $3,298,207, offset by operating costs of $1,368,841 and a provision for income taxes of $244,493 and the amortization of debt discount on convertible promissory note of $220,000.

For the year ended December 31, 2019, we had net loss of $1,067,296, which consists of interest income on marketable securities held in the trust account of $4,249,828 offset by a non-cash change in fair value of warrant liability of $1,433,250, operating costs of $3,328,674 and a provision for income taxes of $555,200.

Liquidity and Capital Resources

As of March 31, 2021, we had marketable securities held in the trust account of $12, 690,899 consisting of money market funds which invest solely in U.S. Treasuries with a maturity of 180 days or less. Interest income on the trust account will be used by us to pay franchise and income taxes. Through March 31, 2021, we withdrew $2,001,144 of interest earned on the trust account to pay franchise and income taxes. There were no amounts withdrawn during the three months ended March 31, 2021.

We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less deferred underwriting commissions and interest income that is used to pay franchise and income taxes) to complete our business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of March 31, 2021, we had cash of $18,034 held outside the trust account. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

For the three months ended March 31, 2021, cash used in operating activities was $266,168. Net loss of $1,711,607 was offset by a non-cash change in the fair value of the warrant liability of $1,481,087 and impacted by a deferred tax benefit of $61,278 and interest earned on marketable securities held in the trust account of $229. Changes in operating assets and liabilities provided $25,859 of cash from operating activities.

For the three months ended March 31, 2020, cash used in operating activities was $234,388. Net income of $1,792,718 was offset by a non-cash change on warrant liability of $2,184,000 and interest earned on marketable securities held in the trust account of $639,954 and impacted by amortization of debt discount on convertible promissory note of $31,428 and a change in value of conversion option liability of $10,000. Changes in operating assets and liabilities provided $755,420 of cash from operating activities.

For the year ended December 31, 2020, cash used in operating activities was $864,439. Net income of $4,310,769 was impacted by interest earned on marketable securities held in the trust account of $719,646, the forgiveness of accounts payable in the amount of $3,298,207, a non-cash change in fair value of warrant liabilities of $1,906,250, a change in value of conversion option liability of $220,000 and amortization of debt discount on convertible promissory note of $220,000. Changes in operating assets and liabilities provided $748,895 of cash from operating activities.

For the year ended December 31, 2019, cash used in operating activities was $1,424,792. Net loss of $1,067,296 was offset by interest earned on marketable securities held in the trust account of $4,249,828, a deferred tax benefit of $1,764 and a non-cash change in fair value of warrant liabilities of $1,433,250. Changes in operating assets and liabilities provided $2,460,846 of cash from operating activities.

On December 5, 2019, the Company entered into the Expense Advancement Agreement with GTWY Holdings pursuant to which GTWY Holdings committed to provide $566,288 to fund Contributions to the trust account, representing the amount needed to fund the first monthly Contribution during the First Extension. The Company drew down the full amount under the Expense Advancement Agreement to fund the required Contribution to the trust account for the period December 6, 2019 to January 5, 2020 by issuing an unsecured promissory note to GTWY Holdings (the “GTWY Promissory Note”). The GTWY Promissory Note does not bear interest. Amounts borrowed pursuant to the Expense Advancement Agreement were deposited to the trust account on December 6, 2019. On January 31, 2021, we entered into an amendment to the GTWY Promissory Note to permit conversion of all or a portion of the GTWY Promissory Note into warrants at a price of $1.00 per warrant. In connection with such amendment, GTWY Holdings elected to convert the full principal balance of the GTWY Promissory Note into 566,288 warrants.

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On December 1, 2017, HG Vora entered into a Contingent Forward Purchase Contract with us to purchase, in a private placement for gross proceeds of $62,500,000 to occur concurrently with the consummation of our business combination, 6,250,000 Units on the same terms as the sale of Units in the Initial Public Offering at $10.00 per unit. The funds from the sale of the private placement units may be used as part of the consideration to the sellers in the business combination; any excess funds from the private placement units may be used for working capital in the post-transaction company. This commitment is independent of the percentage of stockholders electing to redeem their shares and provides us with an increased minimum funding level for the business combination. HG Vora’s obligation to purchase our Units under the Contingent Forward Purchase contract is contingent upon, among other things, HG Vora approving the business combination, which approval can be withheld for any reason. In connection with previously proposed business combination transaction with GTWY Holdings, an amendment to the Contingent Forward Purchase Contract was effected on December 27, 2019 to provide that the Contingent Forward Purchase Contract would terminate as of, and contingent upon, the closing of the transaction with GTWY Holdings such that the Strategic Investor would instead purchase 3,000,000 units of GTWY Holdings’ equity securities (with each unit consisting of one GTWY Holdings Share and one-half of one GTWY Holdings Warrant) for a purchase price of $10.00 per unit. In addition, HG Vora waived its rights under the Contingent Forward Purchase Contract to purchase private placement units in connection with the proposed Merger with Ensysce.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Hydra Sponsor, an affiliate of the Matthews Lane Sponsor and HG Vora (the “Funding Parties”) loaned an aggregate of $1,000,000 to the Company, in accordance with unsecured promissory notes issued on January 15, 2020 to the Funding Parties, pursuant to an Expense Advancement Agreement dated December 1, 2017 which were subsequently converted by the holders into warrants on June 25, 2020. The Expense Advancement Agreement was amended to increase the total amount of advances available to the Company under the agreement by an additional $300,000 pursuant to amendments effected through November 30, 2020, of which the Company drew down an aggregate of $300,000 through March 31, 2021. The agreement was further amended on February 23, 2021 to increase the total amount of advances available to the Company by an additional $160,000 which was drawn down on February 24, 2021, resulting in aggregate loans outstanding of $460,000 at March 10, 2021. The Funding Parties may, but are not obligated to, loan the Company additional funds from time to time or at any time, as may be required (“Working Capital Loans”). Under the Expense Advancement Agreement, Working Capital Loans would either be paid upon completion of a business combination, without interest, or, at the holder’s discretion, could be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. In the event that a business combination does not close, the Company may use a portion of the proceeds held outside the trust account to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans.

As of March 31, 2021, we had $18,034 in our operating bank accounts, $12,960,899 in securities held in the trust account to be used for a business combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $163,896.

We will need to raise additional capital through loans or additional investments from our Sponsors, HG Vora, stockholders, officers, directors, or third parties. Our Sponsors and HG Vora may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern through June 30, 2021, the date that we will be required to cease all operations, except for the purpose of winding up, if a business combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

As of March 31, 2021, we do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

The underwriters are entitled to underwriting discounts and commissions of 5.5%, of which 2.0% ($4,000,000) was paid at the closing of the Initial Public Offering, and 3.5% ($7,000,000) was deferred. The deferred discount will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement. The underwriters are not entitled to any interest accrued on the deferred discount. On November 23, 2020, the underwriters agreed to waive $250,000 of the deferred fee and on January 31, 2021, the underwriters agreed to waive an additional $4,750,000 of the deferred fee that is to be paid upon consummation of the business combination, as a result of which $2,000,000 remains payable.

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Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Common Stock Subject to Possible Redemption

We account for our common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheets.

Net Income (Loss) Per Common Share

We apply the two-class method in calculating earnings per share. Net income per common share, basic and diluted for redeemable common stock is calculated by dividing the interest income earned on the trust account, net of applicable taxes, if any, by the weighted average number of shares of redeemable common stock outstanding for the period. Net loss per common share, basic and diluted for non-redeemable common stock is calculated by dividing net income less income attributable to redeemable common stock, by the weighted average number of shares of non-redeemable common stock outstanding for the period presented.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have an impact on our financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

Restatement of Previously Issued Financial Statements

On May 26, 2021, we revised our prior position on accounting for private warrants and concluded that our previously issued financial statements as of and for the period from September 11, 2017 (inception) through December 31, 2020 should not be relied on because of a misapplication in the guidance on warrant accounting. However, the non-cash adjustments to the financial statements do not impact the amounts previously reported for our cash and cash equivalents, total assets, revenue or cash flows.

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MANAGEMENT OF LACQ

Executive Officers and Directors

References in this “Management of LACQ” section to “we,” “us” or the “Company” refer to Leisure Acquisition Corp.

The biographies and other information about our current directors and executive officers are as follows:

Name	Age	Title
A. Lorne Weil	75	Executive Chairman
Daniel B. Silvers	44	Chief Executive Officer and Director
Marc J. Falcone	48	Director
Steven M. Rittvo	72	Director
David L. Weinstein	54	Director
George Peng	50	Chief Financial Officer, Treasurer and Secretary
Eric Carrera	31	Senior Vice President – Finance and Business Development

*Ages presented as of April 30, 2021.

Set forth below is a brief description of the business experience of each of our executive officers and directors:

A. Lorne Weil has served as our Executive Chairman since our formation in September 2017 and has been a principal of Hydra Management, an investment vehicle formed by Mr. Weil, since September 2014. Mr. Weil serves as Executive Chairman of Inspired Entertainment, Inc., a position he has held since December 2016. Previously, Mr. Weil served as Chairman and CEO of Inspired’s predecessor, Hydra Industries Acquisition Corp., since October 2014. Mr. Weil previously served as Chairman of the Board of Scientific Games Corporation (and its predecessor Autotote Corporation) from October 1991 to November 2013. Mr. Weil also served as the Chief Executive Officer of Scientific Games Corporation (and its predecessor Autotote Corporation) from 1992 to 2008 and from November 2010 to November 2013 (Mr. Weil had retired in 2008) and as the President from August 1997 to June 2005. Under Mr. Weil’s stewardship, the company made a number of significant acquisitions and joint ventures, including the privatization of the off-track betting operations of the State of Connecticut, and the acquisitions of Scientific Games Holdings Corp., IGT Online Entertainment Systems, Global Draw and WMS Industries, and the privatization of the Illinois, New Jersey and Italian lotteries. Prior to joining Scientific Games, Mr. Weil was President of Lorne Weil, Inc., a firm he founded which provided strategic planning and corporate development services to technology-based industries, a role he maintained from 1979 to November 1992. From 1974 to 1979, Mr. Weil was Vice President — Corporate Development at General Instrument Corporation. From 1970 to 1974, Mr. Weil was a manager with the Boston Consulting Group. Mr. Weil received his undergraduate degree from the University of Toronto, an M.S. degree from the London School of Economics and an M.B.A. from Columbia University, where he served for more than 10 years on the Board of Overseers. From 2011 to 2013, Mr. Weil was a director of Avantair Inc. In 2012, Mr. Weil was the sponsor and Chairman of the Board of Andina Acquisition Corp., a Nasdaq-listed blank check company and currently serves as the Non-Executive Chairman of the Board of the successor entity, Tecnoglass Inc.

Daniel B. Silvers has served as Chief Executive Officer and a Director of the Company since our formation in September 2017. Additionally, he has served as Managing Member of Matthews Lane Capital Partners LLC, an investment firm, since June 2015 and also has served as Executive Vice President and Chief Strategy Officer of Inspired Entertainment, Inc., a company involved in the gaming equipment supplier industry, since December 2016. At Inspired, Mr. Silvers is also a member of the Office of the Executive Chairman. He is the former President of Spring Owl Asset Management LLC, an investment management firm, a position he held from March 2009 to June 2015 (including predecessor entities). From April 2009 to October 2010, Mr. Silvers also served as President of Western Liberty Bancorp, an acquisition -oriented holding company that acquired and recapitalized a community bank in Las Vegas, Nevada. Mr. Silvers joined a predecessor of Spring Owl from Fortress Investment Group, a leading global alternative asset manager, where he worked from 2005 to 2009. At Fortress, Mr. Silvers’ primary focus was to originate and oversee due diligence on and asset management for real estate and gaming investments in Fortress’ Drawbridge Special Opportunities Fund. Prior to joining Fortress, Mr. Silvers was a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co., Inc. Mr. Silvers serves as a director of Avid Technology, Inc., a global media technology provider. Mr. Silvers previously served on the board of directors of Forestar Group, Inc., International Game Technology, bwin.party digital entertainment plc, Universal Health Services, Inc., PICO Holdings, Inc., Ashford Hospitality Prime, Inc. and India Hospitality Corp. Mr. Silvers holds a B.S. in Economics, as well as an M.B.A with a concentration in Finance, from The Wharton School of the University of Pennsylvania.

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Marc J. Falcone has served as a member of our Board since December 1, 2017. Mr. Falcone has served as the President and Chief Financial Officer of Sightline Payments LLC, a leading digital commerce platform for the gaming industry, since February 2019. Mr. Falcone is also the principal of MF Ventures LLC, a diversified investment platform with investments in companies involved in the hospitality, gaming and leisure industries, including Kentucky Downs located in Franklin, Kentucky, which operates 750 historical horse racing machines. Mr. Falcone is the managing partner of ECL Gaming Management LLC, an investment group that manages the Kentucky Downs. Mr. Falcone served as Executive Vice President, Chief Financial Officer and Treasurer of Red Rock Resorts, Inc. from October 2015 until May 2017 and as Executive Vice President and Chief Financial Officer of Station Casinos LLC from June 2011 until May 2017. Mr. Falcone served as Treasurer of Station Casinos LLC since January 2013 until May 2017. Mr. Falcone also served as Chief Financial Officer of Fertitta Entertainment LLC from October 2010 through May 2016. From June 2008 to October 2010, Mr. Falcone worked at Goldman Sachs & Co. where he focused on restructuring transactions in the hospitality and gaming sectors under that firm’s Whitehall division. From May 2006 to June 2008, Mr. Falcone was a senior analyst at Magnetar Capital, LLC (an alternative asset management firm), covering the gaming, lodging, leisure, REIT and airline industries. From May 2002 to June 2006, Mr. Falcone was a Managing Director for Deutsche Bank Securities Inc. covering gaming, lodging and leisure companies and was recognized as one of the industry’s top analysts. Prior to joining Deutsche Bank Securities Inc., Mr. Falcone worked for Bear, Stearns & Co. Inc., covering the gaming, lodging and leisure industries. Mr. Falcone holds a bachelor’s degree in Real Estate Finance and Hotel Administration from Cornell University.

Steven M. Rittvo has served as a member of our Board since December 1, 2017. Since February 2017, Mr. Rittvo serves as Chairman and Chief Executive Officer of Innovation Project Development, a multi-disciplinary development management services company focused on leisure- and residential-related developments. Mr. Rittvo has been with Innovation Project Development since November 2005. In May 1993, Mr. Rittvo co-founded The Innovation Group, Inc., a gaming, hospitality and leisure sector consulting firm headquartered in Denver with offices in New Orleans, Atlantic City, Aspen, Minneapolis and Orlando. Mr. Rittvo served as President of Innovation Group until February 2017. In Mr. Rittvo’s various roles with The Innovation Group, he advised and participated in gaming studies for clients ranging from Caesars Entertainment, MGM Mirage, Pinnacle Entertainment, Mandalay Resort Group, Isle of Capri, Harrah’s Entertainment, Trump Hotels and Casinos, as well as numerous Native American tribes and government agencies throughout the United States and the World. Mr. Rittvo holds a bachelor’s degree in Systems Engineering and a master’s degree in Transportation Engineering and Planning from the Polytechnic Institute of New York.

David L. Weinstein has served as a member of our Board since December 1, 2017. Mr. Weinstein is a partner at Belvedere Capital, a real estate investment firm based in New York, and is primarily focused on Belvedere’s investment in Industry City, a six million square foot redevelopment project in Sunset Park, Brooklyn. Mr. Weinstein serves as Chief Executive Officer of GreenAcreage Real Estate Corp., a REIT, a position he assumed in August 2020, and also serves as a director of GreenAcreage. Mr. Weinstein was previously a partner at Belvedere Capital from September 2008 until October 2013 and rejoined as a partner in 2016. From February 2015 until August 2016, Mr. Weinstein was a member of the board of directors of Forestar Group, Inc. Mr. Weinstein previously served as President and Chief Executive Officer of MPG Office Trust, Inc., a publicly traded office REIT, from November 2010 until the sale of the Company in October 2013. He was a member of the board of directors of MPG Office Trust, Inc. from August 2008 until October 2013. From April 2007 until August 2008, Mr. Weinstein was a Managing Director of West bridge Investment Group/Westmont Hospitality Group, a real estate investment fund focused on hospitality. From 1996 until January 2007, Mr. Weinstein worked at Goldman, Sachs & Co., first as a Vice President in the real estate investment banking group (focusing on mergers, asset sales and corporate finance) and then, from 2004, as a Vice President in the Special Situations Group (focused on real estate debt investments). Mr. Weinstein holds a Bachelor of Science degree in Economics, magna cum laude, from The Wharton School of the University of Pennsylvania and a Juris Doctor, cum laude, from the University of Pennsylvania Law School. He is a member of the New York State Bar Association.

George Peng has served as our Chief Financial Officer, Treasurer and Secretary since our formation in September 2017. Additionally, Mr. Peng has been a Principal of Hydra Management, LLC, an investment vehicle of Mr. Weil’s since July 2014 and as Vice President of Finance at Inspired Entertainment, Inc., since January 2017. Previously, he was Chief Financial Officer of Hydra Industries Acquisition Corp., a special-purpose acquisition corporation that acquired Inspired Entertainment, Inc., from August 2015 until January 2017. Before that, Mr. Peng was a consultant to Scientific Games Corporation from May 2013 to April 2014, where he assisted in its integration of the acquisition of WMS Industries. Mr. Peng was focused on the financial and operational impacts of integrating the accounting and finance functions of both companies, including human resource allocation, budgeting, and cost reductions. Prior to consulting to Scientific Games, Mr. Peng was a consultant primarily focused on financial planning and analysis for various industries, including retail and financial services. Previously, he was an Associate in the Investment Banking division of Credit Suisse, focusing on private equity, high yield, and leveraged lending products. Mr. Peng holds an A.B. in Economics from the University of Michigan, Ann Arbor, as well as an M.B.A. with a concentration in Finance from the Anderson School at UCLA. Mr. Peng is a CFA Charter holder, which he was awarded in 2006.

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Eric Carrera has served as our Senior Vice President of Finance and Business Development since September 2017. Additionally, Mr. Carrera has served as the Senior Associate of Hydra Management, LLC, an investment vehicle of Mr. Weil, since June 2015 and as Manager of Finance/M&A of Inspired Entertainment, Inc. since January 2017. Mr. Carrera was Senior Vice President at Andina Acquisition Corp. II, a special-purpose acquisition corporation, from November 2015 to March 2018 when it successfully completed its business combination with Lazydays R.V. Center, Inc., a premier RV dealership destination. From June 2011 to February 2015, Mr. Carrera was an international business development associate with Scientific Games Corporation, a supplier of technology-based products, systems and services to gaming markets worldwide. From September 2011 to December 2013, Mr. Carrera acted as an advisor to Andina Acquisition Corp. and was a member of the team that successfully completed a business transaction with Tecnoglass S.A., a Colombian manufacturer of glass and windows. Mr. Carrera received a B.S. from Boston University School of Management and is also a CFA Charter holder.

Number and Terms of Office of Officers and Directors

Our Board is presently comprised of five (5) members and is divided into three separate classes of directors. One class of directors is normally elected at each annual meeting of stockholders for a term of three (3) years. Mr. Falcone, our Class I director, was elected at our first annual meeting of stockholders in 2018 for a three-year term expiring at our 2021 annual meeting of stockholders. Messrs. Rittvo and Weinstein, our Class II directors, were each elected at our 2019 Special Meeting for a three-year term expiring at our 2022 annual meeting of stockholders. The terms of our Class III directors, consisting of Messrs. Weil and Silvers, will expire at our 2020 annual meeting of stockholders. Messrs. Weil and Silvers were each elected at our 2020 Special Meeting for a three-year term expiring at our 2023 annual meeting of stockholders.

Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Messrs. Falcone, Rittvo and Weinstein are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules.

Committees of the Board

Our Board has two standing committees: an audit committee and a compensation committee. Our committees are comprised solely of independent directors.

Audit Committee

The members of our audit committee are Messrs. Falcone, Rittvo and Weinstein. Mr. Falcone currently serves as Chairman of the audit committee. All members of the audit committee qualify as independent directors under applicable rules and regulations of the SEC and Nasdaq.

Each member of the audit committee is financially literate and our Board has determined that Mr. Falcone qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent auditors;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of our compensation committee are Messrs. Falcone, Rittvo and Weinstein. Mr. Weinstein currently serves as Chairman of the compensation committee. All members of the compensation committee qualify as independent directors under applicable rules and regulations of the SEC and Nasdaq.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of such goals and objectives and determining and approving the compensation of the Chief Executive Officer;

●	reviewing and approving the compensation of the other executive officers;

●	reviewing executive compensation policies and plans;

●	administering equity-based compensation plans;

●	reviewing and approving the terms of employment agreements, severance agreements and similar arrangements for executive officers;

●	producing a report on executive compensation to be included in the annual proxy statement in accordance with applicable rules and regulations of the SEC in effect from time to time; and

●	reviewing, modifying and approving (or, as it deems appropriate, recommending to the Board for determination and approval) the compensation for non-employee directors.

It is likely that prior to the consummation of a business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Board Leadership Structure and Role in Risk Oversight

Our Board recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of the Company at any point in time. As a result, no policy exists requiring combination or separation of leadership roles and our governing documents do not mandate a particular structure. This has allowed our Board the flexibility to establish the most appropriate structure for the Company at any given time. Currently, our Chief Executive Officer and Chairman roles are separately held by Mr. Silvers and Mr. Weil, respectively. The majority of our directors are independent and the Board’s standing committees are comprised solely of independent directors. Our Board oversees our risk management process focusing on our general risk management strategy to ensure appropriate risk mitigation strategies are implemented by management. Further, presentations by management to our Board include consideration of the challenges and risks that we face, and our Board and management engage in discussion on these topics. In addition, our Board committees consider risk within their areas of responsibility. In particular, our Audit Committee provides oversight to legal and compliance matters and assesses the adequacy of our risk-related internal controls.

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Code of Ethics

We have adopted a Code of Ethics applicable to our directors, executive officers and employees that complies with the rules and regulations of the Nasdaq. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business. We have previously filed copies of our form Code of Ethics, our form of Audit Committee Charter and our form of Compensation Committee Charter as exhibits to our registration statement in connection with our IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. Copies of our Code of Ethics and our audit committee and compensation committee charters are available, without charge, on our website at www.leisureacq.com or upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Director Nominations

We do not have a standing nominating committee. In accordance with Rule 5605(e)(2) of the Nasdaq Rules, a majority of the independent directors may recommend a director nominee for selection by the Board. The Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in our bylaws. Stockholder recommendations should be submitted in writing to: Leisure Acquisition Corp., 250 West 57th Street, Suite 415, New York, New York 10107, Attention: Secretary.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Stockholder Communications

Stockholders may communicate with the Board or with a specific director at any time by writing to us at 250 West 57th Street, Suite 415, New York, New York 10107, Attention: Secretary, or calling (646) 565-6940. We review all messages received and forward messages that reasonably appear to be communications from a stockholder intended to be made to one or more directors about a matter of stockholder interest. Such messages are forwarded as soon as practicable, to the particular director to whom they are addressed or, if not so addressed, to our Executive Chairman. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to directors.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on our Board, except that Mr. Weil, our Executive Chairman, is Executive Chairman of Inspired Entertainment, Inc. and Mr. Silvers, our Chief Executive Officer and a member of our Board, is an executive officer of Inspired Entertainment, Inc.

Conflicts of Interest

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity and not to us. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our business combination. In addition, our amended and restated certificate of incorporation provides for the waiver of any requirement to present corporate opportunities to us to the extent it would conflict with competing duties owed to other entities. Our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

Executive Compensation

None of our officers or directors has received any cash (or non-cash) compensation for services rendered to us. Commencing on December 1, 2017, under an administrative services agreement, we agreed to pay our Hydra sponsor, or its affiliates or assignees, a total of up to $10,000 per month for office space, utilities and secretarial and administrative support until completion of our business combination. Effective June 30, 2020, our Hydra sponsor agreed to stop charging the monthly administrative fee and forgave the $71,000 outstanding balance due under the agreement.

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We may pay our Sponsors or any of our existing officers or directors, or any entity with which they are affiliated, a finder’s fee, consulting fee or other compensation in connection with identifying, investigating and completing our business combination. These individuals will also be reimbursed for any out of pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. In addition, to facilitate the Company’s business interests in identifying potential target businesses, we have reimbursed certain professional networking organization membership fees. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsors, Strategic Investor, officers, directors or our or their affiliates and will determine which fees and expenses and the amount of expenses that will be reimbursed.

After the completion of our business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our Board.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Limitation on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation provides that our officers and directors are indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions of our amended and restated certificate of incorporation, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

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MANAGEMENT AFTER THE BUSINESS COMBINATION

Executive Officers and Directors

The following persons are anticipated to be the directors and executive officers of LACQ upon the consummation of the business combination.

Name	Age*	Position
Executive Officers
Dr. Lynn Kirkpatrick(1)	64	President, Chief Executive Officer and Class III Director
David Humphrey, CPA	53	Chief Financial Officer
Richard Wright, MBA	49	Chief Business Officer
Geoffrey Birkett	58	Chief Commercial Officer
William Schmidt, Ph.D.	70	Chief Medical Officer
Jeffrey Millard, Ph.D.	46	Chief Operating Officer
Directors
Andrew Benton(1)	69	Class I Director
William Chang (1)	64	Class I Director
Bob Gower (1)	83	Class II Director and Chairman of the Board
Adam Levin (2)	42	Class III Director
Steve Martin(1)	60	Class III Director
Curtis Rosebraugh (2)	63	Class II Director

*Ages presented as of April 29, 2021

(1)	Nominated by Ensysce

(2)	Nominated by LACQ

Information about the Anticipated Executive Officers and Directors Upon the Closing of the Business Combination

Executive Officers

Dr. Lynn Kirkpatrick, Ph.D. has served as Ensysce’s Chief Executive Officer since January 12, 2009. Dr. Kirkpatrick has spent over 30 years in drug discovery and development, has initiated the clinical development of four novel drug candidates and now strives to bring highly novel and safe pain therapies to commercialization. She received a Doctor of Philosophy (“Ph.D.”) degree in Medicinal and Biomedicinal Chemistry at the University of Saskatchewan, completed a Post-Doctoral Fellowship at the Yale University School of Medicine, and became a tenured full professor in the Department of Chemistry at the University of Regina. She co-founded ProlX Pharmaceuticals, Corp. (“ProlX”) an oncology discovery company, becoming Chief Executive Officer and successfully bringing three small molecules from discovery into clinical development, two of these her own discoveries from academia. ProlX was acquired by Biomira Inc., and Dr. Kirkpatrick became the Chief Scientific Officer of the merged company to focus on the development of oncology products and vaccines. In 2009, she co-founded PHusis Therapeutics, developing targeted small molecule precision medicines for oncology. At the same time, she became the Chief Executive Officer of Ensysce. Dr. Kirkpatrick has published extensively in the area of targeted drug discovery, abuse deterrent pain products and holds numerous patents for novel drugs and modalities. Ensysce believes Dr. Kirkpatrick is qualified to serve on its board of directors because of her extensive executive experience in its industry and her service as its Chief Executive Officer.

David Humphrey, CPA has served as Ensysce’s Chief Financial Officer since February 2021. Prior to joining the Company, Mr. Humphrey was most recently Chief Financial Officer of Senomyx, Inc. (“Senomyx”), a publicly held biotechnology company focused on taste science. In his previous employment, he guided public company financial reporting, including Forms 10-K, 10-Q, 8-K, S-3, S-8, proxy statements and SOX internal controls compliance, and acted as primary liaison with the Audit Committee and external auditors. Mr. Humphrey advised the Senomyx’s board of directors, as part of core executive management team, in a $75 million acquisition by Firmenich SA, a private Swiss multinational flavor and fragrance company. Previously, he held finance and accounting leadership positions and consulted at numerous life sciences companies, including ActivX Biosciences, Aurora Biosciences and Gensia. Mr. Humphrey started his career as an accountant a Price Waterhouse. He holds a Bachelor of Science with Honors in Accountancy from the University of Illinois at Urbana-Champaign and is a Certified Public Accountant in California.

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Richard Wright has served as Ensysce’s Chief Business Officer since January 2016. Mr. Wright is the Chief Executive Officer of Magnostics, Ltd, a superparamagnetic nano-material company based in Dublin, Ireland. Previously, he served as Venture Partner at Ren Capital Partners (“Ren Capital”), a healthcare fund of funds based in Beijing. Prior to Ren Capital, he was a strategic advisor to Bangkok Dusit Medical Service, the largest healthcare conglomerate in Southeast Asia, assisting in drug commercialization efforts. Mr. Wright was Managing Director at Newstock Capital, an intellectual property investment advisory firm based in Stockholm, Sweden. While at Newstock, he worked with venture capital and corporate funds on divestitures, mergers and acquisitions, patent transactions, licensing and infringement. Previously Mr. Wright was fund manager for General Electric / Technology Ventures where he managed an intellectual property healthcare fund. He was the Co-Founder and Chief Executive Officer of TherimuneX, a company that has been developing endogenous lipopeptides for their immune regulating properties. Mr. Wright was principal of Guardian Technology Partners, a chemical and life sciences intellectual property advisory firm that was sold to investment bank Boenning and Scattergood. Mr. Wright started his career on the business development team of Endo Pharmaceuticals, plc. Mr. Wright has over 24 years of experience spanning start-up, fast growth pharmaceutical companies combined with intellectual property and healthcare investment acumen from varied international markets. Mr. Wright holds a Master of Science in Engineering, Management of Technology with a focus of biotechnology from University of Pennsylvania’s School of Engineering and Applied Sciences and Wharton School of Business, and a Master of Business Administration from London School of Economics TRIUM program.

Geoffrey Birkett has served as Ensysce’s Chief Commercial Officer since October 1, 2018. He has over 30 years of experience in the Pharmaceutical and Biotechnology area. He started his career as a biochemist at the Royal Victoria Infirmary in Newcastle-upon-Tyne, England. He then moved into the pharmaceutical industry, where he focused on pain/addiction and neuroscience throughout his career. He has developed and launched several groundbreaking therapies; these include Nicorette (POM) and (OTC), Lexapro and several other psychiatry agents with Lundbeck. Mr. Birkett assisted on the launch of Prozac and Humatrope (human growth hormone) with Eli Lilly. He assisted in moving Seroquel from Phase 2 to global market leader with multi-billion dollar sales, he also participated in the launch of Zomig for migraine which became European market leader. He worked for most of his pharmaceutical career at Astrazeneca plc in both the United Kingdom and then the United States where he held many roles including overseeing the global oncology division. When the AstraZeneca merger took place, Mr. Birkett ran the merger process outside the US across all markets, and ran a corporate change program to streamline research and development involving 67,000 staff. Since leaving AstraZeneca. Mr. Birkett has held multiple roles in biotech companies as senior officer or as a consultant. He is co-founder of a novel drug delivery company and has consulted for IPSOS, a large global research and consulting firm. He also served as president for North America/ Canada of INDIVIOR, a large company producing addiction treatment drugs. Mr. Birkett joined Ensysce in 2018 and is focused on building a world class commercial team. Mr. Birkett attended Henley Business College in London and INSEAD Business School in France where he studied general management and a global leadership.

Dr. William K. Schmidt, Ph.D., has served as Ensysce’s Chief Medical Officer since January 1, 2016. He is also the Head of NorthStar Consulting, the Parliamentarian and a former president of the Eastern Pain Association, the largest regional affiliate of the American Pain Society. He has over 25 years of pharmaceutical industry experience with a special emphasis on the discovery and development of novel analgesic and narcotic antagonist drugs. He was previously Vice President of Clinical Development for CrystalGenomics (Seoul, South Korea) and its United States subsidiary, CG Pharmaceuticals (Emeryville, CA); Senior Vice President of Development at Limerick BioPharma; Vice President, Clinical Research, for Renovis, Inc.; and Vice President, Scientific Affairs and acting Vice President, Clinical Research and Development, at Adolor Corporation. At Adolor Corporation, Dr. Schmidt was a key member of the team leading to the clinical development, NDA filing, and FDA approval of Entereg® (alvimopan), a peripherally-acting opioid antagonist. Currently Dr. Schmidt serves as an expert on pain medicine pharmaceutical development with pharmaceutical and biotech companies throughout North America, Europe, Asia, Latin America, and Australia. Dr. Schmidt received a Bachelor of Arts degree from the University of California Berkeley and his Ph.D. University of California-San Francisco.

Jeffrey Millard, Ph.D. has served as Ensysce’s Chief Operating Officer since January 2019. Dr. Millard has both academic and industrial experience in chemistry and pharmaceutical sciences covering all aspects of chemistry, manufacturing, and controls, or CMC. He has been involved in both start-up biotech as well as small and mid-sized public biopharmaceutical companies. Dr. Millard has been directly responsible for research and development activities and writing of more than seven IND submissions and Investigational Medicinal Product Dossiers, or IMPDs. He has directed the CMC efforts from discovery and in-licensing through commercial launch activities. His experience covers the application programming interface, or API, lifecycle (from synthetic route scouting, process chemistry, analytical chemistry development and validation, cGMP production and release of API, to QbD and process validation), and drug product development through manufacture. Dr. Millard received a Bachelor of Arts from Rice University and a Ph.D. in Pharmaceutical Sciences from the University of Arizona.

Directors

Andrew Benton, J.D. serves as a member of the board of directors of Ensysce since December 2, 2019. Mr. Benton was the President, Chief Executive Officer and Trustee of Pepperdine University from June 2000 to July 2019. Mr. Benton was the former chairman of both the American Council of Education, the major coordinating body for all of the nation’s higher education institutions, and the National Association of Independent Colleges and Universities. Mr. Benton is also past chair of the Association of Independent California Colleges and Universities and a member of the American Bar Association, the Council for Higher Education Accreditation, the President’s Cabinet of the West Coast Conference, the Association of Presidents of Independent Colleges and Universities, and the Los Angeles World Affairs Council. Mr. Benton holds an undergraduate degree in American studies from Oklahoma Christian University and a J.D. from Oklahoma University. Mr. Benton was awarded the Distinguished Alumnus Award by Oklahoma University. LACQ believes that Mr. Benton’s experience governing academic and other institutions qualifies him to serve on our board of directors.

William Chang serves as Chief Executive Officer of Westlake Realty Group and Chairman of Westlake International Group where he works for more than 40 years. Mr. Chang runs Edge Venture Capital Fund and is a founder and the managing partner of Digikeyih. Mr. Chang is an investor in the San Francisco Giants of Major League Baseball. Mr. Chang is also a member of YPO Gold, Northern California and is the former Chairman of U. S. Rugby Football Union. He also served on the Board of the Asia Foundation and San Francisco Port and Social Services Commissions. Mr. Chang holds a Bachelor degree in Economics from Harvard University. LACQ believes that Mr. Chang’s experience in corporate governance qualifies him to serve on our board of directors.

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Bob Gower, Ph.D. has served as Ensysce’s Chairman since 2008. Dr. Gower was Chief Executive Officer of Lyondell Petrochemical from 1985 through his retirement at the end of 1996. Together with Dr. Richard Smalley, Dr. Gower founded Carbon Nanotechnologies, Inc. (“CNI”) in 2000 developing fullerene carbon nanotubes for multiple applications. CNI was acquired by Unidym in 2007. Dr. Gower founded Specified Fuels and Chemicals and in early 2008, founded Ensysce for the specific focus of using carbon nanotubes in therapeutic areas. He served on the board of directors of numerous companies, including Kirby Corporation and OmNova. In addition, Dr. Gower received his Ph.D. from the University of Minnesota. LACQ believes that Mr. Gower’s previous board and industry experience qualifies him to serve on our board of directors.

Adam S. Levin, MD, is the Vice Chair of Faculty Development for the Department of Orthopaedic Surgery at Johns Hopkins University, where he has been on faculty since 2014. He is an Associate Professor of Orthopaedic Surgery and Associate Professor of Oncology, researching treatments related to musculoskeletal oncology, while also maintaining an active clinical practice. He has served as the Associate Director of the Orthopaedic Surgery Residency Training Program since 2015, and has led novel curricular efforts through the Musculoskeletal Tumor Society and the American Academy of Orthopedic Surgeons. He has overseen Departmental Compliance since 2016, in addition to holding additional leadership roles related to billing, coding, and practice management for the Musculoskeletal Tumor Society and the American Academy of Orthopaedic Surgeons. Prior to joining Johns Hopkins University, Dr. Levin was an Assistant Professor of Orthopaedic Surgery at the Zucker School of Medicine at Hofstra University, and Attending Physician at Long Island Jewish Medical Center and North Shore University Hospital in New York between 2012 and 2014. From 2010 to 2012, he was a fellow of musculoskeletal oncology and Clinical Instructor at Memorial Sloan-Kettering Cancer Center, following his residency training at the North Shore/LIJ Health System (now Northwell Health) from 2005 to 2010. He was a member of the North Shore/LIJ Physician High Potential Program from 2013 until his departure in 2014, and the American Academy of Orthopaedic Surgeons’ Leadership Fellows Program from 2019 to 2020; he has maintained membership in the American Orthopaedic Association of Emerging Leaders Program since 2015. Dr. Levin has also continued to serve as Associate Editor for CME for the Journal of Bone and Joint Surgery since 2016, and is on the Steering Committee for the Musculoskeletal Tumor Registry where he leads the Publications Subcommittee. Dr. Levin served as a subject-matter consultant to Leisure Acquisition Corp. during the Company’s initial review of pre-clinical and Phase I clinical trial results from Ensysce Biosciences. Dr. Levin holds a B.S. in Biology with a concentration in Animal Physiology from Cornell University, an M.D. from New York Medical College, and is currently studying at the Johns Hopkins University Carey School of Business for an M.B.A. with a specialization in Healthcare Management, Innovation, and Technology. LACQ believes that Mr. Levin is well qualified to serve as a member of its board of directors based on his academic and practice experience and his detailed knowledge of value-based care, acute and chronic pain management, novel drug design, and health care operations and management.

Steve R. Martin serves as a member of the board of directors of Ensysce since August 2020. Mr. Martin also currently serves as Senior Vice President and Chief Financial Officer of Armata Pharmaceuticals, Inc., a clinical development stage biotechnology company listed on New York Stock Exchange since January 2016. Previously, Mr. Martin served as Senior Vice President and Chief Financial Officer of Applied Proteomics, Inc., a molecular diagnostics company, from December 2014 to August 2015. From June 2011 to December 2014, Mr. Martin served as Senior Vice President and Chief Financial Officer of Apricus Biosciences, Inc. (“Apricus”), a publicly traded pharmaceutical company, and served as the Interim Chief Executive Officer of Apricus from November 2012 through March 2013. From 2008 to January 2011, Mr. Martin served as Senior Vice President and Chief Financial Officer of BakBone Software (“BakBone”), a publicly traded software company. During his final 10 months with BakBone until the company’s acquisition in January 2011, Mr. Martin also served as BakBone’s Interim Chief Executive Officer. From 2005 to 2007, Mr. Martin served as Chief Financial Officer of Stratagene Corporation, a publicly traded research products and clinical diagnostics company. Mr. Martin’s previous experience also includes serving as Controller with Gen-Probe Incorporated, a publicly traded molecular diagnostics company, as well as 10 years with Deloitte & Touche LLP, a public accounting firm. Mr. Martin holds a Bachelor in Science in Accounting from San Diego State University and is a certified public accountant (inactive). LACQ believes that Mr. Martin’s expertise in biopharmaceutical industry and accounting expertise qualifies him to serve on our board of directors.

Curtis Rosebraugh, M.D., MPH is a member of Griebel and Rosebraugh Consulting LLC since May, 2018 where he is a regulatory consultant for small molecule and biological drug development. Prior to forming a consulting firm, he was with the Food and Drug Administration since 2000 and was the Director of the Office of Drug Evaluation II (“ODEII”) within the Center for Drug Evaluation and Research (“CDER”) from 2007 until his retirement in 2018 with supervisory responsibility for the evaluation of all drug products within 3 divisions: the Division of Pulmonary, Allergy and Rheumatology Products, the Division of metabolism and Endocrinology Products and the Division of Anesthesia, Analgesia, and Addiction Products. He has overseen the development and approval of over 50 new drugs, was responsible for the planning of over 100 advisory committee meetings, led ODE II through several controversial safety issues and has received many honors and awards. Dr. Rosebraugh has been involved in the development of abuse deterrent opioid formulations and has also been involved in the development of the biosimilar program as well as many other CDER initiatives. Dr. Rosebraugh received his undergraduate degree in pharmacy in 1981, his Medical Degree in 1986 and completed a residency in Internal Medicine in 1989, all at the University of Kansas. He completed a Masters of Public Health at Johns Hopkins School of Public Health in 1999 and a Clinical Pharmacology Fellowship at Georgetown University in 2000. Dr. Rosebraugh joined the FDA in 2000 as a Medical Reviewer in the Division of Pulmonary and Allergy Drug Products and became the Deputy Director Office of Nonprescription Products in 2002 before joining ODE II in 2005, first as Deputy Director and then as Director in 2007. LACQ believes that Dr. Rosebraugh’s regulatory experience and overseeing and participating in drug development in the biopharmaceutical industry qualifies him to serve on our board of directors.

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship that, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Based on information provided by each director concerning his or her background, employment and affiliations, including family relationships, it is expected that the Board will determine that each of Bob Gower, William Chang, Andrew Benton, Steve R. Martin, Adam S. Levin, and Curtis Rosebraugh is an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, the Board will consider the current and prior relationships that each non-employee director has and will have with LACQ and all other facts and circumstances that the Board deems relevant in determining independence, including the beneficial ownership of LACQ’s common stock by each non- employee director (and related entities) and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions.”

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Role of Board in Risk Oversight

The Board will have extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting to the Board by the audit committee. The audit committee will represent the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of our business and summarize for the Board all areas of risk and the appropriate mitigating factors. In addition, our Board will receive periodic detailed operating performance reviews from management.

Composition of the Board

The business and affairs of LACQ will be managed under the direction of the Board. Following the closing, it is expected that our Board will consist of up to seven (7) directors, which will be divided into three classes (Class I, II and III) with Class I and II each consisting of two directors and Class III consisting of three directors. Pursuant to the Merger Agreement, our Board initially will consist of (i) five (5) individuals designated by Ensysce (all of whom are existing members of Ensysce’s board of directors) and (ii) two directors designated by the Sponsor.

Board Committees

After the completion of the Merger, the standing committees of our board of directors will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may from time to time establish other committees.

Our president and chief executive officer and other executive officers will regularly report to the non- executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls.

Audit Committee

Upon the completion of the Merger, we expect to have an audit committee, consisting of Steve R. Martin, who will serve as chairperson, Bob Gower and Andrew Benton. Each proposed member of the audit committee qualifies as an independent director under the Nasdaq corporate governance standards and the independence requirements of Rule 10A-3 of the Exchange Act. Following the Merger, our board of directors will determine which member of our audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our Board in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function and (5) the performance of our independent registered public accounting firm.

Our Board will adopt a written charter for the audit committee, which will be available on our website upon the completion of the Merger.

Compensation Committee

Upon the completion of the Merger, we expect to have a compensation committee, consisting of Adam Levin, who will be serving as the chairperson, Bob Gower and William Chang.

The purpose of the compensation committee is to assist our Board in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors, (2) monitoring our incentive and equity-based compensation plans and (3) preparing the compensation committee report, if required to be included in our proxy statement under the rules and regulations of the SEC.

Our Board will adopt a written charter for the compensation committee, which will be available on our website upon the completion of the Merger.

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Nominating and Corporate Governance Committee

Upon completion of the Merger, we expect to have a nominating and corporate governance committee, consisting of Bob Gower, who will serve as chairperson, Steve R. Martin and Curtis Rosebraugh. The purpose of our nominating and corporate governance committee will be to assist our Board in discharging its responsibilities relating to (1) identifying individuals qualified to become new Board members, consistent with criteria approved by the Board, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders, (3) identifying Board members qualified to fill vacancies on any Board committee and recommending that the Board appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the Board corporate governance principles applicable to us, (5) overseeing the evaluation of the Board and management and (6) handling such other matters that are specifically delegated to the committee by the Board from time to time.

Our Board will adopt a written charter for the nominating and corporate governance committee, which will be available on our website upon completion of the Merger.

Code of Business Conduct

We will adopt a new code of business conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which will be available on our website upon the completion of the Merger. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

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EXECUTIVE COMPENSATION OF ENSYSCE PRIOR TO THE BUSINESS COMBINATION AND
THE COMBINED COMPANY AFTER THE BUSINESS COMBINATION

References in this section to “we,” “our,” “us,” “the Company” or “Ensysce” generally refer to Ensysce and its consolidated subsidiaries, and which shall be deemed to also refer to Leisure following the consummation of the Transactions.

This section discusses the material components of the executive compensation program for our named executive officers. Our named executive officers, consisting of our principal executive officer and the next two most highly compensated executive officers, for the year ended December 31, 2020, were:

●	D. Lynn Kirkpatrick, Ph.D., Chief Executive Officer;

●	Richard Wright, MBA, Chief Business Officer; and

●	Geoff Birkett, Chief Commercial Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table provides summary information concerning compensation earned by our named executive officers for the year ended December 31, 2020 for services rendered for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

D. Lynn Kirkpatrick, PhD. Chief Executive Officer	2020	155,868	-	-	-	155,868
Richard Wright Chief Business Officer	2020	76,000	-	-	-	76,000
Geoff Birkett Chief Commercial Officer	2020	72,000	-	-	-	72,000

(1)	The amounts reported represent the named executive officer’s base salary earned during the fiscal year ended December 31, 2020.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

We have not entered into a written employment contract with our CEO, Dr. Kirkpatrick. However, the Board, pursuant to resolutions dated January 15, 2016, approved her base salary, which was (a) prior to the date the Company received qualified funding of at least two million dollars, Dr. Kirkpatrick would receive no base salary, (b) once the Company received qualified funding of at least two million dollars but no more than ten million dollars, Dr. Kirkpatrick would receive an annual base salary of $150,000 and (c) once the Company received qualified funding of at least ten million dollars, Dr. Kirkpatrick would receive an annual base salary of $320,000. None of these milestones were attained in or prior to calendar year 2020; however, as set forth more fully below, the Company did pay Dr. Kirkpatrick base salary in calendar year 2020.

We entered into an offer letter with Mr. Wright dated July 31, 2017 (the “Offer Letter”), memorializing the terms of his employment as the Company’s Chief Business Officer. Pursuant to the Offer Letter, Mr. Wright’s base salary was also dependent on the Company obtaining a qualified financing, as (a) prior to the date the Company received qualified funding of at least two million dollars, Mr. Wright would receive no base salary, (b) once the Company received qualified funding of at least five million dollars but no more than fifteen million dollars, Mr. Wright would receive an annual base salary of $185,000 (the “Initial Trigger”) and (c) once the Company received qualified funding of at least fifteen million dollars, Mr. Wright would receive an annual base salary of $250,000. Additionally, upon the occurrence of certain financing event, Mr. Wright was eligible to receive a special one-time bonus of $200,000, however, prior to closing, none of the events occurred and no bonus was paid. Upon a termination of Mr. Wright’s employment by the Company without cause and after the occurrence of the Initial Trigger, Mr. Wright would be eligible to receive severance equal to one month of base salary. None of these milestones were attained in or prior to calendar year 2020; however, as set forth more fully below, the Company did pay Mr. Wright base salary in calendar year 2020.

We have not entered into a written employment contract with Mr. Birkett with respect to his employment as Chief Commercial Officer. Prior to his employment as Chief Commercial Officer, we entered into an agreement with Mr. Birkett dated July 18, 2018 (the “Birkett Agreement”). Pursuant to the terms of the Birkett Agreement, Mr. Birkett was to provide consulting services. The Birkett Agreement is terminable upon one (1) weeks advance notice. Under the Birkett Agreement, Mr. Birkett was entitled to a consulting fee of $20,000. The Birkett Agreement also contained standard confidentiality and assignment of inventions provisions.

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Upon or as soon as practical after the Merger, the Company, as a condition of employment, and to the extent permitted by law, will enter into agreements with all full-time employees, including each of our named executive officers, which includes the following restrictive covenants: (i) perpetual confidentiality and non-disclosure; (ii) 12-month non-competition; (iii) 12-month no-solicitation of customers and non-interference with franchisees, joint ventures, suppliers, vendors or contractors; and (iv) 12-month non-solicitation and no-hire of employees.

Base Salary

Prior to the closing, the Company was mainly financed through federal government grants. Dr. Kirkpatrick is the Principal investigator on the two grants and as such was paid based on the percentage identified in each grant, such amount paid in the 2020 calendar year is reflected in the base salary column in the summary compensation table. Mr. Birkett was paid a monthly fee from one of the grants, such amount paid in the 2020 calendar year is reflected in the base salary column in the summary compensation table. Mr. Wright was paid the same monthly amount as Mr. Birkett was outside of a specific grant, such amount paid in the 2020 calendar year is reflected in the base salary column in the summary compensation table.

After closing, we will provide each named executive officer with a base salary for the services that the executive officer performs for us. Base salaries were initially set at the time each named executive officer commenced employment with us and are reviewed annually and may be increased based on the individual performance of the named executive officer, company performance, any change in the executive’s position within our business, the scope of his or her responsibilities and any changes thereto.

Annual Bonus

Prior to the closing, the Company did not have a formal bonus plan and no bonuses were paid or payable to any named executive officer.

Stock Incentive Plan

The following is a summary of the Ensysce Biosciences, Inc. 2016 Stock Incentive Plan (the “Existing Plan”), which as noted in this summary will terminate at and contingent on the closing and no further awards will be granted under our Existing Plan.

The Existing Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to employees, and non-qualified stock options and restricted stock awards to our employees, non-employee directors and consultants. As of January 31, 2021, approximately 4 employees, 4 non-employee directors and approximately 5 consultants were eligible to participate in the Existing Plan. The Existing Plan is administered by the Board, provided that the Board may appoint a committee to exercise any of the powers and responsibilities assigned to the Board under the Existing Plan. Additionally, in the Board may delegate its authority to an executive officer to grant awards to non-officer service providers under certain circumstances, however, to date, the Board has made no such delegation.

The Existing Plan was initially approved by our board of directors on January 6, 2016 and was subsequently approved by our shareholders on January 26, 2016. The Existing Plan shall continue for 10 years from the date of approval, unless earlier terminated by the Board.

Under our Existing Plan, 100,000,000 shares of our common stock are approved for issuance for the grants and all 100,000,000 shares may be issued as incentive stock options. The shares authorized for issuance under the Existing Plan may be authorized, but unissued, or reacquired shares. If any award issued under the Existing Plan should expire, become forfeited or become unexercisable for any reason such forfeited shares shall again be eligible to be issued under the Existing Plan. Shares underlying awards granted pursuant to the Existing Plan that have been used to satisfy withholding obligations or satisfy an exercise price will also again be available for a future award. Additionally, shares issued under the Existing Plan repurchased by the Company at the original purchase price paid to the Company by the grantee shall again be available for future grant under the Existing Plan.

The number of shares available for grant, as well as the kind and type of outstanding awards and the exercise price of outstanding awards shall be subject to adjustment in the event of a reorganization, recapitalization, stock dividend, stock split or other similar changes in our capital stock.

Upon a change in control, such as the Merger, the Existing Plan provides that the administrator, in its discretion, may take any action with respect to any outstanding awards, including: (A) continuing of such outstanding awards by the Company (if the Company is the surviving corporation); (B) assuming of such outstanding Awards by the surviving corporation or its parent; (C) substituting new options or equity awards for such awards; (D) cancelling of such awards in exchange for a payment to the Participants equal to the fair market value of such award; or (E) the cancellation of any outstanding awards for no consideration.

The Existing Plan permits the granting of nonqualified options, incentive stock options and restricted stock. The exercise price of each option is determined by the administrator but may not be less than 100% of the fair market value of the common stock on the date of grant. The term of each option is fixed by the administrator and may not exceed ten years from the date of grant. The administrator determines at what time or times each award may vest and, if applicable, become exercisable, as may be set forth in an award agreement pursuant to the plan.

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Each non-executive officer has received equity awards under the Existing Plan during each such individual’s period of service with the Company, however no grants were issued in calendar year 2020.

No awards may be granted under our Existing Plan after the date that is ten years from the date our Existing Plan was adopted by the Board. As of December 31, 2020, 61,265,500 options to purchase shares of common stock were outstanding under the Existing Plan.

In connection with the Merger, Leisure has adopted, subject to stockholder approval, the Incentive Plan in order to facilitate the grant of cash and equity incentives to directors, employees, including our named executive officers, and consultants to help us attract and retain services of these individuals, which is essential to our long-term success. We expect that the Incentive Plan will be effective on the closing date, subject to approval of such plan by Leisure’s stockholders. For additional information about the Incentive Plan, please refer to “Proposal No. 4 — The Incentive Plan Proposal.”

Following the effectiveness of the Incentive Plan, no further awards will be made under the Existing Plan.

Directors Stock Option Plan

The following is a summary of the Ensysce Biosciences, Inc. Amended and Restated Directors Stock Option Plan (the “Directors Plan”), which as noted in this summary, will terminate at and contingent on the closing and no further awards will be granted under our Directors Plan.

The Directors Plan provides for the grant of non-qualified stock options to our directors. As of January 31, 2021, five directors were eligible to participate in the Directors Plan. The Directors Plan is administered by the Board, provided that the Board may appoint a committee to exercise any of the powers and responsibilities assigned to the Board under the Directors Plan.

The Directors Plan was initially approved by our board of directors on March 15, 2019 and was subsequently amended and restated on January 24, 2020 and August 7, 2020. The Directors Plan shall continue until March 15, 2029, unless earlier terminated by the Board.

Under our Directors Plan, 2,500,000 shares of our common stock is approved for issuance for the grants. The shares authorized for issuance under the Directors Plan may be authorized, but unissued, or reacquired shares. This number shall be appropriately adjusted if the number of issued shares shall be increased or reduced by certain corporate transactions. The number of shares underlying exiting option awards and the exercise price applicable to such awards shall likewise be appropriately adjusted upon such events. If any award issued under the Directors Plan should expire, become forfeited or become unexercisable for any reason such forfeited shares shall again be eligible to be issued under the Directors Plan.

The Board is authorized to grant options to directors pursuant to the Directors Plan. The directors to whom options are granted and the number of shares optioned to each Director selected shall be determined solely in the Board’s discretion; provided however, that no director serving as of the date of adoption of the Directors Plan may be awarded an option for more than 100,000 shares in any year.

The exercise price of each option may not be less than 100% of the fair market value of the common stock on the date of grant. The term of each option may not exceed ten years from the date of grant. The administrator determines at what time or times each award may vest and, if applicable, become exercisable, as may be set forth in an award agreement pursuant to the plan; provided that no option granted under the Directors Plan may become exercisable until the first anniversary of the date of grant or, if earlier upon a Change in Control (as such term is defined in the Directors Plan).

In the event that the Company is succeeded by another corporation in a reorganization, merger, or otherwise, the successor entity shall assume the outstanding options granted under the Directors Plan or shall substitute new options for them.

No awards may be granted under our Existing Plan after March 15, 2029. As of January 31, 2021, 2,300,000 options to purchase shares of common stock were outstanding under the Directors Plan.

The Incentive Plan will replace the Directors Plan. Thus, following the effectiveness of the Incentive Plan, no further awards will be made under the Directors Plan.

401(k) Plan

While we do maintain a tax-qualified 401(k) Plan, that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis; no active currently participate in such plan.

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Outstanding Equity Awards at December 31, 2020

The following table provides information regarding outstanding equity awards made to our named executive officers as of December 31, 2020.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

D. Lynn Kirkpatrick, PhD.	12/31/2015	1,517,845	0		$0.211	12/1/2022
	12/31/2015	151.784	0		$0.211	12/21/2022
	1/5/2016	4,000,000	0		$0.210	1/15/2026
	1/4/2017	5,250,000	1,750,000	(1)	$0.120	1/4/2027
	2/5/2018	12,415,500	0		$0.110	2/5/2028
	3/1/2019	10,000,000	0		$0.170	2/28/2029
	3/15/2019	100,000	0		$0.170	3/14/2029
Richard Wright, MBA	12/31/2015	758,922	0		$0.211	8/1/2023
	11/1/2016	1,000,000	0		$0.120	11/1/2026
	8/1/2017	3,416,657	583,343	(2)	$0.120	7/31/2027
	10/1/2018	300,000	0		$0.170	10/1/2028
	3/1/2019	15,000,000	0		$0.170	2/28/2029
Geoff Birkett	10/1/2018	300,000	0		$0.170	10/1/2028
	3/1/2019	5,000,000	0		$0.170	2/28/2029

(1)	Subject to the participant’s continuous service with the Company through the applicable vesting date, 25% of the total number of shares underlying the option vest on the first anniversary of the grant date, with an additional 25% vesting on each successive anniversary for the next three years. The remaining unvested shares in this award became fully vested on January 4, 2021.

(2)	Subject to the participant’s continuous service with the Company through the applicable vesting date, 25% of the total number of shares underlying the option vest on the first anniversary of the grant date, with an additional 1/48th of the award vesting on each successive month thereafter for the next three years. Additionally, subject generally to Mr. Wright’s continued service through such date, the entire unvested portion of the option award would be fully vested upon the closing of a change in control, including the closing.

2021 Compensation Decisions

Upon the consummation of the Merger, each outstanding option granted under the Existing Plan and Directors Plan will be converted into an option to purchase newly issued shares of stock under the Incentive Plan, which options will generally have the same terms and conditions as options granted under the Existing Plan and Directors Plan, respectively, outstanding immediately prior to the Merger.

The below chart shows the number of unexercised Company options held by our named executive officers and non-employee directors and the applicable exercise price prior to the Merger and the number of LACQ options that each such person would hold after the conversion (using the exchange ratio of 0.06585) due to the Merger:

Name	Grant Date	Original Number of Company Securities Underlying Unexercised Options (#)	Number of LACQ Securities Underlying Unexercised Options – Post-Conversion (#)	Original Option Exercise Price ($)	LACQ Option Exercise Price Post- Conversion ($)

D. Lynn Kirkpatrick, PhD.	12/31/2015	1,517,845	99,950	$0.211	$3.21
	12/31/2015	151,784	9,994	$0.211	$3.21
	1/5/2016	4,000,000	263,400	$0.210	$3.19
	1/4/2017	7,000,000	460,950	$0.120	$1.83
	2/5/2018	12,415,500	817,560	$0.110	$1.68
	3/1/2019	10,000,000	658,500	$0.170	$2.59
	3/15/2019	100,000	6,585	$0.170	$2.59
Richard Wright, MBA	12/31/2015	758,922	49,975	$0.211	$3.21
	11/1/2016	1,000,000	65,850	$0.120	$1.83
	8/1/2017	4,000,000	263,400	$0.120	$1.83
	10/1/2018	300,000	19,755	$0.170	$2.59
	3/1/2019	15,000,000	987,750	$0.170	$2.59
Geoff Birkett	10/1/2018	300,000	19,755	$0.170	$2.59
	3/1/2019	5,000,000	329,250	$0.170	$2.59
Bob Gower	3/15/2019	100,000	6,585	$0.170	$2.59
Andrew Benton	1/24/2020	1,000,000	65,850	$0.220	$3.35
Steve Martin	8/10/2020	1,000,000	65,850	$0.220	$3.35

After the end of the fiscal year, we entered into an offer letter with David Humphrey dated February 11, 2021 (the “CFO Offer Letter”) pursuant to which he became the Company’s Chief Financial Officer. Mr. Humphrey’s annual base salary is $72,000 but such annual base salary is to increase to $320,000 upon the first to occur of (x) the Company obtaining a qualified financing of at least ten million dollars or (y) the occurrence of a change in control (such as the consummation of the Merger). Pursuant to the Offer Letter, Mr. Humphrey’s annual target performance bonus is 30% of Mr. Humphrey’s base salary.

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Upon completion of the Merger, Mr. Humphrey is to receive (a) a grant of 50,000 restricted stock units, which, subject generally to Mr. Humphrey’s continued employment through each such date would vest as to 30,000 restricted stock units on December 15, 2021 and an additional 15,000 restricted stock units on each of December 15, 2022, and December 15, 2023 and (b) an option grant to purchase 275,000 shares of LACQ common stock. Each such grant will be made pursuant to the Company’s Incentive Plan as described above (provided such plan is approved by the Company’s shareholders) and shall be further subject to the terms and conditions of standard award agreements and shall be granted at the fair market value on the date of grant and vest ratably over four years. Upon a termination of Mr. Humphrey’s employment by the Company without “cause” or by Mr. Humphrey for “good reason” (as such terms are defined in the CFO Offer Letter), Mr. Humphrey would be eligible to receive severance equal to six months of base salary, subject to his timely execution of a release in favor of the Company. In addition, if such termination occurs within one month prior to a change of control or within 12 months after such a change in control, all time-based equity awards would become full vested.

Director Compensation

For the year ended December 31, 2020, we did not pay cash compensation to our non-employee directors for their service on our Board. Two new Board members, Andrew Benton and Steve Martin, were added in December 2019. In January 2020, each new Board member was granted a stock option for 1,000,000 shares with an exercise price of $0.22 per share. In addition, our directors are eligible to be reimbursed for reasonable travel and related expenses associated with attendance at Board or committee meetings, however no such travel expenses or other expenses were incurred by any of our non-employee directors in 2020.

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our non-employee directors for services rendered to us during the last fiscal year.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)		All Other Compensation ($)	Total ($)

Bob Gower	0	0		0	0
William Chang	0	0		0	0
Andrew Benton	0	150,000	(3)	0	150,000
Steve Martin	0	140,000	(4)	0	140,000

(1)	The amounts reported represent the aggregate grant-date fair value of the options awarded to the named executive officer in 2020, calculated in accordance with FASB ASC Topic 718 (“Topic 718”). Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the options reported in this column are set forth in note 3 of the notes to Ensysce’s audited consolidated financial statements.

(2)	As of December 31, 2020, our non-employee directors had the following number of stock options outstanding:

Name	Aggregate Options Outstanding	Vested/Unvested

Bob Gower	100,000	100,000 /0
William Chang(5)	4,097,704	4,097,704 /0
Andrew Benton	1,000,000	0/1,000,000
Steve Martin	1,000,000	0/1,000,000

(3)	Subject generally to continued service, the options granted to Mr. Benton on January 24, 2020 generally vest as to approximately one-third of the award on the first anniversary of the date of grant and thereafter 27,777 share underlying such award would continue to vest monthly for the two year period thereafter, such that the entire award would be fully vested on the third anniversary of the grant date. Additionally, subject generally to Mr. Benton’s continued service through such date, the entire unvested portion of the option award would be fully vested upon the closing of a change in control, including the closing.

(4)	Subject generally to continued service, the options granted to Mr. Martin on August 10, 2020 generally vest as to approximately one-third of the award on the first anniversary of the date of grant and thereafter 27,777 share underlying such award would continue to vest monthly for the two year period thereafter, such that the entire award would be fully vested on the third anniversary of the grant date. Additionally, subject generally to Mr. Martin’s continued service through such date, the entire unvested portion of the option award would be fully vested upon the closing of a change in control, including the closing.

(5)	Subsequent to December 31, 2020, these options were exercised by Mr. Chang.

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INFORMATION ABOUT ENSYSCE

References in this section to “we,” “our,” “us,” the “Company” or “Ensysce” generally refer to Ensysce and its consolidated subsidiaries.

Business Overview

Ensysce Biosciences, Inc. is a clinical stage pharmaceutical company seeking to develop innovative solutions for severe pain relief while reducing the fear of and the potential for addiction, opioid misuse, abuse and overdose. We have also incorporated a 79.2%-owned subsidiary, Covistat, a clinical stage pharmaceutical company that is developing a compound utilized in Ensysce’s overdose protection program for the treatment of COVID-19. Certain of our affiliates own the remaining portions of Covistat. See “Certain Relationships and Related Person Transactions” for additional information.

We were incorporated in the State of Delaware in April 2003 as PharmacoFore, Inc. and, in January 2012, we changed our name from PharmacoFore, Inc. to Signature Therapeutics Inc. (“Signature”). On December 28, 2015, Signature, Signature Acquisition Corp., a wholly-owned subsidiary of Signature (“SAQ”), and Ensysce Biosciences, Inc. (“EBI”) entered into an Agreement and Plan of Merger (“EB-ST Agreement”). Pursuant to the EB-ST Agreement, SAQ merged with and into EBI with EBI surviving the merger as a wholly-owned subsidiary of Signature. As part of the transaction, Signature changed its name to Ensysce Biosciences, Inc. and changed EBI’s name to EBI Operating Inc.

In August 2020, Covistat entered into a Technology Transfer Agreement with Mucokinetica to acquire its intellectual property and all assets associated with the inhaled nafamostat program. Specifically, Covistat acquired Patent EP2124926B1 and all data and assets associated with the development and expansion of the inhaled nafamostat program. These assets included COVID-19 and cystic fibrosis drug targets in development.

In consideration for this intellectual property, Mucokinetica received a 1% equity ownership in Covistat, and its founders, Roderick Hall and Peter Cole, entered into Consulting Agreements with Covistat. Pursuant to these agreements, Messrs. Hall and Cole are each paid hourly consulting fees not to exceed a monthly maximum of $20,000 and will receive success fees up to $150,000 each if a drug target covered by the inhaled nafamostat program is out-licensed. The amount of the success fee depends upon revenues realized by Covistat from the out-licensing of the drug target.

We are currently developing product candidates designed to improve the safety of prescription drugs. Our primary focus has been on opioid pain products and opioid use disorder products. Prescription opioid abuse and addiction present major burdens to society, resulting in significant costs, illnesses and deaths, many of which we believe could be prevented through the use of our proprietary technologies. We believe the intertwined issues of (1) the widespread abuse of prescription opioids and (2) the resultant reluctance of many prescribers to write prescriptions for opioid analgesics, have resulted in the persistent under-treatment of patients with moderate-to-severe pain. Our platforms utilize a novel molecular delivery technology designed to deter prescription opioid abuse at the molecular level.

Our current development pipeline includes two new drug platforms - an abuse-resistant opioid prodrug technology – the Trypsin Activated Abuse Protection, or the TAAP platform, and an over-dose protection opioid prodrug technology - the Multi-Pill Abuse Resistant, or the MPAR™ platform. The TAAP platform is designed to seek to improve the care of patients with chronic pain while reducing the human and economic costs associated with prescription opioid drug abuse. Our development pipeline of TAAP prodrugs is summarized in the table below. The MPAR™ platform when combined with our TAAP prodrugs is designed not only to seek to prevent abuse of prescription drugs but also to reduce overdose occurrences. Each prodrug is intended to be able to be combined with our MPAR™ technology for overdose protection. Additionally, nafamostat di-mesylate (“nafamostat”), which is an ingredient in our overdose protection combination products, is also being developed for the intended purpose of treating infection and pulmonary lung diseases.

The technology under the TAAP platform when applied to opioid drugs is designed to release clinically effective opioid drugs only when exposed to specific physiological conditions (i.e., when the drug is ingested and exposed to the digestive enzyme trypsin). Our lead product candidate, PF614, is a TAAP oxycodone prodrug that is a biologically inactive compound which can be metabolized in the body to produce a drug with demonstrable features aimed at resisting both oral and non-oral modes of prescription drug abuse. This approach differs from current formulation-based strategies such as OxyContin OP which uses Intac® Technology (crush-resistant polymers) and Extampza®ER which uses DETERx™ (insoluble fatty acid salts in polymers), in a number of ways. First, the TAAP technology seeks to remove the ability of a user to abuse PF614 intravenously or intranasally based on preclinical studies that show PF614 does not readily convert into oxycodone in the blood stream and trypsin is not present in the nasal passage, and, accordingly, PF614 would not convert to oxycodone in the nose. Furthermore, the chemically modified and abuse-resistance TAAP opioid drug is unaffected by simple physical manipulations designed to extract abusable amounts of opioid, such as through kitchen chemistry. Our portfolio of TAAP product candidates is based on a differentiated understanding of chemical reactivity and metabolism, as well as the key pillars of our unique approach which focuses on: (1) enzyme mediated metabolic activation localized in the gastrointestinal track; (2) rearrangement chemistry to achieve ideal pharmacokinetic release of active drug products; and (3) robust packages of preclinical data that set forth the metabolic and chemical activation profile for each of our clinical candidates. This approach has led to the filing of an Investigational New Drug application, or IND (116794), and a Phase 1 clinical trial for PF614, which was completed in February 2018. In addition, the clinical data from the Phase 1 trial has demonstrated that oxycodone released from PF614 as chemically-designed, and that it was absorbed following oral administration of the TAAP PF614, given blood levels that matched the same release profile as the extended release oxycodone product, OxyContin OP.

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The MPAR™ technology is designed to enable the bioavailability of active opioid following co-ingestion of multiple doses, whether inadvertent or intentional, to be limited through a combination of a TAAP prodrug with nafamostat. Nafamostat is a small molecule with a steep dose response curve and is a highly potent trypsin inhibitor. When combined with our TAAP prodrugs in an appropriate ratio, it is designed to not affect metabolism and the release of the active pharmaceutical ingredient. However, if the TAAP prodrug nafamostat combination is taken in larger quantities than intended, the excess nafamostat is designed to inhibit trypsin, thereby preventing metabolic activation and averting a drug overdose. We believe the potential benefits to society of an opioid that resists both oral and parenteral abuse are considerable.

Our pipeline has been developed over the course of 15 years of research and investment and includes three clinical-stage product candidates. While our principal focus and lead product candidates are geared towards combating abuse and overdose of opioid drugs, we have, over the years of research and development, discovered and recognized qualities and unique features of certain product candidates that may be useful in addressing other treatments. For example, we discovered the ability of nafamostat in inhibiting the action of enzymes associated with the COVID-19 infection, and, as such, have devoted efforts to develop an oral and inhalation drug product of nafamostat, for use against coronaviral infections and other pulmonary diseases such as cystic fibrosis.

PF614

PF614 is our lead TAAP prodrug candidate that is being developed, for the treatment of chronic pain. PF614 is an extended release TAAP prodrug of oxycodone designed to release oxycodone on an extended basis under certain specific physiological circumstances when taken orally. PF164 was evaluated for safety and pharmacokinetic release of oxycodone in a Phase 1 single ascending dose clinical trial in 64 healthy subjects. The trial showed that PF614 was well tolerated with no serious adverse events. The study also showed pharmacokinetics had a maximum blood concentration of oxycodone at 4 to 6 hours after swallowing PF614, demonstrating its extended release profile. We believe PF614 has the potential to provide a safer alternative to the abuse deterrent formulated opioid products that are currently commercially available.

PF614-MPAR™

PF614-MPAR™, a combination product of PF614 and nafamostat has been designed to limit abuse potential by providing resistance to use through injection or inhalation and to provide overdose protection against excessive oral ingestion. Our IND application (150966) for PF614-MPAR™ has received the FDA allowance and we currently plan to proceed to a Phase 1 clinical trial with an authorized IND in 2021.

Nafamostat

Nafamostat is an enzyme inhibitor (protease inhibitor) used in our combination overdose protection technology, MPAR™. Due to its ability to inhibit the action of enzymes associated with the COVID-19 infection, we are also developing an oral and inhalation drug product of nafamostat, for use against coronaviral infections and other pulmonary diseases such as cystic fibrosis. An IND was submitted (149877) for the evaluation of oral nafamostat in coronaviral infections.

Next Steps

We intend to undertake additional clinical studies in 2021. We anticipate conducting a Phase 1b multidose and Phase 2 bioequivalence clinical trials to evaluate the release of oxycodone from PF614, a Phase 1 safety clinical trial to evaluate safety and pharmacokinetics for PF614-MPAR™, a combination of our lead product candidate, PF614, with our MPAR™ technology. Additionally, two human abuse liability studies will be initiated to understand the tendency for drug abusers to like the effects achieved from taking PF614 either orally or nasally as compared to that of a comparator product such as crushed OxyContin. We are also planning to evaluate nafamostat in COVID-19 subjects when delivered as an oral drug product. The ability to undertake these studies will depend on additional financing. We have funded our operations to date primarily with proceeds from the sale of equity and borrowings under convertible promissory notes and federal grants. See “—Promissory Notes” and “—Federal Grants” for additional information. On December 29, 2020, we entered into the GEM Agreement, which gives us the ability to draw down up to $60 million of gross proceeds in exchange for shares of LACQ common stock, subject to meeting the terms and conditions of the GEM Agreement. See “—Gem Facility” for additional information.

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Our Strategy

We seek to become a leading specialty pharmaceutical company focused on addressing the safe use of pharmaceuticals by developing a broad portfolio of TAAP and MPAR™ products with enhanced safety features and benefits. Specifically, we intend to:

●	Capitalize on our management team’s collective experience and expertise in the development and approval process of innovative drug delivery technologies that address medication safety. We have received fast track designation for PF614, our lead drug candidate, from the FDA. However, fast track designation does not guaranty a faster development or regulatory review or approval process and does not assure FDA approval. We are currently devoting our efforts to develop PF614 for the chronic pain market, while bringing other TAAP and MPAR™ products through regulatory approval with the expertise of team members who have launched a number of products in the central nervous system, or CNS, space.

●	Leverage our proprietary technologies to develop a full line of pharmaceutical products. Medication abuse and misuse is not limited to single drugs but often pervades entire drug categories. We have initiated programs to apply our TAAP and MPAR™ technology to other categories of prescription drugs such as amphetamine and methadone.

●	Commercialize our products through focus on the United States market to commercialize our lead products while licensing our technology internationally and through patent life extension. We intend to bring PF614 and PF614-MPAR™ through regulatory approval to commercialization in the United States. We expect to seek licensing partners in jurisdictions outside the United States for our product candidates. We also expect to seek partners who wish to license our TAAP and MPAR™ technologies for patent life extension of their portfolio products, or to improve delivery or pharmacokinetic properties of certain of their drug candidates.

●	Maintain an efficient internal cost structure. Our internal cost structure has been designed to enable us to focus on our lead drug products, PF614, PF614-MPAR™ and nafamostat oral and inhalation drug products clinically through to commercialization. We outsource many high-cost elements of development such as clinical trials. Outsourcing these functions minimizes our fixed overhead without reliance or dependence on individual third parties, and capital investment and thereby reduce our business risk in our view.

Our Strengths

We seek to achieve our strategic goals through the utilization of our key competitive strengths, including:

●

Our worldwide patent portfolio has extensive coverage in major markets and coverage in select secondary markets. These patents provide protection to the underlying molecules of both the immediate and extended release drug candidates of Ensysce. We expect our patent portfolio will continue to expand and deepen as new products are developed and new markets are identified.

Our lead product candidates are new chemical entities and not simply re-formulations. Our TAAP prodrugs have a unique technology that has been demonstrated in our Phase 1 clinical trials for PF614.

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Pedigree of our leadership team in all stages of discovery/ development/ marketing and business development.

Our team has successfully developed and launched many successful products with multi-billion dollar selling market leaders in the CNS area.

●	Fast track designation Food and Drug Administration (“FDA”). Ensysce’s lead clinical candidate, PF614, has received fast track designation from the FDA.

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Received Federal grants from Federal agencies including the National Institute of Drug Abuse (“NIDA”), the National Institutes of Health (“NIH”).

Ensysce has received two large Federal government grants to supports its MPAR™ overdose protection program and its opioid use disorder program from NIH/NIDA.

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Clinical proof of concept.

Ensysce has conducted a Phase 1 trial with TAAP prodrug PF614. The trial demonstrated that, after oral administration of the TAAP prodrug, the corresponding opioid was measured in the subjects’ blood.

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Market Opportunity

Drug Abuse and Drug Overdose

Pain medications are essential for improving the care and outcomes for the 100 million adults living with chronic pain in the United States. Prescription opioids drugs, such as morphine, hydromorphone, hydrocodone and oxycodone, have a long history of use for the management of patient pain. Because these drugs are highly effective in treating pain, they are one of the largest prescribed drug categories in the United States, with 191 million prescriptions dispensed in the United States in 2017 and over $11 billion in market size in the United States over that same period. Opioids are offered in a variety of dosages including immediate-release tablets (or capsules), extended-release tablets (or capsules), patches and other formats. Oxycodone is one of the most effective pain killers available in the market today. This drug helps the patient to overcome the pain and focus on his or her work and other chores. Opioids have an increased risk of dependence and, when used improperly, a common side effect of high doses of opioids like oxycodone can be euphoria, or a “high”. As a result of these side effects, opioids have become amongst the most misused or abused prescription drugs in the United States. Opioid abuse has been declared a public-health emergency; more than 130 people die every day from opioid-related overdoses. Based on information from the Center for Disease Control, or the CDC, the most common drugs involved in prescription opioid overdose deaths include: Methadone, Oxycodone (such as OxyContin®) and Hydrocodone (such as Vicodin®). The CDC indicates that improving opioid prescribing, treatment of opioid use disorder and prevention of opioid use disorder would help improve this opioid crisis. From 2017 to 2018 the prescription opioid-involved death rates decreased by 13.5% showing attention to the problem had beneficial effect. Misuse or abuse of opioids is often done in one of the following manners:

●	Oral Excessive Tablet Abuse. Generally recognized as the most prevalent route of administration by abusers, an abuser orally ingests more tablets (or capsules) than is recommended for pain relief.

●	Nasal snorting. Crushed tablets are insufflated for absorption of the drug through the nasal tissues.

●	Injection. The opioid is physically or chemically removed from the dosage and injected into the vein using a syringe.

●	Oral Manipulated Tablet Abuse. Extended-release tablets or patches are crushed, chewed or otherwise physically or chemically manipulated to defeat an extended-release mechanism and provide an immediate-release of the opioid for oral ingestion.

●	Poly-pharmacy. Opioids are sometimes used in conjunction with alcohol, methamphetamine, or other drugs to accentuate the euphoria.

●	Overdose. Users may accidentally introduce excessive quantities of drugs in their systems or combine drugs that may heighten the chance of adverse effects of drugs. Some patients may over-ingest drugs accidentally or with the express intent of suicide.

●	Chronic or prolonged use. Chronic or prolonged use of opioids resulting in dependence is another form of misuse or abuse.

Amphetamines like Adderall are manufactured in pill form and are intended for oral ingestion. Fifty-three percent of Adderall prescriptions are prescribed to the 10.5 million adults that are diagnosed with attention deficit hyperactivity disorder, or ADHD. ADHD is the most common neurodevelopment disorder in children. Five million adults misuse stimulant medication annually, by using alternative consumption methods to achieve a more intense high faster; snorting or injecting are most-common methods of abuse. Both of these methods involve crushing pills.

We believe that having prescription drug products available that have a reduced potential for abuse by crushing and injecting, snorting and chewing could provide an even greater reduction of prescription opioid related deaths in the abuse of opioids or amphetamines.

Nafamostat

Nafamostat’s market opportunity is multifaceted. The oral form could be used alone or in combination with other antiviral drugs that target separate processes needed for virus product, such as RNA replication or viral protein processing. An inhaled form of nafamostat could be applied to patients that have a more severe stage of the disease.

Our lead clinical program is an oral drug product of nafamostat for use against COVID-19 and other coronaviral infections. The dosing and positioning of oral nafamostat will be similar to antiviral drug oseltamivir phosphate, Tamiflu®. Tamiflu® is a seasonal influenza treatment that is taken in oral form within two days of influenza symptoms starting and applying a two-dosage daily schedule. During the H5N1 outbreaks and the H1N1 and other coronavirus outbreaks, Tamiflu® had annual U.S. sales above $1 billion and has had cumulative sales of $15.9 billion since its launch in 1999.

The World Health Organization estimates influenza epidemics result in approximately three to five million cases of severe illness, and 250,000 to 500,000 deaths each year. Nafamostat will be well positioned to generate revenue from several changing market conditions:

●	As new virus strains of influenza and coronavirus create new outbreaks, there is a window of opportunity to grow or boost sales before production of the appropriate vaccine is increased.

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●	Applying our antiviral in situations of waning immunity to vaccines, particularly in the elderly, and in immunocompromised patients; seasonal influenza vaccines are approximately 45% effective since the 2010 influenza season.

●	Universal influenza and coronavirus vaccines remain several years from market launch, making nafamostat a potential first line of defense against infections.

●	There are only four antiviral treatments for early symptoms of influenza for hospitalized patients that have severe, complicated or progressive illness, or who are at high risk for complications.

●	The reality of unexpected and rapidly spreading influenza or coronavirus outbreaks causes healthcare systems to stockpile and replenish first response antivirals.

●	Utilizing a drug repurposing model and the Hatch Waxman Act, we believe that we will be able to receive eight to 10 years of market exclusivity in North America, European Union, and Japan. See “—Intellectual Property” for further detail.

Our Technology Platform Solution

TAAP Prescription Drugs

The technology under the TAAP platform utilizes a novel technology designed to deter prescription drug abuse at the molecular level. The molecular delivery system is designed to release clinically effective drugs only when exposed to specific physiological conditions (i.e., when the drug is ingested and exposed to the digestive enzyme trypsin). Our TAAP prodrugs delivery system demonstrates a number of features aimed at resisting both oral and non-oral modes of abuse. This platform’s approach differs from current formulation-based strategies (abuse deterrent formulations, or ADFs) in a number of ways. First, the abuse-resistance provided by TAAP is designed to be unaffected by simple physical manipulations (e.g. crushing and extraction and/or chewing of the dose form provided to patients). We believe the potential benefits to society of applying TAAP to opioids and amphetamines providing medication that resists both oral and parenteral abuse are considerable.

MPAR™ Prescription Drugs

MPARTM combination therapy, involves co-formulating TAAP prodrugs with a trypsin inhibitor, nafamostat, which, when administered at prescribed dose levels, are intended to have no effect on the conversion of the prodrug to the active ingredient thus allowing normal drug plasma exposure levels. However, if the drug were taken in greater than prescribed quantities, the trypsin inhibitor would also be present at higher levels, inhibiting the first step in the activation process, preventing the conversion of the prodrug to the active ingredient thus limiting the potential to an overdose from the medication.

Our Development Programs

We are currently developing product candidates designed to improve the safety of prescription drugs. Our primary focus has been on opioid pain products and opioid use disorder products. Our development pipeline of TAAP prodrugs is summarized in the table below. Each prodrug is intended to be able to be combined with our MPAR™ technology for overdose protection. Additionally, nafamostat, which is an ingredient in our overdose protection combination products, is also being developed for infection and pulmonary lung diseases.

Besides our clinical candidates, we have a product portfolio of other TAAP and MPAR TM opioids and amphetamines that could potentially be developed to build on this pipeline.

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Clinical agents

PF614

PF614, is a chemically modified, extended-release oxycodone-derivative, which releases clinically effective oxycodone only when exposed trypsin in the gut (i.e., when the drug is ingested). This approach differs from formulation-based strategies which are currently commercially available, in a number of ways. First, the abuse-resistance provided by PF614 is designed to be unaffected by simple physical manipulations (e.g., extraction, chewing and/or crushing). It also limits the bioavailability of active medication following co-ingestion of multiple doses.

Following ingestion, the release of oxycodone from PF614 proceeds via a 2-step process comprised of (1) trypsin activation in the small intestine and (2) a subsequent intramolecular cyclization release reaction. This reaction releases oxycodone with concomitant formation of a cyclic urea metabolite. The time-course of oxycodone release from PF614 is a function of the kinetics of (i) the trypsin hydrolysis and (ii) the cyclization-release reaction. In the Phase 1 study of PF614, the time to maximal blood concentration of oxycodone (Tmax) was five to six hours for the release of oxycodone and this time cannot be modified by crushing, chewing or physically manipulating the drug product. Oxycodone safety, metabolism and pharmacokinetics has been well studied.

PF614-101 Phase 1 Clinical Trial

PF614 (IND 116796) has been evaluated in a Phase 1 clinical study for safety and pharmacokinetics of oxycodone release in 64 healthy subjects in seven different closing cohorts from November 2016 to January 2018. This study was conducted for Ensysce by PRA Health Sciences – Early Development Services Lenexa, Kansas, principal investigator, Daniel Dickerson, M.D., Ph.D. to evaluate the safety and pharmacokinetics of PF614, as well as the pharmacokinetics of oxycodone at doses sufficient to characterize the extent to which plasma oxycodone is produced and maintained following oral ingestion of PF614 and was compared to the oxycodone released from extended release oxycodone from OxyContin OP. Subjects were randomized to receive a single dose of PF614 (dose of 15, 25, 50, 100 and 200 mg with 6 subjects per dosing group) or OxyContin OP (dose of 10, 20, 50 and 80 mg with 2 subjects per dosing group). New subjects were recruited for each cohort. Cohort 1 compared subjects receiving PF614 and OxyContin OP with and without naltrexone blockade. Naltrexone is an opioid blocker to prevent opioids from attaching to the opioid receptors, preventing the effect of the opioid medication such as pain relief, feeling of euphoria or respiratory depression. The single ascending dose study also compared the release of oxycodone from PF614 under both fasted and fed conditions at the highest does of PF614 evaluated, 200 mg. The pharmacokinetics of the prodrug fragments was also evaluated. In addition, this study instructed as to the “conversion efficiency” of the PF614 prodrug to oxycodone, with respect to OxyContin.

Pharmacokinetic Analyses

The shape of the plasma concentration vs. time curve of oxycodone was similar following administration of OxyContin OP (oxycodone extended release) and PF614. The efficiency of conversion for PF614 to oxycodone was determined to be approximately 86%. A PF614 dose of 50 mg yields oxycodone exposure comparable to a 20.01 mg dose of OxyContin, indicating a potency ratio of 0.40. This data has allowed us to match doses of PF614 to those of commercially available OxyContin OP.

Safety

A total of 64 subjects were included in this study, of which 23 (35.9%) experienced 47 treatment-emergent adverse events, or TEAEs. The majority of TEAEs were either gastrointestinal disorders or nervous system disorders with no deaths, serious adverse events, or severe TEAEs. Additionally, there were no discontinuations due to study drug-related adverse events. Over half of TEAEs were study drug related, but they were mostly mild in severity. The three TEAEs that were moderate in severity were nephrolithiasis, or kidney stones, nausea, and vomiting, with the nausea and vomiting being study drug related. Comparing safety data across cohorts, the data indicated that dose, naltrexone, and fed/fasted state had no clinically relevant effect on the safety profile of PF614. PF614 was generally well tolerated at doses up to 200 mg in healthy subjects.

Next Steps

We intend to undertake additional clinical studies with PF614 in 2021. We anticipate that a multidose and bioequivalence clinical trials to evaluate the release of oxycodone from PF614 and compare it to the release of oxycodone from OxyContin will be initiated, Additionally, two human abuse liability studies will be initiated to understand the tendency for drug abusers to like the effects achieved from taking PF614 either orally or nasally as compared to that of a comparator product such as crushed OxyContin.

PF614-MPAR™

Our IND application (IND 150966) has received the FDA allowance and a Phase 1 study is planned to evaluate PF614-MPAR™ in study entitled “A Single Dose, 2 Part Study to Evaluate the Pharmacokinetics of Oxycodone, PF614, PFR06082, and nafamostat, when PF614 Solution is Co-Administered with nafamostat, as an Immediate Release Solution and/or Extended Release (ER) Capsule Formulations in Healthy Subjects”:

PF614-MPAR™-101 Phase 1 Clinical Trial

The primary objectives of the Phase 1 study are to assess the pharmacokinetics of oxycodone, when PF614 solution is administered alone and with nafamostat as an immediate release solution and/or extended release capsule prototypes. The study is designed to aid in the selection of the optimal nafamostat formulation and dose to combine with PF614 in order to provide oxycodone when a prescribed dose is taken yet attenuate the maximum plasma concentration (Cmax) and the area under the concentration time curve (AUC) of oxycodone when more than the prescribed PF614-MPAR™ dose is taken. Extended release prototype capsule formulations will be selected from a two-dimensional design space describing formulation variables for release rate and dose.

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NAFAMOSTAT

NAF-101 Phase 1 Clinical Trial

We believe nafamostat has the potential to be effective in the treatment of patients with COVID-19 as it is an inhibitor of transmembrane protease Serine 2 (TMPRSS2) the protease responsible for cleaving the spike protein of SARS-CoV-2. While patients with COVID-19 typically present with fever and a respiratory illness, some patients also report gastrointestinal symptoms, such as diarrhea, vomiting and abdominal pain. Studies have identified the most recent strain of COVID-19 virus, SARS-CoV-2 RNA, in stool specimens of infected patients, and its viral receptor angiotensin converting enzyme 2 was found to be highly expressed in gastrointestinal epithelial cells. These suggest that SARS-CoV-2 can actively infect and replicate in the gastrointestinal tract, and oral nafamostat which acts locally in the gut will reduce the ability of the virus to replicate. The purpose of our study was to evaluate the safety of oral nafamostat in healthy volunteers. This was a 3-part single ascending dose study (Part 1) examining safety and pharmacokinetics of single doses of 50, 100, and 200 mg nafamostat administered sequentially on three separate days to a single cohort of eight subjects. The multiple ascending dose study (Part 2) administered 100 mg nafamostat twice daily to four healthy subjects and evaluated safety and pharmacokinetic for five days. A second cohort of four subjects received 200 mg nafamostat twice daily for five days and evaluated safety and pharmacokinetic. A final group of six healthy subjects received 200 mg nafamostat the multiple fixed dose study (Part 3) to evaluate the safety and tolerability of oral nafamostat solution administered three times daily.

Pharmacokinetic Analyses

Nafamostat was shown to have limited bioavailability at any dose level evaluated up to 200 mg.

Safety

There were no drug-related adverse events reported for nafamostat delivered at 200 mg three times daily, therefore additional dose levels are currently being examined for safety. We concluded that 200 mg can be deliver three times daily which may provide local effects in the gastrointestinal tract.

Next Steps

We are also planning to evaluate nafamostat in a Phase 2 clinical trial in COVID-19 subjects when delivered as an oral drug product.

Competition

Our industry is characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. We expect to face competition from a number of sources, including pharmaceutical and biotechnology companies, generic drug companies, drug delivery companies and academic and research institutions. Most of these existing and potential competitors have significantly greater financial and other resources than we do.

The key competitive factors that are expected to affect the development and commercial success of our product candidates include their respective degree to limit human abuse potential, bioavailability, therapeutic efficacy, and convenience of dosing and distribution. In addition, other factors include their respective safety, cost and tolerability profiles are likely to be factors. Our lead product candidate, PF614, may also face competition from commercially available generic and branded extended-release and long-acting opioid drugs other than oxycodone, including, but not limited to, fentanyl, hydromorphone, oxymorphone and methadone, as well as opioids that are currently in clinical development.

Obtaining an abuse-deterrent label through the FDA involves a lengthy and complicated process. We believe abuse-deterrent opioids represent a therapeutic option to maximize pain relief in patients for whom opioid analgesia is indicated, while reducing the risks of abuse and diversion. Before approval, the FDA evaluates the results from in vitro manipulation and extraction, pharmacokinetics and clinical human abuse potential studies to determine whether the accumulated evidence is sufficient to warrant claims of abuse deterrence. Post-marketing studies may also be required to determine whether the marketing of a product with abuse-deterrent properties results in meaningful reductions in abuse, misuse, and related adverse clinical outcomes, including addiction, overdose, and death in the post-approval setting.

There are only four commercially available (in the United States) opioid drugs for chronic pain relief that have an abuse-deterrent label. These drugs are MorphaBond™ ER, marketed by Daiichi Sankyo, OxyContin® ER and Hysingla® ER, both of which are marketed by Purdue Pharma, LP, and Collegium Pharmaceutical, Inc.’s XTampza®ER. Hysingla® ER is a once-a-day hydrocodone extended-release product. Xtampza® ER is a twice daily, extended-release opioid formulation that contains microspheres that combine oxycodone with inactive ingredients to increase the difficulty of tampering. Xtampza®ER has abuse-deterrent properties in the FDA approved product label, and post marketing data has shown Xtampza®ER abuse, misuse, and diversion and tampering are low relative to other prescription opioid analgesics.

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Purdue Pharma LP is expected to have tighter marketing and management controls than it has exhibited in the past which may impact its overall market share. While Oxycontin OP is an abuse-deterrent formula that has impacted the ability to snort or inject, the drug has been documented to be abused through other means.

A number of other companies including, but not limited to, Pfizer Inc., Daichi Sankyo, Endo Health Solutions, Nektar Therapeutics, Teva Pharmaceutical, Inc., Egalet Ltd., KemPharm Inc., Elysium Therapeutics Inc. and Acura Pharmaceutical, offer either extended-release or abuse-deterrent products in various stages of development. Other companies offer products indicated for chronic, severe, long-term pain with various delivery technologies, but these products do not have abuse-deterrent claims on their labels.

We do not believe there are other companies developing products that have an overdose mechanism to compete with our MPAR™ technology.

Intellectual Property

Our commercial success depends in part on our ability to obtain and maintain proprietary protection for product candidates and any of our future product candidates, novel discoveries, product development technologies and know-how; to operate without infringing on the proprietary rights of others; and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing or in-licensing United States and foreign patents and patent applications related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. We also rely on trademarks, trade secrets, know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain our proprietary position.

Patents and Patent Applications

We own numerous patents and applications in the United States and significant commercial markets, such as Europe, China and Japan, relating to our product candidates currently in development, as well as other product candidates that may be developed in the future. These patents and applications are projected to expire between 2028 and 2041, subject to any patent term adjustment or extension that might be available in a particular jurisdiction. A table of the key patent families and their natural or projected expiry dates is presented below.

	Countries of Filings	Natural or Projected Expiry Date
TAAP and MPAR™ Patents and Applications for Opioids
Compositions Comprising Enzyme-Cleavable Ketone-Modified Opioid Prodrugs and Optional Inhibitors Thereof	U.S., Australia, Brazil, Canada, China, Europe, Hong Kong, Israel, India, Japan, Mexico, Russia	2030
Compositions Comprising Enzyme-Cleavable Opioid Prodrugs and Inhibitors Thereof	U.S.	2030
Compositions Comprising Enzyme-Cleavable Oxycodone Prodrugs	U.S., Australia, Brazil, Canada, China, Europe, Hong Kong, Israel, India, Japan, Russia	2032
Compositions Comprising Enzyme-Cleavable Prodrugs and Controlled Release Nafamostat and Methods of Use Thereof	U.S.	2042
Active Agent Prodrugs with Heterocyclic Linkers	U.S., Australia, Brazil, Canada, China, Europe, Hong Kong, Israel, India, Japan, Russia	2032
Nafamostat Patents and Applications
Methods of Treating coronavirus infections and COVID-19	PCT	2041
Oral formulations of Nafamostat	U.S.	2042
Methods of Treating Respiratory Diseases with mucostasis	Germany, France, Italy, United Kingdom	2038
TAAP and MPAR™ Patents and Applications for Amphetamines
Compositions Comprising Enzyme-Cleavable Amphetamine Prodrugs and Inhibitors Thereof	U.S., Europe	2031
Compositions Comprising Enzyme-Cleavable Amphetamine Prodrugs and Inhibitors Thereof	PCT	2040

While we seek broad coverage under our existing patent applications, there is always a risk that an alteration to the products or processes may provide sufficient basis for a competitor to avoid infringing our patent claims. In addition, patents, if granted, expire and we cannot provide any assurance that any patents will be issued from our pending or any future applications or that any potentially issued patents will adequately protect our product candidates.

Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, patents issued for regularly filed applications in the United States are granted a term of 20 years from the earliest effective non-provisional filing date. In addition, in certain instances, a patent term can be extended to recapture a period due to delay by the United States Patent and Trademark Office (“USPTO”) in issuing the patent as well as a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective non-provisional filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country to country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

Our commercial success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies for our products or processes, or to obtain licenses or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future products may have an adverse impact on us. If third parties prepare and file patent applications in the United States that also claim technology to which we have rights, we may have to participate in interference or derivation proceedings in the USPTO to determine priority of invention. For more information, please see “Risk Factors—Risks Related to Ensysce’s Intellectual Property.”

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TAAP and MPAR™ Patents and Applications for Opioids

Following the Signature-Ensysce Merger, we became the owner of patent families that include several granted U.S. patents, as well as granted patents and pending patent applications in numerous foreign jurisdictions, including Australia, Brazil, Canada, China, Europe, India, Japan, and Russia, relating to chemically modified opioids, such as oxycodone, methadone and hydromorphone, covalently linked using specific linkers to a gastrointestinal enzyme-cleavable moiety and pharmaceutical compositions containing these modified opioids, pharmaceutical compositions containing these modified opioids and a gastrointestinal enzyme inhibitor, and methods of using the same to treat pain. Three of these patent families are directed to ketone containing opioids and cover PF614 and PF614-MPAR™ and certain methadone TAAP product candidates that are still in the discovery phase. These three families contain issued patents in the United States and certain foreign jurisdictions, including Australia, Brazil, Canada, China, Europe, India, Japan, and Russia and expire between 2030 and 2032, subject to any applicable patent term extension that might be available in a jurisdiction. We also own a pending provisional application directed to oral formulations of PF614-MPAR™, which if pursued and issued, would expire in 2042, subject to any potential patent term adjustment or extension that may be available in a jurisdiction. We also own one patent family that includes granted patents in the United States, as well as granted patents and pending patent applications in numerous foreign jurisdictions, including Australia, Brazil, Canada, China, Europe, India, Japan, and Russia, relating to chemically modified ketone-containing agents, such as oxycodone, methadone and hydromorphone, covalently linked using specific linkers to a gastrointestinal enzyme-cleavable moiety, pharmaceutical compositions containing these modified ketone-containing agents, pharmaceutical compositions containing these modified ketone-containing agents and a gastrointestinal enzyme inhibitor, and methods of using the same to treat pain, would cover certain methadone TAAP product candidates that are still in discovery phase, and expire in 2032. While we own these patent families, we have not updated the records in the various patent offices to reflect our ownership of these patent families. Failure to update such ownership may result in an innocent purchaser potentially acquiring rights in such patents that are adverse to Ensysce’s interests. Furthermore, as noted above, Ensysce has not obtained assignments for certain patent applications relating to abuse-resistant amphetamines.

We believe that one patent covering PF614 will be eligible for up to five years of patent term extension in the United States, and intend to pursue such extension. In addition to patent exclusivity until at least 2032, under the provisions of the Hatch-Waxman Act, upon any approval in the United States, we believe that PF614 will be eligible for five-year New Chemical Entity, or NCE, regulatory exclusivity, during which time no 505(b)(2) New Drug Application, or NDA, or Abbreviated New Drug Application, or ANDA, can be approved that contains the same active moiety as the chemical entity in the PF614 NDA. In addition, if an ANDA or 505(b)(2) applicant were to file its application referencing the NDA for PF614 before expiration of our formulation patent and the applicant asserted that the patent is invalid or would not be infringed, it may be subject to additional waiting periods prior to the FDA’s approval (including a statutory 30-month stay, starting at the end of the five-year NCE regulatory exclusivity period, if we sue for infringement, or a shorter period if the patent expires of there are certain settlements or judicial decisions in the patent litigation) and may ultimately be required to wait until the natural expiration of our compositions patents if the patents are found to be valid and infringed by the challenging applicant. For more information please see “—Patent Term Extensions and Data Exclusivity.”

Nafamostat Patents Applications

We own one pending Patent Cooperation Treaty, or PCT, application directed to the use of orally administered nafamostat for the treatment of infections caused by coronaviruses, including COVID-19 and one pending provisional application directed to oral formulations of nafamostat. We intend to pursue these applications in the United States and other significant commercial markets and any patents that may be issued would expire in 2041 and 2042, respectively, subject to any applicable patent term adjustment or extension in a particular jurisdiction. Additionally, we acquired one European patent from Mucokinetica Ltd. that is directed to the use of certain compounds, including nafamostat, for the manufacture of a medicament for the treatment of respiratory diseases with mucostasis or poor mucus clearance. This patent was validated in Germany, France, Italy and the United Kingdom and expires in 2038, subject to any applicable patent term extension that might be available in Europe. Currently, Ensysce does not have any issued patent or pending application directed to methods of treating infections caused by coronaviruses, including COVID-19, with inhaled nafamostat, but intends to file pending applications upon development of a suitable inhalation formulation of nafamostat. We believe that one patent covering nafamostat will be eligible for up to five years of patent term extension in the U.S. and Europe and intend to pursue such extension. In addition to patent exclusivity, under the provisions of the Hatch-Waxman Act, upon any approval in the United States, we believe that nafamostat will be eligible for five-year NCE regulatory exclusivity, during which time no 505(b)(2) NDA or ANDA can be approved that contains the same active moiety as the chemical entity in the nafamostat NDA. In addition, if an ANDA or 505(b)(2) applicant were to file its application referencing the NDA for nafamostat before expiration of our use patent and the applicant asserted that the patent is invalid or would not be infringed, it may be subject to additional waiting periods prior to the FDA’s approval (including a statutory 30-month stay, starting at the end of the five-year NCE regulatory exclusivity period, if we sue for infringement, or a shorter period if the patent expires of there are certain settlements or judicial decisions in the patent litigation) and may ultimately be required to wait until the natural expiration of our compositions patents if the patents are found to be valid and infringed by the challenging applicant. For more information please see “—Patent Term Extensions and Data Exclusivity.”

TAAP and MPAR™ Patents and Applications for Amphetamines

Following the Signature-Ensysce Merger, we became the owner of one patent family that includes pending applications in the United States and numerous European foreign jurisdictions relating to chemically modified amphetamines covalently linked to a gastrointestinal enzyme-cleavable moiety, pharmaceutical compositions containing the modified amphetamines, pharmaceutical compositions containing the modified amphetamines and a gastrointestinal enzyme inhibitor and methods of using the same to treat a subject. While we own this patent family, we have not updated the records in the various patent offices to reflect our ownership of this patent family. Failure to update such ownership may result in an innocent purchaser potentially acquiring rights in such patents that are adverse to Ensysce’s interests. In addition, we own one pending Patent Cooperation Treaty, or PCT, application directed to pharmaceutical compositions containing chemically modified amphetamines covalently linked to a gastrointestinal enzyme-cleavable moiety and a trypsin inhibitor and methods of using the same to treat a subject, which we intend to pursue in the United States and in certain significant commercial markets. We have not obtained assignments from all of the inventors of this PCT application to date, which could negatively impact our ability to pursue or enforce this application. If issued, these patent applications would expire between 2031 and 2040, subject to any applicable patent term adjustment or extension that might be available in a jurisdiction.

Trademarks and Trade Secrets

We intend to pursue trademark registrations in the United States and other significant commercial markets for our product candidates as they progress through clinical development.

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Furthermore, we rely upon trade secrets, know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality and invention assignment agreements with our commercial partners, collaborators, employees and consultants. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with an employee or a third party. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our commercial partners, collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Manufacturing and Supply

Our drug substance and drug products are manufactured by contract manufacturing organizations. We do not currently own or operate manufacturing facilities for the production of clinical or commercial quantities of our product candidates. Any manufacturing problem or the loss of a contract manufacturer could be disruptive to our operations and result in lost sales. See “Risk Factors” for more information. Although we intend to rely on third-party contract manufacturers to produce our product candidates, we have personnel with experience managing the third-party contract manufacturers who are expected to produce our product candidates and other product candidates or products that we may develop in the future.

Our lead product candidate, PF614, is small molecule opioid prodrug. As such, it is a controlled substance, regulated by the Drug Enforcement Administration (“DEA”) and state-controlled substance authorities. Our third-party manufacturers will be required to be registered with DEA and will be responsible for obtaining adequate quota to manufacture and otherwise handle controlled substances.

We currently engage third parties to provide clinical supplies of PF614 and nafamostat. We also currently engage a third-party manufacturer to provide drug product manufacture of PF614, PF614-MPAR™ and nafamostat. We currently have sufficient supplies of PF614 and nafamostat on hand for our current clinical trial needs. Any reliance on suppliers may involve several risks, including a potential inability to obtain critical materials and reduced control over production costs, delivery schedules, reliability and quality. See “Risk Factors” for more information.

Recro Manufacturing Agreement

Pursuant to the Recro Agreement, we engaged Recro to manufacture PF614 and other clinical trial materials under cGMP conditions and provide stability studies with respect to our PF614 clinical trials. Pursuant to the agreement, Recro will create placebo capsules, PF614 powder-filled capsules and provide us with master batch records and a GMP manufacturing report upon completion of manufacturing and analytical activities. Under the Recro Agreement, Recro also generated stability data according to ICH program for two formulations to provide stability data for shelf-life assessment with respect to our phase II clinical trial. We have agreed to pay Recro $173,000 and pass-through costs, estimated at $14,000 at the time of the agreement, for the manufacturing and services provided under the Recro Agreement. The term of the Recro Agreement began on September 19, 2019 and continues until the completion of the manufacturing and services described in therein. However, we paused the Recro Agreement in early 2020 in connection with the timing of our PF614 clinical studies and resumed in the first quarter of 2021. We expect to enter into additional related agreements with Recro. In the event that Recro is unable to perform the services promised under the Recro Agreement, we may be subject to unforeseen costs and delays with respect to our clinical trials and be unable to replace the Recro Agreement on terms as favorable to us. See “Risk Factors—Ensysce expects to be completely dependent on third parties to manufacture its product candidates, and its commercialization of its product candidates could be halted, delayed or made less profitable if those third parties fail to maintain a compliance status acceptable to the FDA or comparable foreign regulatory authorities, fail to provide to Ensysce with sufficient quantities of its product candidates or fail to do so at acceptable quality levels or prices” for more information.

Government Grants

We have received funding under federal grant award programs funded by governmental agencies, such as the NIH and NIDA. Specifically, for fiscal year 2020, we received an aggregate of approximately $4.0 million in federal grant funds, approximately $3.0 million from the NIH related to pre-clinical development and Phase 1 clinical trial for PF614 MPAR™ and approximately $1.0 million from NIDA under our five year award to undertake the pre-clinical development of our opioid use disorder- MPAR TM technology, including to cover the costs of a Phase 1 trial. For the three months ended March 31, 2021, we have received federal grants totaling $0.3 million, $73,726 from NIH related to pre-clinical development and Phase 1 clinical trial for PF614 MPAR™ and $176,850 from NIDA under our five year award to undertake the pre-clinical development of our opioid use disorder- MPAR TM technology. We may apply for additional grant funding from these or similar governmental agencies in the future. See “Risks Related to Ensysce’s Business, Financial Condition and Capital Requirements” for additional information.

Promissory and Convertible Notes

We have entered into promissory notes and convertible notes with certain of our affiliates. See “Certain Relationships and Related Person Transactions- Ensysce’s Related Party Transactions” for additional information.

GEM Facility

Pursuant to the GEM Agreement, we are entitled to draw down up to $60 million of gross proceeds (“Aggregate Limit”) from GEM Global in exchange for shares of LACQ common stock, subject to meeting the terms and conditions of the GEM Agreement. This equity line facility is available for a period of 36 months from the closing date of the Merger. A draw down is subject to limitations on the amount that is drawn under the facility and must comply with certain conditions precedent including the listing of our shares on a principal market (which includes Nasdaq), having the necessary number of shares that are issuable pursuant to the draw down registered under an effective registration statement and other notice and timing requirements. Upon our valid exercise of a draw down, pursuant to delivery of a notice and in accordance with other conditions, GEM Global is required to pay, in cash, a per-share amount equal to 90% of the average closing bid price of the shares of LACQ common stock recorded by NASDAQ during the 30 consecutive trading days commencing on the first trading day that is designated on the draw down notice. In no event may our draw down requests exceed 400% (“Draw Down Limit”) of the average daily trading volume for the 30 trading days immediately preceding the date we deliver the draw down notice. We are entitled to request a draw down of up to $10 million in the first month following the closing subject to Draw Down Limit and other conditions provided in the GEM Agreement.

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Further, upon the closing, GEM Global will be entitled to a commitment fee in the form of cash or freely tradeable shares of LACQ common stock in an amount equal to 2% of the Aggregate Limit or $1.2 million to be paid in two tranches. The commitment fee for the first tranche, which is equal to 67% of the commitment fee, or $840,000, becomes payable on the first anniversary of the closing and the commitment fee for the second tranche, which is equal to the remaining 33% of the commitment fee, or $360,000, becomes payable on the eighteen-month anniversary of the closing.

Additionally, we are required to issue a warrant with a 36-month term at the closing granting GYBL the right to purchase shares of LACQ common stock in an amount equal to 4% of the total number of common stock outstanding as of the closing date (subject to adjustments described below), calculated on a fully diluted basis, at a strike price per share equal to the closing bid price for such common stock on the closing date of the Merger. The warrant can be exercised on a cashless basis in part or in whole at any time during the term. Any failure by us to timely transfer the shares under the warrant pursuant to GYBL’s exercise will entitle GYBL to compensation in addition to other remedies. The number of shares underlying the warrant as well as the strike price is subject to adjustments for recapitalizations, reorganizations, change of control, stock split, stock dividend, reverse stock splits and issuances of additional common shares at a price per share less than the exercise price.

The GEM Agreement contains certain negative covenants restricting us from securing an equity line similar to the financing provided under the GEM Agreement and requiring prompt notice of events constituting an alternate transaction. An “alternate transaction” includes an issuance of common stock at a price less than the then current market price, an “at the market” offering of securities, and an issuance of options, warrants, or similar rights of subscription or the issuance of convertible equity or debt securities. See “Risks Related to Ensysce’s Business, Financial Condition and Capital Requirements” for additional information.

Finally, pursuant to the terms of the GEM Agreement, we are required to indemnify GEM Global for any losses it incurs as a result of a breach by us or of our representations and warranties and covenants under the GEM Agreement or for any misstatement or omission of a material fact in a registration statement registering those shares pursuant to the GEM Agreement. Also, GEM Global is entitled to be reimbursed for legal or other costs or expenses reasonably incurred in investigating, preparing or defending against any such loss.

Government Regulation

In the United States, pharmaceutical products are subject to extensive regulation by the FDA, and those pharmaceutical products that are controlled substance are also subject to extensive regulation by the DEA. The Federal Food, Drug, and Cosmetic Act (the “FDC Act”), the Controlled Substances Act (“CSA”) and other federal, state and local statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, prescribing, dispensing, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Pharmaceutical products used for the prevention, treatment, or cure of a disease or condition of a human being are subject to regulation under the FDC Act. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as clinical hold, FDA refusal to approve pending NDAs, revocation of licensing authority, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.

The FDA Drug Approval Process

FDA approval is required before any new drug can be marketed. A new drug is one not generally recognized, by experts qualified by scientific training and experience, as safe and effective for its intended use. The process of drug development is complex and lengthy. The activities undertaken before a new pharmaceutical product may be marketed in the U.S. generally include, but are not limited to, preclinical studies; submission to the FDA of an IND, which must become active before human clinical trials may commence; adequate and well-controlled human clinical trials to establish the safety and efficacy of the product; submission to the FDA of an NDA; filing of the NDA by FDA; satisfactory completion of an FDA pre-approval inspection of the clinical trial sites and manufacturing facility or facilities at which both the active ingredients and finished drug product are produced to assess compliance with, among other things, patient informed consent requirements, the clinical trial protocols, current Good Clinical Practices, or GCP, and GMPs; and FDA review and approval of the NDA prior to any commercial sale and distribution of the product in the U.S.

Preclinical studies include laboratory evaluation of product chemistry and formulation, and in some cases, animal studies and other studies to preliminarily assess the potential safety and efficacy of the product candidate. The results of preclinical studies together with manufacturing information, analytical data, and detailed information including protocols for proposed human clinical trials are then submitted to the FDA as a part of an IND. An IND must become effective, and approval must be obtained from an Institutional Review Board (“IRB”) prior to the commencement of human clinical trials. The IND becomes effective 30 days following its receipt by the FDA unless the FDA objects to, or otherwise raises concerns or questions and imposes a clinical hold. We, the FDA or the IRB may suspend or terminate a clinical trial at any time after it has commenced due to safety or efficacy concerns or for commercial reasons. In the event that FDA imposes a clinical hold, the IND sponsor must address any outstanding FDA concerns or questions to the satisfaction of the FDA before clinical trials can proceed or resume.

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Human clinical trials are typically conducted in three sequential phases that may sometimes overlap or be combined:

In Phase 1, the initial introduction of the drug into patients, the product is tested to assess safety, dosage tolerance, metabolism, pharmacokinetics, pharmacological actions, side effects associated with drug exposure, and to obtain early evidence of a treatment effect if possible. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug for a particular indication, determine optimal dose and regimen, and to identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain additional information about clinical effects and confirm efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the product. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the safety and efficacy of the drug. In rare instances, a single Phase 3 trial may be sufficient when either (1) the trial is a large, multicenter trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible or (2) the single trial is supported by other confirmatory evidence.

In addition, the manufacturer of an investigational drug in a Phase 2 or Phase 3 clinical trial for a serious or life-threatening disease is required to make available, such as by posting on its website, its policy on evaluating and responding to requests for expanded access to such investigational drug.

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. The FDA approval of the NDA is required before marketing and distribution of the product may begin in the United States. The NDA must include the results of all preclinical, clinical, and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting an NDA is substantial. The submission of most NDAs is additionally subject to a substantial application user fee, currently exceeding $2.8 million for Fiscal Year 2021. Under an approved NDA, the applicant is also subject to an annual program fee, currently exceeding $330,000. These fees typically increase annually. Under limited circumstances, an applicant may be exempt from or seek a waiver of the application fee requirement.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be filed based on the FDA’s determination that it is adequately organized and sufficiently complete to permit substantive review. Once the submission is filed, the FDA begins an in-depth review. The FDA has agreed to certain performance goals to complete the review of NDAs. For a standard review, the goal for review of a new molecular entity (“NME”) is ten months from the date the FDA files the NDA, while the goal for review of a non-NME is ten months from the date of receipt of the NDA. For an NDA that has received a priority review designation from the FDA, the goal for review of an NME is six months from the date the FDA files the NDA, while the goal for review of a non-NME is six months from the date of receipt of the NDA. An NDA can receive a priority review designation when the FDA determines the drug has the potential to treat a serious or life-threatening condition and, if approved, would be a significant improvement in safety or effectiveness compared to available therapies. The review process for both standard and priority reviews may be extended by the FDA for three or more additional months to consider certain late-submitted information, or information intended to clarify information already provided in the NDA submission.

The FDA may also refer applications for novel drug products, as well as drug products that present difficult questions of safety or efficacy, to be reviewed by an advisory committee—typically a panel that includes clinicians, statisticians and other experts—for review, evaluation, and a recommendation as to whether the NDA should be approved. The FDA is not bound by the recommendation of an advisory committee, but generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug product is manufactured. The FDA will not approve the product unless compliance with cGMP is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the claimed indication.

After the FDA evaluates the NDA and completes any clinical and manufacturing site inspections, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the NDA submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application for approval. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. An approval letter authorizes commercial marketing and distribution of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy (“REMS”) to help ensure that the benefits of the drug outweigh the potential risks to patients. A REMS can include medication guides, communication plans for healthcare professionals, and elements to assure a products safe use (“ETASU”). An ETASU REMS can include, but is not limited to, special training or certification for prescribing or dispensing the product, dispensing the product only under certain circumstances, special monitoring, and the use of patient-specific registries. The requirement for a REMS can materially affect the potential market and profitability of the product. Moreover, the FDA may require substantial post-approval testing and surveillance to monitor the product’s safety or efficacy.

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Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing. Changes to some of the conditions established in an approved NDA, including changes in indications, product labeling, manufacturing processes or facilities, require submission and FDA approval of a new NDA, or supplement to an approved NDA, before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing original NDAs.

Section 505(b)(2) NDAs

An alternative to the NDA pathway described above is an NDA submitted under Section 505(b)(2) of the FDC Act, which enables the applicant to rely, in part, on the FDA’s prior findings in approving a similar product or published literature in support of its application. Section 505(b)(2) NDAs often provide an alternate path to FDA approval for modified formulations, new routes of administration, or new uses of previously approved products. Section 505(b)(2) permits the submission of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference. If the Section 505(b)(2) applicant can establish that reliance on the FDA’s prior findings of safety or effectiveness is scientifically appropriate, it may eliminate the need to conduct certain preclinical or clinical studies of the new product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all, or some, of the indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

Fast Track Designation and Priority Review

FDA is required to facilitate the development, and expedite the review, of drugs that are intended for the treatment of a serious or life-threatening disease or condition for which there is no effective treatment and which demonstrate the potential to address unmet medical needs for the condition. Fast track designation may be granted for products that are intended to treat a serious or life-threatening disease or condition for which there is no effective treatment and preclinical or clinical data demonstrate the potential to address unmet medical needs for the condition. Fast track designation applies to both the product and the specific indication for which it is being studied. Any product submitted to FDA for marketing, including under a fast track program, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review.

Priority review may be granted for products that are intended to treat a serious or life-threatening condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies. FDA will attempt to direct additional resources to the evaluation of an application designated for priority review in an effort to facilitate the review.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of FDA-regulated products, including drugs, are required to register and disclose certain clinical trial information on the website www.clinicaltrials.gov. Information related to the product, patient population, phase of investigation, trial sites and investigators, and other aspects of a clinical trial are then made public as part of the registration. Sponsors are also obligated to disclose the results of their clinical trials after completion. Disclosure of the results of clinical trials can be delayed in certain circumstances for up to two years after the date of completion of the trial. Competitors may use this publicly available information to gain knowledge regarding the progress of clinical development programs as well as clinical trial design.

Pediatric Information

Under the Pediatric Research Equity Act, or PREA, NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug product is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, PREA does not apply to any drug product with orphan product designation except a product with a new active ingredient that is a molecularly targeted cancer product intended for the treatment of an adult cancer and directed at a molecular target determined by FDA to be substantially relevant to the growth or progression of a pediatric cancer that is subject to an NDA submitted on or after August 18, 2020.

The Best Pharmaceuticals for Children Act, or BPCA, provides a six-month extension of any exclusivity-patent or non-patent-for a drug product if certain conditions are met. Conditions for exclusivity include the FDA’s determination that information relating to the use of a new drug in the pediatric population may produce health benefits in that population, FDA making a written request for pediatric studies, and the applicant agreeing to perform, and reporting on, the requested studies within the statutory timeframe. Applications under the BPCA are treated as priority applications, with all of the benefits that designation confers.

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The Hatch-Waxman Amendments

Under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments, a portion of a product’s U.S. patent term that was lost during clinical development and regulatory review by the FDA may be restored. The Hatch-Waxman Amendments also provide a process for listing patents pertaining to approved products in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the “Orange Book”) and for a competitor seeking approval of an application that references a product with listed patents to make certifications pertaining to such patents. In addition, the Hatch-Waxman Amendments provide for a statutory protection, known as non-patent exclusivity, against the FDA’s acceptance or approval of certain competitor applications.

Patent Term Extension

Patent Term Extension (“PTE”) in the United States can compensate for lost patent grant time during product development and the regulatory review process for a patent that covers a new product or its use. This PTE period is generally one-half the time between the effective date of an IND (falling after issuance of the patent) and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application, provided the sponsor acted with diligence. PTEs that can be obtained are for up to five years beyond the expiration of the patent or 14 years from the date of product approval, whichever is earlier. Only one patent applicable to an approved drug may be extended and the extension must be applied for prior to expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing a nonprovisional patent application related to the patent. A U.S. patent also may be accorded patent term adjustment, or PTA, under certain circumstances to compensate for delays in obtaining the patent from the USPTO. In some instances, such a PTA may result in a U.S. patent term extending beyond 20 years from the earliest date of filing a non-provisional patent application related to the U.S. patent. In addition, in the United States, the term of a U.S. patent that covers an FDA-approved drug may also be eligible for a patent term extension, or PTE, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Hatch-Waxman Act permits a PTE of up to five years beyond the expiration of the patent. The length of the PTE is related to the length of time the drug is under regulatory review. PTE cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended. Similar provisions are available in Europe and certain other jurisdictions to extend the term of a patent that covers an approved drug. In the future, if and when our products receive FDA approval, we expect to apply for PTEs on patents covering products eligible for PTE. We plan to seek PTEs for any of our issued patents in any jurisdiction where these are available; however, there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with our assessment of whether such extensions should be granted, and if granted, the length of such extensions.

We also believe that (1) PF614 and nafamostat will be eligible for a five-year NCE regulatory exclusivity, and (2) PF614-MPAR™ will be eligible for a three-year clinical investigation, or CI, regulatory exclusivity, under the Hatch-Waxman Act, during which time no ANDA can be approved.

Under the Hatch-Waxman Act, patents covering the product such as patents claiming the approved composition of matter, approved methods of use, approved formulations and approved dosing and administration shall be listed in the Orange Book, which identifies drug products approved by FDA under the Federal Food, Drug, and Cosmetic Act. Applicable regulatory exclusivities, such as the five-year NCE exclusivity and the three-year CI exclusivity, are also listed in the Orange Book. If an ANDA or 505(b)(2) applicant were to file its application before expiration of all patents listed in the Orange Book, it must certify whether it will either honor or challenge all the patents listed in the Orange Book. If an Orange Book listed patent is challenged and we sue the ANDA or 505(b)(2) applicant for infringement, a statutory 30-month stay of approval, started at the end of the NCE exclusivity period, will be put in place that will prohibit the FDA from finally approving the ANDA or 505(b)(2) application until the 30-months have expired or after a court has held in favor of the ANDA or 505(b)(2) applicant. The 30-month stay begins at the end of the five-year NCE exclusivity period. If the Orange Book listed patent(s) is ultimately held valid and infringed, the ANDA or 505(b)(2) applicant will not be finally approved until the Orange Book listed patent(s) expires. If a pediatric study is requested by the FDA in a Pediatric Written Request, or PWR, and we complete the pediatric study according to the terms of the PWR, all unexpired Orange Book listed exclusivities (patent or regulatory) will be extended by six months.

Similar provisions are available in Europe, Japan and certain other jurisdictions to extend the exclusivity of a patent that covers an approved drug. In Europe, we believe PF614 and nafamostat will be eligible for 10 years of regulatory exclusivity from European Marketing Application, or EMA, approval. In Japan, we believe PF614 will be eligible for eight years of regulatory exclusivity from a Japanese new drug application, or J-NDA, approval.

Orange Book Listing

In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent with claims covering the applicant’s product or method of using the product. Upon approval of a drug, each of the patents identified in the application for the drug are then published in the FDA’s Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential generic competitors in support of approval of an abbreviated new drug application (“ANDA”). An ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown to be bioequivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, preclinical or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug and can often be substituted by pharmacists under prescriptions written for the original listed drug.

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The ANDA applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. The ANDA applicant may also elect to submit a Section VIII statement certifying that its proposed ANDA labeling does not contain (or carves out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent. If the applicant does not challenge the listed patents, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired.

A certification that the new product will not infringe the already approved product’s listed patents, or that such patents are invalid, is called a Paragraph IV certification. If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been filed with and accepted by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit or a decision in the infringement case that is favorable to the ANDA applicant.

An applicant submitting an NDA under Section 505(b)(2) of the FDC Act, which permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference, is required to certify to the FDA regarding any patents listed in the Orange Book for the approved product it references to the same extent that an ANDA applicant would.

Market Exclusivity

Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDC Act provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity (“NCE”). A drug is entitled to NCE exclusivity if it contains a drug substance no active moiety of which has been previously approved by the FDA. During the exclusivity period, the FDA may not accept for review an ANDA or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a Paragraph IV certification. For a drug that has been previously approved by the FDA, the FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the new conditions of use and does not prohibit the FDA from approving ANDAs for drugs for the original conditions of use, such as the originally approved indication. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the non-clinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Post-Marketing Requirements

Following approval of a new product, a pharmaceutical company and the approved product are subject to continuing regulation by the FDA, including, among other things, monitoring and recordkeeping activities, reporting to the applicable regulatory authorities of adverse experiences with the product, providing the regulatory authorities with updated safety and efficacy information, product sampling and distribution requirements, and complying with promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting drugs for uses or in patient populations that are not described in the drug’s approved labeling (known as “off-label use”), limitations on industry-sponsored scientific and educational activities and requirements for promotional activities involving the internet. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such off-label uses. Modifications or enhancements to the product or its labeling or changes of the site of manufacture are often subject to the approval of the FDA and other regulators, who may or may not grant approval or may include in a lengthy review process.

Prescription drug advertising is subject to federal, state and foreign regulations. In the United States, the FDA regulates prescription drug promotion, including direct-to-consumer advertising. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use. Any distribution of prescription drug products and pharmaceutical samples must comply with the U.S. Prescription Drug Marketing Act (“PDMA”), a part of the FDCA. In addition, Title II of the Federal Drug Quality and Security Act of 2013, known as the Drug Supply Chain Security Act or the DSCSA, has imposed new “track and trace” requirements on the distribution of prescription drug products by manufacturers, distributors, and other entities in the drug supply chain. These requirements are being phased in over a ten-year period. Unless the products were packaged prior to November 27, 2018, the DSCSA requires product identifiers (i.e., serialization) on prescription drug products in order to establish an electronic interoperable prescription product system to identify and trace certain prescription drugs distributed in the United States. The DSCSA replaced the prior drug “pedigree” requirements under the PDMA and preempts existing state drug pedigree laws and regulations. The DSCSA also establishes requirements for the licensing of wholesale distributors and third-party logistic providers. These licensing requirements preempt states from imposing licensing requirements that are inconsistent with, less stringent than, directly related to, or otherwise encompassed by standards established by FDA pursuant to the DSCSA. Until FDA promulgates regulations to address the DSCSA’s new national licensing standard, current state licensing requirements typically remain in effect.

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In the United States, once a product is approved, its manufacture is subject to comprehensive and continuing regulation by the FDA. The FDA regulations require that products be manufactured in specific facilities and in accordance with cGMP. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. These regulations also impose certain organizational, procedural and documentation requirements with respect to manufacturing and quality assurance activities. NDA holders using contract manufacturers, laboratories or packagers are responsible for the selection and monitoring of qualified firms, and, in certain circumstances, qualified suppliers to these firms. These firms and, where applicable, their suppliers are subject to inspections by the FDA at any time, and the discovery of violative conditions, including failure to conform to cGMP, could result in enforcement actions that interrupt the operation of any such product or may result in restrictions on a product, manufacturer, or holder of an approved NDA, including, among other things, recall or withdrawal of the product from the market.

The CSA and DEA Regulation

Our products are regulated as “controlled substances” as defined under the CSA and regulations promulgated by DEA. The law and regulations establish registration, security, recordkeeping, reporting, storage, distribution, importation, exportation and other requirements administered by DEA.

Controlled substances are classified into five schedules: Schedule I, II, III, IV or V, depending on the abuse potential. Schedule I substances by definition have no established medicinal use and may not be marketed or sold in the United States. A pharmaceutical product may be listed as Schedule II, III, IV or V, with Schedule II substances considered to present the highest risk of abuse and Schedule V substances the lowest relative risk of abuse among such substances.

PF614 will be classified as a Schedule II controlled substance under the CSA and regulations because it contains oxycodone which is already regulated as a Schedule II controlled substance. Consequently, the manufacturing, shipping, storing, selling, prescribing and dispensing of our products is subject to a high degree of regulation. Schedule II drugs are subject to the strictest requirements for registration, security, recordkeeping and reporting. Facilities must maintain complete and accurate inventories and records of all controlled substances received, manufactured, stored and distributed. These facilities must comply with strict security requirements to prevent diversion of drugs in their possession. Also, distribution and dispensing of these drugs are highly regulated. For example, all Schedule II drug prescriptions must be signed by a physician, presented to a pharmacist and, generally limited to a 30-day supply, and may not be refilled, that is, a new prescription is required.

Annual registration is required for any facility that manufactures, distributes, imports or exports any controlled substance. Also, practitioners and pharmacies are required to register every three years. The registration is specific to the particular location, activity and controlled substance schedule. For example, separate registrations are needed for import and manufacturing, and each registration will specify which schedules of controlled substances the facility is authorized to handle. Our contract manufacturers must be registered with DEA.

In addition, the CSA establishes an annual quota system that limits the manufacturing of API and dosage forms in the United States of Schedule I and II controlled substances. First, the DEA establishes an annual aggregate quota for how much active opioid ingredients, such as oxycodone and tapentadol, may be produced in total in the United States based on the DEA’s estimate of the quantity needed to meet legitimate scientific and medicinal needs. The limited aggregate amount of opioids that the DEA allows to be produced in the United States each year is allocated among individual companies, who must submit applications annually to the DEA for individual production quotas. Also, dosage form manufacturers must also request a procurement quota to acquire opioid API to manufacture dosage forms for distribution. We and our contract manufacturers must receive an annual quota from the DEA in order to produce or procure any Schedule I or Schedule II substance, including oxycodone base for use in manufacturing PF614. The DEA may adjust aggregate production quotas, individual production and procurement quotas from time to time during the year. DEA has substantial discretion in whether or not to make such adjustments. Our contract manufacturers must apply for and obtain the necessary quotas on an annual basis.

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In November 2017, the DEA reduced the amount of almost every Schedule II opiate and opioid medication that may be manufactured in the U.S. in calendar year 2018 by 20%. In October 2018, the SUPPORT Act was enacted, which included amendments to the CSA to require that appropriate quota reductions be made after estimating potential for diversion. DEA announced that the estimate is based on rates of overdose deaths and abuse, the overall public health impact related to specific controlled substances and may include other factors as appropriate. For 2019, the DEA proposed decreased manufacturing quotas for the six most frequently misused opioids, including oxycodone, by an average of 10% as compared to the 2018 quotas. In October 2019, consistent with the SUPPORT Act, DEA proposed additional regulations to amend the manner in which the agency grants quotas to manufacturers. The proposed regulations will establish use-specific quotas, including commercial sales, product development, transfer, replacement and packaging. To decrease the risk of diversion and increase accountability, inventory allowances will be reduced, and procurement quota certifications will be required. The DEA proposed further decreasing manufacturing quotas in 2020 for five of the six opioids (fentanyl, hydrocodone, hydromorphone, oxycodone, oxymorphone), by an average of 28%. For 2021, the DEA decreased the aggregate quota for oxycodone by about 13 percent and for hydrocodone by about 10 percent from the final established 2020 quotas. Because PF614 is regulated as a Schedule II controlled substance, it is subject to the DEA’s aggregate, individual production and procurement quota scheme.

Ordering and distribution of any Schedule I or II controlled substance are also subject to special ordering requirements under either the electronic Controlled Substance Ordering System (“CSOS”) or use of DEA Form 222s. Information regarding specific transactions are reported to DEA, and cumulative reports of such transactions are required monthly/quarterly.

The DEA also requires drug manufacturers to design and implement a system that identifies and reports suspicious orders of controlled substances. Such orders include those of unusual size, those that deviate substantially from a normal pattern and those of unusual frequency. Manufacturers must refuse to complete any sale and report to DEA any orders for which it is unable to resolve any potential “red flags.” A compliant suspicious order monitoring system includes well-defined due diligence, “know your customer” process as well as systems to identify and monitor ordering and sales of controlled substances.

To enforce these requirements, the DEA conducts periodic inspections of registered establishments that handle controlled substances. Failure to maintain compliance with applicable requirements, especially security and recordkeeping and as manifested in loss or diversion or inability to account for all controlled substances, can result in administrative, civil or criminal enforcement action that could have a material adverse effect on our business, results of operations and financial condition. The DEA may seek civil penalties, refuse to renew necessary registrations or initiate administrative proceedings to revoke those registrations. The DEA may also reduce or deny quota to manufacturing facilities based on non-compliance with these requirements. In certain circumstances, violations could result in criminal proceedings.

Individual states also independently regulate controlled substances.

Legislative and Regulatory Initiatives for Opioids

In response to widespread prescription opioid abuse, the U.S. government and a number of state legislatures have enacted legislation and regulations intended to fight the opioid epidemic. The number and scope of legislative and regulatory actions, particularly in the last three years, emphasize the severity of the opioid epidemic and its impact on our society. The FDA has stated that addressing prescription drug abuse is a priority and has reaffirmed that the development of abuse-deterrent opioids is a key part of that strategy.

Recent actions to address the opioid abuse epidemic include:

●	FDA guidance: In April 2015, the FDA adopted final guidance regarding studies and clinical trials that should be conducted to demonstrate that a given formulation has abuse-deterrent properties, how those studies and clinical trials will be evaluated, and what product labeling claims may be approved based on the results of those studies and clinical trials. The guidance describes four categories of abuse-deterrence studies and clinical trials: Categories 1, 2 and 3 consist of pre-marketing studies and clinical trials designed to evaluate a product candidate’s potentially abuse-deterrent properties under controlled conditions, while Category 4, post-marketing clinical trials and studies, assesses the real-world impact of abuse-deterrent formulations. The final guidance also provides examples of product label claims that may be made based on the results of the corresponding studies and clinical trials.

●	FDA Opioids Action Plan: In February 2016, the FDA released an action plan to address the opioid abuse epidemic and reassess the FDA’s approach to opioid medications. The FDA’s plan is part of a broader initiative led by the U.S. Department of Health and Human Services (“HHS”), to address opioid-related overdose, death and dependence. As part of the HHS initiative:

●	CDC Prescribing Guidelines: In March 2016, the CDC released a new Guideline for Prescribing Opioids for Chronic Pain intended to assist primary care providers treating adults for chronic pain in outpatient settings. The guideline provides recommendations to improve communications between doctors and patients about the risks and benefits of opioid therapy for chronic pain, improve the safety and effectiveness of pain treatment, and reduce the risks associated with long-term opioid therapy.

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●	Enhanced Warnings and Safety Labeling: In March 2016, the FDA announced required enhanced warnings for immediate-release opioid pain medications related to risks of misuse, abuse, addiction, overdose, and death. Subsequently, there have been several class-wide labeling changes, including the addition of boxed warnings relating to serious risks of using certain opioids medications along with benzodiazepines and other central nervous system depressants, including alcohol (Decembers 2016); and additional information relating to the new class-wide REMS (Septembers 2018).

●	Enactment of the Comprehensive Addiction and Recovery Act (“CARA”): In 2016, the CARA was enacted to address the national epidemics of prescription opioid abuse and heroin use. Consistent with the initiatives of HHS, this legislation sought to, among other things, expand the availability of naloxone for law enforcement and other first responders; form an interagency task force to develop best practices for pain management with opioid medications; and provide resources to improve state monitoring of controlled substances, including opioids. In 2018, CARA 2.0 was introduced as follow-up legislation to limit initial prescriptions for opioids to 3 days, while exempting initial prescriptions for chronic care, cancer care, hospice or end of life care, and palliative care.

●	Enactment of the Substance Use-Disorder Prevention that Promotes Opioid Recovery and Treatment for Patients and Communities Act (“SUPPORT Act”): In November 2018, the SUPPORT Act was enacted as a comprehensive legislative response to the continuing opioid epidemic. It includes a number of measures directed towards regulation and improvement of treatment for substance use-disorder and increased coverage by CMS of medically assisted treatment options. In addition, the SUPPORT Act requires HHS to report to Congress on existing barriers to access to abuse-deterrent opioid formulations by Medicare Part C and D beneficiaries. It also includes a number of requirements directed at reducing the potential for oversupply of opioids to reduce the potential for misuse and diversion.

Facilities

Our principal executive office is located at 7946 Ivanhoe Ave., Suite 201 in La Jolla, California, where we lease a total of 850 square feet of office space that we use for our administrative activities. The lease expires in October 2021. All other development activities are undertaken at contract research organizations.

Employees

As of February 11, 2021, we had four full-time employees and three consultants. Of these, four have a Ph.D. and one has an M.B.A. From time to time, we also retain independent contractors to support our organization. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we believe our relationship with our employees is good. We intend to add four additional full-time employees along with additional clinical support staff in 2021, and to expand our commercial sales force beginning 2023.

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ENSYSCE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF ENSYSCE

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of Ensysce’s financial condition and results of operations. This discussion should be read in conjunction with “Ensysce’s Summary Historical Financial Information,” and Ensysce’s consolidated financial statements and related notes thereto that appear elsewhere in this proxy statement/prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect Ensysce’s plans, estimates and beliefs. Ensysce’s actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere particularly in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, references in this “Ensysce’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our” and the “Company” are intended to mean the business and operations of Ensysce and its consolidated subsidiaries.

Overview

Ensysce Biosciences, Inc. is a clinical stage pharmaceutical company seeking to develop innovative solutions for severe pain relief while reducing the fear of and the potential for addiction, opioid misuse, abuse and overdose. Ensysce has also incorporated a 79.2%-owned subsidiary, Covistat, a clinical stage pharmaceutical company that is developing a compound utilized in Ensysce’s overdose protection program for the treatment of COVID-19. Ensysce’s lead product candidate, PF614, is an extended release TAAP prodrug of oxycodone. TAAP modification of prescription drugs removed the ability to crush, chew or manipulate and inject to achieve the medication more quickly than by swallowing. MPAR™ adds a layer of overdose protection to each TAAP product.

LACQ and Ensysce have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. In the event the Merger is not consummated, Ensysce will reconsider its strategic alternatives.

Since inception in 2003, Ensysce has devoted substantially all its efforts and financial resources to organizing and staffing its company, business planning, raising capital, discovering product candidates and securing related intellectual property rights and conducting research and development activities for its product candidates. Ensysce does not have any products approved for sale and it has not generated any revenue from product sales. Ensysce may never be able to develop or commercialize a marketable product.

Ensysce’s lead product candidate, PF614, is in Phase 1b clinical development, PF614-MPAR™ is in Phase 1 clinical development and nafamostat is proceeding towards Phase 2 clinical development, and its other product candidates and its research initiatives are in preclinical or earlier stages of development. Ensysce’s ability to generate revenue from product sales sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of its product candidates. Ensysce has not yet successfully completed any pivotal clinical trials, nor has it obtained any regulatory approvals, manufactured a commercial-scale drug, or conducted sales and marketing activities. Through March 31, 2021, Ensysce had received aggregate gross proceeds of $42.7 million from the sale of equity, $6.2 million from funding under federal research grants and $5.5 million from borrowings under promissory notes.

Ensysce expects to continue to incur net losses for the foreseeable future, and it expects its clinical development expenses, and general and administrative expenses to continue to increase. Ensysce has incurred significant operating losses since inception. Ensysce’s net losses were $0.2 million and $10.1 million for the years ended December 31, 2020 and 2019, respectively, and $1.2 million for the three months ended March 31, 2021. As of December 31, 2020 and March 31, 2021, Ensysce had an accumulated deficit of $56.0 million and $57.1 million, respectively. Ensysce expects that its expenses and capital requirements will increase substantially in connection with its ongoing development activities, particularly if and as it:

●	continues preclinical studies and continues existing and initiates new clinical trials for PF614, PF614-MPAR™ and nafamostat its lead product candidates being tested for chronic pain and infectious disease;

●	advances the development of its product candidate pipeline of other product candidates, including through business development efforts to invest in or in-license other technologies or product candidates;

●	maintains, expands and protects its intellectual property portfolio;

●	hires additional clinical, quality control, medical, scientific and other technical personnel to support Ensysce’s clinical operations;

●	seeks regulatory approvals for any product candidates that successfully complete clinical trials;

●	undertakes any pre-commercialization activities to establish sales, marketing and distribution capabilities for any product candidates for which Ensysce may receive regulatory approval;

●	expands its infrastructure and facilities to accommodate its growing employee base; and

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●	adds operational, financial and management information systems and personnel, including personnel to support its research and development programs, any future commercialization efforts and its transition to operating as a public company following the closing.

Furthermore, upon the completion of the Merger, the combined company expects to incur additional costs associated with operating as a public company, including significant legal, accounting, insurance, investor relations and other expenses that it did not incur as a private company. Ensysce may never become profitable.

As a result, following the Merger, the combined company will need substantial additional funding to support its continuing operations and pursue its growth strategy. Until such time as it can generate significant revenue from product sales, if ever, the combined company expects to finance its operations through a combination of private and public equity offerings, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. To the extent that the combined company raises additional capital through the sale of private or public equity or convertible debt securities, existing ownership interests will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of the combined company equity holders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting the combined company’s ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If the combined company raises additional funds through collaborations or other strategic transactions with third parties, the combined company may have to relinquish valuable rights to its technologies, future revenue streams, research programs or drug candidates, or grant licenses on terms that may not be favorable to the combined company. The combined company may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If the combined company fails to raise capital or enter into such agreements as and when needed, the combined company may have to significantly delay, scale back or discontinue the development and commercialization of one or more of its product candidates or delay its pursuit of potential in-licenses or acquisitions.

Because of the numerous risks and uncertainties associated with product development, Ensysce is unable to predict the timing or amount of increased expenses or when or if it will be able to achieve or maintain profitability. Even if Ensysce is able to generate product sales, it may not become profitable. If Ensysce fails to become profitable or is unable to sustain profitability on a continuing basis, Ensysce may be unable to continue its operations at planned levels and be forced to reduce or terminate its operations.

Ensysce has generated limited revenues and has incurred significant operating losses since its inception and as of March 31, 2021, had an accumulated deficit of $57.1 million. In addition, Ensysce expects to continue to incur significant and increasing expenses and operating losses for the foreseeable future. These factors raise substantial doubt about its ability to continue as a going concern. Management believes that its cash resources on hand at May 2021 are insufficient to allow Ensysce to fund current planned operations through the next twelve months without additional capital. Ensysce believes, however, that the net proceeds from the Merger, proceeds raised under the GEM Agreement, subject to meeting certain conditions, together with its available resources and existing cash and cash equivalents, will enable the combined company to fund its operating expenses and capital expenditure requirements through at least the 12 months following the completion of the Merger. Ensysce has based this estimate on assumptions that may prove to be wrong, and it could exhaust its available capital resources sooner than it expects. See “— Liquidity and capital resources.” Ensysce’s future viability beyond the twelve months is dependent on its ability to raise additional capital to finance its operations.

Ensysce expects to incur substantial expenses in the foreseeable future for the development and potential commercialization of its product candidates and ongoing internal research and development programs. At this time, Ensysce cannot reasonably estimate the nature, timing or aggregate amount of costs for our development, potential commercialization, and internal research and development programs. However, in order to complete its current and future preclinical studies and clinical trials, and to complete the process of obtaining regulatory approval for its product candidates, as well as to build the sales, marketing and distribution infrastructure that Ensysce believes will be necessary to commercialize its product candidates, if approved, Ensysce may require substantial additional funding in the future.

COVID-19 pandemic Business Update

In March 2020, the World Health Organization declared COVID-19 a global pandemic. To date, Ensysce’s financial condition and operations have not been significantly impacted by the ongoing COVID-19 pandemic. However, Ensysce cannot at this time predict the specific extent, duration, or full impact that the ongoing COVID-19 pandemic will have on its financial condition and operations, including ongoing and planned clinical trials and other operations required to support those clinical trials and research and development activities to advance Ensysce’s pipeline. The impact of the ongoing COVID-19 pandemic on its financial performance will depend on future developments, including the duration and spread of the pandemic and related governmental advisories and restrictions. These developments and the impact of the ongoing COVID-19 pandemic on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, Ensysce’s results may be materially adversely affected.

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Ensysce is continuing to evaluate the impact of the ongoing COVID-19 pandemic on our business and continue to take proactive measures to protect the health and safety of our employees, as well as to maintain business continuity. Ensysce believes that the current measures it has implemented with respect to the ongoing COVID-19 pandemic are appropriate, reflecting both regulatory and public health guidance, to maintain business continuity. Ensysce will continue to closely monitor and seek to comply with guidance from governmental authorities and adjust its activities as appropriate.

Convertible promissory notes

In 2015, Signature Therapeutics (prior to its merger with Ensysce) entered into a purchase agreement with an existing investor to issue a convertible promissory note of $100,000 (the “Note”). The original terms of the Note called for it to accrue simple interest at 5% per annum and matured in two years. The Note served as a bridge loan prior to a possible financing transaction. The Note was intended to automatically convert into common stock shares issued in a transaction at a 20% discount to the per share conversion price. Pursuant to the Merger Agreement, the Note has been amended to allow for the principal and interest to be converted into shares of Ensysce common stock at the per share conversion price of $0.57 prior at the time of the closing.

Between 2018 and 2020, Ensysce entered into a number of purchase agreements with existing investors to issue convertible promissory notes (the “2018 Notes”) for $3,500,000. The original terms of the 2018 Notes called for the 2018 Notes to accrue simple interest at 10% per annum and mature in two years. The maturity date for the 2018 Notes was extended in May 2020 by 12 months to May 2021. The 2018 Notes served as a bridge loan prior to a possible financing transaction. The 2018 Notes were intended to automatically convert into shares of common stock issued in a transaction at a price per share of $0.25 or to convert with a cap of a $55 million enterprise value. Pursuant to the Merger Agreement, the 2018 Notes have been amended to allow for the principal and interest to be converted into shares of Ensysce common stock at the per share conversion price of $0.23 prior at the time of the closing.

In January 2021, Ensysce entered into a purchase agreement with an existing shareholder to issue a convertible promissory note (the “2021 Note”) for $50,000. The 2021 Note accrues simple interest at 10% per annum and matures in two years. The 2021 Note served as a bridge loan prior to a financing transaction. The 2021 Note was intended to automatically convert into shares of common stock issued in a transaction at a per share conversion price equal to 80% of the price of securities sold in such transaction. Pursuant to the Merger Agreement, the 2021 Note has been amended to allow for the principal and interest to be converted into shares of Ensysce common stock at the per share conversion price of $0.57 prior at the time of the closing.

Proposed Business Combination Transaction

On January 31, 2021, LACQ executed a definitive merger agreement among it, Merger Sub and Ensysce, providing for, among other things, and subject to the terms and conditions therein, the business combination between LACQ and Ensysce pursuant to the Merger of Merger Sub with and into Ensysce, with Ensysce continuing as the surviving entity. In connection with the Merger, the stockholders of Ensysce will exchange their interests in Ensysce for shares of Ensysce common stock. In addition, Ensysce’s existing equity incentive plan will be terminated; awards issued under Ensysce’s existing equity incentive plan will be exchanged for awards issued under a new equity incentive plan to be adopted by Ensysce. Ensysce is expected to receive net proceeds of approximately $7.3 million at the closing (assuming no redemptions are effected by stockholders of LACQ) and will continue to operate under the Ensysce management team, led by chief executive officer Lynn Kirkpatrick. The boards of directors of both LACQ and Ensysce have approved the Merger. Completion of the Merger, which is expected by the second quarter of 2021, is subject to approval of LACQ stockholders and the satisfaction or waiver of certain other customary closing conditions. As of March 31, 2021, Ensysce has recorded $0.8 million of deferred transaction costs related to the Merger, consisting of legal and accounting fees. The deferred costs will be offset against additional paid-in capital upon completion of the Merger. In the event the Merger is not completed, any deferred transaction costs will be immediately charged to general and administrative expenses.

Components of Ensysce’s Operating Results

Revenue

Ensysce has generated limited revenue since inception and does not expect to generate any revenue from the sale of products in the near future, if at all. If Ensysce’s development efforts are successful and it commercializes its products, or if it enters into collaboration or license agreements with third parties, it may generate revenue in the future from product sales, as well as upfront, milestone and royalty payments from such collaboration or license agreements, or a combination thereof.

Operating Expenses

Research and development expenses

Research and development expenses consist primarily of costs incurred for research activities, including drug discovery efforts and the development of Ensysce’s product candidates. Ensysce expenses research and development costs as incurred, which include:

●	expenses incurred to conduct the necessary preclinical studies and clinical trials required to obtain regulatory approval;

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●	expenses incurred under agreements with contract research organizations (“CROs”) that are primarily engaged in the oversight and conduct of its drug discovery efforts and preclinical studies, clinical trials and contract manufacturing organizations (“CMOs”) that are primarily engaged to provide preclinical and clinical drug substance and product for its research and development programs;

●	other costs related to acquiring and manufacturing materials in connection with its drug discovery efforts and preclinical studies and clinical trial materials, including manufacturing validation batches, as well as investigative sites and consultants that conduct its clinical trials, preclinical studies and other scientific development services;

●	payments made in cash or equity securities under third-party licensing, acquisition and option agreements;

●	employee-related expenses, including salaries and benefits, travel and stock-based compensation expense for employees engaged in research and development functions;

●	costs related to compliance with regulatory requirements; and

●	allocated facilities-related costs, depreciation and other expenses, which include rent and utilities.

Ensysce recognizes external development costs as incurred. Any advance payments that Ensysce makes for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are expensed as the related goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered or the services rendered. Ensysce estimates and accrues for the value of goods and services received from CROs and other third parties each reporting period based on an evaluation of the progress to completion of specific tasks using information provided to it by its service providers. This process involves reviewing open contracts and purchase orders, communicating with its personnel to identify services that have been performed on its behalf and estimating the level of service performed and the associated cost incurred for the service when Ensysce has not yet been invoiced or otherwise notified of actual costs.

Ensysce does not track its research and development expenses on a program-by-program basis. Its direct external research and development expenses consist primarily of external costs, such as fees paid to outside consultants, CROs, CMOs and research laboratories in connection with its preclinical development, process development, manufacturing and clinical development activities. Ensysce does not allocate employee costs, costs associated with its discovery efforts, laboratory supplies, and facilities, including depreciation or other indirect costs, to specific programs because these costs are deployed across multiple programs and, as such, are not separately classified. Ensysce uses internal resources primarily to conduct its research and discovery as well as for managing its preclinical development, process development, manufacturing and clinical development activities. These employees work across multiple programs and, therefore, Ensysce does not track its costs by program and cannot state precisely the total costs incurred for each of its clinical and preclinical programs on a project-by-project basis.

Research and development activities are central to Ensysce’s business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. As a result, Ensysce expects that its research and development expenses will increase substantially over the next several years as it continues its existing, and commences additional, planned clinical trials for PF614, PF614-MPAR™ and nafamostat, as well as conduct other preclinical and clinical development, including submitting regulatory filings for its other product candidates. Ensysce also expects its discovery research efforts and its related personnel costs will increase and, as a result, it expects its research and development expenses, including costs associated with stock-based compensation, will increase above historical levels. In addition, it may incur additional expenses related to milestone and royalty payments payable to third parties with whom it may enter into license, acquisition and option agreements to acquire the rights to future product candidates.

At this time, Ensysce cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the preclinical and clinical development of any of its product candidates or when, if ever, material net cash inflows may commence from any of its product candidates. The successful development and commercialization of its product candidates is highly uncertain. This uncertainty is due to the numerous risks and uncertainties associated with product development and commercialization, including the uncertainty of the following:

●	the scope, progress, outcome and costs of its preclinical development activities, clinical trials and other research and development activities;

●	establishing an appropriate safety and efficacy profile with investigational new drug (“IND”) enabling studies;

●	successful patient enrollment in and the initiation and completion of clinical trials;

●	the timing, receipt and terms of any marketing approvals from applicable regulatory authorities including the FDA and non-U.S. regulators;

●	the extent of any required post-marketing approval commitments to applicable regulatory authorities;

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●	establishing clinical and commercial manufacturing capabilities or making arrangements with third-party manufacturers in order to ensure that it or its third-party manufacturers are able to make product successfully;

●	development and timely delivery of clinical-grade and commercial-grade drug formulations that can be used in its clinical trials and for commercial launch;

●	obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights;

●	significant and changing government regulation;

●	launching commercial sales of its product candidates, if and when approved, whether alone or in collaboration with others; and

●	maintaining a continued acceptable safety profile of its product candidates following approval, if any, of its product candidates.

Any changes in the outcome of any of these variables with respect to the development of its product candidates in preclinical and clinical development could mean a significant change in the costs and timing associated with the development of these product candidates. For example, if the FDA or another regulatory authority were to delay its planned start of clinical trials or require it to conduct clinical trials or other testing beyond those that it currently expects or if it experiences significant delays in enrollment in any of its planned clinical trials, it could be required to expend significant additional financial resources and time on the completion of clinical development of that product candidate.

General and administrative expenses

General and administrative expenses consist primarily of employee-related expenses, including salaries and related benefits, travel and stock-based compensation for personnel in executive, business development, finance, human resources, legal, information technology, and administrative functions. General and administrative expenses also include direct and allocated facility-related costs as well as insurance costs and professional fees for legal, patent, consulting, investor and public relations, accounting and audit services. Ensysce expenses general and administrative costs as incurred.

Ensysce anticipates that its general and administrative expenses will increase in the future as it increases its headcount to support the continued development of its product candidates. Ensysce also anticipates that it will incur significantly increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with operating as a public company. Additionally, if and when it believes a regulatory approval of a product candidate appears likely, it anticipates an increase in payroll and other employee-related expenses as a result of its preparation for commercial operations, especially as it relates to the sales and marketing of that product candidate.

Other income (expense)

Interest expense

Interest expense consists of interest accrued on its convertible and other promissory notes and the amortization of debt discounts due to embedded derivative instruments in its convertible promissory notes.

Change in fair value of derivative liability

The Company has entered into a series of notes that were determined to have embedded derivative instruments in the form of a contingent put option. The notes are recognized at the value of proceeds received after allocating issuance proceeds to the bifurcated contingent put option. The notes are subsequently measured at amortized cost using the effective interest method to accrete interest over their term to bring the notes’ initial carrying value to their principal balance at maturity. The bifurcated put option is initially measured at fair value and subsequently measured at fair value with changes in fair value recognized as a component of other expenses in the consolidated statements of operations.

Provision for Income Taxes

Ensysce has not recorded any significant amounts related to income tax expense, it has not recognized any reserves related to uncertain tax positions, nor has Ensysce recorded any income tax benefits for the majority of its net losses it has incurred to date or for its research and development tax credits.

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Ensysce accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or its tax returns. Deferred tax assets and liabilities are determined based on difference between the financial statement carrying amounts and tax bases of existing assets and liabilities and for loss and credit carryforwards, which are measured using the enacted tax rates and laws in effect in the years in which the differences are expected to reverse. The realization of its deferred tax assets is dependent upon the generation of future taxable income, the amount and timing of which are uncertain. Valuation allowances are provided, if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2020 and 2019, Ensysce continues to maintain a full valuation allowance against all of its deferred tax assets based on its evaluation of all available evidence.

Ensysce files income tax returns in the U.S. federal tax jurisdiction and state jurisdictions and may become subject to income tax audit and adjustments by related tax authorities. Its tax return period for U.S. federal income taxes for the tax years since 2015 remain open to examination under the statute of limitations by the Internal Revenue Service and state jurisdictions. Ensysce records reserves for potential tax payments to various tax authorities related to uncertain tax positions, if any. The nature of uncertain tax positions is subject to significant judgment by management and subject to change, which may be substantial. These reserves are based on a determination of whether and how much a tax benefit taken by Ensysce in its tax filings or positions is more likely than not to be realized following the resolution of any potential contingencies related to the tax benefit. Ensysce develops its assessment of uncertain tax positions, and the associated cumulative probabilities, using internal expertise and assistance from third-party experts. As additional information becomes available, estimates are revised and refined. Differences between estimates and final settlement may occur resulting in additional tax expense. Potential interest and penalties associated with such uncertain tax positions is recorded as a component of its provision for income taxes. To date, no amounts are being presented as an uncertain tax position.

Results of Operations

The following table summarizes Ensysce’s results of operations for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2019	2020

Federal grants	$250,576	$3,931,209	$1,763,961	$862,400
Operating expenses:
Research and development	524,378	4,389,579	3,402,301	838,970
General and administrative	490,471	1,154,917	6,929,904	277,693
Total operating expenses	1,014,849	5,544,496	10,332,205	1,116,663
Loss from operations	(764,273)	(1,613,287)	(8,568,244	(254,263)
Other income (expense):
Change in fair value of derivative liability	(39,585)	2,447,908	(575,087	(439,334)
Interest expense	(347,834)	(995,496)	(958,949	(329,650)
Total other income (expense), net	(387,419)	1,452,412	(1,534,036	(768,984)
Net loss	$(1,151,692)	$(160,875)	$(10,102,280	$(1,023,247)

Comparison of the three months ended March 31, 2021 and 2020

The following table summarizes Ensysce’s results of operations for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020	Change

Federal grants	$250,576	$862,400	$(611,824)
Operating expenses:
Research and development	524,378	838,970	(314,592)
General and administrative	490,471	277,693	212,778
Total operating expenses	1,014,849	1,116,663	(101,814)
Loss from operations	(764,273)	(254,263)	(510,010)
Other income (expense):
Change in fair value of derivative liability	(39,585)	(439,334)	399,749
Interest expense	(347,834)	(329,650)	(18,184)
Total other income (expense), net	(387,419)	(768,984)	381,565
Net loss	$(1,151,692)	$(1,023,247)	$(128,445)

Federal grants

Revenue from federal grants totaled $0.3 million for the three months ended March 31, 2021, compared to $0.9 million for the three months ended March 31, 2020. The decrease related to two grants from the NIH through the National Institute on Drug Abuse (“NIDA”). Revenue decreased by $0.6 million during the three months ended March 31, 2021 under the MPARTM grant awarded in September 2018 due to the timing of research activities eligible for funding. Revenue was unchanged during the three months ended March 31, 2021 under the TAAP/MPARTM grant awarded in September 2019. Funds are awarded annually through a Notice of Award which contains certain terms and conditions including, but not limited to, complying with the grant program legislation, regulation and policy requirements, complying with conditions on expenditures of funds with respect to other applicable statutory requirements such as the federal appropriations acts, periodic reporting requirements, and budget requirements.

Research and development expenses

Research and development expenses were $0.5 million for the three months ended March 31, 2021, compared to $0.8 million for the three months ended March 31, 2020. The decrease was primarily the result of reduced external research and development costs related to the preclinical programs for PF614-MPAR™ and Phase 1 clinical trial activities of nafamostat. Ensysce does not currently track expenses on a program-by-program basis.

General and administrative expenses

General and administrative expenses were $0.5 million for the three months ended March 31, 2021, compared to $0.3 million for the three months ended March 31, 2020. The increase was primarily a result of higher patent legal expenses and audit expenses in the 2021 period.

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Change in fair value of derivative liability

The change in fair value of the derivative liability was a decrease of less than $0.1 million for the three months ended March 31, 2021, compared to a decrease of $0.4 million for the three months ended March 31, 2020. The changes in fair value result from changes in interest rates and the likelihood of realization of the embedded derivative instrument in convertible notes payable.

Interest expense

Interest expense was $0.3 million for the three months ended March 31, 2021 compared to $0.3 million for the three months ended March 31, 2020. The totals reflect interest accrued on convertible notes payable and the amortization of debt discounts due to embedded derivative instruments in convertible notes payable.

Comparison of the years ended December 31, 2020 and 2019

The following table summarizes Ensysce’s results of operations for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019	Change

Federal grants	$3,931,209	$1,763,961	$2,167,248
Operating expenses:
Research and development	4,389,579	3,402,301	987,278
General and administrative	1,154,917	6,929,904	(5,774,987)
Total operating expenses	5,544,496	10,332,205	(4,787,709)
Loss from operations	(1,613,287)	(8,568,244)	6,954,957
Other income (expense):
Change in fair value of derivative liability	2,447,908	(575,087)	3,022,995
Interest expense	(995,496)	(958,949)	(36,547)
Total other income (expense), net	1,452,412	(1,534,036)	2,986,448
Net loss	$(160,875)	$(10,102,280)	$9,941,405

Federal grants

Revenue from federal grants totaled $3.9 million for the year ended December 31, 2020, compared to $1.8 million for the year ended December 31, 2019. The increase related to two grants from the NIH through NIDA. Revenue increases during the year ended December 31, 2020 under the MPARTM grant awarded in September 2018 and the TAAP/MPARTM grant awarded in September 2019 were $1.3 million and $0.8 million, respectively, due to the timing of research activities eligible for funding under the grants. Funds are awarded annually through a Notice of Award which contains certain terms and conditions including, but not limited to, complying with the grant program legislation, regulation and policy requirements, complying with conditions on expenditures of funds with respect to other applicable statutory requirements such as the federal appropriations acts, periodic reporting requirements, and budget requirements.

Research and development expenses

Research and development expenses were $4.4 million for the year ended December 31, 2020, compared to $3.4 million for the year ended December 31, 2019. The increase was primarily the result of increased external research and development costs related to the preclinical programs for PF614-MPAR™ and Phase 1 clinical trial activities of nafamostat. Ensysce does not currently track expenses on a program-by-program basis.

General and administrative expenses

General and administrative expenses were $1.2 million for the year ended December 31, 2020, compared to $6.9 million for the year ended December 31, 2019. The decrease was primarily a result of reduced equity grants to key management in 2020. Share based compensation expense recognized in 2019 related to awards granted in 2019 with immediate vesting.

Change in fair value of derivative liability

The change in fair value of the derivative liability was a decrease of $2.4 million for the year ended December 31, 2020, compared to an increase of $0.6 million for the year ended December 31, 2019. The changes in fair value result from changes in the likelihood of realization of the embedded derivative instrument in convertible notes payable.

Interest expense

Interest expense was $1.0 million for the year ended December 31, 2020 compared to $1.0 million for the year ended December 31, 2019. The totals reflect interest accrued on convertible notes payable and the amortization of debt discounts due to embedded derivative instruments in convertible notes payable.

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Liquidity and capital resources

Sources of liquidity and capital

Since inception, Ensysce has generated limited revenues and has incurred significant operating losses and negative cash flows from its operations. Ensysce has not yet commercialized any of its product candidates and it does not expect to generate revenue from sales of any product candidates for several years, if at all. Ensysce has funded its operations to date primarily with proceeds from the sale of common equity, funding under federal research grants and borrowings under promissory notes. Through March 31, 2021, Ensysce had received aggregate gross cash proceeds of $42.7 million from sales of its common equity, $6.2 million from funding under federal research grants and $5.5 million from borrowings under promissory notes.

Remaining funding under two approved federal research grants totals $4.4 million and is expected to be utilized by December 31, 2022. Pursuant to the terms and conditions of the two grants, Ensysce is required to submit progress reports to NIDA on an annual basis and a final research performance progress report within 120 days of the performance period end date. Additionally, the grants limit the use of funds to activities that are clearly severable and independent from activities that involve human subjects until the receipt by NIDA of (i) Institutional Review Board (“IRB”) approval, (ii) federal-wide assurance from the Office for Human Research Protections, (iii) a Data and Safety Monitoring Plan, (iv) certification that all key personnel have completed education on the protection of human subjects and (v) a Clinical Trials Dissemination Plan. Ensysce must also comply with the data sharing policies of NIDA and the NIH Public Access Policy, that require submission of final peer-reviewed journal manuscripts that arise from the use of grants to PubMed Central immediately upon acceptance for publication.

Neither grant has to be repaid. To receive the remaining funding for each respective study covered by a grant, Ensysce must meet the following milestones:

•	For the grant no. 1UG3DA047682-01:
o	identification of an animal model that provides similar pharmacokinetic delay of release of oxycodone from PF614 without decrease in Cmax and AUC as was seen in the Phase I MPAR clinical trial with PF329,
o	identification of an optimal oral formulation of nafamostat that attenuates the release of oxycodone from PF614, reducing Cmax and AUC with increasing multi-pill equivalents in minipigs/non-human primate as was found for rats and dogs, and
o	submission of an IND application for an oral nafamostat formulation.
•	For the grant no. 1UG3DA050271-01:
o	Identification of a R-methadone-TAAP Clinical Candidate that meet the specified criteria.

Inventions arising from the research projects funded with the grants are required to be reported to NIDA, per the Bayh-Dole Act (the Patent and Trademark Law Amendments Act), that permits Ensysce to retain ownership of the inventions, while also giving NIDA the license to practice the subject invention. In turn, Ensysce is expected to file for patent protection and to ensure commercialization upon licensing for the benefit of public health.

The notes payable principal balance of $4.8 million as of March 31, 2021 includes $4.4 million of convertible promissory notes ($0.7 million of which is borrowed by Covistat) which may be converted into common stock upon the completion of certain equity financing transactions (except for the portion borrowed by Covistat which is convertible into common stock of Covistat). The convertible promissory notes are held by Wesley Sterman, Paul Vezolles, Bob Gower and Feliciano Global Enterprises Inc. and bear interest at rates ranging from 5% to 10% per annum with a weighted-average interest rate of 9.9% per annum. The notes are subject to repayment with accrued interest at various maturity dates through April 2023, unless previously converted into common stock. With respect to the notes convertible into common stock of LACQ, conversion into common stock is triggered upon certain events, including the sale of the Company, an initial public offering or an equity financing with gross proceeds above certain thresholds. See “Note 7 – Notes Payable” to Ensysce’s consolidated financial statements for additional details with respect to the terms of each note. Completion of the proposed business combination with LACQ would result in conversion of $3.7 million of the convertible notes payable as of March 31, 2021 into 1,283,105 shares of LACQ common stock.

Pursuant to the GEM Agreement, we are entitled to draw down up to $60 million of gross proceeds (“Aggregate Limit”) from GEM Global in exchange for shares of LACQ common stock, subject to meeting the terms and conditions of the GEM Agreement. This equity line facility is available for a period of 36 months from the closing date. A draw down is subject to limitations on the amount that is drawn under the facility and must comply with certain conditions precedent including the listing of our shares on a principal market, having the necessary number of shares that are issuable pursuant to the draw down registered under an effective registration statement and other notice and timing requirements. Upon our valid exercise of a draw down, pursuant to delivery of a notice and in accordance with other conditions, GEM Global is required to pay, in cash, a per-share amount equal to 90% of the average closing bid price of the shares of LACQ common stock recorded by NASDAQ during the 30 consecutive trading days commencing on the first trading day that is designated on the draw down notice. In no event may our draw down requests exceed 400% (“Draw Down Limit”) of the average daily trading volume for the 30 trading days immediately preceding the date we deliver the draw down notice. We are entitled to request a draw down of up to $10 million, in the first month following the closing subject to Draw Down Limit and other conditions provided in the GEM Agreement.

Further, upon the closing, GEM Global will be entitled to a commitment fee in the form of cash or freely tradeable shares of LACQ common stock in an amount equal to 2% of the Aggregate Limit or $1.2 million to be paid in two tranches. The commitment fee for the first tranche, which is equal to 67% of the commitment fee, or $840,000, becomes payable on the first anniversary of the closing and the commitment fee for the second tranche, which is equal to the remaining 33% of the commitment fee, or $360,000, becomes payable on the eighteen-month anniversary of the closing.

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Additionally, we are required to issue a warrant with a 36-month term at the closing granting GYBL the right to purchase shares of LACQ common stock in an amount equal to 4% of the total number of common stock outstanding as of the closing date (subject to adjustments described below), calculated on a fully diluted basis, at a strike price per share equal to the closing bid price for such common stock on the closing date of the Merger. The warrant can be exercised on a cashless basis in part or in whole at any time during the term. Any failure by us to timely transfer the shares under the warrant pursuant to GYBL’s exercise will entitle GYBL to compensation in addition to other remedies. The number of shares underlying the warrant as well as the strike price is subject to adjustments for recapitalizations, reorganizations, change of control, stock split, stock dividend, reverse stock splits and issuances of additional common shares at a price per share less than the exercise price.

As of December 31, 2020, Ensysce had cash and cash equivalents of $0.2 million. Ensysce has incurred operating losses and experienced negative operating cash flows since inception, and it anticipates that it will continue to incur losses for at least the foreseeable future. Its net losses totaled $0.2 million and $10.1 million for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, Ensysce had an accumulated deficit of $56.0 million.

As of March 31, 2021, Ensysce had cash and cash equivalents of $0.3 million. Ensysce has incurred operating losses and experienced negative operating cash flows since inception, and it anticipates that it will continue to incur losses for at least the foreseeable future. As of March 31, 2021, Ensysce had an accumulated deficit of $57.1 million.

Until required for use in its business, Ensysce typically invests its cash in investments that are highly liquid, readily convertible to cash with original maturities of 90 days or less at the date of purchase. Ensysce attempts to minimize the risks related to its cash and cash equivalents by maintaining balances in accounts only with accredited financial institutions and, consequently, it does not believe it is subject to unusual credit risk beyond the normal credit risk associated with ordinary commercial banking relationships.

Cash flows for the years ended December 31, 2020 and 2019

The following table summarizes Ensysce’s cash flows for each of the periods presented:

	Year Ended December 31,
	2020	2019
Net cash used in operating activities	$(1,247,342)	$(935,263)
Net cash provided by financing activities	1,100,020	500,000
Net decrease in cash and cash equivalents	$(147,322)	$(435,263)

Operating activities

During the years ended December 31, 2020 and 2019, Ensysce used cash in operating activities of $1.2 million and $0.9 million, respectively, primarily resulting from changes in accounts payable and accrued expenses due to the advancement of its product candidates, and the timing of vendor invoicing and payments.

Financing activities

During the years ended December 31, 2020 and 2019, net cash provided by financing activities was $1.1 million and $0.5 million, respectively, consisting primarily of proceeds from the issuance of Ensysce’s convertible promissory notes.

Cash flows for the three months ended March 31, 2021 and 2020

The following table summarizes Ensysce’s cash flows for each of the periods presented:

	Three Months Ended March 31,
	2021	2020
Net cash used in operating activities	$(517,149)	$(303,418)
Net cash provided by financing activities	612,862	200,000
Net increase (decrease) in cash and cash equivalents	$95,713	$(103,418)

Operating activities

During the three months ended March 31, 2021 and 2020, Ensysce used cash in operating activities of $0.5 million and $0.3 million, respectively, primarily resulting from legal and accounting fees, changes in accounts payable and accrued expenses due to the advancement of its product candidates, and the timing of vendor invoicing and payments.

Financing activities

During the three months ended March 31, 2021 and 2020, net cash provided by financing activities was $0.6 million and $0.2 million, respectively, consisting of proceeds from the issuance of promissory notes and the exercise of stock options.

Funding requirements

Ensysce’s primary use of cash is to fund operating expenses, primarily related to its research and development activities. Cash used to fund operating expenses is impacted by the timing of when Ensysce pays these expenses, as reflected in the change in its outstanding accounts payable, accrued expenses and prepaid expenses.

Ensysce expects its expenses to increase substantially in connection with its ongoing activities, particularly as it advances the preclinical activities and clinical trials of its product candidates. In addition, upon the completion of the Merger, Ensysce expects to incur additional costs associated with operating as a public company, including significant legal, accounting, insurance, investor relations and other expenses that it did not incur as a private company. The timing and amount of its operating expenditures will depend largely on its ability to:

●	advance preclinical development of its early-stage programs and clinical trials of its product candidates;

●	manufacture, or have manufactured on its behalf, its preclinical and clinical drug material and develop processes for late state and commercial manufacturing;

●	seek regulatory approvals for any product candidates that successfully complete clinical trials;

●	establish a sales, marketing, medical affairs and distribution infrastructure to commercialize any product candidates for which it may obtain marketing approval and intend to commercialize on its own;

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●	hire additional clinical, quality control and scientific personnel;

●	expand its operational, financial and management systems and increase personnel, including personnel to support its clinical development, manufacturing and commercialization efforts and its operations as a public company;

●	obtain, maintain, expand and protect its intellectual property portfolio;

●	manage the costs of preparing, filing and prosecuting patent applications, maintaining and protecting its intellectual property rights, including enforcing and defending intellectual property related claims; and

●	manage the costs of operating as a public company.

Going concern

Ensysce has generated limited revenues and has incurred significant operating losses since its inception and, as of March 31, 2021, had an accumulated deficit of $57.1 million. In addition, as discussed above, Ensysce expects to continue to incur significant and increasing expenses and operating losses for the foreseeable future. These factors raise substantial doubt about its ability to continue as a going concern. Management believes that its existing cash resources on hand at May 2021 are insufficient to allow Ensysce to fund current planned operations through the next twelve months without additional capital. This evaluation does not take into consideration the effect of potential mitigating plans of management that have not been fully implemented as of the date of this proxy statement/prospectus.

Ensysce is seeking to complete the Merger with LACQ, described above. The completion of the proposed Merger is conditioned on the satisfaction of certain closing conditions. Upon the completion of the proposed Merger, the stockholders of Ensysce will exchange their equity interests in Ensysce, which include the conversion prior to the closing of the principal and accrued but unpaid interest on the outstanding Convertible Notes into shares of Ensysce common stock at a weighted average per share conversion price of $0.24.

Pursuant to the GEM Agreement, we are entitled to draw down up to the Aggregate Limit from GEM Global in exchange for shares of LACQ common stock, subject to meeting the terms and conditions of the GEM Agreement. See “—Sources of Liquidity and Capital” for a description of the material terms of the GEM Agreement.

Following the closing, the combined company is expected to receive net proceeds of approximately $7.3 million (assuming no redemptions are affected by LACQ stockholders). Following the closing, the combined company may also pursue additional cash resources through public or private equity or debt financings.

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Ensysce’s expectations with respect to its ability to fund current planned operations are based on estimates that are subject to risks and uncertainties. Its operating plan may change as a result of many factors currently unknown to management and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by Ensysce, and Ensysce may need to seek additional funds sooner than planned. If adequate funds are not available to Ensysce on a timely basis, it may be required to delay, limit, reduce or terminate certain of its research, product development or future commercialization efforts, obtain funds through arrangements with collaborators on terms unfavorable to Ensysce, or pursue other merger or acquisition strategies, all of which could adversely affect the holdings or the rights of the Ensysce’s stockholders. If additional capital is raised through debt financing, Ensysce may be subject to covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any failure to raise capital as and when needed could have a negative impact on Ensysce’s financial condition and on its ability to pursue business plans and strategies. If Ensysce is unable to raise capital, it may need to delay, reduce or terminate planned activities to reduce costs.

If Ensysce raises additional funds through governmental funding, collaborations, strategic partnerships and alliances or marketing, distribution or licensing arrangements with third parties, it may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to it. If Ensysce is unable to raise additional funds through equity or debt financings or other arrangements when needed, it may be required to delay, limit, reduce or terminate its research, product development or future commercialization efforts or grant rights to develop and market product candidates that it would otherwise prefer to develop and market by itself.

For additional information on risks associated with Ensysce’s substantial capital requirements, please read the section titled “Risk Factors” included elsewhere in this proxy statement/prospectus.

Working capital

Because of the numerous risks and uncertainties associated with research, development and commercialization of biologic product candidates, Ensysce is unable to estimate the exact amount of its working capital requirements. Its future funding requirements will depend on and could increase significantly as a result of many factors, including:

●	the scope, progress, results and costs of researching and developing its product candidates, and conducting preclinical and clinical trials;

●	the costs, timing and outcome of regulatory review of its product candidates;

●	the costs, timing and ability to manufacture its product candidates to supply its clinical and preclinical development efforts and its clinical trials;

●	the costs of future activities, including product sales, medical affairs, marketing, manufacturing and distribution, for any of its product candidates for which it receives marketing approval;

●	the costs of manufacturing commercial-grade product and necessary inventory to support commercial launch;

●	the ability to receive additional non-dilutive funding, including grants from organizations and foundations;

●	the revenue, if any, received from commercial sale of its products, should any of its product candidates receive marketing approval;

●	the costs of preparing, filing and prosecuting patent applications, obtaining, maintaining, expanding and enforcing its intellectual property rights and defending intellectual property-related claims;

●	its ability to establish and maintain collaborations on favorable terms, if at all; and

●	the extent to which it acquires or in-licenses other product candidates and technologies.

Critical accounting policies and significant judgments and estimates

Ensysce’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The preparation of Ensysce’s consolidated financial statements and related disclosures requires it to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses. Ensysce bases its estimates on historical experience, known trends and events and various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Ensysce evaluates its estimates and assumptions on an ongoing basis. Its actual results may differ from these estimates under different assumptions or conditions.

While Ensysce’s significant accounting policies are described in more detail in Note 3 to Ensysce’s audited consolidated financial statements and Note 3 to Ensysce’s unaudited interim consolidated financial statements appearing elsewhere in this proxy statement/prospectus, it believes that the following accounting policies are those most critical to the judgments and estimates used in the preparation of its consolidated financial statements.

Accrued research and development expenses

As part of the process of preparing its consolidated financial statements, Ensysce is required to estimate its accrued research and development expenses. This process involves reviewing open contracts and purchase orders, communicating with its applicable personnel to identify services that have been performed on its behalf and estimating the level of service performed and the associated cost incurred for the service when it has not yet been invoiced or otherwise notified of actual costs. The majority of Ensysce’s service providers invoice it in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advance payments. Ensysce makes estimates of its accrued expenses as of each balance sheet date in the consolidated financial statements based on facts and circumstances known to it at that time. Ensysce periodically confirms the accuracy of the estimates with the service providers and makes adjustments if necessary. Examples of estimated accrued research and development expenses include fees paid to:

●	vendors, including research laboratories, in connection with preclinical development activities;

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●	CROs and investigative sites in connection with preclinical studies and clinical trials; and

●	CMOs in connection with drug substance and drug product formulation of preclinical studies and clinical trial materials.

Ensysce bases its expenses related to preclinical studies and clinical trials on its estimates of the services received and efforts expended pursuant to quotes and contracts with multiple research institutions and CROs that supply, conduct and manage preclinical studies and clinical trials on its behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to Ensysce’s vendors will exceed the level of services provided and result in a prepayment of the expense. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing service fees, Ensysce estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, it adjusts the accrual or the prepaid expense accordingly. Although Ensysce does not expect its estimates to be materially different from amounts actually incurred, its understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, Ensysce’s estimated accruals have not differed materially from actual costs incurred.

Stock-based compensation

Ensysce measures all stock-based awards granted to employees, directors and non-employees based on their fair value on the date of the grant and recognizes the corresponding compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are accounted for as they occur. Ensysce grants stock options and restricted stock awards that are subject to either service or performance-based vesting conditions. Compensation expense related to awards to employees and non-employees with performance-based vesting conditions is recognized based on the grant date fair value over the requisite service period using the accelerated attribution method to the extent achievement of the performance condition is probable. Ensysce estimates the probability that certain performance criteria will be met and does not recognize compensation expense until it is probable that the performance-based vesting condition will be achieved.

Ensysce classifies stock-based compensation expense in its statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

Ensysce estimates the fair value of each stock option grant using the Black-Scholes option-pricing model, which uses as inputs the fair value of its common stock and assumptions it makes for the volatility of its common stock, the expected term of its stock options, the risk-free interest rate for a period that approximates the expected term of its stock options and its expected dividend yield.

Determination of the fair value of common stock

As there has been no public market for Ensysce’s common stock to date of this proxy statement/prospectus, the estimated fair value of its common stock has been determined by its most recently available third-party valuations of common stock. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Ensysce’s common stock valuations were prepared using an option pricing method (“OPM”). The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under the OPM method, the common stock has value only if the funds available for distribution to stockholders exceeded the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock. These third-party valuations were performed at various dates, which resulted in valuations of Ensysce’s common stock of $0.09 per share as of July 1, 2017, $0.12 per share as of February 28, 2018, $0.17 per share as of October 1, 2018, $0.17 per share as of December 31, 2019.

In addition to considering the results of these third-party valuations, Ensysce’s board of directors considered various objective and subjective factors to determine the fair value of its common stock as of each grant date, including:

●	the progress of its research and development programs, including the status and results of preclinical studies and clinical trials for its product candidates;

●	Ensysce’s stage of development and commercialization and its business strategy;

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●	external market conditions affecting the biopharmaceutical industry and trends within the biopharmaceutical industry;

●	Ensysce’s financial position, including cash on hand, and its historical and forecasted performance and results of operations;

●	the lack of an active public market for its common stock and its preferred stock;

●	the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or sale of Ensysce in light of prevailing market conditions; and

●	the analysis of initial public offerings and the market performance of similar companies in the specialty biopharmaceutical industry.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if Ensysce had used significantly different assumptions or estimates, the fair value of its common stock and its stock-based compensation expense could have been materially different.

Once a public trading market for the combined company’s common stock has been established for a sufficient period of time subsequent to the closing, it will no longer be necessary for the combined company’s board of directors to estimate the fair value of its common stock in connection with its accounting for granted stock options and other such awards the combined company may grant, as the fair value of the combined company’s common stock will be determined based on the publicly-traded quoted market price of its common stock.

Off-balance sheet arrangements

Ensysce does not have during the periods presented, and it does not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Internal controls over financial reporting

In connection with the preparation of Ensysce’s consolidated financial statements for the years ended December 31, 2020 and 2019, and Ensysce’s unaudited interim consolidated financial statements for the three months ended March 31, 2021 and 2020, Ensysce concluded that there were material weaknesses in its internal controls over financial reporting. A material weakness is a significant deficiency, or a combination of significant deficiencies, in internal controls over financial reporting such that it is reasonably possible that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified are insufficient internal controls because of inadequate technical accounting expertise and inappropriate level of supervision and review due to the limited number of accounting personnel. Ensysce is taking steps to remediate the material weaknesses in its internal controls over financial reporting, including hiring a Chief Financial Officer in February 2021.

Recently issued accounting pronouncements

A description of recently issued accounting pronouncements that may potentially impact Ensysce’s financial position and results of operations is disclosed in Note 3 to Ensysce’s financial statements included elsewhere in this proxy statement/prospectus.

Quantitative and qualitative disclosures about market risks

Ensysce is exposed to market risk in the ordinary course of its business. These risks primarily relate to changes in interest rates.

Ensysce’s cash and cash equivalents as of March 31, 2021 consisted of cash and a money market fund account. Because of the short-term nature of its money market fund, a sudden change in market interest rates would not be expected to have a material impact on Ensysce’s financial position or results of operations.

Emerging growth company and smaller reporting company status

The combined company following the closing is expected to be, an “emerging growth company,” as defined in the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. The combined company may take advantage of these exemptions until it is no longer an emerging growth company under Section 107 of the JOBS Act, which provides that an emerging growth company can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. The combined company expects to avail itself of the extended transition period and, therefore, while the combined company is an emerging growth company it will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies, unless it chooses to early adopt a new or revised accounting standard.

Additionally, the combined company following the closing is expected be a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The combined company following the closing will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the combined company’s common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) the combined company’s annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

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DESCRIPTION OF LACQ’S SECURITIES

The following summary of the material terms of LACQ’s securities following the business combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the third amended and restated certificate of incorporation is attached as Annex B to this proxy statement/prospectus. We urge you to read the third amended and restated certificate of incorporation in its entirety for a complete description of the rights and preferences of LACQ’s securities following the business combination.

Pursuant to the third amended and restated certificate of incorporation, our authorized capital stock will consist of 150,000,000 of common stock, $0.0001 par value, and 1,500,000 shares of undesignated preferred stock, $0.0001 par value. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

At the record date, there were 6,224,268 shares of our common stock outstanding.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in our amended and restated certificate of incorporation or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

The following summary of redemption applies to the period prior to consummation of the Merger.

Our stockholders have the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of our initial business combination including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. See “Special Meeting of LACQ Stockholders – Redemption Rights.” The amount held in the trust account at May 31, 2021 was $10.37 per public share. Our amended and restated certificate of incorporation provides that if a stockholder vote is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will, pursuant to our amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. Our amended and restated certificate of incorporation requires these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by law, or we decide to obtain stockholder approval for business or other legal reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek stockholder approval, we will complete our initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the business combination. A quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of the company representing a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting. For purposes of seeking approval of the majority of our outstanding shares of common stock voted, broker non-votes will have no effect on the approval of our business combination once a quorum is obtained.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our business combination pursuant to the tender offer rules, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the public shares, which we refer to as the Excess Shares. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our business combination.

Pursuant to our amended and restated certificate of incorporation, as amended to extend the completion window to June 30, 2021, if we are unable to complete our business combination on or prior to June 30, 2021, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes (less up to $75,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our initial stockholders have entered into a letter agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any founder shares held by them if we fail to complete our business combination prior to the expiration of the completion window. However, if our initial stockholders acquire public shares in or after this offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our business combination within the prescribed time period.

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In the event of a liquidation, dissolution or winding up of the company after a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock.

Founder Shares

The founder shares are identical to the shares of common stock included in the units being sold in this offering, and holders of founder shares have the same stockholder rights as public stockholders, except that the founder shares are subject to certain transfer restrictions, as described in more detail below. With certain limited exceptions, the founder shares and the shares of our common stock included in the rights underlying the Private Placement Warrants are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with the Sponsors, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of our initial business combination or earlier if, subsequent to our business combination, the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after closing, or (B) the date following the completion of our initial business combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. The founder shares are identical to the public shares. However, the holders have agreed (A) to vote any shares owned by them in favor of any proposed business combination and (B) not to redeem any founder shares in connection with a stockholder vote to approve a proposed initial business combination.

Preferred Stock

Our amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one whole share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. Pursuant to the warrant agreement, a warrantholder may exercise its Public Warrants only for a whole number of shares of common stock. This means that only a whole Public Warrant may be exercised at any given time by a warrantholder. The Public Warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a Public Warrant unless common stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless.

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We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the Public Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a Public Warrants not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. Following the consummation of our initial business combination, the public warrants will be exercisable for an aggregate of 10,000,000 shares of LACQ common stock at a purchase price of $11.50 per share.

Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” This redemption feature may differ from the Public Warrant redemption features used by other blank check companies. In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. As an example, if we elect to call the Public Warrants for redemption on a “cashless basis” in accordance with the redemption criteria described above and the “fair market value” is determined to be $18.00 per share, then a holder of Public Warrants for the purchase of 100 shares of our common stock would receive 36 shares of our common stock upon such exercise. The “fair market value” for these purposes may be higher or lower than the $18.00 redemption trigger price and will only be determinable when we elect to send a notice of redemption to holders of the Public Warrants. If a holder does not exercise his or her Public Warrants within the redemption period, then he or she will be forced to accept the nominal redemption price of $0.01 per Public Warrant which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of such Public Warrants. If we call our Public Warrants for redemption and our management does not take advantage of this option, the initial purchasers of the Private Placement Warrants and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

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In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our common stock if we do not complete our initial business combination within 24 months from the closing of this offering, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrants exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Public Warrant.

The Public Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Public Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrant holder.

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Private Placement Warrants

The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) were not transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among certain limited circumstances to certain permitted transferees, consisting primarily of our officers and directors and other persons or entities affiliated with our Sponsors) and they will not be redeemable by us so long as they are held by our Sponsors or their permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in this offering, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsors or their permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units being sold in this offering.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

On June 7, 2021, each of the holders of the Private Placement Warrants exchanged its warrants for new private warrants which are on the same terms as the Private Placement Warrants, except that they are not issued under the Warrant Agreement and are non-transferable except to permitted transferees.

Other Private Warrants

The other private warrants are warrants issued to the Sponsors and the Strategic Investor to purchase 1,000,001 shares of LACQ common stock in exchange for outstanding loans under the Expense Advancement Agreement and warrants issued to Gateway Casinos & Entertainment Limited to purchase 566,288 shares of LACQ common stock in exchange for outstanding loans under the GTWY Expense Advancement Agreement. The other private warrants are on the same terms as the Private Placement Warrants. On June 7, 2021, each of the holders of the other private warrants exchanged its warrants for new private warrants which are on the same terms as the other private warrants, except that they are non-transferable except to permitted transferees.

Certain Anti-Takeover Provisions of the proposed Third Amended and Restated Certificate of Incorporation and Bylaws

The proposed third amended and restated certificate of incorporation and the proposed bylaws, as they will be in effect at the closing, will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with LACQ’s board of directors, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give LACQ’s board of directors the power to discourage acquisitions that some stockholders may favor.

Classified Board

Our third amended and restated certificate of incorporation will provide that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors.

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Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Amendment of Charter or Bylaws

The third amended and restated certificate of incorporation will provide that certain provisions of the third amended and restated certificate of incorporation, notwithstanding that a lesser percentage may be permitted from time to time by applicable law, and the proposed Bylaws may only be amended or repealed by, in addition to any vote required by the third amended and restated certificate of incorporation or by law, the vote of at least a majority of the holders of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

Exclusive Forum

Under the LACQ charter that will be effective following the completion of the business combination, unless LACQ consents in writing to the selection of an alternative forum, subject to certain limitation, the sole and exclusive forum will be the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) for:

●	any derivative action or proceeding brought on behalf of LACQ;

●	any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of LACQ to LACQ or LACQ’s stockholders;

●	any action asserting a claim against LACQ arising pursuant to any provision of the DGCL, the LACQ charter or the bylaws (as either may be amended, restated, modified, supplemented or waived from time to time);

●	any action to interpret, apply, enforce or determine the validity of the LACQ charter or the bylaws; and

●	any action asserting a claim against LACQ governed by the internal affairs doctrine.

For the avoidance of doubt, the foregoing provisions of the LACQ charter will not apply to any action or proceeding asserting a claim under the Securities Act or the Exchange Act. These provisions of the LACQ charter could limit the ability of LACQ stockholders to obtain a favorable judicial forum for certain disputes with LACQ or with its current or former directors, officers or other employees, which may discourage such lawsuits against LACQ and its current or former directors, officers and employees. Alternatively, if a court were to find these provisions of the LACQ charter inapplicable to, or unenforceable in respect of, one or more of the types of actions or proceedings listed above, LACQ may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition and results of operations.

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DIVIDENDS

LACQ has not paid any cash dividends on our common stock to date and does not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future is dependent upon our revenues and earnings, if any, capital requirements, the terms of any indebtedness and general financial condition subsequent to completion of the business combination. The payment of any cash dividends subsequent to the business combination will be within the discretion of the Board at such time. LACQ does not expect the post-combination company to declare dividends in the foreseeable future. Ensysce currently plans to retain all of its future earnings, if any, to finance the operation, development and growth of its business.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to LACQ regarding (i) the actual beneficial ownership of our common stock as of May 21, 2021 (pre-business combination) and (ii) expected beneficial ownership of our common stock immediately following consummation of the business combination (post- business combination), assuming that no public shares are redeemed, and alternatively the maximum number of public shares of are redeemed, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our common stock;

●	each of our current executive officers and directors;

●	each person who will become a named executive officer or director of the post-combination company; and

●	all executive officers and directors of LACQ, as a group, and of the post-combination company, as a group.

Beneficial ownership is determined in accordance with the rules of the SEC which generally provide that a person has beneficial ownership of a security if such person possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise noted, the business address of each of the holders listed in the table as an executive officer, director or 5% holder of LACQ is c/o Leisure Acquisition Corp., 250 West 57th Street, Suite 415, New York, New York 10107 and each of the holders listed in the table as an executive officer, director or 5% holder of Ensysce is c/o Ensysce Biosciences, Inc., 7946 Ivanhoe Avenue, Suite 201, La Jolla California. Unless otherwise indicated, and subject to applicable community property laws and similar laws, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

The beneficial ownership of our common stock pre-business combination is based on 6,224,268 shares of common stock issued and outstanding as of May 21, 2021. The beneficial ownership of our common stock post-business combination is based on 24,380,923 shares of common stock estimated to be issued and outstanding assuming that no public shares are redeemed, and 24,317,232 shares of common stock issued and outstanding assuming 63,691 of the outstanding public shares will be redeemed. The estimated beneficial ownership of our common stock post-business combination assumes that (i) 17,336,655 shares of LACQ common stock are issued as Merger Consideration, including in respect of the Ensysce Convertible Notes (other than Newly Issued Ensysce Convertible Notes) ; (ii) 820,000 shares of LACQ common stock are issued to Other Stockholders; (iii) no Additional LACQ Stock Consideration is issued in respect of the Newly Issued Ensysce Convertible Notes and; (iv) no stock options or warrants have been exercised.

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Beneficial Ownership Table

			After the Transactions (1)
	Prior to the Transactions		Assuming No Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percentage of Common Stock	Number of Shares of Common Stock	Percentage of Common Stock	Number of Shares of Common Stock	Percentage of Common Stock
LACQ Directors and Executive Officers Pre-Transactions
A. Lorne Weil and affiliated entities (2)	1,134,742	18.2%	2,989,902	11.4%	2,989,902	11.4%
Daniel B. Silvers and affiliated entities (3)	1,128,370	18.1%	2,870,711	11.0%	2,870,711	11.0%
Marc J. Falcone	25,000	*	25,000	*	25,000	*
Steven M. Rittvo	25,000	*	25,000	*	25,000	*
David L. Weinstein	25,000	*	25,000	*	25,000	*
George Peng (4)	87,014	1.4%	102,014	*	102,014	*
Eric Carrera (5)	54,701	*	84,701	*	84,701	*
All executive officers and directors as a group (seven individuals)	2,479,827	39.8%	6,122,328	21.8%	6,122,328	21.9%

LACQ 5% or Greater Shareholders
HG Vora Capital Management, LLC (6)(7)	3,462,500	55.6%	7,605,000	26.7%	7,605,000	26.7%

Ensysce Directors and Named Executive Officers Post-Transactions
D. Lynn Kirkpatrick (8)			2,601,790	9.7%	2,601,790	9.8%
Richard Wright (9)			1,386,730	5.4%	1,386,730	5.4%
Geoff Birkett (10)			349,005	1.4%	349,005	1.4%
Bob Gower (11)			7,943,328	32.6%	7,943,328	32.7%
William Chang (12)			2,595,640	10.6%	2,595,640	10.7%
Andrew Benton (13)			65,850	*	65,850	*
Steve R. Martin (14)			65,850	*	65,850	*
Adam Levin			-	*	-	*
Curtis Rosebraugh			-	*	-	*
All executive officers and directors as a group Post-Transactions (nine individuals)			15,008,193	52.5%	15,008,193	52.6%

Ensysce 5% or Greater Shareholders Post-Transactions
Bob Gower (11)			7,943,328	32.6%	7,943,328	32.7%
HG Vora Capital Management, LLC (6)(7)			7,605,000	26.7%	7,605,000	26.7%
William Chang (12)			2,595,640	10.6%	2,595,640	10.7%
BV Advisory Partners, LLC (15)(16)			1,422,423	5.8%	1,422,423	5.8%

*	Indicates beneficial ownership of less than 1% of the total outstanding common shares.

(1)	The amount of beneficial ownership for an individual or entity Post-Transaction includes shares subject to warrants and options such person holds that will become exercisable upon consummation of the business combination.

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(2)	Pre-Transaction, represents 266,900 shares held of record by Mr. Weil and 867,842 shares held of record by Hydra LAC, LLC. Post-Transaction, represents the foregoing shares and 730,110 warrants held of record by Mr. Weil, 750,000 warrants held of record by Hydra LAC, LLC and 256,884 warrants held by Hydra Management LLC, and 118,166 warrants which Hydra Management LLC has the right to acquire on conversion of notes issued under the Expense Advancement Agreement. Mr. Weil is the managing member of Hydra LAC, LLC and Hydra Management LLC.

(3)	Pre-Transaction, represents 887,127 shares held of record by MLCP GLL Funding, LLC, of which Matthews Lane Capital Partners LLC is the manager, and 241,243 shares held of record by Matthews Lane Capital Partners LLC. Post-Transaction, represents the foregoing shares and 1,630,507 warrants held of record by MLCP GLL Funding, LLC and 111,834 warrants which MLCP GLL LLC has the right to acquire on conversion of notes issued under the Expense Advancement Agreement. Mr. Silvers is the managing member of Matthews Lane Capital Partners LLC.

(4)	Post-Transaction, incudes 15,000 shares subject to warrants.

(5)	Post-Transaction, incudes 30,000 shares subject to warrants.

(6)	Based on a Schedule 13G/A filed with the SEC on February 14, 2019 by HG Vora Capital Management, LLC, the investment manager of HG Vora Special Opportunities Master Fund. The business address of HG Vora Capital Management is 330 Madison Avenue, 20th Floor, New York, New York 10017. Post-Transaction holdings include 3,912,500 shares subject to warrants and 230,000 warrants which HG Vora Special Opportunities Master Fund has the right to acquire on conversion of notes issued under the Expense Advancement Agreement.

(7)	On behalf of one or more funds or accounts managed by HG Vora Capital Management, LLC. According to a Schedule 13G filed with the SEC on February 14, 2019 and a Form 4 filed with the SEC on January 17, 2018 by HG Vora Capital Management, LLC., the investment manager of HG Vora Special Opportunities Master Fund, Ltd. Parag Vora may be deemed to directly or indirectly exercise voting and/or investment powers with respect to the shares directly held on behalf of one or more funds or accounts managed by HG Vora Capital Management, LLC.

(8)	Includes 2,316,939 shares subject to options.

(9)	Consists of shares subject to options.

(10)	Consists of shares subject to options.

(11)	Includes 6,585 shares subject to options. The business address for Mr. Gower is 101 Westcott, Unit 303, Houston, Texas 77007.

(12)	Includes 353,451 shares owned directly by Mr. Chang and his wife and 2,242,189 shares of LACQ common stock owned through trusts in which Mr. Chang has sole or shared voting and dispositive power. Does not include 1,282,710 shares held by trusts for family members in which Mr. Chang does not have beneficial ownership. The business address for Mr. Chang is 520 El Camino Real, 9th Floor, San Mateo, CA 94402.

(13)	Consists of shares subject to options.

(14)	Consists of shares subject to options.

(15)	The business address for BV Advisory Partners, LLC is 903 Hudson Street, Hoboken, NJ 07030

(16)	Based on information provided by BV Advisory Partners, LLC, Ensysce believes Keith Barksdale controls 100% of the voting shares held by BV Advisory Partners, LLC.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

LACQ Related Party Transactions

Issuance of Founder Shares

In September 2017, we issued an aggregate of 7,187,500 founder shares to our Sponsors, the Strategic Investor and certain members of management or their affiliates for an aggregate purchase price of $25,000 in cash, or approximately $0.003 per share. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of the outstanding shares upon completion of our IPO. In October 2017, our Hydra sponsor transferred 203,957 of its founder shares to certain of our officers and professionals. In October 2017, certain of our initial stockholders transferred 711,250 of their founder shares to our Strategic Investor, with 355,625 of the shares subject to return to such stockholders if certain specified market price levels for our common stock are exceeded following the closing. In November 2017, our Hydra sponsor transferred 25,000 founder shares to each of Messrs. Falcone, Rittvo and Weinstein, our independent directors. In December 2017, in connection with the completion of our IPO, and in January 2018, following the expiration of the underwriter’s over-allotment option, our initial stockholders forfeited 1,437,500 and 750,000 shares, respectively. In each case, our initial stockholders forfeited such founder shares so as to maintain the ownership of our initial stockholders at 20% of our outstanding shares immediately following the consummation of the LACQ IPO. The founder shares may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Private Warrants

Affiliates of our Sponsors, the Strategic Investor and certain members of management purchased an aggregate of 6,825,000 Private Placement Warrants for a purchase price of $1.00 per whole warrant concurrent with the closing of the IPO. Each Private Placement Warrant entitles the holder to purchase one share of our common stock at an exercise price of $11.50 per share. The Private Placement Warrants (including the common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. We issued an aggregate of an additional 1,000,001 private warrants to our Sponsors and Strategic Investor in connection with their conversion of promissory notes covering $1,000,000 of loans to the Company under the Company’s Expense Advancement Agreement (see section below for “Expense Advancement Agreement”).

On January 31, 2021, in connection with entering into the Merger Agreement, LACQ entered into a Warrant Surrender Agreement, by and among LACQ and our Sponsors, pursuant to which each of our Sponsors agreed to irrevocably forfeit and surrender 250,000 Private Placement Warrants immediately prior to, and contingent upon, the closing.

On June 7, 2021, the holders of the Private Placement Warrants and other private warrants held by affiliates of our Sponsors, the Strategic Investor and certain members of management exchanged their warrants for warrants on the same terms as the Private Placement Warrants and other private warrants, except that they are not issued under the Warrant Agreement and are non-transferable except to permitted transferees. This exchange enables LACQ to treat the private warrants as equity and not liabilities in LACQ’s financial statements following completion of the transactions.

Contingent Forward Purchase Contract with Strategic Investor

On December 1, 2017, our Strategic Investor entered into a contingent forward purchase contract with us to purchase, in a private placement for gross proceeds of approximately $62,500,000 to occur concurrently with the consummation of the business combination, 6,250,000 units on substantially the same terms as the sale of units in the LACQ IPO at $10.00 per unit. On December 27, 2019, in connection with the previously proposed business combination with GTWY Holdings, an amendment to the contingent forward purchase contract was effected to provide that the contingent forward purchase contract would terminate as of, and contingent upon, the closing of the transaction with GTWY Holdings such that the Strategic Investor would instead purchase 3,000,000 units of GTWY Holdings’ equity securities for a purchase price of $10.00 per unit.

In addition, HG Vora waived its rights under the contingent forward purchase contract to purchase private placement units in connection with the proposed Merger with Ensysce. The original terms of the contingent forward purchase contract remain operative for a business combination with another target.

Administrative Services Agreement

On December 1, 2017, we entered into an administrative services agreement with our Hydra Sponsor under which we agreed to pay our Hydra Sponsor, or its affiliates or assignees, a total of up to $10,000 per month for office space, utilities and secretarial and administrative support until completion of our business combination. Effective June 30, 2020, our Hydra Sponsor agreed to stop charging the monthly administrative fee and forgave the $71,000 outstanding balance due under the agreement.

Promissory Notes

We entered into promissory notes with our Sponsors in September 2017 whereby they agreed to loan us up to an aggregate of $400,000 to be used for a portion of the expenses of our IPO. These loans were non-interest bearing, unsecured and were due at the earlier of June 30, 2018 or the IPO closing date. These loans were repaid upon the closing of our IPO.

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Expense Advancement Agreement

In order to finance transaction costs in connection with an intended business combination, we entered into an Expense Advancement Agreement with our Sponsors and Strategic Investor on December 1, 2017 under which they committed to loan us an aggregate of $1,000,000 pursuant to drawdowns from time to time in the event that funds held outside of the trust are insufficient to fund our expenses after our IPO and prior to our business combination (including investigating and selecting a target business and other working capital requirements). On January 15, 2020, we issued promissory notes pursuant to drawdowns under the agreement in the aggregate amount of $1,000,000, which the holders elected to convert on June 25, 2020 in accordance with the terms thereunder into warrants at a price of $1.00 per warrant. We entered into amendments to our Expense Advancement Agreement with our Sponsors and Strategic Investor dated June 29, 2020, October 26, 2020, November 30, 2020 and February 23, 2021 which, in the aggregate increased the total amount of advances available to us under the agreement to $1,460,000. We issued unsecured promissory notes to such parties on October 26, 2020 and October 27, 2020, which were amended and restated on November 30, 2020 and February 24, 2021. Such promissory notes cover outstanding loans in an amount of $460,000 at March 10, 2021. The promissory notes do not bear any interest. The Company may repay any such loaned amounts out of the proceeds of the trust account released upon completion of a business combination. Alternatively, the Sponsors and Strategic Investor have the option to convert the outstanding loaned amounts under the promissory notes to warrants at a price of $1.00 per warrant and it is assumed that they will do so. In the event the Company does not complete the business combination, it may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Accordingly, if the business combination is not completed, the Company will most likely not be able to repay the loans.

Registration Rights

The holders of the founder shares, Private Placement Warrants and other private warrants that may be issued upon conversion of working capital loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans) are entitled to registration rights pursuant to a registration rights agreement entered into by us on the closing of the IPO, which requires us to register such securities for resale. Each of our Sponsors (collectively with their respective affiliates) and Strategic Investor is entitled to make up to two demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of our business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the founder shares, on the earlier of (A) one year after the completion of our business combination or earlier if, subsequent to our business combination, the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after our business combination, or (B) the date following the completion of our business combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (ii) in the case of the Private Placement Warrants and the respective common stock underlying such warrants, 30 days after the completion of our business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Ensysce’s Related Party Transactions

Other than the agreements and arrangements described under the section entitled “Executive Compensation of Ensysce Prior to the Business Combination and the Combined Company after the Business Combination” in this proxy statement/prospectus and the transactions described below, since its inception, there has not been and there is not currently proposed, any transaction or series of similar transactions to which (i) Ensysce was, or will be, a participant; (ii) the amount involved exceeded, or will exceed, $120,000 or 1% of the average of the Company’s total assets at December 31, 2019 and 2020; and (iii) in which any director, executive officer, holder of 5% or more of any class of its capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

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Covistat

Ensysce owns 79.2% of the issued and outstanding shares of Covistat, a clinical stage pharmaceutical company that is developing a compound utilized in Ensysce’s overdose protection program for the treatment of COVID-19. The other 20.8% is owned by two affiliates of Ensysce and Mucokinetica. Specifically, Ensysce’s Chief Executive Officer and Director, Dr. Lynn Kirkpatrick, owns 9.9%, Ensysce’s Chief Business Officer, Richard Wright, owns 9.9% and Mucokinetica owns 1.0%. Dr. Kirkpatrick is also Chief Executive Officer of Covistat. There is no revenue sharing agreement between Ensysce and Covistat.

Promissory Notes

Covistat holds a 2020 Promissory Note issued by Ensysce in the principal amount of $200,000. The note accrues simple interest at a rate of 12% until the note is paid in full. The principal amount of the note, together with accrued and unpaid interest, is payable in full on the earlier of (i) July 31, 2022 or (ii) receipt by Ensysce of an aggregate of least $5 million in gross proceeds from the sale of Ensysce securities. Ensysce may prepay the note in its sole discretion. The note is secured by 2,000 shares of common stock of Covistat (representing 1.98% of the outstanding common stock of Covistat). The note contains customary covenants to protect Covistat’s collateral thereunder. Upon an event of default, as described in the note, the collateral shall be immediately enforceable and Covistat shall hold all rights, title and interest in the collateral and exercise any other rights, powers or remedies, authorized under the note.

Dr. Kirkpatrick and Andrew Benton, a director of Ensysce, each hold a 2020 Promissory Note issued by Ensysce in the principal amount of $50,000. The notes carried 0% interest until November 1, 2020, at which point the notes each bear interest at the rate of 10% per annum until the notes are paid in full. The principal amount of the notes is due upon the earlier of (i) December 31, 2021 or (ii) receipt by Ensysce of at least $2 million in gross proceeds from the sale of its securities. Ensysce may prepay the notes in its sole discretion. The notes held by Dr. Kirkpatrick and Mr. Benton are unsecured.

On March 16, 2021, Dr. Kirkpatrick loaned $100,000 to Ensysce and Bob Gower, Chairman of Ensysce, loaned $200,000 to Ensysce and each of them was issued a promissory note. The notes are the same except as to holder and principal amount. The principal amount and accrued interest are due upon the earlier of (i) June 30, 2022 or (ii) receipt by Ensysce of at least $2,000,000 in gross proceeds from the sale of its securities. Ensysce may prepay the notes in its sole discretion. The notes bear interest at a rate of 10% and are unsecured.

Convertible Notes

Bob Gower, Chairman of Ensysce, holds Unsecured 10% Convertible Promissory Notes of Ensysce in the aggregate amount of $2,500,000 issued on the following dates for the following amounts:

●	May 4, 2018 in the amount of $600,000;

●	September 14, 2018 in the amount of $1,000,000;

●	December 31, 2018 in the amount of $500,000;

●	October 17, 2019 in the amount of $100,000;

●	January 23, 2020 in the amount of $100,000;

●	March 9, 2020 in the amount of $100,000; and

●	April 15, 2020 in the amount of $100,000 (together, the “Gower Notes”).

The Gower Notes carry simple interest at rate of 10% per annum and the principal amounts and accrued and unpaid interest thereunder become due and payable upon Mr. Gower’s demand two years after the issue date of such note or upon an event of a default as provided in such note. Ensysce cannot prepay the Gower Notes without the consent of holders representing a majority of the aggregate principal amount of all the notes then outstanding, but not including the Gower Notes. The Gower Notes contain customary events of default. The Gower Notes contain an acceleration provision and will automatically convert into shares of common stock of Ensysce at a conversion price of $0.23 per share.

On July 24, 2020, Allison Gower, loaned $200,000 to Covistat and was issued a convertible, unsecured promissory note bearing interest at the rate of 10%. Ms. Gower is the daughter of Bob Gower, current Chairman of Ensysce and Board director nominee. The principal amount and accrued interest are due upon the earlier of (i) June 30, 2022 or (ii) a customary event of default. The note automatically converts before the maturity date in the event of a sale of Covistat or receipt by Covistat of at least $2,000,000 in gross proceeds from the sale of its securities. In that event, the note converts into Covistat securities at a conversion price equal to the lesser of 80% of the price of securities sold or a price assuming a $10,000,000 valuation cap. The note may be converted at the option of the holder prior to maturity into shares of Covistat common stock at a price calculated on an assumed $10,000,000 valuation cap. Covistat may not unilaterally prepay the note.

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SECURITIES ACT RESTRICTIONS ON RESALE OF LACQ’S SECURITIES

In general, Rule 144 of the Securities Act, (“Rule 144”), permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However,

Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Transactions, we will no longer be a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of our restricted securities.

If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of common stock or warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of LACQ Common Stock or warrants, as applicable, then outstanding; or

●	the average weekly reported trading volume of the LACQ Common Stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also limited by manner of sale provisions and notice requirements.

At the record date, LACQ had 6,224,268 shares of common stock outstanding. Of these shares, 1,224,628 shares sold in the LACQ IPO and remaining outstanding are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the shares of LACQ common stock owned by the Sponsors are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are warrants exercisable for an aggregate of 18,391,289 shares of LACQ common stock outstanding, consisting of Public Warrants exercisable for an aggregate of 10,000,000 shares of LACQ common stock which were originally sold as part of the units issued in the LACQ IPO and Private Placement Warrants exercisable for an aggregate of 6,825,000 shares of LACQ common stock that were sold by LACQ to the Sponsors in a private sale prior to the LACQ IPO and other private warrants exercisable for 1,566,289 shares of LACQ common stock. Each whole warrant is exercisable for one share of LACQ common stock, in accordance with the terms of the warrant agreement governing the warrants. The Public Warrants are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the Private Placement Warrants are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

We will be obligated to use our best efforts to file no later than (a) 15 business days after the closing a registration statement under the Securities Act covering (i) the 10,000,000 shares of LACQ common stock that may be issued upon the exercise of the Public Warrants and (ii) the 7,325,001 shares of LACQ common stock that may be issued upon the exercise of the Private Placement Warrants and the private warrants issued in exchange for advances under the Expense Advancement Agreement (as adjusted for the warrants to be surrendered at the closing); (iii) the 566,288 shares of LACQ common stock that may be issued upon exercise of the private warrants issued in exchange for advances under the GTWY Expense Advancement Agreement; and (iv) the 460,000 shares of LACQ common stock that may be issued upon the exercise of the other private warrants expected to be issued by LACQ at the closing in exchange for outstanding advances under the Expense Advancement Agreement and, in each case, cause such registration statement to become effective and maintain the effectiveness of such registration statement pursuant to the terms of the agreement governing such securities or the registration rights relating thereto.

We will also be obligated to file a registration statement with respect to LACQ common stock and common stock issuable on exercise of warrants which will be issuable to GEM, subject to the terms and conditions of the GEM Agreement.

We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Transactions.

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APPRAISAL RIGHTS

LACQ Stockholders

Neither LACQ stockholders nor LACQ unit or warrant holders have appraisal rights under the DGCL in connection with the Transactions.

200

SUBMISSION OF STOCKHOLDER PROPOSALS

The Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

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FUTURE STOCKHOLDER PROPOSALS

Assuming the business combination with Ensysce is consummated, it is expected that the next LACQ annual meeting of stockholders will be held on or about June 28, 2022 unless the date is changed by the board of directors. If you are a stockholder of LACQ and you want to include a proposal in the proxy statement for the next annual meeting, you need to provide it to LACQ by no later than February 15, 2022. You should direct any proposals to LACQ’s secretary at its principal office which will be located at the offices of Ensysce upon consummation of the Transactions at 7946 Ivanhoe Avenue, Suite 201, La Jolla, CA 92037. If you are a stockholder of LACQ and you want to present a matter of business to be considered at the next annual meeting, under LACQ’s Bylaws you must give timely notice of the matter, in writing, to LACQ’s secretary. To be timely, the notice has to be given no later than July 6, 2021.

If the business combination with Ensysce is not consummated, it is unlikely LACQ will hold another annual meeting of stockholders.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of Leisure Acquisition Corp., 250 West 57th Street, Suite 415, New York, NY 10107. Following the Transactions, such communications should be sent in care of Ensysce Biosciences, Inc., 7946 Ivanhoe Avenue, Suite 201, La Jolla, CA 92037, Attention: Corporate Secretary. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, LACQ and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of LACQ’s annual report to stockholders and LACQ’s proxy statement. Upon written or oral request, LACQ will deliver a separate copy of the annual report and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that LACQ deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that LACQ deliver single copies of such documents in the future. Stockholders may notify LACQ of their requests by calling or writing LACQ at its principal executive offices at 250 West 57th Street, Suite 415, New York, New York 10107 or (646) 565-6940.

EXPERTS

The financial statements of LACQ as of December 31, 2019 and 2020 and the years ended December 31, 2019 and 2020 included in this proxy statement/prospectus, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Ensysce as of and for the years ended December 31, 2019 and 2020, included in this proxy statement/prospectus, have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as set forth in their report (which includes an explanatory paragraph related to the existence of substantial doubt about Ensysce’s ability to continue as a going concern), appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing, in giving said reports.

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LEGAL MATTERS

The legality of the shares of LACQ common stock offered pursuant to this proxy statement/prospectus will be passed upon by Proskauer Rose LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

LACQ files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access LACQ’s SEC filings through the SEC web site at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex hereto are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to LACQ has been supplied by LACQ, and all such information relating to Ensysce has been supplied by Ensysce. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the business combination, you should contact via phone or in writing:

Leisure Acquisition Corp.
250 West 57th Street, Suite 415
New York, New York 10107
Attention: George Peng, Chief Financial Officer
(646) 565-6940

If you are a stockholder of LACQ and would like to request documents, please do so by June 21, 2021, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

This document constitutes a proxy statement of LACQ for the special meeting and a prospectus of LACQ. We have not authorized anyone to give any information or make any representation about the Transactions, Ensysce or LACQ that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

203

ENSYSCE BIOSCIENCES, INC.

CONSOLIDATED FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Leisure Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Leisure Acquisition Corp. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in stockholders’ equity and cash flows for each of the years ended December 31, 2020 and 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years ended December 31, 2020 and 2019, in conformity with accounting principles generally accepted in the United States of America.

Restatement of the Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020, and 2019 have been restated.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2020 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2017.

West Palm Beach, FL

March 15, 2021, except for the effects of the restatements discussed in Note 2 and Contingent Forward Purchase Contract in Note 7 as to which the date is June 7, 2021.

F-2

LEISURE ACQUISITION CORP.

BALANCE SHEETS

(As Restated)

	December 31,
	2020	2019

ASSETS
Current assets
Cash	$49,202	$1,061,151
Prepaid expenses	157,483	—
Prepaid income taxes	19,779	138,571
Total Current Assets	226,464	1,199,722

Cash and marketable securities held in Trust Account	12,628,170	195,312,177
TOTAL ASSETS	$12,854,634	$196,511,899

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$260,404	$2,771,025
Total Current Liabilities	260,404	2,771,025

Promissory note	566,288	566,288
Convertible promissory notes - related party	225,000	—
Warrant liability	6,260,000	7,166,250
Deferred underwriting fee payable	6,750,000	7,000,000
TOTAL LIABILITIES	14,061,692	17,503,563

Commitments

Common stock subject to possible redemption, 0 and 16,808,829 shares at redemption value at December 31, 2020 and 2019, respectively	—	174,008,335

Stockholders’ (Deficit) Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 6,224,268 and 7,067,422 shares issued and outstanding (excluding 0 and 16,808,829 shares subject to possible redemption) at December 31, 2020 and 2019, respectively	622	707
Additional paid-in capital	—	5,136,000
Accumulated Deficit	(1,207,680)	(136,706)
Total Stockholders’ (Deficit) Equity	(1,207,058)	5,000,001
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$12,854,634	$196,511,899

The accompanying notes are an integral part of the financial statements.

F-3

LEISURE ACQUISITION CORP.

STATEMENTS OF OPERATIONS

(As Restated)

	Year Ended December 31,
	2020	2019

Operating costs	$1,368,841	$3,328,674
Loss from operations	(1,368,841)	(3,328,674)

Other income (expense):
Interest income	719,646	4,249,828
Amortization of debt discount on convertible promissory note	(220,000)	—
Change in fair value of conversion option liability	220,000	—
Change in fair value of warrant liability	1,906,250	(1,433,250)
Forgiveness of accounts payable	3,298,207	—
Other income, net	5,924,103	2,816,578

Income (loss) before provision for income taxes	4,555,262	(512,096)
Provision for income taxes	(244,493)	(555,200)
Net income (loss)	$4,310,769	$(1,067,296)

Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	3,949,616	18,270,950

Basic and diluted net income per share, Common stock subject to possible redemption	$0.00	$0.17

Basic and diluted weighted average shares outstanding, Common stock	6,642,759	6,621,293

Basic and diluted net income (loss) per share, Common stock	$0.65	$(0.63)

The accompanying notes are an integral part of the financial statements.

F-4

LEISURE ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(As Restated)

	Common Stock		Additional Paid in	Retained Earnings/ (Accumulated	Total Stockholders’ Equity
	Shares	Amount	Capital	Deficit)	(Deficit)
Balance – January 1, 2019	6,064,800	$660	$4,068,751	$930,590	$5,000,001

Change in value of common stock subject to possible redemption	463,342	47	1,067,249	—	1,067,296

Net income (loss)	—	—	—	(1,067,296)	(1,067,296)

Balance – December 31, 2019	7,067,422	707	5,136,000	(136,706)	5,000,001
Change in value of common stock subject to possible redemption	(843,154)	(85)	(5,136,000)	(5,631,743)	(10,767,828)

Waiver of a portion of deferred underwriting fee	—	—	—	250,000	250,000

Net income	—	—	—	4,310,769	4,310,769

Balance – December 31, 2020	6,224,268	$622	$—	$(1,207,680)	$(1,207,058)

The accompanying notes are an integral part of the financial statements.

F-5

LEISURE ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

(As Restated)

	Year Ended December 31,	Year Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net income (loss)	$4,310,769	$(1,067,296)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(719,646)	(4,249,828)
Forgiveness of accounts payable	(3,298,207)	—
Change in fair value of warrant liability	(1,906,250)	1,433,250
Amortization of debt discount on convertible promissory note	220,000	—
Change in fair value of conversion option liability	(220,000)	—
Deferred tax benefit	—	(1,764)
Changes in operating assets and liabilities:
Prepaid expenses	(157,483)	87,083
Prepaid income taxes	118,792	31,964
Accounts payable and accrued expenses	787,586	2,341,799
Net cash used in operating activities	(864,439)	(1,424,792)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(1,698,862)	(566,288)
Cash withdrawn from Trust Account for redemption of common stock	184,776,163	11,583,473
Cash withdrawn from Trust Account for franchise taxes and income taxes	326,352	836,205
Net cash provided by investing activities	183,403,653	11,853,390

Cash Flows from Financing Activities:
Proceeds from promissory note	—	566,268
Proceeds from convertible promissory notes – related parties	1,225,000	—
Redemption of common stock	(184,776,163)	(11,583,473)
Payment of offering costs	—	(8,640)
Net cash used in financing activities	(183,551,163)	(11,025,845)

Net Change in Cash	(1,011,949)	(597,247)
Cash – Beginning	1,061,151	1,658,398
Cash – Ending	$49,202	$1,061,151

Supplementary cash flow information:
Cash paid for income taxes	$125,701	$525,000

Non-Cash investing and financing activities:
Change in value of common stock subject to possible redemption	$10,767,828	$(1,067,296)
Waiver of a portion of deferred underwriting fee payable	$250,000	$—

The accompanying notes are an integral part of the financial statements.

F-6

LEISURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 1. — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Leisure Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on September 11, 2017. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization, exchangeable share transaction or other similar business transaction, with one or more operating businesses or assets (a “Business Combination”).

At December 31, 2020, the Company had not yet commenced operations. All activity through December 31, 2020 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination, activities in connection with the proposed acquisition of Ensysce Biosciences, Inc., a Delaware corporation (“Ensysce”) (see Note 12) and activities in connection with the previously proposed business combination with GTWY Holdings Limited, a Canadian corporation (“GTWY Holdings”), which was terminated on July 16, 2020.

The registration statement for the Company’s Initial Public Offering was declared effective on December 1, 2017. On December 5, 2017, the Company consummated the Initial Public Offering of 20,000,000 units (“Units” and, with respect to the common stock included in the Units, the “Public Shares”), generating gross proceeds of $200,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,825,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per warrant in a private placement to Hydra LAC, LLC, an affiliate of Hydra Management, LLC (the “Hydra Sponsor”), MLCP GLL Funding LLC, an affiliate of Matthews Lane Capital Partners, LLC (the “Matthews Lane Sponsor,” and, together with the Hydra Sponsor, the “Sponsors”), HG Vora Special Opportunities Master Fund, Ltd. (“HG Vora”) and certain members of the Company’s management team, generating gross proceeds of $6,825,000, which is described in Note 5.

Following the closing of the Initial Public Offering on December 5, 2017, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

Transaction costs amounted to $11,548,735, consisting of $4,000,000 of underwriting fees, $7,000,000 of deferred underwriting fees and $548,735 of Initial Public Offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding deferred underwriting commissions and franchise and income taxes payable on the income earned on the Trust Account) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

F-7

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any deposits made to the Trust Account in connection with extension payments and any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes). The per share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (see Note 8).

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Second Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsors and the Company’s other initial stockholders (collectively, the “Initial Stockholders”) have agreed to vote their Founder Shares (as defined in Note 6) and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Company’s Second Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to an aggregate of 20% or more of the common stock sold in the Initial Public Offering.

The Company has until June 30, 2021 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to pay franchise and income taxes (less up to $75,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriters have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be less than the $10.00 per Unit in the Initial Public Offering.

On November 26, 2019, the Company held a special meeting pursuant to which the Company’s stockholders approved extending the Combination Period from December 5, 2019 to April 5, 2020 (the “Initial Extension Date”). In connection with the approval of the extension, stockholders elected to redeem an aggregate of 1,123,749 shares of the Company’s common stock. As a result, an aggregate of $11,583,473 (or approximately $10.31 per share) was released from the Company’s Trust Account to pay such stockholders.

F-8

The Company agreed to contribute (the “Contribution”) $0.03 for each share of the Company’s common stock that was not redeemed in connection with the extension for each of the four monthly periods covered by the extension (commencing on December 6, 2019 through the Initial Extension Date), subject to certain conditions.

On each of December 5, 2019, January 3, 2020, February 4, 2020 and March 4, 2020, the Company made a Contribution of $0.03 for each of the public shares outstanding, for an aggregate Contribution of $2,265,150, which amounts were deposited into the Trust Account.

On December 5, 2019, the Company entered into an expense advancement agreement with GTWY Holdings (the “GTWY Expense Advance Agreement”), pursuant to which GTWY Holdings committed to provide $566,288 to fund contributions to the Trust Account. The Company drew down the full amount under the GTWY Expense Advance Agreement to fund the required Contribution to the Trust Account for the period December 6, 2019 to January 5, 2020 by issuing an unsecured promissory note to GTWY Holdings. The note was converted into warrants on January 31, 2021 (see Note 7).

On January 15, 2020, the Company drew down $1,000,000 under the expense advancement agreement with the Company’s Sponsors and strategic investor dated December 1, 2017 in exchange for issuing unsecured promissory notes to fund its working capital requirements and to fund required Contributions to the Trust Account. The holders had the option to convert the promissory notes into warrants at a price of $1.00 per warrant subject to the same terms and conditions as Private Placement Warrants. The notes were converted into warrants to purchase 1,000,001 shares of the Company’s common stock at an exercise price of $11.50 per share on June 25, 2020 (see Note 6).

On March 26, 2020, the Company held a special meeting pursuant to which the Company’s stockholders approved extending the Combination Period from April 5, 2020 to June 30, 2020 (the “Second Extension Date”). In connection with the approval of the extension, stockholders elected to redeem an aggregate of 16,837,678 shares of the Company’s common stock. As a result, an aggregate of $176,283,492 (or approximately $10.47 per share) was released from the Company’s Trust Account to pay such stockholders. Of the amount paid to redeeming stockholders, $136,283,492 was paid as of March 31, 2020 and the balance of $40,000,000 was paid on April 1, 2020.

On June 26, 2020, the Company held a special meeting pursuant to which the Company’s stockholders approved extending the Combination Period from June 30, 2020 to December 1, 2020 (the “Third Extension Date”). In connection with the approval of the extension, stockholders elected to redeem an aggregate of 776,290 shares of the Company’s common stock. As a result, an aggregate of $8,099,292 (or approximately $10.43 per share) was released from the Company’s Trust Account to pay such stockholders.

On November 24, 2020, the Company’s stockholders approved extending the Combination Period from December 1, 2020 to June 30, 2021 (the “Fourth Extension Date”). In connection with the approval of the extension, stockholders elected to redeem an aggregate of 38,015 shares of the Company’s common stock. As a result, an aggregate of $393,380 (or approximately $10.34 per share) was released from the Company’s Trust Account to pay such stockholders.

The Initial Stockholders have agreed to (i) waive their redemption rights with respect to their Founder Shares in connection with the completion of a Business Combination, (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete a Business Combination within the Combination Period and (iii) not to propose an amendment to the Company’s Second Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment.

F-9

In order to protect the amounts held in the Trust Account, the Sponsors have agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsors will not be responsible to the extent of any liability for such third -party claims. The Company will seek to reduce the possibility that the Sponsors will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Nasdaq Notifications

On November 30, 2020, the Company received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC stating that the Company was not in compliance with Listing Rule IM-5101-2 (the “Rule”), which requires that a special purpose acquisition company complete one or more business combinations within 36 months of the effectiveness of the registration statement filed in connection with its initial public offering. Since the Company’s registration statement became effective on December 1, 2017, it was required to complete an initial business combination by no later than December 1, 2020. The Rule also provides that failure to comply with this requirement will result in the Listing Qualifications Department issuing a Staff Delisting Determination under Rule 5810 to delist the Company’s securities. In addition, the Nasdaq Notice states that the Company was not in compliance with Nasdaq’s minimum publicly held shares requirement under Listing Rule 5550(a)(4), which requires a listed company’s primary equity security to maintain a minimum of 500,000 publicly held shares.

The Listing Qualifications Department has advised the Company that its securities would be subject to delisting unless the Company timely requests a hearing before an independent Hearings Panel (the “Panel”). Accordingly, the Company intends to timely request a hearing. The hearing request will stay any suspension or delisting action pending the completion of the hearing and the expiration of any additional extension period granted by the Panel following the hearing.

On January 27, 2021, the Panel granted the Company’s request for continued listing of the Company’s equity securities on the Nasdaq Capital Market pursuant to an extension, subject to certain milestones, through June 1, 2021 (see Note 12). See. “Risk Factors— The Nasdaq may not continue to list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions”.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Going Concern

As of December 31, 2020, the Company had $49,202 in its operating bank accounts, $12,628,170 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $127,869, which excludes $93,929 of prepaid income and franchise taxes.

As of December 31, 2020, the Company had $75,000 available for drawdown under the Company’s expense advancement agreement with the Company’s Sponsors and HG Vora (see “Related Party Loans” in Note 6).

F-10

The Company will need to raise additional capital through loans or additional investments from its Sponsors, HG Vora, stockholders, officers, directors, or third parties. The Company’s Sponsors and HG Vora may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through June 30, 2021, the date that the Company will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Private Placement Warrants issued in connection with its Initial Public Offering and its working capital warrants issued on conversion of its convertible promissory notes (collectively, the “Private Warrants”) as components of equity instead of as derivative liabilities. In addition, the Company did not account for its convertible promissory notes as a derivative liability (together with the Private Warrants, the “Derivative Instruments”). The Warrant Agreement governing the Private Warrants (the “Warrant Agreement”) includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the Warrant Agreement includes a provision that in the event of a tender offer or exchange offer made to and accepted under circumstances in which, upon completion of such tender offer, the maker thereof, together with members of any group of which such maker is a part own beneficially more than 50% of the outstanding shares of more than 50% of the Company’s common stock, all holders of the Private Warrants and Public Warrants would be entitled to receive cash for their Warrants (the “tender offer provision”).

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the Warrant Agreement, although the Company does not believe the portion of the SEC Statement referring to the tender offer are applicable to the Company’s warrants because the Company has only a single class of Common Stock.

In further consideration of the SEC Statement, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Private Warrants fail the “classified in stockholders’ equity” criteria as contemplated by ASC Section 815-40-25, but that the Public Warrants could continue to be classified as stockholders’ equity.

As a result of the above, the Company should have classified the Derivative Instruments as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the Derivative Instruments at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The change in the Company’s accounting to treat its outstanding Private Warrants and its convertible promissory notes as derivative liabilities did not have any effect on the Company’s previously reported investments held in trust, cash flows or cash.

F-11

The table below summarizes the effects of the restatement on the financial statements for all periods being restated:

	As
	Previously		As
	Reported	Adjustments	Restated

Balance sheet as of December 5, 2017 (audited)
Total Liabilities	$7,206,932	$4,572,750	$11,779,682
Common Stock Subject to Possible Redemption	190,296,100	(4,572,750)	185,723,350
Common Stock	672	46	718
Additional Paid-in Capital	5,004,493	(46)	5,004,447
Accumulated Deficit	(5,161)	—	(5,161)
Total Stockholders’ Equity	5,000,004	—	5,000,004

Number of shares subject to redemption	19,029,610	(457,275)	18,572,335

Balance sheet as of December 31, 2017 (audited)
Total Liabilities	$7,156,239	$5,664,750	$12,820,989
Common Stock Subject to Possible Redemption	190,270,071	(5,664,750)	184,605,321
Common Stock	673	57	730
Additional Paid-in Capital	5,030,521	1,091,943	6,122,464
Accumulated Deficit	(31,193)	(1,092,000)	(1,123,193)
Total Stockholders’ Equity	5,000,001	—	5,000,001

Number of shares subject to redemption	19,015,680	(566,138)	18,449,542

Balance sheet as of March 31, 2018 (unaudited)
Total Liabilities	$7,197,431	$5,323,500	$12,520,931
Common Stock Subject to Possible Redemption	190,676,137	(5,323,500)	185,352,637
Common Stock	599	53	652
Additional Paid-in Capital	4,624,529	750,697	5,375,226
(Accumulated Deficit) / Retained Earnings	374,873	(750,750)	(375,877)
Total Stockholders’ Equity	5,000,001	—	5,000,001

Number of shares subject to redemption	19,010,039	(530,743)	18,479,296

Balance sheet as of June 30, 2018 (unaudited)
Total Liabilities	$7,135,244	$5,596,500	$12,731,744
Common Stock Subject to Possible Redemption	191,091,247	(5,596,500)	185,494,747
Common Stock	601	56	657
Additional Paid-in Capital	4,209,417	1,023,694	5,233,111
(Accumulated Deficit) / Retained Earnings	789,983	(1,023,750)	(233,767)
Total Stockholders’ Equity	5,000,001	—	5,000,001

Number of shares subject to redemption	18,989,851	(556,157)	18,433,694

Balance sheet as of September 30, 2018 (unaudited)
Total Liabilities	$7,359,152	$7,302,750	$14,661,902
Common Stock Subject to Possible Redemption	191,668,896	(7,302,750)	184,366,146
Common Stock	603	72	675
Additional Paid-in Capital	3,631,766	2,729,928	6,361,694
(Accumulated Deficit) / Retained Earnings	1,367,632	(2,730,000)	(1,362,368)
Total Stockholders’ Equity	5,000,001	—	5,000,001

Number of shares subject to redemption	18,974,158	(722,932)	18,251,226

F-12

	As
	Previously		As
	Reported	Adjustments	Restated

Balance sheet as of December 31, 2018 (audited)
Total Liabilities	$7,439,650	$5,733,000	$13,172,650

Common Stock Subject to Possible Redemption	192,392,104	(5,733,000)	186,659,104
Common Stock	604	56	660
Additional Paid-in Capital	2,908,557	1,160,194	4,068,751
Retained Earnings	2,090,840	(1,160,250)	930,590
Total Stockholders’ Equity	5,000,001	—	5,000,001

Number of shares subject to redemption	18,960,928	(565,008)	18,395,920

Balance sheet as of March 31, 2019 (unaudited)
Total Liabilities	$7,387,249	$5,391,750	$12,778,999
Common Stock Subject to Possible Redemption	193,168,017	(5,391,750)	187,776,267
Common Stock	605	53	658
Additional Paid-in Capital	2,132,643	818,947	2,951,590
Retained Earnings	2,866,753	(819,000)	2,047,753
Total Stockholders’ Equity	5,000,001	—	5,000,001

Number of shares subject to redemption	18,952,136	(528,996)	18,423,140

Balance sheet as of June 30, 2019 (unaudited)
Total Liabilities	$7,770,352	$5,391,750	$13,162,102
Common Stock Subject to Possible Redemption	193,586,919	(5,391,750)	188,195,169
Common Stock	610	53	663
Additional Paid-in Capital	1,713,736	818,947	2,532,683
Retained Earnings	3,285,655	(819,000)	2,466,655
Total Stockholders’ Equity	5,000,001	—	5,000,001

Number of shares subject to redemption	18,899,782	(526,394)	18,373,388

Balance sheet as of September 30, 2019 (unaudited)
Total Liabilities	$8,134,091	$5,528,250	$13,662,341
Common Stock Subject to Possible Redemption	194,076,642	(5,528,250)	188,548,392
Common Stock	614	54	668
Additional Paid-in Capital	1,224,009	955,446	2,179,455
Retained Earnings	3,775,378	(955,500)	2,819,878
Total Stockholders’ Equity	5,000,001	—	5,000,001

Number of shares subject to redemption	18,860,476	(537,238)	18,323,238

Balance sheet as of December 30, 2019 (audited)
Total Liabilities	$10,337,313	$7,166,250	$17,503,563
Common Stock Subject to Possible Redemption	181,174,585	(7,166,250)	174,008,335
Common Stock	638	69	707
Additional Paid-in Capital	2,542,569	2,593,431	5,136,000
(Accumulated Deficit) / Retained Earnings	2,456,794	(2,593,500)	(136,706)
Total Stockholders’ Equity	5,000,001	—	5,000,001

Number of shares subject to redemption	17,501,073	(692,244)	16,808,829

F-13

	As
	Previously		As
	Reported	Adjustments	Restated

Balance sheet as of March 31, 2020 (unaudited)
Total Liabilities	$52,060,483	$5,023,678	$57,084,161
Common Stock Subject to Possible Redemption	4,541,236	(4,541,236)	—
Common Stock	660	43	703
Additional Paid-in Capital	2,892,404	(31,557)	2,860,847
Retained Earnings	2,106,940	(450,928)	1,656,012
Total Stockholders’ Equity	5,000,004	(482,442)	4,517,562

Number of shares subject to redemption	433,788	(433,788)	—

Balance sheet as of June 30, 2020 (unaudited)
Total Liabilities	$8,359,869	$7,746,750	$16,106,619
Common Stock Subject to Possible Redemption	52,179	(52,179)	—
Common Stock	626	(4)	622
Additional Paid-in Capital	282,203	(282,203)	0.00
(Accumulated Deficit) / Retained Earnings	4,717,174	(7,412,364)	(2,695,190)
Total Stockholders’ Equity	5,000,003	(7,694,571)	(2,694,568)

Number of shares subject to redemption	5,156	(5,156)	—

Balance sheet as of September 30, 2020 (unaudited)
Total Liabilities	$8,018,370	$3,756,000	$11,774,370
Common Stock Subject to Possible Redemption	270,999	(270,999)	—
Common Stock	624	(2)	622
Additional Paid-in Capital	63,385	(63,385)	—
(Accumulated Deficit) / Retained Earnings	4,935,997	(3,421,614)	1,514,383
Total Stockholders’ Equity	5,000,006	(3,485,001)	1,515,005

Number of shares subject to redemption	26,189	(26,189)	—

Balance sheet as of December 30, 2020 (audited)
Total Liabilities	$7,801,692	$6,260,000	$14,061,692
Common Stock Subject to Possible Redemption	52,935	(52,935)	—
Common Stock	622	—	622
Additional Paid-in Capital	—	—	—
(Accumulated Deficit) / Retained Earnings	4,999,385	(6,207,065)	(1,207,680)
Total Stockholders’ Equity	5,000,007	(6,207,065)	(1,207,058)

Number of shares subject to redemption	5,094	(5,094)	—

Statement of Operations for the period from September 11, 2017 (inception) to December 31, 2017 (audited)
Net loss	$(31,193)	$(1,092,000)	$(1,123,193)
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	—	18,572,335	18,572,335
Basic and diluted net income per share, Common stock subject to possible redemption	—	0.00	0.00
Basic and diluted weighted average shares outstanding, Common stock	6,184,506	107,109	6,291,615
Basic and diluted net loss per share, Common Stock	(0.01)	(0.18)	(0.19)

Statement of Operations for the three months ended March 31, 2018 (unaudited)
Net income (loss)	$406,066	$341,250	$747,316
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	—	18,449,542	18,449,542
Basic and diluted net income (loss) per share, Common stock subject to possible redemption	—	0.03	0.03
Basic and diluted weighted average shares outstanding, Common stock	5,984,320	566,138	6,550,458
Basic and diluted net (loss) income per share, Common Stock	(0.02)	0.05	0.03

F-14

	As
	Previously		As
	Reported	Adjustments	Restated

Statement of Operations for the three months ended June 30, 2018 (unaudited)
Net income	$415,110	$(273,000)	$142,110
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	—	18,479,296	18,479,296
Basic and diluted net income per share, Common stock subject to possible redemption	—	0.04	0.04
Basic and diluted weighted average shares outstanding, Common stock	5,989,961	530,743	6,520,704
Basic and diluted net loss per share, Common Stock	(0.05)	(0.04)	(0.09)

Statement of Operations for the six months ended June 30, 2018 (unaudited)
Net income	$821,176	$68,250	$889,426
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	—	18,464,501	18,464,501
Basic and diluted net income (loss) per share, Common stock subject to possible redemption	—	0.08	0.08
Basic and diluted weighted average shares outstanding, Common stock	5,981,156	548,343	6,535,499
Basic and diluted net loss per share, Common Stock	(0.10)	0.02	(0.08)

Statement of Operations for the three months ended September 30, 2018 (unaudited)
Net income (loss)	$577,649	$(1,706,250)	$(1,128,601)
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	—	18,433,694	18,433,694
Basic and diluted net income per share, Common stock subject to possible redemption	—	0.05	0.05
Basic and diluted weighted average shares outstanding, Common stock	6,010,149	566,157	6,566,306
Basic and diluted net loss per share, Common Stock	(0.05)	(0.25)	(0.30)

Statement of Operations for the nine months ended September 30, 2018 (unaudited)
Net income (loss)	$1,398,825	$(1,638,000)	$(239,175)
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	—	18,454,119	18,454,119
Basic and diluted net income (loss) per share, Common stock subject to possible redemption	—	0.15	0.12
Basic and diluted weighted average shares outstanding, Common stock	5,994,905	550,976	6,545,881
Basic and diluted net loss per share, Common Stock	(0.14)	(0.24)	(0.38)

Statement of Operations for the year ended December 31, 2018 (audited)
Net income	$2,122,033	$(68,250)	$2,053,783
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	—	18,402,979	18,402,979
Basic and diluted net income per share, Common stock subject to possible redemption	—	0.19	0.19
Basic and diluted weighted average shares outstanding, Common stock	6,002,703	549,318	6,597,021
Basic and diluted net (loss) income per share, Common Stock	(0.22)	0.01	(0.21)

F-15

	As
	Previously		As
	Reported	Adjustments	Restated

Statement of Operations for the three months ended March 31, 2019 (unaudited)
Net income	$775,913	$341,250	$1,117,163
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	—	18,935,920	18,395,920
Basic and diluted net income (loss) per share, Common stock subject to possible redemption	—	0.06	0.06
Basic and diluted weighted average shares outstanding, Common stock	6,039,072	565,008	6,604,080
Basic and diluted net (loss) income per share, Common Stock	(0.04)	0.05	0.01

Statement of Operations for the three months ended June 30, 2019 (unaudited)
Net income	$418,902	$—	$418,902
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	—	18,123,140	18,423,140
Basic and diluted net income (loss) per share, Common stock subject to possible redemption	—	0.05	0.05
Basic and diluted weighted average shares outstanding, Common stock	6,047,864	528,996	6,576,860
Basic and diluted net loss per share, Common Stock	(0.09)	0.01	(0.08)

Statement of Operations for the six months ended June 30, 2019 (unaudited)
Net income	$1,194,815	$341,250	$1,536,065
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	—	18,409,605	18,409,605
Basic and diluted net income (loss) per share, Common stock subject to possible redemption	—	0.10	0.10
Basic and diluted weighted average shares outstanding, Common stock	6,043,492	546,903	6,590,395
Basic and diluted net (loss) income per share, Common Stock	(0.10)	0.06	(0.04)

Statement of Operations for the three months ended September 30, 2019 (unaudited)
Net income	$489,723	$(136,500)	$353,223
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	—	18,373,388	18,373,388
Basic and diluted net income (loss) per share, Common stock subject to possible redemption	—	0.05	0.05
Basic and diluted weighted average shares outstanding, Common stock	6,100,218	526,394	6,626,612
Basic and diluted net loss per share, Common Stock	(0.08)	(0.01)	(0.09)

Statement of Operations for the nine months ended September 30, 2019 (unaudited)
Net income (loss)	$1,684,538	$204,750	$1,889,288
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	—	18,397,400	18,397,400
Basic and diluted net income (loss) per share, Common stock subject to possible redemption	—	0.15	0.15
Basic and diluted weighted average shares outstanding, Common stock	6,062,609	539,991	6,602,600
Basic and diluted net (loss) income per share, Common Stock	(0.18)	0.05	(0.13)

F-16

	As
	Previously		As
	Reported	Adjustments	Restated

Statement of Operations for the year ended December 31, 2019 (audited)
Net income (loss)	$365,954	$(1,433,250)	$(1,067,296)
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	—	18,270,950	18,270,950
Basic and diluted net income (loss) per share, Common stock subject to possible redemption	—	0.17	0.17
Basic and diluted weighted average shares outstanding, Common stock	6,081,996	539,297	6,621,293
Basic and diluted net loss per share, Common Stock	(0.47)	(0.16)	(0.63)

Statement of Operations for the three months ended March 31, 2020 (unaudited)
Net income (loss)	$(349,854)	$2,142,572	$1,792,718
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	—	15,885,267	15,885,267
Basic and diluted net income (loss) per share, Common stock subject to possible redemption	—	0.01	0.01
Basic and diluted weighted average shares outstanding, Common stock	6,375,178	690,659	7,065,837
Basic and diluted net (loss) income per share, Common Stock	(0.07)	0.31	0.24

Statement of Operations for the three months ended June 30, 2020 (unaudited)
Net income	$2,610,234	$(1,723,072)	$887,162
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	—	—	—
Basic and diluted net income (loss) per share, Common stock subject to possible redemption	—	—	—
Basic and diluted weighted average shares outstanding, Common stock	6,604,785	399,665	7,004,450
Basic and diluted net (loss) income per share, Common Stock	0.40	(0.27)	0.13

Statement of Operations for the six months ended June 30, 2020 (unaudited)
Net income	$2,260,380	$419,500	$2,679,880
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	—	7,942,633	7,942,633
Basic and diluted net income (loss) per share, Common stock subject to possible redemption	—	0.00	0.00
Basic and diluted weighted average shares outstanding, Common stock	6,489,982	545,162	7,035,144
Basic and diluted net income per share, Common Stock	0.35	0.03	0.38

Statement of Operations for the three months ended September 30, 2020 (unaudited)
Net income	$218,823	$3,990,750	$4,209,573
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	—	—	—
Basic and diluted net income (loss) per share, Common stock subject to possible redemption	—	—	—
Basic and diluted weighted average shares outstanding, Common stock	6,257,127	5,156	6,262,283
Basic and diluted net income per share, Common Stock	0.03	0.64	0.67

F-17

	As
	Previously		As
	Reported	Adjustments	Restated

Statement of Operations for the nine months ended September 30, 2020 (unaudited)
Net income	$2,479,203	$4,410,250	$6,889,453
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	—	5,275,764	5,275,764
Basic and diluted net income (loss) per share, Common stock subject to possible redemption	—	0.00	0.00
Basic and diluted weighted average shares outstanding, Common stock	6,411,797	363,846	6,775,643
Basic and diluted net income per share, Common Stock	0.39	0.63	1.02

Statement of Operations for the year ended December 31, 2020 (audited)
Net income	$2,404,519	$1,906,250	$4,310,769
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	4,457,537	(507,921)	3,949,616
Basic and diluted net income (loss) per share, Common stock subject to possible redemption	0.00	—	0.00
Basic and diluted weighted average shares outstanding, Common stock	6,367,631	275,128	6,642,759
Basic and diluted net loss per share, Common Stock	0.38	0.27	0.65

Cash Flow Statement for the period from September 11, 2017 (inception) to December 31, 2017 (audited)
Net loss	$(31,193)	$(1,092,000)	$(1,123,193)
Initial classification of warrant liability	—	4,572,750	4,572,750
Change in fair value of warrant liability	—	1,092,000	1,092,000
Initial classification of common stock subject to redemption	190,296,100	(4,572,750)	185,723,350
Change in value of common stock subject to redemption	(26,029)	(1,092,000)	(1,118,029)

Cash Flow Statement for the three months ended March 31, 2018 (unaudited)
Net income	$406,066	$341,250	$747,316
Change in fair value of warrant liability	—	(341,250)	(341,250)
Change in value of common stock subject to redemption
	406,066	341,250	747,316
Cash Flow Statement for the six months ended June 30, 2018 (unaudited)
Net income	$821,176	$68,250	$889,426
Change in fair value of warrant liability	—	(68,250)	(68,250)
Change in value of common stock subject to redemption	821,176	68,250	889,426

Cash Flow Statement for the nine months ended September 30, 2018 (unaudited)
Net income (loss)	$1,398,825	$(1,638,000)	$(239,175)
Change in fair value of warrant liability	—	1,638,000	1,638,000
Change in value of common stock subject to redemption	1,398,825	(1,638,000)	(239,175)

Cash Flow Statement for the year ended December 31, 2018 (audited)
Net income	$2,122,033	$(68,250)	$2,053,783
Change in fair value of warrant liability	—	68,250	68,250
Change in value of common stock subject to redemption	2,122,033	(68,250)	2,053,783

Cash Flow Statement for the three months ended March 31, 2019 (unaudited)
Net income	$775,913	$341,250	$1,117,163
Change in fair value of warrant liability	—	(341,250)	(341,250)
Change in value of common stock subject to redemption	775,913	341,250	1,117,163

F-18

	As
	Previously		As
	Reported	Adjustments	Restated

Cash Flow Statement for the six months ended June 30, 2019 (unaudited)
Net income	$1,194,815	$341,250	$1,536,065
Change in fair value of warrant liability	—	(341,250)	(341,250)
Change in value of common stock subject to redemption	1,194,815	341,250	1,536,065

Cash Flow Statement for the nine months ended September 30, 2019 (unaudited)
Net income (loss)	$1,684,538	$204,750	$1,889,288
Change in fair value of warrant liability	—	(204,750)	(204,750)
Change in value of common stock subject to redemption	1,684,538	204,750	1,889,288

Cash Flow Statement for the year ended December 31, 2019 (audited)
Net income (loss)	$365,954	$(1,433,250)	$(1,067,296)
Change in fair value of warrant liability	—	1,433,250	1,433,250
Change in value of common stock subject to redemption	365,954	(1,433,250)	(1,067,296)

Cash Flow Statement for the three months ended March 31, 2020 (unaudited)
Net (loss) income	$(349,854)	$2,142,572	$1,792,718
Change in fair value of warrant liability	—	(2,184,000)	(2,184,000)
Amortization of debt discount on convertible promissory note	—	31,428	31,428
Change in value of conversion option liability	—	10,000	10,000
Change in value of common stock subject to redemption	(349,857)	(4,191,379)	(4,541,236)

Cash Flow Statement for the six months ended June 30, 2020 (unaudited)
Net income	$2,260,380	$419,500	$2,679,880
Change in fair value of warrant liability	—	(419,500)	(419,500)
Amortization of debt discount on convertible promissory note	—	220,000	220,000
Change in value of conversion option liability	—	(220,000)	(220,000)
Change in value of common stock subject to redemption	3,260,378	(3,312,557)	(52,179)
Issuance of warrants in connection with conversion of promissory note – related party	1,000,000	(1,000,000)	—

Cash Flow Statement for the nine months ended September 30, 2020 (unaudited)
Net income	$2,479,203	$4,410,250	$6,889,453
Change in fair value of warrant liability	—	(4,410,250)	(4,410,250)
Amortization of debt discount on convertible promissory note	—	220,000	220,000
Change in value of conversion option liability	—	(220,000)	(220,000)
Change in value of common stock subject to redemption	3,479,198	(3,750,197)	(270,999)
Issuance of warrants in connection with conversion of promissory note – related party	1,000,000	(1,000,000)	—

Cash Flow Statement for the year ended December 31, 2020 (audited)
Net income	$2,404,519	$1,906,250	$4,310,769
Change in fair value of warrant liability	—	(1,906,250)	(1,906,250)
Amortization of debt discount on convertible promissory note	—	220,000	220,000
Change in value of conversion option liability	—	(220,000)	(220,000)
Change in value of common stock subject to redemption	3,654,513	3,707,448	(52,935)
Issuance of warrants in connection with conversion of promissory note – related party	1,000,000	(1,000,000)	—

F-19

NOTE 3. — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from the Company’s estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less, when purchased, to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and 2019.

Marketable Securities Held in Trust Account

At December 31, 2020 and 2019, the assets held in the Trust Account were substantially held in a money market fund that invests primarily in U.S. Treasury Bills. During the year ended December 31, 2020 and 2019, the Company withdrew $326,352 and $836,205 of interest income from the Trust Account to pay franchise and income taxes.

Derivative Instruments

The Company accounts for debt and equity issuances as either equity-classified or liability-classified instruments based on an assessment of the instruments specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the instruments and as of each subsequent quarterly period end date while the instruments are outstanding.

For issued or modified instruments that meet all of the criteria for equity classification, the instruments are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified instruments that do not meet all the criteria for equity classification, the instruments are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the instruments are recognized as a non-cash gain or loss on the statements of operations.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

F-20

Income Taxes

The Company complies with the accounting and reporting requirements of Accounting Standards Codification (“ASC”) Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Common Share

Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 17,825,001 shares in the calculation of diluted loss per share, since the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per common share, basic and diluted, for Common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.

Net loss per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	For the year ended December 31,
	2020	2019
Common stock subject to possible redemption
Numerator: Earnings attributable to Common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$—	$3,784,472
Less: interest available to be withdrawn for payment of taxes	—	(672,550)
Net income	$—	$3,111,922
Denominator: Weighted Average Common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	3,949,616	18,270,950
Basic and diluted net income per share	$0.00	$0.17

Non-Redeemable Common Stock
Numerator: Net Income (Loss) minus Net Earnings
Net loss	$4,310,769	$(1,067,296)
Less: Net income allocable to Common stock subject to possible redemption	—	(3,239,823)
Non-Redeemable Net Income (Loss)	$4,309,136	$(4,307,119)
Denominator: Weighted Average Non-Redeemable Common Stock
Basic and diluted weighted average shares outstanding	6,642,759	6,621,293
Basic and diluted net income (loss) per share	$0.65	$(0.63)

F-21

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution, which, at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement” (“ASC 820”), approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature, except for the Derivative Instruments (see Note 6 and 11).

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4. — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock, and one-half of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 (see Note 8).

NOTE 5. — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, affiliates of the Hydra Sponsor and Matthews Lane Sponsor, HG Vora and certain members of management purchased an aggregate of 6,825,000 Private Placement Warrants at $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,825,000. Each Private Placement Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the common stock issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 6. — RELATED PARTY TRANSACTIONS

Founder Shares

On September 11, 2017, the Company issued an aggregate of 7,187,500 shares of common stock to the Initial Stockholders (“Founder Shares”) for an aggregate purchase price of $25,000. On December 5, 2017, certain of the Initial Stockholders surrendered and returned to the Company, for nil consideration, an aggregate of 1,437,500 Founder Shares, which were cancelled, leaving an aggregate of 5,750,000 Founder Shares outstanding. The 5,750,000 Founder Shares included an aggregate of up to 750,000 shares subject to forfeiture by the Initial Stockholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Stockholders would own 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters’ election to exercise their over-allotment option expired unexercised on January 15, 2018 and, as a result, 750,000 Founder Shares were forfeited, resulting in 5,000,000 Founder Shares outstanding.

F-22

The Initial Stockholders have agreed, subject to certain exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (i) one year after the date of the completion of a Business Combination, or (ii) the date on which the last sales price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after a Business Combination, or earlier, in each case, if subsequent to a Business Combination, the Company completes a subsequent liquidation, merger, stock exchange, or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement whereby, commencing on December 1, 2017 through the earlier of the completion of a Business Combination or the Company’s liquidation, the Company would pay Hydra Sponsor a monthly fee of up to $10,000 for office space, utilities and secretarial and administrative support. For the year ended December 31, 2020 and 2019, the Company incurred $60,000 and $120,000, respectively, in fees for these services. Effective June 30, 2020, Hydra Sponsor agreed to stop charging the Company the monthly administrative fee and forgave the $71,000 outstanding balance due.

Related Party Loans

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Hydra Sponsor, an affiliate of the Matthews Lane Sponsor and HG Vora (the “Funding Parties”) loaned an aggregate of $1,000,000 to the Company, in accordance with unsecured promissory notes issued on January 15, 2020 to the Funding Parties, pursuant to an expense advancement agreement dated December 1, 2017 which were subsequently converted by the holders into warrants on June 25, 2020. The expense advancement agreement was amended to increase the total amount of advances available to the Company under the agreement by an additional $300,000, of which the Company drew down $225,000 pursuant to promissory notes issued in October and November 2020 and $75,000 remained available for drawdown as of December 31, 2020 which was drawn down on February 1, 2021. On February 23, 2021, the expense advancement agreement was further amended to increase the loan commitment amount by an additional $160,000 which was drawn down on February 24, 2021 (see Note 12). The Funding Parties may, but are not obligated to, loan the Company additional funds from time to time or at any time, as may be required (“Working Capital Loans”). Under the expense advancement agreement, the Working Capital Loans would either be paid upon completion of a Business Combination, without interest, or, at the holder’s discretion could be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

As of December 31, 2020, there was $225,000 outstanding under the Working Capital Loans (the $1,000,000 previously loaned by the Funding Parties having been converted into warrants on June 25, 2020). The outstanding amount was $460,000 as of March 10, 2021 (see Note 12).

The Company assessed the provisions of the Working Capital Loans under ASC 815-15 (see Note 2). The derivative component of the obligation is initially valued and classified as a derivative liability with an offset to loss on conversion option liability. The conversion option was valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement (see Note 11). The Modified Black Scholes Option Pricing Model’s primary unobservable input utilized in determining the fair value of the conversion option is the probability of consummation of the Business Combination. The probability assigned to the consummation of the Business Combination was 85% which was determined based on the observed success rates of business combinations for special purpose acquisition companies. The Company’s management evaluated the conversion option amounts outstanding as of December 31, 2020 and concluded that the amounts were immaterial.

The following table presents the change in the fair value of conversion option:

Fair value as of January 1, 2020	$—
Initial measurement	220,000
Change in fair value	10,000
Elimination of conversion option upon conversion of promissory note on June 25, 2020	(230,000)
Fair value as of December 31, 2020	$—

F-23

NOTE 7. — COMMITMENTS

Forgiveness of Accounts Payable

During the year ended December 31, 2020, two of the Company’s service providers forgave certain amounts due to them in connection with previously provided services. As a result, the Company recorded a forgiveness of accounts payable in the amount of $3,298,207.

GTWY Holdings Promissory Note

On December 5, 2019, the Company entered into the GTWY Expense Advancement Agreement, pursuant to which GTWY Holdings committed to provide $566,288 to fund contributions to the Trust Account. The Company drew down the full amount under the GTWY Expense Advancement Agreement to fund the required Contribution to the Trust Account for the period December 6, 2019 to January 5, 2020 by issuing an unsecured promissory note that was non-interest bearing to GTWY Holdings (the “Gateway Promissory Note”). The Gateway Promissory Note provided for repayment out of the proceeds of the Trust Account released to the Company if the Company completes an initial Business Combination and, otherwise, out of funds held by the Company outside the Trust Account. At December 31, 2020, there was $566,268 outstanding under the note. On January 31, 2021, the Company and GTWY Holdings entered into an amendment to the Gateway Promissory Note to permit conversion of the promissory note into warrants at a price of $1.00 per warrant. In connection with such amendment, GTWY Holdings elected to convert the full principal balance of the Gateway Promissory Note into 566,288 warrants (see Note 10).

Registration Rights

Pursuant to a registration rights agreement entered into on December 1, 2017, the holders of the Founder Shares, Private Placement Warrants (and their underlying securities), Private Placement Units (and their underlying securities) (as defined below) and any warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of these securities are entitled to make up to two demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The underwriters of the Initial Public Offering are entitled to a deferred fee of three and one-half percent (3.5%) of the gross proceeds of the Initial Public Offering, or $7,000,000. Up to $0.05 per Unit (or up to $1,000,000) of the deferred fee may be paid to third parties (who are members of FINRA) that assist the Company in consummating its initial Business Combination. The election to make such payments to third parties will be solely at the discretion of the Company’s management team, and such third parties will be selected by the management team in their sole and absolute discretion. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement. On November 23, 2020, the underwriters agreed to waive $250,000 of the deferred fee which had been held in the Trust Account and was to be paid upon consummation of the Business Combination, resulting in an aggregate of $6,750,000 deferred underwriting fee payable as of December 31, 2020 (see Note 12). The Company recorded the waiver of the deferred fee as a credit to retained earnings in the accompanying statement of stockholders’ equity.

Contingent Forward Purchase Contract

On December 1, 2017, the strategic investor entered into a contingent forward purchase contract (the “Contingent Forward Purchase Contract”) with the Company to purchase, in a private placement for gross proceeds of $62,500,000 to occur concurrently with the consummation of the Business Combination, 6,250,000 Units on substantially the same terms as the sale of Units in the Initial Public Offering at $10.00 per Unit. In connection with previously proposed business combination transaction with GTWY Holdings, an amendment to the Contingent Forward Purchase Contract was effected on December 27, 2019 to provide that the Contingent Forward Purchase Contract would terminate as of, and contingent upon, the closing of the transaction with GTWY Holdings such that the strategic investor would instead purchase 3,000,000 units of GTWY Holdings’ equity securities (with each unit consisting of one GTWY Holdings Share and one-half of one GTWY Holdings Warrant) for a purchase price of $10.00 per unit. The Contingent Forward Purchase Contract was waived by the strategic investor in the connection with the proposed Business Combination with Ensysce.

F-24

Service Provider Agreement

From time to time the Company has entered into and may enter into agreements with various services providers and advisors, including investment banks, to help us identify targets, negotiate terms of potential Business Combinations, consummate a Business Combination and/or provide other services. In connection with these agreements, the Company may be required to pay such service providers and advisors fees in connection with their services to the extent that certain conditions, including the closing of a potential Business Combination, are met. If a Business Combination does not occur, the Company would not expect to be required to pay these contingent fees. There can be no assurance that the Company will complete a Business Combination.

NOTE 8 — STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. As of December 31, 2020 and 2019, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share. The underwriters’ election to exercise their over-allotment option expired unexercised on January 15, 2018 and, as a result, 750,000 Founder Shares were forfeited. At December 31, 2020 and 2019, there were 6,224,268 and 7,067,422 shares of common stock issued and outstanding, respectively, excluding 0 and 16,808,829 shares of common stock subject to possible redemption, respectively.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If any such registration statement has not been declared effective by the 60th business day following the closing of the Business Combination, holders of the Public Warrants shall have the right, during the period beginning on the 61st business day after the closing of the Business Combination and ending upon such registration statement being declared effective by the SEC, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of common stock issuable upon exercise of the Public Warrants, to exercise such Public Warrants on a “cashless basis.” Notwithstanding the above, if the Company’s common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	at any time during the exercise period;
●	upon a minimum of 30 days’ prior written notice of redemption;
●	if, and only if, the last sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders; and
●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

F-25

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 9 — INCOME TAXES

The Company did not have any deferred tax assets or liabilities at December 31, 2020 and 2019.

The provision for income taxes consists of the following:

	Year Ended December 31,
	2020	2019
Federal:
Current	$244,493	$556,964
Deferred	—	(1,764)

State and Local:
Current	—	—
Deferred	—	—
Change in valuation allowance	—	—
Income tax provision	$244,493	$555,200

As of December 31, 2020 and 2019, the Company did not have any of U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management determined that a valuation allowance was not required for the years ended December 31, 2020 and 2019.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	As of December 31, 2020
	2020	2019

Statutory federal income tax rate	21.0%	21.0%
True-ups	(6.9)%	(1.2)%
Change in fair value of warrant liability	(8.8)%	(58.8)%
Business Combination expenses	0.0%	69.4%
Income tax provision	5.3%	(108.4)%

F-26

For the year ended December 31, 2020, the effective tax rate differs from the statutory tax rate primarily due to the reversal of previously recorded permanent differences for transactional expenses incurred in connection with the now terminated GTWY Holdings acquisition, as well as permanent differences attributable to the change in the fair value of the warrants. For the year ended December 31, 2019, the effective tax rate differs from the statutory tax rate due to the permanent differences recorded for transactional expenses incurred with the GTWY Holdings acquisition.

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns for the year ended December 31, 2020 and 2019 remain open and subject to examination. The Company considers New York to be a significant state tax jurisdiction.

NOTE 10 — FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020 and 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$12,628,170	$195,312,177

Liabilities:
Warrant Liability – Private Warrants	3	6,260,000	7,166,250

The Private Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the accompanying balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.

The Private Warrants were valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the probability of consummation of the Business Combination. The probability assigned to the consummation of the Business Combination was determined based on the observed success rates of business combinations for special purpose acquisition companies.

The key inputs into the Black Scholes Option Pricing Model for the Private Warrants were as follows:

Input	December 31, 2020	December 31, 2019
Risk-free interest rate	0.36%	1.69%
Expected Term (years)	5.0	5.0
Probability of Business Combination	30.0%	90.0%
Expected volatility	19.7%	13.5%
Exercise price	$11.50	$11.50
Stock Price	$12.43	$10.42
Annual dividend yield	0.00%	0.00%

The following table presents the changes in the fair value of warrant liabilities:

Private Placement
Fair value as of December 31, 2018	5,733,000
Change in fair value	1,433,250
Fair value as of December 31, 2019	7,166,250
Change in fair value	(906,250)
Fair value as of December 31, 2020	$6,260,000

F-27

NOTE 11. — SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below and as described in Note 2, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 27, 2021, the Panel granted the Company’s request for continued listing of the Company’s equity securities on the Nasdaq Capital Market pursuant to an extension, subject to certain milestones, through June 1, 2021 so that the Company may seek to complete an initial business combination and regain compliance with the listing rules. If the Company does not regain compliance with the Rule by the required date, Nasdaq would delist the Company’s equity securities from the Nasdaq Capital Market.

On January 31, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Ensysce, and EB Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), relating to a proposed business combination transaction between the Company and Ensysce.

Pursuant to the Merger Agreement, Merger Sub will merge with and into Ensysce, with Ensysce surviving such merger as a wholly owned subsidiary of the Company and the stockholders of Ensysce becoming stockholders of the Company (the “Merger”).

Ensysce’s issued and outstanding share capital as of immediately prior to the Merger Effective Time will, at the closing (the “Closing”) of the transactions contemplated by the Merger Agreement (collectively, the “Transaction”), be canceled and converted into the right to receive the Company’s common stock, par value $0.0001 per share (the “LACQ Common Stock”) calculated based on an exchange ratio of 0.06585 (the “Exchange Ratio”).

The Transaction will be consummated subject to the deliverables and provisions as further described in the Merger Agreement.

On January 31, 2021, the underwriters of the Company’s initial public offering agreed to reduce the total deferred underwriting fee that is to be paid to such underwriters upon the consummation of the Company’s initial business combination to $2,000,000, which may under certain situations be payable in the form of LACQ Common Stock.

On January 31, 2021, the Company and GTWY Holdings entered into an amendment to the Gateway Promissory Note to permit conversion of all or a portion of the promissory note into warrants at a price of $1.00 per warrant. In connection with such amendment, GTWY Holdings elected to convert the full principal balance of the Gateway Promissory Note into 566,288 warrants.

On February 23, 2021, the Company entered into a fourth amendment to the Company’s Expense Advancement Agreement with its sponsors and strategic investor to increase the total amount of advances available to the Company under the agreement by $160,000. The promissory notes covering the prior loan balance in the aggregate amount of $300,000 was amended and restated on February 24, 2021 in order to reflect the incremental increase of the total amount of advances available to the Company thereunder to $460,000 and all of which increase was drawn on February 24, 2021.

F-28

LEISURE ACQUISITION CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current Assets
Cash	$18,034	$49,202
Prepaid expenses	190,400	157,483
Prepaid income taxes	19,779	19,779
Total Current Assets	228,213	226,464

Deferred tax asset	61,278	—
Cash and marketable securities held in Trust Account	12,690,899	12,628,170
TOTAL ASSETS	$12,980,390	$12,854,634

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$319,180	$260,404
Total Current Liabilities	319,180	260,404

Promissory note	—	566,288
Convertible promissory notes - related party	460,000	225,000
Warrant liability	8,307,375	6,260,000
Deferred underwriting fee payable	2,000,000	6,750,000
Total Liabilities	11,086,555	14,061,692

Commitments

Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 6,224,268 shares issued and outstanding	622	622
Additional paid-in capital	4,812,500	—
Accumulated deficit	(2,919,287)	(1,207,680)
Total Stockholders’ Equity (Deficit)	1,893,835	(1,207,058)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$12,980,390	$12,854,634

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-29

LEISURE ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2021	2020

Operating costs	$292,027	$915,183
Loss from operations	(292,027)	(915,183)

Other income (expense):
Interest earned on marketable securities held in Trust Account	229	639,954
Interest expense	—	(31,428)
Change in fair value of conversion liability	—	(10,000)
Change in fair value of warrant liability	(1,481,087)	2,184,000
Other (expense) income, net	(1,480,858)	2,782,526

(Loss) income before provision for income taxes	(1,772,885)	1,867,343
Benefit from (provision for) income taxes	61,278	(74,625)
Net (loss) income	$(1,711,607)	$1,792,718

Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	—	15,885,267

Basic and diluted net loss per share, Common stock subject to possible redemption	$—	$0.01

Basic and diluted weighted average shares outstanding, Non-redeemable common stock	6,224,268	7,065,837

Basic and diluted net loss per share, Non-redeemable common stock	$(0.27)	$0.24

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-30

LEISURE ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

THREE MONTHS ENDED MARCH 31, 2021

	Common Stock		Additional Paid in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance – January 1, 2021	6,224,268	$622	$—	$(1,207,680)	$(1,207,058)

Waiver of a portion of deferred underwriting fee	—	—	4,750,000	—	4,750,000

Amounts returned to Trust Account for excess redemptions previously withdrawn	—	—	62,500	—	62,500

Net income	—	—	—	(1,711,607)	(1,711,607)
Balance – March 31, 2021	6,224,268	$622	$4,812,500	$(2,919,287)	$1,893,835

THREE MONTHS ENDED MARCH 31, 2020

	Common Stock		Additional Paid in	Retained Earnings/ (Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit)	Equity
Balance – January 1, 2020	7,067,422	$707	$5,136,000	$(136,706)	$5,000,001

Change in value of common stock subject to possible redemption	(28,849)	4	(2,275,153)	—	(2,275,157)

Net income	—	—	—	1,792,718	1,792,718
Balance – March 31, 2020	7,038,573	$703	$2,860,847	$1,656,012	$4,517,562

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-31

LEISURE ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash Flows from Operating Activities:
Net (loss) income	$(1,711,607)	$1,792,718
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(229)	(639,954)
Change in fair value of warrant liability	1,481,087	(2,184,000)
Deferred tax benefit	(61,278)	—
Amortization of debt discount on convertible promissory note	—	31,428
Change in fair value of conversion option liability	—	10,000
Changes in operating assets and liabilities:
Prepaid expenses	(32,917)	(42,375)
Prepaid income taxes	—	74,625
Accounts payable and accrued expenses	58,776	723,170
Net cash used in operating activities	(266,168)	(234,388)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(62,500)	(1,698,862)
Cash withdrawn from Trust Account for redemption of common stock	—	136,283,492
Cash withdrawn from Trust Account for franchise taxes and income taxes	—	40,050
Net cash (used in) provided by investing activities	(62,500)	134,624,680

Cash Flows from Financing Activities:
Proceeds from convertible promissory notes – related parties	235,000	1,000,000
Redemption of common stock	—	(136,283,492)
Amounts returned to Trust Account for excess redemptions previously withdrawn	62,500	—
Net cash provided by (used in) financing activities	297,500	(135,283,492)

Net Change in Cash	(31,168)	(893,200)
Cash – Beginning	49,202	1,061,151
Cash – Ending	$18,034	$167,951

Non-Cash investing and financing activities:
Issuance of warrants in connection with conversion of promissory note	$566,288	$—
Waiver of a portion of deferred underwriting fee payable	$4,750,000	$—
Change in value of common stock subject to possible redemption	$—	$(349,857)
Due to stockholders for redemption of common stock	$—	40,000,000

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-32

LEISURE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021

(Unaudited)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Leisure Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on September 11, 2017. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization, exchangeable share transaction or other similar business transaction, with one or more operating businesses or assets (a “Business Combination”).

The Company has one subsidiary, EB Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (see Note 6).

At March 31, 2021, the Company had not yet commenced operations. All activity through March 31, 2021 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination, activities in connection with the previously proposed business combination with GTWY Holdings Limited, a Canadian corporation (“GTWY Holdings”), which was terminated on July 16, 2020 and activities in connection with the proposed business combination with Ensysce Biosciences, Inc. (“Ensysce”), which is described in Note 6.

The registration statement for the Company’s Initial Public Offering was declared effective on December 1, 2017. On December 5, 2017, the Company consummated the Initial Public Offering of 20,000,000 units (“Units” and, with respect to the common stock included in the Units, the “Public Shares”), generating gross proceeds of $200,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,825,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per warrant in a private placement to Hydra LAC, LLC, an affiliate of Hydra Management, LLC (the “Hydra Sponsor”), MLCP GLL Funding LLC, an affiliate of Matthews Lane Capital Partners, LLC (the “Matthews Lane Sponsor,” and, together with the Hydra Sponsor, the “Sponsors”), HG Vora Special Opportunities Master Fund, Ltd. (“HG Vora”) and certain members of the Company’s management team, generating gross proceeds of $6,825,000, which is described in Note 4.

Following the closing of the Initial Public Offering on December 5, 2017, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

Transaction costs amounted to $11,548,735, consisting of $4,000,000 of underwriting fees, $7,000,000 of deferred underwriting fees and $548,735 of Initial Public Offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding deferred underwriting commissions and franchise and income taxes payable on the income earned on the Trust Account) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any deposits made to the Trust Account in connection with extension payments and any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes). The per share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (see Note 6).

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Second Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsors and the Company’s other initial stockholders (collectively, the “Initial Stockholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

F-33

LEISURE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021

(Unaudited)

Notwithstanding the foregoing, the Company’s Second Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to an aggregate of 20% or more of the common stock sold in the Initial Public Offering.

The Company has until June 30, 2021 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to pay franchise and income taxes (less up to $75,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriters have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be less than the $10.00 per Unit in the Initial Public Offering.

On November 26, 2019, the Company held a special meeting pursuant to which the Company’s stockholders approved extending the Combination Period from December 5, 2019 to April 5, 2020 (the “Initial Extension Date”). In connection with the approval of the extension, stockholders elected to redeem an aggregate of 1,123,749 shares of the Company’s common stock. As a result, an aggregate of $11,583,473 (or approximately $10.31 per share) was released from the Company’s Trust Account to pay such stockholders.

The Company agreed to contribute (the “Contribution”) $0.03 for each share of the Company’s common stock that was not redeemed in connection with the extension for each of the four monthly periods covered by the extension (commencing on December 6, 2019 through the Initial Extension Date), subject to certain conditions.

On each of December 5, 2019, January 3, 2020, February 4, 2020 and March 4, 2020, the Company made a Contribution of $0.03 for each of the public shares outstanding, for an aggregate Contribution of $2,265,151, which amounts were deposited into the Trust Account.

On December 5, 2019, the Company entered into an expense advancement agreement with GTWY Holdings (the “GTWY Expense Advance Agreement”), pursuant to which GTWY Holdings committed to provide $566,288 to fund contributions to the Trust Account. The Company drew down the full amount under the GTWY Expense Advance Agreement to fund the required Contribution to the Trust Account for the period December 6, 2019 to January 5, 2020 by issuing an unsecured promissory note to GTWY Holdings. The note was converted into warrants on January 31, 2021 (see Note 6).

On January 15, 2020, the Company drew down $1,000,000 under the expense advancement agreement with the Company’s Sponsors and strategic investor dated December 1, 2017 in exchange for issuing unsecured promissory notes to fund its working capital requirements and to fund required Contributions to the Trust Account. The holders had the option to convert the promissory notes into warrants at a price of $1.00 per warrant subject to the same terms and conditions as private placement warrants. The notes were converted into warrants on June 25, 2020 (see Note 5).

On March 26, 2020, the Company held a special meeting pursuant to which the Company’s stockholders approved extending the Combination Period from April 5, 2020 to June 30, 2020 (the “Second Extension Date”). In connection with the approval of the extension, stockholders elected to redeem an aggregate of 16,837,678 shares of the Company’s common stock. As a result, an aggregate of $176,283,492 (or approximately $10.47 per share) was released from the Company’s Trust Account to pay such stockholders. Of the amount paid to redeeming stockholders, $136,283,492 was paid as of March 31, 2020 and the balance of $40,000,000 was paid on April 1, 2020.

On June 26, 2020, the Company held a special meeting pursuant to which the Company’s stockholders approved extending the Combination Period from June 30, 2020 to December 1, 2020 (the “Third Extension Date”). In connection with the approval of the extension, stockholders elected to redeem an aggregate of 776,290 shares of the Company’s common stock. As a result, an aggregate of $8,099,292 (or approximately $10.43 per share) was released from the Company’s Trust Account to pay such stockholders.

F-34

LEISURE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021

(Unaudited)

On November 24, 2020, the Company’s stockholders approved extending the Combination Period from December 1, 2020 to June 30, 2021 (the “Fourth Extension Date”). In connection with the approval of the extension, stockholders elected to redeem an aggregate of 38,015 shares of the Company’s common stock. As a result, an aggregate of $393,380 (or approximately $10.34 per share) was released from the Company’s Trust Account to pay such stockholders.

The Initial Stockholders have agreed to (i) waive their redemption rights with respect to their Founder Shares in connection with the completion of a Business Combination, (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete a Business Combination within the Combination Period and (iii) not to propose an amendment to the Company’s Second Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment.

In order to protect the amounts held in the Trust Account, the Sponsors have agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsors will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsors will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Nasdaq Notifications

On November 30, 2020, the Company received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC stating that the Company was not in compliance with Listing Rule IM-5101-2 (the “Rule”), which requires that a special purpose acquisition company complete one or more business combinations within 36 months of the effectiveness of the registration statement filed in connection with its initial public offering. Since the Company’s registration statement became effective on December 1, 2017, it was required to complete an initial business combination by no later than December 1, 2020. The Rule also provides that failure to comply with this requirement will result in the Listing Qualifications Department issuing a Staff Delisting Determination under Rule 5810 to delist the Company’s securities. In addition, the Nasdaq Notice states that the Company was not in compliance with Nasdaq’s minimum publicly held shares requirement under Listing Rule 5550(a)(4), which requires a listed company’s primary equity security to maintain a minimum of 500,000 publicly held shares.

The Listing Qualifications Department advised the Company that its securities would be subject to delisting unless the Company timely requested a hearing before an independent Hearings Panel (the “Panel”). Following a hearing before the Panel, the Panel granted the Company an extension, through June 1, 2021, to complete an initial business combination and thereby evidence compliance with all criteria for initial listing on Nasdaq. The notice stated that June 1, 2021 constituted the full extent of the Panel’s discretion in this matter.

The Company continues to work towards completion of the proposed business combination with Ensysce; however, the merger has not yet been consummated. As a result, on June 1, 2021, Nasdaq notified the Company that trading in the Company’s securities on Nasdaq would be suspended effective with the open of the market on June 3, 2021 (the “Suspension Notice”). The Company’s securities became eligible to trade on the OTC Markets system beginning on June 3, 2021. Although trading, if any, will occur in the over-the-counter market beginning June 3, 2021, the Company will remain technically listed on Nasdaq pending the expiration of all Nasdaq review and appeal processes. The Company believes completion of the merger will enable it to evidence Nasdaq listing compliance by June 30, 2021; however, there can be no assurance that the Company’s proposed merger with Ensysce will be completed or that the Company’s securities will trade on Nasdaq upon completion of the merger.

In addition, and prior to the issuance of Suspension Notice, on May 25, 2021, the Company received formal notice from the Staff indicating that the Company’s failure to timely file its Form 10-Q with the SEC, as required by Nasdaq Listing Rule 5250(c)(1) (the “Filing Requirement”), could serve as a separate basis for suspension and delisting of the Company’s securities from Nasdaq. The Company was granted the opportunity to submit a plan to regain compliance with the Filing Requirement for the Panel’s review by no later than June 1, 2021 and, notwithstanding the Suspension Notice, submitted that plan and filed the Form 10-Q in accordance with that plan.

The Company was unable to complete the merger with Ensysce or to timely file the Form 10-Q with the SEC due to the additional time required by the Company to determine and otherwise address the appropriate accounting treatment for the Company’s warrants, as a result of the SEC statement released on April 12, 2021, entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). The SEC Statement provided guidance to all SPAC-related companies regarding the appropriate accounting for and reporting of warrants in their financial statements.

See “Risk Factors— The Nasdaq may not continue to list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.”

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Going Concern

As of March 31, 2021, the Company had $18,034 in its operating bank accounts, $12,690,899 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $163,896, which excludes $72,929 of prepaid income and franchise taxes.

As of March 31, 2021, the Company there was no remaining amounts available for drawdown under the Company’s expense advancement agreement with the Company’s Sponsors and HG Vora (see “Related Party Loans” in Note 5).

The Company will need to raise additional capital through loans or additional investments from its Sponsors, HG Vora, stockholders, officers, directors, or third parties. The Company’s Sponsors and HG Vora may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through June 30, 2021, the date that the Company will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

F-35

LEISURE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021

(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020, as filed with the SEC on June 7, 2021, which contains the audited financial statements and notes thereto. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company and which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from the Company’s estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less, when purchased, to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

At March 31, 2021 and December 31, 2020, the assets held in the Trust Account were substantially held in a money market fund that invests primarily in U.S. Treasury Bills. During the three months ended March 31, 2021, the Company did not make any withdrawals of interest income from the Trust Account.

Derivative Instruments

The Company accounts for debt and equity issuances as either equity-classified or liability-classified instruments based on an assessment of the instruments specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the instruments and as of each subsequent quarterly period end date while the instruments are outstanding.

For issued or modified instruments that meet all of the criteria for equity classification, the instruments are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified instruments that do not meet all the criteria for equity classification, the instruments are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the instruments are recognized as a non-cash change in the fair value of warrant liability on the condensed consolidated statements of operations.

Income Taxes

The Company complies with the accounting and reporting requirements of Accounting Standards Codification (“ASC”) Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

F-36

LEISURE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021

(Unaudited)

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The effective tax rate of 3% and 4% differs from the statutory tax rate of 21% for the three months ended March 31, 2021 and 2021 primarily due to the effect of the permanent differences attributable to the change in the fair value of the warrants.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Loss Per Common Share

Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 18,391,289 shares in the calculation of diluted loss per share, since the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per common share, basic and diluted, for Common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.

Net loss per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	For three months ended March 31,
	2021	2020
Common stock subject to possible redemption
Numerator: Earnings attributable to Common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$—	$—
Less: interest available to be withdrawn for payment of taxes	—	—
Net income	$—	$—
Denominator: Weighted Average Common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	—	15,885,267
Basic and diluted net income per share	$—	$0.00

Non-Redeemable Common Stock
Numerator: Net (Loss) Income minus Net Earnings
Net (loss) income	$(1,711,607)	$1,792,718
Less: Net income attributable to Common stock subject to possible redemption	—	—
Non-redeemable net (loss) income	$(1,711,607)	$1,792,718
Denominator: Weighted Average Non-redeemable common stock
Basic and diluted weighted average shares outstanding	6,224,268	6,375,178
Basic and diluted net (loss) income per share	$(0.27)	$0.28

F-37

LEISURE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution, which, at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement” (“ASC 820”), approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature, except for the Private Placement Warrants, the working capital warrants issued on conversion of its convertible promissory note and the warrants issued on conversion of the amounts outstanding under the Gateway Promissory Note (collectively, the “Private Warrants”).

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

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LEISURE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock, and one-half of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 (see Note 8).

4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, affiliates of the Hydra Sponsor and Matthews Lane Sponsor, HG Vora and certain members of management purchased an aggregate of 6,825,000 Private Placement Warrants at $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,825,000. Each Private Placement Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the common stock issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

5. RELATED PARTY TRANSACTIONS

Founder Shares

On September 11, 2017, the Company issued an aggregate of 7,187,500 shares of common stock to the Initial Stockholders (“Founder Shares”) for an aggregate purchase price of $25,000. On December 5, 2017, certain of the Initial Stockholders surrendered and returned to the Company, for nil consideration, an aggregate of 1,437,500 Founder Shares, which were cancelled, leaving an aggregate of 5,750,000 Founder Shares outstanding. The 5,750,000 Founder Shares included an aggregate of up to 750,000 shares subject to forfeiture by the Initial Stockholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Stockholders would own 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters’ election to exercise their over-allotment option expired unexercised on January 15, 2018 and, as a result, 750,000 Founder Shares were forfeited, resulting in 5,000,000 Founder Shares outstanding.

The Initial Stockholders have agreed, subject to certain exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (i) one year after the date of the completion of a Business Combination, or (ii) the date on which the last sales price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after a Business Combination, or earlier, in each case, if subsequent to a Business Combination, the Company completes a subsequent liquidation, merger, stock exchange, or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

F-39

LEISURE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Administrative Services Agreement

The Company entered into an agreement whereby, commencing on December 1, 2017 through the earlier of the completion of a Business Combination or the Company’s liquidation, the Company would pay Hydra Sponsor a monthly fee of up to $10,000 for office space, utilities and secretarial and administrative support. For the three months ended March 31, 2020, the Company incurred $30,000 in fees for these services. Effective June 30, 2020, Hydra Sponsor agreed to stop charging the Company the monthly administrative fee and forgave the $71,000 outstanding balance due.

Related Party Loans

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Hydra Sponsor, an affiliate of the Matthews Lane Sponsor and HG Vora (the “Funding Parties”) loaned an aggregate of $1,000,000 to the Company, in accordance with unsecured promissory notes issued on January 15, 2020 to the Funding Parties, pursuant to an expense advancement agreement dated December 1, 2017 which were subsequently converted by the holders into warrants on June 25, 2020. The expense advancement agreement was amended to increase the total amount of advances available to the Company under the agreement by an additional $300,000, of which the Company drew down $225,000 pursuant to promissory notes issued in October and November 2020 and $75,000 was drawn down on February 1, 2021. On February 23, 2021, the expense advancement agreement was further amended to increase the loan commitment amount by an additional $160,000 which was drawn down on February 24, 2021. The Funding Parties may, but are not obligated to, loan the Company additional funds from time to time or at any time, as may be required (“Working Capital Loans”). Under the expense advancement agreement, the Working Capital Loans would either be paid upon completion of a Business Combination, without interest, or, at the holder’s discretion could be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

As of March 31, 2021, there was $460,000 outstanding under the Working Capital Loans.

6. COMMITMENTS

GTWY Holdings Promissory Note

On December 5, 2019, the Company entered into the GTWY Expense Advancement Agreement, pursuant to which GTWY Holdings committed to provide $566,288 to fund contributions to the Trust Account. The Company drew down the full amount under the GTWY Expense Advancement Agreement to fund the required Contribution to the Trust Account for the period December 6, 2019 to January 5, 2020 by issuing an unsecured promissory note that was not interest-bearing to GTWY Holdings (the “Gateway Promissory Note”). The Gateway Promissory Note provided for repayment out of the proceeds of the Trust Account released to the Company if the Company completes an initial Business Combination and, otherwise, out of funds held by the Company outside the Trust Account. On January 31, 2021, the Company and GTWY Holdings entered into an amendment to the Gateway Promissory Note to permit conversion of the promissory note into warrants at a price of $1.00 per warrant. In connection with such amendment, GTWY Holdings elected to convert the full principal balance of the Gateway Promissory Note into 566,288 warrants.

Registration Rights

Pursuant to a registration rights agreement entered into on December 1, 2017, the holders of the Founder Shares, Private Placement Warrants (and their underlying securities), Private Placement Units (and their underlying securities) (as defined below) and any warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of these securities are entitled to make up to two demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

F-40

LEISURE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Underwriters Agreement

The underwriters of the Initial Public Offering are entitled to a deferred fee of three and one-half percent (3.5%) of the gross proceeds of the Initial Public Offering, or $7,000,000. Up to $0.05 per Unit (or up to $1,000,000) of the deferred fee may be paid to third parties (who are members of FINRA) that assist the Company in consummating its initial Business Combination. The election to make such payments to third parties will be solely at the discretion of the Company’s management team, and such third parties will be selected by the management team in their sole and absolute discretion. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement. On November 23, 2020, the underwriters agreed to waive $250,000 of the deferred fee which had been held in the Trust Account and was to be paid upon consummation of the Business Combination, resulting in an aggregate of $6,750,000 deferred underwriting fee payable as of December 31, 2020. On January 31, 2021, the underwriters agreed to waive $4,750,000 of the deferred fee which had been held in the Trust Account and was to be paid upon consummation of the Business Combination, resulting in an aggregate of $2,000,000 deferred underwriting fee payable as of March 31, 2021.

Contingent Forward Purchase Contract

On December 1, 2017, the strategic investor entered into a contingent forward purchase contract (the “Contingent Forward Purchase Contract”) with the Company to purchase, in a private placement for gross proceeds of $62,500,000 to occur concurrently with the consummation of the Business Combination, 6,250,000 Units on substantially the same terms as the sale of Units in the Initial Public Offering at $10.00 per Unit. In connection with previously proposed business combination transaction with GTWY Holdings, an amendment to the Contingent Forward Purchase Contract was effected on December 27, 2019 to provide that the Contingent Forward Purchase Contract would terminate as of, and contingent upon, the closing of the transaction with GTWY Holdings such that the strategic investor would instead purchase 3,000,000 units of GTWY Holdings’ equity securities (with each unit consisting of one GTWY Holdings Share and one-half of one GTWY Holdings Warrant) for a purchase price of $10.00 per unit. The Contingent Forward Purchase Contract was waived by the strategic investor in the connection with the proposed Business Combination with Ensysce.

Service Provider Agreement

From time to time the Company has entered into and may enter into agreements with various services providers and advisors, including investment banks, to help us identify targets, negotiate terms of potential Business Combinations, consummate a Business Combination and/or provide other services. In connection with these agreements, the Company may be required to pay such service providers and advisors fees in connection with their services to the extent that certain conditions, including the closing of a potential Business Combination, are met. If a Business Combination does not occur, the Company would not expect to be required to pay these contingent fees. There can be no assurance that the Company will complete a Business Combination.

Merger Agreement

On January 31, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Ensysce, and EB Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), relating to a proposed business combination transaction between the Company and Ensysce.

Pursuant to the Merger Agreement, Merger Sub will merge with and into Ensysce, with Ensysce surviving such merger as a wholly owned subsidiary of the Company and the stockholders of Ensysce becoming stockholders of the Company (the “Merger”).

Ensysce’s issued and outstanding share capital as of immediately prior to the Merger Effective Time will, at the closing (the “Closing”) of the transactions contemplated by the Merger Agreement (collectively, the “Transaction”), be canceled and converted into the right to receive the Company’s common stock, par value $.0001 per share (the “LACQ Common Stock”) calculated based on an exchange ratio of 0.06585 (the “Exchange Ratio”).

The Transaction will be consummated subject to the deliverables and provisions as further described in the Merger Agreement.

Warrant Surrender Agreement

On January 31, 2021, in connection with entering into the Merger Agreement, the Company entered into a Warrant Surrender Agreement, by and among Company and the Sponsors, pursuant to which each of the Sponsors agreed to irrevocably forfeit and surrender 250,000 Private Placement Warrants immediately prior to, and contingent upon, the Closing of the Transaction.

7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. As of March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share. The underwriters’ election to exercise their over-allotment option expired unexercised on January 15, 2018 and, as a result, 750,000 Founder Shares were forfeited. At March 31, 2021 and December 31, 2020, there were 6,224,268 shares of common stock issued and outstanding.

F-41

LEISURE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

8. WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If any such registration statement has not been declared effective by the 60th business day following the closing of the Business Combination, holders of the Public Warrants shall have the right, during the period beginning on the 61st business day after the closing of the Business Combination and ending upon such registration statement being declared effective by the SEC, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of common stock issuable upon exercise of the Public Warrants, to exercise such Public Warrants on a “cashless basis.” Notwithstanding the above, if the Company’s common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	at any time during the exercise period;
●	upon a minimum of 30 days’ prior written notice of redemption;
●	if, and only if, the last sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders; and
●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

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LEISURE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2021	December 31, 2020
Assets:
Cash and marketable securities held in Trust Account	1	$12,690,899	$12,628,170

Liabilities:
Warrant Liability – Private Warrants	3	8,307,375	6,260,000

The Private Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the accompanying balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.

The Private Warrants were valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the probability of consummation of the Business Combination. The probability assigned to the consummation of the Business Combination was determined based on the observed success rates of business combinations for special purpose acquisition companies.

The key inputs into the Black Scholes Option Pricing Model for the Private Warrants were as follows:

Input	March 31, 2021	December 31, 2020
Risk-free interest rate	0.92%	0.36%
Expected Term (years)	5.0	5.0
Probability of Business Combination	30.0%	30.0%
Expected volatility	19.6%	19.7%
Exercise price	$11.50	$11.50
Stock Price	$13.08	$12.43
Annual dividend yield	0.00%	0.00%

The following table presents the changes in the fair value of warrant liabilities:

Fair value as of December 31, 2020	$6,260,000
Change in fair value	2,047,375
Fair value as of March 31, 2021	$8,307,375

10. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

F-43

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

ENSYSCE BIOSCIENCES, INC.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Ensysce Biosciences, Inc. (“Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company does not have revenue generating activities and is dependent on additional financing to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2017.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 15, 2021

F-44

Ensysce Biosciences, Inc.

Consolidated Balance Sheets

As of December 31, 2020 and 2019

	2020	2019
Assets
Current assets:
Cash and cash equivalents	$194,214	$341,536
Unbilled receivable	-	173,552
Right-of-use asset	23,538	-
Prepaid expenses and other current assets	130,124	103,502
Total current assets	347,876	618,590
Property and equipment, net	151	351
Other assets	3,780	5,000
Total assets	$351,807	$623,941
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,724,598	$540,778
Accrued expenses and other liabilities	344,792	1,491,660
Lease liability	25,500	-
Notes payable and accrued interest	4,245,082	2,621,407
Embedded derivative on convertible notes	670,262	2,646,347
Total current liabilities	7,010,234	7,300,192
Total liabilities	7,010,234	7,300,192
Commitments and contingencies (Note 6)
Stockholders’ deficit
Preferred stock, $0.000025 par value, 50,000,000 shares authorized, no shares issued and outstanding at December 31, 2020 and 2019	-	-
Common stock, $0.000025 par value, 500,000,000 shares authorized; 239,465,160 shares issued and outstanding at December 31, 2020 and 2019	5,987	5,987
Additional paid-in capital	49,511,927	49,333,248
Accumulated deficit	(55,958,716)	(56,015,486)
Total Ensysce Biosciences, Inc. stockholders’ deficit	(6,440,802)	(6,676,251)
Noncontrolling interest in stockholders’ deficit	(217,625)	-
Total stockholders’ deficit	(6,658,427)	(6,676,251)
Total liabilities and stockholders’ deficit	$351,807	$623,941

The accompanying notes are an integral part of these consolidated financial statements.

F-45

Ensysce Biosciences, Inc.

Consolidated Statements of Operations

For the Years Ended December 31, 2020 and 2019

	Years Ended December 31,
	2020	2019
Federal grants	$3,931,209	$1,763,961
Operating expenses:
Research and development	4,389,579	3,402,301
General and administrative	1,154,917	6,929,904
Total operating expenses	5,544,496	10,332,205

Loss from operations	(1,613,287)	(8,568,244)

Other income (expense):
Change in fair value of derivative liability	2,447,908	(575,087)
Interest expense	(995,496)	(958,949)
Total other income (expense), net	1,452,412	(1,534,036)

Net loss	$(160,875)	$(10,102,280)
Net loss attributable to noncontrolling interests	$(217,645)	$-
Net income (loss) attributable to common stockholders	$56,770	$(10,102,280)
Net income (loss) per basic share:
Net income (loss) per share attributable to common stockholders, basic	$0.00	$(0.04)
Weighted average common shares outstanding, basic	239,465,160	239,465,160
Net income (loss) per diluted share:
Net income (loss) per share attributable to common stockholders, diluted	$0.00	$(0.04)
Weighted average common shares outstanding, diluted	250,682,575	239,465,160

The accompanying notes are an integral part of these consolidated financial statements.

F-46

Ensysce Biosciences, Inc.

Consolidated Statements of Changes in Stockholders’ Deficit

For the Years Ended December 31, 2020 and 2019

	Stockholders’ Deficit
	Common Stock		Additional
	Number of Shares	Amount	Paid-In Capital	Accumulated Deficit	Noncontrolling interest	Total
Balance on December 31, 2018	239,465,160	$5,987	$43,287,315	$(45,913,206)	$-	$(2,619,904)

Issuance of common stock warrants	-	-	10,500	-	-	10,500
Stock-based compensation	-	-	6,035,433	-	-	6,035,433
Net loss	-	-	-	(10,102,280)	-	(10,102,280)

Balance on December 31, 2019	239,465,160	$5,987	$49,333,248	$(56,015,486)	$-	$(6,676,251)

Stock-based compensation	-	-	178,679	-	-	178,679
Contribution from noncontrolling interest	-	-	-	-	20	20
Net income (loss)	-	-	-	56,770	(217,645)	(160,875)

Balance on December 31, 2020	239,465,160	$5,987	$49,511,927	$(55,958,716)	$(217,625)	$(6,658,427)

The accompanying notes are an integral part of these consolidated financial statements.

F-47

Ensysce Biosciences, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2020 and 2019

	Years Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(160,875)	$(10,102,280)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	201	201
Accrued interest	381,886	292,260
Accretion of discounts on promissory notes	613,610	666,689
Change in fair value of embedded derivative	(2,447,908)	575,087
Stock-based compensation	178,679	6,035,433
Lease cost	1,962
Changes in operating assets and liabilities:
Accounts receivable	173,552	(173,552)

Prepaid expenses and other assets	(25,401)	70,332
Accounts payable	1,183,820	372,928
Accrued expenses and other liabilities	(1,146,868)	1,327,639
Net cash used in operating activities	(1,247,342)	(935,263)
Cash flows from financing activities:
Proceeds from issuance of promissory notes	700,000	400,000
Proceeds from issuance of promissory notes to related party	400,000	100,000
Contribution from noncontrolling interest	20	-

Net cash provided by financing activities	1,100,020	500,000
Decrease in cash and cash equivalents	(147,322)	(435,263)
Cash and cash equivalents beginning of period	341,536	776,799
Cash and cash equivalents end of period	$194,214	$341,536

Supplemental cash flow information:
Income tax payments	$1,600	$1,600

Supplemental disclosure of non-cash investing and financing activities:
Adoption of ASC 842	$25,500	$-
Fair value of embedded derivative at issuance	$471,823	$414,188

The accompanying notes are an integral part of these consolidated financial statements.

F-48

ENSYSCE BIOSCIENCES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES

Ensysce Biosciences, Inc. (“Ensysce”), along with its subsidiary, Covistat Inc. (“Covistat”) and its wholly owned subsidiary EBI Operating, Inc. (collectively, the “Company”), is engaged in the development of small and large molecule drug delivery platforms targeting pain and cancer markets. The primary focus of the Company is its small molecule program developing abuse and overdose resistant pain technology with a clinical stage program being the abuse resistant, TAAPTM (Trypsin Activated Abuse Protection) opioid product candidate, PF614. In addition, the Company is developing its MPARTM (Multi-Pill Abuse Resistant) technology for overdose protection which will be applied to the PF614 program. In 2019, the Company commenced development work applying its TAAP and MPAR technology to a methadone prodrug for use in the treatment of Opioid Use Disorder (OUD). The Company has also developed a delivery platform for large biomolecules utilizing single walled carbon nanotubes (SWCNT) to produce intravenously delivered immunology and gene therapy products.

The Company currently operates in one business segment, which is pharmaceuticals. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker, the Chief Executive Officer.

In March 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus as a “pandemic”. First identified in late 2019 and known now as COVID-19, the outbreak has impacted millions of individuals worldwide. In response, many countries have implemented measures to combat the outbreak which have impacted global business operations. As of the date of issuance of the consolidated financial statements, the Company’s operations have not been significantly impacted; however, the Company continues to monitor the situation. No impairments were recorded as of the balance sheet date as no triggering events or changes in circumstances had occurred as of year-end; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while the Company’s results of operations, cash flows and financial condition could be negatively impacted, the extent of the impact cannot be reasonably estimated at this time.

In June 2020, the Company commenced an initiative to develop a therapeutic for the treatment of certain coronavirus infections through the formation of a separate entity, Covistat, Inc., a Delaware corporation. Pursuant to the articles of incorporation, Covistat was authorized to issue 1,000,000 shares of common stock, $0.001 par value per share, and 100,000 shares of preferred stock, $0.001 par value per share. Ensysce is a 79.2% shareholder in Covistat, with 19.8% and 1.0% of the shares held by certain key personnel of the Company and an unrelated party, respectively.

NOTE 2 - BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of Ensysce Biosciences, Inc. and its subsidiaries. All intercompany balances and transactions have been eliminated in the consolidation.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has not generated any product revenue and has not achieved profitable operations and is not expected to do so in 2021. The Company has experienced net losses since inception, had net cash outflows used in operating activities of $1.2 million for the year ended December 31, 2020, and had a working capital deficit of $6.7 million and an accumulated deficit of $56.0 million at December 31, 2020. There is no assurance that profitable operations will ever be achieved, and, if achieved, could be sustained on a continuing basis. Product development activities, clinical and pre-clinical testing, and commercialization of the Company’s product candidates are necessary to develop the Company’s products and will require significant additional financing. Cash on hand as of March 2021 is not expected to be sufficient to meet the cash flow needs to continue these product development activities throughout 2021 without additional capital. Management estimates additional funding will be required over the next 12 months to continue development of drug candidates. There can be no assurance the Company will be able to obtain such funds. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

F-49

ENSYSCE BIOSCIENCES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In December 2020, the Company executed a share subscription facility with an investment group. Under the agreement, the investor agreed to provide the Company with a share subscription facility of up to $60.0 million for a 36-month term following the public listing of the Company’s common stock. The Company will control the timing and maximum amount of drawdown under this facility and has no minimum drawdown obligation. The investor will pay, in cash, a per-share amount equal to 90% of the average daily closing price of the Company’s stock during the 30 consecutive trading days prior to the issuance of a draw notice, which shall not exceed 400% of the average trading volume for the 30 trading days immediately preceding the draw down date. Concurrent with a public listing of the Company’s shares, the Company will issue warrants to the investor to purchase outstanding common stock of Ensysce. The number of warrants issued will be equal to 4% of the common shares outstanding on a fully diluted basis as of the public listing date. The Company must pay a commitment fee to the investor of $1.2 million with $800,000 due on the first anniversary of the public listing date and $400,000 due on the 18-month anniversary of the public listing date. The commitment fee can be paid from the proceeds of a draw against the facility or in freely tradable common stock of the Company. Additionally, in January 2021, the Company executed a definitive merger agreement with Leisure Acquisition Corp, a special purpose acquisition company (“SPAC”) to effect a public listing of its stock. The agreement with the SPAC has not resulted in the Company’s shares being publicly listed; the consummation of the merger is contingent on customary regulatory filings and shareholder approval. Refer to Note 12 for additional details.

While the Company believes that, with adequate financial resources, it will be able to ultimately generate revenues from products and services, and further develop and launch its product portfolio, the Company’s current cash position is not sufficient to support its plans. While the Company believes in the viability of its strategy to ultimately realize revenues and in its ability to raise additional funds, management cannot be certain that additional funding will be available on acceptable terms, or at all. The Company’s ability to continue as a going concern is dependent upon its ability to obtain adequate financing beyond the limited funding it has received during the year ended December 31, 2020, primarily from a related party, and achieve profitable operations. As a result, these plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern for a period of 12 months following the date these financial statements were issued.

The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Immaterial Correction of Error

In February 2021, the Company concluded that due to an error in the measurement of the fair value of embedded derivatives as of December 31, 2019, the 2019 balance sheet would be adjusted. The change resulted in an increase in the fair value of the embedded derivatives of approximately $269,000 with a corresponding increase in the change in fair value of derivative liabilities presented in the consolidated statement of operations.

The Company, in consultation with the Audit Committee of the Board of Directors, evaluated the effect of these adjustments on the Company’s consolidated financial statements under ASC 250, Accounting Changes and Error Corrections and Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements and determined it was not necessary to recall its previously issued consolidated financial statements as the errors did not materially misstate any previously issued consolidated financial statements and the correction of the errors in the current fiscal year is also not material. The Company looked at both quantitative and qualitative characteristics of the required corrections.

Reclassification

The Company reclassified $11,331 of accrued and unpaid interest on convertible debt from notes payable to accrued expenses and other liabilities in order to consistently present its consolidated financial statements. The reclassification did not impact net income.

F-50

ENSYSCE BIOSCIENCES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates and Assumptions

Preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and disclosed in the accompanying notes. Actual results may differ from those estimates and such differences may be material to the consolidated financial statements. The more significant estimates and assumptions by management include, but are not limited to, the valuation allowance of deferred tax assets resulting from net operating losses, the valuation of common stock, warrants, options to purchase the Company’s common stock, and the debt with embedded derivative instruments in notes payable.

Cash and Cash Equivalents

For purposes of the consolidated balance sheets and consolidated statements of cash flows, the Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Concentrations of credit risk and off-balance sheet risk

Cash and cash equivalents are financial instruments that are potentially subject to concentrations of credit risk. The Company’s cash and cash equivalents are deposited in accounts at large financial institutions, and amounts may exceed federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash and cash equivalents are held. The Company has no financial instruments with off-balance sheet risk of loss.

Earnings per Share

The basic earnings per share is calculated by dividing the Company’s net income or loss attributable to common stockholders by the weighted average number of common shares outstanding during the year. The diluted earnings per share is calculated by dividing the Company’s net income attributable to common stockholders by the diluted weighted average number of shares outstanding during the year, determined using the treasury stock method and the average stock price during the year. A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows:

	Years Ended December 31,
	2020	2019
Numerator:
Net income (loss) attributable to common stockholders	$56,770	$(10,102,280)

Denominator:
Weighted average shares outstanding, basic	239,465,160	239,465,160
Weighted average dilutive stock options	11,217,415	-
Weighted average shares outstanding, diluted	250,682,575	239,465,160

Net income (loss) per share attributable to common stockholders, basic	$0.00	$(0.04)
Net income (loss) per share attributable to common stockholders, diluted	0.00	(0.04)

The following weighted average shares have been excluded from the calculations of diluted weighted average shares outstanding because they would have been anti-dilutive:

	Years Ended December 31,
	2020	2019
Stock options	55,281,877	78,976,701
Warrants	300,000	236,986
Total	55,581,877	79,213,687

Property and Equipment

Property and equipment include office and laboratory equipment that is recorded at cost and depreciated using the straight-line method over the estimated useful lives of five to six years. Depreciation expense of approximately $201 and $201 was recognized for the years ended December 31, 2020 and 2019, respectively, and is classified in general and administrative expense in the accompanying consolidated statements of operations.

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company will recognize an impairment loss only if the carrying amount is not recoverable through its undiscounted cash flows and measure any impairment loss based on the difference between the carrying amount and estimated fair value. There were no such losses for the years ended December 31, 2020 and December 31, 2019.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to interest rate, market, or foreign currency risks. The Company evaluates all of its financial instruments, including notes payable, to determine whether such instruments are derivatives or contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract and the features of the derivatives. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the consolidated statement of operations each period. Bifurcated embedded derivatives are classified with the related host contract in the Company’s consolidated balance sheet.

F-51

ENSYSCE BIOSCIENCES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

During the years ended December 31, 2020 and 2019, the Company entered into a series of notes that were determined to have embedded derivative instruments in the form of a contingent put option. The notes are recognized at the value of proceeds received after allocating issuance proceeds to the bifurcated contingent put option. The notes are subsequently measured at amortized cost using the effective interest method to accrete interest over their term to bring the notes’ initial carrying value to their principal balance at maturity. The bifurcated put option is initially measured at fair value and subsequently measured at fair value with changes in fair value recognized as a component of other expenses in the consolidated statements of operations (see Note 7). The notes and the contingent put option are classified as either long-term or short-term liabilities based on the maturity date of the related loan.

Federal Grants

In September 2018, the National Institutes of Health (“NIH”) through the National Institute on Drug Abuse awarded the Company a research and development grant related to the development of its MPAR overdose prevention technology (the “MPAR Grant”). The total approved budget for the two-year period was approximately $5.4 million ($3.2 million and $2.2 million in years 1 and 2 respectively) of which the Company must contribute $1.1 million in the first year of the grant. In August 2019, the grant was amended such that the approved budget for the two-year period decreased to approximately $5.1 million ($2.1 million and $3.0 million in years 1 and 2, respectively).

In September 2019, the NIH/National Institute on Drug Abuse awarded the Company a second research and development grant related to the development of its TAAP/MPAR abuse deterrent technology (the “TAAP/MPAR Grant”). The total approved budget for the two-year period was approximately $5.4 million.

The Company concluded the government grants are not within the scope of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”), as government entities do not meet the definition of a “customer” as defined by ASC 606, as there is not considered to be a transfer of control of goods or services to the government entity funding the grant. Additionally, the Company has concluded the government grants do not meet the definition of a contribution and is a non-reciprocal transaction, therefore, ASC 958-605, Not-for-Profit-Entities-Revenue Recognition does not apply, as the Company is a business entity, and the grant is with a governmental agency. Revenues from the grants are based upon internal costs incurred that are specifically covered by the grants, plus an additional rate that provides funding for overhead expenses. Revenue is recognized when the Company incurs costs related to the grants. The Company believes this policy is consistent with the overarching premise in ASC 606, applied by analogy, to ensure that it recognizes revenues to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services, even though there is no “exchange” as defined in ASC 606. The Company believes the recognition of revenue as costs are incurred and amounts become due is analogous to the concept of transfer of control of a service over time under ASC 606.

Revenue recognized under the MPAR Grant was approximately $3,037,234 and $1,706,508 during the years ended December 31, 2020 and 2019, respectively. Revenue recognized under the TAAP/MPAR Grant was approximately $893,975 and $57,453 during the years ended December 31, 2020 and 2019, respectively.

Amounts requested or eligible to be requested through the NIH payment management system, but for which cash has not been received, are presented as an unbilled receivable on the Company’s consolidated balance sheet. As all amounts are expected to be remitted timely, no valuation allowances are recorded.

Research and Development Costs

The Company’s research and development expenses consist primarily of third-party research and development expenses, consulting expenses, animal and clinical studies, and any allocable direct overhead, including facilities and depreciation costs, as well as salaries, payroll taxes, and employee benefits for those individuals directly involved in ongoing research and development efforts. Research and development expenses are charged to expense as incurred. Payments made prior to the receipt of goods or services to be used in research and development are capitalized until the goods or services are received.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel costs associated with the Company’s executive, finance, human resources, compliance, and other administrative personnel, as well as accounting and legal professional services fees.

F-52

ENSYSCE BIOSCIENCES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Fair Value Measurement

ASC 820, Fair Value Measurements, (“ASC 820”) provides guidance on the development and disclosure of fair value measurements. Under this accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:

Level 1:	Quoted prices in active markets for identical assets or liabilities.
Level 2:	Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.
Level 3:	Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The Company evaluates assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them for each reporting period. This determination requires significant judgments to be made by the Company.

ASC 820 requires all entities to disclose the fair value of financial instruments, both assets and liabilities, for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2020 and 2019, the recorded values of cash and cash equivalents, prepaid expenses, accounts payable, and accrued expenses and other liabilities approximate their fair values due to the short-term nature of these items.

The carrying value of outstanding notes payable approximates the estimated aggregate fair value as the embedded contingent put option is recognized at fair value and classified with the debt host. The put option allows certain notes payable to be converted into common stock, contingent upon completion of an equity financing transaction with gross proceeds above certain thresholds. The fair value estimate of the embedded put option is based on the probability-weighted discounted value of the put feature and represents a Level 3 measurement. Significant assumptions used to determine the fair value of the put feature include the estimated probability of exercise of the put option and the discount rate used to calculate fair value. The estimated probability of exercise is based on management’s expectation for future equity financing transactions. The discount rate is based on the weighted average effective yield of notes payable previously issued by the Company, adjusted for changes in market yields of healthcare sector CCC-rated debt. As of December 31, 2020, assumptions included a probability of exercise of the put option of 10% and a discount rate of 42.9%. As of December 31, 2019, assumptions included a probability of exercise of the put option of 80% and a discount rate range of 65.5% to 93.1%, with a weighted-average discount rate of 66.4%. The decrease during 2020 in the estimated probability of exercise of the put option reflects greater expectation for an initial public offering or reverse merger transaction, which would not trigger the put option. Beginning in late 2020, the Company held discussions with various public companies and SPACs about potential mergers to effect a public listing of the Company’s stock and executed the GEM Agreement to provide a source of funding following such public listing of the Company’s stock.

The following table presents assets and liabilities measured and recorded at fair value on the Company’s consolidated balance sheets on a recurring basis:

	December 31, 2020
	Total	Level 1	Level 2	Level 3
Contingent put option	$670,262	$-	$-	$670,262
Total	$670,262	$-	$-	$670,262

	December 31, 2019
	Total	Level 1	Level 2	Level 3
Contingent put option	$2,646,347	$-	$-	$2,646,347
Total	$2,646,347	$-	$-	$2,646,347

The following table summarizes the change in fair value of the Company’s Level 3 contingent put options:

	December 31,
	2020	2019
Beginning fair value	$2,646,347	$1,657,072
Issuance	471,823	414,188
Change in fair value	(2,447,908)	575,087
Ending fair value	$670,262	$2,646,347

See Note 7 for further details on the embedded contingent put option.

F-53

ENSYSCE BIOSCIENCES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Stock-based Compensation

The Company expenses stock-based compensation over the requisite service period based on the estimated grant-date fair value of the awards using a graded amortization approach. The Company accounts for forfeitures as they occur.

The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. For the years ended December 31, 2020 and 2019, stock-based compensation costs are recorded in general and administrative expenses in the consolidated statements of operations.

Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.

Recently Adopted Accounting Pronouncements

In August 2018, the Financial Accounting Standards Board (“the FASB”) issued ASU 2018-13, Fair Value Measurement (Topic 820), – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. The Company adopted ASU 2018-13 on January 1, 2020 with no material impact to the consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), and has since issued amendments thereto, related to the accounting for leases (collectively referred to as “ASC 842”). ASC 842 establishes a right-of-use, or ROU, model that requires a lessee to record a ROU asset and a lease liability on the consolidated balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the consolidated statement of operations. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. Entities have the option to continue to apply historical accounting under Topic 840, including its disclosure requirements, in comparative periods presented in the year of adoption. An entity that elects this option will recognize a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption instead of the earliest period presented. The Company adopted ASU 2016-02 on January 1, 2020 with no material impact to the consolidated financial statements.

Recently Issued Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (“ASU 2019-12”), which simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The guidance is effective for fiscal years beginning after December 31, 2021 and interim periods within that year. Early adoption is permitted. The Company is evaluating the impact of ASU 2019-12 on the consolidated financial statements.

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ENSYSCE BIOSCIENCES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Topic 470) to address issues identified as a result of the complexity with applying GAAP for certain financial instruments with characteristics of liabilities and equity. The FASB decided to reduce the number of accounting models for convertible debt instruments and convertible preferred stock, resulting in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Certain types of convertible instruments will continue to be subject to separation models: (a) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (b) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. For convertible instruments, the contracts primarily affected are those with beneficial conversions or cash conversion features as the accounting models for those specific features have been removed. For contracts in an entity’s own equity, the contracts primarily affected are freestanding instruments and embedded features that are accounted for as derivatives due to a failure to meet the settlement conditions of the derivatives scope exceptions. The FASB simplified the settlement assessment by removing the requirements to (a) consider whether the contract would be settled in registered shares, (b) to consider whether collateral is required to be posted, and (c) assess shareholder rights. The FASB also decided to enhance information transparency by making targeted improvements to the disclosures for convertible instruments and earnings-per-share guidance. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 and early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. Entities must adopt the guidance as of the beginning of its annual fiscal year and a modified retrospective or fully retrospective transition approach is permitted. The Company is evaluating the impact of ASU 2020-06 on the consolidated financial statements.

NOTE 4 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	As of December 31,
	2020	2019
Prepaid research and development	$112,966	$68,815
Prepaid insurance	17,158	32,187
Prepaid rent	-	2,500
Total prepaid expenses and other current assets	$130,124	$103,502

NOTE 5 – ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consisted of the following:

	As of December 31,
	2020	2019
Accrued research and development	$72,906	$1,141,727
Deferred grant revenue	159,047	279,808
Accrued scientific advisory board fees	60,032	58,794
Other accrued liabilities	52,807	11,331
Total accrued expenses and other liabilities	$344,792	$1,491,660

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Litigation

As of December 31, 2020 and 2019, there were no pending legal proceedings against the Company that are expected to have a material adverse effect on cash flows, financial condition or results of operations. From time to time, the Company could become involved in disputes and various litigation matters that arise in the normal course of business. These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters. Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation.

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ENSYSCE BIOSCIENCES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Lease

In August 2020, the Company entered into an agreement to lease office space. The lease commencement date was October 1, 2020 and the lease will terminate on October 31, 2021 with no option to renew. As of December 31, 2020, the future lease payments totaled $25,500.

The Company recognized total rent expense of $36,645 and $32,593 in the years ended December 31, 2020 and 2019, respectively.

NOTE 7 - NOTES PAYABLE

The following table provides a summary of the Company’s outstanding debt as of December 31, 2020:

	Principal balance	Accrued interest	Unamortized debt discount	Net debt balance
2015 convertible notes	$100,000	$28,671	$-	$128,671
2018 convertible notes	3,500,000	727,905	(783,124)	3,444,781
2020 promissory notes	100,000	1,694	-	101,694
2020 convertible notes	700,000	29,726	(159,790)	569,936
Total	$4,400,000	$787,996	$(942,914)	$4,245,082

The following table provides a summary of the Company’s outstanding debt as of December 31, 2019:

	Principal balance	Accrued interest	Unamortized debt discount	Net debt balance
2015 convertible notes	$100,000	$23,658	$-	$123,658
2018 convertible notes	3,200,000	382,452	(1,084,703)	2,497,749
Total	$3,300,000	$406,110	$(1,084,703)	$2,621,407

2015 Convertible Notes Payable

During 2015, the Company issued certain convertible promissory notes in the aggregate principal amount of $873,000. During 2017 and 2018, all but $100,000 were converted into common shares of Ensysce. The remaining convertible promissory note bears interest at 5% per annum, is due on demand (principal and interest) and is mandatorily convertible at a variable price per share equal to 80% of the price received in certain future equity transactions.

2018 Convertible Notes Payable

Between January 2018 and December 2020, the Company received financing totaling $3,500,000 under a series of unsecured promissory notes with a stockholder and board member ($2,500,000) and an unrelated party ($1,000,000). The promissory notes mature 24 months from the date of issuance and bear interest at the rate of 10% per annum. The promissory notes, together with all interest as accrued, can be converted into shares of Ensysce’s common stock at the option of the noteholder, at 50% of the price paid per share for equity securities by the investors in a subsequent equity financing of no less than $5,000,000 gross proceeds (the “contingent put option”). The contingent put option is required to be bifurcated from the debt host and measured at fair value with changes in fair value recorded in earnings (see Note 3).

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ENSYSCE BIOSCIENCES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Additionally, if there is an initial public offering or reverse merger that results in Ensysce becoming publicly listed, the promissory notes automatically convert to equity at the lower of $0.25 per share or the then-current Enterprise Value per share (the “automatic conversion option”). Enterprise Value per share is defined as market capitalization, debt and preferred stock less cash and cash equivalents divided by the common stock of Ensysce on the measurement date, not to exceed $55 million. The Company assessed whether the automatic conversion option should be accounted for separately from the debt host and concluded that as the common shares of Ensysce are currently not publicly traded and thus are not considered readily convertible to cash, the automatic conversion option cannot be net settled. Further, the conversion price of the promissory notes exceeded the per share fair value of Ensysce’s common stock on each issuance date and, consequently, no beneficial conversion feature exists.

The promissory notes also include a change in control call option whereby, upon the close of a sale of Ensysce, other than an initial public offering, Ensysce has the right to prepay the promissory notes at 200% of the principal outstanding plus all accrued and unpaid interest. This call option is required to be bifurcated because it is considered to not be clearly and closely related to the debt host. However, the Company has concluded that as of each balance sheet date presented, the exercise of this call option is not probable and thus the call option has a de minimis value. The Company will reassess the probability of the Company exercising this call option at each reporting period during the term of these promissory notes.

In June 2020, the board resolved to extend the maturity of all 2018 convertible notes payable issued in 2018 by one year. The Company did not incur legal fees or other additional costs to effect the modification. The modification met the criteria to be classified as a troubled debt restructuring under ASC 470-50. The effective interest rate was recalculated to reflect the modified expected term of the 2018 convertible notes and no gain or loss was recognized.

2020 Promissory Notes Payable

During the year ended December 31, 2020, the Company received financing totaling $100,000 under a series of unsecured promissory notes with the CEO and a board member. The promissory notes bear interest at a rate of 10% per annum and mature December 31, 2021 or upon certain financing transactions, whichever is earlier.

2020 Convertible Notes Payable

During the year ended December 31, 2020, Covistat received financing totaling $700,000 under a series of unsecured promissory notes with unrelated parties. The notes mature in July 2022 and bear interest at a rate of 10% per annum. The notes cannot be prepaid without the prior consent of the holder. The notes, together with all accrued and unpaid interest, are automatically convertible upon an initial public offering of Covistat shares or a private sale of a single class of Covistat’s equity securities with gross proceeds of at least $2.0 million within a 12-month period. The notes are convertible at the option of the holder at maturity. With respect to an automatic conversion, the conversion price will be the lesser of (a) 80% of the per-share price of the equity securities sold or (b) the price equal to $10.0 million divided by the aggregate number of shares of Covistat’s common stock immediately prior to the initial closing of such financing. With respect to an optional conversion, the conversion price will be the price equal to $10.0 million divided by the aggregate number of shares of Covistat’s common stock immediately prior to the initial closing of such financing. The conversion is required to be bifurcated from the debt host and measured at fair value with changes in fair value recorded in earnings (see Note 3).

During the year ended December 31, 2020, interest expense for all notes payable was recognized in the amounts of $381,886 and $613,610 related to the face value interest and the amortization of the discount due to the embedded derivative instrument, respectively. During the year ended December 31, 2019, interest expense was recognized in the amounts of $292,260 and $666,689 related to the face value interest and the amortization of the debt discount due to the embedded derivative instrument, respectively. The remaining debt discount is expected to be amortized over 1.2 years at an effective interest rate of 55.4%, which represents the weighted average remaining term of the notes and the weighted average effective interest rate, respectively.

NOTE 8 - STOCKHOLDERS’ EQUITY

In February 2018, the Company amended and restated its articles of incorporation to increase the authorized shares of common stock to 500,000,000 shares and authorized the issuance of 50,000,000 shares of preferred stock. Pursuant to the Company’s amended and restated articles of incorporation, as of December 31, 2020, the Company was authorized to issue 500,000,000 shares of common stock with a par value of $0.000025 per share and 50,000,000 shares of preferred stock, par value $0.000025. As of December 31, 2020 and 2019, there were no shares of preferred stock issued and outstanding.

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ENSYSCE BIOSCIENCES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Common Stock

As of December 31, 2020 and 2019, the Company had a total of 239,465,160 shares of common stock issued and outstanding.

Warrants

In February 2013, the Company issued 200,000 warrants to purchase common stock. The warrants have a ten-year life and have an exercise price of $0.41 per share. As of December 31, 2020 and 2019, the warrants remained outstanding.

In August 2019, the Company issued 100,000 warrants in connection with the issuance of convertible debt. The warrants have a ten-year life and have an exercise price of $0.20. As of December 31, 2020 and 2019, the warrants remained outstanding. The warrants were measured using a Black-Scholes model with the following inputs:

2019 warrants
Stock price	$0.17
Exercise price	$0.20
Expected term (years)	10.00
Volatility	59.9%
Risk free rate	1.9%

NOTE 9 - STOCK-BASED COMPENSATION

In 2016, the Company adopted the Ensysce Biosciences, Inc. 2016 Stock Incentive Plan (the “2016 Plan”). The 2016 Plan, as amended in 2019, allows for the issuance of up to 100,000,000 shares of the Company’s common stock pursuant to the grant of non-statutory stock options, incentive stock options and other equity awards. Grants pursuant to the 2016 Plan may be made to the Company’s employees, directors, and consultants. As of December 31, 2020 and 2019, options outstanding under the 2016 Plan totaled 61,265,500 and 78,265,500, respectively. In February 2019, the Board and stockholders authorized an increase in the shares reserved under the 2016 Plan from 75,000,000 to 100,000,000.

In March 2019, the Company adopted the 2019 Directors Plan (the “2019 Plan”), which was amended in August 2020. The 2019 Plan as amended allows for the issuance of up to 2,500,000 shares of the Company’s common stock pursuant to the grant of non-statutory stock options. As of December 31, 2020 and 2019, options outstanding under the 2019 Plan totaled 2,300,000 and 300,000, respectively.

In addition to the 2016 Plan and the 2019 Plan, as of December 31, 2020 and 2019, options outstanding under two legacy equity incentive plans (the “Legacy Plans”) totaled 8,247,669 and 8,293,204, respectively. No additional equity awards may be made under the Legacy Plans and the outstanding options will expire if unexercised by certain dates through August 2024.

Option Activity

During the year ended December 31, 2019, the Company granted fully vested stock options to purchase an aggregate of 45,300,000 shares of common stock, including an option granted to the Company’s Chief Executive Officer to purchase 10,100,000 shares of common stock and options granted to directors and consultants to purchase an aggregate of 35,200,000 shares of common stock.

During the year ended December 31, 2020, the Company granted stock options to purchase an aggregate of 2,000,000 shares of common stock to members of the board of directors. The options vest over three years and have an exercise price of $0.22 per share.

The Company recognized within general and administrative expense stock-based compensation expense of approximately $178,679 and $6,035,433 for the years ended December 31, 2020 and 2019, respectively. During the years ended December 31, 2020 and 2019, there was no stock-based compensation allocated to research and development expense.

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ENSYSCE BIOSCIENCES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the Company’s stock option activities for the years ended December 31, 2020 and 2019:

		Weighted average
	Options	Exercise price	Remaining contractual life	Intrinsic value
Outstanding at December 31, 2018	43,544,606	$0.13	7.3	$2,209,192
Granted	45,300,000	$0.17	9.2
Expired / Forfeited	(1,985,902)	$0.03		$285,269
Outstanding at December 31, 2019	86,858,704	$0.15	8.0	$1,923,924
Granted	2,000,000	$0.22	9.3
Expired / Forfeited	(17,045,535)	$0.16		$106,541
Outstanding at December 31, 2020	71,813,169	$0.15	6.8	$1,817,383
Exercisable at December 31, 2020	67,479,826	$0.15	6.7	$1,700,715
Vested and expected to vest	71,813,169	$0.15	6.8	$1,817,383

Option Valuation

The fair value of each stock option granted has been determined using the Black-Scholes option-pricing model. The material factors incorporated in the Black-Scholes model in estimating the fair value of the options granted for the periods presented were as follows:

	For the years ended December 31,
	2020	2019
Expected dividend yield	0.00%	0.00%
Expected stock-price volatility	124.0%	105.0%
Risk-free interest rate	0.27% - 1.52%	2.21% - 2.56%
Stock price	$0.17	$0.17
Expected term (years)	5.8	5.0

●	Expected dividend yield. The expected dividend is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on the Company’s common stock.
●	Expected stock-price volatility. The expected volatility is derived from the historical volatilities of publicly traded companies within the Company’s industry that the Company considers to be comparable to the Company’s business over a period approximately equal to the expected term.
●	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term.
●	Expected term. The expected term represents the period that the stock-based awards are expected to be outstanding. The Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term due to a lack of sufficient data. Therefore, the Company estimates the expected term for employees by using the simplified method provided by the Securities and Exchange Commission. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

The weighted-average grant date fair value of options granted during the years ended December 31, 2020 and 2019 was $0.14 and $0.13, respectively.

As of December 31, 2020 and 2019 the Company had an aggregate of $159,453 and $48,438 of unrecognized share-based compensation cost, respectively, which is expected to be recognized over the weighted average period of 2.38 years.

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ENSYSCE BIOSCIENCES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - INCOME TAXES

As of December 31, 2020, the Company had net operating loss carry forwards that may be available to reduce future years’ taxable income.

Income (loss) before provision for income taxes consisted of the following:

	Year ending December 31,
	2020	2019
United States	$(159,275)	$(10,100,680)

The federal and state income tax provision (benefit), included in general and administrative expenses in the consolidated statements of operations, is summarized as follows:

	Year ending December 31,
	2020	2019
Current state provision	$1,600	$1,600

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.

The Company’s deferred tax assets were comprised of the following as of December 31, 2020 and 2019:

	As of December 31,
	2020	2019
Deferred tax assets:
Net operating loss tax carryforwards	$23,332,247	$22,826,050
Tax credits	2,663,350	2,547,986
Fixed assets and intangibles	63,047	79,453
Other	20,248	200,261
Stock-based compensation	1,798,263	2,316,380
Total deferred tax assets	27,877,155	27,970,130
Deferred tax liabilities:
Convertible notes: embedded derivatives	(81,603)	-
Valuation allowance	(27,795,552)	(27,970,130)
Net deferred tax assets	$-	$-

ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a full valuation allowance. Further, an uncertain tax position exists insofar as some portion of qualified research and development expenses could be disallowed under tax audits. As a result, the Company applies a 25% reserve on all research and development credits generated.

The valuation allowance decreased by $0.2 million and increased by $2.6 million during the years ended December 31, 2020 and 2019, respectively.

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ENSYSCE BIOSCIENCES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company’s ability to utilize its net operating losses may be limited under Section 382 and 383 of the Internal Revenue Code. The limitations apply if an ownership change, as defined by Section 382, occurs. Generally, an ownership change occurs when certain shareholders increase their aggregate ownership by more than 50 percentage points over their lowest ownership percentage in a testing period (typically three years). Although the Company not undergone a Section 382 analysis, it is possible that the utilization of the net operating losses, could be substantially limited. Additionally, U.S. tax laws limit the time during which these carryforwards may be utilized against future taxes. As a result, the Company may not be able to take full advantage of these carryforwards for federal and state tax purposes. Future changes in stock ownership may also trigger an ownership change and, consequently, a Section 382 limitation.

Net operating losses and tax credit carryforwards as of December 31, 2020 are as follows:

	Amount	Expiration years
Net operating losses, federal (Post December 31, 2017)	$4,220,846	Indefinite
Net operating losses, federal (Pre January 1, 2018)	84,007,935	2024-2037
Net operating losses, state	68,792,637	2028-2040
Tax credits, federal	2,344,011	2028-2040
Tax credits, state	1,528,444	Indefinite

The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows:

	Year ending December 31,
	2020	2019
Statutory rate	21.0%	21.0%
State tax	-30.7%	6.4%
Stock based compensation	0.0%	-0.1%
Change in valuation allowance	17.0%	-27.3%
Other permanent items	-0.3%	0.0%
Nondeductible interest expense	-7.0%	0.0%
Total	0.0%	0.0%

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities. The Company is not currently under audit by the Internal Revenue Service or other similar state and local authorities. All tax years remain open to examination by major taxing jurisdictions to which the Company is subject.

On December 22, 2017, the 2017 Tax Cut and Jobs Act (the Act) was enacted into law and the new legislation contains several key tax provisions, including a one-time mandatory transition tax on accumulated foreign earnings and a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. The Company was required to recognize the effect of the tax law changes in the period of enactment, such as determining the estimated transition tax, re-measuring our U.S. deferred tax assets and liabilities at a 21% rate as well as reassessing the net realizability of our deferred tax assets and liabilities. The one-time transition tax does not generate a tax liability as the deemed distribution is offset by current year taxable losses. The amount related to the re-measurement of the deferred tax balance was a reduction of approximately $9.8 million. Due to the corresponding valuation allowance fully offsetting deferred taxes, there was no impact on the consolidated statement of operations.

NOTE 11 - RELATED PARTIES

During the year ended December 31, 2019, the Company issued stock options to the Chief Executive Officer, a stockholder of the Company. A total of 10,100,000 fully vested options were granted with an exercise price of $0.17 per share. During the year ended December 31, 2020, the Company paid cash compensation of $129,890 to the Chief Executive Officer through a separate operating company with which the Chief Executive Officer is affiliated. As of December 31, 2020, the Company owed $12,989 in accounts payable to the separate operating company.

In March 2019, the Company issued 100,000 stock options with an exercise price of $0.17 per share with immediate vesting to each of the two non-employee members of the Board of Directors, both of whom are stockholders of the Company.

The Company issued a series of convertible notes to the Chairman of the Board which total $2.5 million and $2.2 million as of December 31, 2020 and 2019, respectively as described in Note 7.

During the year ended December 31, 2020, the Company issued promissory notes to two members of the Board of Directors, including the Chief Executive Officer, which total $100,000 as described in Note 7.

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ENSYSCE BIOSCIENCES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - SUBSEQUENT EVENTS

The Company evaluated subsequent events requiring recording or disclosure in the consolidated financial statements for the year ended December 31, 2020 and concluded that no events have occurred that would require recognition or disclosure in the consolidated financial statements except as described below:

Financing Activities

In January 2021, the Company issued a convertible promissory note for proceeds of $50,000. The note contains the same terms as the 2018 convertible notes discussed in Note 7.

Merger

In January 2021, the Company entered into a definitive merger agreement with a SPAC. In connection with the merger, outstanding shares of Ensysce (including shares resulting from the conversion of Ensysce’s convertible debt prior to closing) will be converted in the business combination into the right to receive shares of the SPAC at an exchange ratio of 0.06585. In addition, Ensysce’s existing options and warrants will be exchanged for equivalent securities in the SPAC on their existing terms (with standard adjustments to exercise price and underlying shares, consistent with the foregoing exchange ratio).

The proposed transaction has been unanimously approved by the boards of directors of both the Company and the SPAC, and is expected to close in the second quarter of 2021, subject to approval by the SPAC’s shareholders, required regulatory approvals, and other customary closing conditions. Upon closing, the SPAC intends to change its name to Ensysce Biosciences, Inc. and remain on the Nasdaq Capital Market, listed under the new ticker symbol ENSC. Management is not in control of the timely filing of all regulatory requirements or the shareholders’ approval of the merger, therefore the consummation of the merger with the SPAC and subsequent ability to draw on the share subscription facility are not within management’s control.

The contemplated merger with the SPAC will trigger conversion of the 2015 convertible notes and the 2018 convertible notes but will not trigger conversion of the 2020 convertible notes. The 2020 promissory notes are expected to be repaid from the proceeds of the merger with the SPAC or subsequent financing.

In January 2021, the Company terminated an agreement with a strategic advisor. Under terms of the termination agreement, the strategic advisor accepted 500,000 private placement warrants to purchase the SPAC’s common stock and 500,000 shares of the SPAC’s common stock. The securities will be issued upon the Company’s consummation of a business combination with the SPAC; if such a business combination is not consummated for any reason, the arrangement will be nullified and the strategic advisor would be eligible to receive a transaction fee if the Company completes a transaction within one year of termination of the agreement.

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Ensysce Biosciences, Inc.

Unaudited Consolidated Balance Sheets

	March 31,	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$289,927	$194,214
Right-of-use asset	16,476	23,538
Prepaid expenses and other current assets	78,880	130,124
Deferred transaction costs	797,902	-
Total current assets	1,183,185	347,876
Property and equipment, net	100	151
Other assets	3,780	3,780
Total assets	$1,187,065	$351,807
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$2,229,389	$1,724,598
Accrued expenses and other liabilities	854,542	344,792
Lease liability	17,848	25,500
Notes payable and accrued interest	4,526,552	4,245,082
Embedded derivative on convertible notes	709,583	670,262
Total current liabilities	8,337,914	7,010,234
Long-term liabilities:
Notes payable, net of current portion	349,272	-
Derivative liabilities, net of current portion	3,316	-
Total liabilities	8,690,502	7,010,234
Commitments and contingencies (Note 6)
Stockholders’ deficit
Preferred stock, $0.000025 par value, 50,000,000 shares authorized, no shares issued and outstanding at March 31, 2021 (unaudited) and December 31, 2020	-	-
Common stock, $0.000025 par value, 500,000,000 shares authorized; 243,790,541 and 239,465,160 shares issued and outstanding at March 31, 2021 (unaudited) and December 31, 2020, respectively	6,095	5,987
Additional paid-in capital	49,818,501	49,511,927
Accumulated deficit	(57,106,447)	(55,958,716)
Total Ensysce Biosciences, Inc. stockholders’ deficit	(7,281,851)	(6,440,802)
Noncontrolling interests in stockholders’ deficit	(221,586)	(217,625)
Total stockholders’ deficit	(7,503,437)	(6,658,427)
Total liabilities and stockholders’ deficit	$1,187,065	$351,807

The accompanying notes are an integral part of these consolidated financial statements.

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Ensysce Biosciences, Inc.

Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,
	2021	2020
Federal grants	$250,576	$862,400
Operating expenses:
Research and development	524,378	838,970
General and administrative	490,471	277,693
Total operating expenses	1,014,849	1,116,663

Loss from operations	(764,273)	(254,263)

Other income (expense):
Change in fair value of derivative liability	(39,585)	(439,334)
Interest expense	(347,834)	(329,650)
Total other income (expense), net	(387,419)	(768,984)

Net loss	$(1,151,692)	$(1,023,247)
Net loss attributable to noncontrolling interests	$(3,961)	$-
Net loss attributable to common stockholders	$(1,147,731)	$(1,023,247)
Net loss per share, basic and diluted:
Net loss per share attributable to common stockholders, basic and diluted	$(0.00)	$(0.00)
Weighted average common shares outstanding, basic and diluted	240,421,807	239,465,160

The accompanying notes are an integral part of these consolidated financial statements.

F-64

Ensysce Biosciences, Inc.

Unaudited Consolidated Statements of Changes in Stockholders’ Deficit

	Stockholders’ Deficit
	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Noncontrolling interests	Total

Balance on December 31, 2019	239,465,160	$5,987	$49,333,248	$(56,015,486)	$-	$(6,676,251)
Stock-based compensation	-	-	32,486	-	-	32,486
Net loss	-	-	-	(1,023,247)	-	(1,023,247)
Balance on March 31, 2020	239,465,160	$5,987	$49,365,734	$(57,038,733)	$-	$(7,667,012)

Balance on December 31, 2020	239,465,160	$5,987	$49,511,927	$(55,958,716)	$(217,625)	$(6,658,427)
Exercise of stock options	4,325,381	108	262,754	-	-	262,862
Stock-based compensation	-	-	43,820	-	-	43,820
Net loss	-	-	-	(1,147,731)	(3,961)	(1,151,692)
Balance on March 31, 2021	243,790,541	$6,095	$49,818,501	$(57,106,447)	$(221,586)	$(7,503,437)

The accompanying notes are an integral part of these consolidated financial statements.

F-65

Ensysce Biosciences, Inc.

Unaudited Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(1,151,692)	$(1,023,247)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	51	50
Accrued interest	173,422	83,438
Accretion of discounts on promissory notes	174,413	246,211
Change in fair value of embedded derivative	39,586	439,334
Stock-based compensation	43,820	32,486
Lease cost	(589)	-
Changes in operating assets and liabilities:
Unbilled receivable	-	34,243
Prepaid expenses and other assets	51,244	(294,993)
Accounts payable	(92,184)	148,943
Accrued expenses and other liabilities	244,780	30,117
Net cash used in operating activities	(517,149)	(303,418)
Cash flows from financing activities:
Proceeds from issuance of promissory notes	50,000	-
Proceeds from issuance of promissory notes to related parties	300,000	200,000
Proceeds from exercise of stock options	262,862	-
Net cash provided by financing activities	612,862	200,000
Increase (decrease) in cash and cash equivalents	95,713	(103,418)
Cash and cash equivalents beginning of period	194,214	341,536
Cash and cash equivalents end of period	$289,927	$238,118

Supplemental cash flow information:
Income tax payments	$1,600	$1,600
Supplemental disclosure of non-cash investing and financing activities:
Fair value of embedded derivative at issuance	$3,052	$181,541
Deferred transaction costs in accounts payable	$596,975	$-
Deferred transaction costs in accrued expenses and other liabilities	$200,927	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-66

ENSYSCE BIOSCIENCES, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES

Ensysce Biosciences, Inc. (“Ensysce”), along with its subsidiary, Covistat Inc. (“Covistat”) and its wholly owned subsidiary EBI Operating, Inc. (collectively, the “Company”), is engaged in the development of small and large molecule drug delivery platforms targeting pain and cancer markets. The primary focus of the Company is its small molecule program developing abuse and overdose resistant pain technology with a clinical stage program being the abuse resistant, TAAPTM (Trypsin Activated Abuse Protection) opioid product candidate, PF614. In addition, the Company is developing its MPARTM (Multi-Pill Abuse Resistant) technology for overdose protection which will be applied to the PF614 program. In 2019, the Company commenced development work applying its TAAP and MPAR technology to a methadone prodrug for use in the treatment of Opioid Use Disorder (OUD). The Company has also developed a delivery platform for large biomolecules utilizing single walled carbon nanotubes (SWCNT) to produce intravenously delivered immunology and gene therapy products.

The Company currently operates in one business segment, which is pharmaceuticals. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker, the Chief Executive Officer.

In March 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus as a “pandemic”. First identified in late 2019 and known now as COVID-19, the outbreak has impacted millions of individuals worldwide. In response, many countries have implemented measures to combat the outbreak which have impacted global business operations. As of the date of issuance of the consolidated financial statements, the Company’s operations have not been significantly impacted; however, the Company continues to monitor the situation. No impairments were recorded as of the balance sheet date as no triggering events or changes in circumstances had occurred as of year-end; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while the Company’s results of operations, cash flows and financial condition could be negatively impacted, the extent of the impact cannot be reasonably estimated at this time.

In June 2020, the Company commenced an initiative to develop a therapeutic for the treatment of certain coronavirus infections through the formation of a separate entity, Covistat, Inc., a Delaware corporation. Pursuant to the articles of incorporation, Covistat was authorized to issue 1,000,000 shares of common stock, $0.001 par value per share, and 100,000 shares of preferred stock, $0.001 par value per share. Ensysce is a 79.2% shareholder in Covistat, with 19.8% and 1.0% of the shares held by certain key personnel of the Company and an unrelated party, respectively.

In January 2021, the Company entered into a definitive merger agreement with a special purpose acquisition company (“SPAC”). In connection with the merger, outstanding shares of Ensysce (including shares resulting from the conversion of Ensysce’s convertible debt prior to closing) will be converted in the business combination into the right to receive shares of the SPAC at an exchange ratio of 0.06585. In addition, Ensysce’s existing options and warrants will be exchanged for equivalent securities in the SPAC on their existing terms (with standard adjustments to exercise price and underlying shares, consistent with the foregoing exchange ratio).

The proposed transaction has been unanimously approved by the boards of directors of both the Company and the SPAC, and is expected to close in the second quarter of 2021, subject to approval by the SPAC’s shareholders, required regulatory approvals, and other customary closing conditions. Upon closing, the SPAC intends to change its name to Ensysce Biosciences, Inc. and remain on the Nasdaq Capital Market, listed under the new ticker symbol ENSC.

The contemplated merger with the SPAC will trigger conversion of the 2015 convertible notes, the 2018 convertible notes, and the 2021 convertible note but will not trigger conversion of the 2020 convertible notes. The 2020 promissory notes and 2021 promissory notes are expected to be repaid from the proceeds of the merger with the SPAC or subsequent financing. Refer to Note 7 for details.

As of March 31, 2021, the Company had recorded $0.8 million of deferred transaction costs, consisting of legal and accounting fees directly related to the merger. The deferred transaction costs will be offset against additional paid-in capital upon completion of the merger. In the event the merger is not completed, any deferred transaction costs will be immediately charged to general and administrative expenses.

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ENSYSCE BIOSCIENCES, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of Ensysce Biosciences, Inc. and its subsidiaries. All intercompany balances and transactions have been eliminated in the consolidation.

In the opinion of management, all adjustments considered necessary for a fair presentation have been included in the accompanying condensed financial statements. Operating results for the three months ended March 31, 2021, are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. For further information, refer to the audited consolidated financial statements and notes for the year ended December 31, 2020.

The unaudited consolidated financial statements herein have been prepared by the Company pursuant to the rules and regulations of the United States Securities Exchange Commission (“SEC”). The accompanying interim unaudited consolidated financial statements have been prepared under the presumption that users of the interim financial information have either read or have access to the audited consolidated financial statements for the latest year ended December 31, 2020.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has not generated any product revenue and has not achieved profitable operations and is not expected to do so in 2021. The Company has experienced net losses since inception, and had a working capital deficit of $7.2 million and an accumulated deficit of $57.1 million at March 31, 2021. There is no assurance that profitable operations will ever be achieved, and, if achieved, could be sustained on a continuing basis. Product development activities, clinical and pre-clinical testing, and commercialization of the Company’s product candidates are necessary to develop the Company’s products and will require significant additional financing. Cash on hand as of May 2021 is not expected to be sufficient to meet the cash flow needs over the next 12 months following the issuance of these consolidated financial statements. Management estimates additional funding will be required to continue development of drug candidates. There can be no assurance the Company will be able to obtain such funds. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

In December 2020, the Company executed a share subscription facility with an investment group. Under the agreement, the investor agreed to provide the Company with a share subscription facility of up to $60.0 million for a 36-month term following the public listing of the Company’s common stock. The Company will control the timing and maximum amount of drawdown under this facility and has no minimum drawdown obligation. The investor will pay, in cash, a per-share amount equal to 90% of the average daily closing price of the Company’s stock during the 30 consecutive trading days prior to the issuance of a draw notice, which shall not exceed 400% of the average trading volume for the 30 trading days immediately preceding the draw down date. Concurrent with a public listing of the Company’s shares, the Company will issue warrants to the investor to purchase outstanding common stock of Ensysce. The number of warrants issued will be equal to 4% of the common shares outstanding on a fully diluted basis as of the public listing date. The Company must pay a commitment fee to the investor of $1.2 million with $800,000 due on the first anniversary of the public listing date and $400,000 due on the 18-month anniversary of the public listing date. The commitment fee can be paid from the proceeds of a draw against the facility or in freely tradable common stock of the Company. As noted above, in January 2021, the Company executed a definitive merger agreement with a SPAC to effect a public listing of its stock. The agreement with the SPAC has not resulted in the Company’s shares being publicly listed; the consummation of the merger is contingent on customary regulatory filings and shareholder approval and is expected to occur in the second quarter of 2021. Management is not in control of the timely filing of all regulatory requirements or the shareholders’ approval of the merger, therefore the consummation of the merger with the SPAC and subsequent ability to draw on the share subscription facility are not within management’s control.

While the Company believes that, with adequate financial resources, it will be able to ultimately generate revenues from products and services, and further develop and launch its product portfolio, the Company’s current cash position is not sufficient to support its plans. While the Company believes in the viability of its strategy to ultimately realize revenues and in its ability to raise additional funds, management cannot be certain that additional funding will be available on acceptable terms, or at all. The Company’s ability to continue as a going concern is dependent upon its ability to obtain adequate financing and achieve profitable operations. As a result, these plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern for a period of 12 months following the date these financial statements were issued.

F-68

ENSYSCE BIOSCIENCES, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates and Assumptions

Preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and disclosed in the accompanying notes. Actual results may differ from those estimates and such differences may be material to the consolidated financial statements. The more significant estimates and assumptions by management include, but are not limited to, the valuation allowance of deferred tax assets resulting from net operating losses, the valuation of common stock, warrants, options to purchase the Company’s common stock, and the debt with embedded derivative instruments in notes payable.

Cash and Cash Equivalents

For purposes of the consolidated balance sheets and consolidated statements of cash flows, the Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Concentrations of credit risk and off-balance sheet risk

Cash and cash equivalents are financial instruments that are potentially subject to concentrations of credit risk. The Company’s cash and cash equivalents are deposited in accounts at large financial institutions, and amounts may exceed federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash and cash equivalents are held. The Company has no financial instruments with off-balance sheet risk of loss.

Property and Equipment

Property and equipment include office and laboratory equipment that is recorded at cost and depreciated using the straight-line method over the estimated useful lives of five to six years. Depreciation expense of $51 and $50 was recognized for the three months ended March 31, 2021 and 2020, respectively, and is classified in general and administrative expense in the accompanying consolidated statements of operations.

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company will recognize an impairment loss only if the carrying amount is not recoverable through its undiscounted cash flows and measure any impairment loss based on the difference between the carrying amount and estimated fair value. There were no such losses for the three months ended March 31, 2021 and 2020.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to interest rate, market, or foreign currency risks. The Company evaluates all of its financial instruments, including notes payable, to determine whether such instruments are derivatives or contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract and the features of the derivatives. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the consolidated statement of operations each period. Bifurcated embedded derivatives are classified with the related host contract in the Company’s consolidated balance sheet.

F-69

ENSYSCE BIOSCIENCES, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Between January 2018 and January 2021, the Company entered into a series of notes that were determined to have embedded derivative instruments in the form of a contingent put option. The notes are recognized at the value of proceeds received after allocating issuance proceeds to the bifurcated contingent put option. The notes are subsequently measured at amortized cost using the effective interest method to accrete interest over their term to bring the notes’ initial carrying value to their principal balance at maturity. The bifurcated put option is initially measured at fair value and subsequently measured at fair value with changes in fair value recognized as a component of other expenses in the consolidated statements of operations (see Note 7). The notes and the contingent put option are classified as either long-term or short-term liabilities based on the maturity date of the related loan.

Fair Value Measurement

ASC 820, Fair Value Measurements, (“ASC 820”) provides guidance on the development and disclosure of fair value measurements. Under this accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:

Level 1:	Quoted prices in active markets for identical assets or liabilities.
Level 2:	Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.
Level 3:	Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The Company evaluates assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them for each reporting period. This determination requires significant judgments to be made by the Company.

ASC 820 requires all entities to disclose the fair value of financial instruments, both assets and liabilities, for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of March 31, 2021 and December 31, 2020, the recorded values of cash and cash equivalents, prepaid expenses, accounts payable, and accrued expenses and other liabilities approximate their fair values due to the short-term nature of these items.

The carrying value of outstanding notes payable approximates the estimated aggregate fair value as the embedded contingent put option is recognized at fair value and classified with the debt host. The put option allows certain notes payable to be converted into common stock, contingent upon completion of an equity financing transaction with gross proceeds above certain thresholds. The fair value estimate of the embedded put option is based on the probability-weighted discounted value of the put feature and represents a Level 3 measurement. Significant assumptions used to determine the fair value of the put feature include the estimated probability of exercise of the put option and the discount rate used to calculate fair value. The estimated probability of exercise is based on management’s expectation for future equity financing transactions. The discount rate is based on the weighted average effective yield of notes payable previously issued by the Company, adjusted for changes in market yields of healthcare sector CCC-rated debt. As of March 31, 2021, assumptions included a probability of exercise of the put option of 10% and a weighted-average discount rate of 33.5%. As of December 31, 2020, assumptions included a probability of exercise of the put option of 10% and a discount rate of 42.9%.

F-70

ENSYSCE BIOSCIENCES, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following table presents assets and liabilities measured and recorded at fair value on the Company’s consolidated balance sheets on a recurring basis:

	March 31, 2021
	Total	Level 1	Level 2	Level 3
Contingent put option	$712,899	$-	$-	$712,899
Total	$712,899	$-	$-	$712,899

	December 31, 2020
	Total	Level 1	Level 2	Level 3
Contingent put option	$670,262	$-	$-	$670,262
Total	$670,262	$-	$-	$670,262

The following table summarizes the change in fair value of the Company’s Level 3 contingent put options:

	March 31,	December 31,
	2021	2020
Beginning fair value	$670,262	$2,646,347
Issuance	3,052	471,823
Change in fair value	39,585	(2,447,908)
Ending fair value	$712,899	$670,262

See Note 7 for further details on the embedded contingent put option.

Federal Grants

In September 2018, the National Institutes of Health (“NIH”) through the National Institute on Drug Abuse awarded the Company a research and development grant related to the development of its MPAR overdose prevention technology (the “MPAR Grant”). The total approved budget for the two-year period was approximately $5.4 million ($3.2 million and $2.2 million in years 1 and 2 respectively) of which the Company must contribute $1.1 million in the first year of the grant. In August 2019, the grant was amended such that the approved budget for the two-year period decreased to approximately $5.1 million ($2.1 million and $3.0 million in years 1 and 2, respectively).

In September 2019, the NIH/National Institute on Drug Abuse awarded the Company a second research and development grant related to the development of its TAAP/MPAR abuse deterrent technology (the “TAAP/MPAR Grant”). The total approved budget for the two-year period was approximately $5.4 million.

The Company concluded the government grants are not within the scope of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”), as government entities do not meet the definition of a “customer” as defined by ASC 606, as there is not considered to be a transfer of control of goods or services to the government entity funding the grant. Additionally, the Company has concluded the government grants do not meet the definition of a contribution and is a non-reciprocal transaction, therefore, ASC 958-605, Not-for-Profit-Entities-Revenue Recognition does not apply, as the Company is a business entity, and the grant is with a governmental agency. Revenues from the grants are based upon internal costs incurred that are specifically covered by the grants, plus an additional rate that provides funding for overhead expenses. Revenue is recognized when the Company incurs costs related to the grants. The Company believes this policy is consistent with the overarching premise in ASC 606, applied by analogy, to ensure that it recognizes revenues to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services, even though there is no “exchange” as defined in ASC 606. The Company believes the recognition of revenue as costs are incurred and amounts become due is analogous to the concept of transfer of control of a service over time under ASC 606.

F-71

ENSYSCE BIOSCIENCES, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Revenue recognized under the MPAR Grant was approximately $73,726 and $691,131 during the three months ended March 31, 2021 and 2020, respectively. Revenue recognized under the TAAP/MPAR Grant was approximately $176,850 and $171,269 during the three months ended March 31, 2021 and 2020, respectively.

Amounts requested or eligible to be requested through the NIH payment management system, but for which cash has not been received, are presented as an unbilled receivable on the Company’s consolidated balance sheet. As all amounts are expected to be remitted timely, no valuation allowances are recorded.

Research and Development Costs

The Company’s research and development expenses consist primarily of third-party research and development expenses, consulting expenses, animal and clinical studies, and any allocable direct overhead, including facilities and depreciation costs, as well as salaries, payroll taxes, and employee benefits for those individuals directly involved in ongoing research and development efforts. Research and development expenses are charged to expense as incurred. Payments made prior to the receipt of goods or services to be used in research and development are capitalized until the goods or services are received.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel costs associated with the Company’s executive, finance, human resources, compliance, and other administrative personnel, as well as accounting and legal professional services fees.

Stock-based Compensation

The Company expenses stock-based compensation over the requisite service period based on the estimated grant-date fair value of the awards using a graded amortization approach. The Company accounts for forfeitures as they occur.

The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. For the three months ended March 31, 2021 and 2020, stock-based compensation costs are recorded in general and administrative expenses in the consolidated statements of operations.

Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.

Net Loss per Share

The basic net loss per share is calculated by dividing the Company’s net loss attributable to common stockholders by the weighted average number of common shares outstanding during the year. The diluted net loss per share is calculated by dividing the Company’s net loss attributable to common stockholders by the diluted weighted average number of common shares outstanding during the year. The following weighted average shares have been excluded from the calculations of diluted weighted average common shares outstanding because they would have been anti-dilutive:

	Three Months Ended March 31,
	2021	2020
Stock options	70,069,228	87,603,148
Warrants	300,000	300,000
Total	70,369,228	87,903,148

F-72

ENSYSCE BIOSCIENCES, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Recently Issued Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (“ASU 2019-12”), which simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The guidance is effective for fiscal years beginning after December 31, 2021 and interim periods within that year. Early adoption is permitted. The Company is evaluating the impact of ASU 2019-12 on the consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Topic 470) to address issues identified as a result of the complexity with applying GAAP for certain financial instruments with characteristics of liabilities and equity. The FASB decided to reduce the number of accounting models for convertible debt instruments and convertible preferred stock, resulting in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Certain types of convertible instruments will continue to be subject to separation models: (a) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (b) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. For convertible instruments, the contracts primarily affected are those with beneficial conversions or cash conversion features as the accounting models for those specific features have been removed. For contracts in an entity’s own equity, the contracts primarily affected are freestanding instruments and embedded features that are accounted for as derivatives due to a failure to meet the settlement conditions of the derivatives scope exceptions. The FASB simplified the settlement assessment by removing the requirements to (a) consider whether the contract would be settled in registered shares, (b) to consider whether collateral is required to be posted, and (c) assess shareholder rights. The FASB also decided to enhance information transparency by making targeted improvements to the disclosures for convertible instruments and earnings-per-share guidance. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 and early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. Entities must adopt the guidance as of the beginning of its annual fiscal year and a modified retrospective or fully retrospective transition approach is permitted. The Company is evaluating the impact of ASU 2020-06 on the consolidated financial statements.

NOTE 4 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	March 31,	December 31,
	2021	2020
Prepaid research and development	$51,065	$112,966
Prepaid insurance	22,508	17,158
Prepaid rent	2,550	-
Other prepaid expenses	2,757	-
Total prepaid expenses and other current assets	$78,880	$130,124

F-73

ENSYSCE BIOSCIENCES, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consisted of the following:

	March 31,	December 31,
	2021	2020
Professional fees	$315,830	$13,755
Accrued research and development	297,655	72,906
Deferred grant revenue	100,215	159,047
Accrued scientific advisory board fees	60,032	60,032
Other accrued liabilities	80,810	39,052
Total accrued expenses and other liabilities	$854,542	$344,792

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Litigation

As of March 31, 2021 and December 31, 2020, there were no pending legal proceedings against the Company that are expected to have a material adverse effect on cash flows, financial condition or results of operations. From time to time, the Company could become involved in disputes and various litigation matters that arise in the normal course of business. These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters. Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation.

Lease

During the three months ended March 31, 2020, the Company leased office space on a month-to-month basis.

In August 2020, the Company entered into an agreement to lease office space. The lease commencement date was October 1, 2020 and the lease will terminate October 31, 2021 with no option to renew. As of March 31, 2021, the future lease payments totaled $17,850.

The Company recognized total rent expense of $12,379 and $9,727 in the three months ended March 31, 2021 and 2020, respectively.

NOTE 7 - NOTES PAYABLE

The following table provides a summary of the Company’s outstanding debt as of March 31, 2021:

	Principal balance	Accrued interest	Unamortized debt discount	Net debt balance
2015 convertible notes	$100,000	$29,904	$-	$129,904
2018 convertible notes	3,500,000	814,208	(630,852)	3,683,356
2020 promissory notes	100,000	4,194	-	104,194
2020 convertible notes	700,000	46,986	(137,888)	609,098
2021 promissory notes	300,000	1,250	-	301,250
2021 convertible notes	50,000	835	(2,813)	48,022
Total	$4,750,000	$897,377	$(771,553)	$4,875,824

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ENSYSCE BIOSCIENCES, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following table provides a summary of the Company’s outstanding debt as of December 31, 2020:

	Principal balance	Accrued interest	Unamortized debt discount	Net debt balance
2015 convertible notes	$100,000	$28,671	$-	$128,671
2018 convertible notes	3,500,000	727,905	(783,124)	3,444,781
2020 promissory notes	100,000	1,694	-	101,694
2020 convertible notes	700,000	29,726	(159,790)	569,936
Total	$4,400,000	$787,996	$(942,914)	$4,245,082

During the three months ended March 31, 2021, interest expense for all notes payable was recognized in the amounts of $109,381 and $174,412 related to the face value interest and the amortization of the discount due to the embedded derivative instrument, respectively. During the three months ended March 31, 2020, interest expense was recognized in the amounts of $83,438 and $246,211 related to the face value interest and the amortization of the debt discount due to the embedded derivative instrument, respectively. The remaining debt discount is expected to be amortized over 1.1 years at an effective interest rate of 50.7%, which represents the weighted average remaining term of the notes and the weighted average effective interest rate, respectively.

2015 Convertible Notes Payable

During 2015, the Company issued certain convertible promissory notes in the aggregate principal amount of $873,000. During 2017 and 2018, all but $100,000 were converted into common shares of Ensysce. The remaining convertible promissory note bears interest at 5% per annum, is due on demand (principal and interest) and is mandatorily convertible at a variable price per share equal to 80% of the price received in certain future equity transactions.

2018 Convertible Notes Payable

Between January 2018 and December 2020, the Company received financing totaling $3,500,000 under a series of unsecured promissory notes with a stockholder and board member ($2,500,000) and an unrelated party ($1,000,000). The promissory notes mature 24 months from the date of issuance and bear interest at the rate of 10% per annum. The promissory notes, together with all interest as accrued, can be converted into shares of Ensysce’s common stock at the option of the noteholder, at 50% of the price paid per share for equity securities by the investors in a subsequent equity financing of no less than $5,000,000 gross proceeds (the “contingent put option”). The contingent put option is required to be bifurcated from the debt host and measured at fair value with changes in fair value recorded in earnings (see Note 3).

Additionally, if there is an initial public offering or reverse merger that results in Ensysce becoming publicly listed, the promissory notes automatically convert to equity at the lower of $0.25 per share or the then-current Enterprise Value per share (the “automatic conversion option”). Enterprise Value per Share is defined as market capitalization, debt and preferred stock less cash and cash equivalents divided by the common stock of Ensysce on the measurement date, not to exceed $55 million. The Company assessed whether the automatic conversion option should be accounted for separately from the debt host and concluded that as the common shares of Ensysce are currently not publicly traded and thus are not considered readily convertible to cash, the automatic conversion option cannot be net settled. Further, the conversion price of the promissory notes exceeded the per share fair value of Ensysce’s common stock on each issuance date and, consequently, no beneficial conversion feature exists.

The promissory notes also include a change in control call option whereby, upon the close of a sale of Ensysce, other than an initial public offering, Ensysce has the right to prepay the promissory notes at 200% of the principal outstanding plus all accrued and unpaid interest. This call option is required to be bifurcated because it is considered to not be clearly and closely related to the debt host. However, the Company has concluded that as of each balance sheet date presented, the exercise of this call option is not probable and thus the call option has a de minimis value. The Company will reassess the probability of the Company exercising this call option at each reporting period during the term of these promissory notes.

F-75

ENSYSCE BIOSCIENCES, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

In June 2020, the board resolved to extend the maturity of all 2018 convertible notes payable issued in 2018 by one year. The Company did not incur legal fees or other additional costs to effect the modification. The modification met the criteria to be classified as a troubled debt restructuring under ASC 470-50. The effective interest rate was recalculated to reflect the modified expected term of the notes and no gain or loss was recognized.

2020 Promissory Notes Payable

During the year ended December 31, 2020, the Company received financing totaling $100,000 under a series of unsecured promissory notes with the Chief Executive Officer and a board member. The promissory notes bear interest at a rate of 10% per annum and mature December 31, 2021 or upon certain financing transactions, whichever is earlier.

2020 Convertible Notes Payable

During the year ended December 31, 2020, Covistat received financing totaling $700,000 under a series of unsecured promissory notes with unrelated parties. The notes mature in July 2022 and bear interest at a rate of 10% per annum. The notes cannot be prepaid without the prior consent of the holder. The notes, together with all accrued and unpaid interest, are automatically convertible upon an initial public offering of Covistat shares or a private sale of a single class of Covistat’s equity securities with gross proceeds of at least $2.0 million within a 12-month period. The notes are convertible at the option of the holder at maturity. With respect to an automatic conversion, the conversion price will be the lesser of (a) 80% of the per-share price of the equity securities sold or (b) the price equal to $10.0 million divided by the aggregate number of shares of Covistat’s common stock immediately prior to the initial closing of such financing. With respect to an optional conversion, the conversion price will be the price equal to $10.0 million divided by the aggregate number of shares of Covistat’s common stock immediately prior to the initial closing of such financing. The conversion feature is required to be bifurcated from the debt host and measured at fair value with changes in fair value recorded in earnings (see Note 3).

2021 Convertible Note Payable

In January 2021, the Company received financing totaling $50,000 under an unsecured convertible note. The convertible note bears interest at a rate of 10% per annum and matures January 28, 2023. The promissory note, together with accrued interest, would be automatically converted into shares of Ensysce’s common stock at 80% of the price paid per share for equity securities by investors in an IPO or equity financing of no less than $10.0 million gross proceeds. The conversion feature is required to be bifurcated from the debt host and measured at fair value with changes in fair value recorded in earnings (see Note 3).

2021 Promissory Notes

In March 2021, the Company received financing totaling $300,000 under unsecured promissory notes issued to related parties including the Chief Executive Officer and the Chairman of the Board. The notes mature on the earlier of June 30, 2022 or the Company’s receipt of gross proceeds of at least $2.0 million from the sale of common or preferred stock and bear interest at a rate of 10% per annum.

NOTE 8 - STOCKHOLDERS’ EQUITY

In February 2018, the Company amended and restated its articles of incorporation to increase the authorized shares of common stock to 500,000,000 shares and authorized the issuance of 50,000,000 shares of preferred stock. Pursuant to the Company’s amended and restated articles of incorporation, as of March 31, 2021, the Company was authorized to issue 500,000,000 shares of common stock with a par value of $0.000025 per share and 50,000,000 shares of preferred stock, par value $0.000025. As of March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued and outstanding.

In January 2021, the Company terminated an agreement with a strategic advisor. Under the terms of the termination agreement, the strategic advisor accepted 500,000 private placement warrants to purchase the SPAC’s common stock and 500,000 shares of the SPAC’s common stock. The securities will be issued upon the Company’s consummation of a business combination with the SPAC; if such a business combination is not consummated for any reason, the arrangement will be nullified and the strategic advisor would be eligible to receive a transaction fee if the Company completes a transaction within one year of the termination of the agreement.

F-76

ENSYSCE BIOSCIENCES, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Common Stock

As of March 31, 2021 and December 31, 2020 the Company had a total of 243,790,541 and 239,465,160 shares of common stock issued and outstanding, respectively.

Warrants

In February 2013, the Company issued 200,000 warrants to purchase common stock. The warrants have a ten-year life and have an exercise price of $0.41 per share. As of March 31, 2021 and December 31, 2020, the warrants remained outstanding.

In August 2019, the Company issued 100,000 warrants in connection with the issuance of convertible debt. The warrants have a ten-year life and have an exercise price of $0.20. As of March 31, 2021 and December 31, 2020, the warrants remained outstanding.

NOTE 9 - STOCK-BASED COMPENSATION

In 2016, the Company adopted the Ensysce Biosciences, Inc. 2016 Stock Incentive Plan (the “2016 Plan”). In February 2019, the Board and stockholders authorized an increase in the shares reserved under the 2016 Plan from 75,000,000 to 100,000,000. The 2016 Plan, as amended, allows for the issuance of non-statutory stock options, incentive stock options and other equity awards. Grants pursuant to the 2016 Plan may be made to the Company’s employees, directors, and consultants.

In March 2019, the Company adopted the 2019 Directors Plan, which was amended in August 2020. The 2019 Directors Plan, as amended, allows for the issuance of up to 2,500,000 shares of the Company’s common stock pursuant to the grant of non-statutory stock options.

In addition to the 2016 Plan and the 2019 Directors Plan, the Company has two legacy equity incentive plans (the “Legacy Plans”). No additional equity awards may be made under the Legacy Plans and the outstanding options will expire if unexercised by certain dates through August 2024.

As of March 31, 2021 and December 31, 2020, the options outstanding under each plan were as follows:

	March 31,	December 31,
	2021	2020
Legacy Plans	4,022,288	8,247,669
2016 Plan	61,265,500	61,265,500
2019 Directors Plan	2,200,000	2,300,000
Total options outstanding	67,487,788	71,813,169

Option Activity

During the three months ended March 31, 2020, the Company granted stock options to purchase an aggregate of 1,000,000 shares of common stock to a member of the board of directors. The options vest over three years and have an exercise price of $0.22 per share.

The Company recognized within general and administrative expense stock-based compensation expense of $43,820 and $32,486 for the three months ended March 31, 2021 and 2020, respectively. During the three months ended March 31, 2021 and 2020, there was no stock-based compensation allocated to research and development expense.

F-77

ENSYSCE BIOSCIENCES, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the Company’s stock option activity the three months ended March 31, 2021:

		Weighted average
	Options	Exercise price	Remaining contractual life	Intrinsic value
Outstanding at December 31, 2020	71,813,169	$0.15	6.8	$1,817,383
Granted	-	$-		$-
Exercised	(4,325,381)	$0.06		$472,453
Expired / Forfeited	-	$-		$-
Outstanding at March 31, 2021	67,487,788	$0.16	7.0	$1,344,930
Exercisable at March 31, 2021	65,543,350	$0.16	6.9	$1,328,263
Vested and expected to vest	67,487,788	$0.16	7.0	$1,344,930

Option Valuation

The fair value of each stock option granted has been determined using the Black-Scholes option-pricing model. The material factors incorporated in the Black-Scholes model in estimating the fair value of the options granted for the periods presented were as follows:

Three months ended
March 31, 2021
Stock price	$0.17
Exercise price	$0.22
Expected stock price volatility	124.0%
Expected term (years)	5.8
Risk-free interest rate	1.52%
Expected dividend yield	0%

●	Expected stock-price volatility. The expected volatility is derived from the historical volatilities of publicly traded companies within the Company’s industry that the Company considers to be comparable to the Company’s business over a period approximately equal to the expected term.
●	Expected term. The expected term represents the period that the stock-based awards are expected to be outstanding. The Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term due to a lack of sufficient data. Therefore, the Company estimates the expected term for employees by using the simplified method provided by the Securities and Exchange Commission. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options.
●	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term.
●	Expected dividend yield. The expected dividend is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on the Company’s common stock.

The weighted-average grant date fair value of options granted during the three months ended March 31, 2020 was $0.15. There were no options granted during the three months ended March 31, 2021.

As of March 31, 2021, the Company had an aggregate of $115,633 of unrecognized share-based compensation cost, which is expected to be recognized over the weighted average period of 2.1 years.

F-78

ENSYSCE BIOSCIENCES, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Shares Reserved for Future Issuance

The following shares of common stock are reserved for future issuance:

March 31, 2021
Stock options outstanding	67,487,788
Stock options available for future grant under 2016 Plan	38,734,500
Stock options available for future grant under 2019 Directors Plan	200,000
Warrants outstanding	300,000
Total shares of common stock reserved for future issuance	106,722,288

NOTE 10 - RELATED PARTIES

During the three months ended March 31, 2021 and 2020, the Company paid cash compensation of $33,146 and $12,989, respectively, to the Chief Executive Officer through a separate operating company with which the Chief Executive Officer is affiliated. As of March 31, 2021 and December 31, 2020, the Company owed $3,584 and $12,989, respectively, in accounts payable to the separate operating company.

The Company issued a series of convertible notes to the Chairman of the Board as described in Note 7, which totaled $2.5 million as of March 31, 2021 and December 31, 2020.

As of March 31, 2021 and December 31, 2020, the Company had promissory notes outstanding to three members of the board of directors, including the Chief Executive Officer and Chairman of the Board, which totaled $400,000 and $100,000, respectively, as described in Note 7.

NOTE 11 - SUBSEQUENT EVENTS

The Company evaluated subsequent events requiring recording or disclosure in the unaudited consolidated financial statements for the three months ended March 31, 2021 through the date the financial statements were issued and concluded that no events have occurred that would require recognition or disclosure in the consolidated financial statements except as described below:

In May 2021, the Company issued a promissory note to a member of the Board of Directors for proceeds of $50,000. The note contains the same terms as the 2021 promissory notes discussed in Note 7.

F-79

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

January 31, 2021

by and among

ENSYSCE BIOSCIENCES, INC.,

EB MERGER SUB, INC.

and

LEISURE ACQUISITION CORP.

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of January 31, 2021, is entered into by and among Leisure Acquisition Corp., a Delaware corporation (“LACQ”), EB Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LACQ (“Merger Sub”), and Ensysce Biosciences, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Section 1.1 of this Agreement.

RECITALS

WHEREAS, LACQ is a blank check company incorporated as a Delaware corporation and formed for the purpose of acquiring one or more businesses through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization, exchangeable share transaction or other similar business transaction (a “Business Combination”);

WHEREAS, the Company is a company incorporated as a Delaware corporation and is developing therapeutics for pain, addiction, viral infections and oncology;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of LACQ, and was formed for the sole purpose of the Merger;

WHEREAS, subject to the terms and conditions hereof, at the Merger Effective Time, Merger Sub shall merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company;

WHEREAS, the board of directors of each of LACQ (on its own behalf and as the sole stockholder of Merger Sub) and Merger Sub has approved and declared advisable the Transactions to which they are a party upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (with respect to LACQ, the “LACQ Board Recommendation”);

WHEREAS, the board of directors of the Company has approved and declared advisable the Transactions to which it is a party upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL;

WHEREAS, within two days following the execution and delivery of this Agreement, the Company shall execute and deliver an irrevocable written consent in the form of Exhibit A hereto, pursuant to which the Company Stockholders collectively holding sufficient type and number of shares of Company Common Stock have adopted this Agreement and approved the Merger under all applicable Laws and the Governing Documents (the “Company Stockholder Approval”);

WHEREAS, in furtherance of the Transactions, LACQ shall provide an opportunity to the LACQ Stockholders to have their LACQ Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, LACQ’s certificate of incorporation and bylaws (the “LACQ Governing Documents”), the Trust Agreement and the Proxy Statement/Prospectus, in conjunction with, inter alia, obtaining approval of the Business Combination from the LACQ Stockholders;

A-1

WHEREAS, in connection with the Business Combination, LACQ, MLCP GLL Funding LLC (“MLCP”) and Hydra LAC, LLC (“Hydra”) have entered into a Warrant Surrender Agreement, pursuant to which, among other things, MLCP and Hydra have each agreed to, on the Closing Date, but in any event immediately prior to the Merger Effective Time, and subject to the Closing, irrevocably surrender, forfeit, terminate and cancel, for no consideration and without further right, obligation or liability of any kind or nature on the part of LACQ, the Company or Merger Sub, 250,000 LACQ Placement Warrants; and

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, (i) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder and (ii) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, LACQ, the Company and Merger Sub each hereby agree as follows:

Article I.
DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“$” or “Dollars” means dollars, the lawful currency of the United States.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, or any judicial, administrative or other proceeding or investigation, by or before any Governmental Authority.

“Additional LACQ Stock Consideration” has the meaning specified in Section 4.1(e).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. For purposes of this Agreement, “control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control” shall have correlative meanings). Notwithstanding anything to the contrary herein, for purposes of this Agreement and any Ancillary Agreement, Inspired Entertainment, Inc. and any Subsidiary thereof shall not be deemed an “Affiliate” of LACQ.

“Affiliate Transaction” has the meaning specified in Section 5.24.

“Aggregate Holder Per Share Merger Consideration” has the meaning specified in Section 4.1(d).

“Agreement” has the meaning specified in the Preamble hereto.

A-2

“Alternative Company Transaction” means, other than the transactions contemplated by this Agreement and the Ancillary Agreements (including the transactions with LACQ contemplated hereby and any Financing transaction), any (i) reorganization, liquidation, refinancing, dissolution or recapitalization of the Company, (ii) merger, capital stock exchange, consolidation, exchangeable share transaction or other business combination involving the Company or its Subsidiaries, (iii) purchase or sale of all or substantially all of the Company Common Stock or other Equity Securities of the Company or its Subsidiaries (including any rights to acquire, or securities convertible into or exchange for, any such Equity Securities) or the assets used primarily in the business of the Company or its Subsidiaries, or (iv) any similar transaction or business combination involving the Company, its Subsidiaries or their respective assets.

“Alternative Transaction Proposal” has the meaning specified in Section 7.6.

“Ancillary Agreements” means such other agreements entered into in accordance with or pursuant to the terms of this Agreement.

“Anti-Corruption Laws” means any applicable Laws relating to anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means the anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority to which it is subject, including the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Assumed Warrant” has the meaning specified in Section 4.1(b).

“Audited Financial Statements” means the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019, and the related audited consolidated statements of operations, changes in stockholders’ equity and cash flow for each of the fiscal years then ended, in each case, together with the notes thereto and the auditor’s report thereon.

“Business” means developing opioids related to drug abuse and drug overdose prevention in addition to development of other pharmaceutical drugs.

“Business Combination” has the meaning specified in the Recitals.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions) made to LACQ by a third party or “group” to enter into a merger, consolidation, amalgamation, share exchange, share purchase, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (i) LACQ’s stockholders prior to such transaction in the aggregate cease to own at least seventy-five percent (75%) of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (ii) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing seventy-five percent (75%) or more of the LACQ Securities.

A-3

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), and applicable rules, regulations and guidance, in each case, as amended.

“Certificate of Merger” has the meaning specified in Section 2.2.

“Certificates” has the meaning specified in Section 4.2(b).

“Change of Board Recommendation” has the meaning specified in Section 8.1(a).

“Closing” has the meaning specified in Section 3.1.

“Closing Date” has the meaning specified in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Common Stock” means the Company’s common stock, par value $.000025 per share.

“Company Convertible Notes” has the meaning specified in Section 4.1(e).

“Company Disclosure Schedules” has the meaning specified in Article V.

“Company Employees” means all of the employees (including officers) of the Company or any of its Subsidiaries.

“Company Indemnitees” has the meaning specified in Section 8.10(a).

“Company IP” means all Intellectual Property Rights owned or purported to be owned, or licensed, by the Company or any of its Subsidiaries, or currently used or held for use in the Business whether registered or unregistered or domestic or foreign.

A-4

“Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions; provided, however, in respect of the preceding clause (a), that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” on or in respect of the Company and its Subsidiaries: (i) any change in applicable Laws or GAAP or any interpretation thereof, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) any change generally affecting the industry in which the Company and its Subsidiaries, taken as a whole, operate or the economy as a whole, (iv) the announcement of this Agreement or the consummation of the Transactions, (v) the compliance with the terms of this Agreement or the taking of any action required by this Agreement, (vi) any natural disaster, (vii) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions or (viii) any failure of Company to meet any projections or forecasts, provided that clause (viii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect); or (ix) any action taken (or omitted to be taken) at the written request of, or with written consent of, LACQ; provided, further, that any event, state of facts, condition, change, development, circumstance, occurrence or effect referred to in clauses (i), (ii), (iii), (vi), or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means all options issued under a Company Stock Plan representing the right to acquire shares of Company Common Stock that are outstanding as of the date of this Agreement.

“Company Plans” means all material employee benefit plans, programs, policies, practices, or other arrangements sponsored or maintained by the Company or any of its Subsidiaries, or to which any of the Company or its Subsidiaries is a party or bound or contributes or is obligated to contribute, or have any obligations or liability (contingent or otherwise), in which Company Employees, former employees of the Company or its Subsidiaries, current or former directors of the Company or its Subsidiaries or any beneficiaries or dependents thereof participate or pursuant to which payments are made, or benefits are provided, to Company Employees, former employees of the Company or its Subsidiaries, or current or former directors of the Company or its Subsidiaries (or their spouses, dependents or beneficiaries), including any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, stock appreciation, phantom stock or stock unit, severance, employment, change of control, fringe benefit, welfare, supplemental unemployment benefit, pension, profit sharing, termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health, medical, dental, life, disability or other insurance (whether insured or self-insured) plan, program, policy, agreement or arrangement, other than any Multiemployer Plan or plans established pursuant to and mandated by statute.

“Company Product Candidate” means the Company’s and its Subsidiaries’ pre-clinical and clinical product candidates, which are set forth on Section 1.1 of the Company Disclosure Schedule.

A-5

“Company Stock Plans” means the Ensysce Biosciences, Inc. 2016 Stock Incentive Plan and the 2019 Directors Plan.

“Company Stockholder” means a holder of Company Common Stock.

“Company Stockholder Approval” has the meaning specified in the Recitals.

“Company Warrant” means a warrant to purchase Company Common Stock.

“Confidentiality Agreement” means the confidentiality agreement by and between LACQ and the Company dated as of January 15, 2021.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, subleases, licenses, commitments or arrangements.

“Convertible Notes Conversion” has the meaning specified in Section 4.1(e).

“Depositary” means such Person as the Company may, with the approval of LACQ acting reasonably, appoint to act as depositary in relation to the Merger.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedules” means, collectively, the Company Disclosure Schedules and the LACQ Disclosure Schedules.

“Dissenting Shares” shall mean all shares of Company Common Stock held by a Company Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL with respect to its Company Common Stock.

“Environment” means the natural environment (including soil, land surface or subsurface strata), surface waters, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, and any other environmental medium or natural resource.

“Environmental Laws” means all Laws relating in full or in part to the protection of the Environment and includes, those Laws relating to the storage, generation, use, handling, manufacture, processing, transportation, treatment, Release and disposal of Hazardous Material.

“Equity Securities” means, with respect to any Person, all shares of capital stock (including, in the case of the Company, the Company Common Stock), equity interests, profits interests and participations in such Person’s capital stock or other equity interests (however designated), and any debt, rights, warrants, stock appreciation rights, shares of restricted stock, restricted stock units or options or warrants exercisable or exchangeable for or convertible into any of the foregoing.

“ERISA” means Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

A-6

“Exchange Agent” has the meaning specified in Section 4.2(a).

“Exchange Fund” has the meaning specified in Section 4.2(a).

“Exchange Ratio” means 0.06585.

“Exchanged Option” has the meaning specified in Section 4.1(c).

“Existing Convertible Notes” means each convertible promissory note between the Company and the holder thereof as set forth in Section 5.4 of the Company Disclosure Schedule, which for the avoidance of doubt shall not include any convertible promissory note issued by a Subsidiary of the Company.

“Expense Advancement Agreement” means the Expense Advancement Agreement, dated December 1, 2017, by and among LACQ, Hydra Management, LLC, MLCP GLL Funding LLC, and Vora, as amended from time to time.

“FDA” means the U.S. Food and Drug Administration.

“FDA Application Integrity Policy” has the meaning specified in Section 5.31.

“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“Financing” has the meaning specified in Section 8.9.

“Form S-4” means the registration statement on Form S-4 of LACQ with respect to registration of LACQ Common Stock and LACQ Warrants.

“Form S-8” means the registration statement on Form S-8 of LACQ with respect to registration of options exercisable for LACQ Common Stock.

“Fundamental Representations” has the meaning specified in Section 10.3(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“General Services Administration” means the U.S. General Services Administration.

“Governing Documents” has the meaning specified in Section 5.3.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, arbitrator or arbitral body, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

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“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, and (g) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may reasonably be expected to be imposed pursuant to Environmental Law.

“Hydra” has the meaning specified in the Recitals.

“Indebtedness” means with respect to any Person and its Subsidiaries, without duplication, any liabilities and obligations, written or unwritten, contingent or otherwise (together with accrued and unpaid interest thereon and any prepayment, premium or other penalties and any fees, costs, and expenses thereunder due upon repayment thereof), in respect of (a) indebtedness for borrowed money, including accrued interest (and any cost associated with prepaying any such indebtedness) solely to the extent such indebtedness is prepaid, (b) capitalized lease obligations, (c) amounts drawn on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) obligations evidenced by bonds, debentures, notes, debt securities, loans, credit agreements, mortgages and similar instruments, (e) obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including any earn out liabilities associated with past acquisitions, (f) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Person or any of its Subsidiaries and (g) all indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally, in any manner.

“Intellectual Property” means all intellectual property, including any trademarks, trade names, business names, brand names, service marks, logos, indicia of source, internet domain names, computer software and computer programs (other than standard off-the-shelf software), works of authorship, copyrights, industrial designs, games, data, recipes, moral rights, designs, inventions and patents, formulae, processes, know-how and technology and trade secrets, whether domestic or foreign, registered or unregistered, as well as any applications, continuations, continuations in part, divisional applications, and goodwill associated with any of the foregoing.

“Intellectual Property Rights” means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all U.S. and foreign (a) trademarks, service marks, names, corporate names, trade names, domain names, URLs, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (b) patents and patent applications, including any provisionals, non-provisionals, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, and any invention disclosures (“Patents”), (c) copyrights, copyrightable materials, copyright registration, applications for copyright registration, and copyrightable subject matter (“Copyrights”), (d) rights in software programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (e) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulas, models and methodologies (“Trade Secrets”), (f) all rights in the foregoing and in other similar intangible assets and (g) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

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“Intended Tax Treatment” has the meaning specified in Section 9.4(a).

“IRS” means the U.S. Internal Revenue Service.

“knowledge” means, with respect to the Company, the actual knowledge of D. Lynn Kirkpatrick, Richard Wright and Steve Martin.

“LACQ” has the meaning specified in the Preamble hereto.

“LACQ Board Recommendation” has the meaning specified in the Recitals.

“LACQ Common Stock” means common stock, par value $.0001 per share, of LACQ.

“LACQ Cure Period” has the meaning specified in Section 11.1(d).

“LACQ Disclosure Schedules” has the meaning specified in Article VI.

“LACQ Financial Statements” has the meaning specified in Section 6.10(d).

“LACQ Fundamental Representations” has the meaning specified in Section 10.2(a).

“LACQ Governing Documents” has the meaning specified in the Recitals.

“LACQ Indemnitees” has the meaning specified in Section 8.10(a).

“LACQ Management” means the Executive Chairman, Chief Executive Officer and Chief Financial Officer of LACQ.

“LACQ Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, properties, results of operations or financial condition of LACQ or (b) the ability of LACQ to perform its obligations under this Agreement or to consummate the Transactions; provided, however, in respect of the preceding clause (a), that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “LACQ Material Adverse Effect” on or in respect of LACQ: (i) any change in applicable Laws or GAAP or any interpretation thereof, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) any change generally affecting the industry in which LACQ operates or the economy as a whole, (iv) the announcement of this Agreement, any Ancillary Agreement or the consummation of the Transactions or any LACQ Share Redemptions, either individually or in the aggregate, (v) the compliance with the terms of this Agreement or the taking of any action required by this Agreement, (vi) any natural disaster, (vii) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions; or (viii) any action taken (or omitted to be taken) at the written request of, or with written consent of, the Company; provided, further, that any event, state of facts, change, development, circumstance, occurrence or effect referred to in clauses (i), (ii), (iii), (vi), or (vii) above may be taken into account in determining if an LACQ Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, properties, results of operations or financial condition of LACQ relative to similarly situated companies in the industry in which LACQ conducts its operations.

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“LACQ Material Contract” means a material Contract, as such term is defined under Regulation S-K of the Securities Act, to which LACQ is a party.

“LACQ Placement Warrant” means a warrant issued by LACQ pursuant to that certain Warrant Purchase Agreement, dated as of December 1, 2017, by and between LACQ and the purchasers named therein and any other warrants issued by LACQ in respect of the conversion of any promissory notes.

“LACQ Preferred Shares” has the meaning specified in Section 6.5(a).

“LACQ Public Warrant” means a warrant issued by LACQ in its initial public offering to purchase one share of LACQ Common Stock at an exercise price of $11.50.

“LACQ SEC Reports” has the meaning specified in Section 6.20.

“LACQ Securities” has the meaning specified in Section 6.5(a).

“LACQ Share Redemption” means the election of an eligible (as determined in accordance with the LACQ Governing Documents) holder of LACQ Common Stock to redeem all or a portion of the shares of LACQ Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with the LACQ Governing Documents) in connection with the Transaction Proposals.

“LACQ Special Meeting” means a meeting of the holders of LACQ Common Stock to be held for the purpose of approving the Transaction Proposals.

“LACQ Stockholder” means a holder of LACQ Common Stock.

“LACQ Stockholder Approval” means the approval and adoption of this Agreement and consummation of the Transactions, by an affirmative vote of the holders of a majority of the outstanding shares of LACQ Common Stock at a stockholders’ meeting duly called and held for such purpose.

“LACQ Termination Fee” has the meaning specified in Section 11.2(a).

“LACQ Warrant” means the LACQ Public Warrants and the LACQ Placement Warrants.

“Law” means any statute, law (including common law), ordinance, rule, code, regulation or Governmental Order, in each case, of any Governmental Authority and having the force of law.

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“Leased Personal Property” means all personal or movable property leased or subleased by the Company or any of its Subsidiaries.

“Leased Real Property” means all real property leased, licensed or subleased by the Company or any of its Subsidiaries as lessee, sublessee or licensee pursuant to a Real Property Lease.

“Legal Proceedings” has the meaning specified in Section 5.13.

“Letter of Transmittal” has the meaning specified in Section 4.2(b).

“Lien” means any lien, mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, lease, right-of-way, easement, encroachment, restriction on transfer, title defect, option, right of first refusal or offer, license or other lien of any kind.

“Lock-Up Agreements” has the meaning specified in Section 7.9.

“Material Contracts” means any Contract (including a letter of intent) to which the Company or one or more of its Subsidiaries are a party or by which any of their respective assets are bound that: (a) if terminated would materially impair the ability of the Company or any of its Subsidiaries to carry on its respective business in the ordinary course of business or would constitute a Company Material Adverse Effect; (b) contains any non-competition obligations that would materially restrict or limited the ability to conduct the Business or otherwise restricts or purports to restrict in any material way the Business of the Company or its Subsidiaries; (c) relates to Indebtedness or the granting or evidencing a Lien on any material property or asset of the Company or any Subsidiary thereof (other than a Permitted Lien) (a “Material Debt Contract”); (d) is a Contract with an Affiliate, director, officer, equityholder or shareholder of the Company or a Subsidiary thereof or with an Affiliate of any such Person or that is otherwise set forth on Section 5.27 of the Company Disclosure Schedules, other than a Contract with an employee of the Company which is terminable on no more than 60 days’ notice without the payment of severance; (e) is a joint venture, alliance or partnership agreement (except as entered into in the ordinary course of business or that is not material to the Company or its Subsidiaries, taken as a whole); (f) relates to capital expenditures or other purchases of material, supplies, equipment or other assets or properties or services (other than purchase orders or Contracts for material, supplies, equipment or other assets or properties or services in the ordinary course of business) in excess of $250,000 in the aggregate; (g) involves the future disposition or acquisition of assets or properties in connection with any merger, consolidation or similar business combination transaction, whether or not enforceable, involving consideration of more than $250,000; (h) relates to a completed acquisition by the Company or its Subsidiaries of any operating business or the capital stock or other equity interests of any other Person pursuant to which the Company or its Subsidiaries has material continuing obligations as of the date hereof; (i) involves any resolution or settlement since December 31, 2020 of any actual or threatened litigation, arbitration, claim or other dispute, excluding any claims covered by insurance, involving (A) payment obligations in excess of $250,000 individually or (B) material non-monetary restrictions or obligations on the part of the Company or its Subsidiaries which remain in effect as of the date hereof; (j) provides for indemnification by the Company or its Subsidiaries (except as entered into in the ordinary course of business or that is not material to the Company or its Subsidiaries, taken as a whole); (k) Real Property Leases; (l) any executory contract relating to the research and development of pharmaceutical products, including any consulting, service, collaboration, sponsor or supplier agreements involving clinical and pre-clinical studies, chemical analysis, biological screening, imaging, drug formulation, process development, and the supply or storage of samples, materials, and equipment related thereto; (m) relates to the Company or its Subsidiaries (1) granting rights in or to use any Patents, except for Contracts with service providers to which the Company or any of its Subsidiaries grants a license solely for the purpose of providing services to the Company or such Subsidiary, (2) receiving rights in or to any Intellectual Property Rights that is used or currently intended for use in, or otherwise necessary to manufacture, any Company Product Candidates, or (3) other than as described in the foregoing clauses (1) and (2), granting or receiving rights in or to any Intellectual Property Rights material to the Business; or (n) relates to any exclusive grants of rights in or to any material Company IP by the Company or any of its Subsidiaries.

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“Material Debt Contract” has the meaning specified in the definition of “Material Contracts”.

“Material Permit” means any Permit of the Company and/or its Subsidiaries that is material to the operation of their respective businesses.

“Merger” has the meaning specified in Section 2.1.

“Merger Effective Time” has the meaning specified in Section 2.2.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Stockholder Approval” means the adoption and approval of this Agreement by LACQ in its capacity as the sole stockholder of Merger Sub.

“MLCP” has the meaning specified in the Recitals.

“Multiemployer Plan” means a Company Plan that applies to or permits participation by employers that are not Affiliates of the Company, including any “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“NASDAQ” means the NASDAQ Stock Market.

“Newly Issued Convertible Notes” has the meaning specified in Section 7.1(k).

“Notice Period” has the meaning specified in Section 8.1(d)(ii).

“Outside Date” has the meaning specified in Section 11.1(c)(iii).

“Owned Personal Property” means all personal or movable property owned by the Company or any of its Subsidiaries.

“Ownership Allocation Schedule” has the meaning specified in Section 4.1(d).

“Party” or “Parties” has the meaning specified in the Preamble hereto.

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“Per Share Merger Consideration” has the meaning specified in Section 4.1(a)(i).

“Permits” means any license, permit, certificate, franchise, consent, order, grant, easement, covenant, approval, registration or other authorization of and from any person, including any Governmental Authority.

“Permitted Liens” means (a) mechanics, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP (if deemed appropriate), (b) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP on the Financial Statements, (c) Liens securing rental payments under capital lease agreements, (d) liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (i) are title exceptions disclosed on the title insurance policy for the Leased Real Property, or (ii) do not materially interfere with the present uses, value or marketability of such real property, (e) Liens securing payment, or any other obligations, of the Company or its Subsidiaries with respect to Indebtedness, and (f) Liens described on Section 1.1(b) of the Company Disclosure Schedules.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means any information that can be used to personally identify, locate or contact an individual, including an employee, contractor, customer, or potential customer of Company or its Subsidiaries including, without limitation: name, address, telephone number and electronic mail address sensitive personally identifiable information (e.g., social security number, social insurance number, bank account number or credit card number) and any special categories of personal information regulated or covered by Laws relating to privacy, security, data collection, data protection, data sharing, direct marketing, consumer protection, location tracking, customer tracking, behavioral marketing, and workplace privacy.

“Privacy Contracts” has the meaning specified in Section 5.25(a).

“Privacy Laws” means all Laws relating to privacy, security, data collection, data protection, data sharing, direct marketing, consumer protection, location tracking, customer tracking, behavioral marketing and workplace privacy laws, rules and regulations that apply to the Company or its Subsidiaries.

“Prohibited Payment” has the meaning specified in Section 5.26(b).

“Proposed Changed Terms” has the meaning specified in Section 8.1(d)(iv).

“Proxy Statement” means the proxy statement filed by LACQ on Schedule 14A with respect to the LACQ Special Meeting to approve the Transaction Proposals.

“Proxy Statement/Prospectus” means the proxy statement/prospectus, including the Proxy Statement, relating to the Transactions which shall constitute a proxy statement of LACQ to be used for the LACQ Special Meeting to approve the Transaction Proposals (which shall also provide the LACQ Stockholders with the opportunity to redeem their shares of LACQ Common Stock in conjunction with a stockholder vote on the Business Combination) and a prospectus with respect to the LACQ Common Stock to be offered and issued to the Company Stockholders and the effect of the Transactions on the Company Options and Company Warrants pursuant to Section 4.4, in all cases in accordance with and as required by the LACQ Governing Documents, applicable Law, and the rules and regulations of NASDAQ.

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“Real Property Leases” means each of the lease agreements related to the Leased Real Property.

“Registered Company IP” means all Company IP that is (a) owned, exclusively licensed to, or purported to be owned by or exclusively licensed to, the Company or any of its Subsidiaries and (b) registered, filed or issued under the authority of any Governmental Authority, including all Patents, registered Copyrights, registered Trademarks, domain names, and all applications for registration of any of the foregoing.

“Regulatory Approvals” means, collectively, approvals required under all sanctions, rulings, consents, filings, orders, registrations, exemptions, permits and no action letters, approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of any Governmental Authority required in order to effect the Closing in accordance with applicable Laws.

“Release” means any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Material, whether accidental or intentional, into the Environment that would constitute a violation of Environmental Law.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under applicable Trade Control Laws (including Russia, Cuba, Iran, North Korea, Sudan, Syria and Crimea region of Ukraine).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Securities Forms effective and has confirmed that it has no further comments on the Proxy Statement/Prospectus.

“Securities Act” has the meaning specified in Section 5.24.

“Securities Forms” has the meaning specified in Section 9.2(a).

“Sponsor Share” means a share of LACQ Common Stock held by a Sponsor or its Affiliates.

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“Sponsor Warrant” means a LACQ Warrant held by a Sponsor or its Affiliates.

“Sponsors” means Daniel B. Silvers, A. Lorne Weil, George Peng, Eric Carrera, MLCP, Matthews Lane Capital Partners LLC and Hydra.

“Standard Contract” means (a) “shrink wrap” or other licenses for generally commercially available software (including open source software) or hosted services and (b) Contracts with the employees or contractors of the Company or any of its Subsidiaries substantially on the Company’s or such Subsidiary’s standard forms.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is or controls, directly or indirectly, a general partner or managing member.

“Superior Business Combination Proposal” shall mean an unsolicited bona fide written offer made to LACQ by a third party or “group” to enter into a merger, consolidation, amalgamation, share exchange, share purchase, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (i) LACQ’s stockholders prior to such transaction in the aggregate cease to own at least seventy-five percent (75%) of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (ii) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing seventy-five percent (75%) or more of the LACQ Securities, that: (i) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (ii) is on terms and conditions that the LACQ board of directors determines in good faith, following consultation with its outside legal counsel and financial advisor, is reasonably likely to be more favorable, from a financial point of view, to LACQ stockholders than the terms contemplated by this Agreement; and (iii) is more likely than not to be consummated by the Outside Date; provided, however, that any such offer shall not be deemed to be a “Superior Business Combination Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed or is not reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

“Surviving Company” has the meaning specified in Section 2.1.

“Tax Return” means any return, declaration, election, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, government-sponsored pension plan premiums or contributions, employment/unemployment insurance, employer health or estimated taxes, and including any interest, penalty, or addition thereto.

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“Terminating Company Breach” has the meaning specified in Section 11.1(c)(i).

“Terminating LACQ Breach” has the meaning specified in Section 11.1(d)(i).

“Trade Control Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the Office of Foreign Assets Control or the U.S. Department of State) and the United Nations Security Council, and all anti-boycott Laws administered by the U.S. Department of Commerce and U.S. Department of Treasury’s Internal Revenue Service.

“Transaction Expenses” means the aggregate amount of all costs, fees and expenses payable to third parties incurred by or on behalf of LACQ, the Company and the Sponsors, in each case, at or prior to the Closing in connection with the review, negotiation, execution and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including (a) the fees and expenses of legal counsel, accountants, underwriters and other representatives and consultants and due diligence (including travel-related) costs, fees and expenses, including, for the avoidance of doubt, fees and expenses to perform audits including with respect to Public Company Accounting Oversight Board standards and quality of earnings reports, and (b) all such costs, fees and expenses payable in connection with or otherwise triggered by the Transactions.

“Transaction Proposals” has the meaning specified in Section 8.7(a).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including, but not limited to, the Merger.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, property or other similar Taxes.

“Trust Account” has the meaning specified in Section 6.21.

“Trust Account Amount” has the meaning specified in Section 8.3.

“Trust Agreement” has the meaning specified in Section 6.21.

“Trustee” has the meaning specified in Section 6.21.

“Unaudited Financial Statements” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and the related unaudited consolidated statement of operations for the year then ended.

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Section 1.2 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) all references to “ordinary course,” “ordinary course of business” and “ordinary course of business consistent with past practice” shall mean, with respect to any Person, the usual and ordinary course of such Person’s business consistent with past custom and practice (including with respect to frequency, quantity and magnitude). Unless the context otherwise requires, references herein: (v) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (w) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof (and, if applicable, as permitted by this Agreement) (x) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; (y) to a Person are also to its successors and permitted assigns; and (z) the use of “or” is not intended to be exclusive unless expressly indicated otherwise. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Article II.
MERGER

Section 2.1 Merger. Subject to the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (sometimes hereinafter referred to as the “Surviving Company”) and upon the Merger, the separate corporate existence of Merger Sub shall cease.

Section 2.2 Merger Effective Time Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger in customary form reasonably acceptable to LACQ and the Company (the “Certificate of Merger”) shall be duly executed by the Company and Merger Sub and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date. The Merger shall become effective at such time as a properly executed and certified copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as LACQ and the Company may agree upon and set forth in the Certificate of Merger (such time as the Merger becomes effective, the “Merger Effective Time”).

Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Merger Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all liabilities and duties of the Company and Merger Sub shall become the liabilities and duties of the Surviving Company.

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Article III.
CLOSING

Section 3.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article X have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as LACQ and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. Subject to the satisfaction or waiver of all of the conditions set forth in Article X, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, LACQ, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in sections 251 and 103 of the DGCL.

Section 3.2 Certificate of Incorporation and Bylaws. The certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Company at and immediately after the Merger Effective Time, until thereafter amended in accordance with its terms or the DGCL. The bylaws of Merger Sub in effect immediately prior to the Merger Effective Time shall be the bylaws of the Surviving Company at and immediately after the Merger Effective Time, until thereafter amended as provided therein or under the DGCL. Within fifteen (15) Business Days following the date hereof, the Parties shall agree upon (i) the form of amended and restated certificate of incorporation of LACQ, which, subject to the approval of the LACQ Stockholders, shall become the certificate of incorporation of LACQ at the Merger Effective Time until thereafter amended as provided therein or under the DGCL and (ii) the form of amended and restated bylaws of LACQ, which shall become the bylaws of LACQ at the Merger Effective Time until thereafter amended as provided therein or under the DGCL.

Section 3.3 Board of Directors; Officers. The Parties shall take all actions necessary to ensure that immediately following the Merger Effective Time, (i) the board of directors of LACQ shall be comprised of two individuals designated by LACQ and five individuals designated by the Company and (ii) the officers of the Company immediately prior to the Closing shall be the officers of LACQ.

Section 3.4 Payment of Transaction Expenses. No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, each of LACQ and the Company shall provide to the other party a written report setting forth the aggregate amount of all Transaction Expenses to be paid in cash (rather than Equity Securities of the Surviving Company) by or on behalf of such party to third parties and such Transaction Expenses shall be paid by the Surviving Company to the applicable third parties immediately after Closing, as directed in such written reports by LACQ in the sole discretion of LACQ Management (in the case of LACQ’s Transaction Expenses), and as directed by the Company (in the case of the Company’s Transaction Expenses); provided, however, that (a) the aggregate amount of such Transaction Expenses to be paid on behalf of LACQ shall not cause the amount of LACQ’s available cash at Closing to be reduced below $5,000,000 (after accounting for the payment in cash of such Transaction Expenses even if not paid prior to the Closing), (b) LACQ Management may, in its sole discretion, direct that some or all of such Transaction Expenses be paid through the issuance of Equity Securities of LACQ rather than through direct cash payments and (c) the aggregate amount of such Transaction Expenses to be paid on behalf of the Company shall not exceed the amount set forth on Section 3.4(b) of the Company Disclosure Schedules.

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Article IV.
MERGER CONSIDERATION; EFFECT OF THE MERGER ON CAPITAL STOCK

Section 4.1 Conversion of Securities.

(a) At the Merger Effective Time, by virtue of the Merger and without any action on the part of LACQ, Merger Sub or any other Person:

(i) each share of Company Common Stock (other than Dissenting Shares but including Company Common Stock resulting from the Convertible Notes Conversion) issued and outstanding immediately prior to the Merger Effective Time shall be canceled and converted into the right to receive a fraction of a share of LACQ Common Stock equal to the Exchange Ratio (collectively, the “Per Share Merger Consideration”), subject to rounding pursuant to Section 4.2(i);

(ii) each share of capital stock of the Company held in the treasury of the Company immediately prior to the Merger Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii) each share of common stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Company; and

(iv) each Dissenting Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled and cease to exist in accordance with Section 4.3(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 4.3(a).

(b) At the Merger Effective Time, each Company Warrant, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, cease to represent a warrant to acquire shares of Company Common Stock and shall be converted into a warrant to acquire a number of shares of LACQ Common Stock (each such resulting warrant, an “Assumed Warrant”) equal to (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Merger Effective Time, multiplied by (ii) the Exchange Ratio (which resulting amount of shares of LACQ Common Stock shall be rounded down to the nearest whole number), at an exercise price per share equal to (A) the exercise price per share of Company Common Stock subject to such Company Warrant immediately prior to the Merger Effective Time, divided by (B) the Exchange Ratio (which exercise price shall be rounded up to the nearest whole cent), in each case, as set forth in the Ownership Allocation Schedule. Except as specifically provided above, following the Merger Effective Time, each Assumed Warrant shall continue to be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. LACQ shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares of LACQ Common Stock for delivery upon the exercise of such Assumed Warrants.

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(c) At the Merger Effective Time, each Company Option that is outstanding immediately prior to the Merger Effective Time, whether vested or unvested, shall automatically, without any action on the part of the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into an option to purchase a number of shares of LACQ Common Stock (such option, an “Exchanged Option”) equal to (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Merger Effective Time, multiplied by (ii) the Exchange Ratio (which resulting amount of shares of LACQ Common Stock shall be rounded down to the nearest whole number), at an exercise price per share equal to (A) the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the Merger Effective Time, divided by (B) the Exchange Ratio, (which exercise price shall be rounded up to the nearest whole cent) in each case, as set forth in the Ownership Allocation Schedule. Except as specifically provided above, following the Merger Effective Time, each Exchanged Option shall continue to be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Merger Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions.

(d) Section 4.1(d) of the LACQ Disclosure Schedules (the “Ownership Allocation Schedule”) describes (a)(x) each holder of Company Common Stock (after taking into account the Convertible Notes Conversion) and (y) in respect of such holder, the aggregate Per Share Merger Consideration receivable by each such holder (such holder’s “Aggregate Holder Per Share Merger Consideration”) of Company Common Stock pursuant to the terms of this Agreement, (b) each Exchanged Option that will be outstanding as of the Closing, and, with respect to such Exchanged Option, the number of shares of LACQ Common Stock issuable upon exercise of such Exchanged Option and the exercise price of such Exchanged Option, and (c) each Assumed Warrant that will be outstanding as of the Closing, and, with respect to such Assumed Warrant, the number of shares of LACQ Common Stock issuable upon exercise of such Assumed Warrant and the exercise price of such Assumed Warrant. LACQ and Merger Sub shall be entitled to rely fully on the information in the Ownership Allocation Schedule in issuing the Aggregate Holder Per Share Merger Consideration and converting the Company Options and Company Warrants into the Exchanged Options and Assumed Warrants, respectively. Each of LACQ and the Company hereby acknowledge and agree that the Ownership Allocation Schedule sets forth the agreement among the Parties as to the allocation and issuance of the aggregate consideration in respect of the Transactions and, in the case of any discrepancy as between the Ownership Allocation Schedule and the operation of any other provision in this Agreement (including Section 4.1), the Ownership Allocation Schedule will control. In the event application of the provisions set forth above in this Section 4.1 would not result in the treatment of such Equity Securities of the Company as set forth in the Ownership Allocation Schedule at the Merger Effective Time (and the resulting allocation and issuance of consideration set forth in such Ownership Allocation Schedule), the Parties shall work together in good faith to amend such provisions so as to give effect to the intended result set forth in the Ownership Allocation Schedule. Notwithstanding anything to the contrary herein, (i) the aggregate consideration in respect of the Transactions shall in no event exceed the aggregate amounts of Aggregate Holder Per Share Merger Consideration (as may be updated in accordance herewith in respect of any Newly Issued Convertible Notes), Exchanged Options and Assumed Warrants (including the aggregate amount of LACQ Common Stock underlying such Exchanged Options and Assumed Warrants) reflected in the Ownership Allocation Schedule; and (ii) the aggregate number of shares of LACQ Common Stock to be issued (or underlying Equity Securities of LACQ to be issued) to holders of the Company’s Equity Securities (excluding Exchanged Options and Assumed Warrants) in consideration for the Transactions shall not exceed (A) 17,500,000 shares of LACQ Common Stock, plus (B) the Additional LACQ Stock Consideration. No later than five (5) Business Days prior to the Closing Date, if the Parties mutually agree, the Parties shall update such Ownership Allocation Schedule to the extent necessary to reflect any developments between the date hereof and the Closing Date, including with respect to any Newly Issued Convertible Notes and the Additional LACQ Stock Consideration attributable thereto; provided, however, that unless LACQ expressly agrees, such updated Ownership Allocation Schedule will not provide for the allocation or issuance of consideration in respect of any Equity Securities of the Company issued after the date hereof in violation of Section 7.1(k), which Equity Securities shall, for the avoidance of doubt, be cancelled, effective as of the Merger Effective Time.

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(e) Immediately prior to the Merger Effective Time, the Company shall cause the outstanding principal and accrued but unpaid interest due on the Existing Convertible Notes and the Newly Issued Convertible Notes (collectively, the “Company Convertible Notes”) to be converted into the applicable number of shares of Company Common Stock provided for under the terms of such Company Convertible Notes (the “Convertible Notes Conversion”). All of the Company Convertible Notes converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist and each holder of Company Convertible Notes shall thereafter cease to have any rights with respect to such securities. Notwithstanding anything to the contrary in this Section 4.1, in addition to the Aggregate Holder Per Share Merger Consideration payable to the holders of Company Common Stock resulting from the conversion of the Existing Convertible Notes (as set forth in the Ownership Allocation Schedule on the date hereof), the holders of Company Common Stock resulting from the conversion of Newly Issued Convertible Notes shall also be entitled to receive the Per Share Merger Consideration in respect of such Company Common Stock pursuant to Section 4.1(a)(i) (such consideration attributable to Company Common Stock resulting from the conversion of Newly Issued Convertible Notes, the “Additional LACQ Stock Consideration”).

(f) At or prior to the Merger Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Common Stock pursuant to Section 4.1(a), the treatment of the Company Warrants pursuant to Section 4.1(b) and the treatment of the Company Options pursuant to Section 4.1(c).

Section 4.2 Exchange of Securities.

(a) Exchange of Certificates; Exchange Agent. Prior to the Closing Date, LACQ shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by LACQ and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of the Company Common Stock as of immediately prior to the Merger Effective Time, for exchange in accordance with this Article IV, the number of shares of LACQ Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to Section 4.1(a) (such shares of LACQ Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 4.2(c), being hereinafter referred to as the “Exchange Fund”). At the Merger Effective Time, LACQ shall deliver irrevocable instructions to the Exchange Agent to deliver the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 4.2(c) hereof, the Exchange Fund shall not be used for any other purpose.

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(b) Exchange Procedures. Prior to the Merger Effective Time, LACQ shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Common Stock evidenced by certificates (the “Certificates”) entitled to receive the applicable Per Share Merger Consideration pursuant to Section 4.1 a letter of transmittal, which shall be in a form reasonably acceptable to LACQ and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Merger Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and LACQ shall cause the Exchange Agent to deliver, the applicable Per Share Merger Consideration in accordance with the provisions of Section 4.1, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 4.2, each Certificate representing shares of Company Common Stock entitled to receive the applicable Per Share Merger Consideration in accordance with Section 4.1 shall be deemed at all times after the Merger Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 4.1.

(c) Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made after the Merger Effective Time with respect to the LACQ Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of LACQ Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 4.2(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, LACQ shall pay or cause to be paid to the holder of the shares of LACQ Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore payable with respect to such shares of LACQ Common Stock and not paid, and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such shares of LACQ Common Stock with a record date after the Merger Effective Time and prior to surrender, but with a payment date occurring after such surrender.

(d) No Further Rights in Company Common Stock. The Per Share Merger Consideration payable upon conversion of a share of Company Common Stock or pursuant to Section 4.3 in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.

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(e) Adjustments to Per Share Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to LACQ Common Stock or the Company Common Stock occurring on or after the date hereof and prior to the Merger Effective Time; provided, however, that this Section 4.2(e) shall not be construed to permit LACQ or the Company to take any actions with respect to their respective securities that is prohibited by this Agreement.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock by the 180th day after the Merger Effective Time shall be delivered to LACQ. Any holder of Company Common Stock who has not theretofore complied with this Article III shall thereafter look only to LACQ for the applicable Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of LACQ, free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, LACQ or the Surviving Company shall be liable to any holder of Company Common Stock for any LACQ Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 4.2.

(h) Withholding. The Exchange Agent and each of LACQ, the Company, the Merger Sub, the Surviving Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement to any holder of a Company Warrant, a Company Option or Company Common Stock, such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code or any provision of state, local, or non-U.S. Tax Law. As soon as reasonably practicable prior to making any deduction or withholding pursuant to this Section 4.2(h), the Exchange Agent and each of LACQ, the Company, the Merger Sub, the Surviving Company and their respective Affiliates, as applicable, shall use commercially reasonable efforts to (i) provide written notice to the Company of any anticipated deduction or withholding (together with the legal basis therefor), and (ii) at the written request of the Company, cooperate in good faith to reduce or eliminate any amounts that would otherwise be deducted or withheld. Notwithstanding anything to the contrary in this Section 4.2(h), (x) nothing shall prevent any payor under this Agreement from timely remitting any amounts to a Governmental Authority, and (y) to the extent that any amounts are deducted or withheld and timely remitted to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued, or transferred to the Person in respect of which such deduction and withholding was made.

(i) Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a share of LACQ Common Stock will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a share of LACQ Common Stock (after aggregating all fractional shares of LACQ Common Stock that otherwise would be received by such holder) shall instead receive the number of shares of LACQ Common Stock to be issued to such Person rounded down in the aggregate to the nearest whole share of LACQ Common Stock.

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Section 4.3 Appraisal and Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Merger Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Common Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such stockholders shall have no right to receive, the applicable Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 4.2(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

Prior to the Closing, the Company shall give LACQ (i) prompt notice (and in any event within one Business Day) of any demands for appraisal received by the Company, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands. The Company shall consult with LACQ prior to making any payment with respect to demands for appraisal or offering to settle or settling any such demands. Prior to the Merger Effective Time, the Company shall not, except with the prior written consent of LACQ, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

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Article V.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedules delivered by the Company and its Subsidiaries on the date of this Agreement (the “Company Disclosure Schedules”) (each section of which, subject to Section 12.8, qualifies (i) the correspondingly numbered and lettered representations in this Article V, and (ii) such other applicable representations in this Agreement as to which the disclosure on its face is reasonably apparent upon reading the disclosure contained in such Company Disclosure Schedule, without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other section), the Company represents and warrants to LACQ as of the date of this Agreement as follows:

Section 5.1 Due Authorization.

(a) The Company has all requisite corporate power and authority, and has taken all requisite corporate action necessary (other than the Company Stockholder Approval), to execute and deliver this Agreement, each of the Ancillary Agreements to which it is, or will be, a party, and to consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement, each of the Ancillary Agreements to which it is, or will be, a party and the consummation of the Transactions have been or will be duly and validly authorized and approved by the Company’s board of directors. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby, other than the Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the board of directors of the Company has duly adopted resolutions (i) approving this Agreement, each of the Ancillary Agreements to which it is, or will be, a party, and the Transactions and (ii) authorizing and approving the execution, delivery and performance of this Agreement, each of the Ancillary Agreements to which it is, or will be, a party and the Transactions.

Section 5.2 Governmental Authorities; Consents. No consent, waiver, approval or authorization of, or designation, declaration or filing with, notification to, or Permit of any Governmental Authority or other Person is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution or delivery of this Agreement, any Ancillary Agreement to which it is, or will be, a party, or the consummation of the Transactions, except for (a) the Company Stockholder Approval; (b) any consents, approvals, authorizations, designations, declarations or filings, the failure of which to be obtained would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole; and (c) as otherwise disclosed on Section 5.2 of the Company Disclosure Schedules.

Section 5.3 Corporate Organization and Qualification. The Company is a corporation duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation, and has all requisite power and authority to own, lease and operate its assets as now owned, leased and operated and to carry on its business as it is now being conducted. The Company has made available true and complete copies of the certificate of incorporation and bylaws (“Governing Documents”) of the Company as amended through the date hereof, and each such Governing Document is in full force and effect. The Company is duly qualified or licensed to do business in and is in good standing in every jurisdiction in which its ownership or lease of property or the conduct of its business requires it to qualify, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

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Section 5.4 Capitalization of the Company. As of the date hereof, the authorized share capital of the Company consists of (i) 500,000,000 shares of Company Common Stock, of which 239,465,168 shares are issued and outstanding as of the date of this Agreement and (ii) 50,000,000 shares of preferred stock, of which no shares are issued and outstanding as of the date of this Agreement. As of the date hereof, 71,813,169 Company Options and 300,000 Company Warrants are issued and outstanding, each of which Company Options and Company Warrants is exercisable for one share of Company Common Stock. The Equity Securities of the Company (a true and complete listing of which is set forth on Section 5.4 of the Company Disclosure Schedules specifying (i) the names of all record holders and (ii) the number of issued and outstanding shares of capital stock of the Company held thereby) represent all the issued and outstanding Equity Securities of the Company, are fully paid, non-assessable and have been duly authorized and validly issued in compliance with all applicable Laws including, without limitation, applicable securities Laws and in compliance with the Governing Documents of the Company or any Contract to which the Company is a party, or by which it is bound.

Section 5.5 Subsidiaries. A complete list of each Subsidiary of the Company and such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 5.5 of the Company Disclosure Schedules. The Company, directly or indirectly, owns all of the outstanding securities of each of its Subsidiaries, except as disclosed in Section 5.5 of the Company Disclosure Schedules. All of the issued and outstanding securities of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive or other similar rights. The Company has made available true and complete copies of the Governing Documents of each Subsidiary, in each case, as amended through the date hereof, and each such Governing Document is in full force and effect. Each Subsidiary is an entity duly organized and validly existing under the Laws of its jurisdiction of formation and has all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted. Each Subsidiary is duly qualified or licensed to do business in and is in good standing in every jurisdiction in which its ownership or lease of property or the conduct of its business requires it to qualify, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except for the direct or indirect Equity Securities in the Subsidiaries of the Company, neither the Company nor any Subsidiary thereof owns, directly or indirectly, any Equity Securities of any Person.

Section 5.6 Equity Rights in the Company and its Subsidiaries. Except as set forth on Section 5.6 of the Company Disclosure Schedules: (a) there are no options, warrants, purchase rights, subscription rights, conversion privileges, exchange rights or pre-emptive rights or other rights, agreements, arrangements or commitments of a similar nature to which the Company or any of its Subsidiaries is bound relating to the outstanding or unissued share capital or other Equity Securities of the Company or any of its Subsidiaries or obligation to issue any Equity Securities of, or other equity interest in, the Company or any of its Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares or other Equity Securities of the Company or any of its Subsidiaries; or (b) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company. Except for the stock options set forth on Section 5.6(A) of the Company Disclosure Schedules, or stock options which, in the aggregate, are exercisable for no more than 500,000 shares of Company Common Stock, none of the Company’s stock options, warrants or other agreements or understandings between the Company and any holder of any Company securities or rights exercisable, convertible or exchangeable for Company securities contains a provision for acceleration of vesting, exercisability, convertibility or otherwise (or lapse of a repurchase right) upon the occurrence of any event or series of related events. Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company or any of its Subsidiaries are issuable and no rights in connection with any shares, warrants, options or other securities of the Company or any of its Subsidiaries accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). There are no outstanding or authorized share appreciation, phantom stock, stock unit, phantom unit, profit participation or similar rights with respect to the share capital of, or other equity or voting interests in, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter. There are no irrevocable proxies and no voting agreements with respect to any capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

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Section 5.7 Contracts; No Defaults. True and complete copies of all Material Contracts, including all amendments and modification thereof, have been made available to LACQ prior to the date hereof and are set forth on Section 5.7 of the Company Disclosure Schedules (in a manner corresponding with the enumerated categories of the definition of Material Contracts). With respect to all Material Contracts, (i) such Material Contracts are valid and binding obligations, on the one hand, of the Company or its Subsidiaries (as applicable), and on the other hand, to the knowledge of the Company, of the other party to such Material Contract, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general principles of equity; (ii) the Company and its Subsidiaries have materially performed all respective obligations required to be performed by it to date under the Material Contracts and neither the Company nor any Subsidiary is in material breach or material default under any Material Contract; (iii) the Company and its Subsidiaries have performed in all material respects its respective obligations required to be performed by it to date under the Material Debt Contracts; and (iv) neither the Company nor any Subsidiary has received any notice (whether written or oral) of any material breach or material default under any Material Contract or with respect to any Material Debt Contract, any breach, default or event of default under such Material Debt Contract, nor, to the knowledge of the Company or its Subsidiaries, has any such breach or default been alleged by the counterparty to such Material Contract.

Section 5.8 No Conflict. Except as set forth on Section 5.8 of the Company Disclosure Schedules, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.2 of the Company Disclosure Schedules, the execution and delivery of this Agreement by the Company and the consummation of the Transactions by the Company do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to the Company or any of its Subsidiaries (nor, with respect to any Governmental Order, give any Person the right to obtain any relief or exercise any remedy thereunder), (c) violate or conflict with any provision of, or result in the breach of, or default under, terminate, result in the termination of, accelerate the performance required by, or give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person under any Contract, indenture or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets may be bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, conflict, default, breach, termination or creation of a Lien (other than Permitted Liens) or (e) result in a violation or revocation of any required license, Permit or approval from any Governmental Authority or other Person applicable to the Company or any of its Subsidiaries, except, in the case of clause (c), as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 5.9 Legal Compliance. The Company and its Subsidiaries are in compliance with all applicable Laws, except where the failure to be in compliance with such Laws would not, individually or in the aggregate, be, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 5.10 Financial Statements. The Company has made available to LACQ true, correct and complete copies of the Financial Statements, copies of which are attached to Section 5.10 of the Company Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated (and in the case of the Audited Financial Statements, with only such deviations therefrom as indicated in the notes to the Audited Financial Statements), and fairly present in all material respects the consolidated financial position and results of operations and, in the case of the Audited Financial Statements, the changes in stockholders’ equity and cash flow of the Company and its Subsidiaries for the periods covered and as of the respective dates thereof. The Unaudited Financial Statements are subject to year-end audit adjustments and do not contain footnote disclosures.

Section 5.11 Undisclosed Liabilities. Except as set forth on Section 5.11 of the Company Disclosure Schedules, as of the date of this Agreement, there is no liability of any nature against the Company or any of its Subsidiaries, taken as a whole, (whether contingent, accrued, absolute, known or unknown, required to be reflected or reserved against on the face of a balance sheet prepared in accordance with GAAP or otherwise), except for liabilities (i) reflected or reserved for on the balance sheet (including the notes thereto) included in the Unaudited Financial Statements, (ii) that have arisen since the date of the balance sheet included in the Unaudited Financial Statements in the ordinary course of business of the Company and its Subsidiaries, or (iii) which would not, or would not reasonably be expected to have, individually or in the aggregate, material impact on the financial position of the Company and its Subsidiaries, taken as a whole.

Section 5.12 Absence of Certain Changes. Except as set forth on Section 5.12 of the Company Disclosure Schedules, since December 31, 2020, (a) each of the Company and its Subsidiaries has carried on its business in the ordinary course of business in all material respects and there has not been a Company Material Adverse Effect, (b) none of the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance, and (c) neither the Company nor any Subsidiary has taken action that, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of any covenant set forth in clauses (d), (f), (h), (i), (j)(ii), (o), and (p) of Section 7.1.

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Section 5.13 Litigation and Proceedings. As of the date of this Agreement, there are no pending or, to the knowledge of the Company or its Subsidiaries, threatened in writing, material lawsuits, actions, suits, judgments, claims or other proceedings at law or in equity (collectively, “Legal Proceedings”) against the Company or any of its Subsidiaries or, to the knowledge of the Company or its Subsidiaries, any of their respective directors, officers or employees (in their capacity as such). Except as set forth on Section 5.13(a) of the Company Disclosure Schedules, no investigations or other inquiries are pending or, to the knowledge of the Company or its Subsidiaries, threatened by any Governmental Authority, against the Company or any of its Subsidiaries, or, to the knowledge of the Company or its Subsidiaries, any of their respective officers, directors or employees (in their capacity as such), that in the aggregate would reasonably be expected to be material to the Company and its Subsidiaries, individually or taken as a whole. Except as set forth on Section 5.13(b) of the Company Disclosure Schedules, there is no outstanding Governmental Order imposed upon the Company or any of its Subsidiaries; nor are any assets of the Company’s or its Subsidiaries’ respective business, bound or subject to any Governmental Order, that in the aggregate would reasonably be expected to be material to the Company and its Subsidiaries, individually or taken as a whole.

Section 5.14 Taxes. Except as set forth on Section 5.14 of the Company Disclosure Schedules:

(a) The Company and each of its Subsidiaries has: (A) duly and timely filed, or caused to be so filed, all material Tax Returns required to be filed by it (taking into account any valid extension of the due date for filing), other than those which have been administratively waived, and all such Tax Returns are true, complete and correct in all material respects; (B) paid on a timely basis, all material Taxes and all assessments and reassessments of material Taxes due and payable, other than Taxes which are being or have been contested in good faith and for which adequate accruals have been established in accordance with the Code; (C) duly and timely withheld, or caused to be withheld, all material Taxes required by applicable Laws to be withheld by it, and duly and timely remitted, or caused to be remitted, in all material respects, such withheld amounts to the appropriate Governmental Authority as required by applicable Laws; and (D) duly and timely collected, or caused to be collected, any material sales or Transfer Taxes required by applicable Laws to be collected by it and duly and timely remitted, in all material respects, to the appropriate Governmental Authority any such amounts required by applicable Laws to be remitted by it.

(b) There are no audits, investigations, proceedings, assessments or reassessments in progress (or any objections thereto), or to the knowledge of the Company or any of its Subsidiaries, pending or threatened by any Governmental Authority, and there are no ruling requests pending, with respect to Taxes against or with respect to the Company or any of its Subsidiaries or any assets thereof.

(c) There are no currently effective elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any material amount of Taxes of, or the filing of any Tax Return or any payment of any material amount of Taxes by, the Company or any of its Subsidiaries.

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(d) No written claim has been made in the preceding three (3) years by any Governmental Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(e) Neither the Company nor any of its Subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes, other than (i) agreements among the Company and its Subsidiaries set forth on Section 5.14(e) of the Company Disclosure Schedules or (ii) customary Tax indemnification or allocation provisions included in any ordinary course commercial agreement the primary subject of which is not Tax.

(f) Neither the Company nor any of its Subsidiaries (i) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing any Tax Return or paying any Taxes (other than a group of which the Company or any Subsidiary is the common parent) or (ii) has any liability for the payment of Taxes of any Person as a successor or transferee.

(g) There are no Liens for Taxes (other than Permitted Liens) upon the assets of the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the Company and each of its Subsidiaries, no facts or circumstances could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(i) Neither the Company nor any of its Subsidiaries (i) has deferred any payroll Taxes pursuant to the CARES Act or Notice 2020-65, (ii) has claimed any employee retention credits pursuant to the CARES Act, or (iii) are the beneficiaries of any other COVID-19 related loan programs or tax deferral relief of state and local Governmental Authorities.

Section 5.15 Intellectual Property.

(a) Section 5.15(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Registered Company IP as of the date of this Agreement, specifying as to each, as applicable: (i) the registration or application number of such Intellectual Property Right; (ii) the status of such Intellectual Property Right (i.e., whether registered or a pending application); (iii) the owner(s) of such Intellectual Property Right; (iv) the date on which such Intellectual Property Right was filed with the relevant Governmental Authority; and (v) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed.

(b) To the knowledge of the Company, the conduct of the Business does not infringe, misappropriate, or otherwise materially violate, and has not infringed, misappropriated, or otherwise materially violated, any Person’s Intellectual Property Rights. Since their formation, neither the Company nor any of its Subsidiaries has been sued or charged in writing with, or to the knowledge of the Company charged orally with, or been a defendant in any Action that involves a claim of infringement, misappropriation or other material violation of any Intellectual Property Rights. Neither the Company nor any of its Subsidiaries has received any opinion of counsel that the planned operation of the Business (including the research, development, manufacturing, sale or other commercialization of any Company Product Candidates) will infringe, misappropriate, or otherwise materially violate any Intellectual Property Right of any Person. To the knowledge of the Company, no Person is infringing, misappropriating, or otherwise materially violating any Company IP that is owned by or exclusively licensed to the Company or any of its Subsidiaries.

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(c) Any Intellectual Property Rights used by the Company and/or its Subsidiaries in the performance of any Contract (existing as of the date of this Agreement), which are purported to be exclusively or jointly owned by the Company or any of its Subsidiaries prior to initiation of such performance, will remain exclusively or jointly owned, as applicable, by the Company or such Subsidiary upon the performance of such Contract by the Company or such Subsidiary, and, to the knowledge of the Company, no third party has any claim of ownership with respect to any such Intellectual Property Rights, other than any Permitted Liens.

(d) The Company or any of its Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations (including Patents), record owner of all Company IP owned or purported to be owned by the Company or any of its Subsidiaries, including all Registered Company IP set forth (or that are obligated to be set forth) on Section 5.15(a) of the Company Disclosure Schedules. All Registered Company IP is subsisting and, except for pending applications, to the knowledge of the Company, valid and enforceable. To the knowledge of the Company, there has been no Action asserted or threatened challenging the ownership, scope, validity or enforceability of any applications or registrations for Patents or other material Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries, and, to the knowledge of the Company, there are no facts, circumstances or conditions that could reasonably be expected to form the basis for such an Action.

(e) Each employee, agent, consultant and contractor who has contributed to or participated in the creation or development of any Company IP owned or purported to be owned by the Company or any of its Subsidiaries (including Copyrights, Patents, Trademarks, and Trade Secrets), on behalf or for the benefit of the Company or any of its Subsidiaries or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” Contract under which the Company or any of its Subsidiaries is deemed to be the original owner/author of all Intellectual Property Rights therein; or (ii) has executed a Contract in favor of the Company or any of its Subsidiaries (or such predecessor in interest, as applicable) assigning to the Company or such Subsidiary all right, title and interest in such Intellectual Property Rights. To the knowledge of the Company, all compensation due under applicable Law and pursuant to such Contracts has been paid. The Company has made available to LACQ all forms of Standard Contracts other than “shrink wrap” or other licenses for generally commercially available software (including open source software) or hosted services.

(f) None of the execution, delivery or performance by the Company or any of its Subsidiaries of this Agreement or any of the Ancillary Agreements to which the Company or any such Subsidiary is a party or the consummation by the Company and its Subsidiaries of the Transactions will cause any Patent or Trade Secret included in the Company IP or any other material item of Company IP to not be owned, licensed or available for use by the Company and its Subsidiaries on the same terms and conditions immediately following the Closing.

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(g) The Company and its Subsidiaries have taken commercially reasonable measures to safeguard and maintain the confidentiality and value of all Trade Secrets and other items of Intellectual Property Rights owned by or licensed to the Company or its Subsidiaries that are confidential, including by requiring all Persons having access thereto to execute written agreements containing obligations of confidentiality. To the knowledge of the Company, there has not been any disclosure of or access to any material Trade Secret included in the Company IP to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such Trade Secret (except for the filing of a patent application by the Company or any of its Subsidiaries disclosing such Trade Secret).

(h) To the knowledge of the Company, except as set forth on Section 5.15(h) of the Company Disclosure Schedules, no funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, (i) any Intellectual Property Rights owned by the Company or any of its Subsidiaries that is used or currently intended for use in, or otherwise necessary to manufacture in any material respect, any Company Product Candidates or (ii) any other Company IP that is material to the Business.

(i) With respect to the use of Software in the Business, (i) neither the Company nor any of its Subsidiaries have experienced any defects in such Software that has adversely affected the Business in any material respect and (ii) to the knowledge of the Company, no such Software contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other code or routines that permit unauthorized access or the unauthorized disablement or erasure of such Software or information or data (or all parts thereof) or other Software of users. To the knowledge of the Company, there have been no material security breaches in the information technology systems of the Company and its Subsidiaries or the information technology systems of other Persons to the extent used by or on behalf of the Company or its Subsidiaries. To the knowledge of the Company, there have been no disruptions in any information technology systems that have adversely affected the Business in any material respect.

Section 5.16 Real Property.

(a) The Company has provided a true and accurate list of all of the Leased Real Property of the Company and its Subsidiaries on Section 5.16 of the Company Disclosure Schedules. Each of the Real Property Leases is in full force and effect and none of the Company and its Subsidiaries has received written notice (i) that it currently is in material default under any of the Real Property Leases or (ii) of any cancellation or termination of any Real Property Leases, and the Company has no knowledge of any material default under any of the Real Property Leases by the other parties thereto. Each Real Property Lease is a legal, valid and enforceable obligation of the Company and its Subsidiaries that is party thereto and, to the knowledge of the Company, each Real Property Lease is a legal, valid and enforceable obligation of the other parties thereto, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Applicable Laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited.

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(b) The Company and its Subsidiaries have no owned real property.

Section 5.17 Personal Property.

(a) With respect to the Owned Personal Property, the Company or its Subsidiaries (as applicable) has good and marketable title to all Owned Personal Property, free and clear of any Liens other than Permitted Liens or as set forth on Section 5.17 of the Company Disclosure Schedules, except where the failure to have such title would not reasonably be expected to have a Company Material Adverse Effect.

(b) With respect to the material Leased Personal Property:

(i) the lease or sublease agreement, as each may have been amended or extended from time to time in accordance with its respective terms, as applicable, for such property is valid, legally binding, enforceable and in full force and effect and neither the Company nor any of its Subsidiaries is in material breach of or material default under any such lease or sublease;

(ii) no third party has terminated or repudiated or, to the knowledge of the Company or its Subsidiaries, has the right to terminate or repudiate any applicable lease or sublease agreement (except in the ordinary course of business, for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease or sublease) or any provision thereof; and

(iii) none of the applicable leases or subleases have been assigned by the Company or any of its Subsidiaries in favor of any third party. To the knowledge of the Company or its Subsidiaries, no counterparty to any lease or sublease agreement referred to above is in material default thereunder, nor are there any Liens which shall survive Closing, other than Permitted Liens, on the leasehold or subleasehold of the Company or any of its Subsidiaries to any material Leased Personal Property.

(c) Other than the Leased Personal Property and the Intellectual Property owned or used by the Company, the assets constituting the Owned Personal Property and the Leased Personal Property are all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as presently conducted.

Section 5.18 Licenses, Permits and Authorizations. The Company and its Subsidiaries have obtained, and are in compliance with, all Material Permits required by applicable Laws necessary to engage in their respective businesses, as now conducted, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to LACQ for inspection a true and correct copy of each Material Permit obtained or possessed by the Company and its Subsidiaries. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending, or, to the knowledge of the Company or its Subsidiaries, threatened and, to the knowledge of the Company or its Subsidiaries, there is no valid basis for any such proceeding. No administrative or governmental action or proceeding has been taken, or, to the knowledge of the Company or its Subsidiaries, threatened, in connection with the expiration, continuance or renewal of any such Permit. All Material Permits are valid and no Material Permit has lapsed, been cancelled, terminated or withdrawn.

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Section 5.19 Insurance. The Company’s material policies or binders of insurance maintained by the Company and its Subsidiaries are set forth on Section 5.19 of the Company Disclosure Schedules. There are no outstanding or pending material Actions under any such insurance policy of the Company or any of its Subsidiaries. All such insurance policies maintained by the Company and its Subsidiaries are in full force and effect and are in good standing and neither the Company nor any of its Subsidiaries are in material default under the terms of any such insurance policies. All premiums on such policies have been paid, and the Company and its Subsidiaries are otherwise in compliance with the terms and provisions of such policies, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in the cancellation of, any such policy. Neither the Company nor any of its Subsidiaries has received either a written notice of or a written notice that would reasonably be expected to be followed by a written notice of cancellation or non-renewal of, any such policy.

Section 5.20 Environmental Matters. Except as set forth on Section 5.20 of the Company Disclosure Schedules:

(a) The Company and its Subsidiaries are and have been for the past three (3) years in compliance in all materials respects with Environmental Laws, except where the failure to be in compliance with such Environmental Laws would not, individually or in the aggregate, be, or reasonably be expected to be, material to the Company or its Subsidiaries, taken as a whole.

(b) There are no pending material Actions or, to the knowledge of the Company or its Subsidiaries, threatened Actions, against the Company or its Subsidiaries arising out of any Environmental Laws.

(c) Neither the Company nor any of its Subsidiaries has received: (A) any written order or directive issued by a Governmental Authority pursuant to Environmental Law that requires any material work, repairs, construction or capital expenditures; or (B) any written demand or notice with respect to the material breach of any Environmental Law applicable to the Company or its Subsidiaries or the Company’s assets, including any regulations respecting the use, storage, treatment, transportation or disposition of Hazardous Materials, in the case of (A) and (B) that is outstanding as of the Closing Date.

(d) The Company and its Subsidiaries are in possession of, and in compliance with, all Material Permits that are required under Environmental Law to own, lease, develop and operate the Company’s assets and to conduct their respective businesses, as now conducted.

(e) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by the Company in this Section 5.20 are the sole and exclusive representations and warranties relating to any Environmental Law.

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Section 5.21 Employment Matters.

(a) Except as set forth on Section 5.21(a) of the Company Disclosure Schedules and pursuant to the Company Stock Plans, as may be amended, or amended and restated or replaced from time to time, neither the Company or any of its Subsidiaries is a party to or bound by any Contract that obligates the Company or any of its Subsidiaries to pay any Company Employee any payment (including termination or severance payments) resulting from the change of control of the Company or its Subsidiaries or otherwise in connection with the Transactions.

(b) The Company and each of its Subsidiaries is and has been in compliance with all applicable Laws relating to employment and employment practices, including without limitation those regarding employment standards, accessibility, occupational safety and health, pay equity, labor relations, human rights, privacy, and workers’ compensation, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) There is no material labor dispute, strike, picketing, slowdown, work stoppage lockout, material arbitration or material grievance, or other material labor dispute against or involving the Company or any of its Subsidiaries outstanding, pending or, to the knowledge of the Company or its Subsidiaries, threatened against the Company or any of its Subsidiaries.

(d) Except as set forth in Section 5.21(d) of the Company Disclosure Schedules, and other than Actions for less than $250,000, there is no ongoing litigation or, to the knowledge of the Company or its Subsidiaries, pending or threatened in writing material litigation, against the Company or any of its Subsidiaries for wrongful dismissal or other labor or employment-related claims, including but not limited to complaints under applicable employment standards legislation, pay equity legislation, human rights legislation, labor relations legislation, or occupational health and safety legislation.

(e) All contributions and premiums required to be paid to all statutory plans and all necessary and statutory withholdings which the Company and its Subsidiaries are required to comply with have been paid by the Company and its Subsidiaries, as applicable, in accordance with applicable law except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.22 Pension and Employee Benefits.

(a) True and correct copies of the following, as applicable, have been made available to LACQ: (A) the Company Plans and all amendments thereto; (B) copies of all material correspondence in the past five (5) years with any Governmental Authority relating to a Company Plan; (C) the summary plan description or employee booklet for each Company Plan; (D) all trust agreements, funding agreements, participation agreements or insurance contracts relating to a Company Plan; (E) the most recent actuarial report, if any; (F) the most recent financial report, if any; and (G) the most recent determination letter from the IRS, if any.

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(b) All Company Plans are and have been established, registered (where required), administered and invested (where applicable) in all material respects: (A) in accordance with all applicable Laws; and (B) in accordance with their terms. To the knowledge of the Company, no fact or circumstance exists which could adversely affect the tax-preferred or tax-exempt status of any Company Plan, which is intended to be so tax-preferred or tax-exempt, or any related trust entitled to such status.

(c) All material contributions, premiums, payments or Taxes required to be made or paid by the Company or any of its Subsidiaries, as the case may be, under the terms of each Company Plan or by applicable Laws in respect of Company Plans have been made and/or accrued in a timely fashion in accordance therewith. Neither the Company nor any of its Subsidiaries has any obligations in respect of any defined benefit pension plans or Multiemployer Plans.

(d) No notice of under-funding, non-compliance, or failure to be in good standing has been received by the Company or any of its Subsidiaries from any Governmental Authority in respect of any Company Plan, and there is no actual, threatened, pending or, to the knowledge of the Company or its Subsidiaries, anticipated action relating to a Company Plan.

(e) No Company Plan provides post-retirement or post-employment health, death or disability benefits to or in respect of either the former employees or beneficiaries of the former employees of the Company or any of its Subsidiaries, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries. To the extent applicable to a Company Plan, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Transactions, by any employee, officer, director, stockholder or other service provider of the Company or any Subsidiary would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any Subsidiary has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

Section 5.23 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 5.24 Affiliate Transactions. Except as set forth in Section 5.24 of the Company Disclosure Schedules, there are no transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings (each, an “Affiliate Transaction”), nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”) other than, in any such case, compensation paid to and/or benefits provided in the ordinary course to an Affiliate who is an employee, independent contractor or director. The Company has made available to LACQ copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to each Affiliate Transaction.

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Section 5.25 Privacy and Security.

(a) The Company and its Subsidiaries are in material compliance with all Privacy Laws and their own published, posted and written internal agreements and policies relating to privacy, security, data collection, data sharing, direct marketing, consumer protection, location tracking, customer tracking, behavioral marketing and workplace privacy (“Privacy Contracts”) the failure to be in compliance of which would result in a Company Material Adverse Effect. No material claims or investigations by any Governmental Authority or any third party have been asserted or threatened in writing against the Company or any of its Subsidiaries by any Person alleging a violation of any Privacy Laws or Privacy Contracts or any unauthorized access, transmission or use of any Personal Information by such Company or any of its Subsidiaries.

(b) Each of the Company and its Subsidiaries have taken commercially reasonable steps to ensure the overall security of the data it holds, including customer information, personal information of employees and staff members, confidential corporate information and trade secrets. To the knowledge of the Company, there have been no material data security incidents as of the date hereof.

Section 5.26 Anti-Corruption Compliance.

(a) Except as set forth on Section 5.26 of the Company Disclosure Schedules, the operation of the Company and its Subsidiaries are and have been conducted at all times in compliance with all Anti-Money Laundering Laws and no action, suit or Legal Proceeding by or before any Governmental Authority or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company or its Subsidiaries, threatened. None of (A) the Company or its Subsidiaries, (B) any director, officer or other affiliate of the Company or its Subsidiaries, and (C) to the knowledge of the Company or its Subsidiaries, any agent, employee or other representative of the Company or its Subsidiaries in its respective capacity as such, (i) is currently or has been subject to or the target of any sanctions administered by the U.S. Office of Foreign Assets Control of the U.S. Department of the Treasury or arising under any other Trade Control Laws, (ii) is organized in, resident of or located in a Sanctioned Country, or (iii) is engaged in any transactions with any individual or entity that is the subject or target of sanctions under applicable Trade Control Laws or with any Sanctioned Country.

(b) Since January 1, 2018, none of the Company, its Subsidiaries nor any director or officer, or, to the knowledge of the Company or its Subsidiaries, nor any employee, agent or other person acting on behalf of the Company or its Subsidiaries has at any time: (i) used or is using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic governmental official from corporate funds; (iii) violated or is in violation of any provision of any applicable Anti-Corruption Laws or any other law, rule or regulation of similar purpose and scope; (iv) made (or established any source of funds for the making of) any unlawful bribe, rebate, gift, kickback, payoff, influence payment, kickback or other unlawful payment, in each case, regardless of form (any such payment, a “Prohibited Payment”), including any Prohibited Payment to any government official or employee, political party or official or candidate to unlawfully induce an act (or omission) or decision or secure an advantage for the Company, a Subsidiary thereof or their respective business or pay for an advantage already secured; (v) been subject to or notified of any investigation or other proceeding that has been filed, commenced or, to the knowledge of the Company or its Subsidiaries, threatened by any Governmental Authority with regard to any Prohibited Payment; or (vi) violated or been in violation of any other laws regarding use of funds for political activity or commercial bribery. The books of account and other financial records of the Company and its Subsidiaries are accurate, complete, represent bona fide transactions and have been maintained in accordance with sound business practices, including internal accounting controls of the Company and its Subsidiaries, which are adequate to detect any of the foregoing.

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Section 5.27 [Reserved]

Section 5.28 Form S-4. None of the information relating to the Company and its Subsidiaries furnished by or on behalf of the Company in writing specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus will, as of (i) the time the Form S-4 becomes effective under the Securities Act, (ii) the date of mailing of the Proxy Statement/Prospectus to the holders of LACQ Common Stock, (iii) the time of the LACQ Special Meeting or (iv) the Closing, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any change disclosed in writing by or on behalf of the Company to LACQ or its counsel prior to such mailing date pursuant to Section 8.7 hereof. Notwithstanding the foregoing provisions of this Section 5.28, no representation, warranty or covenant is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not furnished by or on behalf of the Company in writing for inclusion or incorporation by reference therein, including any information furnished by or on behalf of LACQ in writing specifically for inclusion or incorporation by reference therein.

Section 5.29 Product Development and Clinical Trials. The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of the Company and its Subsidiaries are being conducted in all material respects in accordance with all protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company and its Subsidiaries, and all applicable Laws and regulations, including the Federal Food, Drug, and Cosmetic Act and regulations and guidance documents promulgated thereunder. The descriptions of, protocols for, and data and other results of, the studies, tests, development and trials conducted by or on behalf of the Company and its Subsidiaries that have been furnished or made available to LACQ or as provided in the Securities Forms are accurate and complete in all material respects (other than to the extent certain portions thereof were redacted by the Company). The Company and its Subsidiaries are not aware of any facts, studies, tests, development or trials the results of which reasonably call into question the results of the studies, tests, development and trials conducted by or on behalf of the Company and its Subsidiaries or require that any Company Product Candidates cannot be developed, investigated, tested, labeled, manufactured, stored or distributed substantially in the manner presently performed by or on behalf of the Company and its Subsidiaries. The Company and its Subsidiaries have not received any notices or correspondence from the FDA or any other Governmental Authority or any Institutional Review Board or comparable authority threatening to commence or requiring the termination, suspension or material modification of any studies, tests, preclinical development or clinical trials conducted by or on behalf of the Company and its Subsidiaries.

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Section 5.30 Regulatory Filings and Data Integrity. The Company and its Subsidiaries have filed, maintained or furnished all material applications, documents, amendments, modifications, notices, declarations, reports and submissions, including but not limited to Company Product Candidate investigational new drug applications, required to be filed, maintained or furnished to the FDA or any other Governmental Authority. All information, reports, statistics, and other data and conclusions submitted to FDA or any similar Governmental Authority in connection with the Company’s and its Subsidiaries’ business or Company Product Candidates were true, complete and correct in all material respects as of the date of submission and no updates, changes, corrections, supplements, amendments or modifications necessary to such filing have failed to be submitted to the FDA or other applicable Governmental Authority since such date. To the knowledge of the Company, no event has occurred that has adversely affected the integrity, in the aggregate, of data or other results collected or otherwise obtained in connection with clinical trials, nonclinical research and manufacturing activities conducted by or on behalf of the Company or its Subsidiaries, on the overall conclusions in any such trial or research with respect to Company Product Candidates.

Section 5.31 FDA Approvals. Except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries possesses all permits, licenses, registrations, certificates, authorizations, orders and approvals from the appropriate federal, state or foreign regulatory authorities necessary to conduct its business as now conducted, including all such permits, licenses, registrations, certificates, authorizations, orders and approvals required by the FDA or any other federal, state or foreign agencies or bodies engaged in the regulation of drugs, pharmaceuticals, medical devices or biohazardous materials. The Company and its Subsidiaries have not received any written notice of proceedings relating to the suspension, modification, revocation or cancellation of any such permit, license, registration, certificate, authorization, order or approval. Neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any officer, employee, or agent of the Company or its Subsidiaries has been convicted of any crime or engaged in any conduct that has caused or would reasonably be expected to result in (a) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other Governmental Authority, (b) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration or (c) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law, rule or regulation of any Governmental Authority. Neither the Company nor its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, or agent of the Company its Subsidiaries, is the subject of any investigation by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Authority pursuant to any similar policy. Neither the Company nor its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, or agent of the Company its Subsidiaries, has (a) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, (b) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, or (c) committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke the FDA Application Integrity Policy or for any similar Governmental Authority to invoke a similar policy.

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Section 5.32 Healthcare Laws. The Company and its Subsidiaries have been in compliance with all applicable Laws pertaining to its business and all Company Product Candidates, including (a) the Federal Food, Drug, and Cosmetic Act and all regulations and FDA guidance documents promulgated thereunder, including 21 C.F.R. Parts 50, 54, 56, 58, and 312, (b) all other Laws regarding the development, conduct, testing, manufacturing, marketing, distributing, analysis, use, reporting or promoting of nonclinical research data or the Company Product Candidates, (c) all Laws governing the detection, assessment, and understanding of adverse events (including pharmacovigilance and adverse event regulations and guidance of the FDA and the International Council for Harmonization), (d) all Laws governing patient informed consent and (e) all comparable state and non-U.S. Laws relating to any of the foregoing, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.33 No Additional Representations or Warranties. Except as provided in this Article V or any certificate or other document furnished or to be furnished to LACQ pursuant to this Agreement, neither the Company or its Subsidiaries, nor any of their respective Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to LACQ or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to LACQ or its Affiliates. Without limiting the foregoing, LACQ acknowledges that LACQ, together with its advisors, has made its own investigation of the Company and its Subsidiaries and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise. For the purposes herein, any information provided to, or made available to, LACQ by the Company and its Subsidiaries shall include any and all information that may be contained or posted prior to 5:00 p.m. (New York, New York time) two (2) Business Days prior to the execution of this Agreement in the electronic data room established by the Company or its representatives in connection with the Transactions.

Article VI.
REPRESENTATIONS AND WARRANTIES OF LACQ and MERGER SUB

Except as set forth in (i) any LACQ SEC Reports (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), or (ii) in the disclosure schedules delivered by LACQ on the date of this Agreement (the “LACQ Disclosure Schedules”) (each section of which qualifies (x) the correspondingly numbered and lettered representations in this Article VI, and (y) such other applicable representations in this Agreement as to which the disclosure on its face is reasonably apparent upon reading the disclosure contained in such schedule, without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other section or schedule), each of LACQ and Merger Sub represents and warrants to the Company as of the date of this Agreement as follows:

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Section 6.1 Due Authorization. Each of LACQ and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, each of the Ancillary Agreements to which it is, or will be, a party, and to consummate the Transactions and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement, each of the Ancillary Agreements to which it is, or will be, a party and the consummation of the Transactions have been (i) duly and validly authorized and approved by the board of directors of LACQ and Merger Sub and (ii) determined by the board of directors of LACQ and Merger Sub as fair to, and in the best interests of, LACQ and its stockholders and Merger Sub and its stockholders, respectively. No other corporate proceeding on the part of LACQ or Merger Sub or is necessary to authorize this Agreement (other than the LACQ Stockholder Approval). Each of the board of directors of LACQ and Merger Sub has duly adopted resolutions to recommend adoption of this Agreement by the stockholders of LACQ and Merger Sub, respectively. This Agreement has been duly and validly executed and delivered by LACQ and Merger Sub, and this Agreement constitutes a legal, valid and binding obligation of LACQ and Merger Sub, enforceable against LACQ and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 6.2 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of LACQ and Merger Sub’s with respect to LACQ’s and Merger Sub’s execution or delivery of this Agreement, Ancillary Agreement to which it is, or will be, a party or the consummation of the Transactions, except for (a) the LACQ Stockholder Approval, (b) the filing and recordation of the Merger Certificate as required by the DGCL, and (c) as otherwise disclosed on Section 6.2 of the LACQ Disclosure Schedules.

Section 6.3 Corporate Organization. LACQ is duly incorporated and is validly existing as a corporation in good standing under the Laws of its jurisdiction of organization or formation, and has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted. LACQ has made available true and correct copies of the LACQ Governing Documents, as amended through the date hereof, and each such organizational document is in full force and effect. LACQ is duly licensed or qualified and in good standing in every jurisdiction in which its ownership of property or the conduct of its business requires it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have an LACQ Material Adverse Effect.

Section 6.4 Merger Sub Organization. Merger Sub is duly incorporated and is validly existing as a corporation in good standing under the Laws of its jurisdiction of organization or formation, and has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted. Merger Sub has made available true and correct copies of the Merger Sub Governing Documents, as amended through the date hereof, and each such organizational document is in full force and effect.

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Section 6.5 Capitalization of LACQ.

(a) As of the date hereof, the authorized share capital of LACQ consists of (i) 100,000,000 shares of LACQ Common Stock, of which 6,224,268 shares are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 preferred shares (“LACQ Preferred Shares”) of par value $.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i) and (ii) collectively, the “LACQ Securities”). As of immediately prior to Closing, there are no LACQ Preferred Shares issued and outstanding. All LACQ Securities have been duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable state and federal securities Laws and are not subject to, or issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the LACQ Governing Documents or any Contract to which LACQ is a party or otherwise bound.

(b) The LACQ Warrants are exercisable for one share of LACQ Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share. As of the date hereof, 10,000,000 LACQ Public Warrants and 8,391,289 LACQ Placement Warrants are issued and outstanding. No LACQ Warrants are exercisable until the Closing. All outstanding LACQ Warrants have been duly authorized and validly issued, are fully paid and were issued in compliance with all applicable federal and state securities Laws and are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the LACQ Governing Documents or any Contract to which LACQ is a party or by which it is bound. Except with respect to and in connection with any LACQ Share Redemptions, there are no outstanding Contracts of LACQ to repurchase, redeem or otherwise acquire any LACQ Securities.

(c) Except for the LACQ Warrants and as set forth on Section 6.5(c) of the LACQ Disclosure Schedules, LACQ has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for LACQ Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any LACQ Securities or the value of which is determined by reference to the LACQ Securities, and there are no Contracts to which LACQ is a party or otherwise bound of any kind which obligate LACQ to issue, purchase, redeem or otherwise acquire any of its LACQ Securities.

Section 6.6 LACQ Material Contracts. LACQ has performed all material obligations required to be performed by it to date under the LACQ Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder in any respect, except for failures to perform or any such breach that would not have an LACQ Material Adverse Effect.

Section 6.7 Business Activities.

(a) Since its incorporation, LACQ has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the LACQ Governing Documents, there is no agreement, commitment, or Governmental Order binding upon LACQ or to which LACQ is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of LACQ or any acquisition of property by LACQ or the conduct of business by LACQ as currently conducted or as contemplated to be conducted as of the Closing, except as would not have a LACQ Material Adverse Effect.

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(b) LACQ does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, LACQ has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

Section 6.8 No Conflict. Except as set forth on Section 6.8 of the LACQ Disclosure Schedules, and subject to the LACQ Stockholder Approval, the execution and delivery of this Agreement by LACQ and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the LACQ Governing Documents; (b) violate or conflict with any provision of, or result in the breach of or default under any applicable Law or Governmental Order (nor with respect to any Governmental Order, give any Person the right to obtain any relief or exercise any remedy thereunder), (c) violate or conflict with any provision of, or result in the breach of or default under any agreement, indenture or other instrument to which LACQ or any Subsidiary of LACQ is a party or by which LACQ or any Subsidiary of LACQ is bound, or terminate or result in the termination of any such agreement, indenture or instrument; or (d) result in the creation of any Lien upon any of the properties or assets of LACQ or any Subsidiary of LACQ or constitute an event that, after notice or lapse of time or both, would reasonably be expected to result in any such violation, conflict, default, breach, termination or creation of a Lien, except in the case of clauses (a) through (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, an LACQ Material Adverse Effect.

Section 6.9 Litigation and Proceedings; Compliance with Laws. Except as set forth on Section 6.9 of the LACQ Disclosure Schedules, there are no pending or, to the knowledge of LACQ, threatened Legal Proceedings against LACQ or, to the knowledge of LACQ, any of its directors or executive officers (in their capacity as such), except those which would not have, or would not reasonably be expected to have, individually or in the aggregate, an LACQ Material Adverse Effect. There are no investigations or other inquiries pending or, to the knowledge of LACQ, threatened by any Governmental Authority, against LACQ, or, to the knowledge of LACQ, any of its executive officers or directors (in their capacity as such). There is no outstanding Governmental Order imposed upon LACQ; nor are any assets of LACQ’s business, bound or subject to any Governmental Order that, individually or in the aggregate, would reasonably be expected to have an LACQ Material Adverse Effect. LACQ is, and since the date of its incorporation has been, in compliance with all applicable Laws, except where the failure to be in compliance with such Laws would not reasonably be expected to have an LACQ Material Adverse Effect.

Section 6.10 Internal Controls; Listing; Financial Statements.

(a) LACQ has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to LACQ, including its consolidated Subsidiaries, is made known to LACQ’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. LACQ has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of LACQ’s financial reporting and the preparation of LACQ’s Financial Statements for external purposes in accordance with GAAP.

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(b) Each director and executive officer of LACQ has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. LACQ has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Except as set forth on Section 6.10(c) of the LACQ Disclosure Schedules, since December 1, 2017, LACQ has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The issued and outstanding shares of LACQ Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. Except as set forth on Section 6.10(c) of the LACQ Disclosure Schedules, there is no proceeding pending or, to the knowledge of LACQ, threatened against LACQ by NASDAQ or the SEC with respect to any intention by such entity to deregister the LACQ Common Stock or prohibit or terminate the listing of LACQ Common Stock on NASDAQ. LACQ has taken no action that is designed to terminate the registration of LACQ Common Stock under the Exchange Act.

(d) The LACQ SEC Reports contain true and complete copies of the (i) audited consolidated balance sheet as of December 31, 2019, and statement of operations, cash flow and shareholders’ equity of LACQ for the period commencing from its date of incorporation through December 31, 2019, together with the auditor’s reports thereon, and (ii) unaudited consolidated balance sheet and statements of operations, cash flow and shareholders’ equity of LACQ for the period ended September 30, 2020 ((i) and (ii) together, the “LACQ Financial Statements”). Except as disclosed in the LACQ SEC Reports, the LACQ Financial Statements present (i) fairly present in all material respects the consolidated financial position of LACQ and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof.

(e) The audited consolidated financial statements and unaudited consolidated interim financial statements of LACQ included or incorporated by reference in the LACQ SEC Reports fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of LACQ and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

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Section 6.11 No Undisclosed Liabilities. There is no liability, debt or obligation of or claim or judgment against LACQ or any of its Subsidiaries, (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the LACQ SEC Reports, (b) that have arisen since the date of the most recent balance sheet included in the LACQ SEC Reports in the ordinary course of the operation of business of LACQ, (c) which would not have, or would not reasonably be expected to have, individually or in the aggregate, an LACQ Material Adverse Effect or (d) as set forth on Schedule 6.10 of the LACQ Disclosure Schedules.

Section 6.12 Absence of Certain Changes. Since the date of LACQ’s incorporation, (a) there has not been any LACQ Material Adverse Effect and (b) except as set forth on Section 6.12 of the LACQ Disclosure Schedules, LACQ has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 6.13 Taxes.

(a) LACQ and each of its Subsidiaries has: (A) duly and timely filed, or caused to be so filed, all material Tax Returns required to be filed by it (taking into account any valid extension of the due date for filing) and all such Tax Returns are true, complete and correct in all material respects, (B) paid on a timely basis all material Taxes due and payable, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (C) duly and timely withheld, or caused to be withheld, all material Taxes required by applicable Laws to be withheld by it, and duly and timely remitted, or caused to be remitted, in all material respects, such withheld amounts to the appropriate Governmental Authority as required by applicable Laws.

(b) There are no audits, investigations, proceedings, assessments or reassessments in progress (or any objections thereto), or to the knowledge of LACQ or any of its Subsidiaries, pending, threatened or completed by any Governmental Authority, and there are no ruling requests pending, with respect to Taxes against or with respect to LACQ or any of its Subsidiaries or any assets thereof.

(c) There are no currently effective elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any material amount of Taxes of, or the filing of any Tax Return or any payment of any material amount of Taxes by, LACQ or any of its Subsidiaries.

(d) No written claim has been made by any Governmental Authority in a jurisdiction where LACQ or any of its Subsidiaries does not file Tax Returns that LACQ or such Subsidiary is or may be subject to taxation, or required to file any Tax Return in, such jurisdiction.

(e) Neither LACQ nor any of its Subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes, other than (i) any such agreement among LACQ and its Subsidiaries set forth on Schedule 6.12(e) of the LACQ Disclosure Schedules or (ii) any customary Tax indemnification or allocation provisions included in any ordinary course commercial agreement the primary subject of which is not Tax.

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(f) Neither LACQ or any of its Subsidiaries (i) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing any Tax Return or paying any Taxes (other than a group of which LACQ or any Subsidiary is the common parent) or (ii) has any liability for the payment of Taxes of any Person as a successor or transferee.

(g) There are no Liens for Taxes (other than Permitted Liens) upon the assets of the Company or any of its Subsidiaries.

(h) LACQ has not taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of LACQ, no facts or circumstances could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 6.14 Employee Matters; Benefits. LACQ does not have and has not ever had any employees. Other than reimbursement of any out-of-pocket expenses incurred by LACQ’s officers and directors in connection with activities on LACQ’s behalf in an aggregate amount not in excess of the amount of cash held by LACQ outside of the Trust Account, LACQ does not have any unsatisfied liability with respect to any director, officer, individual consultant or employee. LACQ does not maintain, sponsor or have any liability (contingent or otherwise) with respect to, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other plan, policy, program or agreement providing compensation or other benefits to any current or former director, officer, individual consultant or employee, which are maintained, sponsored or contributed to by LACQ, any Subsidiary or any other trade or business that would be treated as a single employer with LACQ under Title IV of ERISA.

Section 6.15 Brokers’ Fees. Except fees described on Section 6.15 of the LACQ Disclosure Schedules (which fees shall be the sole responsibility of LACQ), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by LACQ or any of its Affiliates.

Section 6.16 Anti-Corruption Compliance. Neither LACQ nor any director or officer, or, to the knowledge of LACQ, any employee, agents or other person acting on behalf of LACQ has at any time: (a) used or using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic governmental official from corporate funds; (c) violated or is in violation of any provision of any applicable Anti-Corruption Law; (d) made any Prohibited Payment; (e) been subject to or notified of any investigation or other proceeding that has been filed, commenced or, to the knowledge of LACQ, threatened by any Governmental Authority with regard to any Prohibited Payment; or (f) violated or been in violation of any other laws regarding use of funds for political activity or commercial bribery. The books of account and other financial records of the Company and its Subsidiaries are accurate, complete, represent bona fide transactions and have been maintained in accordance with sound business practices, including internal accounting controls of the Company and its Subsidiaries are adequate to detect any of the foregoing.

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Section 6.17 Affiliate Transactions. Except as described in the LACQ SEC Reports, set forth on Schedule 6.17 of the LACQ Disclosure Schedules or as relate to (a) reimbursement for expenses incurred on behalf of LACQ or (b) with respect to any Person’s ownership of LACQ Common Stock, there are no Contracts between LACQ, on the one hand, and, on the other hand, (i) any present or former manager, employee, officer or director of LACQ or its Affiliates or (ii) any record or beneficial owner of more than five percent (5%) of the outstanding shares of LACQ Common Stock as of the date hereof or its or his Affiliates.

Section 6.18 Investment Company Act; JOBS Act. LACQ is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. LACQ constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.19 Indebtedness. LACQ has no Indebtedness except as set forth on Section 6.19 of the LACQ Disclosure Schedules.

Section 6.20 SEC Filings. LACQ has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since December 1, 2017 and made publicly available at least two (2) Business Days prior to the date of this Agreement, pursuant to the Exchange Act or the Securities Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “LACQ SEC Reports”). Each of the LACQ SEC Reports, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the LACQ SEC Reports. As of the respective date of its filing, the LACQ SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the LACQ SEC Reports.

Section 6.21 Trust Account. As of the date hereof, LACQ has at least $12,500,000 in the account established by LACQ for the benefit of its public stockholders at the Trustee (the “Trust Account”), such monies invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to that certain Trust Agreement, dated as of December 1, 2017, between LACQ and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified, except in so far as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally or by principals governing the availability of equitable remedies. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the LACQ SEC Reports to be inaccurate or that would entitle any Person (other than stockholders of LACQ holding LACQ Common Stock sold in LACQ’s initial public offering who shall have elected to redeem their shares of LACQ Common Stock pursuant to the LACQ Governing Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing and except as permitted by the Trust Agreement, none of the funds held in the Trust Account may be released. There are no Legal Proceedings pending or, to the knowledge of LACQ, threatened with respect to the Trust Account.

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Section 6.22 Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, LACQ owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by LACQ in the operation of its business and which are material to LACQ, free and clear of any Liens (other than Permitted Liens).

Section 6.23 Proxy Statement/Prospectus. On the date first filed pursuant to section 14A of the Exchange Act, the Proxy Statement/Prospectus (or any amendment or supplement thereto) shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of the information relating to LACQ or its Subsidiaries included in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to LACQ’s stockholders, at the time of the LACQ Special Meeting or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that LACQ makes no representations or warranties as to the information contained in or omitted from the Securities Forms in reliance upon and in conformity with information furnished in writing to LACQ by or on behalf of the Company specifically for inclusion in the Securities Forms.

Section 6.24 [Reserved].

Section 6.25 No Outside Reliance. Notwithstanding anything contained in this Article VI or any other provision hereof, LACQ acknowledges and agrees that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries, and LACQ specifically disclaims that it is relying upon or has relied upon any representations or warranties beyond those expressly given in Article V that may have been made by any Person, and acknowledges and agrees that the Company has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person; provided, however, the foregoing shall not relieve any party for any liability with respect to fraud.

Section 6.26 No Additional Representations or Warranties. Except as provided in this Article VI or any certificate or other document furnished or to be furnished to the Company pursuant to this Agreement, neither LACQ nor any of its respective Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company, together with its advisors, has made its own investigation of LACQ and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of LACQ as conducted after the Closing, as contained in any materials provided by LACQ or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

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Article VII.
COVENANTS OF THE COMPANY

Section 7.1 Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XI, the Company and its Subsidiaries shall, except as otherwise contemplated by this Agreement, as provided on Schedule 7.1 of the Company Disclosure Schedules or as consented to by LACQ in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and substantially in accordance with past practice, including by continuing to pay accounts payable and other obligations in accordance with their terms and in a manner consistent in substantially all respects with past practice. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement (including as set forth on Section 7.1 of the Company Disclosure Schedules) or as consented to by LACQ in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company and its Subsidiaries shall not:

(a) change or amend the certificate of incorporation, bylaws or other Governing Documents of the Company or any of its Subsidiaries, except as required by Law;

(b) (i) make or declare any dividend or distribution to the shareholders of the Company or make any other distributions in respect of any of the Company’s or any of its Subsidiaries’ capital stock, except for the declaration and payment of dividends by any of the Company’s wholly-owned Subsidiaries, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock, or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other Equity Securities of the Company or its Subsidiaries;

(c) (i) materially and/or adversely modify, accelerate, waive or terminate (excluding any expiration in accordance with its terms) any Material Contract or any of the Company or its Subsidiary’s rights thereunder, (ii) enter into or materially and/or adversely modify, accelerate, waive or terminate (excluding any expiration in accordance with its terms) any Contract (A) with a term of longer than twelve (12) months that cannot be terminated without material penalty upon notice of ninety (90) days or less, and (B) if in effect on the date hereof would be a Material Contract, or (iii) enter into or materially and/or adversely modify, accelerate, waive or terminate (excluding any expiration in accordance with its terms) any Contract that if in effect on the date hereof would be required to be disclosed on Section 5.26 of the Company Disclosure Schedules;

(d) except in the ordinary course of business, sell, assign, transfer, convey, lease, license, abandon or otherwise dispose of any material assets or properties;

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(e) except as otherwise required by Law or the existing Company Plans, (i) take any action with respect to the grant or increase of any severance, retention, change in control or termination or similar pay (ii) make any material change in the management structure of the Company or any of its Subsidiaries, including the promoting or hiring of employees or officers or the termination of existing Company Employees, other than termination of Company Employees for “cause” and hiring or promotions of non-officer employees in the ordinary course of business; (iii) terminate, adopt, supplement, renew, enter into or materially amend any Company Plan or any new arrangement that would be a Company Plan if it were in existence on the date of this Agreement, other than in the ordinary course of business or as required by any Contract as in existence on the date hereof; (iv) increase the compensation, bonus opportunity or other remuneration benefits of any of the Company Employees, independent contractors or directors of the Company or its Subsidiaries (other than as contemplated under Section 5.6 of the Company Disclosure Schedules or increases in the ordinary course of business to any such individuals who are not directors or officers and whose annual compensation does not exceed $100,000 pursuant to a bona fide arms’ length agreement in the ordinary course of business, not to exceed $100,000 per individual or $500,000 in the aggregate); (v) establish any trust or make any deposits or contributions of cash or other property to or take any other action to secure the payment of any compensation or benefits, other than in the ordinary course consistent with past practice; or (vi) take any action to accelerate the time of payment or vesting of any compensation or benefit;

(f) directly or indirectly acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association or other business organization or division thereof;

(g) make, enter into, forgive, renew or amend in any respect any loans or advances to any Person in excess of $100,000, except for advances to employees or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business and repaid prior to the Closing;

(h) except in the ordinary course of business or as required by applicable Law, (i) make a material change in any Tax or accounting methods, (ii) make, revoke or amend any material Tax election, (iii) enter into any material Tax closing agreement, (iv) settle or compromise any material Tax liability of the Company or any of its Subsidiaries, (v) make or surrender any right to claim a material refund of Taxes, (vi) consent to any waiver or extension of the statute of limitations applicable to any material Taxes or any material Tax Return or (vii) file any amended material Tax Return;

(i) (i) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (x) incurred in the ordinary course of business in an aggregate amount not to exceed $100,000, (y) incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries or (x) Indebtedness evidenced by a Newly Issued Convertible Note, or (ii) amend, modify, terminate or seek any waiver of any of the terms and conditions under any Material Debt Contract which would result in the Company’s ability to make a distribution not otherwise permitted by this Agreement;

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(j) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeds $200,000, except as otherwise contemplated by this Agreement or pursuant to any Material Debt Contract;

(k) authorize for issuance, issue, transfer, grant, pledge, encumber, subject to any Lien, sell or deliver any Company Common Stock, other Equity Securities, Equity Securities exercisable for or convertible into Company Common Stock or call, subscription rights or other rights of any kind to acquire additional Equity Securities, other than the issuance of any convertible promissory notes up to an aggregate principal amount of $5,000,000, which are (i) issued to Persons other than an Affiliate, employee, officer or director of the Company or any of its Subsidiaries or their respective Affiliates and (ii) convertible into Company Common Stock at a conversion price of at least the product of (A) the Exchange Ratio, multiplied by (B) the greater of (x) $10.00 per share and (y) the closing price per share of LACQ Common Stock on the date of issuance of such convertible notes (any such convertible notes issued after the date hereof, the “Newly Issued Convertible Notes”).

(l) form or cause to be formed any new Subsidiary of the Company that is not a wholly-owned Subsidiary;

(m) other than claims covered by insurance, waive, release, assign, settle, compromise or otherwise resolve any investigation, claim (excluding customer claims in the ordinary course of business that have not resulted in litigation), action, litigation or other Legal Proceedings, except where such waivers, releases, assignments, settlements or compromises involve only the payment of monetary damages (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution) in any amount not in excess of $200,000 individually, or $1,000,000 in the aggregate;

(n) acquire, lease, in-license, out-license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse any Intellectual Property Rights owned or purported to be owned, or licensed, to the Company or any of its Subsidiaries except (A) any patent expiring at the end of its statutory term and not capable of being extended, (B) pursuant to a Standard Contract or in the ordinary course of business or (C) granting a non-exclusive license for a Person to perform services for the Company or any of its Subsidiaries pursuant to any contract research, contract manufacturing, molecular testing or similar contracts entered into in the ordinary course of business;

(o) except as expressly contemplated by this Agreement, change any method of accounting, accounting practice or cash management method used by the Company or its Subsidiaries or change the certified public accountants currently engaged by the Company;

(p) materially and adversely amend or modify or allow to lapse or consent to the termination of any Material Permit;

(q) permit the lapse of any existing policy of insurance relating to the business or assets of the Company and its Subsidiaries unless such insurance policy is replaced with a policy that provides substantially similar coverage;

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(r) take, agree to take, or fail to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment; or

(s) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.1.

Section 7.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of the its Subsidiaries by third parties that may be in the possession of the Company or its Subsidiaries from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure (provided, that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such attorney-client privilege), the Company shall, and shall cause its Subsidiaries to, afford to LACQ and its accountants, counsel and other representatives, upon prior written notice, reasonable access (including for the purpose of coordinating transition planning for employees), during normal business hours, in such manner as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, offices, facilities, books, contracts, commitments, Tax Returns, records and executive and other appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial, Tax and operating data and other information concerning the affairs of the Company and its Subsidiaries as LACQ or any such representatives may reasonably request upon prior written notice. All information obtained by LACQ and its representatives shall be subject to the Confidentiality Agreement. Neither LACQ nor any of its representatives shall contact or hold discussions with customers, suppliers, consultants, agents or employees of the Company and its Subsidiaries without the prior consent of the Company (not to be unreasonably withheld). Notwithstanding anything to the contrary in this Agreement, nothing in this Section 7.2 shall require the Company or its Subsidiaries to disclose any information to LACQ if, in the good faith opinion of the Company, such disclosure (i) would reasonably be expected to result in the loss of attorney-client or other legal privileges or doctrines, or (ii) would reasonably be expected to result in a violation of applicable Regulations or limitations imposed by any Governmental Authority.

Section 7.3 [Reserved].

Section 7.4 No LACQ Common Stock Transactions. From and after the date of this Agreement until the Merger Effective Time, except as otherwise contemplated by this Agreement, none of the Company, any of its Subsidiaries, or their respective officers, employees or controlling Affiliates, directly or indirectly, shall engage in any transactions involving the securities of LACQ without the prior consent of LACQ. The Company shall use commercially reasonable efforts to cause each of its Subsidiaries, and their respective officers, employees and controlling Affiliates to comply with the foregoing sentence.

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Section 7.5 No Claim Against the Trust Account. The Company acknowledges and understands that LACQ has established the Trust Account for the benefit of LACQ’s public stockholders and that disbursements from the Trust Account are available only in limited circumstances. The Company acknowledges that if the Transactions are, or, in the event of termination of this Agreement, another Business Combination is, not consummated by the Outside Date or such later date as approved by the stockholders of LACQ and Company Stockholders to complete a Business Combination, LACQ will be obligated to return to its stockholders the amounts being held in the Trust Account. The Company (on behalf of itself and its Affiliates, directors, officers, employees, agents and other representatives) hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind or nature whatsoever in or to, and any and all right to seek payment of any amounts due to it out of, the Trust Account established for the benefit of the public stockholders of LACQ and into which substantially all of the proceeds of LACQ’s initial public offering have been deposited, and hereby irrevocably waives any claim it presently has or may have in the future as a result of, or arising out of, this Agreement or any Ancillary Agreement, which claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever. Accordingly, the Company (on behalf of itself and its Affiliates, directors, officers, employees, agents and other representatives) hereby irrevocably waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and LACQ to collect from the Trust Account any monies that may be owed to them by LACQ or any of its Affiliates for any reason whatsoever, and will not seek recourse, reimbursement, payment of satisfaction of any claim against the Trust Account at any time for any reason whatsoever. This Section 7.5 shall survive the termination of this Agreement for any reason.

Section 7.6 Exclusivity. From the date hereof until the Closing, the Company shall not, and shall cause its Subsidiaries, officers, employees, managers, directors, and agents and shall direct its representatives, accountants, consultants, investment bankers, legal counsel and advisors not to, directly or indirectly, (a) solicit, initiate, knowingly encourage or discuss any offer, inquiry, proposal or indication of interest, written or oral, (whether binding or non-binding) from any Person (other than LACQ or its Affiliates in connection with the transactions contemplated hereby) relating to an Alternative Company Transaction (an “Alternative Transaction Proposal”), (b) initiate any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person relating to, an Alternative Transaction Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries in connection with an Alternative Transaction Proposal, (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other Contract relating to an Alternative Transaction Proposal or accept any offer relating to an Alternative Transaction Proposal, (d) grant any waiver, amendment or release under any standstill or confidentiality agreement or the anti-takeover Laws of any state, (e) approve, endorse or recommend, or propose publicly to approve, endorse or recommend any Alternative Transaction Proposal or (f) otherwise furnish any information with respect to, assist or knowingly participate in or facilitate in any other manner any effort or attempt by any Person (other than LACQ or its Affiliates) to do or seek to do any of the foregoing. The Company shall notify LACQ promptly if any Person makes to the Company any Alternative Transaction Proposal, which notice shall include a copy of such Alternative Transaction Proposal (or, where such Alternative Transaction Proposal is not submitted by such Person in writing, a reasonably detailed description of the material terms and conditions of such Alternative Transaction Proposal). Upon the effectiveness of this Agreement, the Company shall immediately terminate all discussions and negotiations with any Persons related to an Alternative Company Transaction, and as promptly as practicable thereafter request that each such Person promptly return or destroy all confidential information concerning the Company and its Subsidiaries and the Company shall take all reasonable necessary actions to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement. The Company shall notify LACQ promptly (but in any event within twenty-four (24) hours) if any Person makes to the Company an Alternative Transaction Proposal.

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Section 7.7 Proxy Solicitation.

(a) The Company shall use reasonable best efforts to deliver to LACQ by March 1, 2021 (and in any event no later than March 15, 2021), audited financial statements, including consolidated balance sheets, statements of operations and comprehensive income (loss), statements of changes in equity (deficiency) and statements of cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019 in each case, prepared in accordance with GAAP and Regulation S-X, and in compliance with the Securities Act and the Exchange Act, for inclusion in the Securities Forms and the Proxy Statement/Prospectus. To the extent required under the Securities Act or the Exchange Act, the Company shall deliver to LACQ any additional required audited or interim unaudited financial statements. The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, LACQ and its counsel in connection with (i) the drafting of the Proxy Statement/Prospectus and (ii) responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with LACQ in connection with the preparation for inclusion in the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement/Prospectus is mailed to LACQ’s stockholders, the Company will give LACQ prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, LACQ and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement/Prospectus, such that the Proxy Statement/Prospectus no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by LACQ pursuant to this Section 7.7 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Disclosure Schedules.

Section 7.8 Company IP Maintenance Filings and Payments. From and after the date of this Agreement and prior to the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, in good faith and with reasonable care and diligence and at its own expense, take actions (including payment of fees or filing of documents) that must be taken within three (3) months after the Closing Date for the purposes of obtaining, maintaining, perfecting, or renewing any existing rights in any Intellectual Property Rights owned or purported to be owned, or licensed, by the Company or any of its Subsidiaries, or used or held for use in the Business whether registered or unregistered or domestic or foreign.

Section 7.9 Lock-Up Agreements. The Company shall use best efforts to cause each of the Company Stockholders who are directors and officers of the Company and its Subsidiaries to execute and deliver a lock-up agreement in the form attached hereto as Exhibit B (the “Lock-Up Agreements”) within five Business Days after the date hereof.

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Article VIII.
COVENANTS OF LACQ

Section 8.1 No Solicitation by LACQ.

(a) From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article XI, LACQ shall not, and LACQ shall cause its officers, employees, managers, directors and agents and shall direct its representatives, accountants, consultants, investment bankers, legal counsel and advisors not to, directly or indirectly (i) initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning LACQ or any of its Subsidiaries to any Person relating to, a Business Combination Proposal or afford to any Person access to the business, properties, assets or personnel of LACQ in connection with a Business Combination Proposal, (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other Contract relating to a Business Combination Proposal, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or the anti-takeover Laws of any state, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend any Business Combination Proposal or (vi) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal. From and after the date hereof, LACQ shall and shall cause its officers and directors to, and LACQ shall instruct and cause LACQ’s representatives, its Subsidiaries and their representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal, and as promptly as practicable thereafter notify each such Person to the effect that LACQ is ending all discussions and negotiations with such Person with respect to any Business Combination Proposal, effective immediately, which notice shall also request such Person to promptly return or destroy all confidential information concerning LACQ and its Subsidiaries and LACQ shall take all reasonable necessary actions to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement. Except as expressly permitted by this Section 8.1, from and after the date hereof until the Merger Effective Time, or, if earlier, the termination of this Agreement in accordance with Article XI, the LACQ board of directors or any committee thereof shall not (i) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Business Combination Proposal, (ii) withdraw, change, qualify, withhold or modify, or publicly propose to withdraw, change, qualify, withhold or modify, in a manner adverse to the Company, the LACQ Board Recommendation, (iii) fail to include the LACQ Board Recommendation in the Proxy Statement, (iv) in the event a tender offer that constitutes a Business Combination Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Business Combination Proposal in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days of such commencement, (v) approve, authorize or cause or permit LACQ or any of its Subsidiaries to enter into any merger agreement, acquisition agreement, letter of intent, memorandum of understanding or other similar agreement relating to any Business Combination Proposal, (vi) fail to publicly affirm the LACQ Board Recommendation within ten (10) Business Days following receipt of a written request to do so from the Company or (vii) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (i) through (vii) of this sentence, a “Change of Board Recommendation”).

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(b) Notwithstanding anything contained in this Section 8.1 and subject to compliance with this Section 8.1, prior to receipt of the LACQ Stockholder Approval, LACQ and its representatives may furnish information regarding LACQ to, or enter into discussions or negotiations with any Person in response to a bona fide written Business Combination Proposal by such Person that did not result from a breach of this Section 8.1, which LACQ’s board of directors reasonably determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Business Combination Proposal (and is not withdrawn) if: (A) the board of directors of LACQ concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the board of directors of LACQ under applicable Laws; (B) at least five (5) Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, LACQ gives the Company written notice of LACQ’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (C) LACQ receives from such Person an executed confidentiality agreement containing provisions that are not less restrictive to such Person as those contained in the Confidentiality Agreement; and (D) contemporaneously with furnishing any such nonpublic information to such Person, LACQ furnishes such nonpublic information to the Company (to the extent such information has not been previously furnished by LACQ to the Company).

(c) LACQ shall promptly (and in any event within twenty-four (24) hours) notify the Company orally and in writing of the receipt of any Business Combination Proposal, which notice shall include a copy of such Business Combination Proposal (or, where such Business Combination Proposal is not submitted by such Person in writing, a reasonably detailed written description of the material terms and conditions of such Business Combination Proposal). Without limiting the foregoing, LACQ shall keep the Company promptly informed (and in any event within twenty-four (24) hours) in all material respects of the status of, and any material communications relating to material changes to, such Business Combination Proposal (including any change in the price or other material terms thereof). LACQ shall not terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any Person unless its board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably expected to breach its fiduciary duties under applicable Law; provided, that LACQ promptly (and in any event within twenty-four (24) hours) advises the Company that it is taking such action. LACQ shall not enter into any agreement with any Person relating to a Business Combination Proposal (other than a confidentiality agreement of the type described in Section 8.1(b)) which has the effect of prohibiting LACQ or its representatives from communicating with, or providing any information or materials to, the Company in accordance with, or otherwise complying with this Section 8.1.

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(d) Notwithstanding anything to the contrary contained in Section 8.1(a), if, in response to a bona fide written Business Combination Proposal made after the date of this Agreement and not withdrawn that did not result from a breach of this Section 8.1, LACQ’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Business Combination Proposal constitutes a Superior Business Combination Proposal, at any time prior to the receipt of the LACQ Stockholder Approval, (A) LACQ’s board of directors may effect a Change of Board Recommendation with respect to such Superior Business Combination Proposal and/or (B) the Company may terminate this Agreement pursuant to Section 11.1(c)(iv) in order to enter into a definitive written agreement with respect to such Superior Business Combination Proposal, in either case subject to the requirements of this Section 8.1(d). LACQ shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 8.1(d) or terminate this Agreement pursuant to Section 11.1(c)(iv) unless:

(i) the LACQ board of directors shall have determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law;

(ii) LACQ shall have provided to the Company at least four (4) Business Days’ prior written notice (the “Notice Period”) of LACQ’s intention to take such actions, which notice shall include a copy of the definitive written agreement with respect to such Superior Business Combination Proposal and any other material documents with respect thereto;

(iii) during the Notice Period, if requested by the Company, LACQ shall have, and shall have caused its Representatives to have, engaged in good faith negotiations with the Company and its representatives regarding any amendments or modifications to this Agreement proposed by the Company and intended to cause the relevant Business Combination Proposal to no longer constitute a Superior Business Combination Proposal; and

(iv) following the end of such Notice Period, LACQ’s board of directors shall have considered in good faith any proposed amendments or modifications to this Agreement and the other agreements contemplated hereby that may be offered by the Company in writing (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the last day of the Notice Period and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Business Combination Proposal would continue to constitute a Superior Business Combination Proposal if such Proposed Changed Terms were to be given effect and that the failure to make a Change of Board Recommendation with respect to such Superior Business Combination Proposal would reasonably be expected to breach the directors’ fiduciary duties under applicable Law.

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In the event of any change to the price terms or any other material revision or material amendment to the terms of such Superior Business Combination Proposal, LACQ shall be required to deliver a new written notice to the Company and to again comply with the requirements of this Section 8.1(d) (which shall apply mutatis mutandis) with respect to such new written notice, except that references in this Section 8.1(d) to “four (4) Business Days” shall be deemed to be references to “two (2) Business Days”.

(e) Nothing contained in this Section 8.1 shall prohibit LACQ’s board of directors from (i) disclosing to the LACQ Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the LACQ Stockholders if the LACQ board of directors determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would breach its fiduciary duties or violate applicable Law, provided that upon the written request by the Company following any disclosure specified in this Section 8.1(b), LACQ’s board of directors shall publicly reaffirm the LACQ Board Recommendation within three (3) Business Days following receipt of such request and a failure to do so shall be deemed to be a Change of Board Recommendation. The issuance by LACQ or the LACQ board of directors of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Board Recommendation.

(f) LACQ acknowledges and agrees that any violation of the restrictions set forth in this Section 8.1 by any of its representatives shall be deemed to be a breach of this Section 8.1 by LACQ.

Section 8.2 LACQ Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XI, LACQ shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement, set forth in Section 8.2 of the LACQ Disclosure Schedules, or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and substantially in accordance with past practice. Without limiting the generality of the foregoing, except as contemplated by this Agreement, set forth in Section 8.2 of the LACQ Disclosure Schedules, or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), LACQ shall not, and LACQ shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:

(a) change or amend the certificate of incorporation, bylaws or other Governing Documents of LACQ or any of its Subsidiaries, except as otherwise required by Law and as approved by the LACQ Stockholders at any LACQ Special Meeting;

(b) (i) make or declare any dividend or distribution to the stockholders of LACQ or make any other distributions in respect of any of LACQ’s or any of its Subsidiary’s capital stock, except for dividends by any of LACQ’s wholly-owned Subsidiaries, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of LACQ’s or any of its Subsidiary’s capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests, warrants or other Equity Securities of LACQ, other than a redemption of shares of LACQ Common Stock made as part of the LACQ Share Redemption;

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(c) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties;

(d) acquire any assets or securities of, or make any equity investment in, another Person;

(e) directly or indirectly acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, or enter into a joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract;

(f) make any material loans or material advances to any Person, except for advances to employees or officers of LACQ or any of its Subsidiaries for expenses incurred in the ordinary course of business;

(g) except as required by applicable Law, (A) make a material change in any Tax or accounting methods, (B) make, revoke or amend any material Tax election, (C) enter into any material Tax closing agreement, (D) settle or compromise any material Tax liability of LACQ or any of its Subsidiaries, (E) make or surrender any right to claim a material refund of Taxes, (F) consent to any waiver or extension of the statute of limitations applicable to any material Taxes or any material Tax Return or (G) file any amended material Tax Return;

(h) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (x) incurred in the ordinary course of business or (y) incurred between LACQ and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(i) (A) authorize for issuance, issue, sell or deliver any LACQ Securities or securities exercisable for or convertible into LACQ Securities or (B) grant any additional options, warrants or stock appreciation rights with respect to LACQ Securities not outstanding on the date hereof;

(j) waive, release, assign, settle, compromise or otherwise resolve any material investigation, claim (excluding customer claims in the ordinary course of business that have not resulted in litigation), action, litigation or other Legal Proceedings, except where such waivers, releases, assignments, settlements or compromises involve only the payment of monetary damages (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution);

(k) take, agree to take, or fail to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(l) modify, amend or change the terms of any Material Contract;

(m) enter into any Contract that would be required to be disclosed under Section 6.17 or amend any such Contract; or

(n) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 8.2.

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Section 8.3 Trust Account.

(a) Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article X), LACQ shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of shares of LACQ Common Stock pursuant to any LACQ Share Redemption; and (b) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clause (a) (such balance, the “Trust Account Amount”), to be disbursed to LACQ or as LACQ may direct with the prior written consent of the Company.

Section 8.4 Inspection. Subject to the requirements of confidentiality obligations and similar restrictions that may be applicable to information furnished to LACQ or any of its Subsidiaries by third parties that may be in the possession of LACQ or its Subsidiaries from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure (provided, that, to the extent possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such attorney-client privilege), LACQ shall, and shall cause its Subsidiaries to, afford to the Company and its accountants, counsel and other representatives, upon prior written notice, reasonable access, during normal business hours, in such manner as to not unreasonably interfere with the normal operation of LACQ and its Subsidiaries, to all of their respective properties, offices, facilities, books, contracts, commitments, Tax Returns, records and executive and other appropriate officers and employees of LACQ and its Subsidiaries, and shall furnish such representatives with all financial, Tax and operating data and other information concerning the affairs of LACQ and its Subsidiaries as the Company or any such representatives may reasonably request upon prior written notice. All information obtained by the Company and its representatives shall be subject to the Confidentiality Agreement.

Section 8.5 LACQ NASDAQ Listing. From the date hereof through the Closing, LACQ shall use commercially reasonable efforts to ensure LACQ remains listed as a public company on, and for shares of LACQ Common Stock and LACQ Public Warrants to be listed on, NASDAQ.

Section 8.6 LACQ Public Filings. From the date hereof through the Closing, LACQ will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.7 Preparation of Proxy Statement; LACQ Special Meeting; LACQ Stockholder Approval.

(a) Assuming the Company furnishes all necessary information to, and reasonably cooperates with, LACQ in the preparation of the Proxy Statement (and complies with its obligations under Section 7.7), LACQ shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act as promptly as practicable following the execution and delivery of this Agreement. LACQ agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) the adoption and approval of this Agreement, (ii) the approval of the Transactions (including the Merger), (iii) the approval of the form of amended and restated certificate of incorporation of LACQ agreed upon by the Parties pursuant to Section 3.2 and (iii) approval of any other proposals reasonably agreed by LACQ and the Company to be necessary or appropriate in connection with the Transactions (collectively, the “Transaction Proposals”).

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(b) LACQ and the Company shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (i) cause the Proxy Statement/Prospectus to be disseminated to LACQ’s stockholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the LACQ Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the SEC Clearance Date and (iii) solicit proxies from the holders of LACQ Common Stock to vote in favor of each of the Transaction Proposals. LACQ shall, through its board of directors, recommend to its stockholders that they approve the Transaction Proposals and shall include such recommendation in the Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 8.7(b), if on a date for which the LACQ Special Meeting is scheduled, LACQ has not received proxies representing a sufficient number of shares of LACQ Common Stock to obtain the LACQ Stockholder Approval, whether or not a quorum is present, LACQ shall have the right to make one or more successive postponements or adjournments of the LACQ Special Meeting, provided that the LACQ Special Meeting (x) is not postponed or adjourned to a date that is more than 45 days after the date for which the LACQ Special Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three (3) Business Days prior to the Outside Date.

Section 8.8 Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote LACQ Securities (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to LACQ, the Company or Merger Sub, the Merger or any other Transactions, then LACQ and the board of directors of LACQ shall take all action reasonably available to render such Law inapplicable to the foregoing.

Section 8.9 Cooperation with Financing. LACQ shall, and shall use its commercially reasonable efforts to cause its advisors and representatives to, provide all cooperation reasonably requested by the Company to assist the Company in the arrangement, syndication, underwriting or placement, and obtaining of any equity or debt financing up to $25,000,000 in a transaction that does not in any manner involve, relate to or otherwise directly benefit Persons that are Affiliates of the Company (each, a “Financing”), including (i) participating in a reasonable number of meetings, drafting sessions, due diligence sessions, presentations, road shows and sessions with rating agencies and financing sources; (ii) participating in reasonable and customary due diligence; (iii) furnishing the Company and any financing sources, as promptly as reasonably practicable, with all financial statements and financial, legal and other pertinent information as may be reasonably requested by the Company to assist in the preparation of any financing or offering documents relating to any Financing (including, without limitation, furnishing and agreeing to disclose any information deemed to be material by the Company or its counsel in any offering memorandum, private placement memorandum or other similar document in connection with an offering of securities by the Company or any of its Subsidiaries); (iv) assisting in the preparation of customary materials for rating agency presentations, business projections, road show materials, pro forma financial statements and similar documents required in connection with any Financing; (v) cooperating with the Company’s counsel in connection with any legal opinions that such counsel may be required to deliver in connection with any Financings; (vi) assisting the Company in obtaining any corporate credit and family ratings from any ratings agencies, and any interest hedging arrangements, and any definitive financing documents or other certificates any documents as may be reasonably requested by the Company to facilitate any Financings; (vii) using commercially reasonable efforts to cause their independent accountants to provide assistance and cooperation in any Financing; and (viii) providing all documentation and other information about LACQ as is reasonably requested in writing by the Company in connection with any Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations, including “FINCEN” (and similar beneficial ownership regulations) and the USA PATRIOT Act.

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Section 8.10 D&O Indemnification and Insurance.

(a) From and after the Merger Effective Time, LACQ agrees that it shall indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (the “Company Indemnitees”) and each present and former director and officer of LACQ (the “LACQ Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that the Company and its Subsidiaries (in the case of the Company Indemnitees) or LACQ (in the case of the LACQ Indemnitees) would have been permitted under applicable Law or the Governing Documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). For six (6) years after the Closing Date, LACQ shall cause the Surviving Company and its Subsidiaries to procure, pay for and maintain in full force and effect insurance “tail” or other insurance policies with respect to directors’ and officers’ liability insurance covering those Persons who are currently covered by LACQ’s, the Company’s or any other Subsidiary’s directors’ and officers’ liability insurance at least to the same extent as such directors and officers are currently covered and with carriers having claims paying ratings no lower than the Company’s current insurers. Every Person who is a director or officer of LACQ, the Company or any Subsidiary immediately prior to the Closing Date shall be a named insured party on such “tail” policies for such six (6) year period following the Closing Date. Without limiting the foregoing, for a period of six (6) years from and after the Closing Date, LACQ shall cause the certificate of incorporation and the bylaws of the Surviving Company to contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of present and former directors and officers of the Company and LACQ for periods at or prior to the Closing Date than are set forth in the Governing Documents as of the date of this Agreement.

(b) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.10 shall survive the consummation of the Transactions indefinitely and shall be binding, jointly and severally, on all successors and assigns of the Surviving Company and LACQ. In the event that the Surviving Company or LACQ or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or LACQ, as the case may be, shall succeed to the obligations set forth in this Section 8.10.

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Article IX.
JOINT COVENANTS

Section 9.1 Regulatory Approvals; Third Party Consents.

(a) Subject to the terms and conditions of this Agreement, LACQ and the Company, shall use their reasonable best efforts and shall reasonably cooperate and coordinate to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to consummate the Transactions, including (i) if applicable, preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, Permits, authorizations and other confirmations, if applicable, required to be obtained from any Governmental Authority or other third party that are necessary to consummate the Transactions, including as required pursuant to or in connection with the Regulatory Approvals or any Material Contract or Material Permit.

(b) Notwithstanding any provision in this Agreement, where a Party (in this Section 9.1(b) only, a “Disclosing Party”) is required under this Section 9.1(b) to provide information to the other Party (in this Section 9.1(b) only, a “Receiving Party”) that the Disclosing Party deems to be competitively sensitive information, the Disclosing Party may restrict the provision of such competitively sensitive information only to external legal counsel of the Receiving Party on the basis that such information will not be shared by the Receiving Party’s external legal counsel with any other Person except for a Governmental Authority, if required, provided that the Disclosing Party also provides the Receiving Party a redacted version of any such filing, submissions, correspondence or communications (including responses to requests for information and inquiries from a Governmental Authority) which does not contain any such competitively sensitive information.

(c) If any objections are asserted or concerns expressed with respect to the transactions contemplated by this Agreement from any Governmental Authority or if any proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the Transactions as violative of any applicable Law, each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts, to avoid entry of, or to have vacated, lifted, reversed, repealed, rescinded or terminated, any decree, order, judgment or injunction that prohibits, prevents or restricts consummation of the Transactions.

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(d) To the extent not prohibited by applicable Law, each Party shall: (i) cooperate with each other Party in connection with the preparation and submission of all required applications, notices, filings, submissions, undertakings, correspondence and communications of any nature (including responses to requests for information and inquiries from any Governmental Authority) as may be or become necessary in order to obtain or otherwise pertaining to obtaining the Regulatory Approvals (including those described in clauses (b) and (c) above) in connection with the consummation of the Transactions; (ii) promptly inform of and furnish the other Party with copies of (A) any filing that such Party submits to any Governmental Authority and (B) any written or oral communication or correspondence (and in the case of oral communication, by furnishing a summary of such communication) received by that Party from or with any Governmental Authority in respect of obtaining or concluding the Regulatory Approvals and generally keep the other Party informed of the status of discussions relating to obtaining or concluding the Regulatory Approvals; (iii) use reasonable best efforts to respond promptly to any request or notice from any Governmental Authority requiring the Parties, or either of them, to supply additional information that is relevant to the review of the Transactions in respect of obtaining or concluding the Regulatory Approvals; (iv) to the extent practicable, permit the other Party to review in advance any proposed applications, notices, filings, submissions, undertakings, correspondence and communications of any nature (including responses to requests for information and inquiries from any Governmental Authority) in respect of obtaining or concluding the Regulatory Approvals, and, to the extent practicable, shall provide the other Party a reasonable opportunity to comment thereon and agree to consider those comments in good faith; (v) promptly provide the other Party with any applications, notices, filings, submissions, undertakings, correspondence and communications of any nature (including responses to requests for information and inquiries from any Governmental Authority) that were submitted to a Governmental Authority in respect of obtaining or concluding the Regulatory Approvals; and (vi) not participate in any substantive meeting or discussion (whether in person, by telephone or otherwise) with a Governmental Authority in respect of obtaining or concluding the Regulatory Approvals unless the Party consults with the other Party in advance and gives the other Party the opportunity to attend and participate thereat. Notwithstanding anything in this Agreement to the contrary, no Party shall be obligated to share (x) any filings or other written materials that include individual personal background and financial information or non-public financial information regarding the Company or LACQ or (y) any communications with a Governmental Authority pertaining to any such information or matters in clause (x); provided, that to the extent the relevant portions of such communications can be reasonably redacted, then such party shall be obligated to share redacted copies of such communications in accordance with this Section 9.1(d). In furtherance of the foregoing, LACQ shall furnish to the Company and the Company shall furnish to LACQ such information and assistance as each respective party may reasonably request in order to prepare any notification, application, filing or request to, or response to a request from, a Governmental Authority.

Section 9.2 Securities Forms.

(a) As promptly as practicable following the execution and delivery of this Agreement, LACQ and the Company shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and LACQ shall file with the SEC, the Form S-4 and the Form S-8 (collectively, the “Securities Forms”).

(b) Each of LACQ and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Securities Forms and any amendment to the Securities Forms filed in response thereto. If LACQ or the Company becomes aware that any information contained in the Securities Forms shall have become false or misleading in any material respect or that the Securities Forms is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Party and (ii) LACQ, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Securities Forms. Each of the Company and LACQ shall provide the other Party with copies of any written comments, and shall inform the other Party of any oral comments, that the Company or LACQ receives from the SEC or its staff with respect to the Securities Forms promptly after the receipt of such comments and shall give the other Party a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. LACQ and the Company shall use reasonable best efforts to cause the Securities Forms to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Securities Forms effective through the Closing in order to permit the consummation of the Transactions.

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Section 9.3 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, LACQ and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents, Permits and approvals of third parties that any of LACQ, the Company or their respective Affiliates are required to obtain in order to consummate the Transactions on mutually acceptable terms, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Upon reasonable prior notice, the Company shall make employees of the Company available to participate in and assist LACQ in LACQ’s preparation of customary materials for meetings with potential investors and other Persons.

Section 9.4 Tax Matters.

(a) Each of the Company, LACQ, Merger Sub, and Surviving Company agree that the Transactions (including the exchange of Company Common Stock pursuant to Section 4.1(a)) are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The Company, LACQ, Merger Sub, and Surviving Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(b) Each of LACQ, Merger Sub, the Company, and the Surviving Company shall take commercially reasonable efforts (i)(A) to cause the Merger to qualify for the Intended Tax Treatment, and (B) to take no action (and to permit or cause no Affiliates to take any action) that, to its knowledge, could reasonably be expected to materially prevent or impede the Merger from qualifying for the Intended Tax Treatment, (ii) unless otherwise required pursuant to a change in Law, to report the Merger as a reorganization within the meaning of Section 368(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger, and (iii) to cause the Surviving Company to continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business, in each case, to the extent required pursuant to Treasury Regulation Section 1.368-1(d).

(c) Notwithstanding anything to the contrary contained herein, Transfer Taxes payable as a result of the consummation of the Transactions shall be borne by the Company. The Company and LACQ shall reasonably cooperate in the preparation and filing of any Tax Returns required to be filed with respect to such Transfer Taxes, including joining in the execution of any such Tax Return if required by applicable Law; provided, however, that any costs associated with such cooperation shall be borne solely by the Company.

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Article X.
CONDITIONS TO OBLIGATIONS

Section 10.1 Conditions to Obligations of All Parties. The obligations of the Parties hereto to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any or more of which may be waived in writing by all the Parties:

(a) The LACQ Stockholder Approval shall have been obtained;

(b) The Company Stockholder Approval shall have been delivered to LACQ within 2 days of the date hereof and shall be in full force and effect;

(c) Any waiting period applicable to the Merger shall have expired or been terminated; and

(d) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

Section 10.2 Conditions to Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by both the Company:

(a) (i) each of the representations and warranties of LACQ contained in Sections 6.1, 6.3, 6.5, 6.14 and 6.21 (the “LACQ Fundamental Representations”) shall be true and correct in all material respects, except for Section 6.5 and Section 6.21, which shall be true and correct in all but de minimis respects, in each case as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date and (ii) each of the representations and warranties of LACQ contained in this Agreement other than the LACQ Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and LACQ Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, as would not have a LACQ Material Adverse Effect;

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(b) the covenants of LACQ to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) LACQ shall have delivered to the Company a certificate signed by an officer of LACQ, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.2(a), Section 10.2(b) and Section 10.2(d) have been fulfilled;

(d) since the date of this Agreement through the Closing Date, there shall not have been any LACQ Material Adverse Effect;

(e) the Merger Sub Stockholder Approval shall have been obtained;

(f) following payment by LACQ to its stockholders who have validly elected to have their shares of LACQ Common Stock redeemed for cash pursuant to the LACQ Governing Documents as part of a LACQ Share Redemption and after giving effect to the payment of the Transaction Expenses incurred by or on behalf of LACQ in accordance with Section 3.4, LACQ shall have an aggregate amount of cash of at least $5,000,000.

(g) LACQ shall have made all necessary arrangements with the Trustee to have the funds contained in the Trust Account disbursed or available to LACQ, in accordance with the Trust Agreement and this Agreement, immediately prior to the Closing, and all such funds released from the Trust Account to LACQ shall be available to LACQ (and, following the Merger, the Surviving Company).

Section 10.3 Conditions to Obligations of LACQ. The obligations of LACQ to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by LACQ:

(a) (i) each of the representations and warranties of the Company contained in Sections 5.1, 5.3, 5.4, 5.5, 5.6 and 5.23 (collectively, the “Fundamental Representations”) shall be true and correct in all material respects, except for Section 5.4, which shall be true and correct in all but de minimis respects, in each case as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date and (ii) each of the representations and warranties of the Company contained in this Agreement other than the Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, as would not have a Company Material Adverse Effect;

(b) the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) the Company shall have delivered to LACQ a duly executed affidavit dated as of the Closing Date, in accordance with Treasury Regulation Section 1.897-2(h) and Section 1.1445-2(c)(3) (or any succeeding guidance), certifying that an interest in the Company is not a U.S. real property holding corporation interest at any time during the previous five (5) years;

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(d) the Company shall have delivered to LACQ a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.3(a), Section 10.3(b) and Section 10.3(d) have been fulfilled;

(e) since the date of this Agreement through the Closing Date, there shall not have been any Company Material Adverse Effect; and

(f) the Company shall have delivered the Lock-Up Agreements, duly executed by each of the Company Stockholders who are directors and officers of the Company and its Subsidiaries, which Lock-Up Agreements remain irrevocable and in full force and effect as of the Closing.

Article XI.
TERMINATION/EFFECTIVENESS

Section 11.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by written consent of the Company and LACQ;

(b) by either the Company or LACQ if the LACQ Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the LACQ Special Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) prior to the Closing, by written notice to the Company from LACQ if:

(i) there is any material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.3(a) and Section 10.3(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from LACQ of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

(ii) the consummation of any of the Transactions is permanently enjoined, prohibited or otherwise restrained or made illegal by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction;

(iii) the Closing has not occurred on or before June 30, 2021 (the “Outside Date”), unless LACQ is in willful breach hereof and such breach is the primary reason for the Closing not occurring on or before such date; or

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(iv) at any time prior to the receipt of the LACQ Stockholder Approval, the LACQ board of directors determines to accept a Superior Business Combination Proposal, but only if LACQ shall have complied with its obligations under Section 8.1 with respect to such Superior Business Combination Proposal.

(d) prior to the Closing, by written notice to LACQ from the Company if:

(i) there is any material breach of any representation, warranty, covenant or agreement on the part of LACQ set forth in this Agreement, such that the conditions specified in Section 10.2(a) and Section 10.2(b) would not be satisfied at the Closing (a “Terminating LACQ Breach”), except that, if any such Terminating LACQ Breach is curable by LACQ through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by LACQ of notice from the Company of such breach, but only as long as LACQ continues to exercise such reasonable best efforts to cure such Terminating LACQ Breach (the “LACQ Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating LACQ Breach is not cured within the LACQ Cure Period;

(ii) the Closing has not occurred on or before the Outside Date, unless the Company is in willful breach hereof and such breach is the primary reason for the Closing not occurring on or before such date;

(iii) the consummation of any of the Transactions is permanently enjoined, prohibited or otherwise restrained or made illegal by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; or

(iv) the LACQ board of directors has made a Change of Board Recommendation.

Section 11.2 LACQ Termination Fee.

(a) The parties hereto agree that if (i) this Agreement is terminated by LACQ or the Company pursuant to Section 11.1(c)(iv) or Section 11.1(d)(iv) (as applicable) and (ii) LACQ enters into a written definitive merger or purchase agreement with respect to the applicable Superior Business Combination Proposal, then LACQ shall pay to the Company prior to or concurrently with such entry into a written definitive merger or purchase agreement with respect to such Superior Business Combination Proposal, in the case of a termination by LACQ, or within two (2) Business Days thereafter, in the case of a termination by the Company, a one-time fee of $5,250,000 (the “LACQ Termination Fee”).

(b) All payments under this Section 11.2 shall be made by wire transfer of immediately available funds to an account designated in writing by the Company, or in the absence of such designation, an account established for the sole benefit of the Company.

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(c) Each of the Parties acknowledges that the agreements contained in this Section 11.2 are an integral part of the Transaction and that without these agreements, LACQ, the Company and Merger Sub would not enter into this Agreement. Accordingly, if LACQ fails to pay the LACQ Termination Fee when due, and, in order to obtain such payment, the Company commences an Action that results in a judgment against LACQ for the LACQ Termination Fee, LACQ shall pay to the Company, together with the LACQ Termination Fee, (i) interest on the LACQ Termination Fee from the date of termination of this Agreement at the rate per annum published in The Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period and (ii) the Company’s costs and expenses (including reasonable attorneys’ fees) in connection with such Action. For the avoidance of doubt, in no event shall LACQ be required to pay the LACQ Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, if the LACQ Termination Fee is paid by LACQ pursuant to Section 11.2(a) then, except for as provided in Section 12.16, any such payment shall be the sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) of the Company and Merger Sub against LACQ and any of its respective former, current or future officers, directors, partners, equityholders, managers, members or affiliates and none of LACQ or any of its respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

Section 11.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall, subject to this Section 11.3, forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, if applicable, or for any intentional and willful breach of this Agreement by a Party hereto occurring prior to such termination, except that (i) the provisions of Article I, Sections 11.2, Section 11.3, 12.4, 12.5, 12.6, 12.14 and 12.16 herein and the Confidentiality Agreement shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither LACQ nor the Company shall be relieved or released from any liabilities arising out of its breach of any covenant of this Agreement prior to such termination or willful and material breach of any of its representations and warranties set forth in this Agreement prior to such termination, except that neither LACQ nor the Company shall bear any liability for Transaction Expenses incurred by the other Party in excess of $1,000,000.

Article XII.
MISCELLANEOUS

Section 12.1 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors, managers or others performing similar functions with respect to such party, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

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Section 12.2 Notices. All notices, requests, demands and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when actually delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by telecopy, facsimile or email (in each case in this clause (iv), solely if receipt is confirmed and, in the case of email, excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to LACQ, to:

Leisure Acquisition Corp.

250 W. 57th Street

Suite 415

New York, NY 10107

Attention:	Daniel B. Silvers, Chief Executive Officer
E-mail:	dsilvers@matthewslane.com

with copies to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036-8299

Attention:	Jeffrey A. Horwitz; Daniel I. Ganitsky
Facsimile:	(212) 969-2900
E-mail:	jhorwitz@proskauer.com; dganitsky@proskauer.com

and to:

(b) If to the Company, to:

Ensysce Biosciences, Inc.

7946 Ivanhoe Avenue, Suite 201

La Jolla, CA 92037

Attention:	D. Lynn Kirkpatrick
Facsimile:	(858) 263-4196
E-mail:	lkirkpatrick@ensysce.com

with copies to:

Troutman Pepper Hamilton Sanders LLP

501 Grant Street, Suite 300, Union Trust Building

Pittsburgh, PA 15219-4429

Attention:	Eric D. Kline
Facsimile:	(412) 454-5046
E-mail:	eric.kline@troutman.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 12.3 Assignment. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

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Section 12.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.16 and (b) the present and former officers and directors of LACQ (and their respective successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.10.

Section 12.5 Expenses. Except as otherwise provided herein, including in Section 3.4, each Party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 12.6 Governing Law. This Agreement, and all matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims (whether in tort or contract) or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws (whether of the State of Delaware or any other jurisdiction) to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.8 Disclosure Schedules and Annexes; Disclaimer. The Disclosure Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Disclosure Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Company Disclosure Schedules or LACQ Disclosure Schedule, as applicable, with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to such other applicable sections or schedules of this Agreement as to which the disclosure on its face is reasonably apparent upon reading the disclosure contained in such schedule, without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other section or schedule. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality. Any capitalized terms used in any Disclosure Schedule or Annex but not otherwise defined therein shall be defined as set forth in this Agreement.

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Section 12.9 Entire Agreement. This Agreement (together with the Disclosure Schedules and Annexes to this Agreement), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

Section 12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement; provided, however, that from and after the LACQ Stockholder Approval has been obtained, no amendment shall be made to this Agreement that, pursuant to applicable Law, requires further approval or adoption by the stockholders of LACQ without such further approval or adoption. The approval of this Agreement by the Company Stockholders shall not restrict the ability of the board of directors of the Company to terminate this Agreement in accordance with Section 11.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 12.10 to the extent permitted under applicable law.

Section 12.11 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of LACQ and the Company which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 12.11(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.11(a).

(b) The restriction in Section 12.11(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or SEC; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 12.12 No Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Closing and shall expire upon the occurrence of the Closing, except for those covenants and agreements contained herein and therein which by their terms expressly apply or are to be performed, in whole or in part, after the Closing and then only to such extent.

Section 12.13 Severability. If any provision of this Agreement or any other certificate, instrument, document or agreement referred to in this Agreement and entered into in connection with the Business Combination is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement or any other such certificate, instrument, document or agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein or therein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement or any other certificate, instrument, document or agreement referred to in this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement or any other such certificate, instrument, document or agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement or any other such certificate, instrument, document or agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

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Section 12.14 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or action based upon, arising out of or related to this Agreement, the Ancillary Agreements or the Transactions may be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement, the Ancillary Agreements or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 12.14.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS.

Section 12.15 Enforcement. The Parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would be an inadequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.16 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or Transactions may only be brought against, the entities that are expressly named as parties hereto and any express guarantor of any such party’s obligations hereunder and then only with respect to the specific obligations set forth herein with respect to such party; provided, however, that the foregoing shall not relieve any party for liability with respect to fraud. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or LACQ under this Agreement or the Ancillary Agreements (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement, the Ancillary Agreements or the Transactions.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ENSYSCE BIOSCIENCES, INC.

By:	/s/ Lynn Kirkpatrick
Name:	Dr. Lynn Kirkpatrick
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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LEISURE ACQUISITION CORP.

By:	/s/ Daniel B. Silvers
Name:	Daniel B. Silvers
Title:	Chief Executive Officer

EB MERGER SUB, INC.

By:	/s/ George Peng
Name:	George Peng
Title:	President and Secretary

[Signature Page to Agreement and Plan of Merger]

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EXHIBIT A

FORM OF WRITTEN CONSENT

[Attached]

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PARTIAL WRITTEN CONSENT IN LIEU OF A MEETING

OF the STOCKHOLDERS

OF ensysce biosciences, inc.

In conformity with Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Amended and Restated Bylaws of Ensysce Biosciences, Inc., a Delaware corporation (the “Corporation”), the undersigned, collectively being the holders of at least the majority of the issued and outstanding shares of the capital stock of the Corporation, voting together as a single class, hereby consent to and adopt the following resolutions and take the following actions with the same force and effect as if such resolutions had been duly adopted and such actions duly taken at a meeting of the stockholders of the Corporation duly called and convened for such purpose, with a full quorum present and acting throughout:

Adoption of the Agreement and Plan of Merger and Approval of Transactions Contemplated Thereby

WHEREAS, the Corporation intends to enter into an Agreement and Plan of Merger by and among Leisure Acquisition Corp., a Delaware corporation formed as a special purpose acquisition company (“LACQ”), a to be established Delaware corporation which will be a wholly-owned subsidiary of LACQ (“Merger Sub”), and the Corporation (together with the exhibits and schedules thereto, the “Merger Agreement”);

WHEREAS, the Merger Agreement provides, among other things, that Merger Sub will merge with and into the Corporation (the “Merger”), with the Corporation surviving, and that, each share of the Corporation’s common stock issued and outstanding immediately prior to the Merger Effective Time (as defined below) other than stockholders who have exercised dissenters rights shall be converted into the right to receive a fraction of a share of LACQ Common Stock (as defined in the Merger Agreement) equal to the Exchange Ratio (as defined in the Merger Agreement) (the “Merger Consideration”);

WHEREAS, the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, require the affirmative vote of, or written consent by, a majority of the issued and outstanding shares of capital stock of the Corporation, voting together as a single class;

WHEREAS, the Board of Directors of the Corporation (the “Board”) has (i) declared it advisable and in the best interests of the Corporation and its stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and (iii) recommended that the Corporation’s stockholders adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger;

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WHEREAS, the Merger will be effective upon the date on which a certificate of merger is filed with and accepted by the Secretary of State of the State of Delaware (unless another date and time are specified therein) (the “Merger Effective Time”);

WHEREAS, at any time prior to the time that the certificate of merger is filed with the Secretary of State of the State of Delaware and becomes effective, the Merger Agreement may be terminated by the Board notwithstanding approval of the Merger Agreement by the stockholders of the Corporation;

WHEREAS, pursuant to Section 144 of the DGCL, no contract or transaction between a corporation and any other corporation, partnership, association or other organization in which one or more of the officers or directors of the corporation is an officer or director or has a financial interest (any such party, an “Interested Party”) shall be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the board of directors which authorized the interested party transaction or solely because the vote of any such director is counted for such purpose, if: (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the contract or transaction by affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or the corporation’s stockholders;

WHEREAS, it is hereby disclosed that each of the members of the Board is a stockholder, option holder and/or holder of convertible notes of the Corporation that will receive Merger Consideration in connection with the Merger;

WHEREAS, the undersigned has received and reviewed the Merger Agreement and desires to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger; and

WHEREAS, by execution of this Written Consent, the undersigned is irrevocably voting each share of capital stock of the Corporation held by the undersigned, in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including the Merger, and in doing so also waives and loses any and all appraisal or dissenters’ rights that such stockholder had, has or may have pursuant to Section 262 of the DGCL;

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RESOLVED, that each of the undersigned hereby adopts the Merger Agreement in substantially the form attached hereto as Appendix I and approves the transactions contemplated by the Merger Agreement, including the Merger, in all respects;

FURTHER RESOLVED, each of the undersigned hereby irrevocably waives any and all appraisal or dissenters’ rights that such stockholder had, has or may have pursuant to Section 262 of the DGCL; and

FURTHER RESOLVED, that each of the undersigned hereby waives any notice requirements in connection with the consummation of the Merger set forth in the DGCL, the Corporation’s existing certificate of incorporation or any contract, including any agreement among stockholders, to which the undersigned is a party.

Omnibus Resolutions

RESOLVED, that any and all actions heretofore taken by the Corporation with respect to the Merger Agreement and the transactions contemplated thereby are hereby confirmed, ratified and approved in all respects.

You may strike through any individual matter if you do not want to vote in favor of that matter.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned stockholder hereby consents to the matters above with respect to all of the shares of capital stock of the Corporation I own and has executed and delivered this Written Consent on the date set forth below:

IF AN INDIVIDUAL:	IF AN ENTITY:

Print Name:	Entity Name:

Sign Name:	By:
Date:	Print Name:
Title:
Date:

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EXHIBIT B

FORM OF LOCK-UP AGREEMENT

[Attached]

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FINAL FORM

[       ], 2021

Leisure Acquisition Corp.

250 West 57th Street

Suite 415

New York, New York 10107

Re: Lock-Up Agreement for Company Stockholders

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among Leisure Acquisition Corp., a Delaware corporation (the “Company”), EB Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Ensysce Biosciences, Inc., a Delaware corporation (“Ensysce”), pursuant to which, among other things, Merger Sub will be merged with and into Ensysce on the date hereof (the “Merger”), with Ensysce surviving the Merger as a wholly owned subsidiary of the Company.

In order to induce the Company to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with the Company as follows:

1. Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of the Company (which consent may not be granted unless such consent is simultaneously granted by the board of directors of the Company to all stockholders of the Company as of immediately prior to the Merger Effective Time (as defined in the Merger Agreement) subject to similar Transfer restrictions as those set forth in this Letter Agreement), Transfer any shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”), held by it immediately after the effective time of the Merger, any shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock held by it immediately after the effective time of the Merger, or any securities convertible into or exercisable or exchangeable for Common Stock held by it immediately after the effective time of the Merger (the “Lock-up Securities”), in each case, until the earlier of (A) one year after the closing date of the Merger (the “Closing Date”) or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Lock-up Period”). Notwithstanding the foregoing, if the last sale price of the Company’s Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stocks dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, the Lock-up Securities will be released from the restrictions in this paragraph. For purposes of this Letter Agreement, “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

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2. Notwithstanding the provisions set forth in paragraph 1 of this Letter Agreement, Transfers of the Lock-up Securities are permitted:

(i)	in the case of an entity, (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned;

(ii)	in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)	in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)	in the case of an entity that is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

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(viii)	transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the effective time of the Merger, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

(ix)	the exercise of stock options or warrants to purchase shares of Common Stock or the vesting of stock awards of Common Stock and any related transfer of shares of Common Stock to the Company in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

(x)	Transfers to the Company pursuant to any contractual arrangement in effect at the effective time of the Merger that provides for the repurchase by the Company or forfeiture of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Securityholder’s service to the Company;

(xi)	the entry, by the Securityholder, at any time after the effective time of the Merger, of any trading plan providing for the sale of shares of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period; and

(xii)	transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property.

provided, however, that in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

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5. In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

6. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the undersigned (i) Securityholder and (ii) the Company.

7. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

8. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

9. This Letter Agreement shall terminate on the expiration of the Lock-up Period.

[Remainder of page intentionally left blank]

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Very truly yours,

If stockholder is an individual:

Signature:

Print Name:

If stockholder is an entity:

Name of Stockholder:

Signature:

Name:

Title:

[Signature Page to Lock-Up Agreement]

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Annex B

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

LEISURE ACQUISITION CORP.

Leisure Acquisition Corp. (the “Corporation”), a corporation existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The name of the Corporation is “Leisure Acquisition Corp.” The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 11, 2017 and was amended by the Certificate of Amendment, which was filed with the Secretary of State of Delaware on September 11, 2017 (the “Original Certificate”).

2. A first amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on November 30, 2017 (the “First Amended and Restated Certificate”). A second amended and restated certificate of incorporation was filed with the Secretary of State of Delaware on December 1, 2017 (the “Second Amended and Restated Certificate”). A first amendment to the Second Amended and Restated Certificate was filed with the Secretary of State of Delaware on December 5, 2019. A second amendment to the Second Amended and Restated Certificate was filed with the Secretary of State of Delaware on March 26, 2020. A third amendment to the Second Amended and Restated Certificate was filed with the Secretary of State of Delaware on June 29, 2020. A fourth amendment to the Second Amended and Restated Certificate was filed with the Secretary of State of Delaware on November 30, 2020 (the Second Amended and Restated Certificate, as so amended to date, the “Existing Certificate”).

3. This Third Amended and Restated Certificate of Incorporation (this “Third Amended and Restated Certificate”), which changes the name of the Corporation to “Ensysce Biosciences, Inc.” and amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

4. This Third Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of the Existing Certificate is hereby amended and restated in its entirety to read in full as follows:

ARTICLE I - NAME

The name of the corporation is Ensysce Biosciences, Inc. (the “Corporation”).

ARTICLE II - REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is [___________________________________________________________________]. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

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ARTICLE III - PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV - CAPITALIZATION

(a) Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 151,500,000 shares, consisting of 150,000,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”) and 1,500,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”). Such stock may be issued from time to time by the Corporation for such consideration as may be fixed by the board of directors of the Corporation (the “Board of Directors”).

(b) Common Stock. Subject to the powers, preferences and rights of any Preferred Stock, including any series thereof, having any preference or priority over, or rights superior to, the Common Stock and except as otherwise provided by law and this Article IV, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation.

(i) Voting. Each holder of Common Stock, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, that, except as otherwise required by law, holders of Common Stock, shall have no voting power with respect to and shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL. There shall be no cumulative voting.

(ii) Dividends. Dividends of cash or property may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock. Except as otherwise provided by the DGCL or this Third Amended and Restated Certificate of Incorporation, the holders of record of Common Stock shall share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise.

(iii) No Preemptive Rights. The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

(iv) No Conversion Rights. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

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(v) Liquidation Rights. Upon the dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, holders of Common Stock shall be entitled to receive all assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares held by each such stockholder. A merger or consolidation of the Corporation with or into any other corporation or other entity or a sale or conveyance of all or any part of the assets of the Corporation, in any such case that does not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders, shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Article IV(b)(v).

(c) Preferred Stock. Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers relative to other classes or series of Preferred Stock, if any, or Common Stock, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation, and the Board of Directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by applicable law, to adopt any such resolution or resolutions. Except as otherwise provided in this Third Amended and Restated Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Third Amended and Restated Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation. Any shares of Preferred Stock that are redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or this Third Amended and Restated Certificate of Incorporation. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors.

(d) No Class Vote On Changes In Authorized Number of Shares Of Preferred Stock. Subject to the special rights of the holders of any series of Preferred Stock pursuant to the terms of this Third Amended and Restated Certificate of Incorporation, any certificate of designations or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock irrespective of the provisions of Section 242(b)(2) of the DGCL.

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ARTICLE V - BOARD OF DIRECTORS

(a) Number of Directors; Vacancies and Newly Created Directorships. The number of directors constituting the Board of Directors shall be not fewer than three (3), each of whom shall be a natural person. Subject to the previous sentence and to the special rights of the holders of any class or series of Preferred Stock to elect directors, the precise number of directors shall be fixed exclusively pursuant to a resolution adopted by the Board of Directors. Vacancies and newly-created directorships shall be filled exclusively pursuant to a vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, except that any vacancy created by the removal of a director by the stockholders for cause shall be filled, in addition to any other vote otherwise required by law, only by vote of a majority of the outstanding shares of Common Stock. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in officer and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal. Subject to the special rights of any holder of any class or series of Preferred stock to elect directors, the directors of the Corporation may be removed only for cause by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

(b) Classified Board of Directors. Subject to the special rights of the holders of any class or series of Preferred stock to elect directors, the Board of Directors shall be classified with respect to the time for which directors severally hold office into three classes, as nearly equal in number as possible. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the filing of this Third Amended and Restated Certificate of Incorporation; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of this Third Amended and Restated Certificate of Incorporation; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the filing of this Third Amended and Restated Certificate of Incorporation. Each director in each class shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the filing of this Third Amended and Restated Certificate of Incorporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

ARTICLE VI - LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION AND

ADVANCEMENT OF EXPENSES

(a) Limitation of Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

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(b) Indemnification and Advancement of Expenses. The Corporation shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made, or is threatened to be made, a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or an officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, member, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise (including service with respect to employee benefit plans), against all liability and loss suffered (including expenses (including attorneys’ fees and expenses), judgments, fines and amounts paid in settlement and reasonably incurred by such Indemnitee). Notwithstanding the preceding sentence, the Corporation shall be required to indemnify, or advance expenses to, an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation or the Proceeding (or part thereof) relates to the enforcement of the Corporation’s obligations under this Article VI(b).

(c) Insurance. The Corporation shall purchase and maintain insurance on behalf of any person who is or was a director, officer or trustee of the Corporation, or while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee or employee of another corporation, partnership, joint venture, trust, non-profit entity or other enterprise (including service with respect to employee benefit plans), against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VI.

(d) Non-Exclusivity of Rights. The indemnification provided by this Article VI is not exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise, and shall inure to the benefit of the heirs and legal representatives of such Indemnitee.

(e) Fulfillment of Standard of Conduct. Any Indemnitee shall be deemed to have met the standard of conduct required for such indemnification unless the contrary has been established by a final, non-appealable judgment by a court of competent jurisdiction.

(f) Indemnification Priority. As between the Corporation and affiliates of the Corporation (other than its direct or indirect subsidiaries) who provide indemnification to the Indemnitees for their service to, or on behalf of, the Corporation (collectively, the “Affiliate Indemnitors”) (i) the Corporation is the indemnitor of first resort with respect to all claims indemnifiable pursuant to Article VI(b) against any such Indemnitee (i.e., the Corporation’s obligations to such Indemnitees are primary and any obligation of any Affiliate Indemnitor to advance expenses or to provide indemnification for the same loss or liability incurred by such Indemnitees is secondary), (ii) the Corporation shall be required to advance the full amount of expenses incurred by any such Indemnitee and shall be liable for the full amount of all liability and loss suffered by such Indemnitee (including expenses (including attorneys’ fees and expenses), judgments, fines and amounts paid in settlement and reasonably incurred by such Indemnitee), without regard to any rights any such Indemnitee may have against any Affiliate Indemnitor and (iii) the Corporation irrevocably waives, relinquishes and releases each Affiliate Indemnitor from any and all claims against such Affiliate Indemnitor for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation shall indemnify each Affiliate Indemnitor directly for any amounts that such Affiliate Indemnitor pays as indemnification or advancement on behalf of any such Indemnitee and for which such Indemnitee may be entitled to indemnification from the Corporation pursuant to Article VI(b). No advancement or payment by any Affiliate Indemnitor on behalf of any such Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Corporation shall affect the foregoing and the Affiliate Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Corporation.

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(g) Amendment. Any alteration, amendment or repeal of this Article VI by the Board of Directors or the stockholders of the Corporation or by changes in applicable law, or the adoption of any provision or bylaw inconsistent with this Article VI, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such alteration, amendment, repeal or adoption of such inconsistent provision; provided however, that any alteration, amendment or repeal of this Article VI or adoption of any other provision or bylaw inconsistent with this Article VI shall require the affirmative vote of the stockholders holding at least sixty five percent (65%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

ARTICLE VII - ARTICLE VII — MEETINGS OF STOCKHOLDERS

(a) No Action by Written Consent. Except as otherwise provided for or fixed by or pursuant to the provisions of this Third Amended and Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors providing for the issuance of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

(b) Special Meetings of Stockholders. Subject to the special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies.

(c) Election of Directors by Written Ballot. Election of directors need not be by written ballot.

ARTICLE VIII - AMENDMENTS TO THE BYLAWS AND THIRD AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION

(a) Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation (the “Bylaws”) subject to the power of the stockholders of the Corporation to also make, alter, amend or repeal the Bylaws; provided, that with respect to the powers of stockholders to make, alter, amend or repeal the Bylaws, the affirmative vote of the holders of at least fifty percent (50%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class, shall be required to alter, amend or repeal the Bylaws of the Corporation.

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(b) Amendments to the Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything to the contrary contained in this Third Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article IV, Article V, paragraphs (a) and (b) of Article VII and Article VIII may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Third Amended and Restated Certificate of Incorporation or the by-laws or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least fifty percent (50%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose, and no provision of Article VI may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved in accordance with Article VI(g).

ARTICLE IX - EXCLUSIVE JURISDICTION FOR CERTAIN ACTIONS

(a) Exclusive Forum. Unless the Board of Directors or one of its committees otherwise approves, in accordance with Section 141 of the DGCL, this Third Amended and Restated Certificate of Incorporation and the Bylaws, the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Third Amended and Restated Certificate of Incorporation or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of this Third Amended and Restated Certificate of Incorporation or the Bylaws or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine (each a “Covered Proceeding”); provided that, the provisions of this Article IX(a) will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware.

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(b) Personal Jurisdiction. If any action the subject matter of which is a Covered Proceeding is filed in a court other than the Court of Chancery of the State of Delaware, or, where permitted in accordance with paragraph (a) above, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware (each, a “Foreign Action”), in the name of any person or entity (a “Claiming Party”) without the prior approval of the Board of Directors or one of its committees in the manner described in paragraph (a) above, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware or, where applicable, the Superior Court of the State of Delaware and the United States District Court for the District of Delaware, in connection with any action brought in any such courts to enforce paragraph (a) above (an “Enforcement Action”) and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Action as agent for such Claiming Party.

(c) Notice and Consent. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX and waived any argument relating to the inconvenience of the forums referenced above in connection with any Covered Proceeding.

(d) Federal Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this provision.

ARTICLE X - SEVERABILITY

If any provision or provisions of this Third Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Third Amended and Restated Certificate of Incorporation (including each portion of any paragraph of this Third Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Third Amended and Restated Certificate of Incorporation (including each such portion of any paragraph of this Third Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the undersigned has caused this Third Amended and Restated Amended and Restated Certificate of Incorporation to be executed by the officer below this __ day of ________, 2021.

By:
Name:
Title:

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Annex C

Ensysce Biosciences, Inc.

2021 OMNIBUS INCENTIVE PLAN

ARTICLE I

PURPOSE

The purpose of the Ensysce Biosciences, Inc. 2021 Omnibus Incentive Plan (the “Plan”) is to enhance the profitability and value of Ensysce Biosciences, Inc. (the “Company”) for the benefit of its stockholders by enabling the Company to offer employees, directors and other service providers of the Company and its Affiliates, stock and stock-based incentive awards, to create a means to raise the level of stock ownership by, employees, directors and service providers in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders. The Plan is effective as of the date set forth in Article XIV.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1. “Acquisition Event” shall mean a merger or consolidation in which the Company is not the surviving entity, any transaction that results in the acquisition of all or substantially all of the Company’s outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or the sale or transfer of all or substantially all of the Company’s assets.

2.2. “Affiliate” shall mean other than the Company, (i) any corporation in an unbroken chain of corporations beginning with the Company, or in the event the Company is a Subsidiary, beginning with the Company’s Parent, which owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (ii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is controlled fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company and/or its Affiliates; or (iii) any other entity, approved by the Committee as an Affiliate under the Plan, in which the Company or any of its Affiliates has a material equity interest.

2.3. “Appreciation Award” shall mean any Award under the Plan of any Stock Option or Other Stock-Based Award, provided that such Other Stock-Based Award is based on the appreciation in value of a share of Common Stock in excess of an amount equal to at least the Fair Market Value of the Common Stock on the date such Other Stock-Based Award is granted.

2.4. “Award” shall mean any award under the Plan of Stock Options, Restricted Stock and Other Stock-Based Awards. All Awards shall be confirmed by, and subject to the terms of, a written agreement executed by the Company and the Participant or in the discretion of the Committee, a grant letter from the Company.

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2.5. “Board” shall mean the Board of Directors of the Company.

2.6. “Cause” means, with respect to a Participants’ Termination of Employment or Termination of Consultancy: (a) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of grant of the Award that defines “cause” (or words of like import), as defined under such agreement; and (b) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of grant of the Award (or where such an agreement exists but does not define “cause” (or words of like import)), termination due to a Participant’s commission of a fraud or felony in connection with his or her duties as an employee or other service provider of the Company or an Affiliate, willful misconduct or any act of disloyalty, dishonesty, fraud, breach of trust or confidentiality as to the Company or an Affiliate, or any other act which is intended to cause or may reasonably be expected to cause economic or reputational injury to the Company or an Affiliate. With respect to a Participant’s Termination of Directorship, “Cause” shall mean an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.

2.7. “Change in Control” shall have the meaning set forth in Section 10.2.

2.8. “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.9. “Committee” shall mean (a) with respect to the application of the Plan to Eligible Employees and Consultants, a committee or subcommittee of the Board (or an authorized committee thereof) appointed from time to time by the Board (or such authorized committee thereof), which committee or subcommittee shall consist of not less than two individuals, (i) each of whom is an “independent director” as defined under NASDAQ Listing Rule 5605(a)(2) or such other applicable stock exchange rule and (ii) to the extent required by Rule 16b-3, at least two of whom are “non-employee directors” as defined in Rule 16b-3, and (b) with respect to the application of the Plan to Non-Employee Directors, the Board. Notwithstanding the foregoing, if and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3, such noncompliance shall not affect the validity of the awards, grants, interpretations or other actions of the Committee. Any member of the Committee who does not meet the “non-employee director” standard as defined in Rule 16b-3 is required to abstain from the actions of the Committee, as the Committee may determine, in order to comply with Rule 16b-3. The Committee may also establish a subcommittee of the Committee that is intended to qualify as a committee consisting solely of two or more “non-employee directors,” and may delegate to such subcommittee all approvals, certifications and administrative and other determinations with respect to compensation intended to be exempt under Rule 16b-3.

2.10. “Common Stock” shall mean subject to Article IV hereof, the common stock, $.01 par value per share, of the Company.

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2.11. “Company” shall mean Ensysce Biosciences, Inc., a Delaware corporation, and any successors and assigns.

2.12. “Company Stock Plans” shall mean the Ensysce Biosciences, Inc. 2004 Stock Incentive Plan, 2008 Stock Incentive Plan, 2016 Stock Incentive Plan and the 2019 Directors Plan.

2.13. “Consultant” shall mean any natural person who provides bona fide consulting or advisory services to the Company or its Affiliates pursuant to a written agreement, which are not in connection with the offer and sale of securities in a capital-raising transaction, and do not, directly or indirectly, promote or maintain a market for the Company’s or its Affiliates’ securities.

2.14. “Disability” shall mean, with respect to a Participant’s Termination, the failure or inability of a Participant to perform substantially the usual duties and obligations of such individual on behalf of the Company or its Affiliates for one hundred eighty (180) days during any two hundred seventy (270) day period because of any mental or physical incapacity, as determined by the Committee in its sole discretion. Notwithstanding the foregoing, for Awards under the Plan that provide for payments that are triggered upon a Disability and that constitute “non-qualified deferred compensation” pursuant to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) of the Code.

2.15. “Eligible Employees” shall mean each employee of the Company and its Affiliates, including Prospective Employees, who are eligible pursuant to Article V to be granted Awards under the Plan. Notwithstanding the foregoing, with respect to the grant of Incentive Stock Options, Eligible Employees shall mean each employee of the Company, its Subsidiaries and its Parent (if any), other than a Prospective Employee, who are eligible pursuant to Article V to be granted Incentive Stock Options under the Plan.

2.16. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and all rules and regulations promulgated thereunder. Any reference to any section of the Exchange Act shall also be a reference to any successor provision.

2.17. “Exercisable Awards” shall mean any Award under the Plan of any Stock Option and any Other Stock Based Award that provides for a Participant elected exercise.

2.18. “Fair Market Value” for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, shall mean, as of any date, the mean between the high and low sales prices of the Common Stock on the applicable date, (i) as reported by the principal national securities exchange in the United States on which it is then traded or The Nasdaq Stock Market or (ii) if not traded on any such national securities exchange or The Nasdaq Stock Market, as quoted on an automated quotation system sponsored by the Financial Industry Regulatory Authority, or if the Common Stock shall not have been reported or quoted on such date, on the first day prior thereto on which the Common Stock was reported or quoted; provided that, to the extent consistent with the requirements of Section 422 or 409A of the Code, as applicable, the Committee may modify the definition of Fair Market Value to reflect any changes in the trading practices of any exchange on which the Common Stock is listed or traded. For purposes of the grant of any Award, the applicable date shall be the date as of which the Award is granted; provided that such date shall in no event be prior to the date the Committee makes the determination to grant the Award. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Committee or, if not a day on which the applicable market is open, the next day that it is open. Notwithstanding the foregoing, if the Committee determines that such mean does not properly reflect the fair market value of the Common Stock, the Fair Market Value shall be determined by the Committee using such method as it deems reasonable and consistent with the applicable requirements of the Code and the regulations issued thereunder, including without limitation the requirements of Section 422 or 409A of the Code, as applicable.

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2.19. “Incentive Stock Option” shall mean any Stock Option awarded to an Eligible Employee (other than a Prospective Employee) under the Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.20. “Non-Employee Director” shall mean a director of the Company or any of its Affiliates who is not an active employee of the Company or an Affiliate.

2.21. “Non-Qualified Stock Option” shall mean any Stock Option awarded under the Plan that is not an Incentive Stock Option.

2.22. “Other Stock-Based Award” shall mean an Award under Article VIII of the Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock, including, without limitation, an Award valued by reference to an Affiliate.

2.23. “Parent” shall mean any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.24. “Participant” shall mean an Eligible Employee, Non-Employee Director or Consultant to whom an Award has been made pursuant to the Plan.

2.25. “Performance Goal” shall mean the performance goals described on Exhibit A.

2.26. “Prospective Employee” shall mean an individual who has committed to become an employee of the Company or an Affiliate within sixty (60) days from the date an Award is to be granted to such individual.

2.27. “Restricted Stock” shall mean an award of Common Stock that is subject to Article VII.

2.28. “Restriction Period” shall have the meaning set forth in Section 7.1.

2.29. “Rule 16b-3” shall mean Rule 16b-3 under Section 16(b) of the Exchange Act.

2.30. “Section 409A of the Code” shall mean the nonqualified deferred compensation rules under Section 409A of the Code and any applicable Treasury regulations thereunder.

2.31. “Securities Act” shall mean the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Any reference to any section of the Securities Act shall also be a reference to any successor provision.

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2.32. “Stock Option” shall mean any option to purchase shares of Common Stock granted to Eligible Employees, Non-Employee Directors or Consultants pursuant to Article VI.

2.33. “Subsidiary” shall mean any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.34. “Ten Percent Shareholder” shall mean a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.

2.35. “Termination” shall mean a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

2.36. “Termination of Consultancy” shall mean, subject to the next sentence: (a) that the Consultant is no longer acting as a consultant to the Company or an Affiliate; or (b) when an entity which is retaining a Participant as a Consultant ceases to be an Affiliate unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non-Employee Director upon the termination of his or her consultancy, unless otherwise determined by the Committee, in its sole discretion, no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant, an Eligible Employee or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Consultancy in the Award agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Consultancy thereafter.

2.37. “Termination of Directorship” shall mean, subject to the next sentence, with respect to a Non-Employee Director, that the Non-Employee Director is no longer serving as a director of the Company or an Affiliate. In the event that a Non-Employee Director becomes a Consultant or an Eligible Employee upon the termination of his or her directorship, unless otherwise determined by the Committee, in its sole discretion, no Termination of Directorship shall be deemed to occur until such time as such Non-Employee Director is no longer an Eligible Employee, a Consultant or a Non-Employee Director. The Committee may otherwise define Termination of Directorship in the Award agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Directorship thereafter.

2.38. “Termination of Employment” shall mean, subject to the next sentence: (a) a termination of service (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Affiliates; or (b) an entity that is employing a Participant has ceased to be an Affiliate, unless the Participant thereupon becomes employed by the Company or another Affiliate. In the event that an Eligible Employee becomes a Consultant or a Non-Employee Director upon the termination of his or her employment, unless otherwise determined by the Committee, in its sole discretion, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non-Employee Director. The Committee may otherwise define Termination of Employment in the Award agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Employment thereafter.

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2.39. “Transfer” or “Transferred” shall mean anticipate, alienate, attach, sell, assign, pledge, encumber, charge or otherwise transfer.

ARTICLE III

ADMINISTRATION

3.1. The Committee. The Plan shall be administered and interpreted by the Committee.

3.2. Awards. The Committee shall have full discretionary power and authority to grant, pursuant to the terms of the Plan, Awards to Eligible Employees, Consultants and Non-Employee Directors. In particular, the Committee shall have the authority:

(a) to select the Eligible Employees, Consultants and Non-Employee Directors to whom Awards may from time to time be granted hereunder;

(b) to determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Employees, Consultants and Non-Employee Directors;

(c) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the share price, any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award, and the shares of Common Stock relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

(e) to determine the effect on a Participant’s Award(s) granted under the Plan of a Participant’s breach or violation of any restrictive covenants (including, without limitation, non-competition, non-solicitation and confidential information) set forth in a written agreement between the Participant and the Company or any of its Affiliates, including an Award agreement under the Plan;

(f) to determine whether and under what circumstances a Stock Option may be settled in cash and/or Common Stock under Subsection 6.3(d);

(g) to modify, extend or renew an Award, subject to Sections 12.1(iv) and 6.3(f) hereof and applicable law, including Code Section 409A;

(h) to determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option; and

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(i) to determine whether to require an Eligible Employee, Consultant or Non-Employee Director, as a condition of the granting of an Award, not to sell or otherwise dispose of shares acquired pursuant to the exercise of a Stock Option for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Stock Option.

3.3. Guidelines.

(a) Subject to Article XI hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its administrative responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to carry the Plan into effect. To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3 and shall be limited, construed and interpreted in a manner so as to comply therewith.

(b) Without limiting the foregoing, the Committee shall have the authority to establish special guidelines, provisions and procedures applicable to Awards granted to persons who are residing or employed in, or subject to, the taxes of, countries other than the United States to accommodate differences in applicable tax, securities or other local law. The Committee may adopt supplements or amendments to the Plan to reflect the specific requirements of local laws and procedures of non-United States jurisdictions without affecting the terms of the Plan as then in effect for any other purposes.

3.4. Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

3.5. Procedures. If the Committee is appointed, the Board shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the By-Laws of the Company, at such times and places as the Committee shall deem advisable, including, without limitation, by telephone conference or by written consent. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all the Committee members in accordance with the By-Laws of the Company, shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

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3.6. Designation of Consultants/Liability.

(a) The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan (to the extent permitted by applicable law and applicable exchange rules) and may grant authority to officers to grant Awards or execute agreements or other documents on behalf of the Committee, provided that officer who has authority to grant Awards may not grant Awards to himself or herself.

(b) The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any person designated pursuant to paragraph (a) above shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer or former officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it. To the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance directly insuring such person, each officer or former officer and member or former member of the Committee or of the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Company) or liability (including any sum paid in settlement of a claim with the approval of the Company), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s or former officer’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the employee, officer, director or member or former employee, officer, director or member may have under applicable law or under the Certificate of Incorporation or By-Laws of the Company or any Affiliate. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to him or her under the Plan.

ARTICLE IV

SHARE AND OTHER LIMITATIONS

4.1. Shares.

(a) General Limitation.

(i) The aggregate number of shares of Common Stock that may be the subject of Awards under the Plan shall not exceed 5,444,068 shares (subject to any increase or decrease pursuant to Section 4.2), consisting of (x) 4,444,068 shares underlying outstanding awards under the Company Stock Plans that have been converted into Awards under this Plan and (y) 1,000,000 additional shares reserved for issuance under the Plan, which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both. The maximum number of shares of Common Stock that may be issued pursuant to Stock Options intended to be Incentive Stock Options is 5,444,068.

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(ii) If any Appreciation Award granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of shares of Common Stock underlying such unexercised or repurchased Award shall again be available for the purposes of Awards under the Plan. If a share of Restricted Stock or a share of Common Stock underlying an Other Stock-Based Award that is not an Appreciation Award is forfeited for any reason, the number of forfeited shares of Common Stock comprising or underlying such Award shall again be available for the purposes of Awards under the Plan.

(iii) The number of shares of Common Stock available for the purpose of Awards under the Plan shall be reduced by (A) the total number of Appreciation Awards that have been exercised, regardless of whether any of the shares of Common Stock underlying such Awards are not actually issued to the Participant as the result of a net settlement, and (B) all shares of Common Stock not covered by (A) above, used to pay any exercise price or tax withholding obligation with respect to any Award. In addition, the Company may not use the cash proceeds it receives from Stock Option exercises to repurchase shares of Common Stock on the open market for reuse under the Plan. Notwithstanding anything to the contrary herein, Awards that may be settled solely in cash shall not be deemed to use any shares under the Plan.

(b) Non-Employee Director Individual Limitation. Notwithstanding any other provision of the Plan to the contrary, the aggregate value of stock-based Awards and cash-based compensation granted to any Non-Employee Director in respect of any fiscal year of the Company, solely with respect to his or her service as a Non-Employee Director, may not exceed $250,000 based on the Fair Market Value of stock-based Awards and the aggregate value of cash-based compensation, in each case, determined as of the date of grant.

4.2. Changes.

(a) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company or its Affiliates, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting Common Stock, the dissolution or liquidation of the Company or its Affiliates, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

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(b) In the event of any such change in the capital structure or business of the Company by reason of any stock dividend or distribution, stock split or reverse stock split, spin-off, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, non-cash distribution with respect to its outstanding Common Stock of capital stock other than Common Stock, reclassification of its capital stock, any sale or transfer of all or part of the Company’s assets or business, or any similar change affecting the Company’s capital structure or business and the Committee determines in good faith that an adjustment is necessary or appropriate under the Plan to reflect the change, then the aggregate number and kind of shares which thereafter may be issued under the Plan and the number and kind of shares or other property (including cash) to be issued upon exercise of an outstanding Exercisable Award or under Restricted Stock or an Other Stock-Based Award that is not an Exercisable Award granted under the Plan and the purchase price thereof shall be appropriately adjusted consistent with such change, and such other changes in the Awards may be made in such manner as the Committee may deem necessary or appropriate to reflect the change, and any such adjustment determined by the Committee in good faith shall be binding and conclusive on the Company and all Participants and employees and their respective heirs, executors, administrators, successors and assigns. Except as provided in this Section 4.2, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend, any other increase or decrease in the number of shares of stock of any class, any sale or transfer of all or part of the Company’s assets or business or any other change affecting the Company’s capital structure or business.

(c) Fractional shares of Common Stock resulting from any adjustment in Awards pursuant to Section 4.2(a) or (b) shall be aggregated until, and eliminated at, the time of exercise or settlement by rounding-down to the nearest whole share. No fractional shares of Common Stock shall be issued under the Plan. No cash settlements shall be made with respect to fractional shares eliminated by founding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

(d) Upon the occurrence of an Acquisition Event, then the Committee may, in its sole discretion, terminate all outstanding Exercisable Awards of Eligible Employees, Consultants or Non-Employee Directors effective as of the date of the Acquisition Event, by delivering notice of termination to each such Participant at least twenty (20) days prior to the date of consummation of the Acquisition Event; provided, that, unless otherwise determined at the time of grant, during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each Eligible Employee shall have the right to exercise in full all of his or her Exercisable Awards that are then outstanding (whether vested or not vested and without regard to any limitations on exercisability otherwise contained in the Exercisable Award) but contingent on occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise shall be null and void. If an Acquisition Event occurs, to the extent the Committee does not terminate the outstanding Exercisable Award pursuant to this Section 4.2(d), then the provisions of Section 4.2(b) shall apply.

4.3. Minimum Purchase Price. Notwithstanding any provision of this Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under this Plan, such shares shall not be issued for a consideration which is less than as permitted under applicable law, which, to the extent permitted under applicable law, may include past services to the Company or its Affiliates.

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4.4. Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, but subject to Section 10.2 of the Plan, Awards granted under the Plan to any Eligible Employee or Consultant shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, notwithstanding the foregoing, the Committee may (at the time of grant or thereafter) provide for the earlier vesting of Awards in the event of the Participant’s death, Disability, Termination or upon a Change in Control; and provided, further, that, subject to the limitations set forth in Section 4.1(a), Awards that result in the issuance of an aggregate of up to five percent (5%) of the shares of Common Stock available pursuant to Section 4.1(a) of the Plan may be granted to one or more Eligible Employees or Prospective Employees without regard to such minimum vesting provisions.

ARTICLE V

ELIGIBILITY

5.1. General Eligibility. All Eligible Employees and Prospective Employees and all current or prospective Consultants and Non-Employee Directors of the Company and its Affiliates shall be eligible for grants of Non-Qualified Stock Options, Restricted Stock, and Other Stock-Based Awards. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion. Notwithstanding anything herein to the contrary, no Stock Option under which a Participant may receive Common Stock may be granted under the Plan to an Eligible Employee, Prospective Employee, Consultant or Non-Employee Director of the Company or any of its Affiliates if such Common Stock does not constitute “service recipient stock” for purposes of Section 409A of the Code with respect to such Eligible Employee, Prospective Employee, Consultant or Non-Employee Director, unless such Stock Option is structured in a manner intended to comply with, or be exempt from, Section 409A of the Code.

5.2. Incentive Stock Options. Notwithstanding anything herein to the contrary, only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) shall be eligible for grants of Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.3. General Requirement. The grant of Awards to a Prospective Employee or a prospective Consultant or Non-Employee Director, and the vesting and exercise of such Awards, shall be conditioned upon such person actually becoming an Eligible Employee, Consultant or Non-Employee Director; provided, however, that no Award may be granted to a Prospective Employee or prospective Consultant or Non-Employee Director unless the Company determines that the Award will comply with applicable laws, including the securities laws of all relevant jurisdictions (and, in the case of an Award to an Eligible Employee, Consultant or Non-Employee Director pursuant to which Common Stock would be issued prior to such person performing services for the Company, the Company may require payment of not less than the par value of the Common Stock by cash or check in order to ensure the proper issuance of the shares in compliance with applicable law). In addition, the grant of any Award to a Prospective Employee or a prospective Consultant or Non-Employee Director shall be structured in a manner that is intended to be exempt from or compliant with the requirements of Section 409A of the Code.

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ARTICLE VI

STOCK OPTIONS

6.1. Options. Each Stock Option granted hereunder shall be one of two types: (i) an Incentive Stock Option intended to satisfy the requirements of Section 422 of the Code; or (ii) a Non-Qualified Stock Option.

6.2. Grants. Subject to the provisions of Article V, the Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options or any combination thereof. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify, shall constitute a Non-Qualified Stock Option. The Committee shall have the authority to grant any Consultant or Non-Employee Director one or more Non-Qualified Stock Options.

6.3. Terms of Options. Options granted under the Plan shall be subject to the following terms and conditions, and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a) Exercise Price. The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee at the time of grant, but shall not be less than 100% of the Fair Market Value of a Common Stock at the time of grant; provided, however, that if an Incentive Stock Option is granted to a Ten Percent Shareholder, the exercise price shall be no less than 110% of the Fair Market Value of a share of Common Stock.

(b) Stock Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten (10) years after the date the Option is granted; provided, however, the term of an Incentive Stock Option granted to a Ten Percent Shareholder shall not exceed five (5) years.

(c) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant. If the Committee provides, in its discretion, that any Stock Option is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which Stock Options may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion provided, that, unless otherwise determined by the Committee at grant, the grant shall provide that as a condition of the exercise of a Stock Option, the Participant shall be required to certify at the time of exercise in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan.

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(d) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (c) above, to the extent vested, Stock Options may be exercised in whole or in part at any time during the Stock Option term, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased accompanied by payment in full of the purchase price, and such notice must specify the date (not to exceed more than ninety (90) days after the date of such notice) on which such shares will be purchased. Payment of the purchase price for shares of Common Stock issued pursuant to the exercise of a Stock Option may be made as follows: (i) in cash or by check, bank draft or money order payable to the order of Company; (ii) through the delivery to the Company of shares of Common Stock owned by the Participant (and for which the Participant has good title free and clear of any liens and encumbrances) based on the Fair Market Value of the Common Stock on the payment date; (iii) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange or quoted on a national quotation system sponsored by the Financial Industry Regulatory Authority, and the Committee authorizes, through a procedure established by the Committee whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; (iv) on such other terms and conditions as may be acceptable to the Committee (which may include a reduction in the number of shares of Common Stock issuable upon exercise, based on the Fair Market Value of the Common Stock on the payment date) or (v) any combination of the foregoing. Payment for shares of Common Stock purchased pursuant to exercise of a Stock Option shall be made at the principal offices of the Company. For purposes of this Section, the date of issuance shall be the date upon which payment in full of the purchase price has been received by (or tendered to) the Company as provided herein. No shares of Common Stock shall be issued until payment, as provided herein, therefor has been made or provided for.

(e) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Stock Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three (3) months prior to the date of exercise thereof (or such other period as required by applicable law), such Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of the Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(f) Form, Modification, Extension and Renewal of Stock Options. Subject to the terms and conditions and within the limitations of the Plan, a Stock Option shall be evidenced by such form of agreement as is approved by the Committee, and the Committee may (i) subject to Section 12.1(iv) of the Plan and the requirements of Section 409A of the Code, modify, extend or renew outstanding Stock Options granted under the Plan (provided that the rights of a Participant are not reduced without his or her consent and provided that such action does not extend the Stock Option beyond its stated term), and (ii) subject to applicable law and the requirements of the principal national securities exchange in the United States on which the Common Stock is then traded or The Nasdaq Stock Market, accept the surrender of outstanding Stock Options (up to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, an outstanding Stock Option may not be modified to reduce the exercise price thereof nor may a new Stock Option at a lower price be substituted for a surrendered Stock Option, (other than adjustments or substitutions in accordance with Section 4.2), unless such action is approved by the stockholders of the Company.

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(g) Other Terms and Conditions. Stock Options may contain such other provisions, which shall not be inconsistent with any of the foregoing terms of the Plan, as the Committee shall deem appropriate; provided, however, that Stock Options shall not provide for the grant of the same number of Stock Options as the number of shares used to pay for the exercise price of Stock Options or shares used to pay withholding taxes (i.e., “reloads”).

6.4. Termination. The following rules apply with regard to Stock Options upon the Termination of a Participant, unless otherwise determined by the Committee at grant or, if no rights of the Participant or in the case of his death his estate are reduced, thereafter.

(a) Termination by Reason of Death or Disability. If a Participant’s Termination is by reason of death or Disability, any Stock Option held by such Participant may be exercised, to the extent vested and exercisable at the time of such Termination by reason of death or Disability, by the Participant (or, in the case of death, by the legal representative of the Participant’s estate), at any time within a period of one (1) year from the date of such Termination due to death or Disability, but in no event beyond the expiration of the stated term of such Stock Option.

(b) Termination Other than for Cause. If a Participant’s Termination is by the Company for any reason other than for Cause, death or Disability, any Stock Option held by such Participant may be exercised, to the extent vested and exercisable at termination, by the Participant at any time within a period of ninety (90) days from the date of such termination, but in no event beyond the expiration of the stated term of such Stock Option.

(c) Voluntary Termination. If a Participant’s Termination is voluntary (other than a voluntary termination described in Section 6.4(d)(ii) below), any Stock Option held by such Participant may be exercised, to the extent vested and exercisable at termination, by the Participant at any time within thirty (30) days from the date of such termination, but in no event beyond the expiration of the stated term of such Stock Option.

(d) Termination for Cause. In the event the Participant’s Termination is (i) for Cause or (ii) a voluntary termination within ninety (90) days after occurrence of an event which would be grounds for Termination by the Company for Cause (without regard to any notice or cure period requirement), any Stock Option (whether or not then vested or exercisable) held by the Participant at the time of occurrence of the event which would be grounds for Termination by the Company for Cause shall be deemed to have terminated and expired upon occurrence of the event which would be grounds for Termination by the Company for Cause.

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ARTICLE VII

RESTRICTED STOCK

7.1. Awards of Restricted Stock. Restricted Stock may be issued to all eligible Participants pursuant to Article V of the Plan either alone or in addition to other Awards granted under the Plan. The Committee shall determine the eligible Participants to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the purchase price (if any) to be paid by the Participant (subject to Section 7.3), the time or times at which such Awards may be subject to forfeiture (if any), the vesting schedule (if any) and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance targets (including, the Performance Goals specified in Exhibit A hereto) or such other factors as the Committee may determine, in its sole discretion. Unless otherwise determined by the Committee, the Participant shall not be permitted to transfer shares of Restricted Stock awarded under the Plan during a period set by the Committee (if any) (the “Restriction Period”) commencing with the date of such Award, as set forth in the applicable Award agreement.

7.2. Performance Goals, Formulae or Standards. Notwithstanding the foregoing, if the award of Restricted Stock or the lapse of restrictions is based on the attainment of Performance Goals, the Committee shall establish the Performance Goals and the applicable number of shares of Restricted Stock to be granted or the applicable vesting percentage of the Restricted Stock applicable to each Participant or class of Participants in writing at such date as determined by the Committee in its sole discretion and while the outcome of the Performance Goals are substantially uncertain.

7.3. Awards and Certificates. A Participant selected to receive Restricted Stock shall not have any rights with respect to such Award, unless and until such Participant has delivered a fully executed copy of the Award agreement evidencing the Award to the Company and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

(a) Purchase Price. The purchase price of Restricted Stock shall be determined by the Committee, but shall not be less than as permitted under applicable law.

(b) Acceptance. Awards of Restricted Stock must be accepted within a period of sixty (60) days (or such shorter period as the Committee may specify at grant) after the grant date, by executing an Award agreement and by paying whatever price (if any) the Committee has designated thereunder.

(c) Legend. Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

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“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Ensysce Biosciences, Inc. (the “Company”) 2021 Omnibus Incentive Plan (the “Plan”), and an Award agreement entered into between the registered owner and the Company dated ____________. Copies of such Plan and Award agreement are on file at the principal office of the Company.”

(d) Custody. The Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock Award, the Participant shall have delivered a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(e) Rights as Stockholder; Dividends. Except as provided in this subsection and subsection (d) above and as otherwise determined by the Committee, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company including, without limitation, the right to receive any dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares. Notwithstanding the foregoing, dividends or other distributions on shares of Restricted Stock shall be withheld, in each case, while the Restricted Stock is subject to restrictions and no dividends or other distributions payable thereunder shall be paid unless and until the shares of Restricted Stock to which they relate are no longer subject to a risk of forfeiture. Dividends and other distributions that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan and, except as otherwise determined by the Committee, shall not accrue interest. Such dividends and other distributions shall be paid to the Participant in the same form as paid on the Common Stock upon the lapse of the restrictions.

(f) Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant except as otherwise required by applicable law. Notwithstanding the foregoing, actual certificates shall not be issued to the extent that book entry recordkeeping is used.

(g) Termination. Unless otherwise determined by the Committee at grant or thereafter, upon a Termination for any reason during the relevant Restriction Period, all Restricted Stock still subject to restriction shall be forfeited.

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ARTICLE VIII

OTHER STOCK-BASED AWARDS

8.1. Other Stock-Based Awards. The Committee, in its sole discretion, is authorized to grant to Eligible Employees, Prospective Employees, Consultants and Non-Employee Directors Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including but not limited to, shares of Common Stock awarded purely as a bonus and not subject to any restrictions or conditions, shares of Common Stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, stock equivalent units, restricted stock units, deferred stock units, and Awards valued by reference to book value of shares of Common Stock. Other Stock-Based Awards may be granted alone, in addition to or in tandem with other Awards granted under the Plan.

Subject to the provisions of the Plan, the Committee shall, in its sole discretion, have authority to determine the Eligible Employees, Prospective Employees, Consultants and Non-Employee Directors of the Company and its Affiliates, to whom, and the time or times at which, such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Common Stock under such Awards upon the completion of a specified performance period.

The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified performance targets (including, the Performance Goals specified in Exhibit A attached hereto) or such other factors as the Committee may determine, in its sole discretion.

8.2. Terms and Conditions. Other Stock-Based Awards made pursuant to this Article VIII shall be subject to the following terms and conditions:

(a) Non-Transferability. Subject to the applicable provisions of the Award agreement and the Plan, shares of Common Stock subject to Awards made under this Article VIII may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(b) Dividends. Unless otherwise determined by the Committee at the time of Award, subject to the provisions of the Award agreement and the Plan, the recipient of an Award under this Article VIII shall not be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares of Common Stock covered by the Award.

(c) Vesting. Any Award under this Article VIII and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award agreement, as determined by the Committee, in its sole discretion.

(d) Price. Common Stock issued on a bonus basis under this Article VIII may be issued for no cash consideration; Common Stock purchased pursuant to a purchase right awarded under this Article VIII shall be priced, as determined by the Committee in its sole discretion. The exercise or base price per share of Common Stock subject to an Other Stock-Based Award that is an Appreciation Award shall be determined by the Committee at the time of grant, but shall not be less than 100% of the Fair Market Value of a Common Stock at the time of grant.

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(e) Payment. Form of payment for the Other Stock-Based Award shall be specified in the Award agreement and may be in shares of Common Stock.

(f) Appreciation Award Term. The term of each Other Stock-Based Award that is an Appreciation Award shall be fixed by the Committee, but no Other Stock-Based Award that is an Appreciation Award shall be exercisable more than ten (10) years after the date the Award is granted.

ARTICLE IX

NON-TRANSFERABILITY

9.1. Non-Transferability. Except as provided in the last sentence of this Article IX, no Award shall be Transferred by the Participant otherwise than by will or by the laws of descent and distribution, all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant, no Award shall, except as otherwise specifically provided by law or herein, be Transferred in any manner, and any attempt to Transfer any such Award shall be void. No Award shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such Award, nor shall it be subject to attachment or legal process for or against such person. Notwithstanding the foregoing, the Committee may determine at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not Transferable pursuant to this Article IX is Transferable, in whole or in part, to a “family member” as defined in Securities Act Form S-8 and under such conditions as specified by the Committee.

ARTICLE X

CHANGE IN CONTROL PROVISIONS

10.1. Benefits. In the event of a Change in Control of the Company, except as otherwise provided by the Committee upon the grant of an Award, Awards granted to Participants shall not vest upon a Change in Control and upon the Change in Control a Participant’s Awards shall be treated in accordance with one of the following methods, as determined by the Committee in its sole discretion:

(a) Awards, whether or not then vested, may be continued, assumed, have new rights substituted therefor or be treated in accordance with Section 4.2(d) hereof, as determined by the Committee in its sole discretion, and restrictions to which any shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Common Stock on such terms as determined by the Committee; provided that, the Committee may, in its sole discretion, decide to award additional Restricted Stock or other Award in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation § 1.424-1 (and any amendments thereto).

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(b) Awards may be canceled in exchange for an amount of cash equal to the Change in Control Price (as defined below) per share of Common Stock covered by such Awards), less, in the case of an Appreciation Award, the exercise price per share of Common Stock covered by such Award. The “Change in Control Price” means the price per share of Common Stock paid in the Change in Control transaction, subject to adjustment as determined by the Committee for any contingent purchase price, escrow obligations, indemnification obligations or other adjustments to the purchase price after the consummation of such Change in Control.

(c) The Committee may, in its sole discretion, provide for the cancellation of any Appreciation Awards without payment, if the Change in Control Price is less than the exercise price of such Appreciation Award.

Notwithstanding anything else herein, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at any time.

10.2. Change in Control. A “Change in Control” shall be deemed to have occurred under any one or more of the following events:

(a) upon any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities;

(b) during any period of two (2) consecutive years (the “Board Measurement Period”), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections 10.2(a), (c) or (d)) or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (the “Required Approval”) of the directors then still in office who either were directors at the beginning of the Board Measurement Period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors; provided, that with respect to any payment pursuant to an Award under the Plan that is triggered upon a Change in Control and that constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code (a “409A Covered Award”), the Board Measurement Period shall be reduced from any period of two consecutive years to any period of twelve consecutive months and the Required Approval shall be reduced from at least two-thirds (2/3rd) to at least a majority;

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(c) upon the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in (i) above) acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company;

(d) upon approval by the stockholders of the Company of a plan of complete liquidation of the Company; provided, that this Section 10.2(d) shall not constitute a Change in Control with respect to a 409A Covered Award; or

(e) upon the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

ARTICLE XI

TERMINATION OR AMENDMENT OF THE PLAN

11.1. Termination or Amendment. Notwithstanding any other provision of the Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure compliance with any regulatory requirement referred to in Article XIII or Section 409A of the Code), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such Participant and, provided further, without the approval of the stockholders of the Company in accordance with the laws of the State of Delaware and the exchange or system on which the Company’s securities are then listed or traded, or to the extent applicable to Incentive Stock Options, Section 422 of the Code, no amendment may be made that would: (a) increase the aggregate number of shares of Common Stock that may be issued under the Plan (except in accordance with Section 4.2; (b) increase the maximum individual Participant limits under Section 4.1(b) (except in accordance with Section 4.2); (c) change the classification of individuals eligible to receive Awards under the Plan; (d) other than adjustments or substitutions in accordance with Section 4.2, amend the terms of outstanding Awards to reduce the exercise price of outstanding Exercisable Awards or to cancel outstanding Exercisable Awards (where prior to the reduction or cancellation the exercise price equals or exceeds the fair market value of the shares of Common Stock underlying such Awards) in exchange for cash, other Awards or Exercisable Awards with an exercise price that is less than the exercise price of the original Exercisable Award; (e) extend the maximum option period under Section 6.3; (vii) award any Exercisable Award in replacement of a canceled Exercisable Award with a higher exercise price, except in accordance with Section 6.3(f); or (f) require stockholder approval under Section 422 of the Code to the extent applicable to Incentive Stock Options.

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In no event may the Plan be amended without the approval of the stockholders of the Company in accordance with the applicable laws of the State of Delaware to increase the aggregate number of shares of Common Stock that may be issued under the Plan or to make any other amendment that would require stockholder approval under the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV above or as otherwise specifically provided herein, no such amendment or other action by the Committee shall impair the rights of any holder without the holder’s consent.

Notwithstanding anything herein to the contrary, the Board may amend the Plan or any Award agreement at any time without a Participant’s consent to comply with applicable law including Section 409A of the Code.

ARTICLE XII

UNFUNDED PLAN

12.1. Unfunded Status of Plan. The Plan is an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

ARTICLE XIII

GENERAL PROVISIONS

13.1. Legend. The Committee may require each person receiving shares of Common Stock pursuant to an Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on Transfer.

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All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.2. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.3. No Right to Employment/Directorship/Consultancy. Neither the Plan nor the grant of any Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, directorship or consultancy by the Company or any Affiliate, nor shall they be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate his employment, consultancy or directorship at any time. Neither the Plan nor the grant of any Award hereunder shall impose any obligations on the Company to retain any Participant as a director nor shall it impose on the part of any Participant any obligation to remain as a director of the Company.

13.4. Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash thereunder, payment by the Participant of, any Federal, state, local or other taxes required by law to be withheld in an amount at least equal to the statutory minimum amount of taxes required to be withheld; provided, however, solely to the extent permitted by the Company, at the Participant’s election, the Participant may request the Company withhold additional amounts up to the Participant’s maximum individual tax rate in each relevant jurisdiction applicable to the Participant at such time of withholding. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any required or permitted withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned. Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

13.5. Listing and Other Conditions.

(a) Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issue of any shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Stock Option with respect to such shares shall be suspended until such listing has been effected.

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(b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise with respect to shares of Common Stock or Awards, and the right to exercise any Stock Option shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

(c) Upon termination of any period of suspension under this Section 14.5, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Stock Option.

(d) A Participant shall be required to supply the Company with any certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

(e) The Company shall not be obligated to issue any shares of Common Stock to a Participant if, in the opinion of counsel for the Company, the issuance of such Common Stock will constitute a violation by the Participant or the Company of any provisions of any rule or regulation of any governmental authority or any national securities exchange.

13.6. Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the state in which the Company is incorporated (regardless of the law that might otherwise govern under the applicable state law principles governing conflict of laws).

13.7. Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

13.8. Other Benefits. No Award granted or paid under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its subsidiaries nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation, except to the extent expressly set forth in any such retirement or other benefit plan.

13.9. Costs. The Company shall bear all expenses included in administering the Plan, including expenses of issuing Common Stock pursuant to any Awards hereunder.

13.10. No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

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13.11. Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

13.12. Section 16(b) of the Exchange Act. All elections and transactions under the Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with all exemptive conditions under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

13.13. Section 409A of the Code.

(a) Although the Company does not guarantee the particular tax treatment of an Award granted under the Plan, Awards made under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and the Plan and any Award agreement hereunder shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(b) Notwithstanding anything in the Plan or in an Award to the contrary, the following provisions shall apply to any Award granted under the Plan that constitutes a 409A Covered Award:

(i) A termination of employment shall not be deemed to have occurred for purposes of any provision of a 409A Covered Award providing for payment upon or following a termination of the Participant’s employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of the 409A Covered Award, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. Notwithstanding any provision to the contrary in the Plan or the Award, if the Participant is deemed on the date of the Participant’s Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any such payment under a 409A Covered Award, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service, and (ii) the date of the Participant’s death. All payments delayed pursuant to this Section 13.13(b)(i) shall be paid to the Participant on the first day of the seventh month following the date of the Participant’s Separation from Service or, if earlier, on the date of the Participant’s death.

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(ii) Whenever a payment under a 409A Covered Award specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

13.14. Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.

13.15. Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

13.16. Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

13.17. Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan

13.18. Recoupment. All Awards granted or other compensation paid by the Company under the Plan, including any shares of Common Stock issued under any Award thereunder, will be subject to: (a) any compensation recapture policies adopted or established by the Board or a committee of the Board from time to time, as it deems advisable, to the extent permitted by applicable law and applicable stock exchange rules, and (b) any compensation recapture policies to the extent required pursuant to any applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law) or the rules and regulations of any national securities exchange on which the shares of Common Stock are then traded. The Committee shall be permitted, in its sole discretion, to determine at the time an Award is granted to a Participant under the Plan that such Award will be subject to forfeiture and recoupment in the event the Participant violates or breaches any restrictive covenants set forth in a written agreement between the Participant and the Company or any of its Affiliates, including an Award agreement under the Plan.

ARTICLE XIV

EFFECTIVE DATE OF PLAN

The Plan was adopted by the Board on May 26, 2021, subject to and effective upon the date the Plan is approved by the stockholders of the Company. The Plan was approved by the stockholders of the Company on [_____], 2021 (the “Effective Date”).

ARTICLE XV

TERM OF PLAN

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the date the Plan was adopted by the Board, provided that Awards granted prior to such tenth anniversary may extend beyond that date in accordance with the terms and conditions of the Plan.

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EXHIBIT A
Performance GOALS

Performance Goals established for purposes of the grant and/or vesting of Awards may be based on one or more of the following (“Performance Goals”): (i) the attainment of certain target levels of, or a specified percentage increase in, revenues, earnings, income before taxes and non-recurring items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) earnings per share or the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in return on, capital employed or return on invested capital; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders’ equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in, or specified increases in, the fair market value of the shares of the Company’s common stock; (x) the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends; (xi) the filing of a new drug application (“NDA”) or the approval of the NDA by the Food and Drug Administration; (xii) the achievement of a launch of a new drug; (xiii) research and development milestones; (xiv) the successful completion of clinical trial phases, (xv) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in, all or a portion of controllable expenses or costs or other expenses or costs; (xvi) gross or net sales, revenue and growth of sales revenue (either before or after cost of goods, selling and general administrative expenses, research and development expenses and any other expenses or interest); (xvii) total stockholder return; (xviii) return on assets or net assets; (xix) return on sales; (xx) operating profit or net operating profit; (xxi) operating margin; (xxii) gross or net profit margin; (xxiii) cost reductions or savings or other expense control targets; (xxiv) productivity or productivity ratios; (xxv) operating efficiency; (xxvi) customer satisfaction; (xxvii) working capital; (xxviii) market share; (xxix) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures; (xxx) aggregate product price and other product price measures; (xxxi) safety record; (xxxii) personal management objectives or achievement of objective business and operational goals, such as market share, new products, and/or business development; and (xxxiii) achievement of specified milestones in the manufacturing or commercialization of one or more of our products.

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The foregoing list of Performance Goals is not exhaustive and the Committee shall have the discretion to establish such other Performance Goals as the Committee deems appropriate from time to time. In addition, such Performance Goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit or administrative department of the company) performance under one or more of the Performance Goals either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

The Committee may, in its sole discretion, provide that one or more adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, without limitation, one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the period over which the Performance Goals are measured; (vii) items related to the disposal of a business or segment of a business; items related to discontinued operations that do not qualify as a segment of a business under Generally Accepted Accounting Principles (“GAAP”); (viii) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the period over which the Performance Goals are measured; (ix) any other items of significant income or expense which are determined to be appropriate adjustments; (x) items relating to unusual or extraordinary corporate transactions, events or developments; (xi) items related to amortization of acquired intangible assets; (xii) items that are outside the scope of the Company’s core, on-going business activities; (xiii) items related to acquired in-process research and development; (xiv) items relating to changes in tax laws; (xv) items relating to major licensing or partnership arrangements; (xvi) items relating to asset impairment charges; (xvii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xviii) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; (xix) items relating to any other unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions; or (xx) such other adjustments the Committee determines appropriate, in its sole discretion, taking into account such factors that the Committee deems relevant. The Committee shall have the discretion to determine whether, when and to what extent an adjustment is necessary or advisable based upon consideration of such factors the Committee deems appropriate in light of the facts and circumstances.

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Annex D

ENSYSCE BIOSCIENCES, INC.

 (FORMERLY LEISURE ACQUISITION CORP.)

AMENDED AND RESTATED BYLAWS

SECTION 1 -STOCKHOLDERS

Section 1.1. Annual Meeting.

An annual meeting of the stockholders of Ensysce Biosciences, Inc., a Delaware corporation (the “Corporation”), for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at the place, if any, within or without the State of Delaware, on the date and at the time that the Board of Directors of the Corporation (the “Board of Directors”) shall each year fix. Unless stated otherwise in the notice of the annual meeting of the stockholders of the Corporation, such annual meeting shall be at the principal office of the Corporation.

Section 1.2. Advance Notice of Nominations and Proposals of Business.

(a) Nominations of persons for election to the Board of Directors and proposals for other business to be transacted by the stockholders at an annual meeting of stockholders may be made (i) pursuant to the Corporation’s notice with respect to such meeting (or any supplement thereto), (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of record of the Corporation who (A) was a stockholder of record at the time of the giving of the notice contemplated in Section 1.2(b), (B) is entitled to vote at such meeting and (C) has complied with the notice procedures set forth in this Section 1.2. Subject to Section 1.2(h) and except as otherwise required by law, clause (iii) of this Section 1.2(a) shall be the exclusive means for a stockholder to make nominations or propose other business (other than nominations and proposals properly brought pursuant to applicable provisions of federal law, including the Securities Exchange Act of 1934 (as amended from time to time, the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder), before an annual meeting of stockholders.

(b) Except as otherwise required by law, for nominations or proposals to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 1.2(a), (i) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation with the information contemplated by Section 1.2(c), including, where applicable, delivery to the Corporation of timely and completed questionnaires as contemplated by Section 1.2(c); and (ii) the business must be a proper matter for stockholder action under the General Corporation Law of the State of Delaware (the “DGCL”). The notice requirements of this Section 1.2 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting.

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(c) To be timely for purposes of Section 1.2(b), a stockholder’s notice must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation on a date (i) not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary date of the prior year’s annual meeting or (ii) with respect to the corporation’s 2021 annual meeting, during February 2021 or if there was no annual meeting in the prior year or if the date of the current year’s annual meeting is more than thirty (30) days before or after the anniversary date of the prior year’s annual meeting, on or before ten (10) days after the day on which the date of the current year’s annual meeting is first disclosed in a public announcement. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the delivery of such notice. Such notice from a stockholder must state (i) as to each nominee that the stockholder proposes for election or reelection as a director, (A) all information relating to such nominee that would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Exchange Act and such nominee’s written consent to serve as a director if elected, and (B) a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such stockholder, any Stockholder Associated Person (as defined below) or any of their respective affiliates or associates, on the one hand, and the proposed nominee or any of his or her affiliates or associates, on the other hand; (ii) as to each proposal that the stockholder seeks to bring before the meeting, the text of the proposal (including the text of any resolutions proposed for consideration and in the event that it includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), a brief description of such proposal, the reasons for making the proposal at the meeting, and any material interest that the stockholder has in the proposal; and (iii) (A) the name and address of the stockholder giving the notice and the Stockholder Associated Persons, if any, on whose behalf the nomination or proposal is made, (B) the class (and, if applicable, series) and number of shares of capital stock of the Corporation that are, directly or indirectly, owned beneficially or of record by the stockholder or any Stockholder Associated Person, (C) any option, warrant, convertible security, stock appreciation right or similar instrument, right, agreement, arrangement or understanding with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class (or, if applicable, series) of shares of capital stock of the Corporation or with a value derived in whole or in part from the value of any class (or, if applicable, series) of shares of capital stock of the Corporation, whether or not such instrument, right, agreement, arrangement or understanding shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of capital stock of the Corporation (each, a “Derivative Instrument”) directly or indirectly owned beneficially or of record by such stockholder or any Stockholder Associated Person, (D) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any securities of the Corporation, (E) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or beneficially owns, directly or indirectly, an interest in a general partner, (F) any performance- related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of the shares of capital stock of the Corporation or Derivative Instruments, (G) any other information relating to such stockholder or any Stockholder Associated Person, if any, required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations of the SEC thereunder, (H) a representation that the stockholder is a holder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (I) a certification as to whether or not the stockholder and all Stockholder Associated Persons have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and each Stockholder Associated Person’s acquisition of shares of capital stock or other securities of the Corporation and the stockholder’s and each Stockholder Associated Person’s acts or omissions as a stockholder (or beneficial owner of securities) of the Corporation and (J) whether the stockholder intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares reasonably believed by such stockholder to be sufficient to elect such nominee or nominees or otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination. For purposes of these bylaws, a “Stockholder Associated Person” with respect to any stockholder means (i) any “affiliate” or “associate” (as those terms are defined in Rule 12b-2 under the Exchange Act) of such stockholder, (ii) any beneficial owner of any capital stock or other securities of the Corporation owned of record or beneficially by such stockholder, (iii) any person directly or indirectly controlling, controlled by or under common control with any such Stockholder Associated Person referred to in clause (i) or (ii) above and (iv) any person acting in concert in respect of any matter involving the Corporation or its securities with either such stockholder or any beneficial owner of any capital stock or other securities of the Corporation owned of record or beneficially by such stockholder. In addition, in order for a nomination to be properly brought before an annual or special meeting by a stockholder pursuant to clause (iii) of Section 1.2(a), any nominee proposed by a stockholder shall complete a questionnaire, in a form provided by the Corporation, and deliver a signed copy of such completed questionnaire to the Corporation within ten (10) days of the date that the Corporation makes available to the stockholder seeking to make such nomination or such nominee the form of such questionnaire. The Corporation may require any proposed nominee to furnish such other information as may be reasonably requested by the Corporation to determine the eligibility of the proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the nominee. The information required to be included in a notice pursuant to this Section 1.2(c) shall be provided as of the date of such notice and shall be supplemented by the stockholder not later than ten (10) days after the record date for the determination of stockholders entitled to notice of the meeting to disclose any changes to such information as of the record date. The information required to be included in a notice pursuant to this Section 1.2(c) shall not include any ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is directed to prepare and submit the notice required by this Section 1.2(c) on behalf of a beneficial owner of the shares held of record by such broker, dealer, commercial bank, trust company or other nominee and who is not otherwise affiliated or associated with such beneficial owner.

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(d) Subject to the certificate of incorporation of the Corporation (the “Certificate of Incorporation”), Section 1.2(h) and applicable law, only persons nominated in accordance with procedures stated in this Section 1.2 shall be eligible for election as and to serve as members of the Board of Directors and the only business that shall be conducted at an annual meeting of stockholders is the business that has been brought before the meeting in accordance with the procedures set forth in this Section 1.2. The chairperson of the meeting shall have the power and the duty to determine whether a nomination or any proposal has been made according to the procedures stated in this Section 1.2 and, if any nomination or proposal does not comply with this Section 1.2, unless otherwise required by law, the nomination or proposal shall be disregarded.

(e) For purposes of this Section 1.2, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable news service or in a document publicly filed or furnished by the Corporation with or to the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(f) Notwithstanding the foregoing provisions of this Section 1.2, a stockholder shall also comply with applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 1.2. Nothing in this Section 1.2 shall affect any rights, if any, of stockholders to request inclusion of nominations or proposals in the Corporation’s proxy statement pursuant to applicable provisions of federal law, including the Exchange Act.

(g) Notwithstanding the foregoing provisions of this Section 1.2, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business or does not provide the information required by Section 1.2(c), including any required supplement thereto, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.2, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(h) All provisions of this Section 1.2 are subject to, and nothing in this Section 1.2 shall in any way limit the exercise, or the method or timing of the exercise of, the rights of any person granted by the Corporation to nominate directors, which rights may be exercised without compliance with the provisions of this Section 1.2.

Section 1.3. Special Meetings; Notice.

Special meetings of the stockholders of the Corporation may be called only to the extent and in the manner set forth in the Certificate of Incorporation. Notice of every special meeting of the stockholders of the Corporation shall state the purpose or purposes of such meeting. Except as otherwise required by law, the business conducted at a special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in the Corporation’s notice of meeting, and the individual or group calling such meeting shall have exclusive authority to determine the business included in such notice.

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Section 1.4. Notice of Meetings.

Notice of the place, if any, date and time of all meetings of stockholders of the Corporation, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present and vote at such meeting, and, in the case of all special meetings of stockholders, the purpose or purposes of the meeting, shall be given, not less than ten (10) nor more than sixty (60) days before the date on which such meeting is to be held (unless a different time is specified by law), to each stockholder entitled to notice of the meeting.

The Corporation may postpone or cancel any previously called annual or special meeting of stockholders of the Corporation by making a public announcement (as defined in Section 1.2(e)) of such postponement or cancellation prior to the meeting. When a previously called annual or special meeting is postponed to another time, date or place, if any, notice of the place (if any), date and time of the postponed meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present and vote at such postponed meeting, shall be given in conformity with this Section 1.4 unless such meeting is postponed to a date that is not more than sixty (60) days after the date that the initial notice of the meeting was provided in conformity with this Section 1.4.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting, or if after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting the Board of Directors shall fix a new record date for notice of such adjourned meeting in conformity herewith and such notice shall be given to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted that may have been transacted at the original meeting.

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Section 1.5. Quorum.

At any meeting of the stockholders, the holders of shares of capital stock of the Corporation entitled to cast a majority of the total votes entitled to be cast by the holders of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number is required by applicable law or the Certificate of Incorporation. If a separate vote by one or more classes or series is required, the holders of shares entitled to cast a majority of the total votes entitled to be cast by the holders of the shares of the class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. A quorum, once established, shall not be deemed to cease to exist due to the subsequent withdrawal prior to the closing of the meeting of the Corporation’s voting shares that would result in less than a quorum remaining present in person or by proxy at such meeting. For the purposes of the immediately preceding sentence, an adjournment of a meeting shall not constitute the closing of such meeting.

If a quorum shall fail to attend any meeting, the chairperson of the meeting may adjourn the meeting to another place, if any, date and time. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 1.6. Organization.

The Chairperson of the Board of Directors or, in his or her absence, the person whom the Board of Directors designates or, in the absence of that person or the failure of the Board of Directors to designate a person, the Chief Executive Officer of the Corporation or, in his or her absence, the person chosen by the holders of a majority of the shares of capital stock entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders of the Corporation and act as chairperson of the meeting. In the absence of the Secretary or any Assistant Secretary of the Corporation, the secretary of the meeting shall be the person the chairperson appoints.

Section 1.7. Conduct of Business.

The chairperson of any meeting of stockholders of the Corporation shall determine the order of business and the rules of procedure for the conduct of such meeting, including the manner of voting and the conduct of discussion as he or she determines to be in order. The chairperson shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairperson of the meeting, may include the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairperson of the meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a nomination or matter of business was not properly brought before the meeting and if such chairperson should so determine, such chairperson shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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Section 1.8. Proxies; Inspectors.

(a) At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by applicable law, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

(b) Prior to a meeting of the stockholders of the Corporation, the Corporation shall appoint one or more inspectors, who may be employees of the Corporation, to act at a meeting of stockholders of the Corporation and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by applicable law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before beginning the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of inspectors. The inspectors shall have the duties prescribed by applicable law. Unless otherwise provided by the Board of Directors, the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies, votes or any revocation thereof or change thereto shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware, upon application by a stockholder, shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

Section 1.9. Voting.

Except as otherwise required by the rules or regulations of any stock exchange applicable to the Corporation, any law or regulation applicable to the Corporation or by the Certificate of Incorporation, (i) all matters other than the election of directors shall be determined by a majority of the votes cast on the matter affirmatively or negatively and (ii) a nominee for director shall be elected to the Board of Directors if the votes properly cast “for” such nominee’s election exceed the votes properly cast “against” such nominee’s election (with “abstentions” and “broker non-votes” not counted as votes cast either “for” or “against” any director’s election); provided that if, as of a date that is fourteen (14) days in advance of the date the Corporation files its definitive proxy statement with the SEC (regardless of whether or not thereafter revised or supplemented) with respect to any meeting, the number of persons properly nominated for election to the Board of Directors at such meeting, including in accordance with the notice and other provisions of Section 1.2 where applicable, (A) by or at the direction of the Board of Directors or a committee appointed by the Board of Directors and (B) by any stockholders of the Corporation entitled to vote for the election of directors at the meeting exceeds the number of directors to be elected at such meeting, then the election of such directors shall be determined by a plurality of the votes cast.

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Section 1.10. Stock List.

A complete list of stockholders of the Corporation entitled to vote at any meeting of stockholders of the Corporation, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder, shall be open to the examination of any such stockholder, for any purpose germane to a meeting of the stockholders of the Corporation, for a period of at least ten (10) days before the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before such meeting date. The stock list shall also be open to the examination of any such stockholder during the entire meeting in the manner required by the DGCL. The Corporation may look to this list as the sole evidence of the identity of the stockholders entitled to vote at a meeting and the number of shares held by each stockholder.

SECTION 2 - BOARD OF DIRECTORS

Section 2.1. General Powers and Qualifications of Directors.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities that these bylaws expressly confer upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by the DGCL, the Certificate of Incorporation or these bylaws required to be exercised or done by the stockholders. Directors need not be stockholders of the Corporation to be qualified for election or service as a director of the Corporation.

Section 2.2. Removal; Resignation.

The directors of the Corporation may be removed in accordance with the Certificate of Incorporation and the DGCL. Any director may resign at any time upon notice given in writing, including by electronic transmission, to the Corporation.

Section 2.3. Regular Meetings.

Regular meetings of the Board of Directors shall be held at the place, if any, on the date and at the time as shall have been established by the Board of Directors and publicized among all directors. A notice of a regular meeting, the date of which has been so publicized, shall not be required.

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Section 2.4. Special Meetings.

Special meetings of the Board of Directors may be called by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer of the Corporation or (iii) two or more directors then in office, and shall be held at the place, if any, on the date and at the time as he, she or they shall fix.

Notice of the place, if any, date and time of each special meeting shall be given to each director either (i) by mailing written notice thereof not less than five days before the meeting, or (ii) by telephone, facsimile or electronic transmission providing notice thereof not less than twenty-four hours before the meeting. Any and all business may be transacted at a special meeting of the Board of Directors.

Section 2.5. Quorum.

At any meeting of the Board of Directors, a majority of the total number of directors then in office shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, if any, date or time, without further notice or waiver thereof.

Section 2.6. Participation in Meetings by Conference Telephone or Other Communications Equipment.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board of Directors or committee thereof by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other director, and such participation shall constitute presence in person at the meeting.

Section 2.7. Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in the order and manner that the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, provided a quorum is present at the time such matter is acted upon, except as otherwise provided in the Certificate of Incorporation or these bylaws or required by applicable law. The Board of Directors or any committee thereof may take action without a meeting if all members thereof consent thereto in writing, including by electronic transmission, and the writing or writings, or electronic transmission or electronic transmissions, are filed with the minutes of proceedings of the Board of Directors or any committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.8. Compensation of Directors.

The Board of Directors shall be authorized to fix the compensation of directors. The directors of the Corporation shall be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be reimbursed a fixed sum for attendance at each meeting of the Board of Directors, paid an annual retainer or paid other compensation, including equity compensation, as the Board of Directors determines. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees shall have their expenses, if any, of attendance of each meeting of such committee reimbursed and may be paid compensation for attending committee meetings or being a member of a committee.

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SECTION 3 - COMMITTEES

The Board of Directors may designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees, appoint a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member, provided that such other member satisfied all applicable criteria for membership on such committee. All provisions of this Section 3 are subject to, and nothing in this Section 3 shall in any way limit the exercise, or method or timing of the exercise of, the rights of any person granted by the Corporation with respect to the existence, duties, composition or conduct of any committee of the Board of Directors.

SECTION 4 - OFFICERS

Section 4.1. Generally.

The officers of the Corporation shall consist of a President, one or more Vice Presidents, a Treasurer, a Secretary and other officers as may from time to time be appointed by the Board of Directors. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any number of offices may be held by the same person. The salaries of officers appointed by the Board of Directors shall be fixed from time to time by the Board of Directors or a committee thereof or by the officers as may be designated by resolution of the Board of Directors.

Section 4.2. President.

Unless otherwise determined by the Board of Directors, the President shall be the Chief Executive Officer of the Corporation. Subject to the provisions of these bylaws and to the direction of the Board of Directors, he or she shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers that are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors. He or she shall have the power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

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Section 4.3. Vice Presidents.

Each Vice President shall have the powers and duties delegated to him or her by the Board of Directors or the President. One Vice President may be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

Section 4.4. Treasurer.

The Treasurer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account to the Board of Directors of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform other duties as the Board of Directors may from time to time prescribe.

Section 4.5. Secretary.

The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform other duties as the Board of Directors may from time to time prescribe.

Section 4.6. Delegation of Authority.

The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 4.7. Removal.

The Board of Directors may remove any officer of the Corporation at any time, with or without cause, without prejudice to the rights, if any, of such officer under any contract to which it is a party. Any officer may resign at any time upon written notice to the Corporation, without prejudice to the rights, if any, of the Corporation under any contract to which such officer is a party. If any vacancy occurs in any office of the Corporation, the Board of Directors may elect a successor to fill such vacancy for the remainder of the unexpired term and until a successor shall have been duly chosen and qualified.

Section 4.8. Action with Respect to Securities of Other Companies.

Unless otherwise directed by the Board of Directors, the President, or any officer of the Corporation authorized by the President, shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders or equityholders of, or with respect to any action of, stockholders or equityholders of any other entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other entity.

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SECTION 5 - STOCK

Section 5.1. Certificates of Stock.

Shares of the capital stock of the Corporation may be certificated or uncertificated, as provided in the DGCL. Stock certificates shall be signed by, or in the name of the Corporation by any two authorized officers of the Corporation, certifying the number of shares owned by such stockholder. Any signatures on a certificate may be by facsimile. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

Section 5.2. Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation (within or without the State of Delaware) or by transfer agents designated to transfer shares of the stock of the Corporation.

Section 5.3. Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to regulations as the Board of Directors may establish concerning proof of the loss, theft or destruction and concerning the giving of a satisfactory bond or indemnity.

Section 5.4. Regulations.

The issue, transfer, conversion and registration of certificates of stock of the Corporation shall be governed by other regulations as the Board of Directors may establish.

Section 5.5. Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day preceding the day on which notice is given, or, if notice is waived, at the close of business on the day preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

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(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not be more than sixty (60) days prior to such other action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 6 - NOTICES

Section 6.1. Notices.

Except as otherwise provided herein or permitted by applicable law, notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the Corporation. If mailed, notice to a stockholder of the Corporation shall be deemed given when deposited in the mail, postage prepaid, directed to a stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders of the Corporation may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 6.2. Waivers.

A written waiver of any notice, signed by a stockholder or director, or a waiver by electronic transmission by such person or entity, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person or entity. Neither the business nor the purpose of any meeting need be specified in the waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 7 - indemnification

Section 7.1. Right to Indemnification.

In furtherance of the right to indemnification conferred under the Certificate of Incorporation, to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 7.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

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Section 7.2. Right to Advancement of Expenses.

In addition to the right to indemnification conferred in Section 7.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 7 or otherwise.

Section 7.3. Right of Indemnitee to Bring Suit.

If a claim under Section 7.1 or Section 7.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 7 or otherwise shall be on the Corporation pursuant to this Section 7 shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

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Section 7.4. Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 7.5. Indemnification of Other Persons.

This Section 7 shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Section 7 with respect to the indemnification and advancement of expenses of Indemnitees under this Section 7.

Section 7.6. Amendments.

Any repeal or amendment of this Section 7 by the Board of directors or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Section 7, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Section 7 shall require the affirmative vote of the stockholders holding at least 65% of the voting power of all outstanding shares of capital stock of the Corporation.

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SECTION 8 - MISCELLANEOUS

Section 8.1. Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 8.2. Reliance upon Books, Reports, and Records.

Each director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board of Directors so designated, or by any other person or entity as to matters which such director or committee member reasonably believes are within such other person’s or entity’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Section 8.3. Fiscal Year.

The fiscal year of the Corporation shall be as fixed by the Board of Directors.

Section 8.4. Time Periods.

In applying any provision of these bylaws that requires that an act be done or not be done a specified number of days before an event or that an act be done during a specified number of days before an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

SECTION 9 - AMENDMENTS

These bylaws may be altered, amended or repealed in accordance with the Certificate of Incorporation and the DGCL (except as provided in Section 7.6).

SECTION 10 - SEVERABILITY

If any provision or provisions of these bylaws shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these bylaws (including each portion of any paragraph of these bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of these bylaws (including each such portion of any paragraph of these bylaws containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. LACQ’s third amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

LACQ’s amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

We intend to enter into indemnification agreements with each of our directors and executive officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of LACQ’s third amended and restated certificate of incorporation, LACQ’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, LACQ shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in LACQ’s amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

LACQ maintains and expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to LACQ with respect to indemnification payments that LACQ may make to such directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit LACQ and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

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LACQ believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Item 21. Exhibits and Financial Statement Schedules Exhibit Index

No.	Description of Exhibit
2.1†*	Agreement and Plan of Merger, dated January 31, 2021, by and among Leisure Acquisition Corp., Ensysce Biosciences, Inc. and EB Merger Sub, Inc. (filed herewith as Annex A).
3.1(a)	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 filed with the Company’s Current Report on Form 8-K on December 5, 2017).
3.1(b)	Amendment to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 filed with the Company’s Current Report on Form 8-K on December 9, 2019).
3.1(c)	Amendment No. 2 to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 filed with the Company’s Current Report on Form 8-K on March 31, 2020).
3.1(d)	Amendment No. 3 to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 filed with the Company’s Current Report on Form 8-K on June 30, 2020).
3.1(e)	Amendment No. 4 to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 filed with the Company’s Current Report on Form 8-K on November 30, 2020).
3.1(f)*	Form of Third Amended and Restated Certificate of Incorporation of Leisure Acquisition Corp. (filed herewith as Annex B).
3.2	Bylaws (incorporated by reference to Exhibit 3.3 filed with the Company’s Registration Statement on Form S-1 (File No.333-221330) initially filed on November 3, 2017).
3.3*	Form of Amended and Restated Bylaws of Leisure Acquisition Corp. (filed herewith as Annex D).
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 filed with the Company’s Registration Statement on Form S-1 (File No.333-221330) initially filed on November 3, 2017).
4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 filed with the Company’s Registration Statement on Form S-1 (File No.333-221330) initially filed on November 3, 2017).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 filed with the Company’s Registration Statement on Form S-1 (File No.333-221330) initially filed on November 3, 2017).
4.4	Warrant Agreement, dated December 1, 2017, between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 filed with the Company’s Current Report on Form 8-K on December 5, 2017).
4.5***	Common Stock Purchase Warrant in the amount of 100,000 shares of common stock of Ensysce Biosciences, Inc. dated as of August 13, 2019
4.6***	Investor Rights Agreement between Ensysce Biosciences, Inc. and the Investors listed on the signature pages thereto dated as of May 11, 2018
4.7***	Warrant Certificate issued to Gateway Casinos & Entertainment Limited.
4.8***	Form of Warrant Certificate issued to previous holders of Private Placement Warrants and other private warrants.
5.1***	Opinion of Proskauer Rose LLP
10.1(a)	Investment Management Trust Agreement, dated December 1, 2017, between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K on December 5, 2017).
10.1(b)	Amendment to Investment Management Trust Agreement, dated December 5, 2019 (incorporated by reference to Exhibit 10.1(b) filed with the Company’s Annual Report on Form 10-K on March 10, 2020).
10.1(c)	Amendment No. 2 to Investment Management Trust Agreement, dated March 26, 2020 (incorporated by reference to Exhibit 3.1 filed with the Company’s Current Report on Form 8-K on March 31, 2020).
10.1(d)	Amendment No. 3 to Investment Management Trust Agreement, dated June 29, 2020 (incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K on June 30, 2020).
10.1(e)	Amendment No. 4 to Investment Management Trust Agreement, dated November 30, 2020 (incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K on November 30, 2020).
10.2	Registration Rights Agreement, dated December 1, 2017, among the Company and certain security holders (incorporated by reference to Exhibit 10.2 filed with the Company’s Current Report on Form 8-K on December 5, 2017).
10.3	Warrant Purchase Agreement, dated December 1, 2017, between the Company and certain security holders (incorporated by reference to Exhibit 10.3 filed with the Company’s Current Report on Form 8-K on December 5, 2017).
10.4(a)	Administrative Services Agreement, dated December 1, 2017, between the Company and Hydra Management, LLC (incorporated by reference to Exhibit 10.4 filed with the Company’s Current Report on Form 8-K on December 5, 2017).
10.4(b)	Amendment to the Administrative Services Agreement, dated August 7, 2020 between the Company and Hydra Management, LLC (incorporated by reference to Exhibit 10.1 filed with the Company’s Quarterly Report on Form 10-Q on November 9, 2020).

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10.5(a)	Expense Advancement Agreement, dated December 1, 2017, between the Company, HG Vora Special Opportunities Master Fund, Ltd., Hydra Management, LLC and Matthews Lane Capital Partners LLC (incorporated by reference to Exhibit 10.5 filed with the Company’s Current Report on Form 8-K on December 5, 2017).
10.5(b)	Amendment to Expense Advancement Agreement, dated June 29, 2020 (incorporated by reference to Exhibit 10.2 filed with the Company’s Current Report on Form 8-K on June 30, 2020).
10.5(c)	Amendment No. 2 to Expense Advancement Agreement, dated October 26, 2020 (incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K on October 29, 2020).
10.5(d)	Amendment No. 3 to Expense Advancement Agreement, dated November 30, 2020 (incorporated by reference to Exhibit 10.2 filed with the Company’s Current Report on Form 8-K on November 30, 2020).
10.5(e)	Amendment No. 4 to Expense Advancement Agreement, dated February 23, 2021 (incorporated by reference to Exhibit 10.2 filed with the Company’s Current Report on Form 8-K on February 25, 2021).
10.5(f)	Form of Amended and Restated Promissory Note relating to Expense Advancement Agreement (incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K on February 25, 2021).
10.6(a)	Letter Agreement, dated December 1, 2017, among the Company, its officers, directors and security holders (incorporated by reference to Exhibit 10.6 filed with the Company’s Current Report on Form 8-K on December 5, 2017).
10.6(b)	Amendment to Letter Agreement, dated December 5, 2019 (incorporated by reference to Exhibit 10.6(b) filed with the Company’s Annual Report on Form 10-K on March 10, 2020).
10.7	Contingent Forward Purchase Contract, dated December 1, 2017, between the Company and HG Vora Special Opportunities Master Fund, Ltd (incorporated by reference to Exhibit 10.7 filed with the Company’s Current Report on Form 8-K on December 5, 2017).
10.8	Form of Director and Officer Indemnity Agreement (incorporated by reference to Exhibit 10.8 filed with the Company’s Registration Statement on Form S-1 (File No.333-221330) initially filed on November 3, 2017).
10.9	Securities Subscription Agreement, dated September 11, 2017, between the Registrant and HG Vora Special Opportunities Master Fund, Ltd (incorporated by reference to Exhibit 10.4 filed with the Company’s Registration Statement on Form S-1 (File No.333-221330) initially filed on November 3, 2017).
10.10	Securities Subscription Agreement, dated September 11, 2017, between the Registrant and Hydra Management, LLC (incorporated by reference to Exhibit 10.5 filed with the Company’s Registration Statement on Form S-1 (File No.333-221330) initially filed on November 3, 2017).
10.11	Securities Subscription Agreement, dated September 11, 2017, between the Registrant and Matthews Lane Capital Partners LLC (incorporated by reference to Exhibit 10.6 filed with the Company’s Registration Statement on Form S-1 (File No.333-221330) initially filed on November 3, 2017).
10.12(a)	Expense Advance Agreement, dated December 5, 2019, between the Company and GTWY Holdings Limited (incorporated by reference to Exhibit 10.12 filed with the Company’s Annual Report on Form 10-K on March 10, 2020).
10.12(b)	Amendment to GTWY Holdings Limited Promissory Note, dated January 31, 2021 (incorporated by reference to Exhibit 10.3 filed with the Company’s Current Report on Form 8-K on February 2, 2021).
10.12(c)***	Letter Agreement, dated June 7, 2021, between the Registrant and Gateway Casinos & Entertainment Limited.
10.12(d)***	Exchange Agreement, dated June 7, 2021, between the Registrant and Gateway Casinos & Entertainment Limited.
10.13	Fee Waiver Letter, dated November 23, 2020 (incorporated by reference to Exhibit 10.3 filed with the Company’s Current Report on Form 8-K on November 30, 2020).
10.14	Fee Waiver Letter, dated January 31, 2021 (incorporated by reference to Exhibit 10.2 filed with the Company’s Current Report on Form 8-K on February 2, 2021).
10.15	Warrant Surrender Agreement, among MLCP GLL Funding LLC, Hydra LAC, LLC, and Leisure Acquisition Corp., dated January 31, 2021 (incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K on February 2, 2021).
10.16***	Form of Lock-up Agreement executed by each of the Ensysce directors and executive officers.
10.17***	Unsecured 10% Convertible Promissory Notes issued by the Company to Bob Gower in the aggregate amount of $2,500,000 on the following dates for the following amounts: May 4, 2018 in the amount of $600,000, September 14, 2018 in the amount of $1,000,000, December 31, 2018 in the amount of $500,000, October 17, 2019 in the amount of $100,000, January 23, 2020 in the amount of $100,000, March 9, 2020 in the amount of $100,000, and April 15, 2020 in the amount of $100,000, each as amended.

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10.18***		Unsecured 10% Convertible Promissory Notes issued by the Company to Paul Vezolles in the aggregate amount of $1,000,000 on the following dates for the following amounts: May 11, 2018 in the amount of $200,000, July 6, 2018 in the amount of $200,000, September 7, 2018 in the amount of $200,000, and August 13, 2019 in the amount of $400,000, each as amended.
10.19***		10% Convertible Promissory Note issued by Covistat, Inc. to Ting Sung and Wei Fong Foundation in the amount of $500,000 on June 23, 2020.
10.20***		Consulting Arrangement of the Company for Lynn Kirkpatrick reflected in the Action by Unanimous Written Consent by the Compensation Committee of the Company dated January 15, 2016.
10.21***		Agreement and Plan of Merger by and among the Signature Therapeutics, Inc., Signature Acquisition Corp. and the Company dated December 28, 2015.
10.22***		Promissory Note in the amount of $50,000 to Dr. Lynn Kirkpatrick on August 3, 2020.
10.23***		Promissory Note in the amount of $50,000 to Andrew Benton on August 3, 2020.
10.24***		Employment Offer Letter to Richard Wright dated July 31, 2017.
10.25***		Consulting Agreement between the Company and Geoff Birkett effective as of July 8, 2018.
10.26***		Employment Agreement between the Company and David Humphrey dated February 11, 2021.
10.27***		Amendment to Offer Letter between the Company and David Humphrey dated February 23, 2021
10.28*		2021 Omnibus Incentive Plan (filed as Annex C).
10.29***		Share Purchase Agreement between the Company, GEM Global Yield LLC SCS and GEM Yield Bahamas Limited dated as of December 29, 2020, including a Registration Rights Agreement between the same parties and dated as of the same date and form of Warrant to Purchase Common Shares of Ensysce Biosciences, Inc. issued by the Company to GEM Yield Bahamas Limited.
10.30†***		Technology Transfer Agreement by and among the Company, Covistat, Inc., Mucokinetica, Ltd., Roderick Hall and Peter Cole dated August 5, 2020.
10.31†***		Consulting Agreement between Roderick Hall and Covistat, Inc. dated August 5, 2020.
10.32†***		Consulting Agreement between Peter Cole and Covistat, Inc. dated August 5, 2020.
10.33***		Promissory Note in the amount of $100,000 to Dr. Lynn Kirkpatrick on March 16, 2021.
10.34***		Promissory Note in the amount of $200,000 to Bob Gower on March 16, 2021.
10.35***		Manufacturing Agreement between Recro Gaineville LLC and Ensysce Biosciences, Inc. dated September 11, 2019.
10.36(a)***		Form of Exchange Agreement between the Registrant and the holders of Private Placement Warrants.
10.36(b)***		Form of Exchange Agreement to be entered into by the Company with each of the Sponsors and the Strategic Investor.
10.37***		10.0% Convertible Promissory Note issued by the Ensysce Biosciences, Inc. to Feliciano Global Enterprises Inc. on January 28, 2021.
10.38(a)***		Email Agreement, dated January 31, 2021, between Ensysce Biosciences, Inc. and DelMorgan Group LLC.
10.38(b)***		First Amendment to the Email Agreement, dated June 7, 2021, between Ensysce Biosciences, Inc. and DelMorgan Group LLC.
21.1***		List of Subsidiaries
23.1***		Consent of Proskauer Rose LLP (included in Exhibit 5.1)
23.2***		Consent of Marcum LLP
23.3***		Consent of Mayer Hoffman McCann P.C.
24.1***		Power of Attorney (included on signature page to Registration Statement on Form S-4)
99.1***		Form of Preliminary Proxy Card
99.2***		Consent to be named as a Director – Bob Gower
99.3***		Consent to be named as a Director – William Chang
99.4***		Consent to be named as a Director – Andrew Benton
99.5***		Consent to be named as a Director –Steve R. Martin
99.6***		Consent to be named as a Director – Lynn Kirkpatrick
99.7***		Consent to be named as a Director – Adam Levin
99.8***		Consent to be named as a Director – Curtis Rosebraugh
(101)		Interactive Data File

	++	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)
101.SCH	++	Inline XBRL Taxonomy Extension Schema Document
101.CAL	++	Inline XBRL Taxonomy Extension Calculation Document
101.LAB	++	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	++	Inline XBRL Taxonomy Extension Presentation Linkbase Document
101.DEF	++	Inline XBRL Taxonomy Extension Definition Linkbase Document

*	Filed herewith.
**	To be filed by amendment
***	Previously filed with the Registration Statement on Form S-4
†	Certain schedules (or similar attachments) to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5) or 601(b)(2), as applicable. LACQ agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission upon its request.
++	Pursuant to Rule 406T of Regulation S-T, this interactive data file is deemed not “filed” or part of a registration statement or prospectus for purposes of Section 11 or 12 of the Securities Act, is deemed not “filed” for purposes of Section 18 of the Exchange Act, and otherwise is not subject to liability under these sections.

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Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to

(5)	the offering prepared by or on behalf of the registrant or used or referred to by the registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and (iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

(6)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(7)	That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)	That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(11)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, State of New York, on June 14, 2021.

LEISURE ACQUISITION CORP.

By:	/s/ Daniel B. Silvers
Name:	Daniel B. Silvers
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

By:	/s/ A. Lorne Weil	Executive Chairman	June 14, 2021
A. Lorne Weil

By:	/s/ Daniel B. Silvers	Chief Executive Officer and Director	June 14, 2021
Daniel B. Silvers

By:	*	Director	June 14, 2021
Marc J. Falcone

By:	*	Director	June 14, 2021
Steven M. Rittvo

By:	*	Director	June 14, 2021
David L. Weinstein

By:	/s/ George Peng	Chief Financial Officer, Treasurer and	June 14, 2021
	George Peng	Secretary

* By:	/s/ Daniel B. Silvers
Daniel B. Silvers, as attorney-in-fact

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